[DESCRIPTION]       JOINT VENTURE AGREEMENT
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                                                    Exhibit 10(a)



                               JOINT VENTURE AGREEMENT

                              dated as of June 22, 1995

                                        among

                                 SPRINT CORPORATION,

                            SPRINT GLOBAL VENTURE, INC.,

                                   FRANCE TELECOM

                                         and

                                 DEUTSCHE TELEKOM AG



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

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                                  TABLE OF CONTENTS

 ARTICLE 1. DEFINITIONS AND CONSTRUCTION                                    2
              Section 1.1. Certain Definitions                              2
              Section 1.2. Additional Definitions                          28
              Section 1.3. Interpretation and Construction of this
                           Agreement                                       30

 ARTICLE 2. THE JOINT VENTURE                                              31
              Section 2.1. Purpose and Scope                               31
              Section 2.2. Structure of the Joint Venture                  32

 ARTICLE 3. THE GLOBAL VENTURE BOARD, THE GLOBAL VENTURE
                    COMMITTEE AND THE GLOBAL VENTURE OFFICE                33
              Section 3.1. Composition and Responsibilities of the
                           Global Venture Board                            33
              Section 3.2. Responsibility for Global and Regional
                           Functions                                       36
              Section 3.3. Global Staff                                    36
              Section 3.4. Delegation of Authority by the Global
                           Venture Board                                   36
              Section 3.5. Formation of Regional Networks                  36
              Section 3.6. Composition and Responsibilities of the
                           Global Venture Committee                        37
              Section 3.7. Composition and Responsibilities of the
                           Global Venture Office                           38
              Section 3.8. Senior Strategic Planning Officer               38
              Section 3.9. Expenses of Global Venture Board, Global
                           Venture Committee and Global Venture
                           Office, Etc.                                    38
              Section 3.10 General Governance Provisions                   38


ARTICLE 4. THE ROW GROUP                                                   39
              Section 4.1. Purpose and Scope of the ROW Group              39
              Section 4.2. Formation of the ROW Parent Entity              40
              Section 4.3. Composition of the ROW Board                    41
              Section 4.4. Actions Requiring Unanimous Vote                41
              Section 4.5. ROW Officers                                    43
              Section 4.6. Other ROW Entities                              43

 ARTICLE 5. THE ROE GROUP                                                  44
              Section 5.1. Purpose and Scope of the ROE Group              44
              Section 5.2. Formation of the ROE Parent Entity              45
              Section 5.3. Composition of the ROE Board                    45
              Section 5.4. Actions Requiring Unanimous Vote                46
              Section 5.5. ROE Officers                                    47
              Section 5.6. Other ROE Entities                              48

 ARTICLE 6. THE GLOBAL BACKBONE NETWORK                                    48
              Section 6.1. Purpose and Scope of the GBN Group              48
              Section 6.2. Formation of the GBN Parent Entity              49
              Section 6.3. Composition of the GBN Board                    50





              Section 6.4. Actions Requiring Unanimous Vote                50
              Section 6.5. GBN Officers                                    52
              Section 6.6. Other GBN Entities                              52

 ARTICLE 7. GOVERNANCE PROVISIONS                                          53
              Section 7.1. Meetings; Quorum; Notice                        53
              Section 7.2. Removal; Resignation; Vacancies                 55
              Section 7.3. No Remuneration                                 55

 ARTICLE 8. SPECIAL MATTERS, PLAN ACTIONS AND DEADLOCKS 56
              Section 8.1. GBN Special Matters                             56
              Section 8.2. NAFTA Plan Actions                              57
              Section 8.3. ROE Plan Actions                                60
              Section 8.4. Closing of Purchase of Project                  63
              Section 8.5. Deadlocks                                       65
              Section 8.6. No Impasse Period                               70

 ARTICLE 9. HOME COUNTRY ACTIVITIES                                        71
              Section 9.1. General                                         71
              Section 9.2. Conformity to Venture Policies                  71

 ARTICLE 10. OTHER ACTIVITIES BY THE PARTIES AND THE JOINT
                     VENTURE                                               71
              Section 10.1. In General                                     71
              Section 10.2. Non-Competition Obligations                    71
              Section 10.3. National Operations; Public
                            Telephone Operators                            73
              Section 10.4  Non-Competition Exceptions                     75
              Section 10.5  Review of Excluded Businesses                  80
              Section 10.6  Passive Sales; Customer Preferences, Etc.      81
              Section 10.7  Home Country Activities                        82

ARTICLE 11. CONTRIBUTIONS TO JV ENTITIES; ASSUMED
                     LIABILITIES                                           82
              Section 11.1. Initial Capital Contributions; Assumed
                            Liabilities                                    82
              Section 11.2. Contributions of Venture Interests to
                            Sprint Sub and Atlas                           83
              Section 11.3. Additional Capital of the Venture              83
              Section 11.4  Failure to Make Additional Capital
                            Contributions                                  84

ARTICLE 12. CLOSING                                                        86
              Section 12.1. Closing                                        86
              Section 12.2. Termination Prior to Closing                   87

ARTICLE 13. CONDITIONS TO CLOSING                                          88
              Section 13.1. Conditions to Each Party's Obligations         88
              Section 13.2. Conditions to the Obligations of Sprint
                            and Sprint Sub                                 92
              Section 13.3. Conditions to the Obligations of FT and
                            DT                                             93

ARTICLE 14. REPRESENTATIONS AND WARRANTIES                                 94
              Section 14.1. Representations and Warranties of Sprint
                            and Sprint Sub                                 94
              Section 14.2. Representations and Warranties of FT           96
              Section 14.3. Representations and Warranties of DT          100
              Section 14.4. Representations and Warranties of FT and
                            DT With Respect To Atlas                      103
              Section 14.5. Affiliates                                    105

ARTICLE 15. COVENANTS                                                     105
              Section 15.1. Conduct of Business                           105
              Section 15.2. Cooperation; Compliance with Laws             106
              Section 15.3. Access                                        106
              Section 15.4. Financial Information                         107
              Section 15.5. Books and Records                             107
              Section 15.6. No Solicitation                               107
              Section 15.7. Further Assurances                            108
              Section 15.8. JV Entity Default                             108
              Section 15.9. Indemnification                               108
              Section 15.10. Claims on Behalf of JV Entities              112
              Section 15.11. Sales by FT or DT to a Major
                             Competitor of Sprint                         112
              Section 15.12. Covenants of FT and DT Regarding
                             Atlas                                        113
              Section 15.13. Covenants of Sprint, FT and DT
                             Regarding Ownership of Venture
                             Interests                                    116
              Section 15.14. Commitment of Sprint, FT and DT to
                             the Joint Venture                            117
              Section 15.15. Effect of Applicable Law                     118
              Section 15.16. Ownership of Equity Interests in
                             Sprint, FT and DT                            118
              Section 15.17. Employee Matters Agreement                   118
              Section 15.18. Transfer Agreements                          118
              Section 15.19. Intellectual Property Agreements             118
              Section 15.20. Miscellaneous Services Agreement             119
              Section 15.21. Equipment Housing and Facilities
                             Management Agreement                         119
              Section 15.22. Facilities and Equipment Lease Agreement     119
              Section 15.23. Global Backbone Network Services
                             Agreement                                    119
              Section 15.24. Operating Entities Services Agreement        119
              Section 15.25. Route Management Agreement                   119
              Section 15.26. X.75 Interconnect Management Agreement       120
              Section 15.27. GBN Shareholders Agreement                   120
              Section 15.28. ROW Shareholders Agreement                   120
              Section 15.29. ROE Shareholders Agreement                   120
              Section 15.30. Constituent Documents                        120
              Section 15.31. Joint Venture Confidentiality Agreement      120
              Section 15.32. Atlas/ROE Services Agreement                 120
              Section 15.33. Tax Matters Agreement                        120
              Section 15.34. Plan Action/Special Matter
                             Accounting Principles                        121
              Section 15.35. Governmental Approval for
                             Pre-Closing Activities                       121
              Section 15.36. Delayed Delivery of Schedules
                             and Review Period                            121
              Section 15.37. Funding Principles                           122
              Section 15.38. Approval of Sprint Continuing Directors      122

ARTICLE 16. CERTAIN OPERATIONAL MATTERS                                   123
              Section 16.1. Strategic and Business Plans                  123
              Section 16.2. Accounting Matters                            125
              Section 16.3. Export Control Laws                           126
              Section 16.4. Notification of Certain Matters               126
              Section 16.5. Currency                                      126
              Section 16.6. Compliance with Laws                          127
              Section 16.7. Employees of the Joint Venture                127
              Section 16.8. Affiliation Procedures                        127

 ARTICLE 17. CHANGE OF CONTROL; MAJOR COMPETITOR                          129
              Section 17.1. Sprint Change of Control                      129
              Section 17.2. Sprint Offer Right                            129
              Section 17.3. Sprint Put Right                              130
              Section 17.4. Sprint Transaction With Major Competitor
                            of FT/DT                                      130
              Section 17.5. Atlas Transaction With Major Competitor
                            of Sprint                                     131
              Section 17.6. Effect of Failure to Obtain Governmental
                            Approvals                                     131
              Section 17.7. Closing of Purchase of Venture Interests      131
              Section 17.8. Determination of Appraised Value              132

ARTICLE 18. TIE-BREAKING VOTE                                             133
              Section 18.1. Tie-Breaking Vote                             133
              Section 18.2. GBN Special Matters, NAFTA Plan Actions
                            and ROE Plan Actions                          136

ARTICLE 19. TRANSFERS OF VENTURE INTERESTS                                136
              Section 19.1. Transfer Prohibitions                         136
              Section 19.2. Permitted Transfers                           136
              Section 19.3. Transfers Subject to Right of First
                            Refusal                                       137

ARTICLE 20. TERM AND TERMINATION; DEFAULT                                 140
              Section 20.1. Term of JV Entities                           140
              Section 20.2. Tie-Breaking Vote Upon Certain Defaults,
                            Etc.                                          140
              Section 20.3. Termination of Joint Venture                  143
              Section 20.4. Termination Notice                            144
              Section 20.5. Termination Upon Default, Etc.                144
              Section 20.6. Termination Upon Regulatory Action,
                            Impasse or Mutual Consent                     147
              Section 20.7. Buy/Sell Arrangements                         147
              Section 20.8. Closing                                       149
              Section 20.9. Waiver of Right to Terminate                  149
              Section 20.10. Assignment of Rights                         149
              Section 20.11. Special Put Rights                           150

ARTICLE 21. ARBITRATION                                                   152
              Section 21.1. Agreement to Arbitrate                        152
              Section 21.2. Joinder; Intervention; Cross Claims           154
              Section 21.3. Effect of Joinder and Intervention            155
              Section 21.4. Selection of Arbitrators                      155
              Section 21.5. Arbitration Proceedings                       156
              Section 21.6. Decision of the Arbitrators                   157
              Section 21.7. Injunctive Relief                             158
              Section 21.8. Other Section 21.1 Agreements                 158

ARTICLE 22. POST-TERMINATION PROVISIONS                                   159
              Section 22.1. Consequences of Termination                   159
              Section 22.2. Transition Plan                               159

ARTICLE 23. MISCELLANEOUS                                                 159
              Section 23.1. Notices                                       159
              Section 23.2. Applicable Law                                161
              Section 23.3. Severability                                  161
              Section 23.4. Amendments                                    162
              Section 23.5. Waiver                                        162
              Section 23.6. Counterparts                                  162
              Section 23.7. Entire Agreement                              162
              Section 23.8. No Assignment                                 162
              Section 23.9. Expenses                                      162
              Section 23.10. No Third-Party Beneficiaries                 163
              Section 23.11. Publicity                                    163
              Section 23.12. Construction                                 163
              Section 23.13. Disclaimer of Agency                         163
              Section 23.14. Waiver of Immunity                           163
              Section 23.15. Language                                     164
              Section 23.16. Effect of Force Majeure Event                164
              Section 23.17. Relationship of the Parties                  164
              Section 23.18. Interest                                     165
              Section 23.19. Fiduciary Duties                             165

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                                      SCHEDULES


       Schedule 1.1(a)         --      Calculation of Applicable LIBOR Rate

       Schedule 1.1(b)         --      Initially Excluded Businesses

       Schedule 1.1(c)         --      JV Services

       Schedule 1.1(d)         --      Major Competitors of Sprint For Purposes
                                        of Sections 13.2(g) and 15.11

       Schedule 1.1(e)         --      ROE Territory

       Schedule 2.1(c)         --      Non-Exclusive Services

       Schedule 3.2            --       Allocation of Global Functions

       Schedule 10.4(o)        --     Eunetcom Customer Contracts

       Schedule 11.1(a)        --     Contributed Assets

       Schedule 13.1(a)(viii)  --     Governmental Approvals Relating to Atlas

       Schedule 13.2(f)(i)     --      FT Joint Venture Opinions

       Schedule 13.2(f)(ii)    --      DT Joint Venture Opinions

       Schedule 13.2(f)(iii)   --      Atlas Joint Venture Opinions

       Schedule 13.3(f)(i)     --      Sprint Joint Venture Opinions

       Schedule 13.3(f)(ii)    --      Sprint Sub Joint Venture Opinions

       Schedule 14.1(c)        --      Sprint Governmental Approvals

       Schedule 14.1(e)        --      Litigation Involving Sprint and Sprint
                                         Sub

       Schedule 14.2(a)(iii)   --      FT Governmental Approvals

       Schedule 14.2(a)(v)     --     Litigation Involving FT

       Schedule 14.2(b)(ii)    --      FT Governmental Approvals Relating to
                                                Atlas

       Schedule 14.3(a)(iii)   --      DT Governmental Approvals

       Schedule 14.3(a)(v)     --     Litigation Involving DT

       Schedule 14.3(b)(ii)    --      DT Governmental Approvals Relating to
                                        Atlas

       Schedule 14.4(c)        --      Atlas Governmental Approvals

       Schedule 14.4(e)        --      Litigation Involving Atlas

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                                       EXHIBITS


       Exhibit 15.18           --     Term Sheet for Master Transfer Agreement

       Exhibit 15.19           --     Term Sheets for Intellectual Property
                                                Agreements

       Exhibit 15.20           --     Term Sheet for Miscellaneous Services
                                        Agreement

       Exhibit 15.21           --     Term Sheet for Equipment Housing and
                                               Facilities Management Agreement

       Exhibit 15.22           --     Term Sheet for Facilities and Equipment
                                                 Lease Agreement

       Exhibit 15.23           --     Term Sheet for Global Backbone Network
                                        Services Agreement

       Exhibit 15.24           --     Term Sheet for Operating Entities
                                        Services Agreement

       Exhibit 15.25           --     Term Sheet for Route Management Agreement

       Exhibit 15.26           --     Term Sheet for X.75 Interconnect
                                        Management Agreement

       Exhibit 15.32           --     Term Sheet for Atlas/ROE Services
                                        Agreement

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





                               JOINT VENTURE AGREEMENT


              THIS JOINT VENTURE AGREEMENT (this "Agreement"), dated as of
         June 22, 1995, by and among SPRINT CORPORATION, a Kansas corporation ("Sprint"), SPRINT GLOBAL VENTURE, INC., a Kansas corporation and a wholly owned subsidiary of Sprint ("Sprint
         Sub"), FRANCE TELECOM, an exploitant public formed under the laws of France ("FT"), and DEUTSCHE TELEKOM AG, an Aktiengesellschaft formed under the laws of Germany ("DT");


                                W I T N E S S E T H:


              WHEREAS, there have been dramatic changes in the telecommunications industry;

              WHEREAS, it is anticipated that there will be further changes in the telecommunications industry in view of ongoing liberalization and deregulation;

              WHEREAS, alliances of telecommunications operators have been announced and are in the process of formation or implementation;

              WHEREAS, Sprint, FT and DT have entered into a Memorandum of Understanding dated June 14, 1994 (the "MOU"), have engaged in significant planning activities and have developed a common vision regarding the establishment of a telecommunications joint venture which is intended to be preeminent in certain market segments;

              WHEREAS, Sprint, FT and DT desire to satisfy the needs of existing and future customers throughout the world, including multinational corporations, other large users, corporate and business customers and international travelers, by providing seamless global telecommunications services;

              WHEREAS, meeting the global needs of such customers requires capabilities which are beyond the geographic coverage, know-how and resources of Sprint, FT or DT alone;

              WHEREAS, Sprint, FT and DT share a common vision of the future and of the opportunities which can be realized for their customers and themselves by their undertaking joint activity, and have prepared the Phoenix Telecom Strategic Plan, which reflects such vision;

              WHEREAS, FT and DT have agreed to form a joint venture
         ("Atlas") which will provide advanced telecommunications services to corporate customers and other large users;

              WHEREAS, Sprint, Sprint Sub, FT and DT wish to form the Joint
         Venture, to which Atlas, when formed, will also be a party, to provide telecommunications services and to pursue various telecommunications opportunities around the globe;

              WHEREAS, Sprint, FT and DT intend that the Joint Venture be preeminent in global communications, the standard against which others are measured, and that the Joint Venture provide highly competitive, functionally differentiated, global telecommunications services more cost effectively, more efficiently and more rapidly than they each could provide alone;

              WHEREAS, Sprint, FT and DT intend that the Joint Venture permit the introduction of new, sophisticated global telecommunications services effectively, efficiently and rapidly;
         provide a range of more comprehensive and technically advanced services; avoid unnecessary duplication of efforts; lead to improved technical solutions; create greater choices for customers; and meet customer needs more effectively;

              WHEREAS, Sprint, FT and DT intend that the Joint Venture adopt and pursue policies and strategies for the branding of JV
         Services that further the objectives of the Joint Venture as well as those of Sprint, FT and DT outside of the Joint Venture; and

              WHEREAS, in furtherance of the objectives set forth above, the Parties desire to enter into this Agreement and the other
         Operative Agreements.

              NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the other Operative Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:


                                     ARTICLE 1.

                            DEFINITIONS AND CONSTRUCTION

              Section 1.1.   Certain Definitions.  As used in this
         Agreement, the following terms shall have the meanings specified below:

              "Affiliate" shall mean, with respect to any Person, any other
         Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common
         Control with, such Person. For purposes of this Agreement, (i) none of Sprint, FT, DT or Atlas or their respective Subsidiaries shall be deemed Affiliates of any JV Entity, (ii) Sprint and its Subsidiaries, FT and its Subsidiaries and DT and its Subsidiaries shall not be deemed Affiliates of each other, (iii) Atlas shall be deemed an Affiliate of each of FT and DT, (iv) the term
         "Affiliate" shall not include any Governmental Authority of France or Germany or any Person Controlled by any such Governmental
         Authority, except for FT and DT and any Person that directly, or indirectly through one or more intermediaries, is Controlled by FT or DT, and (v) any agreement herein that Atlas or any other
         Qualified Venture Subsidiary of FT and DT (as a Party hereunder) shall cause any of its Affiliates to take or refrain from taking any action shall not be construed as obligating Atlas (or such other Qualified Venture Subsidiary) to cause any such Affiliate which is not a Controlled Affiliate of Atlas or such Qualified
         Venture Subsidiary to take or refrain from taking such action.

              "Affiliated National Operation" shall mean a National
         Operation (i) in which a JV Entity has Invested or Participated pursuant to Section 10.3(f), (ii) which is subject to an Affiliation Agreement with the Joint Venture pursuant to Section
         10.3(e), or (iii) which is otherwise affiliated by Contract with the Joint Venture on such terms and conditions as the Global
         Venture Board determines causes such National Operation to be an Affiliated National Operation for purposes of this Agreement.

              "Affiliated Public Telephone Operator" shall mean a Public
         Telephone Operator (i) in which a JV Entity has Invested or
         Participated pursuant to Section 10.3(f), (ii) which is subject to an Affiliation Agreement with the Joint Venture pursuant to
         Section 10.3(e), or (iii) which is otherwise affiliated by Contract with the Joint Venture on such terms and conditions as the Global Venture Board determines causes such Public Telephone
         Operator to be an Affiliated Public Telephone Operator for purposes of this Agreement.

              "Affiliation Agreement" shall mean, with respect to a GBN
         Special Matter Project, a National Operation, a Public Telephone
         Operator, a NAFTA Plan Action Project or an ROE Plan Action
         Project, an agreement entered into in accordance with Section
         16.8.

              "Americas" shall mean North America, South America and
         Central America and the countries, territories and possessions located in the Caribbean region (other than the territories and possessions of France).

              "Answer" shall have the meaning set forth in the ICC Rules.

              "Applicable Law" shall mean all applicable provisions of all
         (i) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any Governmental
         Authority, and (ii) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Authority.

              "Applicable LIBOR Rate" shall mean, during any period during which interest based on the Applicable LIBOR Rate is due and payable, the annual rate of interest determined in accordance with
         Schedule 1.1(a).

              "Approval" shall mean any consent, approval, license, permit or authorization.

              "Assumed Liabilities" shall mean the FT International
         Liabilities, the DT International Liabilities and the Sprint
         International Liabilities.

              "Atlas Joint Venture Agreement" shall mean the Joint Venture
         Agreement between FT and DT dated as of December 15, 1994 relating to the Atlas joint venture between FT and DT (without regard to any amendment thereto after such date unless any such amendment is permitted by Section 15.12).

              "Atlas Joint Venture Documents" shall mean the Atlas Joint
         Venture Agreement and the DBPT Collateral Agreements, the FT
         Collateral Agreements, the Statuts and the Shareholders Agreement
         (as such terms are defined in the Atlas Joint Venture Agreement).

              "Atlas/ROE Services Agreement" shall mean the Atlas/ROE
         Services Agreement to be mutually agreed to by the Parties and entered into by Atlas and the ROE Group pursuant to Section 15.32.

              "Atlas Signing Date" shall mean the date on which Atlas becomes a party to this Agreement pursuant to Section 15.12(b).

              "Atlas Transactions" shall mean the transactions contemplated by the Atlas Joint Venture Documents.

              "Bankruptcy" shall mean, with respect to any Person, (i) the commencement, under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Applicable Law of any jurisdiction, whether now or hereafter in effect, by such Person of a case or proceeding seeking (A) the entry as to such Person of an order of relief, (B) such Person's own bankruptcy, liquidation, reorganization, rehabilitation or composition or adjustment of debts, or (C) a suspension or moratorium of payments; (ii) the commencement against such Person of any case or proceeding of the type described in clause (i) of this definition which remains undismissed for a period of sixty (60) days; (iii) the appointment of a custodian, trustee, administrator or similar official under any Applicable Law described in clause (i) of this definition with respect to such Person, or the taking charge by such custodian, trustee, administrator or similar official, of all or any substantial part of the property of such Person; (iv) any adjudication that such Person is insolvent or bankrupt; (v) the entering of any order of relief in, or other order approving, any case or proceeding of the type described in clause (i) of this definition; (vi) the making by such Person of a general assignment for the benefit of its creditors; (vii) the failure by such Person to pay, or the statement by such Person that it is unable to pay, or shall be unable to pay, its debts generally as they become due;
         (viii) the calling by such Person of a meeting of its creditors with a view to arranging a composition or adjustment of its debts;
         (ix) any indication by such Person, either by an act or failure to act, of its consent to, approval of or acquiescence in, any of the actions, orders or events described in the foregoing clauses of this definition; or (x) the taking of any corporate or similar action by such Person for the purpose of effecting any of the actions, orders or events described in the foregoing clauses of this definition.

              "Burdensome Condition" shall mean any requirement or condition that: (a)(i) imposes any material limitation on the ability or right of FT, DT or Sprint or any of its Subsidiaries to hold, or requires FT, DT or Sprint or any of its Subsidiaries to dispose of, any material interest in any material portion of the assets of FT, DT or Sprint and its Subsidiaries taken as a whole,
         (ii) imposes any material limitation on the ability or right of FT, DT or any of its Subsidiaries to contribute to Atlas any material portion of the assets to be contributed to Atlas and its Subsidiaries taken as a whole pursuant to the Atlas Joint Venture
         Documents, or (iii) imposes any material limitation on the ability or right of Atlas or any of its Subsidiaries to hold, or requires
         Atlas or any of its Subsidiaries to dispose of, any material interest in any material portion of the assets of Atlas and its Subsidiaries taken as a whole (including the assets to be contributed to Atlas and its Subsidiaries pursuant to the Atlas
         Joint Venture Documents); (b)(i) imposes any material limitation on the ability or right of FT, DT or Sprint or any of its Subsidiaries to conduct any business (other than the investment contemplated by the Investment Agreement, the Transactions or the Atlas Transactions) which it or any of its Subsidiaries has publicly announced as of the date hereof an intention to conduct and which business is material in relation to FT, DT or Sprint and its Subsidiaries taken as a whole or (ii) imposes any material limitation on the ability or right of Atlas or any of its Subsidiaries to conduct any business (other than the Transactions or the Atlas Transactions) which Atlas or any of its Subsidiaries has publicly announced as of the date hereof an intention to conduct and which business is material in relation to Atlas and its Subsidiaries taken as a whole; (c) materially limits the ability or right of FT, DT, Atlas, Sprint or Sprint Sub to acquire or hold, or requires FT, DT, Atlas, Sprint or Sprint Sub to dispose of, any material interest in the GBN Group or a Regional
         Operating Group; (d) materially limits the ability or right of FT, DT, Atlas, Sprint or Sprint Sub to exercise its governance rights with respect to the Joint Venture or any of the JV Entities; (e) otherwise would have a Material Adverse Effect on the Joint
         Venture or is materially adverse to the ability of FT, DT, Atlas, Sprint or Sprint Sub to receive the economic benefits of the Joint
         Venture; (f) materially and adversely affects the ability of FT, DT, Atlas, Sprint or Sprint Sub to perform its obligations under, or puts in doubt in any material respect the validity of, this Agreement, the Intellectual Property Agreements, the Global
         Backbone Network Services Agreement, the Operating Entities
         Services Agreement, the Route Management Agreement, the
         Shareholders Agreements, the Tax Matters Agreement or the Master
         Transfer Agreement; or (g)(i) otherwise would have a Material
         Adverse Effect on FT, DT or Sprint and its Subsidiaries taken as a whole or (ii) otherwise would have a Material Adverse Effect on Atlas and its Subsidiaries taken as a whole (any of the foregoing, "Burdensome Condition"); provided that, subject to Section
         15.2(d), if each foregoing Party so affected, directly or indirectly, by any condition or requirement (or, in the case of a Subsidiary so affected, the Parent or Parents thereof that are a Party or Parties) provides a notice to each other Party stating that such condition or requirement shall no longer be deemed a Burdensome Condition, such condition or requirement shall no longer be deemed a Burdensome Condition for any purpose under this Agreement; provided, further, that, following the Closing Date, no requirement or condition of a type described in clause (a)(ii),
         (a)(iii), (b)(ii) or (g)(ii) shall constitute a Burdensome
         Condition; and provided, further, that no Party may declare a Burdensome Condition under clause (b) if the material limitation described therein is imposed pursuant to Section 310(b) of the Communications Act due to the investment contemplated by the Investment Agreement and such material limitation would not be imposed but for the investment contemplated by the Investment
         Agreement.

              "Business Day" shall mean any day other than a day on which commercial banks in The City of New York, Paris, France or
         Frankfurt am Main, Germany are required or authorized by Applicable Law to be closed.

              "Business Plan," with respect to a Regional Operating Group, shall mean the Closing Business Plan of such group, and with respect to a Regional Operating Group and the GBN Group, each rolling three-year plan prepared annually for such group pursuant to Section 16.1(c) and approved or otherwise implemented as provided herein.

              "Certified Public Accountants" shall mean the independent public accountants selected by the Global Venture Board for the Joint Venture and the JV Entities.

              "Class A Holder Eligible Note" shall have the meaning set forth in Article I of the Stockholders' Agreement.

              "Closing" shall mean the making of certain transfers of Transferred Assets and liabilities by the Sprint Parties and their Affiliates and the FT/DT Parties and their Affiliates to the relevant JV Entities pursuant to Section 11.1 and the consummation of those Transactions contemplated by Section 12.1(b) to be consummated simultaneously therewith on the Closing Date.

              "Closing Business Plan," with respect to a Regional Operating
         Group, shall mean the Business Plan of such group prepared pursuant to Section 16.1(a) and approved or otherwise implemented as provided herein.

              "Closing Date" shall mean the date on which the Closing shall occur.

              "Communications Act" shall mean the United States
         Communications Act of 1934.

              "Company Eligible Note" shall have the meaning set forth in
         Article I of the Stockholders' Agreement.

              "Competing Person" shall mean any Person which substantially competes (directly or indirectly through its Affiliates) with the JV Services (such as American Telephone & Telegraph Co., British
         Telecommunications plc or MCI Communications Corporation).

              "Competing Services" shall mean (a) the JV Services, (b) any services within the scope of the International Telecommunications
         Services Business Offered pursuant to a NAFTA Plan Action in the
         NAFTA Countries or an ROE Plan Action in the ROE Territory, and
         (c) any services substantially similar to, or substitutable for or competing with, the foregoing services, including the Restricted
         Services.

              "Constituent Documents" shall mean the GBN Constituent
         Documents, the ROW Constituent Documents and the ROE Constituent
         Documents.

              "Contract" shall mean any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, franchise, contract, or other agreement, obligation, instrument or binding commitment of any nature.

              "Contributing Affiliate" shall mean any Party's Affiliate which transfers Transferred Assets to any of the JV Entities pursuant to the Operative Agreements on the Closing Date.

              "Control" (including, with its correlative meanings, "Controlled by" and "under common Control with") shall mean, with respect to any Person, any of the following: (i) ownership, directly or indirectly, by such Person of equity securities entitling it to exercise in the aggregate more than 50% (20% for purposes of the definition of "Exempt Related Party Transaction") of the voting power of the entity in question, or (ii) the possession by such Person of the power, directly or indirectly,
         (A) to elect a majority of the board of directors (or equivalent governing body) of the entity in question; or (B) to direct or cause the direction of the management and policies of or with respect to the entity in question, whether through ownership of securities, by Contract or otherwise.

              "Controlled Affiliate" shall mean, when used with respect to a specified Person, any Affiliate which is Controlled by the Person specified.

              "Deadlock" shall mean a failure of the Global Venture Board, the Global Venture Committee, the Global Venture Office or any
         Governing Board to reach a decision with respect to any agenda item, after a vote has been taken, by the requisite vote of the voting representatives on the Global Venture Board, the Global
         Venture Committee, the Global Venture Office or such Governing
         Board, as the case may be.

              "Defaulting European Party" shall mean (i) FT and any Wholly
         Owned Subsidiary of FT holding Venture Interests as permitted by this Agreement in the case of a Funding Default or Material Non-
         Funding Default by, or Bankruptcy of, FT or any such Wholly Owned
         Subsidiary of FT or (ii) DT and any Wholly Owned Subsidiary of DT holding Venture Interests as permitted by this Agreement in the case of a Funding Default or Material Non-Funding Default by, or Bankruptcy of, DT or any such Wholly Owned Subsidiary of DT.

              "Disputant" shall mean any Party to this Agreement or any party to one or more of the other Section 21.1 Agreements that has filed a Request for Arbitration, has been named a defendant, has been joined, or has intervened in an arbitration proceeding initiated pursuant to Article 21 hereunder.

              "Dispute" shall mean (i) any dispute, controversy or claim arising out of or relating to this Agreement, any other Operative
         Agreement or any other agreement entered into by the Parties, their Affiliates or the JV Entities relating to the Joint Venture or any transactions contemplated hereby or thereby which expressly provides that disputes shall be resolved as provided in Article 21 of this Agreement (each of the foregoing agreements, a "Section
         21.1 Agreement"), based upon an alleged failure of a Party or any of its Affiliates or any JV Entity to perform any of its obligations under a Section 21.1 Agreement, or (ii) a disagreement described in Section 16.8(d); provided that a "Dispute" shall not include a Deadlock. For purposes of this Agreement, a disagreement as to whether any dispute, controversy or claim is a Dispute or Deadlock shall be deemed to be a "Dispute."

              "DT GBN Assets" shall mean those assets, if any, of DT and its Affiliates which the Parties identify as DT GBN Assets on or prior to the Closing Date.

              "DT GBN Liabilities" shall mean those obligations, responsibilities and liabilities, if any, of DT and its Affiliates which the Parties identify as DT GBN Liabilities on or prior to the Closing Date.

              "DT Intellectual Property Agreements" shall mean the
         Intellectual Property Agreements to be mutually agreed to by the Parties and entered into by DT and its Contributing Affiliates and the GBN Group, the ROW Group and the ROE Group, respectively, pursuant to Section 15.19.

              "DT International Assets" shall mean the DT GBN Assets, the
         DT ROW Assets and the DT ROE Assets.

              "DT International Liabilities" shall mean the DT GBN
         Liabilities, the DT ROW Liabilities and the DT ROE Liabilities.

              "DT ROE Assets" shall mean those assets of DT and its Affiliates which the Parties identify as DT ROE Assets on or prior to the Closing Date.

              "DT ROE Liabilities" shall mean those obligations, responsibilities and liabilities of DT and its Affiliates which the Parties identify as DT ROE Liabilities on or prior to the Closing Date.

              "DT ROW Assets" shall mean those assets of DT and its Affiliates which the Parties identify as DT ROW Assets on or prior to the Closing Date.

              "DT ROW Liabilities" shall mean those obligations, responsibilities and liabilities of DT and its Affiliates which the Parties identify as DT ROW Liabilities on or prior to the Closing Date.

              "DT Transfer Agreements" shall mean the Transfer Agreements to be mutually agreed to by the Parties and entered into by DT and its Contributing Affiliates and the GBN Group, the ROW Group and the ROE Group, respectively, pursuant to Section 15.18.

              "Employee Matters Agreement" shall mean one or more agreements to be mutually agreed to by the Parties and entered into pursuant to Section 15.17.

              "Equipment Housing and Facilities Management Agreement" shall mean the Equipment Housing and Facilities Management Agreement to be mutually agreed to by the Parties and entered into pursuant to
         Section 15.21.

              "ESMR" means any commercial mobile radio service, and the resale of such service, of the type authorized under the rules for Specialized Mobile Radio Services designated under Subpart S of
         Part 90 of the FCC's rules or similar Applicable Laws of any other country in effect on the date hereof, including the networking, marketing, distribution, sales, customer interface and operations functions relating thereto.

              "Eunetcom" shall mean eunetcom B.V., a Dutch company jointly held by DT and FT, and the Affiliates of eunetcom B.V.

              "Event of Force Majeure" shall mean (i) an act of God or public enemy, fire, explosion, perils of the sea, lightning, earthquake, storm, flood, declared or undeclared war, revolution, insurrection, riot, act of piracy, act of terrorism, sabotage, blockade, embargo, accident, epidemic or quarantine, (ii) action by a Governmental Authority which prevents or delays performance of such Party's obligations under the relevant Operative
         Agreement, or (iii) a strike, lockout or other labor unrest resulting from any cause and whether or not the demands of the employees involved are reasonable or within any Party's power to concede.

              "Excluded Business" shall mean any of the businesses and investments which are listed on Schedule 1.1(b).

              "Exempt Related Party Transaction" shall mean any transaction in which a Party or any of its Affiliates provides products or services to or obtains products or services from a JV Entity, including any transaction pursuant to an Exempt Service Contract, provided that the aggregate dollar amount involved in all such transactions between a Regional Operating Group or the GBN Group, on the one hand, and the Sprint Parties and their Affiliates or the FT/DT Parties and their Affiliates, on the other hand, during any rolling twelve-month period shall not exceed U.S. $5,000,000, and provided, further, that neither entering into an Operative
         Agreement nor effecting a transaction pursuant to an Operative
         Agreement shall be considered an Exempt Related Party Transaction.

              "Exempt Service Contract" shall mean a Contract between a JV
         Entity and a Party or any of its Affiliates under which such Party or any of its Affiliates provides products or services to or obtains products or services from a JV Entity and (i) relates to products or services of a type which are similar to the types of products or services covered by a Services Agreement and (ii) is consistent in all material respects with the principles set forth in such Services Agreement.

              "Existing Confidentiality Agreement" shall mean the Confidentiality Agreement dated as of February 2, 1994 among FT,
         DT and Sprint.

              "Exon-Florio" shall mean Section 721 of the Defense
         Production Act of 1950 and the rules promulgated thereunder.

              "Facilities and Equipment Lease Agreement" shall mean the Facilities and Equipment Lease Agreement to be mutually agreed to by the Parties and entered into pursuant to Section 15.22.

              "Fair Price Provisions" shall mean the Fair Price Provisions as defined in the Stockholders' Agreement.

              "FCC" shall mean the United States Federal Communications
         Commission.

              "Fiscal Year" shall mean the period commencing January 1 in any year and ending on December 31 in such year, except that the first Fiscal Year with respect to each GBN Entity, ROW Entity and ROE Entity shall commence on the Closing Date and end on December 31 of the year in which the Closing Date occurs.

              "France" shall mean the Republic of France and its territories and possessions.

              "FT/DT Parties" shall mean (i) FT and DT, (ii) Atlas, upon execution by Atlas of a counterpart to this Agreement as required pursuant to Section 15.12(b), (iii) any other Qualified Venture
         Subsidiary of the FT/DT Parties, and (iv) any Permitted Transferee of FT, DT, Atlas or any other Qualified Venture Subsidiary of the FT/DT Parties, upon execution by such Person of a counterpart to this Agreement to the extent required pursuant to Section 19.2.

              "FT/DT Venture Interests" shall mean the Venture Interests of the FT/DT Parties.

              "FT GBN Assets" shall mean those assets, if any, of FT and its Affiliates which the Parties identify as FT GBN Assets on or prior to the Closing Date.

              "FT GBN Liabilities" shall mean those obligations, responsibilities and liabilities, if any, of FT and its Affiliates which the Parties identify as FT GBN Liabilities on or prior to the Closing Date.

              "FT Intellectual Property Agreements" shall mean the
         Intellectual Property Agreements to be mutually agreed to by the Parties and entered into by FT and its Contributing Affiliates and the GBN Group, the ROW Group and the ROE Group, respectively, pursuant to Section 15.19.

              "FT International Assets" shall mean the FT GBN Assets, the
         FT ROW Assets and the FT ROE Assets.

              "FT International Liabilities" shall mean the FT GBN
         Liabilities, the FT ROW Liabilities and the FT ROE Liabilities.

              "FT Law and Decrees" shall mean (i) Loi n 90-568 du 2 juillet 1990 relative a l'organisation du service public de la poste et des telecommunications (as amended by Loi n 91-1406 du
         31 decembre 1991 portant diverses dispositions d'ordre social),
         (ii) Decret n  90-1112 du 12 decembre 1990 portant statut de
         France Telecom (as amended by Decret n 95-460 du 25 avril 1995 modifiant le decret n 90-1112 du 12 decembre 1990 portant statut de France Telecom), (iii) Decret n 90-1213 du 29 decembre 1990 relatif au cahier des charges de France Telecom et au code des postes et telecommunications, and (iv) Decret n 94-185 du 24 fevrier 1994 approuvant une modification du cahier des charges de
         France Telecom.

              "FT ROE Assets" shall mean those assets of FT and its Affiliates which the Parties identify as FT ROE Assets on or prior to the Closing Date.

              "FT ROE Liabilities" shall mean those obligations, responsibilities and liabilities of FT and its Affiliates which the Parties identify as FT ROE Liabilities on or prior to the Closing Date.

              "FT ROW Assets" shall mean those assets of FT and its Affiliates which the Parties identify as FT ROW Assets on or prior to the Closing Date.

              "FT ROW Liabilities" shall mean those obligations, responsibilities and liabilities of FT and its Affiliates which the Parties identify as FT ROW Liabilities on or prior to the Closing Date.

              "FT Transfer Agreements" shall mean the Transfer Agreements to be mutually agreed to by the Parties and entered into by FT and its Contributing Affiliates and the GBN Group, the ROW Group and the ROE Group, respectively, pursuant to Section 15.18.

              "GAAP" shall mean generally accepted accounting principles applicable in the relevant country.

              "GBN Board" shall mean the Governing Board of the GBN Parent
         Entity.

              "GBN Business" shall mean the ownership of the assets, if any, and operation of, the Global Backbone Network.

              "GBN Constituent Documents" shall mean the charter, bylaws or such other similar documents as may be required or otherwise entered into in connection with the formation of the GBN Parent
         Entity and mutually agreed to by the Parties pursuant to Section
         15.30.

              "GBN Entities" shall mean the GBN Parent Entity and all other
         JV Entities formed for the purpose of conducting the GBN Business.

              "GBN Group" shall mean the GBN Parent Entity and all other
         GBN Entities.

              "GBN Parent Entity" shall mean the JV Entity to be formed in accordance with Section 6.2.

              "GBN Shareholders" shall mean the holders of shares or other equity interests in the GBN Parent Entity.

              "GBN Shareholders Agreement" shall mean each shareholders agreement, operating agreement, partnership agreement or other similar agreement which shall set forth the rights and obligations of the GBN Shareholders to be mutually agreed to by the Parties and entered into by the GBN Shareholders pursuant to Section
         15.27.

              "GBN Special Matter" shall mean any action relating to the expansion of the capacity of the Global Backbone Network which requires an additional investment or capital expenditure by any GBN Entity which is not provided for in the most recently approved
         Business Plan of the GBN Group and which is declared to be a GBN
         Special Matter pursuant to Section 8.5(g)(3); provided, however, that, notwithstanding the foregoing, the term "GBN Special Matter" shall not include (1) any matter requiring unanimous approval described in clause (b), (d), (g), (h), (i), (j) or (k) of
         Section 6.4, (2) any matter described in clause (c) or (e) of
         Section 6.4 except to the extent strictly necessary to implement a GBN Special Matter, (3) any matter described in clause (f) of
         Section 6.4 except to the extent the purpose of the GBN Special
         Matter is to enhance or maintain the seamless nature of the telecommunications services provided by the GBN Group, or (4) any matter described in any other Operative Agreement or any other agreement relating to the Joint Venture to which any JV Entity within the GBN Group is a party which expressly provides that a "GBN Special Matter" shall not include such matter; and provided, further, that no such action shall constitute a GBN Special Matter unless the Certified Public Accountants advise the Governing Board of the GBN Parent Entity in writing on or prior to the date on which such action is declared to be a GBN Special Matter pursuant to Section 8.5(g)(3) that such action can be accounted for separately in accordance with the Plan Action/Special Matter
         Accounting Principles.

              "GBN Special Matter Period" shall mean the two-year period beginning on the date on which a proposed action is declared to be a GBN Special Matter pursuant to Section 8.5(g)(3).

              "Germany" shall mean the Federal Republic of Germany.

              "Global Backbone Network" shall mean the network to be agreed to by the Parties prior to the Closing. The term "Global Backbone
         Network" shall not include the Pan-European Network.

              "Global Backbone Network Services Agreement" shall mean the
         Global Backbone Network Services Agreement to be mutually agreed to by the Parties and entered into pursuant to Section 15.23.

              "Global Policies" shall mean those policies, principles and standards adopted by the Global Venture Board pursuant to Section
         3.1(c)(vii).

              "Global Venture Board" shall mean the supervisory board established in accordance with Section 3.1.

              "Global Venture Committee" shall mean the committee established in accordance with Section 3.6.

              "Global Venture Office" shall mean the body established in accordance with Section 3.7.

              "Global Venture Strategic Plan" shall mean the Phoenix
         Telecom Strategic Plan and each subsequent rolling three-year strategic plan prepared annually for the Joint Venture in accordance with Section 16.1(b) and approved as provided herein.

              "Governing Board," with respect to any JV Entity, shall mean the governing board of such JV Entity.

              "Governmental Approval" shall mean any consent, approval, authorization, waiver, grant, concession, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Governmental Authority.

              "Governmental Authority" shall mean any federation, nation, state, sovereign or government, any federal, supranational, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government; provided that the term
         "Governmental Authority" shall not include FT, DT, Atlas or any of their respective Subsidiaries; and provided, further, that the term "Governmental Authority" shall not include any arbitration panel formed pursuant to Article 21.

              "Home Country" shall mean the United States in the case of Sprint and its Subsidiaries, France in the case of FT and its Subsidiaries (other than Atlas and its Subsidiaries), Germany in the case of DT and its Subsidiaries (other than Atlas and its Subsidiaries), and France and Germany in the case of Atlas and its Subsidiaries.

              "Home Country Opportunity" shall mean a transaction proposed to be entered into by Sprint, FT, DT, Atlas or their respective
         Subsidiaries pursuant to which such Person would invest in a Person primarily engaged in telecommunications services or activities in its Home Country.

              "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
         Improvements Act of 1976.

              "Intellectual Property Agreements" shall mean the FT
         Intellectual Property Agreements, the DT Intellectual Property
         Agreements and the Sprint Intellectual Property Agreements.

              "International Telecommunications Services Business" shall mean the Offer of telecommunications services to or from the Home
         Countries or into or out of countries other than the Home
         Countries.  The term "International Telecommunications Services
         Business" shall not include Local Exchange Services, Wireless
         Services, Non-Telecom IT Services, National Operations or Public
         Telephone Operators or the Offer of telecommunications equipment.

              "Injunction" shall mean any preliminary, temporary, interim or final injunction, temporary restraining order or other court ordered legal prohibition or equitable remedy requiring or prohibiting action.

              "Invest or Participate" (including, with its correlative meanings, "Investment or Participation," "Invested or Participated" and "Investing or Participating"), as it relates to a Party or any of its Affiliates, shall mean, with respect to any other Person that Offers Competing Services or Competing LD
         Services, directly or indirectly through an Affiliate, (a) to acquire, as a principal, partner, shareholder, beneficial owner or in any similar capacity, any ownership interest in such Person or
         (b) by Contract or otherwise to manage, operate or finance such Person, or to participate in the management, operation or financing of such Person, or to act as agent, representative, consultant or in any similar capacity for such Person, or to use the name of such Person, or permit the use of the name of such Party or its Affiliate by such Person, to the extent that any of such activities described in this clause (b) are related to such Competing Services or Competing LD Services.

              "Investment Agreement" shall mean the Investment Agreement to be entered into prior to the Closing Date among Sprint, FT and DT pursuant to which FT and DT will agree to purchase shares of Class
         A Common Stock of Sprint representing approximately 20% of the common equity of Sprint.

              "Joint Venture" shall mean the JV Entities and the rights and obligations of the Parties and their Affiliates under the Operative Agreements.

              "Joint Venture Confidentiality Agreement" shall mean the
         Confidentiality Agreement to be mutually agreed to by the Parties and entered into pursuant to Section 15.31.

              "Judgment" shall mean any judgment, order, judicial decree or arbitral award.

              "JV Entity" shall mean the GBN Parent Entity, the ROW Parent
         Entity and the ROE Parent Entity, and each other Person formed pursuant to the terms hereof to conduct the Venture Business, it being understood that to the extent holding company structures are utilized, the holding company and each other Person it Controls shall each be deemed a JV Entity. Sprint, FT, DT and Atlas and their respective Subsidiaries shall not be deemed to be JV
         Entities.  No GBN Special Matter Subsidiary, Sprint Plan Action
         Subsidiary or Atlas Plan Action Subsidiary shall be deemed to be a JV Entity, unless the outstanding equity interests in such GBN
         Special Matter Subsidiary, Sprint Plan Action Subsidiary or Atlas
         Plan Action Subsidiary are purchased pursuant to Section 8.1(b),
         8.2(d) or 8.3(d), as the case may be.

              "JV Entity Shareholders" shall mean the holders of shares or other equity interests in a JV Entity.

              "JV Services" shall mean, as of any date, the services
         Offered within the scope of the International Telecommunications
         Services Business listed on Schedule 1.1(c) hereto, and any new services Offered within the scope of the International
         Telecommunications Services Business which may be added from time to time by the Global Venture Board in a resolution specifically adopted for such purpose.

              "Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform
         Commercial Code or similar Applicable Law of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

              "Local Exchange Services" shall mean the provision of subscriber connections, irrespective of the technology used in providing such subscriber connections, to a local exchange or switch providing access to the public switched telephone network;
         provided, however, that direct subscriber connections to switches used for long-distance communications shall not be Local Exchange
         Services.

              "Losses" shall mean any and all claims, losses, liabilities, damages (including fines, penalties, and criminal or civil judgments and settlements), costs (including court costs) and expenses (including reasonable attorneys' and accountants' fees).

              "Major Competitor of FT/DT" shall mean a Person which materially competes with a major portion of the telecommunications services business of FT, DT or Atlas in their respective Home
         Countries or in the ROE Territory or of the Joint Venture, or any Affiliate of any such Person, or a Person which has taken substantial steps to become such a competitor and which FT, DT or Atlas has reasonably concluded in its good faith judgment will be such a competitor in the near future in the respective Home
         Countries of FT, DT or Atlas, or any Affiliate of such Person;
         provided that FT, DT or Atlas furnish in writing to Sprint reasonable evidence of the occurrence of such steps. For purposes of this Agreement, neither Sprint nor any of its Affiliates shall be deemed to be a Major Competitor of FT/DT.

              "Major Competitor of Sprint" shall mean a Person which materially competes with a major portion of the telecommunications services business of Sprint in North America or of the Joint
         Venture, or any Affiliate of any such Person, or a Person which has taken substantial steps to become such a competitor and which Sprint has reasonably concluded in its good faith judgment will be such a competitor in the near future in its Home Country, or any Affiliate of such Person; provided that Sprint furnishes in writing to FT, DT and Atlas reasonable evidence of the occurrence of such steps; and provided, further, that for purposes of Sections 13.2(g) and 15.11, only the Persons listed on Schedule
         1.1(d) and their Controlled Affiliates shall be deemed to be Major
         Competitors of Sprint. For purposes of this Agreement, neither FT or DT nor any of its Affiliates shall be deemed to be a Major
         Competitor of Sprint.

              "Major Competitor of the Joint Venture" shall mean any Person which substantially competes with the Joint Venture by Offering telecommunications services on a global basis similar in scope to the JV Services, such as WorldPartners and Concert.

              "Master Transfer Agreement" shall mean the Master Transfer
         Agreement to be mutually agreed to by the Parties and entered into pursuant to Section 15.18.

              "Master Transfer Agreement Term Sheet" shall mean the term sheet attached as Exhibit 15.18 to this Agreement.

              "Material Adverse Effect" shall mean, with respect to any Person, the effect of any event, occurrence, fact, condition or change that is materially adverse to the business, operations, results of operations, financial condition, assets or liabilities of such Person.

              "Material Participant" shall mean, when used with reference to the Investment or Participation of a Competing Person in another Person, a Competing Person which owns directly or indirectly through an Affiliate, or proposes to acquire directly or indirectly through an Affiliate, (i) more than 10% of the economic or voting interests in such Person, if such Person is not a Publicly Held Person, or (ii) more than 20% of the economic or voting interest in such Person, if such Person is a Publicly Held
         Person; provided, however, that if a Competing Person owns directly or indirectly through an Affiliate, or proposes to acquire directly or indirectly through an Affiliate, more than 10% but no more than 20% of the economic or voting interests in such Person, if such Person is a Publicly Held Person, and there exists a voting trust, voting agreement or other similar arrangement between such Competing Person and the Party or its Affiliate proposing to Invest or Participate in such Person as to the economic or voting interests of such Party or its Affiliate and such Competing Person in such Person, then such Competing Person shall be deemed to be a "Material Participant" for purposes of this Agreement.

              "Minority Rights" shall mean the rights of the holders of Class A Common Stock of Sprint contained in (i) Articles III, IV,
         V and VI and Section 7.8 of the Stockholders' Agreement, and (ii)
         ARTICLE FIFTH and the Section of ARTICLE SIXTH of the Articles of Incorporation of Sprint entitled "GENERAL PROVISIONS RELATING TO
         CLASS A COMMON STOCK," as to be amended or inserted pursuant to the Amendment (as defined in the Investment Agreement) on or prior to the Closing Date, or any similar rights of the holders of any series of preferred stock of Sprint issued pursuant to the Investment Agreement.

              "Miscellaneous Services Agreement" shall mean the Miscellaneous Services Agreement to be mutually agreed to by the Parties and entered into pursuant to Section 15.20.

              "NAFTA Countries" shall mean Canada and Mexico and any other country in the Americas which either (i) accedes to the North
         American Free Trade Agreement, or (ii) enters into agreements with the United States and each other country which is a NAFTA Country as of the date such country becomes a NAFTA Country, that in each case contains provisions establishing a free trade relationship which is substantially similar in scope and terms to the North
         American Free Trade Agreement. Such other country shall become a NAFTA Country as of (x) the date the North American Free Trade
         Agreement becomes effective with respect to such country, or (y) the date the last of the agreements referred to in clause (ii) of the preceding sentence becomes effective with respect to such country, as the case may be. The United States shall not be a NAFTA Country.

              "NAFTA Plan Action" shall mean any Plan Action of any ROW
         Entity to the extent relating to any of the NAFTA Countries and which is declared to be a NAFTA Plan Action pursuant to Section
         8.5(g)(3); provided, however, that, notwithstanding the foregoing, the term "NAFTA Plan Action" shall not include (1) any matter requiring unanimous approval described in clause (b), (d), (g),
         (h), (i), (j), (k), (l) or (m) of Section 4.4, (2) any matter described in clause (c) or (e) of Section 4.4 except to the extent strictly necessary to implement a NAFTA Plan Action, (3) any matter described in clause (f) of Section 4.4 except to the extent the purpose of the NAFTA Plan Action is to enhance or maintain the seamless nature of the telecommunications services provided by the ROW Group in the NAFTA Countries, or (4) any matter described in any other Operative Agreement or any other agreement relating to the Joint Venture to which any JV Entity within the ROW Group is a party which expressly provides that a "NAFTA Plan Action" shall not include such matter; and provided, further, that on or prior to the date on which such Plan Action is declared to be a NAFTA
         Plan Action pursuant to Section 8.5(g)(3), the Certified Public
         Accountants shall advise the ROW Board whether or not such NAFTA
         Plan Action can be separately accounted for in accordance with the Plan Action/Special Matter Accounting Principles.

              "NAFTA Plan Period" shall mean the two-year period beginning on the date on which a Plan Action relating to the NAFTA Countries is declared to be a NAFTA Plan Action pursuant to Section
         8.5(g)(3).

              "National Operation" shall mean any Person or group of Persons primarily engaged in providing national long distance telecommunications services, irrespective of the technology used in providing such services (including provision of such services through the use of a nationwide trunk overlay network connecting facilities, whether owned or leased, for communications principally interconnecting Wireless Services, other than the principal national public switched voice telephony or public data networks). The term "National Operation" shall not include any Public Telephone Operator.

              "Non-Defaulting European Party" shall mean (i) FT in the case of a Funding Default or Material Non-Funding Default by, or Bankruptcy of, DT or any Wholly Owned Subsidiary of DT holding
         Venture Interests as permitted by this Agreement, provided that none of FT or any Wholly Owned Subsidiary of FT holding Venture
         Interests as permitted by this Agreement shall have suffered a Bankruptcy or committed a Funding Default or Material Non-Funding
         Default which as of the date on which Sprint may exercise any rights hereunder in respect of the Defaulting European Party has not been cured in accordance with the terms hereof, and (ii) DT in the case of a Funding Default or Material Non-Funding Default by, or Bankruptcy of, FT or any Wholly Owned Subsidiary of FT holding
         Venture Interests as permitted by this Agreement, provided that none of DT or any Wholly Owned Subsidiary of DT holding Venture
         Interests as permitted by this Agreement shall have suffered a Bankruptcy or committed a Funding Default or a Material Non-
         Funding Default which as of the date on which Sprint may exercise any rights hereunder in respect of the Defaulting European Party has not been cured in accordance with the terms hereof.

              "Non-Exclusive Business" shall mean (i) the Offer of any telecommunications equipment, (ii) the provision of any product or service which is provided by a Party or any of its Affiliates to the Joint Venture on a non-exclusive basis pursuant to any Operative Agreement, and (iii) the provision of any product or service by a Party or any of its Affiliates which is necessary to create, support or provide a service of the Joint Venture, including any "Service Component" as described in the Operating
         Entities Services Agreement, but which does not constitute a principal service of the Joint Venture.

              "Non-Telecom IT Services" shall mean services provided in connection with or related to (i) information processing, storage, retrieval and distribution systems; (ii) the full range of services provided in connection with and related to systems analysis, applications development, network operations and data center management; (iii) software development and application;
         (iv) systems, hardware or application re-engineering, redesign or reorganization projects; and (v) other services designed to create, develop, refine or enhance the efficiency and functioning of information related activities. The term "Non-Telecom IT
         Services" shall not include any telecommunications activities such as data, voice and video transmission and reception to the extent provided in connection with any of the services described in the preceding sentence.

              "Non-Tie Breaking Party" shall mean the Sprint Parties when the FT/DT Parties have the Tie-Breaking Vote, and the FT/DT
         Parties when the Sprint Parties have the Tie-Breaking Vote.

              "North America" shall mean the current geographic area covered by the following countries: Canada, the United States of Mexico and the United States of America.

              "Offer" (including, with its correlative meanings, "Offering" or "Offered") shall mean, with respect to any telecommunications product or service, directly or indirectly, offering, producing, providing, selling, promoting, distributing or marketing such product or service.

              "Operating Entities Services Agreement" shall mean the
         Operating Entities Services Agreement to be mutually agreed to by the Parties and entered into pursuant to Section 15.24.

              "Operative Agreements" shall mean this Agreement, the Employee Matters Agreement, the Transfer Agreements, the
         Intellectual Property Agreements, the Services Agreements, the
         Shareholders Agreements, the Constituent Documents, the Joint
         Venture Confidentiality Agreement, the Atlas/ROE Services
         Agreement and the Tax Matters Agreement.

              "Pan-European Network" shall mean the transmission and switching assets which are used or held for use for the purpose of interconnecting by means of gateways regional and national hubs of the ROE Group located exclusively in the ROE Territory.

              "Parties" shall mean the Sprint Parties and the FT/DT
         Parties.

              "Passive Financial Institution" shall mean a bank (or comparable financial institution), insurance company, pension or retirement fund that acquires equity interests in Atlas, Sprint
         Sub or another Qualified Venture Subsidiary without the purpose or effect of changing or influencing the Control of such Party or such other Qualified Venture Subsidiary or any of the JV Entities, nor in connection with or as a participant in any transaction having such purpose or effect; provided, however, that (i) in the case of an acquisition of equity interests in Sprint Sub or another Qualified Venture Subsidiary formed by the Sprint Parties, the term "Passive Financial Institution" shall not include any Major Competitor of FT/DT, and (ii) in the case of an acquisition of equity interests in Atlas or another Qualified Venture
         Subsidiary formed by the FT/DT Parties, the term "Passive
         Financial Institution" shall not include any Major Competitor of Sprint.

              "PCS" means a radio communications system of the type authorized under the rules for broadband personal communications services designated as Subpart E of Part 24 of the FCC's rules or similar Applicable Laws of any other country, including the network, marketing, distribution, sales, customer interface and operations functions relating thereto.

              "Percentage Interest," with respect to any Person's investment in another Person, shall mean such Person's equity interest therein (whether voting or nonvoting) expressed as a percentage of the total outstanding equity interests of such other
         Person (voting and nonvoting).

              "Permitted Designee" shall mean any Person other than (i) in the case of a designee of any of the Sprint Parties, a Major
         Competitor of FT/DT (other than a Person that would be a Major
         Competitor of FT/DT solely because such Person or any Affiliate of such Person materially competes with a major portion of the telecommunications services business of the Joint Venture) and
         (ii) in the case of a designee of any of the FT/DT Parties, a Major Competitor of Sprint (other than a Person that would be a Major Competitor of Sprint solely because such Person or any Affiliate of such Person materially competes with a major portion of the telecommunications services business of the Joint Venture).
         A determination of whether a Permitted Designee is a Major
         Competitor of FT/DT or a Major Competitor of Sprint shall be made after giving effect to the contemplated transfer.

              "Per Share JV Entity Value" shall mean, as of any date, the value per share of the outstanding Venture Interests in a JV
         Entity on such date.

              "Person" shall mean an individual or a partnership, an association, a joint venture, a corporation, a business or a trust or other entity organized under any Applicable Law, an unincorporated organization or any Governmental Authority.

              "Plan Action" shall mean the proposal by any voting representative on the Governing Board of a Regional Operating
         Group or the GBN Group that such Regional Operating Group or the GBN Group, as the case may be, adopt or implement any Business
         Plan or any other strategic, capital, operating, marketing or technology plan (or any portion of such plan), or substantial deviations from any such plan (or any portion thereof), including changes in the introduction and timing of services within the scope of the International Telecommunications Services Business;
         provided that neither a Regional Operating Group nor the GBN Group may adopt or implement a Plan Action which is inconsistent with the Global Policies; and provided, further, that no Plan Action may amend the terms of any Operative Agreement.

              "Plan Action/Special Matter Accounting Principles" shall mean those principles regarding separate accounting treatment for any GBN Special Matter, NAFTA Plan Action or ROE Plan Action to be agreed upon by the Parties pursuant to Section 15.34.

              "Proceeding" shall mean any action, litigation, suit, proceeding or formal investigation or review of any nature, civil, criminal, regulatory or otherwise, before any Governmental
         Authority.

              "Public Telephone Operator" shall mean a Person or group of Persons providing national telecommunications services which Person or group of Persons is or has been at any time in the past at least 90% owned by any Governmental Authority.

              "Publicly Held Person" shall mean any Person that has voting securities which are held by at least 500 holders.

              "Put Notice Date" shall mean an FT/DT Major Competitor Put
         Notice Date, a Default Put Notice Date or a Sprint Major
         Competitor Put Notice Date, as applicable.

              "Qualified Venture Purchaser" shall mean, for purposes of
         Article 19 of this Agreement, any Person which (i) has total consolidated assets having a fair market value equal to or greater than three times the purchase price to be paid by such Person in connection with its proposed purchase of Venture Interests, (ii) after giving effect to any indebtedness to be incurred in connection with its purchase of Venture Interests, has a consolidated net worth equal to or greater than the higher of (A)
         U.S. $500 million, and (B) the purchase price to be paid by such Person in connection with its proposed purchase of Venture
         Interests, and (iii) after giving effect to any indebtedness to be incurred in connection with its purchase of Venture Interests, has outstanding senior unsecured indebtedness which is either (A) rated Baa3 or better (or a comparable rating if the rating system is changed) by Moody's Investor's Service, Inc. or BBB- or better
         (or a comparable rating if the rating system is changed) by Standard & Poor's Corporation, or (B) rated equal to or better than the rating on the outstanding senior unsecured indebtedness of the Person (or if such Person has a parent company, its parent company) from which the Venture Interests are to be purchased.

              "Qualified Venture Subsidiary" shall mean (i) in the case of FT and DT, Atlas or any other Person in which (x) each of FT and DT in the aggregate owns directly or indirectly through Wholly
         Owned Subsidiaries at least 40% of the outstanding economic interests and voting power of such Person, and (y) FT, DT and Passive Financial Institutions in the aggregate own directly or indirectly through Wholly Owned Subsidiaries 100% of the outstanding economic interests and voting power of such Person, and (ii) in the case of Sprint, Sprint Sub or any other Person in which (x) Sprint in the aggregate owns directly or indirectly through Wholly Owned Subsidiaries at least 80% of the outstanding economic interests and voting power of such Person, and (y) Sprint and Passive Financial Institutions in the aggregate own directly or indirectly through Wholly Owned Subsidiaries 100% of the outstanding economic interests and voting power of such Person.

              "Regional Operating Group" shall mean the ROW Group, the ROE
         Group and any other operating group established by the Global
         Venture Board to conduct the Venture Business in a particular territory. The term "Regional Operating Group" shall not include
         Sprint, Sprint Sub, FT, DT, Atlas, the GBN Group or the Global
         Backbone Network.

              "Related Party Group" shall mean the FT/DT Parties or the Sprint Parties, and a Related Party Group shall be deemed to possess a particular attribute if any Party included in such Related Party Group possesses such attribute.

              "Request for Arbitration" shall have the meaning set forth in the ICC Rules.

              "Restricted Services" shall mean the services which are substantially similar to, or substitutable for or competing with the JV Services which the Parties identify as Restricted Services on or prior to the Closing Date.

              "ROE Board" shall mean the Governing Board of the ROE Parent
         Entity.

              "ROE Constituent Documents" shall mean the charter, bylaws or such other similar documents as may be required or otherwise entered into in connection with the formation of the ROE Parent
         Entity and mutually agreed to by the Parties pursuant to Section
         15.30.

              "ROE Entities" shall mean the ROE Parent Entity and all other
         JV Entities formed for the purpose of conducting the Venture
         Business in the ROE Territory, any of which may be formed as, among other things, a partnership or a limited liability company.

              "ROE Group" shall mean the ROE Parent Entity and all other
         ROE Entities.

              "ROE Parent Entity" shall mean the JV Entity to be formed in accordance with Section 5.2.

              "ROE Plan Action" shall mean any Plan Action of any ROE
         Entity to the extent relating to the ROE Territory and which is declared to be an ROE Plan Action pursuant to Section 8.5(g)(3);
         provided, however, that, notwithstanding the foregoing, the term
         "ROE Plan Action" shall not include (1) any matter requiring unanimous approval described in clause (b), (d), (g), (h), (i),
         (j), (k) or (l) of Section 5.4, (2) any matter described in clause
         (c) or (e) of Section 5.4 except to the extent strictly necessary to implement an ROE Plan Action, (3) any matter described in clause (f) of Section 5.4 except to the extent the purpose of the ROE Plan Action is to enhance or maintain the seamless nature of the telecommunications services provided by the ROE Group, or (4) any matter described in any other Operative Agreement or any other agreement relating to the Joint Venture to which any JV Entity within the ROE Group is a party which expressly provides that an "ROE Plan Action" shall not include such matter; and provided, further, that on or prior to the date on which such Plan Action is declared to be an ROE Plan Action pursuant to Section 8.5(g)(3), the Certified Public Accountants shall advise the ROE Board whether or not such ROE Plan Action can be separately accounted for in accordance with the Plan Action/Special Matter Accounting
         Principles.

              "ROE Plan Period" shall mean the two-year period beginning on the date on which a Plan Action relating to the ROE Territory is declared to be an ROE Plan Action pursuant to Section 8.5(g)(3).

              "ROE Shareholders" shall mean the holders of shares or other equity interests in the ROE Parent Entity.

              "ROE Shareholders Agreement" shall mean each shareholders agreement, operating agreement, partnership agreement or other similar agreement which shall set forth the rights and obligations of the ROE Shareholders to be mutually agreed to by the Parties and entered into by the ROE Shareholders pursuant to Section
         15.29.

              "ROE Territory" shall mean the current geographic area covered by the countries and territories located on the European continent, other than the Home Countries, which are set forth on
         Schedule 1.1(e), excluding the territories and possessions of such countries and territories located outside the European continent.

              "Route Management Agreement" shall mean the Route Management
         Agreement to be mutually agreed to by the Parties and entered into pursuant to Section 15.25.

              "ROW Board" shall mean the Governing Board of the ROW Parent
         Entity.

              "ROW Constituent Documents" shall mean the charter, bylaws or such other similar documents as may be required or otherwise entered into in connection with the formation of the ROW Parent
         Entity and mutually agreed to by the Parties pursuant to Section
         15.30.

              "ROW Entities" shall mean the ROW Parent Entity and all other
         JV Entities formed for the purpose of conducting the Venture
         Business in the ROW Territory, any of which may be formed as, among other things, a partnership or a limited liability company.

              "ROW Group" shall mean the ROW Parent Entity and all other
         ROW Entities.

              "ROW Parent Entity" shall mean the JV Entity to be formed in accordance with Section 4.2.

              "ROW Shareholders" shall mean the holders of shares or other equity interests in the ROW Parent Entity.

              "ROW Shareholders Agreement" shall mean each shareholders agreement, operating agreement, partnership agreement or other similar agreement which shall set forth the rights and obligations of the ROW Shareholders to be mutually agreed to by the Parties and entered into by the ROW Shareholders pursuant to Section
         15.28.

              "ROW Territory" shall mean all countries and territories throughout the world, except for the Home Countries and the countries and territories which are part of the ROE Territory.

              "Satellite Communications Services" shall mean telecommunications services provided through communications satellite systems (whether low, medium or high orbit systems).

              "Services Agreements" shall mean the Miscellaneous Services
         Agreement, the Route Management Agreement, the Equipment Housing and Facilities Management Agreement, the Facilities and Equipment
         Lease Agreement, the Global Backbone Network Services Agreement, the Operating Entities Services Agreement and the X.75
         Interconnect Management Agreement.

              "Shareholder Obligations" shall mean the obligations of the relevant Party as a direct shareholder of a JV Entity and any other obligation of a Party under an Operative Agreement specifically identified as a "Shareholder Obligation" in such Operative Agreement.

              "Shareholders Agreements" shall mean the GBN Shareholders
         Agreement, the ROW Shareholders Agreement and the ROE Shareholders
         Agreement.

              "Special Deadlock Matter" shall mean a Deadlock with respect to any of the following items: (i) approval by the Global Venture
         Board of the Global Venture Strategic Plan during the process conducted annually pursuant to Section 16.1(b); (ii) approval by the ROW Board of the ROW Business Plan during the process conducted annually pursuant to Section 16.1(c); (iii) approval by the ROE Board of the ROE Business Plan during the process conducted annually pursuant to Section 16.1(c); or (iv) following the third anniversary of the Closing Date, appointment or removal of the Chief Executive Officer of the ROW Parent Entity upon, in the cases referred to in clauses (ii), (iii) and (iv), the giving of the notice referred to in Section 8.5(b), subject to Sections
         8.5(c) and 8.5(j).

              "Sprint Change of Control" shall mean a "Change of Control" as defined in Article I of the Investment Agreement.

              "Sprint Continuing Director" shall mean any Sprint Director who is unaffiliated with FT, DT and their "affiliates" and "associates" (as each such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on October 1, 1982) and was a Sprint Director prior to the time that FT, DT or any of their Affiliates became an Interested Stockholder (as such term is defined in the Fair Price Provisions), and any successor of a Sprint Continuing Director if any such successor is not affiliated with any such Interested Stockholder, and is recommended or elected to succeed a Sprint Continuing Director by a majority of Sprint Continuing Directors, provided that such recommendation or election shall only be effective if made at a meeting of Sprint
         Directors at which at least seven Sprint Continuing Directors are present.

              "Sprint Director" shall mean a member of the board of directors of Sprint.

              "Sprint GBN Assets" shall mean those assets, if any, of Sprint and its Affiliates which the Parties identify as Sprint GBN
         Assets on or prior to the Closing Date.

              "Sprint GBN Liabilities" shall mean those obligations, responsibilities and liabilities, if any, of Sprint and its Affiliates which the Parties identify as Sprint GBN Liabilities on or prior to the Closing Date.

              "Sprint Intellectual Property Agreements" shall mean the
         Intellectual Property Agreements to be mutually agreed to by the Parties and entered into by Sprint and its Contributing Affiliates and the GBN Group, the ROW Group and the ROE Group, respectively, pursuant to Section 15.19.

              "Sprint International Assets" shall mean the Sprint GBN
         Assets, the Sprint ROW Assets and the Sprint ROE Assets.

              "Sprint International Liabilities" shall mean the Sprint GBN
         Liabilities, the Sprint ROW Liabilities and the Sprint ROE
         Liabilities.

              "Sprint Parties" shall mean (i) Sprint and Sprint Sub, (ii) any other Qualified Venture Subsidiary of the Sprint Parties, and
         (iii) any Permitted Transferee of Sprint or Sprint Sub or any other Qualified Venture Subsidiary of the Sprint Parties, upon execution by such Person of a counterpart to this Agreement to the extent required pursuant to Section 19.2.

              "Sprint ROE Assets" shall mean those assets of Sprint and its Affiliates which the Parties identify as Sprint ROE Assets on or prior to the Closing Date.

              "Sprint ROE Liabilities" shall mean those obligations, responsibilities and liabilities of Sprint and its Affiliates which the Parties identify as Sprint ROE Liabilities on or prior to the Closing Date.

              "Sprint ROW Assets" shall mean those assets of Sprint and its Affiliates which the Parties identify as Sprint ROW Assets on or prior to the Closing Date.

              "Sprint ROW Liabilities" shall mean those obligations, responsibilities and liabilities of Sprint and its Affiliates which the Parties identify as Sprint ROW Liabilities on or prior to the Closing Date.

              "Sprint Transfer Agreements" shall mean the Transfer
         Agreements to be mutually agreed to by the Parties and entered into by Sprint and its Contributing Affiliates and the GBN Group, the ROW Group and the ROE Group, respectively, pursuant to Section
         15.18.

              "Sprint Venture Interests" shall mean the Venture Interests of the Sprint Parties.

              "Spun-Off Entity" shall mean any entity resulting from a spin off or other pro rata distribution of equity interests by Sprint, including any Permitted Spun-Off Entity (as defined in the Investment Agreement).

              "Stockholders' Agreement" shall mean the Stockholders'
         Agreement among Sprint, FT and DT, dated as of the Closing Date, substantially in the form of Exhibit D to the Investment Agreement
         (and all exhibits thereto).

              "Strategic Merger" shall have the meaning set forth in
         Article I of the Investment Agreement.

              "Subsidiary" shall mean, with respect to any Person (the
         "Parent"), any other Person in which the Parent, one or more direct or indirect Subsidiaries of the Parent, or the Parent and one or more of its direct or indirect Subsidiaries (i) have the ability, through ownership of securities individually or as a group, ordinarily, in the absence of contingencies, to elect a majority of the directors (or individuals performing similar functions) of such other Person, and (ii) own more than 50% of the equity interests, provided that, notwithstanding the foregoing, Atlas shall be deemed to be a Subsidiary of each of FT and DT for purposes of this Agreement. The JV Entities and their Subsidiaries will not be deemed Subsidiaries of Sprint, FT, DT, Atlas or their Affiliates for purposes of this Agreement.

              "Tax Matters Agreement" shall mean the Tax Matters Agreement to be mutually agreed to by the Parties and entered into pursuant to Section 15.33.

              "Third Party Approval" shall mean the Approval of any Person other than a Governmental Authority, a Party or its Affiliates or a JV Entity.

              "Tie-Breaking Party" shall mean the FT/DT Parties when the FT/DT Parties have the Tie-Breaking Vote, and the Sprint Parties when the Sprint Parties have the Tie-Breaking Vote.

              "Tie-Breaking Vote" shall mean the rights of a Tie-Breaking
         Party pursuant to Section 18.1.

              "Transactions" shall mean the transactions contemplated by the Operative Agreements.

              "Transfer Agreements" shall mean the Master Transfer
         Agreement, the FT Transfer Agreements, the DT Transfer Agreements and the Sprint Transfer Agreements.

              "Transferred Assets" shall mean the FT International Assets, the DT International Assets and the Sprint International Assets.

              "United States" shall mean the United States of America and its territories and possessions.

              "Venture Interests" shall mean the equity interests in any JV
         Entity.

              "Wholly Owned" shall mean, when used to designate the ownership interest of any Person in an entity, that such Person owns directly or indirectly all of the outstanding economic interests and voting power of such entity, other than any de minimis ownership in such entity as required by Applicable Law.

              "Wireless Services" shall mean the provision of cellular, PCS, ESMR or paging services, mobile telecommunications services or any other voice, data or voice/data wireless services, whether fixed or mobile. The term "Wireless Services" shall not include
         Satellite Communications Services.

              "X.75 Interconnect Management Agreement" shall mean the X.75
         Interconnect Management Agreement to be mutually agreed to by the Parties and entered into pursuant to Section 15.26.

              Section 1.2.   Additional Definitions.

                   Defined Term                                 Defined in


              "Acquiring Party"                                 Section 10.4(b)
              "Additional Capital Contributions"        Section 11.3(a)
              "Affected Party"                                  Section 10.5(b)
              "Affected Venture Interests"              Section 19.3(a)
              "Affiliating Entity"                              Section 16.8(b)
              "Affiliating Subsidiary"                          Section 16.8(a)
              "Agreement"                                Introductory Paragraph
              "Alternative Transaction"                         Section 15.6
              "Appraised Value"                                 Section 17.8(a)
              "Approved Scope"                                  Section 10.5(a)
              "Atlas"                                           Recitals
              "Atlas Affiliate"                                 Section 14.4(a)
              "Atlas Plan Action Subsidiary"            Section 8.3(b)(i)
              "Breaching Party"                                 Section 21.6(b)
              "Boards"                                          Section 7.1(a)
              "Bundesanstalt"                                   Section 13.2(g)
              "Capital Call"                                    Section 11.3(a)
              "Capital Call Notice"                             Section 11.3(b)
              "Capital Call Period"                             Section 11.3(b)
              "Competing Business"                      Section 10.2(c)
              "Competing LD Services"                   Section 10.3(a)(i)
              "Default Put Notice Date"                 Section 20.11(a)
              "Defaulting Party"                               Section 20.11(a)
              "Defaulting Shareholder"                          Section 11.4(a)
              "DT"                                       Introductory Paragraph
              "Employee-Appointed Member"               Section 10.2(b)(ii)
              "EU"                                       Section 13.1(a)(vi)(A)
              "Excess Activity"                                 Section 10.5(b)
              "Final Award"                                     Section 21.6(c)
              "First Bidder"                                    Section 20.7(d)
              "First Cure Period"                               Section 11.4(a)
              "First Offer"                                     Section 19.3(a)
              "First Offer Procedures"                          Section 10.3(d)
              "FT"                                       Introductory Paragraph
              "FT/DT Major Competitor
                   Put Notice Date"                            Section 20.11(c)
              "FT/DT Protected Parties"                 Section 15.9(a)
              "Funding Breach"                                  Section 11.4(a)
              "Funding Deadlock"                                Section 16.1(g)
              "Funding Default"                                 Section 11.4(b)
              "Funding Extension Commitment"            Section 16.1(g)
              "Funding Extension Deadline"              Section 16.1(g)
              "Funding Principles"                              Section 8.2(c)
              "GBN Non-Proposing Party"                 Section 8.1(b)
              "GBN Proposing Party"                     Section 8.1(a)
              "GBN Special Matter Project"              Section 8.1(a)
              "GBN Special Matter Subsidiary"           Section 8.1(a)(i)
              "Governing Body"                              Section 10.2(b)(i)
              "Government-Appointed Member"              Section 10.2(b)(ii)
              "ICC Court"                                       Section 21.1(c)
              "ICC Rules"                                       Section 21.1(c)
              "Impasse"                                         Section 8.5(f)
              "Indemnifying Parties"                            Section 15.9(g)
              "Initial Offer"                                   Section 20.7(a)
              "Initial Venture Business"                        Section 2.1(b)
              "Material Non-Funding Breach"             Section 21.6(b)
              "Material Non-Funding Breach
                   Finding"                                     Section 21.6(b)
              "Material Non-Funding Default"            Section 20.2(b)
              "MOU"                                             Recitals
              "NAFTA Plan Action Project"               Section 8.2(a)
              "Non-Defaulting Party"                            Section 20.3(b)
              "Non-Defaulting Shareholder"              Section 11.4(b)
              "Non-Transferring Party"                  Section 17.7
              "Notice Parties"                                  Section 21.1(e)
              "Offeree Party"                                   Section 19.3(a)
              "Offering Date"                                   Section 19.3(a)
              "Parent"                               Definition of "Subsidiary"
                                                                 in Section 1.1
              "Partial Award"                                   Section 21.6(a)
              "Permitted Transferee"                            Section 19.2
              "Proposed Business Plan"                  Section 16.1(c)
              "Proposed Strategic Plan"                  Section 16.1(b)
              "Protected Parties"                               Section 15.9(b)
              "Review Period"                                   Section 15.36
              "ROE Plan Action Project"                 Section 8.3(a)
              "Second Cure Period"                      Section 11.4(c)
              "Section 10 Affiliate"                            Section 10.2(c)
              "Section 21.1 Agreement"               Definition of "Dispute" in
                                                                Section 1.1
              "Selling Party"                                   Section 19.3(a)
              "Sprint"                                   Introductory Paragraph
              "Sprint Major Competitor
                   Put Notice Date"                            Section 20.11(b)
              "Sprint Offer Date"                               Section 17.2(a)
              "Sprint Offer Rejection Date"             Section 17.2(b)
              "Sprint Plan Action Subsidiary"           Section 8.2(b)(i)
              "Sprint Protected Parties"                        Section 15.9(b)
              "Sprint Put Notice Date"                          Section 17.3(a)
              "Sprint Sub"                               Introductory Paragraph
              "Telmex"                                          Section 10.4(q)
              "Telmex Alliance"                                 Section 10.4(q)
              "Termination Condition"                   Section 20.3
              "Termination Notice"                              Section 20.3(a)
              "Transferee Party"                                Section 19.3(a)
              "Transferring Party"                              Section 17.7
              "Transition Plan"                                 Section 22.2
              "Unlisted Governmental Approval"          Section 15.12(d)
              "Unrelated Representatives"               Section 10.2(c)
              "Value Opinion"                                   Section 17.8(b)
              "Venture Business"                                Section 2.1(d)

              Section 1.3.   Interpretation and Construction of this
         Agreement. The definitions in Sections 1.1 and 1.2 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
         The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The table of contents and the headings of the Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). Any reference in this Agreement to a "day" or a number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next
         Business Day. In the event of a conflict between any provision of a Constituent Document and any provision of any Operative
         Agreement, the Parties agree to cause the provision of the Constituent Document to be amended to conform to the relevant provision of such Operative Agreement to the fullest extent permitted by Applicable Law.


                                     ARTICLE 2.

                                  THE JOINT VENTURE

              Section 2.1.   Purpose and Scope.

                   (a) The Parties agree to establish the Joint Venture and the JV Entities in accordance with the Operative Agreements.
         The Parties intend that the Joint Venture will be the principal embodiment and global reference point of the International
         Telecommunications Services Business of the Parties.

                   (b) To the extent not prohibited by Applicable Law, the Parties agree that the initial telecommunications services to be provided by the Joint Venture (such services, together with any Investments or Participations in National Operations or Public
         Telephone Operators described in the second paragraph of this
         Section 2.1(b) and the activities described in Section 2.1(c), are referred to herein as the "Initial Venture Business") shall consist of the services to be Offered by the Joint Venture pursuant to Services Agreements. The Initial Venture Business consists of telecommunications services within the following categories:

               (i) the provision of global international data, voice and
                   video business services for multinational companies and business customers;

              (ii) the provision of international services for consumers, initially based on card services for travelers; and

             (iii) the provision of carrier's carrier services.

              The Initial Venture Business shall also include Investments or Participations in National Operations and Public Telephone
         Operators to the extent agreed to by the Parties prior to the Closing.

              The Initial Venture Business may be further defined by the Global Venture Board.

                   (c) To the extent provided in the Services Agreements, the Joint Venture will also be a nonexclusive sales representative with respect to the products and services of FT, DT and Sprint set forth on Schedule 2.1(c).

                   (d) Although the Joint Venture and the JV Entities initially will conduct only the Initial Venture Business, the Parties' long term objective is for the Joint Venture and the JV
         Entities to provide a range of services on a global basis within the International Telecommunications Services Business as may be decided by the Global Venture Board or as otherwise provided in this Agreement. The Joint Venture may also Offer telecommunications equipment and may make investments in National
         Operations or Public Telephone Operators pursuant to and in compliance with Article 10 (the Initial Venture Business, as modified pursuant to this Section 2.1(d), is referred to herein as the "Venture Business").

              Section 2.2.   Structure of the Joint Venture.

                   (a) The Parties agree that, except as prohibited by Applicable Law or as otherwise provided in the Operative
         Agreements, the Venture Business will be conducted as described below:

                   (i)  in the case of the Venture Business in the ROW
         Territory, exclusively through the ROW Group consisting of one or more JV Entities formed to engage in the Venture Business in one or more countries within the ROW Territory or through one or more distributors or agents as provided in the Operative Agreements;

                  (ii)  in the case of the Venture Business in the ROE
         Territory, exclusively through the ROE Group consisting of one or more JV Entities formed to engage in the Venture Business in one or more countries within the ROE Territory or through one or more distributors or agents as provided in the Operative Agreements;
         and

                 (iii)  in the case of the GBN Business, through the GBN
         Group.

                   (b) The Parties also agree that, except as prohibited by Applicable Law or as otherwise provided in the Operative
         Agreements: (1) FT, DT and their respective Subsidiaries (other than Atlas and its Subsidiaries) will each be non-exclusive distributors of the JV Services in France and Germany; (2) Sprint will be the exclusive distributor of the JV Services in its Home
         Country; and (3) each Party will supply certain products and services to the Joint Venture pursuant to and in accordance with the other Operative Agreements to which it is a party. Each of FT and DT further agrees that if (i) Atlas shall provide any product or service to the Joint Venture under a Services Agreement and
         (ii) such Services Agreement further expressly contemplates that such product or service shall be made available by it to Atlas in order to permit Atlas to perform such obligation, it shall cause such product or service to be so made available to Atlas. Sprint further agrees that if (x) Sprint Sub shall provide any product or service to the Joint Venture under a Services Agreement and (y) such Services Agreement further expressly contemplates that such product or service shall be made available by it to Sprint Sub in order to permit Sprint Sub to perform such obligation, it shall cause such product or service to be so made available to Sprint
         Sub.


                                     ARTICLE 3.

                    THE GLOBAL VENTURE BOARD, THE GLOBAL VENTURE
                       COMMITTEE AND THE GLOBAL VENTURE OFFICE

              Section 3.1.   Composition and Responsibilities of the Global
         Venture Board.

                   (a) The Parties agree to constitute, effective on the date hereof or as soon thereafter as reasonably practicable, a Global Venture Board consisting of, except as provided in Section
         18.1, one voting representative designated by each of Sprint, FT and DT. It is contemplated that the Global Venture Board will be composed of the highest ranking senior officer of each of Sprint, FT and DT.

                   (b) On the Closing Date and annually thereafter, the Global Venture Board shall elect a Chairman in accordance with procedures to be agreed to by the Parties on or prior to the Closing Date.

                   (c) The Global Venture Board will establish policy for and exercise oversight over each Regional Operating Group and the GBN Group. Without limiting the generality of the foregoing, the Global Venture Board will have authority and responsibility for the following matters:

              (i) until the Closing Date, planning and preparing for the formation of the Joint Venture;

             (ii)  final approval of each Global Venture Strategic Plan;

            (iii) monitoring (A) the conformity of the operations of the Regional Operating Groups and the GBN Group with (1) their respective Business Plans, (2) the Global Venture
                   Strategic Plan, and (3) the Global Policies, and (B) subject to Section 9.2, the conformity of the operations related to the Venture Business of FT, DT, Atlas, Sprint and Sprint Sub with (1) the Global Venture Strategic
                   Plan and (2) the Global Policies;

             (iv)  inclusion of new participants in the Joint Venture;

              (v) formation of any JV Entity other than a GBN Entity, an ROW Entity or an ROE Entity;

             (vi)  subject to the right of a Party to implement a NAFTA
                   Plan Action or an ROE Plan Action, determining the timing of and manner in which services within the scope of the International Telecommunications Services
                   Business will be provided by the Joint Venture;

            (vii) adopting for the Joint Venture and the JV Entities the following policies, principles and standards regarding:

                   (A) uniform standards for product development and management;

                   (B) coherent marketing and sales force organization standards and common brands;

                   (C) principles of global account management to motivate the Parties, the JV Entities and their respective employees as appropriate;

                   (D)  transfer pricing standards;

                   (E) principles to ensure that the acquisitions, investments and other operations of the Regional
                        Operating Groups and the GBN Group (and the operations of FT and DT (through Atlas) and Sprint and Sprint Sub in the relevant Home Countries relating to the Joint Venture) are consistent with the Global Policies;

                   (F)  principles to ensure coherent business development;

                   (G) principles to ensure coherent intellectual property management and development within the Joint
                        Venture;

                   (H) programs to develop, and specifications of, global platforms, including principles designed to establish coherent billing, services, administration and maintenance procedures;

                   (I) uniform service levels and standards for each service within the scope of the Joint Venture;

                   (J) network planning standards to ensure adequate capacity and seamless services worldwide;

                   (K)  the principles of the design, planning,
                        administration and maintenance of the Global
                        Backbone Network, which principles shall be developed in coordination with the GBN Group;

                   (L) overall personnel and compensation policies: (A) to create incentives for employees to seek the success of the Joint Venture, rather than of any one of the JV Entities; and (B) to facilitate the transfer of employees among the various regions;

                   (M)  accounting and tax principles;

                   (N) policies regarding the coordination of ethical and legal compliance policies of the Regional Operating
                        Groups and the GBN Group;

                   (O) principles designed to ensure that a balanced representation of the Sprint Parties and the FT/DT
                        Parties exists among the key officers of the Regional Operating Groups and the GBN Group; and

                   (P) policies supporting the marketing and product development needs of the Global Backbone Network, the ROW Group and the ROE Group (and of FT, DT and
                        Atlas and Sprint and Sprint Sub in the relevant
                        Home Countries relating to the Venture Business);

           (viii)  resolving Deadlocks;

             (ix)  approval of any investment by a JV Entity in a National
                   Operation or Public Telephone Operator;

              (x)  approval of any Affiliation Agreement between a JV
                   Entity and a National Operation or a Public Telephone
                   Operator;

             (xi)  the selection of Certified Public Accountants for the JV
                   Entities; and

            (xii)  any other matter which has been assigned to the Global
                   Venture Board pursuant to the terms of this Agreement or any other Operative Agreement.

                   (d) Consistent with Section 3.1(c), the Parties agree, and shall give instructions to their respective representatives on the Global Venture Board, that the purpose of the Global Venture
         Board is to establish and resolve matters of policy and not engage in the management of the JV Entities, which management shall be effected in accordance with the Global Policies and the Business
         Plans by the Governing Boards and the management of each JV Entity without referring, unless required pursuant to this Agreement or the other Operative Agreements, such matters to the Global Venture
         Board.

                   (e) No Global Policy shall change the rights or obligations of the Parties under any Operative Agreement.

              Section 3.2.   Responsibility for Global and Regional
         Functions. The Parties have allocated to the ROW Group and the ROE Group certain global functions as listed in Schedule 3.2 hereto. For each global function, a corresponding regional function (i) in the ROE Territory will be allocated to the ROE
         Parent Entity and (ii) in the ROW Territory will be allocated to the ROW Parent Entity. Atlas will perform the global functions and regional functions allocated to the ROE Group, as a legal entity, pursuant to the Atlas/ROE Services Agreement, a contract between Atlas and the ROE Group which will set out, among other things, the scope of services to be provided by Atlas, the compensation to be paid for such services, and transition arrangements consistent with the Transition Plan pursuant to which Atlas will continue to provide services for a transitional period
         (of up to a maximum of five years) to the Joint Venture in the event of a termination of the Joint Venture. Subject to Sections
         18.1(a)(v) and (vi), the Global Venture Board may from time to time create new global functions, delete existing global functions or change the allocation of any global functions.

              Section 3.3. Global Staff. The Global Venture Board shall have the authority to appoint such staff as it may determine is desirable in order to support the performance of the functions of the Global Venture Board and the Global Venture Committee. The responsibilities of such staff shall be determined by the Global
         Venture Board.

              Section 3.4.   Delegation of Authority by the Global Venture
         Board. The Global Venture Board is expressly empowered to delegate from time to time such of its authorities and responsibilities under this Agreement and the other Operative
         Agreements as it may determine to the Global Venture Committee or the Global Venture Office, upon such terms and conditions as the Global Venture Board may determine; provided that the Global
         Venture Board shall not delegate to the Global Venture Committee or the Global Venture Office its authority or responsibility with respect to the matters described in Section 3.1(c)(ii) or (iv) and shall not delegate to the Global Venture Office its authority or responsibility with respect to the matters described in
         Section 3.1(c)(vi), (vii) or (x).

              Section 3.5. Formation of Regional Networks. The Parties have agreed that the relevant ROE Entity or ROE Entities will establish and own a Pan-European Network as provided in Section
         5.1(b) and that the relevant ROW Entity or ROW Entities may establish one or more regional networks in the ROW Territory as provided in Section 4.1(b). The Parties agree that, except as set forth in Sections 3.1(c) and (d) and as to technical standards for interconnection and as necessary in the judgment of the Global
         Venture Board to ensure uniform and seamless delivery of services of the Joint Venture, the relevant Regional Operating Group shall be responsible for planning, operating and managing the Pan-
         European Network and any ROW regional network.

              Section 3.6.   Composition and Responsibilities of the Global
         Venture Committee.

                   (a) The Parties agree to constitute, effective on the date hereof or as soon thereafter as reasonably practicable, a Global Venture Committee consisting of, except as provided in
         Section 18.1, or as otherwise determined by action of the Global
         Venture Board, (i) two representatives designated by each of the representatives on the Global Venture Board, which Persons shall be voting representatives on the Global Venture Committee, and
         (ii) the Chief Executive Officer of the ROW Parent Entity and the two Chief Executive Officers of Atlas, which Persons shall be nonvoting members of the Global Venture Committee. The Global
         Venture Board may increase or decrease the number of voting members of the Global Venture Committee at any time, provided that each representative on the Global Venture Board shall be entitled to designate an equal number of voting representatives.

                   (b) On the Closing Date and annually thereafter, the Global Venture Committee shall elect a Chairman in accordance with procedures to be agreed to by the Parties on or prior to the Closing Date. Unless otherwise agreed by the Parties, the Chairman of the Global Venture Committee shall be one of the representatives on the Global Venture Committee of the Party which the Chairman of the Global Venture Board represents.

                   (c) The Global Venture Committee shall have such authorities and responsibilities as may be delegated to it pursuant to Section 3.4 by the Global Venture Board or as may be granted to it pursuant to this Agreement.

                   (d) The Global Venture Committee is expressly empowered to delegate from time to time such of its authorities and responsibilities under this Agreement and the other Operative
         Agreements as it may determine to the Global Venture Office, upon such terms and conditions as the Global Venture Committee may determine; provided that the Global Venture Committee shall not delegate to the Global Venture Office any authority or responsibility with respect to the matters described in Section
         3.1(c)(vi), (vii) or (x) which may be delegated to the Global
         Venture Committee by the Global Venture Board.

              Section 3.7.   Composition and Responsibilities of the Global
         Venture Office.

                   (a) The Parties agree to constitute, effective on the Closing Date or as soon as reasonably practicable thereafter, the Global Venture Office consisting of, except as provided in Section
         18.1 or as may otherwise be determined by action of the Global
         Venture Board, the Chief Executive Officer of the ROW Parent
         Entity and the two Chief Executive Officers of Atlas.

                   (b) On the Closing Date and annually thereafter, the Global Venture Office shall elect a Chairman who shall be one of the members of the Global Venture Office. Unless otherwise agreed by the Parties, the position of Chairman shall be filled in accordance with procedures to be agreed to by the Parties on or prior to the Closing Date.

                   (c) The Global Venture Office shall have such authorities and responsibilities as may be delegated to it by the Global Venture Board pursuant to Section 3.4 or the Global Venture
         Committee pursuant to Section 3.6(d) or as may be granted to it pursuant to this Agreement.

              Section 3.8.  Senior Strategic Planning Officer.  The Senior
         Strategic Planning Officer shall have such authorities and responsibilities as may be delegated to such officer by the Global
         Venture Board through the Global Venture Office or as may be granted to such officer pursuant to this Agreement, provided that the Global Venture Board shall not delegate to the Senior
         Strategic Planning Officer any authority or responsibility which it would not have the right to delegate to the Global Venture
         Committee or the Global Venture Office pursuant to Section 3.4.
         The Senior Strategic Planning Officer shall report to the Global
         Venture Office.  The Global Venture Office shall establish a
         Strategic Planning Committee to assist the Senior Strategic
         Planning Officer. The Senior Strategic Planning Officer shall be the Chairman of such committee, the members of which shall include such officers and employees of the ROW Group and the ROE Group as shall be appointed by the Global Venture Office.

              Section 3.9.   Expenses of Global Venture Board, Global
         Venture Committee and Global Venture Office, Etc. Unless otherwise determined by the Parties, Sprint, FT and DT shall each pay one-third of the expenses of each of the Global Venture Board, the Global Venture Committee, the Global Venture Office and the
         Strategic Planning Committee in accordance with such procedures as may be established by the Global Venture Board.

              Section 3.10.  General Governance Provisions.

                   (a)  The Global Venture Board, the Global Venture
         Committee and the Global Venture Office shall operate in accordance with the general governance provisions contained in
         Article 7.

                   (b)  Subject to Sections 18.1(a)(v) and (vi), the Global
         Venture Board is expressly empowered to, from time to time: (i) change or rescind any of the provisions applicable to the Global
         Venture Committee, the Global Venture Office, the Senior Strategic
         Planning Officer or the Strategic Planning Committee contained in
         Article 7; (ii) abolish the Global Venture Committee, the Global
         Venture Office, the position of Senior Strategic Planning Officer or the Strategic Planning Committee; (iii) modify the composition of the Global Venture Committee, the Global Venture Office or the
         Strategic Planning Committee; or (iv) to the extent permitted by Sections 3.4 and 3.8, change or rescind the authorities and responsibilities granted, directly or indirectly, to the Global
         Venture Committee, the Global Venture Office, the Strategic
         Planning Committee or the Senior Strategic Planning Officer pursuant to this Agreement; provided that while a Party has the Tie-Breaking Vote, no action shall be taken by the Global Venture
         Board with respect to the matters described in clause (i), (ii),
         (iii) or (iv) to the extent they relate to the Global Venture
         Committee, unless such action is taken by a unanimous vote of all members of the Global Venture Board at a meeting at which all members are present in person or by proxy.


                                     ARTICLE 4.

                                    THE ROW GROUP

              Section 4.1.   Purpose and Scope of the ROW Group.

                   (a)  Subject to Sections 3.1(c) and (d), the relevant
         ROW Entities shall conduct the Venture Business in the ROW
         Territory in accordance with the Business Plan of the ROW Group
         (subject to Section 8.2) and the Global Policies, including:

              (i)  providing services within the scope of the Venture
                   Business, either directly or through distributors or agents, to its customers, the other JV Entities and the Parties within the ROW Territory;

             (ii)  business development within the scope of the Venture
                   Business within the ROW Territory;

            (iii) marketing and delivering in the ROW Territory the products and services provided by the Global Backbone
                   Network, either directly or through distributors or agents;

             (iv) investments in, and the operation and management of, National Operations and Public Telephone Operators within the ROW Territory as provided in Section 10.3(f);

              (v) performing the agreements and arrangements to be performed by them according to the relevant Operative
                   Agreements; and

             (vi) administration of the ROW Group, subject to the allocation of global functions as provided in Section
                   3.2.

                   (b) The ROW Group may establish one or more regional networks in accordance with such policies, strategies and standards as shall be agreed upon by the Parties.

                   (c) The ROW Group may enter into an agreement with Sprint or any of its Affiliates pursuant to which one or more ROW
         Entities will agree to manage any International Telecommunications
         Services Business of Sprint or any of its Affiliates not transferred to a JV Entity pursuant to the Master Transfer
         Agreement.

              Section 4.2.   Formation of the ROW Parent Entity.

                   (a) As promptly as practicable following the date of this Agreement, the Sprint Parties and the FT/DT Parties shall take all steps necessary to form the ROW Parent Entity in such form of organization and under the laws of such jurisdiction as agreed to by the Parties.

                   (b) Prior to the Closing Date, the ROW Parent Entity shall not (i) conduct any business operations whatsoever, or (ii) enter into any Contract of any kind, acquire any assets or incur any liabilities, in each case except as may be approved in writing by the Parties and except for organizational expenses as may be approved in writing by the Parties. If this Agreement is terminated prior to the Closing Date, the ROW Parent Entity shall be dissolved.

                   (c) The name and the initial principal place of business of the ROW Parent Entity shall be specified in its Constituent Documents or in the ROW Shareholders Agreement. The
         ROW Parent Entity's offices shall be separate from the offices of the Parties, except as otherwise agreed by the Parties. The principal place of business of the ROW Parent Entity may be transferred to such other place as may be designated by the Parties.

                   (d)  Except as otherwise provided herein or in the ROW
         Shareholders Agreement, the ROW Constituent Documents or the Tax
         Matters Agreement, Sprint Sub shall in the aggregate own directly or indirectly 50% of the voting equity interests of the ROW Parent
         Entity, and Atlas shall in the aggregate own directly or indirectly 50% of the voting equity interests of the ROW Parent
         Entity. The Parties acknowledge that the Tax Matters Agreement or the ROW Shareholders Agreement may provide that Sprint, FT and DT may hold, directly or indirectly, the equity interests in the ROW
         Parent Entity.

              Section 4.3.   Composition of the ROW Board.

                   (a)  The ROW Parent Entity shall be managed by the ROW
         Board, which shall consist of four voting representatives and two nonvoting representatives. Except as provided herein or in the ROW Shareholders Agreement or the ROW Constituent Documents,
         Sprint Sub shall be entitled to designate two voting representatives to the ROW Board, and Atlas shall be entitled to designate two voting and two nonvoting representatives to the ROW
         Board; provided that to the extent Applicable Law does not permit nonvoting representatives to serve on the ROW Board, Atlas may designate a number of persons equal to the number of nonvoting representatives which it would otherwise be entitled to designate pursuant to this Section 4.3(a), which persons shall be entitled to attend all meetings of the ROW Board but shall not be entitled to vote on any issue considered by the ROW Board. Except as otherwise determined by the Global Venture Board, the Sprint
         Parties agree to cause at least one of the voting representatives designated by Sprint Sub to serve on the ROW Board to also serve as a voting representative on the GBN Board and the ROE Board, and the FT/DT Parties agree to cause at least one of the voting representatives designated by Atlas to serve on the ROW Board to also serve as a voting representative on the GBN Board and the ROE
         Board. In each election of voting representatives, Atlas and Sprint Sub shall vote their equity interests in the ROW Parent
         Entity to effect the election of the ROW Board nominees so designated. Each of the Parties agrees to cause its designated representatives on the ROW Board to act in accordance with the Business Plan of the ROW Group (except as contemplated by Section
         8.2) and the Global Policies.

                   (b)  Promptly after the formation of the ROW Parent
         Entity, the ROW Board shall elect a Chairman who shall serve in such capacity until the Closing Date. On the Closing Date and annually thereafter, the ROW Board shall elect a Chairman in accordance with procedures to be agreed to by the Parties on or prior to the Closing Date.

                   (c) Subject to Applicable Law, the ROW Board shall operate in accordance with the general governance provisions contained in Article 7.

              Section 4.4.  Actions Requiring Unanimous Vote.
         Notwithstanding anything in Section 7.1(c) to the contrary and subject to Sections 8.2 and 18.1, the following matters shall require the affirmative vote of all voting representatives on the ROW Board:

                   (a)  final approval of a Business Plan or any other Plan
         Action with respect to the ROW Group;

                   (b) approval of any transactions or series of related transactions (excluding the execution and performance of any Operative Agreement and any amendment to any Operative Agreement) between any ROW Entity and any of the Parties or their respective
         Affiliates or any material amendments to such approved transactions, except for Exempt Related Party Transactions;

                   (c)  changes in share capitalization of any ROW Entity;

                   (d) admission to any ROW Entity of any Person other than the Parties or, except as specifically provided herein or in the ROW Shareholders Agreement or the ROW Constituent Documents, the issuance of any equity interest in any ROW Entity to any Person;

                   (e)  any amendment to the ROW Constituent Documents;

                   (f) material decisions regarding the ROW Group technology or network architecture which would have a material effect on the ability of the JV Entities to provide seamless global telecommunication services in accordance with the terms of and as contemplated by this Agreement and the other Operative
         Agreements;

                   (g) formation of any ROW Entity, unless permitted without the affirmative vote of all voting representatives on the ROW Board pursuant to the ROW Shareholders Agreement or the ROW
         Constituent Documents;

                   (h)  voluntary dissolution or winding-up of any ROW
         Entity or voluntary initiation by and with respect to any ROW
         Entity of bankruptcy or similar proceedings, unless permitted without the affirmative vote of all voting representatives on the ROW Board pursuant to the ROW Shareholders Agreement or the ROW
         Constituent Documents;

                   (i) the declaration or payment of any dividend or other distribution by any ROW Entity (whether in cash or property or by issuance of equity interests in any ROW Entity) or the direct or indirect redemption, retirement, purchase or other acquisition of any equity interests in any ROW Entity by such ROW Entity, except to the extent such dividend, distribution, redemption, retirement, purchase or other acquisition (x) is required pursuant to the terms of such equity interests or (y) is permitted without the affirmative vote of all the voting representatives on the ROW
         Board pursuant to the ROW Shareholders Agreement or the ROW
         Constituent Documents;

                   (j)  an investment by any ROW Entity in a National
         Operation or a Public Telephone Operator pursuant to Section
         10.3(f);

                   (k) any amendment to an Operative Agreement to which any ROW Entity is a party;

                   (l) subject to Section 16.8(d), approval of the terms and conditions of any Affiliation Agreement to which any ROW
         Entity is a party and any material amendment of such terms and conditions;

                   (m) approval of the terms and conditions of any management agreement pursuant to Section 4.1(c); and

                   (n)  any action described in any other Operative
         Agreement or other agreement relating to the Joint Venture to which a JV Entity within the ROW Group is a party which expressly requires such action to be approved by unanimous action of the ROW
         Board.

              Section 4.5.   ROW Officers.  The principal officers of the
         ROW Parent Entity shall consist of a Chief Executive Officer and such other officers as may be appointed by the ROW Board in accordance with this Section 4.5. Until the third anniversary of the Closing Date, the Chief Executive Officer of the ROW Parent
         Entity shall be appointed and removed exclusively by the ROW Board representatives designated by the Sprint Parties after consultation with the FT/DT Parties, provided that the ROW Board representatives designated by the FT/DT Parties may appoint and remove the Chief Executive Officer of the ROW Parent Entity during such time as the FT/DT Parties have the Tie-Breaking Vote.
         Following the third anniversary of the Closing Date, subject to
         Section 18.1, the Chief Executive Officer of the ROW Parent Entity shall be appointed and removed by unanimous action of the ROW
         Board. Subject to Section 18.1, all other principal officers of the ROW Parent Entity shall be appointed by unanimous action of the ROW Board. The Chief Executive Officer of the ROW Parent
         Entity will propose persons, with the concurrence of the Global
         Venture Office, to be considered by the ROW Board for such positions. The principal officers of the ROW Parent Entity will report to the Chief Executive Officer of the ROW Parent Entity.

              Section 4.6.   Other ROW Entities.  One or more ROW Parent
         Entities may be established pursuant to the Tax Matters Agreement.
         If the Tax Matters Agreement provides for more than one ROW Parent
         Entity, the Parties shall designate one ROW Entity as the ROW
         Parent Entity for purposes of approving the matters described in
         Section 4.4. The ROW Board may also establish from time to time one or more additional ROW Entities in order to conduct the business of the ROW Group in one or more countries within the ROW
         Territory.  Each such ROW Entity shall be a Wholly Owned
         Subsidiary of the ROW Parent Entity, unless after taking into account tax, regulatory, business and other considerations which they deem relevant, the Parties determine that such ROW Entity should be owned directly or indirectly by Sprint, FT and DT.
         Except as provided herein or in the ROW Shareholders Agreement, the ROW Constituent Documents or the Tax Matters Agreement, if such ROW Entity is owned directly or indirectly by Sprint, FT and DT, (i) Sprint shall in the aggregate own directly or indirectly
         50% of the voting equity interests in such ROW Entity and FT and DT shall in the aggregate own directly or indirectly 50% of the voting equity interests in such ROW Entity, and (ii) the governance structure for such ROW Entity shall be identical to the governance structure for the ROW Parent Entity as provided in the ROW Shareholders Agreement. The Parties will take all necessary or appropriate actions to maintain the governance rights of the Parties with respect to the ROW Parent Entity and each other ROW
         Entity as set forth in this Agreement, the ROW Shareholders
         Agreement and the ROW Constituent Documents.


                                     ARTICLE 5.

                                    THE ROE GROUP

              Section 5.1.   Purpose and Scope of the ROE Group.

                   (a)  Subject to Sections 3.1(c) and (d), the relevant
         ROE Entities shall conduct the Venture Business in the ROE
         Territory in accordance with the Business Plan of the ROE Group
         (subject to Section 8.3) and the Global Policies, including:

              (i)  providing services within the scope of the Venture
                   Business, either directly or through distributors or agents, to its customers, the other JV Entities and the Parties within the ROE Territory;

             (ii)  business development within the scope of the Venture
                   Business within the ROE Territory;

            (iii) marketing and delivering in the ROE Territory the products and services provided by the Global Backbone
                   Network, either directly or through distributors or agents;

             (iv) investments in, and the operation and management of, National Operations and Public Telephone Operators within the ROE Territory as provided in Section 10.3(f);

              (v) performing the agreements and arrangements to be performed by them according to the relevant Operative
                   Agreements; and

             (vi) administration of the ROE Group, subject to the allocation of global functions as provided in Section
                   3.2.

                   (b)  The ROE Group will establish the Pan-European
         Network in accordance with such policies, strategies and standards as shall be agreed upon by the Parties.

              Section 5.2.   Formation of the ROE Parent Entity.

                   (a) As promptly as practicable following the date of this Agreement, the Sprint Parties and the FT/DT Parties shall take all steps necessary to form the ROE Parent Entity in such form of organization and under the laws of such jurisdiction as agreed to by the Parties.

                   (b) Prior to the Closing Date, the ROE Parent Entity shall not (i) conduct any business operations whatsoever, or (ii) enter into any Contract of any kind, acquire any assets or incur any liabilities, in each case except as may be approved in writing by the Parties and except for organizational expenses as may be approved in writing by the Parties. If this Agreement is terminated prior to the Closing Date, the ROE Parent Entity shall be dissolved.

                   (c) The name and the initial principal place of business of the ROE Parent Entity shall be specified in its Constituent Documents or in the ROE Shareholders Agreement. The
         ROE Parent Entity's offices shall be separate from the offices of the Parties, except as otherwise agreed by the Parties. The principal place of business of the ROE Parent Entity may be transferred to such other place as may be designated by the Parties.

                   (d)  Except as otherwise provided herein or in the ROE
         Shareholders Agreement, the ROE Constituent Documents or the Tax
         Matters Agreement, Sprint Sub shall in the aggregate own directly or indirectly 33 1/3% of the voting equity interests of the ROE
         Parent Entity, and Atlas shall in the aggregate own directly or indirectly 66 2/3% of the voting equity interests of the ROE
         Parent Entity.

              Section 5.3.  Composition of the ROE Board.

                   (a)  The ROE Parent Entity shall be managed by the ROE
         Board, which shall consist of six voting representatives. Except as provided herein or in the ROE Shareholders Agreement or the ROE
         Constituent Documents, Sprint Sub shall be entitled to designate two voting representatives to the ROE Board, and Atlas shall be entitled to designate four voting representatives to the ROE
         Board.  Except as otherwise determined by the Global Venture
         Board, the Sprint Parties agree to cause at least one of the voting representatives designated by Sprint Sub to serve on the ROE Board to also serve as a voting representative on the GBN
         Board and the ROW Board, and the FT/DT Parties agree to cause at least one of the voting representatives designated by Atlas to serve as a voting representative on the ROE Board to also serve as a voting representative on the GBN Board and the ROW Board. In each election of voting representatives, Atlas and Sprint Sub shall vote their equity interests in the ROE Parent Entity to effect the election of the ROE Board nominees so designated. Each of the Parties agrees to cause its designated representatives on the ROE Board to act in accordance with the Business Plan of the ROE Group (except as contemplated by Section 8.3) and the Global
         Policies.

                   (b)  Promptly after the formation of the ROE Parent
         Entity, the ROE Board shall elect a Chairman who shall serve in such capacity until the Closing Date. On the Closing Date and annually thereafter, the ROE Board shall elect a Chairman in accordance with procedures to be agreed to by the Parties on or prior to the Closing Date.

                   (c) Subject to Applicable Law, the ROE Board shall operate in accordance with the general governance provisions contained in Article 7.

              Section 5.4.  Actions Requiring Unanimous Vote.
         Notwithstanding anything in Section 7.1(c) to the contrary and subject to Sections 8.3 and 18.1, the following matters shall require the affirmative vote of all voting representatives on the ROE Board:

                   (a)  final approval of a Business Plan or any other Plan
         Action with respect to the ROE Group;

                   (b) approval of any transactions or series of related transactions (excluding the execution and performance of any Operative Agreement and any amendment to any Operative Agreement) between any ROE Entity and any of the Parties or their respective
         Affiliates or any material amendments to such approved transactions, except for Exempt Related Party Transactions;

                   (c)  changes in share capitalization of any ROE Entity;

                   (d) admission to any ROE Entity of any Person other than the Parties or, except as specifically provided herein or in the ROE Shareholders Agreement or the ROE Constituent Documents, the issuance of any equity interest in any ROE Entity to any Person;

                   (e)  any amendment to the ROE Constituent Documents;

                   (f) material decisions regarding the ROE Group technology or network architecture which would have a material effect on the ability of the JV Entities to provide seamless global telecommunication services in accordance with the terms of and as contemplated by this Agreement and the other Operative
         Agreements;

                   (g) formation of any ROE Entity, unless permitted without the affirmative vote of all voting representatives on the ROE Board pursuant to the ROE Shareholders Agreement or the ROE
         Constituent Documents;

                   (h)  voluntary dissolution or winding-up of any ROE
         Entity or voluntary initiation by and with respect to any ROE
         Entity of bankruptcy or similar proceedings, unless permitted without the affirmative vote of all voting representatives on the ROE Board pursuant to the ROE Shareholders Agreement or the ROE
         Constituent Documents;

                   (i) the declaration or payment of any dividend or other distribution by any ROE Entity (whether in cash or property or by issuance of equity interests in any ROE Entity) or the direct or indirect redemption, retirement, purchase or other acquisition of any equity interests in any ROE Entity by such ROE Entity, except to the extent such dividend, distribution, redemption, retirement, purchase or other acquisition (x) is required pursuant to the terms of such equity interests or (y) is permitted without the affirmative vote of all the voting representatives on the ROE
         Board pursuant to the ROE Shareholders Agreement or the ROE
         Constituent Documents;

                   (j)  an investment by any ROE Entity in a National
         Operation or a Public Telephone Operator pursuant to Section
         10.3(f);

                   (k) any amendment to an Operative Agreement to which any ROE Entity is a party;

                   (l) subject to Section 16.8(d), approval of the terms and conditions of any Affiliation Agreement to which any ROE
         Entity is a party and any material amendment of such terms and conditions; and

                   (m)  any action described in any other Operative
         Agreement or other agreement relating to the Joint Venture to which a JV Entity within the ROE Group is a party which expressly requires such action to be approved by unanimous action of the ROE
         Board.

              Section 5.5.   ROE Officers.  The principal officers of the
         ROE Parent Entity shall consist of a Chief Executive Officer and such other officers as may be appointed by the ROE Board in accordance with this Section 5.5. The Chief Executive Officer of the ROE Parent Entity shall be appointed and removed exclusively by the ROE Board representatives designated by the FT/DT Parties after consultation with the Sprint Parties; provided that the ROE
         Board representatives designated by the Sprint Parties may appoint and remove the Chief Executive Officer of the ROE Parent Entity during such time as the Sprint Parties have the Tie-Breaking Vote.
         Subject to Section 18.1, all other principal officers of the ROE
         Parent Entity shall be appointed by unanimous action of the ROE
         Board. The Chief Executive Officer of the ROE Parent Entity will propose persons, with the concurrence of the Global Venture
         Office, to be considered by the ROE Board for such positions. The principal officers of the ROE Parent Entity will report to the Chief Executive Officer of the ROE Parent Entity.

              Section 5.6.   Other ROE Entities.  One or more ROE Parent
         Entities may be established pursuant to the Tax Matters Agreement.
         If the Tax Matters Agreement provides for more than one ROE Parent
         Entity, the Parties shall designate one ROE Entity as the ROE
         Parent Entity for purposes of approving the matters described in
         Section 5.4. The ROE Board may also establish from time to time one or more additional ROE Entities in order to conduct the business of the ROE Group in one or more countries within the ROE
         Territory.  Each such ROE Entity shall be a Wholly Owned
         Subsidiary of the ROE Parent Entity, unless after taking into account tax, regulatory, business and other considerations which they deem relevant, the Parties determine that such ROE Entity should be owned directly or indirectly by Sprint, FT and DT.
         Except as provided herein or in the ROE Shareholders Agreement, the ROE Constituent Documents or the Tax Matters Agreement, if such ROE Entity is owned directly or indirectly by Sprint, FT and DT, (i) Sprint shall in the aggregate own directly or indirectly
         33-1/3% of the voting equity interests in such ROE Entity and FT and DT shall in the aggregate own directly or indirectly 66-2/3% of the voting equity interests in such ROE Entity, and (ii) the governance structure for such ROE Entity shall be identical to the governance structure for the ROE Parent Entity as provided in the ROE Shareholders Agreement. The Parties will take all necessary or appropriate actions to maintain the governance rights of the Parties with respect to the ROE Parent Entity and each other ROE
         Entity as set forth in this Agreement, the ROE Shareholders
         Agreement and the ROE Constituent Documents.


                                     ARTICLE 6.

                             THE GLOBAL BACKBONE NETWORK

              Section 6.1.   Purpose and Scope of the GBN Group.

                   (a)  Subject to Sections 3.1(c) and (d) and Sections
         6.1(b) and (c), the relevant GBN Entities shall conduct the GBN
         Business in accordance with the Business Plan of the GBN Group
         (subject to Section 8.1) and the Global Policies, including:

                   (i)  planning and operating the Global Backbone Network;

                  (ii) strategic planning for the Global Backbone Network and consultation with the Regional Operating Groups, FT, DT,
              Atlas, Sprint and Sprint Sub and any Affiliated National
              Operations and Affiliated Public Telephone Operators regarding strategic plans insofar as they relate to networks or facilities interconnected with the Global Backbone
              Network; and

                 (iii)  administration of the GBN Group.

                   (b) The Parties agree that the JV Services and other traffic will be progressively routed over the Global Backbone
         Network to the extent appropriate and as agreed by the Parties in light of the regulatory environment and existing commercial arrangements to which any of the Parties are party.

                   (c) The Parties agree that, until such time as the Parties agree that such activities are to be conducted by the GBN
         Group, certain or all operational aspects of the GBN Business shall be conducted by the ROW Group and the ROE Group. During such time as any such aspects of the GBN Business are to be conducted by the ROW Group and the ROE Group, the Business Plan for the GBN Group shall set forth the allocation between the ROW
         Group and the ROE Group of responsibility and authority with respect to such aspects of the GBN Business.

              Section 6.2.   Formation of the GBN Parent Entity.

                   (a) As promptly as practicable following the date of this Agreement, the Sprint Parties and the FT/DT Parties shall take all steps necessary to form the GBN Parent Entity in such form of organization and under the laws of such jurisdiction as agreed to by the Parties.

                   (b) Prior to the Closing Date, the GBN Parent Entity shall not (i) conduct any business operations whatsoever, or (ii) enter into any Contract of any kind, acquire any assets or incur any liabilities, in each case except as may be approved in writing by the Parties and except for organizational expenses as may be approved in writing by the Parties. If this Agreement is terminated prior to the Closing Date, the GBN Parent Entity shall be dissolved.

                   (c) The name and the initial principal place of business of the GBN Parent Entity shall be specified in its Constituent Documents or in the GBN Shareholders Agreement.
         Except as provided in the GBN Shareholders Agreement, the GBN
         Parent Entity's offices shall be separate from the offices of the Parties, except as otherwise agreed by the Parties. The principal place of business of the GBN Parent Entity may be transferred to such other place as may be designated by the Parties.

                   (d)  Except as otherwise provided herein or in the GBN
         Shareholders Agreement, the GBN Constituent Documents or the Tax
         Matters Agreement, Sprint Sub shall in the aggregate own directly or indirectly 50% of the voting equity interests of the GBN Parent
         Entity, and Atlas shall in the aggregate own directly or indirectly 50% of the voting equity interests of the GBN Parent
         Entity. On the second anniversary of the Closing Date and annually thereafter, the Parties will review the ownership of the GBN Parent Entity and the other GBN Entities to determine whether the ownership interests of Sprint Sub and Atlas should be adjusted. Notwithstanding the preceding sentence, no such adjustment shall be made unless in their sole discretion the Parties determine that such adjustment is appropriate.

              Section 6.3.   Composition of the GBN Board.

                   (a)  The GBN Parent Entity shall be managed by the GBN
         Board, which shall consist of four voting representatives and two nonvoting representatives. Except as provided herein or in the GBN Shareholders Agreement, Sprint Sub shall be entitled to designate two voting representatives to the GBN Board, and Atlas shall be entitled to designate two voting and two nonvoting representatives to the GBN Board; provided that to the extent
         Applicable Law does not permit nonvoting representatives to serve on the GBN Board, Atlas may designate a number of persons equal to the number of nonvoting representatives which it would otherwise be entitled to designate pursuant to this Section 6.3(a), which persons shall be entitled to attend all meetings of the GBN Board but shall not be entitled to vote on any issue considered by the GBN Board. Except as otherwise determined by the Global Venture
         Board, the Sprint Parties agree to cause at least one of the voting representatives designated by Sprint Sub to serve on the GBN Board to also serve as a voting representative on the ROW
         Board and the ROE Board, and the FT/DT Parties agree to cause at least one of the voting representatives designated by Atlas to serve on the GBN Board to also serve as a voting representative on the ROW Board and the ROE Board. In each election of voting representatives, Atlas and Sprint Sub shall vote their equity interests in the GBN Parent Entity to effect the election of the GBN Board nominees so designated. Each of the Parties agrees to cause its designated representatives on the GBN Board to act in accordance with the Business Plan of the GBN Group (except as contemplated by Section 8.1) and the Global Policies.

                   (b)  Promptly after the formation of the GBN Parent
         Entity, the GBN Board shall elect a Chairman who shall serve in such capacity until the Closing Date. On the Closing Date and annually thereafter, the GBN Board shall elect a Chairman in accordance with procedures to be agreed to by the Parties on or prior to the Closing Date.

                   (c) Subject to Applicable Law, the GBN Board shall operate in accordance with the general governance provisions contained in Article 7.

              Section 6.4.  Actions Requiring Unanimous Vote.
         Notwithstanding anything in Section 7.1(c) to the contrary and subject to Sections 8.1 and 18.1, the following matters shall require the affirmative vote of all voting representatives on the GBN Board:

                   (a)  final approval of a Business Plan or any other Plan
         Action with respect to the GBN Group;

                   (b) approval of any transactions or series of related transactions (excluding the execution and performance of any Operative Agreement and any amendment to any Operative Agreement) between any GBN Entity and any of the Parties or their respective
         Affiliates or any material amendments to such approved transactions, except for Exempt Related Party Transactions;

                   (c)  changes in share capitalization of any GBN Entity;

                   (d) admission to any GBN Entity of any Person other than the Parties or, except as specifically provided herein or in the GBN Shareholders Agreement or the GBN Constituent Documents, the issuance of any equity interest in any GBN Entity to any Person;

                   (e)  any amendment to the GBN Constituent Documents;

                   (f) material decisions regarding the GBN Group technology or network architecture which would have a material effect on the ability of the JV Entities to provide seamless global telecommunication services in accordance with the terms of and as contemplated by this Agreement and the other Operative
         Agreements;

                   (g) formation of any GBN Entity, unless permitted without the affirmative vote of all voting representatives on the GBN Board pursuant to the GBN Shareholders Agreement or in the GBN
         Constituent Documents;

                   (h)  voluntary dissolution or winding-up of any GBN
         Entity or voluntary initiation by and with respect to any GBN
         Entity of bankruptcy or similar proceedings, unless permitted without the affirmative vote of all voting representatives on the GBN Board pursuant to the GBN Shareholders Agreement or the GBN
         Constituent Documents;

                   (i) the declaration or payment of any dividend or other distribution by any GBN Entity (whether in cash or property or by issuance of equity interests in any GBN Entity) or the direct or indirect redemption, retirement, purchase or other acquisition of any equity interests in any GBN Entity by such GBN Entity, except to the extent such dividend, distribution, redemption, retirement, purchase or other acquisition (x) is required pursuant to the terms of such equity interests or (y) is permitted without the affirmative vote of all the voting representatives on the GBN
         Board pursuant to the GBN Shareholders Agreement or the GBN
         Constituent Documents;

                   (j) any amendment to an Operative Agreement to which any GBN Entity is a party;

                   (k) subject to Section 16.8(d), approval of the terms and conditions of any Affiliation Agreement to which any GBN
         Entity is a party and any material amendment of such terms and conditions; and

                   (l)  any action described in any other Operative
         Agreement or other agreement relating to the Joint Venture to which a JV Entity within the GBN Group is a party which expressly requires such action to be approved by unanimous action of the GBN
         Board.

              Section 6.5. GBN Officers. Subject to Section 18.1, the principal officers of the GBN Parent Entity shall consist of a Chief Executive Officer and such other officers as may be appointed by unanimous action of the GBN Board. Such officers may also be officers or employees of ROW Entities or ROE Entities.
         The Chief Executive Officer of the GBN Parent Entity will propose persons, with the concurrence of the Global Venture Office, to be considered by the GBN Board for such positions. The principal officers of the GBN Parent Entity will report to the Chief
         Executive Officer of the GBN Parent Entity.

              Section 6.6.   Other GBN Entities.  One or more GBN Parent
         Entities may be established pursuant to the Tax Matters Agreement.
         If the Tax Matters Agreement provides for more than one GBN Parent
         Entity, the Parties shall designate one GBN Entity as the GBN
         Parent Entity for purposes of approving the matters described in
         Section 6.4. The GBN Board may also establish from time to time one or more additional GBN Entities in order to conduct the GBN
         Business. Each such GBN Entity shall be a Wholly Owned Subsidiary of the GBN Parent Entity, unless after taking into account tax, regulatory, business and other considerations which they deem relevant, the Parties determine that such GBN Entity should be owned directly or indirectly by Sprint, FT and DT. Except as provided herein or in the GBN Shareholders Agreement, the GBN
         Constituent Documents or the Tax Matters Agreement, if such GBN
         Entity is owned directly or indirectly by Sprint, FT and DT,
         (i) Sprint shall in the aggregate own directly or indirectly 50% of the voting equity interests in such GBN Entity and FT and DT shall in the aggregate own directly or indirectly 50% of the voting equity interests in such GBN Entity, and (ii) the governance structure for such GBN Entity shall be identical to the governance structure for the GBN Parent Entity as provided in the GBN Shareholders Agreement. The Parties will take all necessary or appropriate actions to maintain the governance rights of the Parties with respect to the GBN Parent Entity and each other GBN
         Entity as set forth in this Agreement, the GBN Shareholders
         Agreement and the GBN Constituent Documents.


                                     ARTICLE 7.

                                GOVERNANCE PROVISIONS

              Section 7.1.   Meetings; Quorum; Notice.

                   (a) The Chairman of each of the Global Venture Board, the Global Venture Committee, the Global Venture Office, the GBN
         Board, the ROW Board and the ROE Board (collectively, the
         "Boards") shall prepare or direct the preparation of the agenda for, and preside over, meetings of the Board on which he serves as Chairman. The Chairman shall deliver such agenda to each representative on the Board on which he serves as Chairman at least two Business Days prior to the giving of notice of a regular or special meeting, and any representative on such Board may add items to such agenda.

                   (b)  The Parties anticipate that (i) the Global Venture
         Board shall meet at least once every six months, (ii) the Global
         Venture Committee shall meet at least once every two months until the second anniversary of the Closing and thereafter once every six months (unless the representatives on the Global Venture
         Committee unanimously determine to meet more frequently) and (iii) regular meetings of all other Boards shall be held once every two months at such places and at such times as each such Board may from time to time determine, and to the extent applicable and possible shall be held at the same place and on the same date as the meetings of the other Boards and any other Governing Boards.
         Special meetings of any Board may be called by any representative on such Board and shall be held at such place as may be determined by such Board, and to the extent applicable and possible shall be held at the same place and on the same date as the special meetings, if any, of the other Boards and any other Governing
         Boards. Written notice of the time and place of each regular and special meeting of any Board shall be given by or at the direction of the Chairman of such Board to each representative on such Board, in the case of a regular meeting, at least ten Business
         Days, and in the case of a special meeting, at least two Business
         Days, before such meeting. Whenever notice is required to be given to any representative on any Board, such notice shall specify the agenda for such meeting and, to the extent appropriate, shall be accompanied by supporting documentation.
         The required notice to any representative may be waived by such representative in writing. Attendance by a representative at a meeting shall constitute a waiver of any required notice of such meeting by such representative, except when such representative attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not properly called or convened.

                   (c) Except as expressly provided in this Agreement, the presence of each representative (each voting representative in the case of the Global Venture Committee) shall be required to constitute a quorum for the transaction of any business by the Global Venture Board, the Global Venture Committee or the Global
         Venture Office and the presence of at least one of the voting representatives of each of Sprint Sub and Atlas shall be required to constitute a quorum for the transaction of any business by the GBN Board, the ROW Board or the ROE Board. Each Party shall use its reasonable efforts to ensure the existence of a quorum at any duly convened meeting of any Board. Except as expressly provided in this Agreement, no action shall be taken by the Global Venture
         Board, the Global Venture Committee or the Global Venture Office with respect to any matter without the affirmative vote of all of the representatives (all the voting representatives in the case of the Global Venture Committee) on such Board present at a duly constituted meeting and no action shall be taken by the GBN Board, the ROW Board or the ROE Board with respect to any matter without the affirmative vote of a majority of the voting representatives of such Board present at a duly constituted meeting. With respect to the GBN Board, the ROW Board and the ROE Board, if fewer than all of the voting representatives designated to such Board by a given Party are present at a meeting, to the extent permitted by Applicable Law, each representative or representatives of a Party present at such meeting shall be entitled to vote the entire voting power held by all voting representatives designated by such Party. If more than one voting representative appointed by a given Party is present at a meeting, to the extent permitted by Applicable Law, such representatives shall vote such Party's entire voting power in the same manner.

                   (d) While the Parties intend that the representatives on each of the Boards shall attend meetings of such Boards in person, the Parties acknowledge that representatives may from time to time be prevented from doing so due to various circumstances.
         Representatives on each Board may, therefore, to the extent permitted by Applicable Law, participate in a meeting of such Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 7.1(d) shall constitute presence in person at such meeting, except where a representative participates in the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not properly called or convened.

                   (e) To the extent permitted by Applicable Law, any action required or permitted to be taken at a meeting of any Board may be taken without a meeting if a written consent, setting forth the action so taken, is signed by all the representatives on such Board and filed with the minutes of the proceedings of such Board.
         Such consent shall have the same force and effect as a unanimous affirmative vote of the representatives on such Board.

                   (f) Each Party may designate by written notice to the other Parties an alternate representative to act in the absence of the representative on the Global Venture Board designated by such Party. Each representative on the Global Venture Board may designate by written notice to the other representatives on the Global Venture Board an alternate voting representative to act in the absence of the voting representative on the Global Venture
         Committee designated by such representative on the Global Venture
         Board. Each member of the Global Venture Office may designate by written notice to the other Parties and the Global Venture Office an alternate member to act in the absence of such member on the Global Venture Office. To the extent permitted by Applicable Law, each of Sprint Sub and Atlas may designate by written notice to the other an alternate voting representative to act in the absence of any of its voting representatives on the GBN Board, the ROW
         Board and the ROE Board. The participation and acts (including the execution of any document) by any alternate representative shall be deemed to be the act of the representative for whom the alternate representative is acting (and any alternate representative of the Chairman of any Board shall have all the powers of the Chairman of such Board in each case) without any evidence of the absence or unavailability of such representative
         (or the Chairman of such Board). The Parties shall designate to each other their initial nominees to serve on the Global Venture
         Committee, the Global Venture Office, the GBN Board, the ROW Board and the ROE Board on or prior to the Closing Date.

              Section 7.2.   Removal; Resignation; Vacancies.  The
         representatives on each Board shall hold office at the pleasure of the Party or other person which designated them. Any such Party or person may at any time, by written notice to each other Party and to the applicable Board, remove (with or without cause) its representative or an alternate representative on such Board and designate a new representative or alternate representative.
         Subject to Applicable Law, no representative or alternate representative may be removed except by the Party or person designating the same. Any representative on any Board may resign at any time by giving written notice to the Party or other person which appointed such representative and to such Board. Such resignation shall take effect on the date shown on or specified in such notice or, if such notice is not dated and the date of resignation is not specified in such notice, on the date of the receipt of such notice by the applicable Board. No acceptance of such resignation shall be necessary to make it effective. Any vacancy on any Board shall be filled only by the Party or person whose representative has caused the vacancy by giving written notice to such Board and to each other Party, and each of the Parties agrees, as necessary, to vote, or to cause its designated representatives on such Board to vote, for any person so nominated by the Party or other person whose representative has caused such vacancy.

              Section 7.3. No Remuneration. Unless the Parties otherwise agree, no person shall be entitled to any fee, remuneration or compensation in connection with his service as a representative or alternate representative on or as a member of any Board.


                                     ARTICLE 8.

                     SPECIAL MATTERS, PLAN ACTIONS AND DEADLOCKS

              Section 8.1.  GBN Special Matters.

                   (a)  If a GBN Special Matter is implemented pursuant to
         Section 8.5(g)(3), the assets, business and any related liabilities contemplated by such GBN Special Matter (the "GBN
         Special Matter Project") shall be owned by the Party which has declared such GBN Special Matter (the "GBN Proposing Party") in a separate entity outside of the Joint Venture. The GBN Proposing
         Party agrees that during the GBN Special Matter Period (or, if the GBN Non-Proposing Party elects to cause the GBN Board to direct the GBN Parent Entity to purchase the GBN Special Matter Project pursuant to Section 8.1(b), until the date the closing of such purchase is consummated or abandoned in accordance with
         Section 8.4):

              (i)  such entity will be a Wholly Owned Subsidiary of the GBN
                   Proposing Party (the "GBN Special Matter Subsidiary");

             (ii) the GBN Special Matter Subsidiary will not engage in any business other than the ownership, operation and management of such GBN Special Matter Project;

            (iii)  the GBN Special Matter Subsidiary and the GBN Parent
                   Entity shall enter into an Affiliation Agreement in accordance with Section 16.8;

             (iv) all costs of such GBN Special Matter will be funded by the GBN Special Matter Subsidiary; and

              (v) the GBN Proposing Party shall keep separate books and records that account for and record the contributions made to, the results of the operations and activities of, and the distributions made and dividends paid by the GBN Special Matter Subsidiary that owns such GBN Special
                   Matter Project.

                   (b) During the GBN Special Matter Period, the voting representatives on the GBN Board of the Party whose voting representatives on the GBN Board did not approve the GBN Special
         Matter (the "GBN Non-Proposing Party") shall have the right
         (subject, in the event that a Sprint Party is the GBN
         Non-Proposing Party, to approval of the exercise of such right in accordance with Section 15.38) to cause the GBN Board to direct the GBN Parent Entity to purchase from the GBN Proposing Party
         (and in such case the Parties, as necessary, shall vote their Venture Interests, and cause their representatives on the GBN
         Board to vote, in favor of such action), and the GBN Proposing
         Party shall agree to sell, such GBN Special Matter Project. The purchase price to be paid shall be equal to the Appraised Value of such GBN Special Matter Project at the time that the voting representatives of the GBN Non-Proposing Party on the GBN Board cause the GBN Parent Entity to exercise its right to purchase the GBN Special Matter Project as determined in accordance with
         Section 17.8. The Parties shall negotiate in good faith, for a period not to exceed sixty (60) days, to structure the GBN Parent
         Entity's purchase of the GBN Special Matter Project so as to minimize the tax consequences of such purchase to the parties thereto, including purchasing all of the outstanding equity interests of the GBN Special Matter Subsidiary. However, if at the end of such sixty (60) day period the Parties are unable to reach agreement with respect to an alternative structure, the GBN
         Parent Entity shall have the right to purchase the assets comprising the GBN Special Matter Project (subject to assuming the related liabilities) for an amount of cash equal to the Appraised
         Value thereof. The closing of any such transaction pursuant to this Section 8.1(b) shall be effected in accordance with Section
         8.4.  If at the end of the GBN Special Matter Period, the GBN
         Parent Entity has not been directed to purchase the GBN Special
         Matter Project, or if such transaction has been abandoned, any Affiliation Agreement entered into between the GBN Special Matter
         Subsidiary and the GBN Parent Entity pursuant to Section
         8.1(a)(iii) shall remain in effect in accordance with its terms.

                   (c) No GBN Special Matter shall be deemed an amendment of this Agreement or any other Operative Agreement. No Party shall Offer, or cause any JV Entity to Offer, any Restricted
         Services pursuant to a GBN Special Matter. To the extent that any provision of a GBN Special Matter deals with the same matter as any Operative Agreement, the provisions of such Operative
         Agreement shall control.

              Section 8.2.   NAFTA Plan Actions.

                   (a)  If a NAFTA Plan Action is implemented pursuant to
         Section 8.5(g)(3) and such NAFTA Plan Action relates to a project
         (the "NAFTA Plan Action Project") that cannot be accounted for separately by application of the Plan Action/Special Matter
         Accounting Principles, the assets, business and any related liabilities contemplated by such NAFTA Plan Action Project shall be owned by the relevant ROW Entity, and such ROW Entity shall conduct its activities with respect to such NAFTA Plan Action in accordance with the terms of such Plan Action. The Parties agree that:

              (i)  all direct ascertainable costs of the NAFTA Plan Action
                   Project shall be funded in accordance with Section
                   8.2(c); and

             (ii) such NAFTA Plan Action Project shall give rise to the rights provided in Section 8.2(d).

                   (b)  If a NAFTA Plan Action is implemented pursuant to
         Section 8.5(g)(3) and such NAFTA Plan Action relates to a NAFTA
         Plan Action Project that can be accounted for separately by application of the Plan Action/Special Matter Accounting
         Principles, such NAFTA Plan Action Project shall be owned by Sprint Sub in a separate entity outside of the Joint Venture.
         Sprint Sub agrees that during the NAFTA Plan Period (or, if a representative of the FT/DT Parties on the ROW Board elects to cause the ROW Board to direct the ROW Parent Entity to purchase the NAFTA Plan Action Project pursuant to Section 8.2(d)(i), until the date the closing of such purchase is consummated or abandoned in accordance with Section 8.4):

              (i)  such entity will be a Wholly Owned Subsidiary of Sprint
                   Sub (the "Sprint Plan Action Subsidiary");

             (ii) the Sprint Plan Action Subsidiary will not engage in any business other than the ownership, operation and management of such NAFTA Plan Action Project;

            (iii)  the Sprint Plan Action Subsidiary and the ROW Parent
                   Entity shall enter into an Affiliation Agreement in accordance with Section 16.8;

             (iv) the NAFTA Plan Action Project shall give rise to the rights provided in Section 8.2(d);

              (v) all costs of the NAFTA Plan Action Project shall be funded by the Sprint Plan Action Subsidiary; and

             (vi) the Sprint Parties shall keep separate books and records that account for and record the contributions made to, the results of the operations and activities of, and the distributions made and dividends paid by the Sprint Plan
                   Action Subsidiary that owns such NAFTA Plan Action
                   Project.

         If, at the end of the NAFTA Plan Period, the ROW Parent Entity has not been directed to purchase the NAFTA Plan Action Project pursuant to Section 8.2(d), or if such a purchase has been abandoned, any Affiliation Agreement entered into between the Sprint Plan Action Subsidiary and the ROW Parent Entity pursuant to Section 8.2(b)(iii) shall remain in effect in accordance with its terms.

                   (c) If a NAFTA Plan Action Project cannot be accounted for separately by application of the Plan Action/Special Matter
         Accounting Principles, all direct ascertainable costs of the NAFTA
         Plan Action Project (including costs incurred in connection with a determination of Appraised Value undertaken in connection with the issuance of nonvoting equity securities pursuant to this Section
         8.2(c)) shall be funded by capital contributions by Sprint Sub to the ROW Parent Entity unless Atlas chooses to fund any or all of its respective share of such costs by capital contributions to the ROW Parent Entity simultaneously with each contribution of funds by Sprint Sub in respect of such project. In consideration for such contributions, the ROW Parent Entity shall issue to Sprint
         Sub and Atlas nonvoting equity interests in the ROW Parent Entity in accordance with principles to be agreed upon by the Parties prior to the Closing Date pursuant to Section 15.37 (the "Funding
         Principles"). To the extent that the issuance of such equity interests results in any adjustment of the Percentage Interests of Sprint Sub and Atlas in the ROW Parent Entity, no such adjustment shall affect the governance rights of Sprint Sub or Atlas under this Agreement or the related Shareholders Agreement.

                   (d) During the NAFTA Plan Period, (i) in the case of any NAFTA Plan Action Project which can be accounted for separately by application of the Plan Action/Special Matter
         Accounting Principles and which is therefore owned by a Sprint
         Plan Action Subsidiary, the Atlas voting representatives on the ROW Board shall have the right to cause the ROW Board to direct the ROW Parent Entity to purchase from the Sprint Plan Action
         Subsidiary (and in such case the Parties, as necessary, shall vote their Venture Interests, and cause their representatives on such Governing Board to vote, in favor of such action), and Sprint Sub shall cause the Sprint Plan Action Subsidiary to agree to sell, such NAFTA Plan Action Project, and (ii) in the case of a NAFTA
         Plan Action Project which cannot be accounted for separately by application of the Plan Action/Special Matter Accounting
         Principles and which is therefore owned by the relevant ROW
         Entity, Atlas shall have the right to purchase from Sprint Sub that number of equity interests in the ROW Parent Entity as shall be sufficient to return the Percentage Interest of Atlas in the ROW Parent Entity to the same Percentage Interest in the ROW
         Parent Entity as Atlas owned prior to any adjustment in the Percentage Interests of Sprint Sub and Atlas in the ROW Parent
         Entity as a result of the contributions by Sprint Sub and Atlas in respect of such NAFTA Plan Action Project (subject to any adjustments as may be provided in the Funding Principles to give effect to Section 11.4). The Funding Principles may include other procedures to implement the purpose of the foregoing sentence.
         The purchase price payable by Atlas in connection with the transactions described in clauses (i) and (ii) above shall be determined as follows:

              (A) If Section 8.2(d)(i) applies, the purchase price shall be equal to the Appraised Value of such project at the time that the Atlas voting representatives on the ROW
                   Board elected to cause the ROW Parent Entity to purchase the NAFTA Plan Action Project as determined in accordance with Section 17.8. The Parties shall negotiate in good faith, for a period not to exceed sixty (60) days, to structure the ROW Parent Entity's purchase of such NAFTA Plan Action Project so as to minimize the tax consequences of such purchase to the parties thereto, including purchasing all of the outstanding equity interests of the Sprint Plan Action
                   Subsidiary. However, if at the end of such sixty (60) day period the Parties are unable to reach agreement with respect to an alternative structure, the ROW Parent
                   Entity shall have the right to purchase the assets comprising the NAFTA Plan Action Project (subject to assuming the related liabilities) for an amount of cash equal to the Appraised Value thereof. The closing of any such transaction pursuant to this Section 8.2(d)(A) shall be effected in accordance with Section 8.4.

              (B) If Section 8.2(d)(ii) applies, the purchase price shall be equal to Atlas' proportionate share (such proportionate share to be determined by reference to the Percentage Interest of Atlas in the ROW Parent Entity prior to any adjustment in the Percentage Interests of Sprint Sub and Atlas in the ROW Parent Entity as a result of contributions by Sprint Sub and Atlas to the ROW Parent Entity in respect of the NAFTA Plan Action
                   Project, subject to any adjustments as may be provided in the Funding Principles to give effect to Section
                   11.4) of the direct ascertainable costs paid by Sprint
                   Sub to establish and operate the NAFTA Plan Action
                   Project (including costs incurred in connection with a determination of Appraised Value undertaken in connection with the issuance of nonvoting equity securities pursuant to Section 8.2(c)), adjusted to reflect any such direct ascertainable costs paid by Atlas, together with interest thereon from the date of each such investment by Sprint Sub to the date of payment calculated at the Applicable LIBOR Rate plus 10 percentage points per annum. The closing of any such transaction pursuant to this Section 8.2(d)(B) shall be effected in accordance with Section 8.4.

                   (e) No NAFTA Plan Action shall be deemed an amendment of this Agreement or any other Operative Agreement. No Party shall Offer, or cause any JV Entity to Offer, any Restricted
         Services pursuant to a NAFTA Plan Action. To the extent that any provision of a NAFTA Plan Action deals with the same matter as any Operative Agreement, the provisions of such Operative Agreement shall control.

              Section 8.3.   ROE Plan Actions.

                   (a)  If an ROE Plan Action is implemented pursuant to
         Section 8.5(g)(3) and such ROE Plan Action relates to a project
         (the "ROE Plan Action Project") that cannot be accounted for separately by application of the Plan Action/Special Matter
         Accounting Principles, the assets, business and any related liabilities contemplated by such ROE Plan Action Project shall be owned by the relevant ROE Entity, and such ROE Entity shall conduct its activities with respect to such ROE Plan Action in accordance with the terms of such Plan Action. The Parties agree that:

              (i)  all direct ascertainable costs of the ROE Plan Action
                   Project shall be funded in accordance with Section
                   8.3(c); and

             (ii) such ROE Plan Action Project shall give rise to the rights provided in Section 8.3(d).

                   (b)  If an ROE Plan Action is implemented pursuant to
         Section 8.5(g)(3) and such ROE Plan Action relates to an ROE Plan
         Action Project that can be accounted for separately by application of the Plan Action/Special Matter Accounting Principles, such ROE
         Plan Action Project shall be owned by Atlas in a separate entity outside of the Joint Venture. Atlas agrees that during the ROE
         Plan Period (or, if a representative of the Sprint Parties on the ROE Board elects to cause the ROE Board to direct the ROE Parent
         Entity to purchase the ROE Plan Action Project pursuant to
         Section 8.3(d)(i), until the date the closing of such purchase is consummated or abandoned in accordance with Section 8.4):


              (i)  such entity will be a Wholly Owned Subsidiary of Atlas
                   (the "Atlas Plan Action Subsidiary");

             (ii) the Atlas Plan Action Subsidiary will not engage in any business other than the ownership, operation and management of such ROE Plan Action Project;

            (iii)  the Atlas Plan Action Subsidiary and the ROE Parent
                   Entity shall enter into an Affiliation Agreement in accordance with Section 16.8;

             (iv) the ROE Plan Action Project shall give rise to the rights provided in Section 8.3(d);

              (v) all costs of the ROE Plan Action Project shall be funded by the Atlas Plan Action Subsidiary; and

             (vi) the FT/DT Parties shall keep separate books and records that account for and record the contributions made to, the results of the operations and activities of, and the distributions made and dividends paid by the Atlas Plan
                   Action Subsidiary that owns such ROE Plan Action
                   Project.

         If, at the end of the ROE Plan Period, the ROE Parent Entity has not been directed to purchase the ROE Plan Action Project pursuant to Section 8.3(d), or if such a purchase has been abandoned, any Affiliation Agreement entered into between the Atlas Plan Action
         Subsidiary and the ROE Parent Entity pursuant to Section
         8.3(b)(iii) shall remain in effect in accordance with its terms.

                   (c) If an ROE Plan Action Project cannot be accounted for separately by application of the Plan Action/Special Matter
         Accounting Principles, all direct ascertainable costs of the ROE
         Plan Action Project (including costs incurred in connection with a determination of Appraised Value undertaken in connection with the issuance of nonvoting equity securities pursuant to this Section
         8.3(c)) shall be funded by capital contributions by Atlas to the ROE Parent Entity unless Sprint Sub chooses (subject to approval of such choice in accordance with Section 15.38) to fund any or all of its respective share of such costs by capital contributions to the ROE Parent Entity simultaneously with each contribution of funds by Atlas in respect of such project. In consideration for such contributions, the ROE Parent Entity shall issue to Sprint
         Sub and Atlas nonvoting equity interests in the ROE Parent Entity in accordance with the Funding Principles. To the extent that the issuance of such equity interests results in any adjustment of the Percentage Interests of Sprint Sub and Atlas in the ROE Parent
         Entity, no such adjustment shall affect the governance rights of Sprint Sub or Atlas under this Agreement or the related
         Shareholders Agreement.

                   (d) During the ROE Plan Period, (i) in the case of any ROE Plan Action Project which can be accounted for separately by application of the Plan Action/Special Matter Accounting
         Principles and which is therefore owned by an Atlas Plan Action
         Subsidiary, the Sprint Sub voting representatives on the ROE Board shall have the right (subject to approval of the exercise of such right in accordance with Section 15.38) to cause the ROE Board to direct the ROE Parent Entity to purchase from the Atlas Plan
         Action Subsidiary (and in such case the Parties, as necessary, shall vote their Venture Interests, and cause their representatives on such Governing Board to vote, in favor of such action), and Atlas shall cause the Atlas Plan Action Subsidiary to agree to sell, such ROE Plan Action Project, and (ii) in the case of an ROE Plan Action Project which cannot be accounted for separately by application of the Plan Action/Special Matter
         Accounting Principles and which is therefore owned by the relevant
         ROE Entity, Sprint Sub shall have the right to purchase (subject to approval of the exercise of such right in accordance with
         Section 15.38) from Atlas that number of equity interests in the ROE Parent Entity as shall be sufficient to return the Percentage
         Interest of Sprint Sub in the ROE Parent Entity to the same
         Percentage Interest in the ROE Parent Entity as Sprint Sub owned prior to any adjustment in the Percentage Interests of Sprint Sub and Atlas in the ROE Parent Entity as a result of the contributions by Sprint Sub and Atlas in respect of such ROE Plan
         Action Project (subject to any adjustments as may be provided in the Funding Principles to give effect to Section 11.4). The
         Funding Principles may include other procedures to implement the purpose of the foregoing sentence. The purchase price payable by Sprint Sub in connection with the transactions described in clauses (i) and (ii) above shall be determined as follows:

              (A) If Section 8.3(d)(i) applies, the purchase price shall be equal to the Appraised Value of such project at the time that the Sprint Sub voting representatives on the ROE Board elected to cause the ROE Parent Entity to purchase the ROE Plan Action Project as determined in accordance with Section 17.8. The Parties shall negotiate in good faith, for a period not to exceed sixty (60) days, to structure the ROE Parent Entity's purchase of such ROE Plan Action Project so as to minimize the tax consequences of such purchase to the parties thereto, including purchasing all of the outstanding equity interests of the Atlas Plan Action
                   Subsidiary. However, if at the end of such sixty (60) day period the Parties are unable to reach agreement with respect to an alternative structure, the ROE Parent
                   Entity shall have the right to purchase the assets comprising the ROE Plan Action Project (subject to assuming the related liabilities) for an amount of cash equal to the Appraised Value thereof. The closing of any such transaction pursuant to this Section 8.3(d)(A) shall be effected in accordance with Section 8.4.

              (B) If Section 8.3(d)(ii) applies, the purchase price shall be equal to Sprint Sub's proportionate share (such proportionate share to be determined by reference to the Percentage Interest of Sprint Sub in the ROE Parent
                   Entity prior to any adjustment in the Percentage
                   Interests of Sprint Sub and Atlas in the ROE Parent
                   Entity as a result of contributions by Sprint Sub and Atlas to the ROE Parent Entity in respect of the ROE
                   Plan Action Project, subject to any adjustments as may be provided in the Funding Principles to give effect to
                   Section 11.4) of the direct ascertainable costs paid by Atlas to establish and operate the ROE Plan Action
                   Project (including costs incurred in connection with a determination of Appraised Value undertaken in connection with the issuance of nonvoting equity securities pursuant to Section 8.3(c)), adjusted to reflect any such direct ascertainable costs paid by Sprint Sub, together with interest thereon from the date of each such investment by Atlas to the date of payment calculated at the Applicable LIBOR Rate plus 10 percentage points per annum. The closing of any such transaction pursuant to this Section 8.3(d)(B) shall be effected in accordance with Section 8.4.

                   (e) No ROE Plan Action shall be deemed an amendment of this Agreement or any other Operative Agreement. No Party shall Offer, or cause any JV Entity to Offer, any Restricted Services pursuant to an ROE Plan Action. To the extent that any provision of an ROE Plan Action deals with the same matter as any Operative
         Agreement, the provisions of such Operative Agreement shall control.

              Section 8.4.   Closing of Purchase of Project.

                   (a) The Parties shall use commercially reasonable efforts to obtain all Governmental Approvals relating to the closing of any purchase and sale of assets or equity interests pursuant to Section 8.2(d)(A) or 8.3(d)(A) or equity interests pursuant to Section 8.2(d)(B) or 8.3(d)(B). Unless the Parties have failed to receive all required Governmental Approvals or any of the Governmental Approvals provided with respect to the transaction have imposed a Burdensome Condition, the closing of any such purchase and sale of assets or equity interests pursuant to Section 8.2(d)(A) or 8.3(d)(A) or equity interests pursuant to
         Section 8.2(d)(B) or 8.3(d)(B) shall be consummated in the principal office of the relevant JV Entity on or before the one hundred and fiftieth (150th) day following the exercise of such right to purchase. If the required Governmental Approvals have not been received at the time the closing is scheduled to occur hereunder or any of the Governmental Approvals provided with respect to such purchase and sale have imposed a Burdensome
         Condition, the closing shall be postponed until no later than the second anniversary of the end of the NAFTA Plan Period or ROE Plan
         Period, as applicable. If by such time all Governmental Approvals required to consummate such purchase and sale have not been obtained or any of the Governmental Approvals provided with respect to such purchase and sale have imposed a Burdensome
         Condition, such purchase and sale shall be abandoned.

                   (b)  At the closing of any purchase and sale pursuant to
         Section 8.4(a), (i) the selling Person shall transfer, assign and deliver to the non-selling Person such transfer documents and other documents or instruments reasonably required by counsel for the non-selling Person to convey the title of the selling Person, and (ii) the non-selling Person shall pay the purchase price in cash in U.S. Dollars and, if the purchase and sale is of the assets comprising a GBN Special Matter Project, a NAFTA Plan
         Action Project or an ROE Plan Action Project, the non-selling
         Person shall deliver to the selling Person such documents or instruments reasonably required by counsel for the selling Person to effect the assumption by the non-selling Person of the liabilities related to such assets. In addition, at the closing of such purchase and sale, (x) if the purchase and sale is of equity interests, the selling Person shall transfer such equity interests free and clear of all Liens and (y) if the purchase and sale is of the assets comprising a GBN Special Matter Project, a NAFTA Plan Action Project or an ROE Plan Action Project, the selling Person shall transfer such assets free and clear of all Liens other than those which are disclosed or those which do not materially adversely affect the use of such assets by the non-selling Person. In the case of a transfer of equity interests, the non-selling Person shall deliver to the selling Person such investment representations as may be reasonably requested for securities law purposes.

              Section 8.5.  Deadlocks.

                   (a) The Parties agree that all Deadlocks on the Governing Board of each JV Entity, the Global Venture Office, the
         Global Venture Committee and the Global Venture Board shall be resolved in accordance with this Section 8.5.

                   (b)  If a Deadlock occurs on the Governing Board of a JV
         Entity, any voting representative on such Governing Board may, within twenty (20) days of the vote which gave rise to such Deadlock, by written notice to the other voting representatives on such Governing Board and to the Global Venture Committee, refer such Deadlock to the Global Venture Committee for resolution pursuant to this Section 8.5. Such voting representative shall indicate in such notice his intention that such Deadlock be resolved: (i) as a Special Deadlock Matter, if relating to the failure to approve a Business Plan as provided in Section 16.1;
         (ii) as a potential GBN Special Matter, if and to the extent
         (A) such Deadlock arose from the failure of the Governing Board of a GBN Entity to adopt a proposed action with respect to an expenditure relating to the expansion of the capacity of the Global Backbone Network which requires an additional investment or capital expenditure, and (B) such voting representative is a voting representative of the GBN Proposing Party; (iii) as a potential NAFTA Plan Action, if and to the extent (A) such Deadlock arose from the failure of the Governing Board of an ROW
         Entity to adopt a Plan Action relating to a NAFTA Country, and
         (B) such voting representative proposed such Plan Action and is a representative of the Sprint Parties; (iv) as a potential ROE Plan
         Action, if (A) such Deadlock arose from the failure of a Governing
         Board of an ROE Entity to adopt a Plan Action, and (B) such voting representative proposed such Plan Action and is a representative of the FT/DT Parties; and (v) as a Deadlock not described in clauses (i) through (iv). If no such voting representative refers such Deadlock to the Global Venture Committee for resolution within such 20-day period, no further action shall be taken at or pursuant to such meeting with respect to the proposal which gave rise to such Deadlock, but such proposal may be presented at a subsequent meeting of the relevant Governing Board and any resulting Deadlock shall be resolved in accordance with this
         Section 8.5.

                   (c)  If a Deadlock occurs on the Governing Board of a JV
         Entity and such Deadlock is referred to the Global Venture
         Committee for resolution as a Special Deadlock Matter pursuant to
         Section 8.5(b)(i) or a Deadlock described in Section 8.5(b)(v), and such Deadlock arose from the failure of the Governing Board of: (i) an ROW Entity to adopt a Plan Action relating to a NAFTA
         Country; or (ii) an ROE Entity to adopt a Plan Action, a representative of the Sprint Parties (in the case of clause (i)) or of the FT/DT Parties (in the case of clause (ii)) on such Governing Board may, within ten (10) days of such referral by delivery of written notice to the other voting representatives on such Governing Board and to the Global Venture Committee, request that such Deadlock be treated as a potential NAFTA Plan Action or ROE Plan Action as the case may be (including for the purpose of preventing resolution of such Deadlock as a Special Deadlock
         Matter). Upon delivery of such notice, then such Deadlock shall not be resolved as a Special Deadlock Matter and shall be resolved as a potential NAFTA Plan Action or ROE Plan Action, as applicable, subject to Section 8.5(g)(3).

                   (d) If a Deadlock occurs at the Global Venture Office with respect to any agenda item which is originally considered by the Global Venture Office, any voting member of the Global Venture
         Office may, within twenty (20) days of the vote which gave rise to such Deadlock, by written notice to the other voting members of the Global Venture Office and to the Global Venture Committee, refer such Deadlock to the Global Venture Committee for resolution pursuant to this Section 8.5. If no such voting member refers such Deadlock to the Global Venture Committee for resolution within such 20-day period, no further action shall be taken at or pursuant to such meeting with respect to the proposal which gave rise to such Deadlock, but such proposal may be presented at a subsequent meeting of the Global Venture Office and any resulting
         Deadlock shall be resolved in accordance with this Section 8.5.

                   (e)  If a Deadlock occurs at the Global Venture
         Committee with respect to (i) any agenda item which was originally considered by the Global Venture Committee, (ii) any Deadlock referred to the Global Venture Committee by the Governing Board of a JV Entity pursuant to Section 8.5(b) or (iii) any Deadlock referred to the Global Venture Committee by the Global Venture
         Office pursuant to Section 8.5(d), such Deadlock shall be reconsidered at one or more subsequent meetings of the Global
         Venture Committee. If such Deadlock cannot be resolved at one or more subsequent Global Venture Committee meetings:

                   (x) in the case of a potential GBN Special Matter, NAFTA Plan Action or ROE Plan Action, within forty-five (45) days of the date on which such Deadlock was originally referred to the Global Venture Committee;

                   (y) in the case of a Special Deadlock Matter, within the period ending on the Funding Extension Deadline, unless the Funding Extension Commitment with respect thereto shall have occurred or such Special Deadlock Matter does not relate to a Funding Deadlock, in which case clause (z) shall apply;
              or

                   (z) in the case of any other Deadlock, within two hundred seventy (270) days of the date on which such Deadlock was originally considered by or referred to the Global
              Venture Committee;

         such Deadlock shall be automatically and immediately referred to the Global Venture Board for resolution. The Global Venture Board shall have:

                   (1) in the case of a potential GBN Special Matter, NAFTA Plan Action or ROE Plan Action, forty-five (45) days
              (or such extended period as the Global Venture Board members agree in writing is appropriate in such case);

                   (2) in the case of a Special Deadlock Matter, the period ending fifteen (15) days following the Funding
              Extension Deadline (or such extended period as the Global
              Venture Board members agree in writing is appropriate in such case), unless the Funding Extension Commitment with respect thereto shall have occurred or such Special Deadlock Matter does not relate to a Funding Deadlock, in which case clause
              (3) shall apply; and

                   (3)  in the case of any other Deadlock, ninety (90) days
              (or such extended period as the Global Venture Board members agree in writing is appropriate in such case);

         to consider and resolve such Deadlock.

                   (f)  If a Deadlock considered by the Global Venture
         Board pursuant to Section 8.5(e) cannot be resolved by the Global
         Venture Board within the period referred to in Section 8.5(e)(2) and such Deadlock relates to a Special Deadlock Matter, subject to
         Section 8.6, any Party within one hundred eighty (180) days of the end of such period may, by written notice to the other Parties and the Global Venture Board, declare an impasse (an "Impasse") unless
         (x) the Global Venture Board members shall have agreed in writing that an Impasse may not be declared with respect to such matter or
         (y) prior to such declaration the Parties shall have reached agreement with respect to such matter. Following the declaration of an Impasse pursuant to this Section 8.5(f), any Related Party
         Group within twenty (20) days may dissolve such Impasse by accepting the position of the other Related Party Group with respect to such matter.

                   (g)  If a Deadlock considered by the Global Venture
         Board pursuant to Section 8.5(e) cannot be resolved by the Global
         Venture Board within the period referred to in Section 8.5(e)(1) or (3) and such Deadlock does not relate to a Special Deadlock
         Matter, then such Deadlock shall be referred back (i) to the Global Venture Committee if such Deadlock relates to an agenda item originally considered by the Global Venture Committee, (ii) to the Global Venture Office if such Deadlock relates to an agenda item originally considered by the Global Venture Office, or (iii) to the relevant Governing Board of the JV Entity if such Deadlock relates to an agenda item originally considered by such Governing
         Board.

                   (1)  If, in the case of a Deadlock referred to in clause
              (i) or (ii) above, the Global Venture Committee or Global
              Venture Office, as applicable, is still unable to resolve such Deadlock, no further action shall be taken at or pursuant to such meeting with respect to the proposal giving rise to such Deadlock, but such proposal may be presented at a subsequent meeting of the Global Venture Committee or the Global Venture Office and any resulting Deadlock shall be resolved in accordance with this Section 8.5.

                   (2)  If, in the case of a Deadlock described in clause
              (iii) above, the Governing Board of the JV Entity is still unable to resolve such Deadlock and such Deadlock does not relate to a potential GBN Special Matter, NAFTA Plan Action or ROE Plan Action, no further action shall be taken at or pursuant to such meeting with respect to the proposal giving rise to such Deadlock, but such proposal may be presented at a subsequent meeting of the relevant Governing Board and any resulting Deadlock shall be resolved in accordance with this
              Section 8.5.

                   (3)  If, in the case of a Deadlock described in clause
              (iii) above, the Governing Board of the JV Entity is still unable to resolve such Deadlock and such Deadlock relates to a potential GBN Special Matter, NAFTA Plan Action or ROE Plan
              Action, the GBN Proposing Party or the Related Party Group whose voting representative requested that such Deadlock be so resolved, as the case may be, may, subject to Section
              8.5(k) and, in the event that the Sprint Parties have the right to so declare, to approval in accordance with Section
              15.38, within fifteen (15) days of the date on which such Deadlock was referred back to the relevant Governing Board, declare such potential GBN Special Matter, NAFTA Plan Action or ROE Plan Action to be a GBN Special Matter, a NAFTA Plan
              Action or an ROE Plan Action, as the case may be, and such GBN Special Matter, NAFTA Plan Action or ROE Plan Action shall be implemented pursuant to Section 8.1, 8.2 or 8.3, respectively. If such voting representative does not make such declaration within such period, such Deadlock shall be resolved in accordance with clause (2) above; provided that if such voting representative does not make such declaration, and another voting representative on such Governing Board had previously requested that such Deadlock be resolved as a Special Deadlock Matter pursuant to Section 8.5(b)(i), such
              Deadlock shall immediately and automatically be referred to the Global Venture Board and considered by it as contemplated in Sections 8.5(e) and (f), except that the first date after which an Impasse may be declared shall be the Funding
              Extension Deadline, unless the Funding Extension Commitment with respect thereto shall have occurred or such Special
              Deadlock Matter does not relate to a Funding Deadlock, in which case, subject to Section 8.6, such date shall be three hundred sixty (360) days after the date such Deadlock was first referred to the Global Venture Committee.

                   (h) If, at the end of the applicable NAFTA Plan Period or ROE Plan Period, Atlas (in the case of a NAFTA Plan Action) or
         Sprint Sub (in the case of an ROE Plan Action) has not exercised its (or caused the applicable JV Entity to exercise its) rights pursuant to Section 8.2(d) (in the case of a NAFTA Plan Action) or 8.3(d) (in the case of an ROE Plan Action), the Governing Board of the relevant ROW Entity or ROE Entity shall again consider the NAFTA Plan Action or ROE Plan Action. If the Governing Board of such ROW Entity or ROE Entity cannot resolve the Deadlock with respect to such NAFTA Plan Action or ROE Plan Action within thirty
         (30) days of the end of such NAFTA Plan Period or ROE Plan Period, such Deadlock shall be automatically and immediately referred to the Global Venture Committee. If such Deadlock cannot be resolved by the Global Venture Committee within thirty (30) days of the date of such referral to the Global Venture Committee, such Deadlock shall be automatically and immediately referred to the Global Venture Board for resolution. The Global Venture Board shall have thirty (30) days (or such extended period as the Global
         Venture Board members agree in writing is appropriate in any such case) to consider and resolve such Deadlock. If such Deadlock cannot be resolved by the Global Venture Board within thirty (30) days (as extended) of the date of such referral to the Global
         Venture Board, then either the Sprint Parties or the FT/DT Parties within one hundred eighty (180) days of the end of such period may declare an Impasse by written notice to the other Parties and the Global Venture Board unless (x) the Global Venture Board members shall have agreed in writing that an Impasse may not be declared with respect to such matter or (y) prior to such declaration the Parties shall have reached agreement with respect to such matter.
         Following the declaration of an Impasse pursuant to this Section
         8.5(h), if the Related Party Group which declared such Impasse also implemented the NAFTA Plan Action or ROE Plan Action which led to such Impasse, the other Related Party Group may, within twenty (20) days, dissolve such Impasse by accepting the position of the declaring Related Party Group with respect to such matter.

                   (i) If a Deadlock occurs at the Global Venture Board with respect to any agenda item originally considered by the Global Venture Board, such Deadlock will be reconsidered at one or more subsequent meetings of the Global Venture Board. If the Global Venture Board is unable to resolve such Deadlock within three hundred sixty (360) days and such Deadlock does not relate to a Special Deadlock Matter, no further action shall be taken at or pursuant to such meeting with respect to the proposal giving rise to such Deadlock, but such proposal may be presented at a subsequent meeting of the Global Venture Board and any resulting
         Deadlock shall be resolved in accordance with this Section 8.5.
         If the Global Venture Board is unable to resolve such Deadlock within such period and such Deadlock relates to a Special Deadlock
         Matter, subject to Sections 8.5(j) and 8.6, either Related Party
         Group, within one hundred eighty (180) days of the end of such period, may, by written notice to the other Parties and the Global
         Venture Board, declare an Impasse unless (x) the Global Venture
         Board members shall have agreed in writing that an Impasse may not be declared with respect to such matter or (y) prior to such declaration the Parties shall have reached agreement with respect to such matter. Following the declaration of an Impasse pursuant to this Section 8.5(i), any Related Party Group within twenty (20) days may dissolve such Impasse by accepting the position of the other Related Party Group with respect to such matter.

                   (j) Notwithstanding Section 8.5(i), if a Deadlock occurs at the Global Venture Board and such Deadlock relates to a Special Deadlock Matter and:

                   (1) such Deadlock arose solely from the failure to adopt the Global Venture Strategic Plan because of a disagreement relating to a matter concerning a NAFTA Country; or

                   (2) such Deadlock arose solely from the failure to adopt the Global Venture Strategic Plan because of a disagreement relating to a matter concerning the ROE Territory,

         then, as applicable, any representative of the Sprint Parties on the ROW Board or any representative of the FT/DT Parties on the ROE Board may within thirty (30) days of the date such Deadlock first arose request that such Deadlock be resolved as a potential
         NAFTA Plan Action or ROE Plan Action, in which event, such
         Deadlock shall be referred to the Global Venture Committee and resolved as provided in Sections 8.5(e), (f), (g) and (h) (with such Deadlock being treated as though it originated at the Governing Board of the relevant JV Entity).

                   (k)  Notwithstanding anything to the contrary in this
         Section 8.5, none of the Sprint Parties or the FT/DT Parties shall have the right, or be required, to declare any Deadlock to be a Special Deadlock Matter, GBN Special Matter, NAFTA Plan Action or
         ROE Plan Action, as the case may be, while any Related Party Group has the Tie Breaking Vote. If the representative of any Party on any Governing Board fails to exercise its right under this Section
         8.5 to declare a NAFTA Plan Action or an ROE Plan Action
         (including in order to prevent resolution of a Deadlock as a Special Deadlock Matter), no Party shall thereafter have the right to declare any NAFTA Plan Action or ROE Plan Action until such Special Deadlock Matter has been resolved.

              Section 8.6. No Impasse Period. Notwithstanding anything to the contrary in this Article 8, for a period of three years commencing on the Closing Date, no failure of the Global Venture
         Board to resolve any Deadlock relating to a Special Deadlock
         Matter shall result in the right of any Party to declare an Impasse unless such Special Deadlock Matter relates to a Funding
         Deadlock. Nothing in this Section 8.6 shall prohibit any Party from initiating any arbitration of a Dispute pursuant to Article
         21 during such three-year period.

                                     ARTICLE 9.

                               HOME COUNTRY ACTIVITIES

              Section 9.1. General. Subject to the provisions of the other Operative Agreements and Applicable Law, the JV Services shall be provided to customers in the United States by Sprint and its Subsidiaries and in France and Germany by FT, DT and their respective Subsidiaries (other than Atlas and its Subsidiaries) as described in Section 2.2(b).

              Section 9.2. Conformity to Venture Policies. To the extent not prohibited by Applicable Law, the Parties will conduct their businesses related to the Joint Venture in their respective Home
         Countries so as to conform with the Global Policies; provided that no Related Party Group shall be required to conduct its business to conform to any Global Policies which are initially established by the Global Venture Board while the other Related Party Group has the Tie-Breaking Vote, unless the Non-Tie Breaking Party agreed to such Global Policies.


                                     ARTICLE 10.

                           OTHER ACTIVITIES BY THE PARTIES
                                AND THE JOINT VENTURE

                   Section 10.1. In General. The Parties acknowledge that to support their intention to make the Joint Venture the principal embodiment and global reference point of the International
         Telecommunications Services Business of the Parties and to protect adequately their interests in the JV Entities, it is necessary and essential that the Parties enter into and adhere to the covenants contained in this Article 10.


                   Section 10.2.  Non-Competition Obligations.

                   (a) Except as provided in Sections 8.2, 8.3, 10.3, 10.4,
         10.6 and 10.7, from and after the Closing Date no Party or any of its Affiliates shall:

                   (i)  Offer Competing Services; or

                  (ii)  Invest or Participate in any Person that Offers
                        Competing Services.

                   (b) (i) Except as required by Applicable Law, no senior officer or member of the board of directors of a Sprint Party shall serve as a senior officer or member of a board of directors, managing board or similar governing body ("Governing Body") of a Major Competitor of FT/DT; provided that no participation by a member of the Governing Body of Sprint appointed by FT or DT in the senior management or on the Governing Body of a Major
         Competitor of FT/DT shall constitute a breach of this Section
         10.2(b)(i) by the Sprint Parties; and

                   (ii)  Except that a member of the Conseil
         d'Administration of FT appointed as a member of such board (A) by the Government of France (a "Government-Appointed Member") or
         (B) by any union or employee group of FT (an "Employee-Appointed
         Member") may participate in the senior management or on the Governing Body of a Major Competitor of Sprint, no senior officer or member of the Conseil d'Administration of FT or the Vorstand of DT or any similar body (excluding, in the case of DT, its Aufsichtsrat) of an FT/DT Party shall serve as a senior officer or member of a Governing Body of a Major Competitor of Sprint. To the extent permitted by Applicable Law, FT will adopt reasonable procedures to ensure that no Government-Appointed Member or Employee-Appointed Member who participates in the senior management or on the Governing Body of a Major Competitor of Sprint has access to sensitive information regarding the activities of Sprint or the Joint Venture or otherwise is involved in matters in which such Government-Appointed Member or Employee-
         Appointed Member has a conflict of interest with respect to Sprint or the Joint Venture. The implementation of such procedures, if any, shall be accurately reflected in the minutes of the deliberations of the Conseil d'Administration of FT.

                   (c) For the purposes of this Article 10, a "Section 10
         Affiliate" of a Party shall mean any Person in which such Party directly or indirectly has or acquires an equity interest representing 20% or more (but not more than 50%) of the aggregate voting power of such Person. Each Party shall cause each of its Affiliates, other than its Section 10 Affiliates, to comply with the obligations of such Affiliate under this Article 10. Except as provided in Sections 8.2, 8.3, 10.3, 10.4 (other than Sections
         10.4(b) and (c) and except that, for purposes of Section 10.4(f), if the 1% threshold referred to in such Section is exceeded, the relevant Party shall comply with the requirements of this Section
         10.2(c) rather than the requirements of Section 10.4(c)(i) or
         (ii)) and 10.6, if a Section 10 Affiliate of a Party (a) Offers
         Competing Services or Competing LD Services or (b) Invests or
         Participates in any Person that Offers Competing Services or
         Competing LD Services, subject to the second to last sentence of this Section 10.2(c), such Party shall, at the request of the representatives of the other Parties on the Global Venture Board
         (the "Unrelated Representatives") (subject, in the event that a representative of the Sprint Parties is one of such Unrelated
         Representatives, to approval of such request in accordance with
         Section 15.38), use commercially reasonable efforts to (A) cause such Section 10 Affiliate to transfer to the Joint Venture the assets (and related liabilities) used to Offer the Competing
         Services and the Competing LD Services (the "Competing Business") or (B) if such Party is not permitted or does not have the ability to cause the transfer of the Competing Business to the Joint
         Venture, sell to the Joint Venture such Party's equity interest in such Section 10 Affiliate, in each case at the Appraised Value.
         If the Unrelated Representatives determine that the Joint Venture should not acquire the Competing Business or such Party's equity interest in such Section 10 Affiliate, such Party shall use commercially reasonable efforts to (x) cause such Section 10
         Affiliate to divest such Competing Business or (y) divest its equity interest in such Section 10 Affiliate within a commercially reasonable time; provided that if a Section 10 Affiliate of a Party begins to Offer (1) Competing Services as a result of the introduction of a new JV Service by a decision of the Global
         Venture Board or a new service by a Regional Operating Group through a NAFTA Plan Action or an ROE Plan Action or (2) Competing
         LD Services as a result of a National Operation or a Public
         Telephone Operator becoming an Affiliated National Operation or an
         Affiliated Public Telephone Operator, and the Unrelated
         Representatives elect not to cause such Section 10 Affiliate to transfer to the Joint Venture the assets (and related liabilities) used to Offer the Competing Services or Competing LD Services, or such Section 10 Affiliate is not permitted or does not have the ability to cause the transfer of such Competing Business to the Joint Venture, then notwithstanding the foregoing, such Competing
         Business shall be treated as an Excluded Business in accordance with Section 10.4(d). For purposes of this Section 10.2(c), the term "Affiliate," when used in the sections referred to in the introductory clause of the third sentence of this Section 10.2(c), shall mean an "Affiliate" as defined in Section 1.1 and a "Section
         10 Affiliate."

                   Section 10.3.  National Operations; Public Telephone
         Operators.

                   (a) From and after the Closing Date no Party or any of its Affiliates shall:

                   (i) Offer any national long distance services in competition with an Affiliated National Operation or an Affiliated Public Telephone Operator
                        ("Competing LD Services"), provided that, subject to Section 10.3(c), a Party or its Affiliates may Invest or Participate in a Public Telephone
                        Operator Offering Competing LD Services;

                  (ii)  Invest or Participate in any Person if such Person
                        Offers Competing LD Services, provided that, subject to Section 10.3(c), a Party or its Affiliates may Invest or Participate in a Public
                        Telephone Operator Offering Competing LD Services;

                 (iii) Invest or Participate in any National Operation if such National Operation is allied with a Major
                        Competitor of the Joint Venture as determined in accordance with criteria established by the Global
                        Venture Board; or

                  (iv)  Except as provided in Section 10.3(b), Invest or
                        Participate in any National Operation or Public
                        Telephone Operator if a Competing Person is a Material Participant in such National Operation or
                        Public Telephone Operator at the time of such Investment or Participation.

         Subject to the foregoing and Sections 10.3(c) and (d), from and after the Closing Date, a Party and its Affiliates may Invest or Participate in a National Operation or Public Telephone Operator that at any time Offers Competing Services.

                   (b) Notwithstanding Section 10.3(a)(iv), if, after the
         Closing Date, a Party or any of its Affiliates proposes to Invest or Participate in a Public Telephone Operator and a Governmental
         Authority having authority over the privatization or disposition of securities of such Public Telephone Operator requires that a Competing Person also participate in such Investment or Participation, such Party or its Affiliates may Invest or Participate in such Public Telephone Operator with the prior written consent of each other Party, which consent each other
         Party agrees will not be unreasonably withheld.  If any such other
         Party withholds its consent to such Investment or Participation, such Party shall specify the basis for withholding consent in reasonable detail so as to avoid similar issues or disputes with respect to any subsequent proposed Investment or Participation.

                   (c) Except as prohibited by Section 10.3(a), if, after the Closing Date, a Party or any of its Affiliates proposes to Invest or Participate in any Public Telephone Operator by the purchase from a Governmental Authority of any original ownership interest therein, such Party may (subject, in the event that Sprint or its Affiliate proposes to make such Investment or Participation, to approval in accordance with Section 15.38), in its sole and absolute discretion, allow the Joint Venture or any one or more of the other Parties to participate in such Party's
         Investment or Participation on terms and conditions satisfactory to such Party. If such Party determines, in its sole and absolute discretion, that neither the Joint Venture nor any other Party or Parties will participate in such Party's Investment or Participation in such Public Telephone Operator, subject to
         Section 10.3(a), such Party or its Affiliates may Invest or Participate in such Public Telephone Operator without any Invest-ment or Participation by the Joint Venture or any other Party, provided that, subject to Section 10.3(a), the Joint Venture and each other Party or their respective Affiliates may also separately Invest or Participate in such Public Telephone
         Operator.

                   (d) Except as prohibited by Section 10.3(a), if, after the Closing Date, a Party or any of its Affiliates proposes to Invest or Participate in any National Operation, such Party shall first offer the Joint Venture the opportunity to Invest or Participate in such National Operation in accordance with such procedures as may be established from time to time by the Global
         Venture Board (the "First Offer Procedures").  If the Global
         Venture Board rejects the first offer or fails to respond to the first offer in accordance with the First Offer Procedures, subject to Section 10.3(a), such Party or its Affiliates may (subject, in the event that Sprint or its Affiliate proposes to make such Investment or Participation, to approval in accordance with
         Section 15.38) Invest or Participate in such National Operation, so long as, in the case the Global Venture Board has rejected such first offer, such Party's representative on the Global Venture
         Board voted in favor of the Joint Venture Investing or Participating in such National Operation.

                   (e) If, after the Closing Date, a Party or any of its Affiliates Invests or Participates in a National Operation or a Public Telephone Operator pursuant to this Section 10.3, such
         Party or Affiliate, as the case may be, shall use commercially reasonable efforts to cause such National Operation or Public
         Telephone Operator to enter into an Affiliation Agreement with the appropriate JV Entity, and such JV Entity shall negotiate in good faith to enter into an Affiliation Agreement with such National
         Operation or Public Telephone Operator in accordance with Section
         16.8, unless the Global Venture Board, in its sole and absolute discretion pursuant to Section 3.1(c)(x), shall have not approved the entering into of such Affiliation Agreement with such Person.

                   (f)  Subject to Section 3.1(c)(ix), a Regional Operating
         Group may, pursuant to its own initiative or pursuant to a proposal of a Party in accordance with Section 10.3(c) or (d), Invest or Participate in a National Operation or Public Telephone
         Operator within the territory of operation of such Regional
         Operating Group. Any Person formed by a Regional Operating Group to Invest or Participate in any such National Operation or Public
         Telephone Operator shall be (i) formed, owned and managed as a Wholly Owned Subsidiary of the Regional Operating Group having responsibility for the territory in which such National Operation or Public Telephone Operator exists, and (ii) subject to the Operative Agreements. If the Global Venture Board approves such an Investment or Participation in a National Operation or a Public
         Telephone Operator pursuant to Section 3.1(c)(ix), the Parties shall, as necessary, vote their Venture Interests, and cause their representatives on the relevant Governing Board to vote, in favor of such Investment or Participation.

                   Section 10.4.  Non-Competition Exceptions. Except as
         expressly set forth in this Section 10.4, nothing in this Article
         10 shall be construed to prohibit any of the following activities by a Party or any of its Affiliates after the Closing Date:

                   (a) Applicable Law. The compliance by a Party and its Affiliates with Applicable Law, including any such Applicable Law requiring that a Party or any of its Affiliates provide products, services or facilities to or with any Person.

                   (b)  New Investments. (i) The acquisition by a Party
         (directly or indirectly through an Affiliate) of a Person (other than a National Operation or Public Telephone Operator) or an equity interest in such a Person through merger, consolidation, purchase of stock or assets or otherwise, if the annual consolidated gross revenues attributable to Competing Services and Competing LD Services of such Person do not exceed 50% of the annual consolidated gross revenues of such Person as set forth in the most recently available audited financial statements of such Person as of the date of execution of the definitive agreement providing for such acquisition; provided that such Party (the
         "Acquiring Party") shall, at the request of the Unrelated
         Representatives (subject, in the event that a representative of the Sprint Parties is one of such Unrelated Representatives, to approval of such request in accordance with Section 15.38): (A) use commercially reasonable efforts to cause such Person to transfer to the Joint Venture the Competing Business, or (B) if the Acquiring Party is not permitted or does not have the ability to cause the transfer of the Competing Business to the Joint
         Venture, sell to the Joint Venture the Acquiring Party's equity interest in such Person, in each case at the Appraised Value. If the Unrelated Representatives determine that the Joint Venture should not acquire the Competing Business or the Acquiring Party's equity interest in such Person, the Acquiring Party shall use commercially reasonable efforts to (A) cause such Person to divest such Competing Business or (B) divest its equity interest in such Person within a commercially reasonable time.

                   (ii) Each Party and its Affiliates will use commercially reasonable efforts when Investing or Participating in any Person that it can reasonably foresee will Offer Competing Services or Competing LD Services not to enter into any arrangements that would prohibit such Party or its Affiliates from either causing such Person to sell the Competing Business or divesting its equity interest in any such Person.

                   (c) New Competitive Activity. The continued holding by a Party (directly or indirectly through an Affiliate) of an equity interest:

                   (i) in a Person which begins to Offer Competing Services or Competing LD Services as a result of an expansion of the activities of such Person; provided that such Party shall, at the request of the Unrelated Representatives (subject, in the event that a representative of the Sprint Parties is one of such Unrelated Representatives, to approval of such request in accordance with Section 15.38), use commercially reasonable efforts to (A) cause such Person to transfer to the Joint Venture the Competing Business, or (B) if such Party is not permitted or does not have the ability to cause the transfer of the Competing
         Business to the Joint Venture, sell to the Joint Venture such Party's equity interest in such Person, in each case at the Appraised Value. If the Unrelated Representatives determine that the Joint Venture should not acquire the Competing Business or such Party's equity interest in such Person, such Party shall use commercially reasonable efforts to (A) cause such Person to divest such Competing Business or (B) divest its equity interest in such Person (subject to existing contractual restrictions on such transfer) within a commercially reasonable time; or

                   (ii) in a Person which begins to Offer (x) Competing
         Services as a result of the introduction of a new JV Service by a decision of the Global Venture Board or a new service by a Regional Operating Group through a NAFTA Plan Action or an ROE
         Plan Action or (y) Competing LD Services as a result of a National
         Operation or a Public Telephone Operator becoming an Affiliated
         National Operation or an Affiliated Public Telephone Operator, as the case may be; provided that the Unrelated Representatives
         (subject, in the event that a representative of the Sprint Parties is one of the Unrelated Representatives, to approval of such decision in accordance with Section 15.38) may require such Party to (A) cause such Person to transfer to the Joint Venture the Competing Business, or (B) if such Party is not permitted or does not have the ability to cause the transfer of the Competing
         Business to the Joint Venture, transfer to the Joint Venture such Party's equity interest in such Person, in each case at the Appraised Value. If the Unrelated Representatives determine that the Joint Venture should not acquire the Competing Business or such Party's equity interest in such Person, such Competing
         Business shall be treated as an Excluded Business in accordance with Section 10.4(d).

                   (iii) Notwithstanding Sections 10.4(c)(i) and (ii), the equity interest of a Party or its Affiliate in a Public Telephone
         Operator that begins to Offer Competing Services or Competing LD
         Services or a National Operation that begins to Offer Competing
         Services shall not be subject to the restrictions contained in
         Section 10.4(c)(i) or (ii); provided that the equity interest of a Party or its Affiliate in a National Operation that begins to Offer Competing LD Services shall be subject to such restrictions.

                   (iv) If a Party or its Affiliate is not legally permitted to (A) cause such Person to transfer the Competing
         Business or (B) divest its equity interest in such Person to the Joint Venture or a third party, as applicable, pursuant to this
         Section 10.4(c), such transfer will be postponed until such transfer is possible.

                   (d) Excluded Businesses. Subject to Section 10.5, the continued ownership by a Party (directly or indirectly through an Affiliate) of its current ownership interest in any Excluded
         Business and the conduct by such Party or its Affiliate of such Excluded Business with any Person.

                   (e) Non-Exclusive Businesses. Subject to any restrictions contained in any other Operative Agreement, the conduct by a Party (directly or indirectly through an Affiliate) of any Non-Exclusive Businesses.

                   (f)  De Minimis Competing Services.  Subject to
         Sections 10.3(c) and (d), the Offer by any Affiliate of any Party
         (other than a direct Subsidiary of such Party) of Competing
         Services or Competing LD Services; provided that (i) such
         Affiliate does not principally Offer Competing Services or Competing LD Services, and (ii) the annual aggregate gross revenues of such Affiliate attributable to such services do not exceed 1% of the annual consolidated gross revenues of the Regional Operating Group in the territory in which such services are Offered. If the foregoing 1% threshold is exceeded, the relevant Party will comply with the requirements of Section
         10.4(c)(i) or (ii), as applicable.

                   (g) Bilateral Arrangements and Facilities. Any and all activities of a Party or any Affiliate of a Party relating to bilateral correspondent relationships and bilateral facilities, to the extent not inconsistent with the Route Management Agreement.

                   (h) Five Percent Investments. The acquisition or ownership by a Party (directly or indirectly through an Affiliate) of any securities of a Publicly Held Person (other than a National
         Operation or a Public Telephone Operator), if such securities (i) were not acquired directly from such Person in a private placement or similar transaction, (ii) do not represent more than 5% of the aggregate voting power of the outstanding equity securities of such Person (assuming the conversion, exercise or exchange of all such securities held by such Party or its Affiliate that are convertible, exercisable or exchangeable into or for voting securities), and (iii) in the case of debt securities, entitle the holder thereof to receive only interest or other returns that are not based on the value or results of operations of such Person;
         provided that a Competing Person shall not be a Material
         Participant in such Publicly Held Person at the time such investment was made.

                   (i)  Investment Funds.  The acquisition or ownership
         (directly or indirectly through an Affiliate) by a Party of an ownership interest in an investment fund or plan (including pension and retirement plans) investing on behalf of the employees or retirees of such Party or its Affiliates or the continued sponsorship by such Party (or Affiliate) thereof; provided that no investment by any such fund or plan has the purpose or effect of changing or influencing the Control of any Person that Offers
         Competing Services or Competing LD Services.

                   (j)  Businesses to be Transferred to the Joint Venture.
         The continued ownership by a Party (directly or indirectly through an Affiliate) of its current ownership interest in any Transferred
         Assets to be transferred to the Joint Venture pursuant to the Transfer Agreements after the Closing Date and the conduct by such Party or its Affiliate of the business related to such Transferred
         Assets.

                   (k) Franco-German Traffic. Any and all activities of FT, DT or any of their Subsidiaries related to the provision of services within the scope of International Telecommunication
         Services Business to the extent such traffic is between France and Germany.

                   (l)  Distribution of JV Services.  The Offer by any
         Party of the JV Services in its Home Country pursuant to the Operative Agreements.

                   (m) Principal Products. Subject to any restrictions contained in any other Operative Agreement, the Offer by any Party
         (directly or indirectly through an Affiliate) of "Principal
         Products" as described in the Operating Entities Services
         Agreement.

                   (n) Spun-Off Entity. The continued ownership by a Party, directly or indirectly, of its ownership interest in any Spun-Off Entity, unless such Spun-Off Entity is a Controlled
         Affiliate of such Party.

                   (o) Eunetcom. Any and all activities of Eunetcom to the extent related to the performance by Eunetcom of its customer
         Contracts in existence on the Closing Date. The FT/DT Parties have identified on Schedule 10.4(o) hereto all customer Contracts of Eunetcom in existence on the date hereof. The FT/DT Parties shall deliver to the Sprint Parties on the Closing Date a list of all customer Contracts of Eunetcom in existence on the Closing
         Date.

                   (p)  Sprint's Businesses in France and Germany.  The
         Master Transfer Agreement Term Sheet provides, among other things, that the Parties have not determined whether the businesses of Sprint International, Inc. and its Affiliates located in France and Germany will be contributed to the Joint Venture. The Parties agree that, if such businesses are not contributed to the Joint
         Venture on the Closing Date, nothing in Article 10 of this Agreement shall be construed to prohibit for a period of twelve
         (12) months following the Closing Date (i) the continued ownership by Sprint and its Affiliates of such businesses, (ii) any activities of Sprint and its Affiliates in connection with the performance of the contracts of such businesses existing on the Closing Date, or (iii) any activities of Sprint and its Affiliates in connection with the orderly sale, divestiture or wind down of such businesses. Sprint agrees that if such businesses are not contributed to the Joint Venture on the Closing Date (1) such businesses will conduct only the activities specified in the preceding sentence during the twelve (12) month period following the Closing Date, and (2) Sprint will sell, divest or wind down such businesses within such period (subject, in the event that any such sale or divestiture is made to FT, DT, Atlas or any of their respective Affiliates, to approval of such sale or divestiture in accordance with Section 15.38).

                   (q) Alliance Between Sprint and Telmex. Between the date hereof and the date that is six (6) months after the Closing
         Date, the Parties will enter into negotiations with Telefonos de
         Mexico ("Telmex") with the intention that the Joint Venture and Telmex enter into an Affiliation Agreement with respect to the Venture Business in Mexico. If the Joint Venture and Telmex enter into such an Affiliation Agreement, those aspects of the strategic alliance between Sprint and Telmex as described in the letter, dated April 18, 1995, between Sprint and Telmex (the "Telmex
         Alliance"), as appropriate, will be transferred (subject to approval of such transfer in accordance with Section 15.38) to the Joint Venture. If the Joint Venture and Telmex do not enter into such an Affiliation Agreement on or before the Closing Date, any activities of Sprint and its Affiliates in connection with the Telmex Alliance will be treated as an Excluded Business until the date on which such an Affiliation Agreement is entered into;
         provided, however, that if the Joint Venture and Telmex do not enter into such an Affiliation Agreement within six (6) months after the Closing Date, within twelve (12) months after the end of such six (6) month period, Sprint will terminate any of the activities of Sprint or its Affiliates in connection with the Telmex Alliance that compete with the Joint Venture or terminate its involvement in the Telmex Alliance, unless prior to the end of such twelve (12) month period the Joint Venture and Telmex enter into such an Affiliation Agreement.

                   Section 10.5.  Review of Excluded Businesses.

                   (a) As soon as practicable after the date hereof, but no later than the Closing Date, the Parties shall negotiate in good faith to agree upon the scope of the Excluded Businesses (the
         "Approved Scope").  After the Closing Date, the Global Venture
         Board shall review each year the Excluded Businesses to determine whether any further action should be taken with respect thereto.

                   (b)  If any Party reasonably believes that the Excluded
         Business of another Party (the "Affected Party") Offers Competing
         Services or Competing LD Services after the Closing Date in a manner that materially exceeds the Approved Scope of such Excluded
         Business (such activity and related liabilities, the "Excess Ac-tivity"), such Party may bring the matter to the Global Venture
         Board during such annual review. If the Unrelated Representatives reasonably determine that any Excess Activity has occurred during the prior year, and that such Excess Activity should be sold to the Joint Venture, the Affected Party shall use commercially reasonable efforts (A) to transfer to the Joint Venture the Excess
         Activity, or (B) if such Party is not permitted or does not have the ability to cause the transfer of such Excess Activity, to sell to the Joint Venture the Affected Party's equity interest in the Excluded Business, in each case at the Appraised Value. If the Unrelated Representatives are unable to agree within a reasonable time as to whether any Excess Activity has occurred or upon any measures relating to the Excess Activity, the Affected Party owning the Excluded Business may continue to conduct the Excess
         Activity. If the Unrelated Representatives determine that measures other than those described in clauses (A) and (B) above are appropriate and if the Affected Party disagrees with such measures, the Affected Party shall use commercially reasonable efforts to divest such Excess Activity within a commercially reasonable time. If the Affected Party is not legally permitted to transfer the assets and liabilities relating to such Excess
         Activity or its equity interest in such Excluded Business to the Joint Venture or a third party, as applicable, such transfer will be postponed until such transfer is possible.

                   Section 10.6.  Passive Sales; Customer Preferences, Etc.

                   (a) Nothing in this Article 10 or any provision of any other Operative Agreement shall be deemed to prohibit "passive sales," in which any Party or JV Entity or any Affiliate of such Party or JV Entity, pursuant to an unsolicited request from a customer, contracts directly with such customer, regardless of such customer's location, for the provision to such customer through the Joint Venture of services included within the scope of the Venture Business to the extent required by Applicable Law.

                   (b) If a Party or any of its Affiliates receives an unsolicited request from a customer of a Party or any of its Affiliates or of the Joint Venture to enter into a Contract to provide to such customer in conjunction with other Persons a service that is then currently Offered by the Joint Venture, such Party or its Affiliates will use commercially reasonable efforts to persuade such customer to purchase such service from the Joint
         Venture. If despite such Party's efforts, the customer prefers not to purchase such service from the Joint Venture, such Party will refer such matter to the Global Venture Office which, within ten (10) Business Days, will present its observations regarding such matter to one of the representatives of such Party on the Global Venture Committee for final resolution by such representative. Notwithstanding the foregoing, the Parties agree that the customer's preference will be honored in all cases.

                   (c) If a Party or any of its Affiliates receives an unsolicited request from a customer of a Party or any of its Affiliates or of the Joint Venture to enter into a Contract to provide to such customer a service within the scope of the Venture
         Business that is not then currently being provided by the Joint
         Venture, such Party or its Affiliate shall first offer to the Joint Venture the opportunity to enter into such Contract in accordance with the First Offer Procedures. If the Global Venture
         Board rejects the first offer or fails to respond to the first offer in accordance with the First Offer Procedures, such Party or its Affiliate may enter into such Contract, so long as, in the case the Global Venture Board rejected such first offer, such Party's representative on the Global Venture Board voted in favor of the Joint Venture entering into such Contract. Notwithstanding the foregoing, the Parties agree that the customer's preference will be honored in all cases.

                   Section 10.7.  Home Country Activities.  Each Party will
         (subject, in the case of a Home Country Opportunity of Sprint or its Subsidiaries, to approval in accordance with Section 15.38) seek to provide opportunities to the other Parties to Invest or Participate with such Party or any of its Affiliates (excluding
         Section 10 Affiliates) in Home Country Opportunities in which such
         Party or Affiliate proposes to Invest or Participate after the Closing Date; provided, however, that no Party or any of its Affiliates shall have any obligation to provide or to seek to provide a Home Country Opportunity to the other Parties if such Party concludes, in its sole and absolute discretion, that providing, or seeking to provide, such Home Country Opportunity to the other Parties (i) would not be permitted by Applicable Law,
         (ii) would materially delay, interfere with or jeopardize the consummation of such transaction, or (iii) would not be in the best interests of such Party or its Affiliate. No Party or any of its Affiliates shall have any liability under this Agreement or any other Operative Agreement as a result of a failure to provide or to seek to provide a Home Country Opportunity to the other
         Parties.


                                     ARTICLE 11.

                  CONTRIBUTIONS TO JV ENTITIES; ASSUMED LIABILITIES

              Section 11.1.  Initial Capital Contributions; Assumed
         Liabilities.

                   (a) The Parties have identified on Schedule 11.1(a) certain businesses and other assets to be contributed by the Sprint Parties, on the one hand, and the FT/DT Parties, on the other, to the Joint Venture on the Closing Date. The Master
         Transfer Agreement shall specify in reasonable detail the assets
         (tangible and intangible), contract rights and personnel comprising such businesses and other assets and shall identify such businesses and assets as (i) Sprint GBN Assets, Sprint ROW
         Assets and Sprint ROE Assets, (ii) FT GBN Assets, FT ROW Assets and FT ROE Assets, and (iii) DT GBN Assets, DT ROW Assets and DT
         ROE Assets.

                   (b) At Closing, upon the terms and subject to the conditions set forth herein, in the Master Transfer Agreement and the other Operative Agreements,

              (i) Sprint and Sprint Sub shall, and shall cause their Affiliates to, transfer (A) the Sprint GBN Assets to the relevant JV Entities within the GBN Group, (B) the
                   Sprint ROW Assets to the relevant JV Entities within the ROW Group and (C) the Sprint ROE Assets to the relevant
                   JV Entities within the ROE Group; and Sprint and Sprint
                   Sub shall, and shall cause their Affiliates to, enter into the other Operative Agreements to which they are parties;

             (ii)  FT shall, and shall cause its Affiliates to, transfer
                   (A) the FT GBN Assets to the relevant JV Entities within the GBN Group, (B) the FT ROW Assets to the relevant JV
                   Entities within the ROW Group and (C) the FT ROE Assets to the relevant JV Entities within the ROE Group; and FT shall, and shall cause its Affiliates to, enter into the other Operative Agreements to which they are parties;
                   and

            (iii)  DT shall, and shall cause its Affiliates to, transfer
                   (A) the DT GBN Assets to the relevant JV Entities within the GBN Group, (B) the DT ROW Assets to the relevant JV
                   Entities within the ROW Group and (C) the DT ROE Assets to the relevant JV Entities within the ROE Group; and DT shall, and shall cause its Affiliates to, enter into the other Operative Agreements to which they are parties.

                   (c) At Closing, upon the terms and subject to the conditions set forth herein, in the Master Transfer Agreement and the other Operative Agreements, FT, DT and Sprint and their respective Affiliates shall transfer to the relevant JV Entities, and such JV Entities shall assume, the FT International
         Liabilities, the DT International Liabilities and the Sprint
         International Liabilities.

                   (d) The Parties agree that, upon the terms and subject to the conditions set forth herein, in the Master Transfer
         Agreement and the other Operative Agreements, either (i) all ownership rights in the applicable businesses and other assets referred to in Section 11.1(a) shall be transferred to the relevant JV Entity on the Closing Date, or (ii) the benefit of use of the applicable businesses and other assets will be made available to the relevant JV Entity through license, lease or otherwise for the entire term of the Joint Venture.

              Section 11.2.  Contributions of Venture Interests to Sprint
         Sub and Atlas.

                   (a) Unless otherwise agreed by the Parties, Sprint covenants that at Closing, it will, and it will cause its Affiliates to, transfer any and all Venture Interests received by it or its Affiliates pursuant to the Transfer Agreements to Sprint
         Sub.

                   (b) Unless otherwise agreed by the Parties, each of FT and DT covenants that at Closing, it will, and it will cause its Affiliates to, transfer any and all Venture Interests received by it or its Affiliates pursuant to the Transfer Agreements to Atlas.

              Section 11.3.  Additional Capital of the Venture.

                   (a) Except as provided in Section 8.1 with respect to GBN Special Matters, Section 8.2 with respect to NAFTA Plan
         Actions and Section 8.3 with respect to ROE Plan Actions, the
         Governing Board of any JV Entity may require each of its JV Entity
         Shareholders (and each JV Entity Shareholder agrees) to make additional capital contributions ("Additional Capital
         Contributions") to such JV Entity in such amounts and at such times as shall be set forth in the relevant Business Plan (each such requirement, a "Capital Call").

                   (b) If the Governing Board of a JV Entity determines to make a Capital Call, the Governing Board shall send to each JV
         Entity Shareholder and each Party a Capital Call notice ("Capital
         Call Notice"), which shall set forth, among other things, the amount of Additional Capital Contributions to be made by each of the JV Entity Shareholders and the period (the "Capital Call
         Period") within which such Additional Capital Contributions shall be made which shall not end less than ten (10) days from the date on which such Capital Call Notice is given. Upon receipt of Additional Capital Contributions from all JV Entity Shareholders in accordance with the Capital Call Notice pursuant to this
         Section 11.3(b), the JV Entity shall issue to each JV Entity
         Shareholder such number of nonvoting equity interests as shall be determined in accordance with the Funding Principles.

              Section 11.4.  Failure to Make Additional Capital
         Contributions.

                   (a) Following the expiration of a Capital Call Period, the JV Entity shall promptly notify each of its JV Entity
         Shareholders of the failure by any JV Entity Shareholder (a
         "Defaulting Shareholder") to make its respective Additional
         Capital Contribution pursuant to the Capital Call Notice (such failure to make an Additional Capital Contribution is referred to herein as a "Funding Breach"). The Defaulting Shareholder shall have thirty (30) days (the "First Cure Period") from the date of notice of the Funding Breach to cure such Funding Breach by delivering to the JV Entity the Additional Capital Contribution required under the Capital Call Notice together with interest thereon calculated at the Applicable LIBOR Rate plus 10 percentage points per annum from the date of the Funding Breach to the date of payment.

                   (b) If a Defaulting Shareholder shall fail to deliver its Additional Capital Contribution together with interest thereon as provided in Section 11.4(a) within the First Cure Period, then a funding default (a "Funding Default") shall have occurred and all rights of the Defaulting Shareholder to receive additional equity interests in the JV Entity pursuant to such Capital Call shall cease and, for a period of ninety (90) days after the occurrence of the Funding Default, the non-defaulting shareholder
         (the "Non-Defaulting Shareholder") shall have the option to provide (subject, in the event that Sprint or its Affiliate is the Non-Defaulting Shareholder, to approval of the exercise of such right in accordance with Section 15.38) all or any part of the Defaulting Shareholder's Additional Capital Contribution to the JV
         Entity without payment of any penalty interest. If a Sprint Party commits a Funding Breach and such Funding Breach becomes a Funding
         Default as a result of a failure by the Defaulting Shareholder to cure such Funding Breach within the First Cure Period, the FT/DT
         Parties shall have the Tie-Breaking Vote as described in Section
         18.1.  If an FT/DT Party commits a Funding Breach and such Funding
         Breach becomes a Funding Default as a result of a failure by the Defaulting Shareholder to cure such Funding Breach within the First Cure Period, the Sprint Parties shall have the Tie-Breaking
         Vote as described in Section 18.1.

                   (c)  At any time after the expiration of the First Cure
         Period and within one year (the "Second Cure Period") from the expiration of the Capital Call Period, the Defaulting Shareholder whose failure to cure a Funding Breach within the First Cure
         Period has caused a Funding Default shall have the right to cure the Funding Default in accordance with this Section 11.4(c). If the Defaulting Shareholder provides notice of its intent to cure the Funding Default, then promptly following the receipt of such notice by the JV Entity, the Per Share JV Entity Value of the outstanding Venture Interests in such JV Entity shall be determined in accordance with the Funding Principles. The
         Defaulting Shareholder may cure the Funding Default at any time on or prior to the expiration of the Second Cure Period by paying, in accordance with the Funding Principles, an amount equal to the greater of (A) the Defaulting Shareholder's Additional Capital
         Contribution that was not made by the Defaulting Shareholder
         (together with interest thereon from the date of the Funding
         Breach to the date of payment calculated at the Applicable LIBOR
         Rate plus 10 percentage points per annum) and (B) the Per Share JV
         Entity Value of the equity interests of such JV Entity which would be issued by such JV Entity in respect of the Defaulting
         Shareholder's Additional Capital Contribution that was not made by the Defaulting Shareholder. Such amount shall be paid to the JV
         Entity or the Non-Defaulting Shareholder as provided in the Funding Principles. If the Defaulting Shareholder cures the
         Funding Default within the Second Cure Period, the right of the Non-Defaulting Shareholder to the Tie-Breaking Vote shall be terminated and the Tie-Breaking Vote will be dissolved. If the Defaulting Shareholder fails to cure the Funding Default within the Second Cure Period, then the Non-Defaulting Shareholder shall continue to hold, subject to Section 20.11(a), the Tie-Breaking
         Vote and shall have the right to deliver a Termination Notice pursuant to Section 20.4.

                   (d) The JV Entity shall issue to the JV Entity
         Shareholders such number of nonvoting equity interests in the JV
         Entity in respect of Additional Capital Contributions as shall be determined in accordance with the Funding Principles. To the extent that the issuance of such equity interests results in any adjustment of the Percentage Interests of the JV Entity
         Shareholders in the JV Entity, no such adjustment of the Percentage Interests shall affect the governance rights of the JV
         Entity Shareholders under this Agreement or the related
         Shareholders Agreement.

                   (e) The provisions of this Section 11.4 shall not apply to the funding of GBN Special Matter Projects, NAFTA Plan Action
         Projects and ROE Plan Action Projects described in Sections 8.1,
         8.2 and 8.3, respectively.

                   (f) No JV Entity Shareholder shall be obligated to make additional capital contributions to the JV Entity of which it is a shareholder other than in such amounts and at such times as shall be set forth in the relevant Business Plan, provided that to the extent all of the JV Entity Shareholders of a JV Entity agree to make any such contributions, such contributions shall be treated as Additional Capital Contributions and governed by the provisions therefor contained in Sections 11.3 and 11.4.

                   (g) Notwithstanding the foregoing, if FT or DT or any Wholly Owned Subsidiary of FT or DT commits a Funding Breach or
         Funding Default, FT (in the case of a Funding Breach or Funding
         Default by DT or any Wholly Owned Subsidiary of DT) and DT (in the case of a Funding Breach or Funding Default by FT or any Wholly
         Owned Subsidiary of FT) shall have the right to cure such Funding
         Breach or Funding Default at any time prior to the end of the Second Cure Period by delivering to the relevant JV Entity the Additional Capital Contribution required under the Capital Call
         Notice together with interest thereon calculated at the Applicable
         LIBOR Rate plus 10 percentage points per annum from the date of the Funding Breach or Funding Default to the date of payment. Any such cure of such a Funding Breach or Funding Default by FT or DT pursuant to this Section 11.4(g) shall have the same effect for all purposes of this Agreement as a cure of such Funding Breach or Funding Default by the Defaulting Shareholder prior to the end of the Second Cure Period.


                                     ARTICLE 12.

                                       CLOSING

              Section 12.1.  Closing.

                   (a) The Closing shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York on the twentieth (20th) Business Day after the date all of the conditions set forth in Article 13 have been fulfilled or waived (except for such conditions to be fulfilled concurrently with the Closing, which shall be either fulfilled concurrently with the Closing or waived), or at such other date and time as the Parties shall agree in writing. At the Closing, upon the terms and subject to the conditions set forth herein, each Party will and will cause its Affiliates to take the actions described in Article 13 and this
         Section 12.1 and execute and deliver such other instruments and take all such other reasonable actions as are necessary to consummate the Transactions contemplated by Section 12.1(b) to be consummated by it and its Affiliates at the Closing.

                   (b) At the Closing, upon the terms and subject to the conditions set forth herein, each of the Parties shall, and shall cause its Affiliates and, insofar as within its power, each of the JV Entities to, enter into each of the Operative Agreements which has not been entered into prior to the Closing Date to which such Party, its Affiliates or such JV Entity, as the case may be, are parties, including the following Operative Agreements:

              (i)  Atlas/ROE Services Agreement;

             (ii)  Intellectual Property Agreements;

            (iii)  Joint Venture Confidentiality Agreement;

             (iv)  Services Agreements;

              (v)  Shareholders Agreements;

             (vi)  Tax Matters Agreement; and

            (vii)  Transfer Agreements.

              Section 12.2. Termination Prior to Closing. This Agreement may be terminated at any time prior to Closing:

                   (a) by any Party if it has become impossible to satisfy any condition precedent to such Party's obligations under this Agreement or any other Operative Agreement, provided that if such condition precedent has become impossible to satisfy as a result of the failure of such Party or any of its Affiliates to perform its obligations under this Agreement or any other Operative
         Agreement, then such Party may not exercise such right;

                   (b)  by consent in writing of all of the Parties;

                   (c) by any Party if Closing would violate any final order, decree or judgment of any Governmental Authority having competent jurisdiction;

                   (d) by FT or DT if any Sprint Party shall have failed to perform or comply in any material respect with any agreement or covenant contained herein which is required to be performed or complied with on or before Closing after having been provided written notice of, and a reasonable opportunity to cure, such failure;

                   (e) by Sprint or Sprint Sub if any FT/DT Party shall have failed to perform or comply in any material respect with any agreement or covenant contained herein which is required to be performed or complied with on or before Closing after having been provided written notice of, and a reasonable opportunity to cure, such failure;

                   (f) by the Sprint Parties upon written notice to the FT/DT Parties that it is exercising its right to terminate this Agreement pursuant to Section 15.36 hereof;

                   (g) by any Party if the Investment Agreement shall not have been executed on or prior to July 31, 1995; and

                   (h) by any Party if the Investment Agreement shall have been terminated in accordance with the terms thereof.

         If this Agreement is terminated pursuant to this Section 12.2, this Agreement shall forthwith cease to have effect between and among the Parties and all further obligations of the Parties shall terminate without further liability, except that (i) such termination shall not constitute a waiver of any rights any Party may have by reason of a breach of this Agreement, (ii) all representations and warranties contained in this Agreement shall survive for a period of one year following such termination, the covenants and agreements contained in Sections 15.1, 15.2, 15.3, 15.4, 15.5, 15.6 and 15.12 shall survive for a period of one year following such termination, and the other covenants and agreements contained herein shall survive such termination without limitation as to time, except as may be otherwise specified herein and subject to Applicable Law (including any applicable statute of limitations), and (iii) Sections 1.3 and 15.9 and Articles 21 and
         23 shall continue in full force and effect. The survival of the representations, warranties, covenants and agreements for a specified period as provided above shall mean that no Party may bring a claim for breach of any such representation, warranty, covenant or agreement after such period. It is understood that, except as expressly provided in this Section 12.2, all representations, warranties, covenants and agreements contained herein shall be of no further force and effect after the termination of this Agreement pursuant to this Section 12.2.


                                     ARTICLE 13.

                                CONDITIONS TO CLOSING

              Section 13.1. Conditions to Each Party's Obligations. The obligations of each of the Parties and their respective Affiliates to make their respective initial contributions described in
         Section 11.1 and the obligations of the Parties and their Affiliates to enter into the other Operative Agreements to which they are Parties and otherwise to consummate the Transactions to be consummated by them at Closing are subject to the fulfillment to the satisfaction of each of the Parties, as of the Closing
         Date, of the following conditions:

                   (a)  Governmental Approvals.

              (i) All notifications required pursuant to the HSR Act to carry out the Transactions shall have been made, and the applicable waiting period and any extensions thereof shall have expired or been terminated without the imposition of any Burdensome Condition;

             (ii) (A) The Commission of the European Communities, pursuant to Article 85(3) of the Treaty of Rome, shall have granted an exemption which exempts this Agreement and each other Operative Agreement and the Transactions from the operation of Article 85(1) of the Treaty of Rome, without the imposition of any Burdensome Condition, or
                   (B) each Party shall have determined, in its individual and sole discretion, that it is satisfied that such exemption will be granted in a reasonable time and without the imposition of a Burdensome Condition.

            (iii) FT shall have received the approvals of the French minister in charge of economic affairs and finance
                   (ministre charge de l'economie et des finances) and the French minister in charge of posts and telecommunications (ministre charge des postes et des telecommunications) to carry out the Transactions, without the imposition of a Burdensome Condition.

             (iv) Either (A) DT shall have received the approval of the Bundeskartellamt to carry out the Transactions, without the imposition of a Burdensome Condition, or (B) the exemption referred to in clause (ii)(A) of this Section
                   13.1(a) shall have been obtained.

              (v)  (A)  An effective written order or other final action from the FCC (either in the first instance or upon review or reconsideration) affirming that (x) the Transactions do not result in a transfer of control within the meaning of Section 310(d) of the Communications Act; (y) a level of foreign ownership in Sprint of up to 28% is not inconsistent with the public interest; and (z) the Transactions are not otherwise inconsistent with the public interest, or an effective written order or other final action by the FCC (either in the first instance or upon review or reconsideration) to the effect that no such approval is required; or

                   (B) an effective written order from, or other final action taken by, the FCC pursuant to delegated authority (either in the first instance or upon review or reconsideration) affirming that (x) the Transactions do not result in a transfer of control within the meaning of Section 310(d) of the Communications Act; (y) a level of foreign ownership in Sprint of up to 28% is not inconsistent with the public interest; and (z) the Transactions are not otherwise inconsistent with the public interest, or an effective written order from, or other final action taken by, the FCC pursuant to delegated authority (either in the first instance or upon review or reconsideration) to the effect that no such approval is required, which order or final action shall no longer be subject to further administrative review;

                   shall have been obtained, and shall not have been revoked or stayed as of the Closing Date, and such order or final action shall not impose any Burdensome
                   Condition, provided that any Party may waive the requirement that any such order or final action contain the provision described in clause (y) of subsection (A) or (B) above and such waiver shall be binding upon all Parties. For purposes of this Section 13.1(a)(v), an order from, or other final action taken by, the FCC pursuant to delegated authority shall be deemed no longer subject to further administrative review:

                   (x) if no petition for reconsideration or application for review by the FCC of such order or final action has been filed within thirty (30) days after the date of public notice of such order or final action, as such 30-day period is computed and as such date is defined in Sections 1.104 and 1.4 (or any successor provisions), as applicable, of the FCC's rules, and the FCC has not initiated review of such order or final action on its own motion within forty (40) days after the date of public notice of the order or final action, as such 40-day period is computed and as such date is defined in Sections 1.117 and 1.4 (or any successor provisions) of the FCC's rules; or

                   (y) if any such petition for reconsideration or application for review has been filed, or if the FCC has initiated review of such order or final action on its own motion, the FCC has issued an effective written order or taken final action to the effect set forth in subsection (A) above.

             (vi)  (A) The Commission of the European Communities (the
                   "EU"), pursuant to Article 85(3) of the Treaty of Rome, shall have granted an exemption which exempts the Atlas
                   Joint Venture Documents and the Atlas Transactions from the operation of Article 85(1) of the Treaty of Rome without the imposition of any Burdensome Condition, or
                   (B) each Party shall have determined, in its individual and sole discretion, that it is satisfied that such exemption will be granted in a reasonable time without the imposition of a Burdensome Condition.

            (vii) All other Governmental Approvals required to be obtained to consummate the Transactions shall have been obtained, and all applicable pre-consummation waiting periods shall have expired, except for Governmental Approvals and waiting periods the failure of which to obtain or satisfy would not, individually or in the aggregate, be reasonably likely to impose a Burdensome Condition on any Party or materially and adversely affect the ability of any Party to perform its obligations hereunder or under the other Operative Agreements.

           (viii)  The other Governmental Approvals set forth on Schedule
                   13.1(a)(viii) which are necessary to the formation of Atlas shall have been received, without the imposition of a Burdensome Condition.

             (ix) No order of any Governmental Authority or Injunction restraining or preventing the consummation of the Atlas
                   Transactions or putting in doubt the validity of any of the Atlas Joint Venture Documents in any material respect shall be in effect.

              (x)  No action shall have been taken by any Governmental
                   Authority to rescind or withdraw any of the Governmental
                   Approvals described or referred to in this Section 13.1, or to rescind the termination of the review and investigation of the Transactions under Exon-Florio, and no action shall have been taken to modify any such Governmental Approvals or any determination with respect to the investigation under Exon-Florio in a manner that would impose a Burdensome Condition.

                   (b)  No Injunctions.  No order of any Governmental
         Authority (including a court order) shall have been entered that enjoins, restrains or prohibits the consummation of the Transactions or puts in doubt the validity of this Agreement, any Intellectual Property Agreement, the Global Backbone Network
         Services Agreement, the Operating Entities Services Agreement, the
         Route Management Agreement, any Shareholders Agreement, the Tax
         Matters Agreement or the Master Transfer Agreement in any material respect.

                   (c) Investment Agreement Closing. The conditions to the "First Closing" as such term is defined in the Investment
         Agreement shall have been fulfilled or validly waived and the First Closing shall have occurred simultaneously with the Closing.

                   (d) Operative Documents. The Operative Agreements listed in Section 12.1(b) shall be in form and substance satisfactory to each Party and shall have been executed and delivered and the Constituent Documents shall be in form and substance satisfactory to each Party and shall have become effective.

                   (e)  Business Plans.  The Closing Business Plans for the
         Regional Operating Groups shall be in form and substance satisfactory to each Party.

              Section 13.2.  Conditions to the Obligations of Sprint and
         Sprint Sub. The obligations of each of Sprint, Sprint Sub and their Affiliates to make their initial contributions to the JV
         Entities pursuant to Section 11.1 and the obligations of each of Sprint, Sprint Sub and their Affiliates to enter into the other
         Operative Agreements to which it is a party and to otherwise consummate the Transactions that are to be consummated by them at Closing are subject to the fulfillment to the satisfaction of Sprint and Sprint Sub, as of the Closing Date, of the following additional conditions:

                   (a) Accuracy of Representations and Warranties. The representations and warranties made by FT, DT and Atlas and their respective Affiliates in each Operative Agreement to which they are a party or made in writing pursuant thereto shall be true and correct in all material respects as of the date they were made and as of the Closing Date, as if made on and as of the Closing Date, except for representations and warranties that relate solely to a date prior to the Closing Date.

                   (b) Performance of Obligations. FT, DT, Atlas and their Affiliates shall have performed or complied in all material respects with their respective covenants and agreements contained in the Operative Agreements required to be performed or complied with by FT, DT, Atlas and their Affiliates on or prior to the Closing Date.

                   (c) Delivery of Certificates of FT, DT and Atlas. Each of FT, DT and Atlas shall have delivered to each of Sprint and Sprint Sub customary closing certificates and documents, in each case signed by an officer or officers with the authority to bind such Party (in each case dated as of the Closing Date), and such other certificates or documents as Sprint, Sprint Sub or their counsel may reasonably request evidencing the satisfaction in all material respects of the conditions to Closing.

                   (d) No Proceeding. No Proceeding shall be pending or threatened that (i) restrains, prohibits, prevents or materially changes, or presents a substantial possibility of restraining, prohibiting, preventing or materially changing, the terms of the Transactions or the Atlas Transactions, or (ii) presents a substantial possibility of resulting in material damages to, or imposing a Burdensome Condition upon, Sprint or its Subsidiaries in connection with the Transactions or the Atlas Transactions.
         For purposes of this Section 13.2(d), the term "material damages" shall mean damages material to Sprint and its Subsidiaries taken as a whole.

                   (e)  No Material Adverse Change.  Since the date of this
         Agreement, there shall have been no material adverse change in the business or financial condition of the International
         Telecommunications Services Business of FT or DT, in each case taken as a whole.

                   (f) Opinions of Counsel. Each of Sprint and Sprint Sub shall have received opinions, dated as of the Closing Date, from counsel to FT, DT and Atlas reasonably satisfactory to Sprint and Sprint Sub which address favorably the matters set forth in
         Schedule 13.2(f)(i), Schedule 13.2(f)(ii) and Schedule
         13.2(f)(iii), respectively, and which are in form and substance reasonably satisfactory to Sprint and Sprint Sub.

                   (g) No Major Competitor. No Major Competitor of Sprint shall have acquired voting securities of FT or DT, if (i) such voting securities were acquired as a result of a transaction with FT or DT or its parent government (and the Bundesanstalt fur Post und Telekommunikation (the "Bundesanstalt") in the case of DT), and following such transaction such Major Competitor owns directly or indirectly a greater than 10% interest in FT or DT, or (ii) FT or DT otherwise has taken steps for the purpose of encouraging or facilitating an acquisition by such a Major Competitor of direct or indirect ownership in it greater than 10%.

                   (h) Atlas Transactions. The absence of a declaration by the Sprint Parties of the existence of a Burdensome Condition with respect to the Atlas Transactions pursuant to and in accordance with Section 15.12(d).

              Section 13.3.  Conditions to the Obligations of FT and DT.
         The obligations of each of FT, DT, Atlas and their respective
         Affiliates to make their initial contributions to the JV Entities pursuant to Section 11.1 and the obligations of each of FT, DT, Atlas and their respective Affiliates to enter into the other
         Operative Agreements to which it is a party and to otherwise consummate the Transactions that are to be consummated by them at Closing are subject to the fulfillment to the satisfaction of FT and DT, as of the Closing Date, of the following additional conditions:

                   (a) Accuracy of Representations and Warranties. The representations and warranties made by Sprint, Sprint Sub and their respective Affiliates in each Operative Agreement to which they are a party or made in writing pursuant thereto shall be true and correct in all material respects as of the date they were made and as of the Closing Date, as if made on and as of the Closing
         Date, except for representations and warranties that relate solely to a date prior to the Closing Date.

                   (b) Performance of Obligations. Sprint and Sprint Sub shall have performed or complied in all material respects with their respective covenants and agreements contained in the Operative Agreements required to be performed or complied with by Sprint or Sprint Sub on or prior to the Closing Date.

                   (c)  Delivery of Certificates of Sprint and Sprint Sub.
         Each of Sprint and Sprint Sub shall have delivered to each of FT, DT and Atlas customary closing certificates and documents, in each case signed by an officer or officers with the authority to bind such Party (in each case dated as of the Closing Date), and such other certificates or documents as FT, DT, Atlas or their counsel may reasonably request evidencing the satisfaction in all material respects of the conditions to Closing.

                   (d) No Proceeding. No Proceeding shall be pending or threatened that (i) restrains, prohibits, prevents or materially changes, or presents a substantial possibility of restraining, prohibiting, preventing or materially changing, the terms of the Transactions or the Atlas Transactions, or (ii) presents a substantial possibility of resulting in material damages to, or imposing a Burdensome Condition upon, FT or DT in connection with the Transactions or the Atlas Transactions. For purposes of this
         Section 13.3(d), the term "material damages" shall mean damages material to FT and its Subsidiaries or DT and its Subsidiaries, in each case taken as a whole, as the case may be.

                   (e)  No Material Adverse Change.  Since the date of this
         Agreement, there shall have been no material adverse change in the business or financial condition of the International
         Telecommunications Services Business of Sprint and Sprint Sub taken as a whole.

                   (f) Opinion of Counsel. Each of FT, DT and Atlas shall have received opinions, dated as of the Closing Date, from counsel to Sprint and Sprint Sub reasonably satisfactory to FT, DT and Atlas which address favorably the matters set forth in Schedule
         13.3(f)(i) and Schedule 13.3(f)(ii), respectively, and which are in form and substance reasonably satisfactory to FT, DT and Atlas.


                                     ARTICLE 14.

                           REPRESENTATIONS AND WARRANTIES

              Section 14.1.  Representations and Warranties of Sprint and
         Sprint Sub. Sprint and Sprint Sub jointly and severally represent and warrant to FT, DT and Atlas as follows:

                   (a)  Organization and Standing.  Each of Sprint, Sprint
         Sub and their Affiliates is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and corporate authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

                   (b)  Authorization; Validity.  Each of Sprint and Sprint
         Sub has all requisite corporate power and corporate authority to enter into and perform its obligations under this Agreement and to consummate the Transactions to be consummated by it. Each of Sprint, Sprint Sub and its Affiliates has or will have at Closing all requisite corporate power and corporate authority to enter into and perform its obligations under the other Operative
         Agreements to which it is a party and to consummate the Transactions to be consummated by it. The execution, delivery and performance by each of Sprint and Sprint Sub of this Agreement have been, and the execution, delivery and performance by each of Sprint, Sprint Sub and its Affiliates of the other Operative
         Agreements to which it is a party and the consummation by each of Sprint, Sprint Sub and its Affiliates of the Transactions contemplated by Section 12.1(b) to be consummated by it at Closing have been or at Closing will have been, duly authorized by all necessary corporate action on the part of Sprint, Sprint Sub and their Affiliates (assuming that, with respect solely to those provisions of this Agreement and the other Operative Agreements that require explicitly the receipt of Sprint Continuing Director approval for the performance of obligations or consummation of transactions on the part of Sprint or any of its Affiliates hereunder or thereunder, Sprint Continuing Director approval is obtained in the manner provided in Section 15.38). This Agreement has been, and the other Operative Agreements to which Sprint, Sprint Sub or any of their Affiliates is a party have been or at Closing will have been, duly executed and delivered by Sprint, Sprint Sub or such Affiliate, as applicable. This Agreement constitutes, and the other Operative Agreements to which any of Sprint, Sprint Sub or its Affiliates is a party at Closing will constitute, legal, valid and binding obligations of Sprint, Sprint
         Sub or such Affiliates, as applicable, enforceable against it or them in accordance with their respective terms.

                   (c) No Conflicts. The execution, delivery and performance by each of Sprint and Sprint Sub of this Agreement do not, and the execution, delivery and performance by each of Sprint, Sprint Sub and their Affiliates of the other Operative
         Agreements to which it is a party, the consummation of the Transactions contemplated by Section 12.1(b) to be consummated by it at Closing and the compliance with the terms of the Operative
         Agreements to which it is a party at Closing will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation (in each case by any third party) or to the loss of any benefit under, or result in or require the creation, imposition or extension of any Lien upon any of its properties or assets under (i) any provision of the Articles of Incorporation or bylaws of Sprint or any provision of the constituent documents of any such Affiliate
         (assuming that, with respect solely to those provisions of this Agreement and the other Operative Agreements that require explicitly the receipt of Sprint Continuing Director approval for the performance of obligations or consummation of transactions on the part of Sprint or any of its Affiliates hereunder or thereunder, Sprint Continuing Director approval is obtained in the manner provided in Section 15.38) or (ii) any Judgment, Injunction, Applicable Law or Contract to which it is a party or by which it or any of its properties is bound (except, with respect to clause (ii), for such conflicts, violations, defaults, rights or losses that, individually or in the aggregate, would not have a material adverse effect on the ability of Sprint, Sprint
         Sub or any of its Affiliates (as applicable) to perform in all material respects their obligations under this Agreement and the other Operative Agreements to which it is a party in accordance with their respective terms). To the knowledge of Sprint and Sprint Sub, no Third Party Approval and, except as provided in
         Schedule 14.1(c), no Governmental Approval is required to be obtained or made by Sprint, Sprint Sub or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the Transactions contemplated by this Agreement
         (other than Transactions contemplated by or to be implemented pursuant to the other Operative Agreements), except for Third
         Party Approvals or Governmental Approvals the absence of which, individually or in the aggregate, would not have a material adverse effect on the ability of Sprint, Sprint Sub or its Affiliates (as applicable) to perform in all material respects its obligations under this Agreement and the other Operative Agreement to which it is a party in accordance with its terms.

                   (d)  Brokers or Finders.  Other than Dillon, Read & Co.
         Inc., no Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee as a result of any actions by Sprint or Sprint Sub in connection with any of the Transactions.

                   (e)  Litigation.  To the knowledge of Sprint and Sprint
         Sub, except as set forth in Schedule 14.1(e), there is no Proceeding pending or threatened against Sprint, Sprint Sub or any of their Affiliates reasonably likely to restrain, enjoin or otherwise prevent the consummation of the Transactions.

                   (f)  Absence of Liens.  On the Closing Date, none of the
         Venture Interests held by any of the Sprint Parties shall be subject to any Lien.

                   (g) Operative Agreement Representations. The representations and warranties made by Sprint, Sprint Sub and their Affiliates as set forth in each of the other Operative
         Agreements to which any of them is a party are or will be true and correct in all material respects as of the date they are or will be made (unless expressly stated to be made as of some other date).

              Section 14.2.  Representations and Warranties of FT.

                   (a) FT represents and warrants to Sprint and Sprint Sub as follows:

                   (i) Organization and Standing. FT is an exploitant public and each of its Affiliates (other than Atlas and its Subsidiaries) is a Person duly formed and validly existing under the laws of the jurisdiction of its formation, and each of FT and such Affiliates has all requisite corporate power and corporate authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

                   (ii) Authorization; Validity. FT has all requisite corporate power and corporate authority to enter into and perform its obligations under this Agreement and to consummate the Transactions to be consummated by it. Each of FT and its Affiliates (other than Atlas and its Subsidiaries) has or will have at Closing all requisite corporate power and corporate authority to enter into and perform its obligations under the other Operative Agreements to which it is a party and to consummate the Transactions to be consummated by it. The execution, delivery and performance by FT of this Agreement have been, and the execution, delivery and performance by each of FT and its Affiliates (other than Atlas and its Subsidiaries) of the other Operative Agreements to which it is a party and the consummation by each of FT and its Affiliates (other than Atlas and its Subsidiaries) of the Transactions contemplated by Section
         12.1(b) to be consummated by it at Closing have been or at Closing will have been, duly authorized by all necessary corporate action on the part of FT and such Affiliates (other than Atlas and its Subsidiaries). This Agreement has been, and the other Operative
         Agreements to which FT or any of its Affiliates (other than Atlas and its Subsidiaries) is a party have been or at Closing will have been, duly executed and delivered by FT or such Affiliate (other than Atlas and its Subsidiaries), as applicable. This Agreement constitutes, and the other Operative Agreements to which any of FT or its Affiliates (other than Atlas and its Subsidiaries) is a party at Closing will constitute, legal, valid and binding obligations of FT or such Affiliates (other than Atlas and its Subsidiaries), as applicable, enforceable against it or them in accordance with their respective terms.

                   (iii) No Conflicts. The execution, delivery and performance by FT of this Agreement do not, and the execution, delivery and performance by each of FT and its Affiliates (other than Atlas and its Subsidiaries) of the other Operative Agreements to which it is a party, the consummation of the Transactions contemplated by Section 12.1(b) to be consummated by it at Closing and the compliance with the terms of the Operative Agreements to which it is a party at Closing will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation (in each case by any third party) or to the loss of any benefit under, or result in or require the creation, imposition or extension of any Lien upon any of its properties or assets under (A) any provision of the FT
         Law and Decrees or any provision of the constituent documents of any such Affiliate or (B) any Judgment, Injunction, Applicable Law or Contract to which it is a party or by which it or any of its properties is bound (except, with respect to clause (B), for such conflicts, violations, defaults, rights or losses that, individually or in the aggregate, would not have a material adverse effect on the ability of FT or any of its Affiliates
         (other than Atlas and its Subsidiaries) (as applicable) to perform in all material respects its obligations under this Agreement and the other Operative Agreements to which it is a party in accordance with their respective terms). To the knowledge of FT, no Third Party Approval and, except as provided in Schedule
         14.2(a)(iii), no Governmental Approval is required to be obtained or made by FT or any of its Affiliates (other than Atlas and its Subsidiaries) in connection with the execution, delivery and performance of this Agreement and the Transactions contemplated by this Agreement (other than Transactions contemplated by or to be implemented pursuant to the other Operative Agreements), except for Third Party Approvals or Governmental Approvals the absence of which, individually or in the aggregate, would not have a material adverse effect on the ability of FT or its Affiliates (other than Atlas and its Subsidiaries) (as applicable) to perform in all material respects its obligations under this Agreement or any other Operative Agreement to which it is a party in accordance with its terms.

                   (iv) Brokers or Finders.  Other than Goldman, Sachs &
         Co., no Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee as a result of any actions by FT in connection with any of the Transactions.

                   (v) Litigation. To the knowledge of FT, except as set forth in Schedule 14.2(a)(v), there is no Proceeding pending or threatened against FT or any of its Affiliates (other than Atlas and its Subsidiaries) reasonably likely to restrain, enjoin or otherwise prevent the consummation of the Transactions.

                   (vi) Absence of Liens.  On the Closing Date, none of the
         Venture Interests held by FT shall be subject to any Liens.

                   (vii) Operative Agreement Representations. The representations and warranties made by FT and its Affiliates
         (other than Atlas and its Subsidiaries) as set forth in each of the other Operative Agreements to which any of them is a party are or will be true and correct in all material respects as of the date they are or will be made (unless expressly stated to be made as of some other date).

                   (b) On the Atlas Signing Date, FT will represent and warrant to Sprint and Sprint Sub as follows (for purposes of this Section 14.2(b), "FT and (or) its Affiliates" shall mean "FT and
         (or) its Affiliates other than Atlas and its Subsidiaries"):

                   (i) Authorization; Validity. FT has all requisite corporate power and corporate authority to enter into and perform its obligations under the Atlas Joint Venture Agreement and to consummate the Atlas Transactions to be consummated by it. Each of FT and its Affiliates has or will have at Closing all requisite corporate power and corporate authority to enter into and perform its obligations under the other Atlas Joint Venture Documents to which it is a party and to consummate the Atlas Transactions to be consummated by it. The execution, delivery and performance by FT of the Atlas Joint Venture Agreement have been, and the execution, delivery and performance by each of FT and its Affiliates of the other Atlas Joint Venture Documents to which it is a party and the consummation by each of FT and its Affiliates of the Atlas
         Transactions to be consummated by it have been or at Closing will have been, duly authorized by all necessary corporate action on the part of FT and its Affiliates. The Atlas Joint Venture
         Agreement has been, and the other Atlas Joint Venture Documents to which FT or any of its Affiliates is a party have been or at Closing will have been, duly executed and delivered by FT or such Affiliate, as applicable. The Atlas Joint Venture Agreement constitutes, and the other Atlas Joint Venture Documents to which FT or any of its Affiliates is a party at Closing will constitute, legal, valid and binding obligations of FT or such Affiliate, as applicable, enforceable against it or them in accordance with their respective terms.

                   (ii) No Conflicts. The execution, delivery and performance by each of FT and its Affiliates of the Atlas Joint
         Venture Documents to which it is a party, the consummation of the Atlas Transactions to be consummated by it on or prior to the Closing Date and the compliance with the terms of the Atlas Joint
         Venture Documents to which it is a party at Closing will not conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation, or acceleration of any obligation (in each case by any third party) or to the loss of any benefit under, or result in or require the creation, imposition or extension of any Lien upon any of its properties or assets under
         (A) any provision of the FT Law and Decrees or any provision of the constituent documents of any such Affiliate or (B) any Judgment, Injunction, Applicable Law or Contract to which it is a party or by which it or any of its properties is bound (except, with respect to clause (B), for such conflicts, violations, defaults, rights or losses that, individually or in the aggregate, would not have a material adverse effect on the ability of FT or any of its Affiliates to perform in all material respects its obligations under the Atlas Joint Venture Documents to which it is a party in accordance with their respective terms). To the knowledge of FT, no Third Party Approval and, except as provided in Schedule 14.2(b)(ii), no Governmental Approval is required to be obtained or made by FT or any of its Affiliates in connection with the execution, delivery and performance of the Atlas Joint
         Venture Documents to which it is a party or the consummation of the Atlas Transactions (other than Atlas Transactions contemplated by or to be implemented pursuant to the Atlas Joint Venture
         Documents other than the Atlas Joint Venture Agreement), except for Third Party Approvals or Governmental Approvals the absence of which, individually or in the aggregate, would not have a material adverse effect on the ability of FT or any of its Affiliates to perform in all material respects its obligations under this Agreement or any other Operative Agreement or any Atlas Joint
         Venture Document to which it is a party in accordance with its terms.

              Section 14.3.  Representations and Warranties of DT.

                   (a) DT represents and warrants to Sprint and Sprint Sub as follows:

                   (i)  Organization and Standing.  DT is an
         Aktiengesellschaft and each of its Affiliates (other than Atlas and its Subsidiaries) is a Person duly formed and validly existing under the laws of the jurisdiction of its formation, and each of DT and such Affiliates has all requisite corporate power and corporate authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

                  (ii) Authorization; Validity. DT has all requisite corporate power and corporate authority to enter into and perform its obligations under this Agreement and to consummate the Transactions to be consummated by it. Each of DT and its Affiliates (other than Atlas and its Subsidiaries) has or will have at Closing all requisite corporate power and corporate authority to enter into and perform its obligations under the other Operative Agreements to which it is a party and to consummate the Transactions to be consummated by it. The execution, delivery and performance by DT of this Agreement have been, and the execution, delivery and performance by each of DT and its Affiliates (other than Atlas and its Subsidiaries) of the other Operative Agreements to which it is a party and the consummation by each of DT and its Affiliates (other than Atlas and its Subsidiaries) of the Transactions contemplated by Section
         12.1(b) to be consummated by it at Closing have been or at Closing will have been, duly authorized by all necessary corporate action on the part of DT and such Affiliates (other than Atlas and its Subsidiaries). This Agreement has been, and the other Operative
         Agreements to which DT or any of its Affiliates (other than Atlas and its Subsidiaries) is a party have been or at Closing will have been, duly executed and delivered by DT or such Affiliate (other than Atlas and its Subsidiaries), as applicable. This Agreement constitutes, and the other Operative Agreements to which any of DT or its Affiliates (other than Atlas and its Subsidiaries) is a party at Closing will constitute, legal, valid and binding obligations of DT or such Affiliates (other than Atlas and its Subsidiaries), as applicable, enforceable against it or them in accordance with their respective terms.

                 (iii) No Conflicts. The execution, delivery and performance by DT of this Agreement do not, and the execution, delivery and performance by each of DT and its Affiliates (other than Atlas and its Subsidiaries) of the other Operative Agreements to which it is a party, the consummation of the Transactions contemplated by Section 12.1(b) to be consummated by it at Closing and the compliance with the terms of the Operative Agreements to which it is a party at Closing will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation (in each case by any third party) or to the loss of any benefit under, or result in or require the creation, imposition or extension of any Lien upon any of its properties or assets under (A) any provision of the Satzung of DT or any provision of the constituent documents of any such Affiliate or (B) any Judgment, Injunction, Applicable Law or
         Contract to which it is a party or by which it or any of its properties is bound (except, with respect to clause (B), for such conflicts, violations, defaults, rights or losses that, individually or in the aggregate, would not have a material adverse effect on the ability of DT or any of its Affiliates
         (other than Atlas and its Subsidiaries) (as applicable) to perform in all material respects its obligations under this Agreement and the other Operative Agreements to which it is a party in accordance with their respective terms). To the knowledge of DT, no Third Party Approval and, except as provided in Schedule
         14.3(a)(iii), no Governmental Approval is required to be obtained or made by DT or any of its Affiliates (other than Atlas and its Subsidiaries) in connection with the execution, delivery and performance of this Agreement and the Transactions contemplated by this Agreement (other than Transactions contemplated by or to be implemented pursuant to the other Operative Agreements), except for Third Party Approvals or Governmental Approvals the absence of which, individually or in the aggregate, would not have a material adverse effect on the ability of DT or its Affiliates (other than Atlas and its Subsidiaries) (as applicable) to perform in all material respects its obligations under this Agreement or any other Operative Agreement to which it is a party in accordance with its terms.

                  (iv)  Brokers or Finders.  Other than Goldman, Sachs &
         Co., no Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee as a result of any actions by DT in connection with any of the Transactions.

                   (v) Litigation. To the knowledge of DT, except as set forth in Schedule 14.3(a)(v), there is no Proceeding pending or threatened against DT or any of its Affiliates (other than Atlas and its Subsidiaries) reasonably likely to restrain, enjoin or otherwise prevent the consummation of the Transactions.

                  (vi)  Absence of Liens.  On the Closing Date, none of the
         Venture Interests held by DT shall be subject to any Liens.

                 (vii) Operative Agreement Representations. The representations and warranties made by DT and its Affiliates
         (other than Atlas and its Subsidiaries) as set forth in each of the other Operative Agreements to which any of them is a party are or will be true and correct in all material respects as of the date they are or will be made (unless expressly stated to be made as of some other date).

                   (b) On the Atlas Signing Date, DT will represent and warrant to Sprint and Sprint Sub as follows (for purposes of this Section 14.3(b), "DT and (or) its Affiliates" shall mean "DT and
         (or) its Affiliates other than Atlas and its Subsidiaries"):

                   (i) Authorization; Validity. DT has all requisite corporate power and corporate authority to enter into and perform its obligations under the Atlas Joint Venture Agreement and to consummate the Atlas Transactions to be consummated by it. Each of DT and its Affiliates has or will have at Closing all requisite corporate power and corporate authority to enter into and perform its obligations under the other Atlas Joint Venture Documents to which it is a party and to consummate the Atlas Transactions to be consummated by it. The execution, delivery and performance by DT of the Atlas Joint Venture Agreement have been, and the execution, delivery and performance by each of DT and its Affiliates of the other Atlas Joint Venture Documents to which it is a party and the consummation by each of DT and its Affiliates of the Atlas
         Transactions to be consummated by it have been or at Closing will have been, duly authorized by all necessary corporate action on the part of DT and its Affiliates. The Atlas Joint Venture
         Agreement has been, and the other Atlas Joint Venture Documents to which DT or any of its Affiliates is a party have been or at Closing will have been, duly executed and delivered by DT or such Affiliate, as applicable. The Atlas Joint Venture Agreement constitutes, and the other Atlas Joint Venture Documents to which DT or any of its Affiliates is a party at Closing will constitute, legal, valid and binding obligations of DT or such Affiliate, as applicable, enforceable against it or them in accordance with their respective terms.

                  (ii) No Conflicts. The execution, delivery and performance by each of DT and its Affiliates of the Atlas Joint
         Venture Documents to which it is a party, the consummation of the Atlas Transactions to be consummated by it on or prior to the Closing Date and the compliance with the terms of the Atlas Joint
         Venture Documents to which it is a party at Closing will not conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation, or acceleration of any obligation (in each case by any third party) or to the loss of any benefit under, or result in or require the creation, imposition or extension of any Lien upon any of its properties or assets under
         (A) any provision of the Satzung of DT or any provision of the constituent documents of any such Affiliate or (B) any Judgment, Injunction, Applicable Law or Contract to which it is a party or by which it or any of its properties is bound (except, with respect to clause (B), for such conflicts, violations, defaults, rights or losses that, individually or in the aggregate, would not have a material adverse effect on the ability of DT or any of its Affiliates to perform in all material respects its obligations under the Atlas Joint Venture Documents to which it is a party in accordance with their respective terms). To the knowledge of DT, no Third Party Approval and, except as provided in Schedule
         14.3(b)(ii), no Governmental Approval is required to be obtained or made by DT or any of its Affiliates in connection with the execution, delivery and performance of the Atlas Joint Venture
         Documents to which it is a party or the consummation of the Atlas
         Transactions (other than Atlas Transactions contemplated by or to be implemented pursuant to the Atlas Joint Venture Documents other than the Atlas Joint Venture Agreement), except for Third Party
         Approvals or Governmental Approvals the absence of which, individually or in the aggregate, would not have a material adverse effect on the ability of DT or any of its Affiliates to perform in all material respects its obligations under this Agreement or any other Operative Agreement or any Atlas Joint
         Venture Document to which it is a party in accordance with its terms.

              Section 14.4.  Representations and Warranties of FT and DT
         With Respect To Atlas.  On the Atlas Signing Date, each of FT and
         DT individually, and not jointly and severally, will represent and warrant to Sprint and Sprint Sub as follows:

                   (a) Organization and Standing; Ownership. Atlas is and each Affiliate of Atlas that is a Controlled Affiliate of Atlas
         (for purposes of this Section 14.4, an "Atlas Affiliate") is or will be at Closing a Person duly formed and validly existing under the laws of the jurisdiction of its formation, and each of Atlas and such Affiliate has all requisite corporate power and corporate authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

                   (b) Authorization; Validity. Atlas has all requisite corporate power and corporate authority to enter into and perform its obligations under this Agreement and to consummate the Transactions to be consummated by it. Each of Atlas and the Atlas
         Affiliates has or will have at Closing all requisite corporate power and corporate authority to enter into and perform its obligations under the other Operative Agreements to which it is a party and to consummate the Transactions to be consummated by it.
         The execution, delivery and performance by each of Atlas and the Atlas Affiliates of this Agreement and the other Operative
         Agreements to which it is a party and the consummation by it of the Transactions contemplated herein to be consummated by it at Closing have been or will have been at Closing duly authorized by all necessary corporate action on the part of Atlas and each Atlas
         Affiliate.  This Agreement has been, and the other Operative
         Agreements to which Atlas or any Atlas Affiliate is a party have been or at Closing will have been, duly executed and delivered by Atlas or any such Atlas Affiliate, as applicable. This Agreement constitutes, and the other Operative Agreements to which any of Atlas or any Atlas Affiliate is a party at Closing will constitute, legal, valid and binding obligations of Atlas or such Atlas Affiliates, as applicable, enforceable against it or them in accordance with their respective terms.

                   (c) No Conflicts. The execution, delivery and performance by Atlas of this Agreement do not, and the execution, delivery and performance by each of Atlas and the Atlas Affiliates of the other Operative Agreements to which it is a party, the consummation of the Transactions contemplated by Section 12.1(b) to be consummated by it at Closing, and the compliance with the terms of the Operative Agreements to which it is a party at Closing will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation (in each case by any third party) or to the loss of any benefit under, or result in or require the creation, imposition or extension of any Lien upon any of its properties or assets under (i) any provision of its constituent documents or
         (ii) any Judgment, Injunction, Applicable Law or Contract to which it is a party or by which it or any of its properties is bound
         (except, with respect to clause (ii), for such conflicts, violations, defaults, rights or losses that, individually or in the aggregate, would not have a material adverse effect on the ability of Atlas or any such Atlas Affiliate (as applicable) to perform in all material respects its obligations under this Agreement and the other Operative Agreements to which it is a party in accordance with their respective terms). To the knowledge of Atlas, no Third Party Approval and, except as provided in Schedule 14.4(c), no Governmental Approval is required to be obtained or made by Atlas or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the Transactions contemplated by this Agreement
         (other than Transactions contemplated by or to be implemented pursuant to the other Operative Agreements), except for Third
         Party Approvals or Governmental Approvals the absence of which, individually or in the aggregate, would not have a material adverse effect on the ability of Atlas or any of the Atlas
         Affiliates (as applicable) to perform in all material respects its obligations under this Agreement and any other Operative Agreement to which it is a party in accordance with its terms.

                   (d)  Brokers or Finders.  Other than Goldman Sachs &
         Co., no Person will be entitled to any broker's or finder's fee or any other commission or similar fee as a result of any action by Atlas in connection with any of the Transactions to be consummated by it at Closing.

                   (e) Litigation. To the knowledge of FT, DT and Atlas, except as set forth in Schedule 14.4(e), there is no Proceeding pending or threatened against Atlas or any Atlas Affiliate reasonably likely to restrain, enjoin or otherwise prevent the consummation of the Transactions.

                   (f)  Absence of Liens.  On the Closing Date, none of the
         Venture Interests held by Atlas shall be subject to any Liens.

                   (g) Operative Agreement Representations. The representations and warranties made by Atlas and the Atlas
         Affiliates as set forth in each of the other Operative Agreements to which any of them is a party will be true and correct in all material respects as of the date they were made (unless expressly stated to be made as of some other date).

              Section 14.5.  Affiliates.  For purposes of this Article 14
         (other than Sections 14.2(b) and 14.3(b)), all references to an "Affiliate" shall mean an Affiliate that is or will become a party to an Operative Agreement on or prior to the Closing Date. For purposes of Sections 14.2(b) and 14.3(b), all references to an "Affiliate" shall mean an Affiliate that is or will become a party to an Atlas Joint Venture Document on or prior to the Closing
         Date.


                                     ARTICLE 15.

                                      COVENANTS

              Section 15.1.  Conduct of Business.  Unless otherwise
         expressly contemplated by this Agreement or the other Operative
         Agreements or as agreed to by the other Parties in writing and except for (i) transfers of assets or liabilities to Atlas and its Subsidiaries from FT, DT or their Affiliates in connection with the formation of Atlas and its Subsidiaries, (ii) the reorganization of the International Telecommunications Services
         Businesses of FT and DT in connection with the formation of Atlas and its Subsidiaries or the privatization of FT or DT, but only to the extent such reorganizations do not prevent the consummation of any of the Transactions, (iii) sales of equity interests in FT or DT in connection with the privatization of FT or DT, and (iv) any reorganization of the businesses of FT, DT or Atlas resulting from governmental action, each of Sprint, Sprint Sub and their Affiliates, on the one hand, and FT, DT, Atlas and their Affiliates, on the other hand, taking into account the dynamic nature of the International Telecommunications Services Business, from the date of this Agreement to the Closing Date, will (x) operate their respective International Telecommunications Services
         Businesses in the ordinary course, (y) consistent with such operation and taking into account the dynamic nature of the International Telecommunications Services Business use its reasonable efforts to preserve intact the present business organizations and business relationships of its International
         Telecommunications Services Business, and (z) not create any Lien on its International Telecommunications Services Business to be transferred to the Joint Venture which will materially and adversely affect the ability of the Joint Venture or the JV
         Entities to conduct the Initial Venture Business.

              Section 15.2.  Cooperation; Compliance with Laws.

                   (a) From and after the date of this Agreement through the Closing Date, each Party shall use its reasonable efforts to ensure that the conditions to Closing set forth herein to be satisfied by such Party are satisfied on or prior to the Closing
         Date and to obtain (and cooperate with the other Parties in obtaining) any Governmental Approvals or Third Party Approvals required to be obtained or made by it in connection with any of the Transactions to be consummated by it at the Closing.

                   (b) Each of the Parties agrees to make all filings with Governmental Authorities in connection with the Transactions, including filings necessary to obtain the Governmental Approvals described or referred to in Article 13, as promptly as practicable after the date of this Agreement and to use its reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents reasonably required by the relevant
         Governmental Authorities to obtain such approvals and shall otherwise cooperate in all reasonable respects with the applicable
         Governmental Authorities to obtain any required Governmental
         Approvals in as expeditious a manner as possible.

                   (c) Each of the Parties shall use reasonable efforts to resolve such objections, if any, as any Governmental Authority may assert with respect to this Agreement and the other Operative
         Agreements and the Transactions under Applicable Laws, including requesting reconsideration (which may be initiated by the Party affected thereby or requested by any other Party) of any adverse ruling of any Governmental Authority and taking administrative appeals, if available and reasonably likely to result in a reversal of such adverse ruling. If any Proceeding is instituted by any Person challenging this Agreement, the other Operative
         Agreements or the Transactions, the Parties shall promptly consult with each other to determine the most appropriate response to such Proceeding and shall cooperate in all reasonable respects with any Party subject to any such Proceeding, provided that the decision whether to initiate, and the control of, any Proceeding involving any Party shall remain within the sole discretion of such Party.

                   (d)  The Parties acknowledge that nothing in this
         Section 15.2 shall be construed to require any Party to agree to or comply with any Burdensome Condition.

              Section 15.3.  Access.  Except as otherwise provided in
         Section 8 of the Master Transfer Agreement Term Sheet as to due diligence with respect to the "Financial Information" described in the Master Transfer Agreement Term Sheet (which due diligence will be conducted in accordance with such Section 8), from and after the date of this Agreement through the Closing Date, each Party shall give to the other Parties and their respective representatives reasonable access during normal business hours to the properties, books and records of such Party and its Affiliates to the extent relating to the Transferred Assets and the Assumed
         Liabilities and furnish each other with all such information concerning its International Telecommunications Services Business to be transferred to the Joint Venture as such other Parties may reasonably request, subject to appropriate confidentiality restrictions and restrictions on sharing of information imposed by Applicable Law.

              Section 15.4. Financial Information. From and after the date of this Agreement through the Closing Date, each Party shall and shall cause its respective Affiliates to give to each other
         Party and its representatives the balance sheets, profit and loss statements and other financial statements as are prepared in the normal course of business of such Party and its Affiliates to the extent relating to its International Telecommunications Services
         Business to be transferred to the Joint Venture and, except as otherwise provided in Section 8 of the Master Transfer Agreement
         Term Sheet as to due diligence with respect to the "Financial
         Information" described in the Master Transfer Agreement Term Sheet
         (which due diligence will be conducted in accordance with such Section 8), such other information concerning the financial condition of its International Telecommunications Services
         Business to be transferred to the Joint Venture, as the case may be, as such other Party may reasonably request.

              Section 15.5. Books and Records. From and after the date of this Agreement through the Closing Date, each Party shall, and shall cause its Affiliates to, continue to maintain the books, accounts and records of such Party and its Affiliates relating to its International Telecommunications Services Business to be transferred to the Joint Venture in the usual, regular and ordinary manner on a basis consistent with prior years and periods, except as required by Applicable Law or applicable GAAP, as the case may be.

              Section 15.6.  No Solicitation.

                   (a) Until the Closing Date, none of the Parties nor any of their Affiliates or Subsidiaries nor any of their respective officers, directors, employees, agents or representatives
         (including, without limitation, investment bankers, attorneys and accountants) shall, directly or indirectly, (i) solicit any proposal involving any commercial or other arrangements or relationships which are similar in nature and scope to the arrangements and relationships contemplated by this Agreement or the other Operative Agreements if inconsistent with the purposes and scope of this Agreement (an "Alternative Transaction"), (ii) disclose directly or indirectly any information not customarily disclosed publicly concerning its business and properties to, or afford any access to its properties, books and records to, any Person in connection with any possible Alternative Transaction or
         (iii) enter into substantive negotiations with any third party relating to an Alternative Transaction.

                   (b) Until the Closing Date, each Party shall notify the other Parties if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested, with respect to a potential Alternative
         Transaction.

              Section 15.7. Further Assurances. Each of the Parties shall use its reasonable efforts to do or cause to be done, and to cause its Affiliates to do or cause to be done, such further acts and things and deliver or cause to be delivered to each other Party or its designees such additional assignments, agreements, powers and instruments as such Party or its designees may reasonably require or deem advisable to carry into effect the purpose of the Operative Agreements or to better assure and confirm unto such Party or its designees its rights, powers and remedies hereunder and thereunder, except that none of the Parties shall be required to agree to or comply with any Burdensome Condition.

              Section 15.8. JV Entity Default. Each of the Parties agrees that it will not, and it will not permit any of its Affiliates to, petition any Governmental Authority for the Bankruptcy of any JV
         Entity in the event that any such JV Entity defaults on any of its obligations to such Party or Affiliate.

              Section 15.9.  Indemnification.

                   (a) The Sprint Parties shall pay, indemnify and reimburse each of the FT/DT Parties and their respective
         Affiliates, officers, directors, employees and agents and the JV
         Entities (the "FT/DT Protected Parties") for any and all Losses suffered or incurred by any of them as a result of, or with respect to, any breach or inaccuracy of any representation, warranty, covenant or agreement by any of the Sprint Parties contained herein or in any other Operative Agreement (subject, in the case of any Operative Agreement other than this Agreement, to
         (i) any express provision in any such other Operative Agreement that this Section 15.9 (or any part thereof) shall not apply to such other Operative Agreement and (ii) any limitation on the indemnification rights or obligations of the Parties contained in any such other Operative Agreement), whether or not resulting from third party claims.

                   (b) Each FT/DT Party, individually and not jointly and severally but subject to Section 15.9(c), shall pay, indemnify and reimburse the Sprint Parties and their respective Affiliates, officers, directors, employees and agents and the JV Entities (the
         "Sprint Protected Parties"; the FT/DT Protected Parties or the
         Sprint Protected Parties are referred to as the "Protected
         Parties") for any and all Losses suffered or incurred by any of them as a result of, or with respect to, any breach or inaccuracy of any representation, warranty, covenant or agreement by such FT/
         DT Party contained herein or in any other Operative Agreement
         (subject, in the case of any Operative Agreement other than this Agreement, to (i) any express provision in any such other
         Operative Agreement that this Section 15.9 (or any part thereof) shall not apply to such other Operative Agreement and (ii) any limitation on the indemnification rights or obligations of the Parties contained in any such other Operative Agreement), whether or not resulting from third party claims.

                   (c) The Parties expressly agree that (i) with respect to any breach by FT or DT of any of the representations and warranties contained in Section 14.4, each of FT and DT shall be responsible for 50% of any Losses resulting from such breach, (ii) with respect to any breach by FT of its covenants set forth in
         Section 15.14(b), and to the extent FT shall not perform its indemnity obligation pursuant to Section 15.9(b) with respect thereto, DT shall be responsible for 50% of any Losses to be indemnified thereunder, and (iii) with respect to any breach by DT of its covenants set forth in Section 15.14(c), and to the extent
         DT shall not perform its indemnity obligation pursuant to Section
         15.9(b) with respect thereto, FT shall be responsible for 50% of any Losses to be indemnified thereunder.

                   (d)  Each Party agrees that, except as among the FT/DT
         Parties or as between the Sprint Parties, the remedies provided in this Section 15.9, and the enforcement thereof pursuant to Article
         21, shall constitute the sole and exclusive remedies for recovery against another Party for breaches of any of the representations, warranties, covenants and agreements in this Agreement and any other Operative Agreement, except for other remedies as are expressly provided for in this Agreement or in any other Operative
         Agreement (subject, in the case of any Operative Agreement other than this Agreement, to (i) any express provision in any such other Operative Agreement that this Section 15.9 (or any part thereof) shall not apply to such other Operative Agreement and
         (ii) any limitation on the indemnification rights or obligations of the Parties contained in any such other Operative Agreement), provided that a Party shall not be entitled to make a claim for indemnification hereunder with respect to a Funding Default of another Party prior to the end of the Second Cure Period with respect to such Funding Default. None of the Parties shall in any event be liable for any consequential, special, exemplary, punitive, incidental or indirect damages, including loss of profit or goodwill; provided, however, that this Section 15.9(d) shall not affect the calculation of the amount of any Loss (and the corresponding indemnification rights with respect thereto) in connection with any claims made by Persons other than the Protected Parties. No Protected Party shall be compensated more than once for the same Loss.

                   (e) The representations and warranties contained herein and in the other Operative Agreements shall not be extinguished by the Closing, but shall survive for a period of one year following the Closing (subject, in the case of any Operative Agreement other than this Agreement, to (x) any express provision in any such other Operative Agreement that this Section 15.9 (or any part thereof) shall not apply to such other Operative Agreement and (y) any limitation on the indemnification rights or obligations of the Parties contained in any such other Operative Agreement), the covenants and agreements contained in Sections 15.1, 15.3, 15.4, 15.5, 15.6 and 15.12 shall survive for a period of one year following the Closing, and the other covenants and agreements contained herein and in the other Operative Agreements shall not be extinguished by the Closing, but shall survive the Closing without limitation as to time (subject (1) in the case of any Operative Agreement other than this Agreement, to (i) any express provision in any such other Operative Agreement that this Section
         15.9 (or any part thereof) shall not apply to such other Operative
         Agreement and (ii) any limitation on the indemnification rights or obligations of the Parties contained in any such other Operative
         Agreement), and (2) to Applicable Law (including any applicable statute of limitations). No investigation or other examination by the Parties or their respective representatives shall affect the term of survival of the representations, warranties, covenants and agreements set forth above. The survival of the representations, warranties, covenants and agreements for a specified period as provided above shall mean that no Party may bring a claim for breach of any such representation, warranty, covenant or agreement after such period. It is understood that, except as expressly provided in Sections 12.2 and 22.1, all representations, warranties, covenants and agreements contained herein shall be of no further force or effect after the termination hereof.

                   (f) No Party shall make any claim for indemnification under this Section 15.9 in respect of a breach of (x) a representation or warranty contained in Article 14 of this Agreement or in any other Operative Agreement (subject, in the case of any Operative Agreement other than this Agreement, to (i) any express provision in any such other Operative Agreement that this Section 15.9 (or any part thereof) shall not apply to such other Operative Agreement and (ii) any limitation on the indemnification rights or obligations of the Parties contained in any such other Operative Agreement), unless and until the aggregate Loss or Losses arising out of or resulting from such breaches exceed U.S. $20 million, in which event such Party may claim indemnification for the entire amount of such Losses, or (y) a covenant or agreement contained in this Agreement or in any other Operative Agreement (subject, in the case of any Operative
         Agreement other than this Agreement, to (i) any express provision in any such other Operative Agreement that this Section 15.9 (or any part thereof) shall not apply to such other Operative
         Agreement and (ii) any limitation on the indemnification rights or obligations of the Parties contained in any such other Operative
         Agreement), unless and until the aggregate Loss or Losses arising out of or resulting from such breach exceeds U.S. $350,000, in which event such Party may claim indemnification for the entire amount of such Losses.

                   (g) The Protected Parties shall promptly notify the other Party or Parties that may be required to provide indemnification pursuant to Section 15.9(a) or (b) or to satisfy a claim pursuant to Section 15.9(c) (the "Indemnifying Parties"), in writing, of any claim thereunder, specifying in reasonable detail the nature of the Loss suffered by the Protected Parties, and, if known, the amount, or an estimate of the amount, of the Loss arising therefrom, provided that failure of the Protected Parties to give the Indemnifying Parties prompt notice as provided herein shall not relieve the Indemnifying Parties of any of their obligations hereunder, except to the extent any of the Indemnifying Parties are materially prejudiced by such failure.
         The Protected Parties shall provide to the Indemnifying Parties as promptly as practicable thereafter information and documentation reasonably requested by the Indemnifying Parties to support and verify the claim asserted, unless the Protected Parties have been advised by counsel that it is reasonably likely that a loss of privilege will occur with respect to such information and documentation.

                   (h) If a Party has made a claim against another Party under this Section 15.9 with respect to a Loss suffered by a Protected Party which arises out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of such a Loss, the Indemnifying Parties may assume the defense or the prosecution thereof by written notice to the Protected Parties, including the employment of counsel or accountants, at the Indemnifying Parties' cost and expense. The
         Protected Parties shall have the right to employ counsel separate from counsel employed by the Indemnifying Parties in any such action and to participate therein, but the fees and expenses of such counsel employed by the Protected Parties shall be at their expense unless counsel for the Protected Parties shall have advised that it is reasonably likely that any Protected Party may raise a defense or claim that is inconsistent with any defense or claim available to an Indemnifying Party, in which case such fees and expenses shall be borne by the Indemnifying Party. The
         Indemnifying Parties shall not be liable for any settlement of any such claim effected without their prior written consent, which shall not be unreasonably withheld; provided that if the Indemnifying Parties do not assume the defense or prosecution of a claim within thirty (30) days of notice thereof, the Protected
         Parties may settle such claim without the consent of the Indemnifying Parties. The Indemnifying Parties shall not agree to a settlement of or settle any claim which provides for any relief other than the payment of monetary damages or which could have a Material Adverse Effect on any Protected Party and its
         Subsidiaries taken as a whole (if applicable) without the prior written consent of such Protected Party. Whether or not the Indemnifying Parties choose to so defend or prosecute such claim, all the Parties shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith except to the extent that any such Parties have been advised by counsel that it is reasonably likely that a loss of privilege will occur with respect to such information, documentation and testimony. The Indemnifying Parties shall be subrogated to all rights and remedies of the Protected Parties in respect of a Loss suffered by the Protected Parties, but only to the extent the Indemnifying Parties have discharged in full any obligations they may have with respect to such Loss pursuant to this Section 15.9.

              Section 15.10. Claims on Behalf of JV Entities.  The FT/DT
         Parties shall have the sole and exclusive right to act on behalf of a JV Entity with respect to any claim by a JV Entity against any of the Sprint Parties or any of their Affiliates arising from a breach by it of any representation, warranty, covenant or agreement included in any Operative Agreement. The Sprint Parties shall have the sole and exclusive right to act on behalf of a JV
         Entity with respect to any claim by a JV Entity against any of the FT/DT Parties or any of their Affiliates arising from a breach by it of any representation, warranty, covenant or agreement included in any Operative Agreement. Such power shall include, in each case, the sole right, at the expense of the JV Entity, to initiate, prosecute and settle any such claim, and such actions will not require approval of the Governing Board of any JV Entity or the Global Venture Board. Each of the Parties agrees to vote their Venture Interests in any JV Entity and take such other actions as may be necessary to give effect to this Section 15.10.
         All such claims will be brought in accordance with Section 15.9 and Article 21.

              Section 15.11. Sales by FT or DT to a Major Competitor of
         Sprint.

                   (a) If and when FT is not subject to French Government direction as to the issuance and sale of its voting stock, FT shall not, for a period of ten years after the Closing Date, knowingly issue or sell or cause to be issued or sold an amount of voting securities to a Major Competitor of Sprint that would result in such party owning 10% or more of FT's voting securities.
         It is understood and agreed that the French Government may sell shares of FT voting stock held by it to purchasers of its choosing including to Major Competitors of Sprint. FT shall undertake a reasonable inquiry in connection with any proposed sale of its voting securities to ascertain whether or not a Major Competitor of Sprint would, after giving effect to such purchase, own 10% or more of FT's voting stock as described above. In addition, in connection with any underwritten sale of voting stock by FT, FT shall cause its underwriters to adopt reasonable procedures designed to avoid sales to Major Competitors of Sprint in excess of the amount permitted. For the purposes of this Section
         15.11(a), written certification obtained by FT from the managing or coordinating underwriter acting for FT in any offering by FT of its voting securities that such underwriter has adopted, and complied with, the reasonable procedures to be established pursuant to the preceding sentence shall constitute conclusive proof that FT shall not have knowingly issued or sold voting securities in violation of this Section 15.11(a) in connection with such underwritten sale, unless it is shown that FT had actual knowledge to the contrary.

                   (b) DT shall not for a period of ten years after the Closing Date, unless requested to do so by the German Government or its trustee Bundesanstalt at a time when the German Government
         Controls DT, knowingly issue or sell or cause to be sold (directly or through underwriters acting for it) any of its voting securities to a Major Competitor of Sprint that owns or that would as a result of such issuance or sale own 10% or more of the voting securities of DT. It is understood and agreed that the German
         Government and its trustee Bundesanstalt may sell shares of DT voting stock held by them to purchasers of their choosing including to Major Competitors of Sprint. In connection with any underwritten sale of its voting stock by DT, DT shall cause its underwriters to adopt reasonable procedures designed to avoid sales to Major Competitors of Sprint in excess of the amount permitted. For the purposes of this Section 15.11(b), written certification obtained by DT from the managing or coordinating underwriter acting for DT in any offering by DT of its voting securities that such underwriter has adopted, and complied with, the reasonable procedures to be established pursuant to the preceding sentence shall constitute conclusive proof that DT shall not have knowingly issued or sold voting securities in violation of this Section 15.11(b) in connection with such underwritten sale, unless it is shown that DT had actual knowledge to the contrary.

              Section 15.12.  Covenants of FT and DT Regarding Atlas.

                   (a) From and after the date of this Agreement through the Closing Date, each of FT and DT shall (i) use its reasonable efforts to obtain any Governmental Approvals or Third Party
         Approvals required to be obtained in connection with the formation of Atlas; (ii) make all filings with Governmental Authorities in connection with the formation of Atlas, including filings necessary to obtain the Governmental Approvals described or referred to in Sections 13.1(a)(vi) and (viii) of this Agreement, as promptly as practicable after the date of this Agreement and to use its reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents reasonably required by the relevant Governmental Authorities to obtain such approvals and shall otherwise cooperate in all reasonable respects with the applicable Governmental Authorities to obtain any required Governmental Approvals in as expeditious a manner as possible; and (iii) use its reasonable efforts to resolve such objections, if any, as any Governmental Authority may assert with respect to the formation of Atlas under Applicable Laws, including requesting reconsideration (which may be initiated by the Party affected thereby or requested by any other Party) of any adverse ruling of any Governmental Authority and taking administrative appeals, if available and reasonably likely to result in a reversal of such adverse ruling. Sprint shall use reasonable efforts to cooperate with FT and DT in connection with the foregoing actions. If any Proceeding is instituted by any Person challenging the formation of Atlas as violative of Applicable
         Laws, each of FT and DT shall promptly consult with each other and Sprint to determine the most appropriate response to such Proceeding and shall cooperate in all reasonable respects with any Party subject to any such Proceeding; provided that the decision whether to initiate, and the control of, any Proceeding involving any Party shall remain within the sole discretion of such Party.
         The Parties acknowledge that nothing in this Section 15.12(a) shall be construed to require any Party to agree to or comply with any Burdensome Condition.

                   (b)  Subject to the receipt of all necessary
         Governmental Approvals, each of FT and DT will as soon as reasonably practicable after the date hereof but in any event prior to the Closing Date, (i) take all necessary reasonable action to form Atlas, and (ii) cause Atlas to execute a counterpart to this Agreement which counterpart shall acknowledge the agreement of Atlas to be bound by the terms of this Agreement as a "Party" and as an "FT/DT Party" and to comply with the obligations imposed by this Agreement on Atlas.

                   (c)  Except as provided in Sections 15.12(d), (e) and
         (g), each of FT and DT agrees that it will implement the Atlas
         Joint Venture Documents and contribute to Atlas the businesses and assets which it is committed to contribute to Atlas in accordance with the Atlas Joint Venture Documents (as reflected in the filing made by Atlas with the EU on December 16, 1994).

                   (d) Notwithstanding Section 15.12(c), FT and DT shall not be obligated to implement the Atlas Joint Venture Documents or to contribute to Atlas the businesses and assets which either of them is or they are committed to contribute to Atlas as required by Section 15.12(c) to the extent that FT or DT is or FT and DT are prevented from implementing the Atlas Joint Venture Documents
         (or any portion thereof) or contributing to Atlas any of such businesses or assets required by Section 15.12(c) (x) as a condition or requirement to the granting by the EU of the exemption described in Section 13.1(a)(vi), (y) as a condition or requirement to obtaining any Governmental Approval described in
         Section 13.1(a)(viii), or (z) as a condition or requirement to obtaining any other Governmental Approval required for the implementation of the Atlas Joint Venture Documents or the contribution to Atlas of the businesses and assets required by
         Section 15.12(c) (an "Unlisted Governmental Approval"); provided that if the inability of FT or DT or FT and DT to implement the Atlas Joint Venture Documents (or any portion thereof) or to contribute to Atlas any of such businesses or assets required by
         Section 15.12(c) constitutes a Burdensome Condition as described in clause (a)(ii), (a)(iii) or (g)(ii) of the definition of "Burdensome Condition" contained in Section 1.1 or would constitute a Burdensome Condition if the Unlisted Governmental
         Approval to which such Burdensome Condition relates was described in Section 13.1(a)(viii), then notwithstanding the delivery by FT, DT or Atlas of a notice pursuant to the first proviso in the definition of "Burdensome Condition" contained in Section 1.1 stating that such condition or requirement shall not be deemed to be a Burdensome Condition, the Sprint Parties shall have the right to declare (i) in the case of any condition or requirement imposed by the EU, that the EU has imposed a Burdensome Condition as a condition or requirement to granting the exemption for the Atlas
         Transactions described in Section 13.1(a)(vi), (ii) in the case of any condition or requirement to obtaining any Governmental
         Approval described in Section 13.1(a)(viii), that such Governmental Authority has imposed a Burdensome Condition as a condition or requirement to obtaining any such Governmental
         Approval, and (iii) in the case of any condition or requirement to obtaining any Unlisted Governmental Approval, that such Governmental Authority has imposed a condition or requirement which would constitute a Burdensome Condition if the Unlisted
         Governmental Approval to which such condition or requirement relates was described in Section 13.1(a)(viii) (and the Parties agree that for purposes of the rights of the Sprint Parties under this Section 15.12(d) any such condition or requirement described in this clause (iii) to obtaining an Unlisted Governmental
         Approval may constitute a Burdensome Condition to the same extent as if such Unlisted Governmental Approval was described in Section
         13.1(a)(viii)). In any such case, the Sprint Parties shall have the right to advise the FT/DT Parties that the condition to the obligation of the Sprint Parties to consummate the Transactions to be consummated by the Sprint Parties at the Closing set forth in
         Section 13.1(a)(vi) (in the case of a condition or requirement described in clause (i) of the preceding sentence) or Section
         13.1(a)(viii) (in the case of a condition or requirement described in clause (ii) or (iii) of the preceding sentence) has not been fulfilled to the satisfaction of the Sprint Parties.

                   (e) Notwithstanding Section 15.12(c), FT or DT may voluntarily elect to refrain from implementing the Atlas Joint
         Venture Documents (or any portion thereof) or contributing to Atlas any of the businesses or assets which FT or DT is or FT and DT are committed to contribute to Atlas as required by
         Section 15.12(c) (notwithstanding that such implementation or contribution is approved by all Governmental Authorities without the imposition of a Burdensome Condition), if the failure to implement the Atlas Joint Venture Documents (or such portion thereof) or to contribute to Atlas any of such businesses or assets, when considered together with the effect of the inability of FT or DT or FT and DT to implement the Atlas Joint Venture
         Documents (or any portion thereof) or to contribute to Atlas (or of Atlas to hold) any of such businesses or assets as a condition or requirement to the granting by the EU of the exemption described in Section 13.1(a)(vi), as a condition or requirement to obtaining any Governmental Approval described in Section
         13.1(a)(viii), or as a condition or requirement to obtaining any Unlisted Governmental Approval (and the Parties agree that for purposes of the rights of the FT/DT Parties under this Section
         15.12(e) any such condition or requirement to obtaining an Unlisted Governmental Approval may constitute a Burdensome
         Condition to the same extent as if such Unlisted Governmental
         Approval was described in Section 13.1(a)(viii)), would not have constituted a Burdensome Condition as described in clause (a)(ii),
         (a)(iii) or (g)(ii) of the definition of "Burdensome Condition" contained in Section 1.1 had FT and DT been prevented from implementing the Atlas Joint Venture Documents (or such portion thereof) or contributing to Atlas any such businesses or assets as a condition or requirement to the granting by the EU of the exemption described in Section 13.1(a)(vi), as a condition or requirement to obtaining any Governmental Approval described in
         Section 13.1(a)(viii), or as a condition or requirement to obtaining any Unlisted Governmental Approval.

                   (f) For a period of five years from the Closing Date, each of FT and DT shall not withdraw, remove or distribute, or permit Atlas to withdraw, remove or distribute, in each case whether through dividends, distributions, loans or otherwise, any of the businesses or assets contributed to Atlas by FT and DT
         (other than cash dividends paid out of current or retained earnings accruing after the contribution date) unless, after giving effect to such withdrawal, removal or distribution, Atlas would have an adjusted net worth (determined on the basis that assets contributed to Atlas have a book value equal to their fair market value on the date of contribution) at least equal to the lesser of (i) the adjusted net worth of Atlas (as so determined) established upon completion of the implementation of the Atlas
         Joint Venture Documents (or portion thereof) and the contribution to Atlas of the businesses and assets as provided for in Sections 15.12(c), (d) and (e) above (but not later than the Closing Date) and (ii) ECU 1 billion.

                   (g)  Notwithstanding the provisions of
         Sections 15.12(c), (d), (e) and (f), FT and DT may take any action which would otherwise be prohibited by any such Section if prior to taking any such action FT and DT shall have provided to the Sprint Parties a "keepwell" for Atlas which is substantially to the effect of the "keepwell" provided by Sprint for Sprint Sub pursuant to Section 15.14(a).

              Section 15.13.  Covenants of Sprint, FT and DT Regarding
         Ownership of Venture Interests.

                   (a) Sprint agrees that for a period of ninety-nine (99) years from the Closing Date (i) it shall at all times in the aggregate own directly or indirectly through Wholly Owned
         Subsidiaries or JV Entities Wholly Owned by the Parties in a manner anticipated by the Tax Matters Agreement 100% of the Venture Interests of each Regional Operating Group and the GBN
         Group which are owned by the Sprint Parties or (ii) Sprint Sub or any one or more other Qualified Venture Subsidiaries of Sprint shall at all times in the aggregate own directly or indirectly through Wholly Owned Subsidiaries or JV Entities Wholly Owned by the Parties in a manner anticipated by the Tax Matters Agreement
         100% of the Venture Interests of each Regional Operating Group and the GBN Group which are owned by the Sprint Parties. Sprint also agrees that for a period of ninety-nine (99) years from the Closing Date it shall at all times in the aggregate own directly or indirectly through Wholly Owned Subsidiaries at least 80% of the economic interests in and voting power of Sprint Sub and each other Qualified Venture Subsidiary of Sprint which owns Venture
         Interests of a Regional Operating Group or the GBN Group, and together with Passive Financial Institutions it shall at all times in the aggregate own directly or indirectly through Wholly Owned
         Subsidiaries 100% of the economic interests in and voting power of Sprint Sub and each other Qualified Venture Subsidiary of Sprint which holds Venture Interests of a Regional Operating Group or the GBN Group.

                   (b) Each of FT and DT agrees that for a period of ninety-nine (99) years from the Closing Date (i) it shall at all times in the aggregate own directly or indirectly through its Wholly Owned Subsidiaries or JV Entities Wholly Owned by the
         Parties in a manner anticipated by the Tax Matters Agreement 50% of the Venture Interests of each Regional Operating Group and the GBN Group which are owned by the FT/DT Parties unless a closing under Section 20.5(c) has occurred, or (ii) Atlas or any one or more other Qualified Venture Subsidiaries of FT and DT shall at all times in the aggregate own directly or indirectly through Wholly Owned Subsidiaries or JV Entities Wholly Owned by the
         Parties in a manner anticipated by the Tax Matters Agreement 100% of the Venture Interests of each Regional Operating Group and the GBN Group which are owned by the FT/DT Parties. Each of FT and DT also agrees that for a period of ninety-nine (99) years from the Closing Date it shall at all times in the aggregate own directly or indirectly through its Wholly Owned Subsidiaries at least 40% of the economic interests and voting power of Atlas and each other
         Qualified Venture Subsidiary of FT and DT, as the case may be, which holds Venture Interests of a Regional Operating Group or the GBN Group, and (assuming compliance herewith by the other Party) together with Passive Financial Institutions, FT and DT shall at all times in the aggregate own directly or indirectly through their respective Wholly Owned Subsidiaries 100% of the economic interests in and voting power of Atlas and each other Qualified
         Venture Subsidiary of FT and DT, as the case may be, which holds
         Venture Interests of a Regional Operating Group or the GBN Group.

              Section 15.14.  Commitment of Sprint, FT and DT to the Joint
         Venture.

                   (a)  Sprint agrees that it will (i) ensure that Sprint
         Sub and its personnel are as fully committed to the success of the Joint Venture as is Sprint, (ii) devote sufficient resources to Sprint Sub and each other Qualified Venture Subsidiary of Sprint so that they can comply fully with their respective obligations under this Agreement and under any other Operative Agreement, and
         (iii) cause Sprint Sub and each such Qualified Venture Subsidiary to fulfill their respective obligations under this Agreement and any other Operative Agreement.

                   (b) FT agrees with Sprint that it will (i) ensure that Atlas and its personnel are as fully committed to the success of the Joint Venture as is FT, (ii) devote sufficient resources to Atlas and each other Qualified Venture Subsidiary of FT so that they can comply fully with their respective obligations under this Agreement and their Shareholder Obligations under any other
         Operative Agreement, and (iii) cause Atlas and each such Qualified
         Venture Subsidiary to fulfill its obligations under this Agreement and their Shareholder Obligations under any other Operative
         Agreement.

                   (c) DT agrees with Sprint that it will (i) ensure that Atlas and its personnel are as fully committed to the success of the Joint Venture as is DT, (ii) devote sufficient resources to Atlas and each other Qualified Venture Subsidiary of DT so that they can comply fully with their respective obligations under this Agreement and their Shareholder Obligations under any other
         Operative Agreement, and (iii) cause Atlas and each such Qualified
         Venture Subsidiary to fulfill its obligations under this Agreement and their Shareholder Obligations under any other Operative
         Agreement.

              Section 15.15. Effect of Applicable Law. If any provision contained in any Operative Agreement relating to a JV Entity is inconsistent with, or prohibited by, the Applicable Laws of the jurisdiction in which such JV Entity is formed, each of the Parties agrees to take all reasonable steps necessary to modify such provision in a manner which is as similar as possible in terms and effect as the original provision and which preserves substantially the intended purpose of the original provision, but which is not inconsistent with, or prohibited by, the Applicable
         Laws of the jurisdiction in which such JV Entity is formed.

              Section 15.16. Ownership of Equity Interests in Sprint, FT or DT. No JV Entity shall acquire or hold, directly or indirectly, any equity interest in Sprint, FT or DT.

              Section 15.17.  Employee Matters Agreement.  As soon as
         reasonably practicable after the date hereof, the Parties shall negotiate in good faith regarding the terms of the Employee
         Matters Agreement which will provide for certain employee and personnel matters in connection with the formation of the JV
         Entities.

              Section 15.18. Transfer Agreements. As soon as reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding definitive terms and conditions of the Transfer Agreements, which in the case of the Master Transfer
         Agreement shall contain, among other things, substantially the terms set forth in the Master Transfer Agreement Term Sheet attached as Exhibit 15.18 to this Agreement.

              Section 15.19. Intellectual Property Agreements. As soon as reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding definitive terms and conditions of the Intellectual Property Agreements, which shall contain substantially the terms set forth in the term sheets attached as
         Exhibit 15.19 to this Agreement.

              Section 15.20.  Miscellaneous Services Agreement.  As
         promptly as reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding definitive terms and conditions of the Miscellaneous Services Agreement, which shall contain substantially the terms set forth in the term sheet attached as
         Exhibit 15.20 to this Agreement.

              Section 15.21.  Equipment Housing and Facilities Management
         Agreement. As promptly as reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding definitive terms and conditions of the Equipment Housing and Facilities Management
         Agreement, which shall contain substantially the terms set forth in the term sheet attached as Exhibit 15.21 to this Agreement.

              Section 15.22. Facilities and Equipment Lease Agreement. As promptly as reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding definitive terms and conditions of the Facilities and Equipment Lease Agreement, which shall contain substantially the terms set forth in the term sheet attached as Exhibit 15.22 to this Agreement.

              Section 15.23.  Global Backbone Network Services Agreement.
         As promptly as reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding definitive terms and conditions of the Global Backbone Network Services Agreement, which shall contain substantially the terms set forth in the term sheet attached as Exhibit 15.23 to this Agreement.

              Section 15.24. Operating Entities Services Agreement. As promptly as reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding definitive terms and conditions of the Operating Entities Services Agreement, which shall contain substantially the terms set forth in the term sheet attached as
         Exhibit 15.24 to this Agreement.

              Section 15.25. Route Management Agreement. As promptly as reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding definitive terms and conditions of the Route Management Agreement, which shall contain substantially the terms set forth in the term sheet attached as Exhibit 15.25 to this Agreement.

              Section 15.26. X.75 Interconnect Management Agreement. As promptly as reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding definitive terms and conditions of the X.75 Interconnect Management Agreement, which shall contain substantially the terms set forth in the term sheet attached as
         Exhibit 15.26 to this Agreement.

              Section 15.27.  GBN Shareholders Agreement.  As soon as
         reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding the definitive terms and conditions of the GBN Shareholders Agreement.

              Section 15.28.  ROW Shareholders Agreement.  As soon as
         reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding the definitive terms and conditions of the ROW Shareholders Agreement.

              Section 15.29.  ROE Shareholders Agreement.  As soon as
         reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding the definitive terms and conditions of the ROE Shareholders Agreement.

              Section 15.30. Constituent Documents. As soon as reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding the definitive terms and conditions of the Constituent Documents.

              Section 15.31. Joint Venture Confidentiality Agreement. As soon as reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding the definitive terms and conditions of the Joint Venture Confidentiality Agreement which shall govern the rights of the Parties and the Joint Venture with respect to confidential information of the Parties.

              Section 15.32. Atlas/ROE Services Agreement. As soon as reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding the definitive terms and conditions of the Atlas/ROE Services Agreement, which shall contain substantially the terms set forth in the term sheet attached as
         Exhibit 15.32 to this Agreement.

              Section 15.33. Tax Matters Agreement. As soon as reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding the definitive terms and conditions of the Tax
         Matters Agreement.

              Section 15.34.  Plan Action/Special Matter Accounting
         Principles. As soon as reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding the Plan Action/
         Special Matter Accounting Principles.

              Section 15.35.  Governmental Approval for Pre-Closing
         Activities. Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that none of the following actions shall be taken until such time as the approval of the Bundeskartellamt required by Section 13.1(a)(iv) and any other approval of a German Governmental Authority set forth in
         Schedule 14.3(a)(iii) shall have been obtained as required therein: (a) constituting the Global Venture Board, the Global
         Venture Committee or the Global Venture Office; (b) forming any JV
         Entity or electing the members or Chairman of the Governing Board thereof; or (c) entering into any other Operative Agreement.

              Section 15.36.  Delayed Delivery of Schedules and Review
         Period. Notwithstanding any other provision in this Agreement, it is understood that this Agreement has been executed without
         Schedule 14.2(b)(ii), Schedule 14.3(b)(ii), Schedule 14.4(c) and
         Schedule 14.4(e) hereto and that the FT/DT Parties shall have until five (5) Business Days after the Atlas Signing Date, unless otherwise extended by the Sprint Parties, to deliver such Schedules to the Sprint Parties under a certificate of the appropriate officers of FT and DT stating that the attachments constitute Schedule 14.2(b)(ii), Schedule 14.3(b)(ii), Schedule
         14.4(c) and Schedule 14.4(e). Upon receipt of such certificate and Schedules, the Sprint Parties shall have a period of ten (10)
         Business Days in which to review and satisfy itself with respect to the contents of such Schedules (the "Review Period"), and the FT/DT Parties will cooperate fully with the Sprint Parties in connection with their review of such Schedules during the Review
         Period. If, prior to the expiration of the Review Period, the Sprint Parties find any matter or item disclosed on such Schedules, or which should have been disclosed and was not so disclosed on such Schedules, in each case which was not disclosed by the FT/DT Parties on any other disclosure schedule delivered by the FT/DT Parties contemporaneously with the execution and delivery of this Agreement, and the Sprint Parties reasonably determine in good faith that any such item or items, individually or in the aggregate, will materially and adversely affect the ability of Atlas or any of its Affiliates to perform in any material respect its obligations under this Agreement or any other
         Operative Agreement, the Sprint Parties may terminate this Agreement by giving to the FT/DT Parties the notice described in
         Section 12.2(f) hereof. If the Sprint Parties do not deliver such a notice prior to the expiration of the Review Period, then this
         Section 15.36 and Section 12.2(f) shall be of no further force and effect.

              Section 15.37. Funding Principles. As soon as reasonably practicable after the date hereof but prior to the Closing Date, the Parties shall negotiate in good faith to reach mutual agreement regarding the Funding Principles. The Parties agree that the Funding Principles shall provide for the issuance of equity interests in the JV Entities in respect of contributions of capital of the JV Entity Shareholders based, when applicable, upon the Per Share JV Entity Value of such JV Entity determined on the basis of the Appraised Value of such JV Entity. The Parties further agree that the Funding Principles will address matters relating to (i) the timing of the determination of the Appraised
         Value and Per Share JV Entity Value of the JV Entity and the issuance of such equity interests in relation to the date of the capital contributions made by the JV Entity Shareholders, (ii) the effect of the issuance of such equity interests on the Percentage
         Interests of the JV Entity Shareholders in such JV Entity,
         (iii) adjustments for dividends, distributions or other capital contributions made in respect of such JV Entity as a result of any changes in the Percentage Interests in the JV Entity, and
         (iv) such other matters as the Parties determine to be appropriate. The Parties further agree that the Funding
         Principles will reflect the Parties' desire for an appropriate agreement regarding the issuance of equity interests by a JV
         Entity to reflect capital contributions made by the JV Entity
         Shareholders which is fair to the JV Entity Shareholders and which does not impose any unnecessary expense or administrative burden on the JV Entity.

              Section 15.38.  Approval of Sprint Continuing Directors.
         Unless (i) the Fair Price Provisions have been deleted in their entirety, (ii) the Fair Price Provisions have been modified so as explicitly not to apply to any Class A Holder (as defined in the Stockholders' Agreement) or they have been modified in a manner reasonably satisfactory to the FT/DT Parties so as explicitly not to apply to any transactions with any of FT, DT or any of their "affiliates" or "associates" (as defined in the Fair Price
         Provisions) contemplated by this Agreement and the other Operative
         Agreements, (iii) the transaction in question is not a "Business
         Combination" within the meaning of the Fair Price Provisions, or
         (iv) the Class A Holder (as defined in the Stockholders'
         Agreement) that is a party to the transaction, along with its "affiliates" and "associates" (as so defined), is no longer an "Interested Stockholder" or "affiliate" of an "Interested
         Stockholder" within the meaning of the Fair Price Provisions, neither Sprint nor any Affiliate of Sprint shall be permitted to undertake any transaction or make any determination which pursuant to this Agreement or any other Operative Agreement is expressly subject to approval in accordance with this Section 15.38 unless a majority of the Sprint Continuing Directors shall have first approved such transaction or such determination and the relevant obligation of Sprint or such Affiliate of Sprint in connection therewith at a meeting of the Sprint Directors at which at least seven Sprint Continuing Directors are present.

                                     ARTICLE 16.

                             CERTAIN OPERATIONAL MATTERS

              Section 16.1.  Strategic and Business Plans.

                   (a)  The Parties shall prepare the Closing Business
         Plans for the Regional Operating Groups as soon as practicable following the date of this Agreement but prior to the Closing
         Date.

                   (b) The Global Venture Board shall be responsible for the development on an annual basis of the Global Venture Strategic
         Plan, which shall address the matters contained in Section 3.1(c) and such other matters as the Global Venture Board shall determine. The Global Venture Board is expressly empowered to delegate to the Global Venture Committee and the Global Venture
         Office the responsibility for the initial preparation of each Global Venture Strategic Plan, subject to the final approval of each such plan by the Global Venture Board. The funding commitments of the Parties with respect to the Joint Venture shall be contained in the Business Plans for the Regional Operating
         Groups and the GBN Group.  The Global Venture Office and the
         Global Venture Committee shall cause to be submitted to the Global
         Venture Board not later than September 1 in each year or such date as may be otherwise agreed by the Global Venture Board, for review, a proposed Global Venture Strategic Plan for the following
         Fiscal Year (the "Proposed Strategic Plan"). After initial review of the Proposed Strategic Plan by the Global Venture Board, the
         Global Venture Office and the Global Venture Committee shall prepare a revised Global Venture Strategic Plan which shall be submitted to the Global Venture Board for review and approval by November 1 of each year (or such other time as directed by the Global Venture Board).

                   (c) Each Regional Operating Group and the GBN Group shall be responsible for the development of a Business Plan on an annual basis, which shall incorporate by reference the Global
         Policies and the Global Venture Strategic Plan and demonstrate conformity to the Global Policies and the Global Venture Strategic
         Plan, and which shall contain: (i) projections and budgets with respect to revenues, operating expenses, operating cash flows, capital expenditures, financing, market priorities and the funding commitments of the JV Entity Shareholders (provided that funding commitments of Sprint or any Affiliate of Sprint as a JV Entity
         Shareholder shall have been approved in accordance with Section
         15.38 prior to the adoption of such Business Plan) in each case for the following year (or such longer period with respect to certain matters as may be agreed by the relevant Governing Board);
         and (ii) a strategic plan covering strategic business issues to be addressed during the three year period commencing with the following year (or such longer period with respect to certain matters as may be agreed by the relevant Governing Board). All funding commitments of the relevant JV Entity Shareholders included in a Business Plan adopted with respect to a particular year shall only cover such year, unless expressly provided otherwise in such Business Plan. The appropriate principal officers of each Regional Operating Group and the GBN Group shall cause to be submitted to their respective Governing Boards not later than October 1 in each year or such date as may be otherwise agreed by the respective Governing Board, for review, a proposed
         Business Plan for the following Fiscal Year (the "Proposed
         Business Plan").  After initial review of the Proposed Business
         Plan by the relevant Governing Board, the appropriate principal officers of each Regional Operating Group and the GBN Group shall prepare a revised business plan which shall be submitted to the relevant Governing Board for review and approval by December 1 of each year (or such other time as directed by the relevant
         Governing Board).

                   (d) No Business Plan shall be deemed an amendment of any Operative Agreement. To the extent that any provision of the Business Plan deals with the same matter as any Operative
         Agreement, the provisions of such Operative Agreement shall control. The principal officers of each JV Entity shall furnish to each representative on its Governing Board any other budget or plan that such JV Entity may prepare and any revisions of previously furnished budgets or plans (including any Business
         Plan) promptly upon preparation or revision of such budgets, plans or revisions thereto.

                   (e) When a Proposed Business Plan for a Fiscal Year has been approved as the Business Plan by the relevant Governing
         Board, the Parties will use commercially reasonable efforts to cause the officers and employees of such JV Entity to conduct the operations of such JV Entity in accordance with such Business
         Plan. Following such approval, proposals with respect to alterations, modifications or other changes to any such Business
         Plan may be made during such Fiscal Year, provided that the failure to reach an agreement as to any such proposal shall not constitute a Special Deadlock Matter. Following the end of each Fiscal Year, the principal officers of each JV Entity will analyze any variance between the actual and planned performance under the Business Plan and report to its Governing Board the results of such analysis.

                   (f) If a Deadlock at the Global Venture Board results in the failure to adopt a Proposed Strategic Plan before the beginning of the Fiscal Year to which such Proposed Strategic Plan relates, subject to Section 8.5(j), the portion of the most recent
         Global Venture Strategic Plan approved by the Global Venture Board that relates to the same subject matter as to which such Deadlock relates shall apply and otherwise the provisions of the Proposed
         Strategic Plan as to which there is no Deadlock shall apply.

                   (g) If a Deadlock at a Governing Board results in the failure to adopt a Proposed Business Plan for a Regional Operating
         Group or the GBN Group before the beginning of the Fiscal Year to which such Proposed Business Plan relates, subject to the provisions of this Section 16.1(g) and Section 8.5(g)(3), the portion of the then most recent Business Plan for such Regional
         Operating Group or GBN Group approved by such Governing Board that relates to the same subject matter as to which such Deadlock relates shall apply and otherwise the provisions of the Proposed
         Business Plan as to which there is no Deadlock shall apply. If no funding commitment has been made with respect to such Fiscal Year as to which a Proposed Business Plan has not been agreed upon, and the Deadlock arises because a representative of any one or more JV
         Entity Shareholders on the Governing Board did not approve a proposed funding commitment (a "Funding Deadlock"), then the funding commitments contained in the Business Plan for such Regional Operating Group or the GBN Group for the prior Fiscal
         Year shall apply to such Fiscal Year. In addition, if such Deadlock is a Special Deadlock Matter being resolved pursuant to
         Section 8.5, and by April 30 of such Fiscal Year (the "Funding
         Extension Deadline"), all of the relevant JV Entity Shareholders shall have given written notification to the Governing Board of the relevant JV Entity of their binding commitment (if given by all, and not less than all, of such JV Entity Shareholders, the "Funding Extension Commitment") to extend such funding commitment for the prior Fiscal Year until the end of the next succeeding
         Fiscal Year, such funding commitment shall be so extended.

              Section 16.2.  Accounting Matters.

                   (a) The fiscal year of the Joint Venture and each of the JV Entities shall be the Fiscal Year.

                   (b) Each of the JV Entities shall keep at its respective principal place of business books and records typically maintained by Persons engaged in similar businesses and which set forth a true, accurate and complete account of the business and affairs of such JV Entity, including a fair presentation of all income, expenditures, assets and liabilities thereof. Such books and records shall include all information reasonably necessary to permit the preparation of financial statements required by Applicable Law in accordance with United States GAAP, French GAAP,
         German GAAP and GAAP of any jurisdiction where any JV Entity is formed. Each JV Entity shall bear the cost of providing financial and accounting information reasonably required by each of Sprint, FT, DT and Atlas in the preparation of such Person's own financial statements. Each of Sprint, FT, DT and Atlas and its authorized representatives shall have the right at all reasonable times to have access to, inspect, audit and copy the original books, records, files, securities, vouchers, cancelled checks, employment records, bank statements, bank deposit slips, bank reconciliations, cash receipts and disbursement records, and other documents of the JV Entities, which shall at all times be kept at the respective principal offices of the JV Entities.

                   (c)  The JV Entities shall engage the Certified Public
         Accountants selected by the Global Venture Board pursuant to
         Section 3.1(c), which shall be a single independent accounting firm of international repute which is capable of auditing the annual financial statements of the JV Entities for compliance with required GAAP.

                   (d) Within thirty (30) days after the close of each Fiscal Quarter, each JV Entity shall deliver to each Party (i) its balance sheet as of the end of such period and (ii) statements of its operating results and accumulated earnings and changes in its cash flows for such Fiscal Quarter. Within sixty (60) days after the close of each Fiscal Year of the Joint Venture and each JV
         Entity, each JV Entity will deliver to the Parties (1) its balance sheet as of the end of such Fiscal Year and (2) statements of its income and accumulated earnings and changes in its cash flows for such Fiscal Year, in each case certified by the Certified Public
         Accountants. Reports will be provided in such form as shall be necessary for each Party to prepare financial statements which it is required to prepare under Applicable Law. Each Party shall have the right to request audited financial statements in addition to those provided for in this Section 16.2 or other special audits; provided, however, that the Party making such request shall bear the cost and expense of such audits.

              Section 16.3. Export Control Laws. The Parties acknowledge that the services to be sold by a JV Entity may be subject to export controls on resales or transfers to other countries and Persons, and such export controls may require Governmental
         Approvals. No Party shall authorize any JV Entity to act in violation of any export control or similar Applicable Law. Each
         Party shall, and shall cause its respective Affiliates to, assist the relevant JV Entity, as requested and where practicable, in seeking Governmental Approvals for transactions subject to such export control laws.

              Section 16.4. Notification of Certain Matters. Each Party shall use its reasonable efforts to cause each JV Entity, subject to Applicable Law and to the extent practicable under the circumstances, to give not less than seven days prior written notice to the Parties of any filing with, or public comment to, any Governmental Authority in the United States, France or Germany by such JV Entity or any representative of such JV Entity in his capacity as such on matters relating to the Joint Venture or the Venture Business. Such notice shall set forth in reasonable detail the subject matter and proposed content of such filing or comment.

              Section 16.5.  Currency.

                   (a) All capital contributions to be made to, and dividends to be paid by, a JV Entity pursuant to this Agreement or any Shareholders Agreement shall be made in the currency or currencies specified in the applicable Business Plan. The
         Governing Board of a JV Entity may, by majority vote, determine that a particular capital contribution made to, or dividend payable by, such JV Entity shall be in a currency or currencies other than the currency specified in such Business Plan, provided that (i) such JV Entity shall inform its JV Entity Shareholders in writing of such other currency or currencies at least thirty (30) days prior to the date such capital contribution or dividend is to be paid; and (ii) subject to Applicable Law, such other currency or currencies shall be U.S. Dollars, Deutsche Marks, French Francs or European Currency Units.

                   (b) Except as provided in Section 16.5(a), all payments to be made under the other Operative Agreements will be payable in the currencies provided for therein consistent with the Global
         Policies.

                   (c) Except as provided in Section 16.5(a), whenever this Agreement provides that an amount to be paid by one Party to another Party will be payable in U.S. Dollars, the paying Party may pay such amount in Deutsche Marks, French Francs or European
         Currency Units by giving written notice to the payee Party at least ten (10) days before the payment is to be made. Such notice shall specify the other currency in which the payment shall be made. On the date such payment is due, the paying Party shall pay an amount of such other currency which would purchase the amount of U.S. Dollars payable on such payment date if such other currency was to be converted into U.S. Dollars at the closing rate of exchange on the second Business Day immediately prior to the date of payment as published in The Wall Street Journal (European
         Edition) on such Business Day.

              Section 16.6. Compliance with Laws. Each Party shall not willfully and knowingly take, and shall use its reasonable efforts to prevent the Joint Venture, the JV Entities, their Affiliates, their officers or directors or anyone for whose acts or defaults they may be vicariously liable or anyone acting on behalf of any of them, from taking any action in connection with the Venture
         Business which does not comply with the applicable ethical and legal compliance policies of the Regional Operating Groups and the GBN Group adopted by the Governing Boards in furtherance of
         Section 3.1(c)(vii)(N).

              Section 16.7. Employees of the Joint Venture. In order to take appropriate advantage of the talents of the existing employees of the Parties, the Joint Venture (as it expands worldwide) shall afford a balanced opportunity for employment in new job positions to current employees of the Parties, taking into account the abilities of individuals, economics of hiring, and the needs of the Venture Business.

              Section 16.8.  Affiliation Procedures.

                   (a) Upon implementation of a GBN Special Matter pursuant to Section 8.1, a NAFTA Plan Action pursuant to Section
         8.2 or an ROE Plan Action pursuant to Section 8.3, the GBN Special
         Matter Subsidiary, the Sprint Plan Action Subsidiary or the Atlas
         Plan Action Subsidiary, as the case may be (the "Affiliating
         Subsidiary"), shall negotiate in good faith with the relevant JV
         Entity to reach mutual agreement (subject, in the event that the Affiliating Subsidiary is a Sprint Plan Action Subsidiary, to approval of such agreement in accordance with Section 15.38) regarding definitive terms and conditions of an Affiliation
         Agreement meeting the requirements set forth in Section 16.8(c).
         If the Affiliating Subsidiary and such JV Entity are not able to reach an agreement as to the terms and conditions of the Affiliation Agreement, the provisions of Section 16.8(d) shall apply.

                   (b)  Upon an Investment or Participation in a National
         Operation or a Public Telephone Operator by a Party pursuant to
         Section 10.3 (the "Affiliating Entity"), such Party shall use commercially reasonable efforts to cause the Affiliating Entity to negotiate in good faith with the relevant JV Entity to reach mutual agreement regarding definitive terms and conditions of an Affiliation Agreement meeting the requirements set forth in
         Section 16.8(c), unless the Global Venture Board, in its sole and absolute discretion pursuant to Section 3.1(c)(x), shall have not approved the entering into of such Affiliation Agreement with such Person. If Sprint or its Affiliate is making such Investment or Participation, such Affiliation Agreement is subject to approval in accordance with Section 15.38.

                   (c) Each Affiliation Agreement entered into pursuant to this Section 16.8 shall, to the extent applicable, be consistent with the principles contained in the Services Agreements, and shall, as applicable, provide (i) that the Affiliating Subsidiary or Affiliating Entity will become a distributor of the services of the Joint Venture, (ii) that the Affiliating Subsidiary or
         Affiliating Entity will employ network and information technology systems compatible with those employed by the Global Backbone
         Network and the Regional Operating Groups and (iii) that such Affiliating Subsidiary or Affiliating Entity will route its international traffic over the Global Backbone Network and the networks of the Regional Operating Groups. In addition, each Affiliation Agreement entered into by an Affiliating Subsidiary shall also provide (x) that services Offered by the Affiliating
         Subsidiary pursuant to any GBN Special Matter, NAFTA Plan Action or ROE Plan Action shall be marketed and sold as services of the Joint Venture and (y) that the Affiliating Subsidiary shall conform to the Global Policies. Each Affiliation Agreement shall contain such additional terms and conditions as are commercially reasonable to the parties thereto.

                   (d) If an Affiliating Subsidiary is unable to reach complete agreement with the relevant JV Entity with respect to the terms and conditions of any such Affiliation Agreement, each of the Affiliating Subsidiary and the relevant JV Entity shall prepare a proposed Affiliation Agreement which it believes meets the requirements contained in Section 16.8(c) (which, in the case of an Affiliating Subsidiary of Sprint, shall have been approved in accordance with Section 15.38 prior to the proposal of such agreement) and incorporates all matters as to which such parties have agreed. The Affiliating Subsidiary and the relevant JV
         Entity shall enter into the Affiliation Agreement proposed by such Affiliating Subsidiary and such Affiliating Subsidiary shall have the right to begin operating immediately in compliance with the terms of such Affiliation Agreement. Both proposed Affiliation
         Agreements shall be submitted within a reasonable period of time to an arbitration tribunal in accordance with the procedures set forth in Article 21 by the relevant JV Entity. Such tribunal shall be directed to select one of the two proposed Affiliation
         Agreements, which selected Affiliation Agreement shall be entered into by the Affiliating Subsidiary and the relevant JV Entity.
         The arbitration tribunal shall be provided with the criteria set forth in Section 16.8(c) and shall be directed to base its selection on which of the proposed Affiliation Agreements conforms most closely to the principles set forth in Section 16.8(c). This
         Section 16.8(d) shall not apply to the Affiliation Agreements referred to in Section 16.8(b).


                                     ARTICLE 17.

                         CHANGE OF CONTROL; MAJOR COMPETITOR

              Section 17.1.  Sprint Change of Control.

              (a) Upon the occurrence of a Sprint Change of Control and until the Sprint Offer Rejection Date, the FT/DT Parties shall immediately have the Tie-Breaking Vote as described in Section
         18.1, subject to the termination of such Tie-Breaking Vote as provided in Section 17.1(b).

              (b) If a Sprint Change of Control occurs as a result of a decision by the Board of Directors of Sprint to sell Control (as defined in the Investment Agreement) of Sprint or not to oppose a third party tender offer for Voting Securities (as defined in the Investment Agreement) of Sprint representing more than 35% of the Voting Power (as defined in the Investment Agreement) of Sprint, and the transaction giving rise to the occurrence of such Change of Control is abandoned, upon written notice from Sprint to FT, DT and Atlas stating that such transaction has been abandoned, the right of the FT/DT Parties to the Tie-Breaking Vote will be terminated and the Tie-Breaking Vote will be dissolved.

              Section 17.2.  Sprint Offer Right.

                   (a) Upon the consummation of a transaction involving a Sprint Change of Control, the Sprint Parties shall have the right at any time, by written notice to the FT/DT Parties, to offer
         (subject to approval of the exercise of such right in accordance with Section 15.38) to sell to the FT/DT Parties all, but not less than all, of the Sprint Venture Interests for cash at the Appraised Value determined in accordance with Section 17.8. The date of such offer shall be referred to herein as the "Sprint
         Offer Date."  Promptly following the Sprint Offer Date, the
         Parties shall commence the appraisal process set forth in Section
         17.8. Such offer shall be irrevocable for a period of ninety (90) days following the receipt of the Value Opinion.

                   (b) The FT/DT Parties shall have ninety (90) days following the receipt of the Value Opinion in which to notify the Sprint Parties in writing of their agreement to purchase all of the Sprint Venture Interests. A copy of such acceptance also shall be given by the FT/DT Parties to the Global Venture Board.
         If the FT/DT Parties fail to indicate their agreement within said
         90-day period, they will be deemed to have elected not to purchase the Sprint Venture Interests, and the day following the date of expiration of such period without an election by the FT/DT Parties to purchase the Sprint Venture Interests shall be the "Sprint
         Offer Rejection Date."

                   (c) The closing (or abandonment) of the purchase and sale of the Sprint Venture Interests shall occur in accordance with Sections 17.6 and 17.7.

              Section 17.3.  Sprint Put Right.

                   (a) During the two-year period commencing on the fifth anniversary of the consummation of a transaction involving a Sprint Change of Control, the Sprint Parties shall have the right to require the FT/DT Parties to purchase (subject to approval of the exercise of such right in accordance with Section 15.38) all, but not less than all, of the Sprint Venture Interests for cash at the Appraised Value determined in accordance with Section 17.8.
         Such right shall be exercised by delivery of a written notice by the Sprint Parties to the FT/DT Parties electing to exercise their right under this Section 17.3(a). The date of such notice is referred to herein as the "Sprint Put Notice Date." Promptly following the Sprint Put Notice Date, the Parties shall commence the appraisal process set forth in Section 17.8.

                   (b) The closing (or abandonment) of the purchase and sale of the Sprint Venture Interests shall occur in accordance with Sections 17.6 and 17.7.

              Section 17.4.  Sprint Transaction With Major Competitor of
         FT/DT. For ten (10) years after the Closing Date, if Sprint undertakes a Strategic Merger which results in a Major Competitor of FT/DT holding upon consummation of such transaction 20% or more of the Voting Power (as defined in the Investment Agreement) of Sprint and such Major Competitor has been granted rights by Sprint equivalent or superior to FT and DT's Minority Rights, then in such circumstances, for a period of five years following the date of the closing of such transaction, the FT/DT Parties shall immediately have the Tie-Breaking Vote as described in Section
         18.1. Following the fifth anniversary of the date of the closing of such transaction, the FT/DT Parties may, by delivering written notice to the Sprint Parties within sixty (60) days after such anniversary, elect to transfer all, but not less than all, of their Venture Interests free of the restrictions set forth in clauses (i) and (iii) of Section 19.1, but subject to the other provisions of Section 19.1 and the provisions of Sections 19.3 and 20.11.

              Section 17.5.  Atlas Transaction With Major Competitor of
         Sprint. If within five years after the Closing Date, Atlas shall sell all or a substantial part of its telecommunications assets used to provide services to the Joint Venture to a Person which is a Major Competitor of Sprint or to an Affiliate of any such Major
         Competitor, then for a period of five years following the date of closing of such transaction, the Sprint Parties shall immediately have the Tie-Breaking Vote as described in Section 18.1.
         Following the fifth anniversary of the date of the closing of such transaction, the Sprint Parties may, by delivering written notice to the FT/DT Parties within sixty (60) days after such anniversary, elect to transfer (subject to approval of such election in accordance with Section 15.38) all, but not less than all, of their Venture Interests free of the restrictions set forth in clauses (i) and (iii) of Section 19.1, but subject to the other provisions of Section 19.1 and the provisions of Sections 19.3 and 20.11.

                   Section 17.6.  Effect of Failure to Obtain Governmental
         Approvals. Each of the Parties shall use its reasonable efforts to obtain all Governmental Approvals required to effect any purchase of Venture Interests pursuant to Section 17.2 or 17.3.
         If the required Governmental Approvals have not been received at the time the closing is scheduled to occur pursuant to Section
         17.2 or 17.3, or any such Governmental Approvals with respect to the transaction have imposed any Burdensome Condition, the closing shall be postponed until no later than the second anniversary of the Sprint Offer Date or the Sprint Put Notice Date, as the case may be. During such period, the FT/DT Parties may assign their rights to purchase the applicable Venture Interests to a Permitted
         Designee which shall agree to purchase such interests. If by the end of such period, all Governmental Approvals required to consummate such transaction with the FT/DT Parties or a Permitted
         Designee thereof have not been obtained or any such Governmental
         Approvals continue to impose any Burdensome Condition, the transfer contemplated by Section 17.2 or 17.3, as the case may be, shall be abandoned and the Sprint Parties may declare (subject to approval of such declaration in accordance with Section 15.38) an Impasse unless the FT/DT Parties relinquish the Tie-Breaking Vote.

              Section 17.7. Closing of Purchase of Venture Interests. At the closing of any purchase and sale of Venture Interests pursuant to Section 17.2, 17.3, 17.4, 17.5, 19.3, 20.5, 20.7 or 20.11, (i)
         the Related Party Group transferring such Venture Interests (the
         "Transferring Party") shall transfer, assign and deliver to the Person purchasing such Venture Interests (the "Non-Transferring
         Party") the certificates or other documents evidencing the Venture
         Interests being purchased, duly endorsed for transfer, together with such assignments separate from any such certificate and other documents or instruments reasonably required by counsel for the Non-Transferring Party to consummate such purchase, and (ii) the Non-Transferring Party shall pay the purchase price in cash. In addition, at the closing of such purchase and sale, (x) the Transferring Party shall deliver to the Non-Transferring Party an executed, written representation, in form and substance reasonably satisfactory to legal counsel for the Non-Transferring Party, that the Transferring Party owns the Venture Interests free and clear of all Liens and that upon the delivery of the Venture Interests, the Transferring Party shall have transferred all of its right, title and interest in the Venture Interests, and (y) the Non-
         Transferring Party shall deliver to the Transferring Party such investment representations as may be reasonably requested for securities law purposes.

              Section 17.8.  Determination of Appraised Value.

                   (a)  For purposes of this Agreement, the "Appraised
         Value" of a business or the interest of a Person in a business shall mean the total amount in U.S. Dollars, determined, unless otherwise specified herein, as of the end of the month immediately preceding the date on which the appraisal is made by an investment banking firm selected in accordance with Section 17.8(b), which a willing buyer would pay to a willing seller for such business or interest, taking into account assumed liabilities, determined as a whole (and, in the case of a business, as a going concern) in an arms' length negotiated transaction without undue time constraints. In determining the Appraised Value, no discounts for lack of control or lack of marketability shall be applied.

                   (b) The Appraised Value shall be determined by an investment banking firm of international standing jointly selected by the selling party and the purchasing party. If the selling party and the purchasing party are unable to mutually agree on an investment banking firm, each shall choose an investment banking firm and the two firms so chosen shall, in good faith, select a third investment banking firm of international standing. The three firms so appointed shall jointly determine the Appraised
         Value, provided that if such firms are unable to agree upon the Appraised Value, each firm shall individually propose an Appraised
         Value, and the Appraised Value shall be deemed to be the average of the two proposed values which are closest together. If either the selling party or the purchasing party fails to select an investment banking firm within ten (10) Business Days of receipt of a notice specifying such failure from such other party, such other party may select an investment banking firm in its sole discretion to determine the Appraised Value, which determination shall be final and binding on the parties. The parties shall instruct each investment banking firm so retained to deliver a written opinion (the "Value Opinion") as to the Appraised Value to such parties within sixty (60) days following the selection of such firm. For purposes of this Section 17.8(b), (i) in the case of the issuance of nonvoting equity interests pursuant to Section
         8.2(c), Sprint Sub shall be considered the "purchasing party" and Atlas shall be considered the "selling party," and (ii) in the case of the issuance of nonvoting equity interests pursuant to
         Section 8.3(c), Atlas shall be considered the "purchasing party" and Sprint Sub shall be considered the "selling party." The cost of determining the Appraised Value, including the fees and expenses of such investment banking firms, shall, unless otherwise agreed by the Parties, be borne equally by the selling party and the purchasing party, except that in the case of the transfer of Venture Interests such costs shall be borne by the selling party and the purchasing party in proportion to the Appraised Value of their respective Venture Interests; provided that if the Appraised
         Value of the Joint Venture or a JV Entity is being determined because of a Funding Default or a Material Non-Funding Default, then the Party which committed such Funding Default or Material
         Non-Funding Default shall be responsible for all of the costs of determining such Appraised Value, including the fees and expenses of such investment banking firms; and provided, further, that if the Appraised Value of the JV Entity is being determined in connection with the issuance of nonvoting equity interests pursuant to Section 8.2(c) or 8.3(c), then the purchasing party shall be responsible for all of the costs of determining such Appraised Value, including the fees and expenses of such investment banking firms (subject to Section 8.2(d)(B) or 8.3(d)(B), respectively).


                                     ARTICLE 18.

                                  TIE-BREAKING VOTE

              Section 18.1.  Tie-Breaking Vote.

                   (a) Notwithstanding anything in this Agreement or any Shareholders Agreement to the contrary, but subject to Section
         18.2, when a Tie-Breaking Party has the "Tie-Breaking Vote" hereunder, the following provisions shall apply during the applicable period:

              (i)  With respect to the Global Venture Board, the Global
                   Venture Committee, the Global Venture Office, the GBN
                   Board, the ROW Board and the ROE Board: (A) each Board shall consist of six voting members; (B) the Tie-
                   Breaking Party shall be entitled to designate four voting members and the Non-Tie Breaking Party shall be entitled to designate two voting members to each such Board; (C) the quorum for a meeting of each such Board will be the presence only of at least one voting member designated by the Tie-Breaking Party; and (D) except as provided in clauses (ii), (iii), (iv), (v) and (vi) below, all matters brought before each such Board shall be decided by the majority vote of the voting members present at a duly convened meeting of each such Board.

             (ii) Notwithstanding clause (i) above, a unanimous vote of the Global Venture Board shall be required with respect to the matters set forth in clauses (iv), (ix) and (x) of Section 3.1(c) and any other matter which is designated in any other Operative Agreement as a matter which must be approved by a unanimous vote of the representatives on the Global Venture Board (without regard to the Tie-Breaking Vote).

            (iii) Notwithstanding clause (i) above, a unanimous vote of the GBN Board shall be required with respect to the matters set forth in clauses (b), (c), (d), (e), (f),
                   (g), (h), (i), (j) and (k) of Section 6.4 (except in the case of clauses (c) and (e) to the extent such matters are strictly necessary to implement a Plan Action and except in the case of clause (f) to the extent the purpose of such decision is to enhance or maintain the seamless nature of the telecommunications services provided by the Joint Venture) and any other matter which is designated in any other Operative Agreement as a matter which must be approved by a unanimous vote of the representatives on the GBN Board (without regard to the Tie-Breaking Vote).

             (iv) Notwithstanding clause (i) above, a unanimous vote of the ROW Board and the ROE Board shall be required with respect to the matters set forth in clauses (b), (c),
                   (d), (e), (f), (g), (h), (i), (j), (k) and (l) of
                   Section 4.4 and Section 5.4 respectively and clause (m) of Section 4.4 (except in the case of clauses (c) and (e) to the extent such matters are strictly necessary to implement a Plan Action, and except in the case of clause (f) to the extent the purpose of such decision is to enhance or maintain the seamless nature of the telecommunications services provided by the Joint
                   Venture) and any other matter which is designated in any other Operative Agreement as a matter which must be approved by a unanimous vote of the representatives on the ROW Board or the ROE Board (without regard to the Tie-Breaking Vote).

              (v)  Notwithstanding clause (i) above, if the Tie-Breaking
                   Vote results from a Funding Default by a Party, until the end of the Second Cure Period no action shall be taken by the Global Venture Board to modify any of the Global Policies, to create new global functions, to delete existing global functions or change the allocation of global functions pursuant to Section 3.2, to change the delegation of any authority or responsibility of the Global Venture Office, the Strategic Planning Committee or the Senior Strategic
                   Planning Officer, or to make any change in the governance structure of the Joint Venture permitted by
                   Section 3.10(b), unless such action is taken by a unanimous vote of all members of the Global Venture
                   Board at a meeting at which all members are present in person or by proxy.

              (vi) Notwithstanding clause (i) above, if the Tie-Breaking
                   Vote results from the occurrence of a Sprint Change of Control described in Section 17.1(b), until the earlier of (A) the first anniversary of the date on which such Tie-Breaking Vote is initiated or (B) the date such Change of Control transaction is consummated, no action shall be taken by the Global Venture Board to modify any of the Global Policies, to create new global functions, to delete existing global functions or change the allocation of global functions pursuant to Section 3.2, or to make any change in the governance structure of the Joint Venture permitted by Section 3.10(b), unless such action is taken by a unanimous vote of all members of the Global Venture Board at a meeting at which all members are present in person or by proxy.

                   (b) Each Party shall take all actions necessary to implement immediately the provisions of this Section 18.1 upon the occurrence of an event which gives rise to a Tie-Breaking Vote, including: (i) voting its Venture Interests in each JV Entity in accordance with the resolutions adopted by the Governing Board of each JV Entity and as appropriate to give effect to the provisions of this Section 18.1; and (ii) causing the resignation of such Party's representatives on the Boards as appropriate. Likewise, following the termination of a Tie-Breaking Vote, each Party shall take all actions necessary to implement immediately such termination, including causing the resignation of such Party's representatives on the Boards as appropriate and voting its equity interests in the JV Entities as appropriate to give effect to such termination. Following the termination of a Tie-Breaking Vote initiated pursuant to Section 17.1(b), 17.4 or 17.5, (1) any and all changes in the delegations of authority and responsibility of the Global Venture Office, the Strategic Planning Committee and the Senior Strategic Planning Officer, (2) any and all changes in the allocation of global and regional functions pursuant to
         Section 3.2 by the Global Venture Board, and (3) any and all changes in the governance structure of the Joint Venture pursuant to Section 3.10(b) effected during such time as such Tie-Breaking
         Vote was in effect shall revert to their status immediately prior to such Tie-Breaking Vote going into effect (except for any such change which was approved by the unanimous vote of all members of the Global Venture Board at a meeting at which all members were present in person or by proxy) (x) in the case of a Tie-Breaking
         Vote initiated pursuant to Section 17.4 or 17.5, as promptly as practicable after the termination of such Tie-Breaking Vote consistent with the orderly conduct of the business of the Joint
         Venture, but in any event not later than one year after the termination of such Tie-Breaking Vote, or (y) in the case of a Tie-Breaking Vote initiated pursuant to Section 17.1(b), as promptly as practicable after the termination of such Tie-Breaking
         Vote, but in any event not later than sixty (60) days after the termination of such Tie-Breaking Vote.

              Section 18.2.  GBN Special Matters, NAFTA Plan Actions and
         ROE Plan Actions. Upon the occurrence of an event which gives rise to the Tie-Breaking Vote, the Tie-Breaking Party shall not have the right to modify, amend or rescind any previously declared
         GBN Special Matter, NAFTA Plan Action or ROE Plan Action, and the rights and obligations of the Parties shall continue in full force and effect with respect to such GBN Special Matter, NAFTA Plan
         Action and ROE Plan Action, as the case may be, while such Tie-Breaking Vote is in effect.


                                     ARTICLE 19.

                           TRANSFERS OF VENTURE INTERESTS

              Section 19.1. Transfer Prohibitions. No Party shall make any sale, contribution, exchange, assignment, transfer, pledge, hypothecation or other disposition of any Venture Interest
         (i) during the first ten (10) years after the Closing Date without the prior written consent of the other Parties, except for transfers permitted by Sections 8.1, 8.2, 8.3, 17.2, 17.3, 17.4,
         17.5, 19.2, 20.5, 20.7 and 20.11, (ii) if such Party has committed and during the continuance of a Funding Default or a Material
         Non-Funding Default unless such transfer is pursuant to Section
         20.5 or 20.11, or (iii) to a Major Competitor of FT/DT, in the case of the Sprint Parties, or to a Major Competitor of Sprint, in the case of the FT/DT Parties unless such transfer is made pursuant to and in accordance with Section 17.4 or 17.5. In addition, no sale, contribution, exchange, assignment, transfer, pledge, hypothecation or other disposition other than a sale or other disposition of all of a Party's right, title and interest in and to its Venture Interests in a Regional Operating Group or the GBN Group shall be permitted under this Agreement. Any attempted or actual sale, contribution, exchange, assignment, transfer, pledge, hypothecation or other disposition by a Party of Venture
         Interests in violation of this Agreement shall be of no effect and null and void.

              Section 19.2. Permitted Transfers. Without the consent of each other Party, upon thirty (30) days prior notice to the other
         Parties, subject to Section 15.13, the FT/DT Parties or the Sprint
         Parties may from time to time transfer all, but not less than all, of their Venture Interests relating to one or more Regional
         Operating Groups or the GBN Group (1) to a Qualified Venture
         Subsidiary of such Parties or to one or more Wholly Owned
         Subsidiaries of such a Qualified Venture Subsidiary or (2)(a) in the case of the FT/DT Parties, (A) to FT or one or more of its Wholly Owned Subsidiaries; and (B) to DT or one or more of its Wholly Owned Subsidiaries, or (b) in the case of the Sprint
         Parties, to Sprint or one or more of its Wholly Owned
         Subsidiaries. Any transferee which receives Venture Interests from a Party in accordance with this Section 19.2 is referred to herein as a "Permitted Transferee." Notwithstanding the foregoing, a Party may transfer Venture Interests to a Permitted
         Transferee only if (i) to evidence more fully that such Venture
         Interests remain subject to this Agreement, a Permitted Transferee that has not previously executed this Agreement shall acknowledge its agreement to be bound by the terms of this Agreement and the other Operative Agreements to the same extent as the Party that is transferring such Venture Interests is bound by executing copies of such agreements, and (ii) the Permitted Transferee agrees in writing to reassign its Venture Interests to such Party (x) in the case of a transfer to a Qualified Venture Subsidiary, in the event that such Permitted Transferee no longer qualifies as a Qualified
         Venture Subsidiary, (y) in the case of a transfer to a Wholly
         Owned Subsidiary of FT or DT, in the event that such Permitted
         Transferee no longer qualifies as a Wholly Owned Subsidiary of FT or DT, as the case may be, or (z) in the case of a transfer to a Wholly Owned Subsidiary of a Qualified Venture Subsidiary, in the event that such Permitted Transferee no longer qualifies as a Wholly Owned Subsidiary of such Qualified Venture Subsidiary or such Qualified Venture Subsidiary no longer qualifies as a Qualified Venture Subsidiary. Until such conditions have been satisfied, no JV Entity shall have any authority or obligation to register any Venture Interests in the name of the Permitted
         Transferee or to recognize the Permitted Transferee as having any rights to such Venture Interests. Upon satisfaction of such conditions, the Permitted Transferee shall succeed to all of the rights of the Party transferring such Venture Interests under this Agreement and the other Operative Agreements, provided that such Party shall remain liable for all of its obligations under this Agreement and the other Operative Agreements.

              Section 19.3.  Transfers Subject to Right of First Refusal.
         Except for transfers permitted by Sections 8.1, 8.2, 8.3, 17.2,
         17.3, 19.2, 20.5, 20.7 and 20.11 and transfers to which the other
         Parties have consented in writing, all transfers of Venture
         Interests permitted by Section 19.1 shall be subject to a right of first refusal as follows:

                   (a) No Related Party Group (the "Selling Party") shall make a transfer of any Venture Interest pursuant to this
         Section 19.3 without first giving notice (the date of such notice being hereinafter referred to as the "Offering Date") to the other
         Related Party Group (the "Offeree Party") and to the Global
         Venture Board; provided that neither Sprint nor any of its Affiliates shall be permitted to give such notice (or make such transfer) unless it shall have obtained approval in accordance with Section 15.38 to sell to the Offeree Party all but not less than all of the Affected Venture Interests at the time and upon the terms set forth in such notice. Said notice shall contain a full description of the proposed transfer, including information of the type of transfer, the Venture Interests which it proposes to transfer (which shall in all cases be all of the Venture
         Interests owned by the Selling Party) (the "Affected Venture
         Interests"), the terms of the proposed transfer (which shall in all cases contemplate that the purchase price be paid entirely in cash), and the identity of the proposed transferee (which shall be a Qualified Venture Purchaser) (the "Transferee Party"). Any notice given pursuant to this Section 19.3(a) shall constitute an offer (the "First Offer") by the Selling Party to sell to the Offeree Party all, but not less than all, of the Affected Venture
         Interests at the time and upon the terms set forth in the notice delivered pursuant to this Section 19.3(a). The First Offer shall be irrevocable for a period of ninety (90) days following the Offering Date.

                   (b) The Offeree Party shall have ninety (90) days after the Offering Date in which to indicate (subject, in the event that Sprint or its Affiliate is the Offeree Party, to approval of such indication in accordance with Section 15.38) to the Selling Party its agreement to purchase all of the Affected Venture Interests.
         A copy of such acceptance shall also be given by the Offeree Party to the Global Venture Board. If the Offeree Party fails to indicate its agreement within said 90-day period, it will be deemed to have elected not to purchase any of the Affected Venture
         Interests.

                   (c) If the Offeree Party accepts the First Offer within the ninety (90) days provided therefor, each of the Parties shall use its reasonable efforts to obtain all Governmental Approvals required to effect the purchase of the Affected Venture Interests by the Offeree Party pursuant to Section 19.3(b). Unless the Parties have failed to receive all required Governmental Approvals or any of the Governmental Approvals provided with respect to the transaction have imposed a Burdensome Condition, the purchase of Affected Venture Interests agreed to by the Offeree Party pursuant to Section 19.3(b) shall be closed and consummated in the principal office of the Offeree Party on or before the one hundred fiftieth (150th) day following the Offering Date. At the closing, the Selling Party and the Offeree Party shall make the deliveries specified in Section 17.7. If the required Governmental Approvals have not been received at the time the closing is scheduled to occur hereunder or any of the Governmental Approvals provided with respect to the transaction have imposed a Burdensome Condition, the closing shall be postponed until no later than one hundred eighty (180) days following the date of such originally scheduled closing. If by such time all Governmental Approvals required to consummate such transaction have not been obtained or any of the Governmental Approvals provided with respect to the transaction have imposed a Burdensome Condition or if such transaction is not consummated for any other reason, such transaction shall be abandoned and the Affected Venture Interests shall again be subject to the provisions of this Agreement as though the First
         Offer as to such Affected Venture Interests had not been previously given, provided that if the Selling Party is exercising its right to transfer its Venture Interests pursuant to
         Section 17.4 or Section 17.5, such Party shall be permitted to either transfer such Venture Interests to the original Transferee
         Party pursuant to Section 19.3(d) or declare an Impasse.

                   (d)  If the First Offer is not accepted by the Offeree
         Party pursuant to Section 19.3(b), the Selling Party shall be free to make the transfer; provided, however, that (i) such transfer shall be in strict accordance with the terms of the proposed transfer described in the offer delivered to the Offeree Party pursuant to Section 19.3(a), and (ii) except as otherwise provided in this Section 19.3(d), such transfer shall be consummated within one hundred fifty (150) days after the Offering Date. Each of the Selling Party and the Transferee Party shall use its reasonable efforts to obtain all Governmental Approvals required to effect the purchase and sale of Venture Interests pursuant to this
         Section 19.3(d). Unless such Persons have failed to receive all required Governmental Approvals or any of the Governmental
         Approvals provided with respect to the transaction have imposed a Burdensome Condition, such purchase of Affected Venture Interests agreed to by the Transferee Party shall be closed and consummated on or before the one hundred fiftieth (150th) day following the Offering Date. At the closing, the Selling Party and the Transferee Party shall make the deliveries specified in Section
         17.7. If the required Governmental Approvals have not been received at the time the closing is scheduled to occur hereunder or any of the Governmental Approvals provided with respect to the transaction have imposed a Burdensome Condition, the closing shall be postponed until no later than one hundred eighty (180) days following the date of such originally scheduled closing. If by such time all Governmental Approvals required to consummate such transaction have not been obtained or any of the Governmental
         Approvals provided with respect to the transaction have imposed a Burdensome Condition or if such transaction has not been consummated for any other reason, the transaction shall not be consummated and the Affected Venture Interests shall again be subject to the provisions of this Agreement as though the First
         Offer as to such Affected Venture Interests had not previously been given, provided that if the Selling Party is exercising its rights to transfer its Venture Interests pursuant to Section 17.4 or 17.5, such Party shall be permitted to declare an Impasse.

                   (e)  Any Venture Interests transferred pursuant to
         Section 19.3(d) shall remain subject to the terms of this Agreement, and the Transferee Party shall be deemed to be a "Party" for all purposes of this Agreement and the other Operative
         Agreements to the same extent to which the Selling Party would be subject if not for such sale. To evidence more fully that such Venture Interests remain subject to this Agreement, any such Transferee Party shall acknowledge its agreement to be bound by the terms of this Agreement and the other applicable Operative
         Agreements to the same extent as the Selling Party is bound by executing copies of such agreements. Until such conditions have been satisfied, no JV Entity shall have any authority or obligation to register any Venture Interests in the name of the Transferee Party or to recognize the Transferee Party as having any rights to such Venture Interests. Upon satisfaction of such conditions, the Transferee Party shall succeed to all of the rights of the Selling Party under this Agreement and the other
         Operative Agreements.

                   (f) Upon the closing of any purchase and sale of Venture Interests pursuant to Section 19.3(d), the provisions of
         Article 22 shall govern the rights and obligations of the Parties and the Transferee Party.

                   (g) The Offeree Party may (subject, in the event that Sprint or its Affiliate is the Offeree Party, to approval in accordance with Section 15.38) assign all or any part of its rights to acquire the Selling Party's Venture Interests to one or more Permitted Designees.


                                     ARTICLE 20.

                            TERM AND TERMINATION; DEFAULT

              Section 20.1. Term of JV Entities. Each JV Entity shall continue without interruption until it is dissolved and terminated pursuant to the terms of the Operative Agreements or Constituent
         Documents or pursuant to Applicable Law.

              Section 20.2.  Tie-Breaking Vote Upon Certain Defaults, Etc.

                   (a) Upon the occurrence of a Funding Default by any of the Sprint Parties, the FT/DT Parties shall have the Tie-Breaking
         Vote as described in Section 18.1, subject to Section 11.4(c).
         Upon the occurrence of a Funding Default by any of the FT/DT
         Parties, the Sprint Parties shall have the Tie-Breaking Vote as described in Section 18.1, subject to Sections 11.4(c) and 11.4(g).

                   (b) If a duly constituted arbitral tribunal issues a Partial Award pursuant to Section 21.6 in which such tribunal decides that a Material Non-Funding Breach has occurred, the Breaching Party shall immediately (i) cease the violative conduct which gave rise to such tribunal's determination that a Material
         Non-Funding Breach had occurred and (ii) comply in all material respects with the terms and conditions specified in the Partial
         Award (including complying with Section 15.9 in respect of a Material Non-Funding Breach). If a duly constituted arbitral tribunal makes a Material Non-Funding Breach Finding that a Breaching Party has failed to comply with clause (i) or (ii) of the preceding sentence, a material non-funding default ("Material
         Non-Funding Default") shall occur; provided that if the Material
         Non-Funding Breach is the result of a breach of Section 15.11, a Material Non-Funding Default will occur on the date on which such tribunal issues the Partial Award to such effect.

                   (c)  In addition to the circumstances described in
         Section 20.2(b) in which a Material Non-Funding Default will occur, a Material Non-Funding Default also will occur if:

                   (i)  FT or DT or any of their respective Qualified
         Subsidiaries (as defined in the Investment Agreement) breaches its obligation under the Investment Agreement to consummate the purchase of any shares of capital stock of Sprint contemplated by the Investment Agreement to be purchased (other than in connection with the Optional Shares Closing (as so defined)); or

                  (ii) unless cured within any applicable cure periods specified in Section 7(b) of the Class A Provisions (as defined in the Standstill Agreement), FT, DT or any of their respective
         Affiliates (as so defined), except unintentionally or through inadvertence, and except as otherwise not prohibited by the Standstill Agreement:

                   (x) except as permitted by Section 2.3 of the Standstill Agreement, during the Initial Standstill Period
              (as so defined) acquires Beneficial Ownership (as so defined), directly or indirectly, by purchase or otherwise, of any Sprint Voting Securities (as so defined), if as a result the Votes (as so defined) represented by the Sprint
              Voting Securities Beneficially Owned in the aggregate by FT,
              DT and their respective Affiliates and Associates (each as so defined) would represent in the aggregate more than 20% (or such higher percentage as then permitted by the Standstill
              Agreement) of the Voting Power (as so defined) represented by the Outstanding Sprint Voting Securities (as so defined);

                   (y) except as permitted by Section 2.3 of the Standstill Agreement, following the Initial Standstill Period
              (as so defined), acquires Beneficial Ownership (as so defined), directly or indirectly, by purchase or otherwise, of any Sprint Voting Securities (as so defined) if as a result the Votes (as so defined) represented by the Sprint
              Voting Securities Beneficially Owned in the aggregate by FT,
              DT and their respective Affiliates and Associates (each as so defined) would represent in the aggregate more than 30% (or such higher percentage as then permitted by the Standstill
              Agreement) of the Voting Power (as so defined) represented by the Outstanding Sprint Voting Securities (as so defined); or

                   (z) unless in each case specifically requested in
              writing by the Chairman of the Board of Sprint or by a resolution of a majority of the directors of Sprint:

                        (A) proposes any matter for submission to a vote of the stockholders of Sprint or any of its Affiliates
                   (as so defined);

                        (B) forms or joins or participates in a Group (as so defined) with respect to Sprint Voting Securities;

                        (C)  effects, seeks, proposes, offers or
                   participates in any:

                             (1)  tender or exchange offer, merger,
                        consolidation, share exchange or business combination involving Sprint or any material portion of its business or any purchase of all or any substantial part of the assets of Sprint or any material portion of its business;

                             (2)  recapitalization, restructuring,
                        liquidation, dissolution or other extraordinary transaction with respect to Sprint or any material portion of its business; or

                             (3)  "solicitation" of "proxies" (as such
                        terms are used in the proxy rules of the U.S.
                        Securities and Exchange Commission, but without regard to the exclusion set forth in Section 14a-
                        1(1)(2)(iv) of such rules from the definition of "solicitation") with respect to Sprint or any of its Affiliates (as so defined) or any action resulting in such person becoming a "participant" in any "election contest" (as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission) with respect to Sprint or any of its Affiliates (as so defined); or

                        (D) takes any other action to seek to affect the
                   control of the management or Board of Directors of Sprint or any of its Affiliates (as so defined).

         The sole and exclusive remedy under this Agreement for a Material
         Non-Funding Default described in this Section 20.2(c) shall be as set forth in Sections 20.2(d) (subject to Section 20.11(a)), 20.4 and 20.5(d) (subject to Section 20.5(c)); provided that nothing in this Section 20.2(c) shall affect any rights which any Party may have pursuant to the Investment Agreement.

                   (d)  Upon the occurrence of a Material Non-Funding
         Default by any of the Sprint Parties, the FT/DT Parties shall have the Tie-Breaking Vote as described in Section 18.1. Upon the occurrence of a Material Non-Funding Default by any of the FT/DT
         Parties, the Sprint Parties shall have the Tie-Breaking Vote as described in Section 18.1.

                   (e) Upon the occurrence of a Bankruptcy of any of the Sprint Parties, the FT/DT Parties shall have the Tie-Breaking Vote as described in Section 18.1. Upon the occurrence of a Bankruptcy of any of the FT/DT Parties, the Sprint Parties shall have the Tie-Breaking Vote as described in Section 18.1.

              Section 20.3. Termination of Joint Venture. The following shall be "Termination Conditions" with respect to the Joint
         Venture:

                   (a) a Funding Default shall have occurred and such default shall not have been cured within the Second Cure Period
         (in which case the Non-Defaulting Shareholder may (subject, in the event that Sprint or its Affiliate is the Non-Defaulting
         Shareholder, to approval in accordance with Section 15.38) deliver a written notice (a "Termination Notice") in accordance with
         Section 20.4);

                   (b) a Material Non-Funding Default has occurred (in which case the Related Party Group which has not committed such Material Non-Funding Default (the "Non-Defaulting Party") may
         (subject, in the event that Sprint or its Affiliate is the Non-
         Defaulting Party, to approval in accordance with Section 15.38) deliver a Termination Notice in accordance with Section 20.4);

                   (c) the Bankruptcy of a Party (in which case the non-bankrupt Related Party Group may (subject, in the event that any Sprint Party is a member of the non-bankrupt Related Party
         Group, to approval in accordance with Section 15.38) deliver a Termination Notice in accordance with Section 20.4);

                   (d)  there shall be taken any action by a Governmental
         Authority relating to the Joint Venture after the Closing Date which imposes a Burdensome Condition, provided that the Related
         Party Group seeking to deliver a Termination Notice shall have used its reasonable efforts to reverse or modify such action, including taking all action required by Section 15.2(c) (in which case the Party so affected by such Burdensome Condition may (subject, in the event that Sprint or its Affiliate is the affected Party, to approval in accordance with Section 15.38) deliver a Termination Notice in accordance with Section 20.4);

                   (e) either the Sprint Parties or the FT/DT Parties shall give a notice of Impasse to the other Related Party Group in accordance with this Agreement, which Impasse is not dissolved in accordance with this Agreement (in which case either the Sprint
         Parties may (subject to approval in accordance with Section
         15.38), or the FT/DT Parties may, then deliver a Termination
         Notice in accordance with Section 20.4); and

                   (f) written mutual consent of all of the Parties (in which case any Party may (subject, in the case of the Sprint
         Parties, to approval in accordance with Section 15.38) deliver a Termination Notice in accordance with Section 20.4).

              Section 20.4.  Termination Notice.

                   (a)  If a Termination Condition occurs, a Related Party
         Group which is entitled to deliver a Termination Notice pursuant to Section 20.3 may give such Termination Notice to the other
         Related Party Group and to the Global Venture Board within one hundred eighty (180) days following the date upon which such Related Party Group becomes aware of the occurrence of the Termination Condition or, in the case of Section 20.3(e), at any time after the period during which such Impasse may be dissolved has expired. If one Related Party Group delivers a Termination
         Notice, the other Related Party Group shall be precluded from delivering a subsequent Termination Notice.

                   (b)  Each of the Parties acknowledges and agrees that
         (i) it shall not challenge the validity of any provision of this
         Article 20 in any Proceeding and (ii) each Party shall have a right to seek specific performance of each provision of this
         Article 20 in accordance with Article 21.

              Section 20.5.  Termination Upon Default, Etc.

                   (a)  In the case of a Termination Condition under
         Section 20.3(a) resulting from a Funding Default by any of the Sprint Parties, under Section 20.3(b) resulting from a Material
         Non-Funding Default by any of the Sprint Parties, or under Section
         20.3(c) resulting from a Bankruptcy of any of the Sprint Parties holding Venture Interests as permitted by this Agreement, the FT/
         DT Parties shall have the option to purchase all, but not less than all, of the Venture Interests of the Sprint Parties. In order to determine the option price, the Parties shall cause the Appraised Value of the Venture Interests of the Sprint Parties to be determined pursuant to Section 17.8. If the FT/DT Parties elect to exercise their option to purchase the Venture Interests of the Sprint Parties, the FT/DT Parties shall deliver written notice of such exercise to the Sprint Parties within ninety (90) days following receipt of the Value Opinion. Such written notice shall constitute an offer by the FT/DT Parties to purchase the Venture Interests of the Sprint Parties at the price set forth in this Section 20.5(a), and the Sprint Parties hereby accept any such offer by the FT/DT Parties. If the FT/DT Parties fail to deliver such written notice of such exercise within said 90-day period, they will be deemed to have elected not to purchase the Venture Interests of the Sprint Parties. In the event that the FT/DT Parties purchase the Venture Interests of the Sprint Parties pursuant to this Section 20.5(a), the purchase price for the Venture Interests shall be an amount payable in cash in U.S.
         Dollars equal to (i) 75% of the Appraised Value of such Venture
         Interests in case of a Termination Condition described in Section
         20.3(a) or (b) and (ii) 100% of the Appraised Value of such Venture Interests in case of a Termination Condition described in
         Section 20.3(c); provided that if the FT/DT Parties hold any Company Eligible Notes at the time such payment is made, such Company Eligible Notes may constitute all or a portion of the purchase price.

                   (b)  In the case of a Termination Condition under
         Section 20.3(a) resulting from a Funding Default by Atlas or any other Qualified Venture Subsidiary of the FT/DT Parties (or Wholly
         Owned Subsidiary of Atlas or of any such Qualified Venture
         Subsidiary), under Section 20.3(b) resulting from a Material Non-
         Funding Default by Atlas or any other Qualified Venture Subsidiary of the FT/DT Parties (or Wholly Owned Subsidiary of Atlas or of any such Qualified Venture Subsidiary), or under Section 20.3(c) resulting from the Bankruptcy of Atlas or any other Qualified
         Venture Subsidiary of the FT/DT Parties (or Wholly Owned
         Subsidiary of Atlas or of any such Qualified Venture Subsidiary) holding Venture Interests as permitted by this Agreement, the Sprint Parties shall have the option (subject to approval in accordance with Section 15.38) to purchase all, but not less than all, of the Venture Interests of the FT/DT Parties. In order to determine the option price, the Parties shall cause the Appraised
         Value of the Venture Interests of the FT/DT Parties to be determined pursuant to Section 17.8. If the Sprint Parties elect to exercise their option to purchase the Venture Interests of the FT/DT Parties, Sprint shall deliver written notice of such exercise to the FT/DT Parties within ninety (90) days following receipt of the Value Opinion. Such written notice shall constitute an offer by the Sprint Parties to purchase the Venture
         Interests of the FT/DT Parties at the price set forth in this
         Section 20.5(b), and the FT/DT Parties hereby accept any such offer by the Sprint Parties. If Sprint fails to deliver such written notice of such exercise within said 90-day period, the Sprint Parties will be deemed to have elected not to purchase the Venture Interests of the FT/DT Parties. In the event that the Sprint Parties purchase the Venture Interests of the FT/DT Parties pursuant to this Section 20.5(b), the purchase price for the Venture Interests shall be an amount payable in cash in U.S.
         Dollars equal to (i) 75% of the Appraised Value of such Venture
         Interests in case of a Termination Condition described in Section
         20.3(a) or (b) and (ii) 100% of the Appraised Value of such Venture Interests in case of a Termination Condition described in
         Section 20.3(c); provided that if the Sprint Parties hold any Class A Holder Eligible Notes at the time such payment is made, such Class A Holder Eligible Notes may constitute all or a portion of the purchase price.

                   (c) Upon the occurrence of a Termination Condition under Section 20.3(a) resulting from a Funding Default by either
         FT (or Wholly Owned Subsidiary of FT holding Venture Interests as permitted by this Agreement) or DT (or Wholly Owned Subsidiary of
         DT holding Venture Interests as permitted by this Agreement), under Section 20.3(b) resulting from a Material Non-Funding
         Default by either FT (or Wholly Owned Subsidiary of FT holding
         Venture Interests as permitted by this Agreement) or DT (or Wholly
         Owned Subsidiary of DT holding Venture Interests as permitted by this Agreement), or under Section 20.3(c) resulting from the Bankruptcy of either FT (or Wholly Owned Subsidiary of FT holding
         Venture Interests as permitted by this Agreement) or DT (or Wholly
         Owned Subsidiary of DT holding Venture Interests as permitted by this Agreement), the Non-Defaulting European Party shall have the option, which it may exercise whether or not the Sprint Parties deliver a Termination Notice, to purchase all, but not less than all, of the Venture Interests of the Defaulting European Party.
         In order to determine the option price, the Parties shall cause the Appraised Value of the Venture Interests of each of the Defaulting European Party and the Non-Defaulting European Party to be determined pursuant to Section 17.8. If the Non-Defaulting
         European Party elects to exercise its option to purchase the Venture Interests of the Defaulting European Party, the Non-
         Defaulting European Party shall deliver written notice of such exercise to the Defaulting European Party and the Sprint Parties within forty-five (45) days following receipt of the Value
         Opinion. Such written notice shall constitute an offer by the Non-Defaulting European Party to purchase the Venture Interests of the Defaulting European Party at the price set forth in this
         Section 20.5(c), and the Defaulting European Party hereby accepts any such offer by the Non-Defaulting European Party. If the Non-
         Defaulting European Party fails to deliver such written notice of such exercise within said 45-day period, it will be deemed to have elected not to purchase the Venture Interests of the Defaulting
         European Party.  In the event that the Non-Defaulting European
         Party purchases the Venture Interests of the Defaulting European
         Party pursuant to this Section 20.5(c), the purchase price for the Venture Interests shall be an amount payable in cash in U.S.
         Dollars equal to (i) 75% of the Appraised Value of such Venture
         Interests in case of a Termination Condition described in Section
         20.3(a) or (b) and (ii) 100% of the Appraised Value of such Venture Interests in case of a Termination Condition described in
         Section 20.3(c). Following such a purchase, the Sprint Parties shall cease to have the Tie-Breaking Vote. For purposes of this Agreement, the Venture Interests of a Defaulting European Party shall include the Venture Interests of all FT/DT Parties other than the Non-Defaulting European Party (including the Venture
         Interests held by such Non-Defaulting European Party through Atlas or any other Qualified Venture Subsidiary of the FT/DT Parties).

                   (d) If the Non-Defaulting European Party elects not to purchase the Venture Interests of the Defaulting European Party pursuant to Section 20.5(c), the Sprint Parties shall have the option (subject to approval in accordance with Section 15.38) to purchase all, but not less than all, of the Venture Interests of the FT/DT Parties by delivering written notice of such election to purchase within forty-five (45) days of the election of the Non-
         Defaulting European Party to not purchase the Venture Interests of the Defaulting European Party. Such written notice shall constitute an offer by the Sprint Parties to purchase the Venture
         Interests of the FT/DT Parties at the price set forth in this
         Section 20.5(d), and the FT/DT Parties hereby accept any such offer by the Sprint Parties. If Sprint fails to deliver such written notice of such exercise within said 45-day period, it will be deemed to have elected not to purchase the Venture Interests of the FT/DT Parties. In the event that the Sprint Parties purchase the Venture Interests of the FT/DT Parties pursuant to
         Section 20.5(d), the purchase price for the Venture Interests shall be an amount payable in cash in U.S. Dollars equal to (i)
         75% of the Appraised Value of the Venture Interests of the Defaulting European Party (including the Venture Interests held by such Defaulting European Party through Atlas or any other
         Qualified Venture Subsidiary of the FT/DT Parties) in case of a Termination Condition described in Section 20.3(a) or (b), (ii)
         100% of the Appraised Value of the Venture Interests of the FT/DT
         Parties in case of a Termination Condition described in Section
         20.3(c), and (iii) 100% of the Appraised Value of the Venture
         Interests of the Non-Defaulting European Party (including the
         Venture Interests held by such Non-Defaulting European Party through Atlas or any other Qualified Venture Subsidiary of the FT/
         DT Parties) in the case of a Termination Condition described in
         Section 20.3(a) or (b); provided that if the Sprint Parties hold any Class A Holder Eligible Notes at the time such payment is made, such Class A Holder Eligible Notes may constitute all or a portion of the purchase price.

                   (e) In any case in which a Related Party Group has the option to purchase the Venture Interests of any other Related
         Party Group under this Section 20.5, the purchasing Related Party
         Group shall have the option (subject, in the event that any Sprint
         Party is a member of such Related Party Group, to approval in accordance with Section 15.38), before consummating the purchase of the Venture Interests of such other Related Party Group, to exercise any unexpired right under this Agreement that the purchasing Related Party Group may have to cause any JV Entity to purchase from such other Related Party Group any GBN Special
         Matter Project, ROW Plan Action Project or ROE Plan Action Project that has been accounted for separately and which such other
         Related Party Group owns.

                   (f) In any case in which a Related Party Group having the option to purchase the Venture Interests of the other Related
         Party Group under this Section 20.5 chooses not to exercise such right, the Joint Venture shall continue.

              Section 20.6.  Termination Upon Regulatory Action, Impasse or
         Mutual Consent.  In the case of a Termination Condition under
         Section 20.3(d), 20.3(e) or 20.3(f), upon delivery of a Termination Notice, the Parties shall proceed to terminate the Joint Venture pursuant to the buy/sell arrangements set forth in
         Section 20.7.

              Section 20.7.  Buy/Sell Arrangements.

                   (a)  In case of a Termination Condition under
         Section 20.3(d), 20.3(e) or 20.3(f), the Parties shall immediately provide for the Appraised Value of the Joint Venture to be determined in accordance with Section 17.8. Within ninety (90) days following the date on which the Sprint Parties and the FT/DT
         Parties receive the Value Opinion, each shall submit simultaneously to the other sealed statements (the content of which, in the case of the sealed statement of the Sprint Parties, shall have been approved in accordance with Section 15.38) (each, an "Initial Offer") notifying the other in writing either (i) that it offers to sell all of its Venture Interests to the other
         Related Party Group, or (ii) that it offers to buy all of the other Related Party Group's Venture Interests at the Appraised
         Value in each case for cash.

                   (b)  If the Initial Offers indicate that one Related
         Party Group wishes to buy and the other Related Party Group wishes to sell, they shall continue negotiations in an effort to reach a final agreement (which final agreement shall be subject, in the case of the Sprint Parties, to approval in accordance with Section
         15.38) on price. If the Parties have been unable to reach an agreement as to price within sixty (60) days of the Initial
         Offers, the Venture Interests will be sold at a price equal to their Appraised Value determined in accordance with Section 17.8.

                   (c)  If the Initial Offers indicate that both Related
         Party Groups wish to sell their Venture Interests, they shall select an investment banking firm to determine how to realize the maximum value for their Venture Interests. If they are unable to reach an agreement as to how to proceed within one hundred eighty
         (180) days of the date of the Termination Notice, then the Parties shall proceed with the bidding process set forth in Section
         20.7(d).

                   (d)  If the Initial Offers indicate that each Related
         Party Group wishes to purchase the other's Venture Interests, then the Related Party Groups shall begin a bidding process and the highest bidder (based upon the amount bid by each Related Party
         Group as a percentage of the Appraised Value of the Venture
         Interests of the other Related Party Group) shall buy the other's
         Venture Interests for cash. The terms and conditions of each such bid made by the Sprint Parties shall be subject to approval in accordance with Section 15.38. Either Related Party Group (the
         "First Bidder") can make an initial offer to purchase the Venture
         Interests of the other Related Party Group, which cannot be less than 95% of the Appraised Value of the Venture Interests to be purchased. The other Related Party Group must respond either by accepting such initial offer or delivering a counteroffer to purchase the Venture Interests of the First Bidder. The counteroffer and each subsequent offer for particular Venture
         Interests must be at least 1% higher than the immediate prior offer for such Venture Interests. The bidding process shall continue until one Related Party Group has either responded by accepting the immediate prior offer or failed to make a timely response, in which case the immediate prior offer shall be deemed accepted. For purposes of this Section 20.7, all offers, acceptances and counteroffers must be for cash in writing and in a form which is firm and binding; all offers must be answered within twenty (20) days of receipt of notice of a prior offer. If no response to an offer or counteroffer is received within such 20-day period, the immediate prior offer or counteroffer shall be deemed to be accepted.

              Section 20.8. Closing. Each of the Parties shall use its reasonable efforts to obtain all Governmental Approvals required to effect the purchase and sale of Sprint Venture Interests or FT/
         DT Venture Interests, as the case may be, pursuant to Sections
         20.5 and 20.7. Unless the Parties have failed to receive all required Governmental Approvals, or any of the Governmental
         Approvals provided with respect to the transaction have imposed any Burdensome Condition, the closing of the purchase of Venture
         Interests pursuant to this Article 20 shall be held at the principal office of the purchasing Related Party Group within ninety (90) days after the final determination of the purchase price to be paid to the selling Related Party Group. If in spite of the Parties' efforts in this regard, the required Governmental
         Approvals have not been received at the time the closing is scheduled to occur or any such Governmental Approvals with respect to the transaction have imposed any Burdensome Condition, the closing shall be postponed until such date as the Parties shall have obtained the required Governmental Approvals which do not impose any Burdensome Condition; provided that, if such Governmental Approvals are not obtained without the imposition of a Burdensome Condition prior to the fifth anniversary of the date on which such closing is postponed, at the request of any Party, the Parties shall negotiate in good faith to provide for the termination of the Joint Venture pursuant to such mutually agreeable terms and conditions as will permit the Parties to obtain all Governmental Approvals required for the termination of the Joint Venture Agreement, without the imposition of any Burdensome Condition, and as will have substantially the same economic consequences to the Parties as the transaction contemplated by Section 20.5 or 20.7, as applicable. At the closing, the purchasing Related Party Group and the selling
         Related Party Group shall make the deliveries specified in Section
         17.7.

              Section 20.9. Waiver of Right to Terminate. Notwithstanding the foregoing, in the event that a Related Party Group fails to give a Termination Notice within the time period set forth in
         Section 20.4, such Related Party Group shall be deemed to have waived its right to terminate with respect to the event or events which gave rise to such right to terminate.

              Section 20.10. Assignment of Rights. In the event either the Sprint Parties or the FT/DT Parties obtain the right to purchase the other Related Party Group's Venture Interests pursuant to this
         Article 20, the purchasing Related Party Group may assign all or any part of its rights to acquire the selling Related Party
         Group's Venture Interests to one or more Permitted Designees of such purchasing Parties.

              Section 20.11. Special Put Rights.

                   (a)  If a Non-Defaulting Shareholder or Non-Defaulting
         Party waives its right to deliver a Termination Notice following the occurrence of a Funding Default or a Material Non-Funding
         Default pursuant to Section 20.9, then unless the Non-Defaulting
         Shareholder or Non-Defaulting Party relinquishes the Tie-Breaking
         Vote, the Party which has committed the Funding Default or Material Non-Funding Default, as the case may be (the "Defaulting
         Party"), shall have the right (subject, in the event that Sprint or its Affiliate is the Party which has committed the Funding
         Default or the Material Non-Funding Default, to approval of the exercise of such right in accordance with Section 15.38) to require the Non-Defaulting Shareholder or Non-Defaulting Party, on or after the fifth anniversary of the date on which the Non-Defaulting Shareholder or Non-Defaulting Party received the
         Tie-Breaking Vote, to purchase all, but not less than all, of the Defaulting Party's Venture Interests at 75% of the Appraised Value determined in accordance with Section 17.8. Such right shall be exercised by delivery of a written notice by the Defaulting Party to the Non-Defaulting Shareholder or Non-Defaulting Party electing to exercise their right under this Section 20.11(a). The date of such notice is referred to herein as the "Default Put Notice
         Date."  Promptly following the Default Put Notice Date, the
         Parties shall commence the appraisal process set forth in Section
         17.8.

                   (b) If the FT/DT Parties propose to transfer their Venture Interests to a Major Competitor of Sprint pursuant to
         Section 17.4, the Sprint Parties shall have the right (subject to approval of the exercise of such right in accordance with Section
         15.38) to require the FT/DT Parties to purchase all, but not less than all, of the Venture Interests of the Sprint Parties, which purchase and sale shall occur concurrently with or, at the election of the FT/DT Parties, prior to the transfer by the FT/DT
         Parties of their Venture Interests to such Major Competitor of Sprint. Unless otherwise agreed by the Parties, the purchase price to be paid by the FT/DT Parties for the Venture Interests of the Sprint Parties shall be equal to the sum of (A) the Percentage
         Interest of the Sprint Parties in each of the GBN Group and the Regional Operating Groups multiplied by (B) the "Per Venture
         Interest Price" for the GBN Group and each such Regional Operating
         Group.  For this purpose, the "Per Venture Interest Price" for the
         GBN Group or a Regional Operating Group shall be equal to: (1) the aggregate purchase price to be paid by the Transferee Party to the FT/DT Parties (reduced by any control premium) multiplied by the applicable "Allocation Ratio" divided by (2) the Percentage
         Interest of the FT/DT Parties in the GBN Group or such Regional
         Operating Group, as the case may be. The "Allocation Ratio" for the GBN Group or a Regional Operating Group shall be equal to: (i) the Appraised Value of the GBN Group or such Regional Operating
         Group, as the case may be, divided by (ii) the Appraised Value of all the Venture Interests of the GBN Group and each Regional
         Operating Group, in both cases determined as of the Sprint Major
         Competitor Put Notice Date in accordance with Section 17.8.
         Promptly following the date on which the Sprint Parties elect to exercise their right to require the FT/DT Parties to purchase their Venture Interests pursuant to this Section 20.11(b), the Parties shall commence the appraisal process set forth in Section
         17.8. Such right shall be exercised by delivery of a written notice by the Sprint Parties electing to exercise their right under this Section 20.11(b) no later than ninety (90) days after the date the FT/DT Parties have given notice of their election to transfer their Venture Interests pursuant to Section 17.4. The date of such notice is referred to herein as the "Sprint Major
         Competitor Put Notice Date."

                   (c) If the Sprint Parties propose to transfer their Venture Interests to a Major Competitor of FT/DT pursuant to
         Section 17.5, the FT/DT Parties shall have the right to require the Sprint Parties to purchase all, but not less than all, of the Venture Interests of the FT/DT Parties, which purchase and sale shall occur concurrently with or, at the election of the Sprint
         Parties, prior to the transfer by the Sprint Parties of their Venture Interests to such Major Competitor of FT/DT. Unless otherwise agreed by the Parties, the purchase price to be paid by the Sprint Parties for the Venture Interests of the FT/DT Parties shall be equal to the sum of (A) the Percentage Interest of the FT/DT Parties in each of the GBN Group and the Regional Operating
         Groups multiplied by (B) the "Per Venture Interest Price" for the
         GBN Group and each such Regional Operating Group. For this purpose, the "Per Venture Interest Price" for the GBN Group or a Regional Operating Group shall be equal to: (1) the aggregate purchase price to be paid by the Transferee Party to the Sprint
         Parties (reduced by any control premium) multiplied by the applicable "Allocation Ratio" divided by (2) the Percentage
         Interest of the Sprint Parties in the GBN Group or such Regional
         Operating Group, as the case may be. The "Allocation Ratio" for the GBN Group or a Regional Operating Group shall be equal to: (i) the Appraised Value of the GBN Group or such Regional Operating
         Group, as the case may be, divided by (ii) the Appraised Value of all the Venture Interests of the GBN Group and each Regional
         Operating Group, in both cases determined as of the FT/DT Major
         Competitor Put Notice Date in accordance with Section 17.8.
         Promptly following the date on which the FT/DT Parties elect to exercise their right to require the Sprint Parties to purchase their Venture Interests pursuant to this Section 20.11(c), the Parties shall commence the appraisal process set forth in Section
         17.8. Such right shall be exercised by delivery of a written notice by the FT/DT Parties electing to exercise their right under this Section 20.11(c) no later than ninety (90) days after the date the Sprint Parties have given notice of their election to transfer their Venture Interests pursuant to Section 17.5. The date of such notice is referred to herein as the "FT/DT Major
         Competitor Put Notice Date."

                   (d) Each of the Parties shall use its reasonable efforts to obtain all Governmental Approvals required to effect the purchase and sale of Venture Interests pursuant to Section
         20.11(a), 20.11(b) or 20.11(c). Unless the Parties have failed to receive all required Governmental Approvals or any of the Governmental Approvals provided with respect to the transaction have imposed any Burdensome Condition, the purchase of Venture
         Interests by the selling Related Party Group pursuant to
         Section 20.11(a), 20.11(b) or 20.11(c) shall be closed and consummated in the principal office of the other Related Party
         Group or at such other place as such Related Party Group may reasonably designate on or before the one hundred fiftieth (150th) day following the relevant Put Notice Date. At the closing, the selling Related Party Group and the purchasing Related Party Group shall make the deliveries specified in Section 17.7.

                   (e) If the required Governmental Approvals have not been received at the time the closing is scheduled to occur pursuant to Section 20.11(d), or any such Governmental Approvals with respect to the transaction have imposed any Burdensome
         Condition, the closing shall be postponed until no later than the second anniversary of the relevant Put Notice Date. During such two-year period, the purchasing Related Party Group may assign its rights to purchase the applicable Venture Interests to a Permitted
         Designee which shall agree to purchase such interests. If by the end of such two-year period, all Governmental Approvals required to consummate such transaction with the selling Related Party
         Group or a Permitted Designee have not been obtained, or any such Governmental Approvals continue to impose any Burdensome
         Condition, the Related Party Group which has exercised its rights pursuant to Section 20.11(a), 20.11(b) or 20.11(c) may declare an Impasse unless, in the case of a transfer pursuant to Section
         20.11(a), the purchasing Related Party Group relinquishes the Tie-
         Breaking Vote.


                                     ARTICLE 21.

                                     ARBITRATION

              Section 21.1.  Agreement to Arbitrate.

                   (a) For purposes of this Article 21, the term "Party" shall mean any party to a Section 21.1 Agreement.

                   (b) Upon the occurrence of a Dispute, any Party alleging that a party to a Section 21.1 Agreement has breached a provision of such agreement shall immediately refer such Dispute to the Global Venture Committee for resolution by giving notice to the Global Venture Committee and the Parties to such Section 21.1
         Agreement specifying in reasonable detail the circumstances of such breach. Upon the occurrence of a Dispute pursuant to Section
         16.8(d), the relevant JV Entity shall immediately refer such Dispute to the Global Venture Committee for resolution by giving notice to the Global Venture Committee and the other party to the relevant Affiliation Agreement. If the Global Venture Committee fails to resolve such Dispute within thirty (30) days of the date on which such Dispute was referred to the Global Venture
         Committee, such Dispute shall be immediately and automatically referred to the Global Venture Board. If the Global Venture Board fails to resolve such Dispute within thirty (30) days of the date on which such Dispute was referred to the Global Venture Board, any Party may initiate arbitration pursuant to this Article 21.

                   (c) Any and all Disputes that are not resolved by the Parties pursuant to Section 21.1(b) or otherwise shall be solely and finally settled by a board of three arbitrators in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC Rules"), as such ICC
         Rules shall be modified herein or by subsequent agreement of the affected Parties. Any Party, either separately or together with one or more other Parties, may initiate arbitration proceedings against any other Party. The Party so initiating arbitration proceedings shall so notify the Secretariat of the International
         Court of Arbitration (the "ICC Court") by filing with the ICC
         Court a Request for Arbitration. The information filed with and as part of such Request for Arbitration shall comply in all material respects with the requirements of the ICC Rules except that the Party filing such Request for Arbitration shall not nominate an arbitrator and shall include in the Request for Arbitration a notice to the ICC Court that the Parties have agreed to not nominate any arbitrators until the expiration of all the periods set forth herein for the joinder or intervention of other
         Parties.

                   (d) Because the expeditious resolution of Disputes will depend in part on the prompt joinder or intervention of appropriate Parties, and because the procedures agreed by the Parties relating to joinder and intervention are integrally related to the time periods within which Answers and counterclaims must be filed, the Parties hereby direct the ICC Court to refrain from granting extensions of the time periods contained in Article
         4 of the ICC Rules unless such extensions are absolutely essential in order to permit a Disputant to submit a responsive Answer or counterclaim. When granted, such extensions should be limited to the minimum period necessary to permit the Disputant to complete its Answer or counterclaim in a responsive manner. Further, because the Disputants will have previously discussed the issues relating to the Dispute during the internal dispute resolution process conducted pursuant to Section 21.1(b), the Parties contemplate that it would be unlikely that any Disputant would require an extension exceeding sixty (60) days in order to prepare a responsive Answer or counterclaim.

                   (e) Whenever any filing is required or otherwise made in connection with any arbitration proceeding commenced under this
         Article 21, the Disputant making such filing shall send a copy of the filing, together with all attachments and exhibits thereto,
         (i) to each other Disputant, (ii) to each other Party to the
         Section 21.1 Agreement to which the Dispute relates or arises under, and (iii) to the Global Venture Board (such Disputants, other Parties and the Global Venture Board are hereinafter referred to collectively as the "Notice Parties").

                   (f)  This agreement to arbitrate, as set forth in this
         Article 21, shall be specifically enforceable.  Pursuant to
         Article 192 of Chapter 12 of the Swiss Federal Statute on Private
         International Law (December 18, 1987), the Parties expressly waive and exclude any right they may have to bring any action of appeal, annulment or recourse, including any setting aside proceeding, in reference to any award made in connection with arbitration proceedings initiated pursuant to this Article 21, insofar as such waiver may be validly made.

              Section 21.2.  Joinder; Intervention; Cross Claims

                   (a) Upon receipt of a Request for Arbitration, notice of counterclaim or notice of joinder, any Disputant may join any other Party to any arbitral proceedings commenced hereunder, provided that such joinder is based upon a Dispute which has common issues of law or fact as the Dispute arising under the relevant Request for Arbitration or a defendant's counterclaim, if any. Such joinder shall be made through written notice to the ICC
         Court and the Notice Parties within thirty (30) days after the receipt of the Request for Arbitration, notice of counterclaim or notice of joinder, as the case may be, which first describes facts or issues upon which such joinder would be based. The notice of joinder shall contain the following information: (i) name and address of the joined Party; and (ii) a statement of the Disputant's case with relation to the Party that the Disputant is joining. The joined Party may within thirty (30) days after the receipt of the notice of joinder set out its defense and (provided that it is based upon a Dispute which has common issues of law or fact as the Dispute arising under the relevant notice of joinder) counterclaim, if any, and supply relevant documents. If the joined Party sets out a defense or counterclaim, it shall send copies to the ICC Court and the Notice Parties.

                   (b) At any time prior to the expiration of the later of the period within which a defendant must file its Answer and the period within which a joined Party must file its Answer (and counterclaims, if any), any Party may intervene in any arbitral proceedings hereunder provided that such intervention is based upon a Dispute which has issues of law or fact common to the Dispute arising under the relevant Request for Arbitration or a Disputant's Answer or counterclaim, if any. The notice of intervention shall contain the following information: (i) name and address of the intervening Party; and (ii) a statement of the intervening Party's case with relation to the claimant, the defendant and any other Disputant.

                   (c) Any Disputant may, at the same time as it serves its Answer or its defense to a notice of intervention, notice of joinder or a counterclaim, as the case may be, make a cross-claim against any other Disputant, provided that such cross-claim is based upon a Dispute which has common issues of law or fact as the Dispute arising under the relevant Request for Arbitration, notice of joinder, notice of intervention or counterclaim, as the case may be.

                   (d) For purposes of any arbitration proceedings initiated under this Article 21, the words "or cross-claims" shall be deemed to be included after the words "the parties may make new claims or counterclaims" in Article 16 of the ICC Rules.

                   (e) If a Disputant knowingly fails to join, or otherwise fails to make clear in its Answer that there may be a Party that is not a Disputant against whom a claimant may reasonably be expected to have a claim, such Disputant shall thereafter be barred from asserting as a defense that the claimant is seeking recovery against the incorrect Disputant, provided that such Disputant's failure to join another Party shall not otherwise affect its rights against such Party.

              Section 21.3. Effect of Joinder and Intervention. Any joined or intervening Party shall become a Disputant, and shall be bound by any award rendered by the arbitral tribunal, even if it chooses not to participate in the arbitral proceedings.

              Section 21.4.  Selection of Arbitrators.

                   (a) No arbitrators shall be nominated until the expiration of all periods within which Parties may intervene or be joined.

                   (b)  When a Dispute involves a disagreement between two
         Disputants, within thirty (30) days after the date beyond which no further intervention or joinder is permitted, each Disputant shall nominate one arbitrator for confirmation by the ICC Court, in accordance with the ICC Rules. If one of the Disputants fails to nominate an arbitrator within this period, the ICC Court shall appoint an arbitrator for that Disputant in accordance with
         Article 2.6 of the ICC Rules. The two arbitrators nominated by the Disputants (and confirmed by the ICC Court) or appointed on behalf of the Disputants (as the case may be) shall jointly nominate a third arbitrator, who shall be confirmed by the ICC
         Court in accordance with Article 2.4 of the ICC Rules and who shall chair the arbitration panel. If the arbitrators nominated by the Disputants (and confirmed by the ICC Court) or appointed on behalf of the Disputants (as the case may be) do not succeed in nominating a third arbitrator for confirmation by the ICC Court within thirty (30) days after the latter of the two arbitrators nominated by the Disputants (and confirmed by the ICC Court) or appointed on behalf of the Disputants (as the case may be) has been confirmed or appointed, the third arbitrator shall, at the request of either Disputant, be appointed by the ICC Court. The third arbitrator confirmed or appointed shall be a recognized legal expert in New York law with extensive experience in relation to the issues involved in the Dispute and shall have full command of the English language. Any claim that the third arbitrator (i) is not a recognized legal expert in New York law with extensive experience in relation to the issues involved in the Dispute or
         (ii) does not have full command of the English language must be submitted to the ICC Court within sixty (60) days of the appointment of such third arbitrator or any such claim shall be permanently waived.

                   (c) When a Dispute exists such that there are more than two Disputants, and within thirty (30) days after the date beyond which no further intervention or joinder is permitted no agreement can be reached among the Disputants regarding the method of nomination of arbitrators such that only two arbitrators shall be nominated by the Disputants, the Disputants shall so notify the ICC Court. In that event, the Disputants expressly waive and renounce any right, under the ICC Rules or otherwise, to the appointment of an arbitrator of their choice. Upon such notice, the ICC Court shall appoint all three arbitrators and shall designate one of such arbitrators as the chair of the arbitration panel. The arbitrators so appointed shall be recognized legal experts in New York law with extensive experience in relation to the issues involved in the dispute and shall have full command of the English language. Any claim that any of the arbitrators so appointed (i) is not a recognized legal expert in New York law with extensive experience in relation to the issues involved in the Dispute or (ii) does not have full command of the English language must be submitted to the ICC Court within sixty (60) days of the appointment of such arbitrators or any such claim shall be permanently waived.

              Section 21.5. Arbitration Proceedings. All arbitration proceedings shall be conducted in the English language pursuant to the ICC Rules, as such ICC Rules shall be modified herein or by subsequent agreement of the affected Parties. Any Disputant, in its sole discretion, may at its expense request that an interpreter be retained to assist such Disputant in any arbitration proceeding. The arbitration shall take place in Geneva, Switzerland at a location, date and time reasonably acceptable to the Parties. The Disputants shall use all reasonable efforts to facilitate the arbitration by making available to each other and to the arbitrators for inspection and extraction all documents, books, records and, at any hearing, personnel under their control as the arbitrators shall determine to be relevant to the Dispute and by conducting arbitration hearings to the greatest extent possible on successive, contiguous days. Nothing herein shall waive or preclude any objection based upon any privilege to production or testimony recognized by the law of the State of New York. The advance to cover the costs of conducting the arbitration proceeding shall be borne in accordance with Article 9.2 of the ICC Rules. However, notwithstanding the preceding sentence, in the event there are more than two Parties to the proceeding, the advance to cover the costs of conducting the proceeding shall be allocated in such manner as the ICC Court may deem just and equitable in the circumstances.

              Section 21.6.  Decision of the Arbitrators.

                   (a) The arbitral tribunal shall decide on all issues concerning the merits, including quantum and interest, of any claim, counterclaim or cross-claim brought before it in any arbitration proceeding commenced pursuant to this Article 21, except for those concerning the costs of the proceedings, in one or more partial awards (each, a "Partial Award"), which shall state the reasons for the award. Each Partial Award shall be final and binding as to the subject matters dealt with therein.

                   (b)  If an arbitral tribunal determines in any Partial
         Award that a Party (the "Breaching Party") has breached Section
         9.1, 9.2, 15.11,, 15.12(b), 15.12(f), 15.13, 15.14, 17.2, 17.3 or
         18.1(b) or Article 10 or 19 of this Agreement or any provision of any Section 21.1 Agreement which expressly provides that a breach of such provision will constitute a Material Non-Funding Breach
         (any such breach a "Material Non-Funding Breach"), the Partial
         Award shall include a statement describing in reasonable detail the conduct that caused the Material Non-Funding Breach and the steps that the Breaching Party must take to cure such breach. If the Breaching Party does not immediately (i) cease the violative conduct which gave rise to the arbitral tribunal's determination in the Partial Award that a Material Non-Funding Breach has occurred and (ii) comply in all material respects with the terms and conditions specified in the Partial Award (including complying with Section 15.9 in respect of a Material Non-Funding Breach), any Party may, during the 45-day period beginning on the forty-fifth (45th) day following the notification to the Parties of the Partial Award determining that a Material Non-Funding Breach has occurred, notify both the Breaching Party and the arbitral tribunal of its belief that the Breaching Party has not complied with such clause (i) or (ii). Within ninety (90) days of receipt of such notice, the arbitral tribunal shall issue a Partial Award in which it shall determine if the Breaching Party (1) has ceased or continued the violative conduct which gave rise to the determination of the Material Non-Funding Breach and (2) has or has not complied in all material respects with the terms and conditions of the Partial Award, such finding to be a "Material
         Non-Funding Breach Finding."

                   (c) Following the issuance by the arbitral tribunal of the Partial Award that either alone or with any preceding award resolves all the issues that had been set forth for resolution in the Terms of Reference (except for costs), the arbitral tribunal shall render its final award (the "Final Award"), in which it shall fix the costs of the arbitration and decide which of the Parties shall bear the costs (excluding legal fees and expenses except as permitted by Section 15.9) in connection with such proceedings or in what proportions such costs shall be borne by the Parties, in accordance with Section 15.9 hereof and Article 20 of the ICC Rules. The arbitral tribunal shall also make any Material Non-Funding Breach Finding within the time limits indicated in Section 21.6(b) with respect to the last Partial
         Award, before rendering the Final Award.

                   (d) Judgment on any award, whether a Partial Award or Final Award, may be entered in and enforced by any court of competent jurisdiction.

                   (e) The arbitral tribunal shall have the authority to award temporary, interim or permanent injunctive relief or relief providing for the specific performance of any Section 21.1
         Agreement or a portion thereof, but it shall have no power or authority to award punitive damages.

                   (f) Any monetary award of the arbitrators shall be expressed in U.S. Dollars. Any such monetary award shall include interest from the date of any breach or any violation of this Agreement or any other Section 21.1 Agreement. The arbitrators shall fix an appropriate rate of interest from the date of the breach or other violation to the date when the award is paid in full. In no event shall the interest rate during such period be lower than a rate equal to the Applicable LIBOR Rate plus
         5 percentage points per annum.

                   (g) In reaching its decisions on the claims, counterclaims and cross-claims brought before it, the arbitral tribunal shall apply the relevant provisions of this Agreement
         (including Section 15.9) and any other Section 21.1 Agreement at issue and the Applicable Law.

                   (h) Notwithstanding anything to the contrary contained in this Section 21.6, a Dispute submitted to arbitration pursuant to Section 16.8(d) shall be decided solely in the manner contemplated therein.

              Section 21.7. Injunctive Relief. Except for a Dispute pursuant to Section 16.8(d), each Party shall have the right to seek from any court of competent jurisdiction pending the establishment of the arbitral tribunal interim relief in aid of arbitration or to protect the rights of such Party in respect of any provision contained in the Section 21.1 Agreement to which the Dispute relates. Any request for such interim relief by a Party shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate. The Parties acknowledge and agree that irreparable damage would occur in the event that any Party fails to perform its obligations under Section 15.11 or 18.1(b) or
         Article 10 or 19.

              Section 21.8. Other Section 21.1 Agreements. The provisions of this Article 21 shall apply to this Agreement, each other
         Operative Agreement (except to the extent expressly provided otherwise therein) and all other Section 21.1 Agreements which expressly provide that any dispute thereunder will be resolved as provided in Article 21 of this Agreement.


                                     ARTICLE 22.

                             POST-TERMINATION PROVISIONS

              Section 22.1.  Consequences of Termination.  Upon the
         transfer by at least one Party of its Venture Interests in accordance with this Agreement (other than a transfer pursuant to Section 19.2), this Agreement and the other Operative Agreements shall forthwith cease to have effect as between such Party and the other Parties, and all further obligations of such Party (and its Affiliates) to such other Parties (and their Affiliates) and of such other Parties (and their Affiliates) to such Party (and its Affiliates) shall terminate under this Agreement and the other
         Operative Agreements without further liability, except that:

                   (a) such transfer shall not constitute a waiver of any rights that any Party (or any of its Affiliates) may have by reason of a breach of this Agreement or any other Operative
         Agreement, subject to any limitations thereon in this Agreement or the other Operative Agreements;

                   (b) the provisions of this Article 22, Sections 1.3 and 15.9, and Articles 21 and 23 of this Agreement shall continue in full force and effect; and

                   (c) the rights and obligations of the Parties (and their Affiliates) under the Operative Agreements shall continue in full force and effect to the extent provided in the Transition
         Plan.

              Section 22.2.  Transition Plan.  The Parties agree to
         negotiate in good faith to develop a plan (the "Transition Plan") to be included in the Master Transfer Agreement or another
         Operative Agreement which will govern the rights and obligations of the parties under the Operative Agreements following an event described in Section 22.1 and which will ensure that the successor to the Venture Business shall continue to supply services to its customers without disruption. Each of the Parties agrees to cause its Affiliates and, insofar as within its control, the JV
         Entities, to comply with the provisions of the Transition Plan.


                                     ARTICLE 23.

                                    MISCELLANEOUS

              Section 23.1. Notices. Except as expressly provided herein, notices and other communications provided for herein shall be in writing in the English language and shall be delivered by hand or courier service, mailed or sent by telex, graphic scanning or other telegraphic communications equipment of the sending Party, as follows:

                   FT:          6 place d'Alleray
                                75505 Paris Cedex 15
                                France
                                Attn:  Executive Vice President,
                                       International
                                Tel:  (33-1) 44-44-19-94
                                Fax:  (33-1) 46-54-53-69

                   with a copy to:

                                Debevoise & Plimpton
                                875 Third Avenue
                                New York, New York 10022
                                U.S.A.
                                Attn:  Louis Begley, Esq.
                                Tel:   (212) 909-6273
                                Fax:   (212) 909-6836

                   DT:          Godesberger Allee 107B
                                D-53175 Bonn
                                Germany
                                Attn:  Chief Executive Officer
                                Tel:   49-228-181-4000
                                Fax:   49-228-181-8602

                   with a copy to:

                                Mayer, Brown & Platt
                                2000 Pennsylvania Avenue, N.W.
                                Suite 6500
                                Washington, D.C. 20006
                                U.S.A.
                                Attn:  Werner Hein, Esq.
                                Tel:   (202) 778-8726
                                Fax:   (202) 861-0473

                   Sprint:      2330 Shawnee Mission
                                Parkway, East Wing
                                Westwood, Kansas 66205
                                U.S.A.
                                Attn:  J. Richard Devlin, Esq.
                                Tel:   (913) 624-8440
                                Fax:   (913) 624-8426


                   with a copy to:

                                King & Spalding
                                191 Peachtree Street
                                Atlanta, Georgia 30303
                                U.S.A.
                                Attn:  Bruce N. Hawthorne, Esq.
                                Tel:   (404) 572-4903
                                Fax:   (404) 572-5146

                   Sprint Sub:  2330 Shawnee Mission
                                Parkway, East Wing
                                Westwood, Kansas 66205
                                U.S.A.
                                Attn:  J. Richard Devlin, Esq.
                                Tel:   (913) 624-8440
                                Fax:   (913) 624-8426

                   with a copy to:

                                King & Spalding
                                191 Peachtree Street
                                Atlanta, Georgia 30303
                                U.S.A.
                                Attn:  Bruce N. Hawthorne, Esq.
                                Tel:   (404) 572-4903
                                Fax:   (404) 572-5146

         or to such other address or attention of such other Person as such Party shall advise the other Parties in writing. Notice to both
         FT and DT (and to Atlas, upon execution by Atlas of a counterpart to this Agreement as required pursuant to Section 15.12(b)) shall constitute notice to all of the FT/DT Parties. Notice to both
         Sprint and Sprint Sub shall constitute notice to all of the Sprint
         Parties. All notices and other communications given to the Parties hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
         Communications sent by telex, graphic scanning or other telegraphic communications equipment shall be deemed to have been received when confirmation of their delivery is received by the sender.

              Section 23.2. Applicable Law. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

              Section 23.3.  Severability.  If any provision of this
         Agreement shall be held to be illegal, invalid or unenforceable, the Parties agree that such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

              Section 23.4. Amendments. This Agreement may be modified only by a written amendment signed by all of the Parties.

              Section 23.5. Waiver. The waiver by a Party of any instance of any other Party's noncompliance with any obligation or responsibility herein shall be in writing and signed by the waiving Party and shall not be deemed a waiver of other instances of such other Party's noncompliance.

              Section 23.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each Party and delivered to the other Parties.

              Section 23.7.  Entire Agreement.  The provisions of this
         Agreement set forth the entire agreement and understanding among the Parties as to the subject matter hereof and supersede the MOU and all prior agreements, oral or written, and all other prior communications between the Parties relating to the subject matter hereof, other than (i) the Existing Confidentiality Agreement and
         (ii) those written agreements executed and delivered contemporaneously herewith.

              Section 23.8.  No Assignment.

                   (a) Except as specifically provided herein, no Party shall, directly or indirectly, assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Parties.

                   (b) Any attempted assignment of this Agreement in violation of this Section 23.8 shall be void and of no effect.

                   (c) This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

              Section 23.9. Expenses. Except as otherwise provided in this Agreement, the other Operative Agreements and that certain letter agreement dated as of the date hereof among Sprint, FT and DT regarding fees and expenses incurred in the translation of portions of this Agreement and certain related documents, and whether or not any of the Transactions contemplated hereby or thereby are consummated, all costs and expenses (including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries) incurred in connection with this Agreement and the other Operative Agreements and the Closing of the Transactions contemplated by Section
         12.1(b) to be consummated at the Closing shall be paid by the Party incurring such cost or expense.

              Section 23.10. No Third-Party Beneficiaries. Except for the provisions of Article 21 hereof with respect to any other
         Operative Agreement or other Section 21.1 Agreement, this
         Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such assigns, any legal or equitable rights hereunder.

              Section 23.11. Publicity. In addition to any obligations under the Standstill Agreement (as defined in the Investment
         Agreement), the Parties shall use reasonable efforts to consult in good faith with each other with a view to agreeing upon any press release or public announcement relating to the Transactions contemplated hereby or by the other Operative Agreements prior to the consummation thereof.

              Section 23.12. Construction. This Agreement has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any of the Parties.

              Section 23.13. Disclaimer of Agency. Except for provisions herein expressly authorizing one Party to act for another, this Agreement shall not constitute any Party as a legal representative or agent of any other Party, nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of any other Party or any of its Affiliates or the Joint Venture or any of the JV Entities unless otherwise expressly permitted by such Party.

              Section 23.14. Waiver of Immunity.  Each of FT and DT agrees that, to the extent that it or any of its Subsidiaries or any of its property or the property of any of its Subsidiaries is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of the government from any legal action, suit or proceeding or from setoff or counterclaim relating to this
         Agreement or any of the other Operative Agreements or any of the other Section 21.1 Agreements from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution, from execution pursuant to a judgment or an arbitral award or from any other legal process in any jurisdiction, it, for itself and its
         property, and for each of its Subsidiaries and its property, expressly, irrevocably and unconditionally waives, and agrees not to plead or claim any such immunity with respect to such matters arising with respect to this Agreement or the other Operative
         Agreements or the other Section 21.1 Agreements or the subject matter hereof or thereof (including any obligation for the payment of money).  Each of FT and DT agrees that the foregoing waiver is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities
         Act, 28 U.S.C.   1602, et seq.  The foregoing waiver shall
         constitute a present waiver of immunity at any time any action is initiated against FT or DT or any of their Subsidiaries with respect to this Agreement or any of the other Operative Agreements or any of the other Section 21.1 Agreements.

              Section 23.15. Language. The Parties have negotiated both this Agreement and the MOU in the English language and have prepared successive drafts and the definitive texts of the MOU and this Agreement in the English language. For purposes of complying with loi n 94-665 du 4 aout 1994 relative a l'emploi de la langue francaise, the Parties have prepared a French version of this Agreement, which French version was executed and delivered simultaneously with the execution and delivery of the English version hereof, such English version having likewise been executed and delivered. The French and English versions of this Agreement shall be equally authoritative.

              Section 23.16. Effect of Force Majeure Event. If any Party or any Affiliate of any Party shall be prevented, hindered or delayed in the performance of any obligation under this Agreement or any other Operative Agreement (other than an obligation to make money payments) by an Event of Force Majeure beyond its reasonable control and such prevention, hindrance or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the Party or its Affiliate through the use of alternate sources, work-around plans or other means, such Party will give to each other Party prompt written notice of such Event of Force Majeure specifying the nature, date of inception and expected duration of such Event of Force Majeure and, insofar as known, the extent to which it or its Affiliate will be unable to perform or be delayed in performing such obligation, whereupon such obligation will be suspended to the extent it or its Affiliate is affected by such Event of Force Majeure during, but no longer than, the continuance thereof. The Party giving such notice will use its reasonable efforts or cause its Affiliate to use its reasonable efforts, including the use of alternate sources, work-around plans or other means, to overcome such Event of Force Majeure as quickly as possible, and will keep the other
         Parties informed of the results of such efforts on a regular basis. No event will relieve any Party or any of its Affiliates from any obligation hereunder or under any other Operative
         Agreement which is not suspended as provided above. Such Party will promptly notify each other Party of the termination of the Event of Force Majeure, and performance by such Party or its Affiliate of the obligation excused by such Event of Force Majeure will recommence.

              Section 23.17. Relationship of the Parties. Except to the extent the Parties agree to form a JV Entity as a partnership, the relationship among the Parties shall not be that of partners and nothing herein contained shall be deemed to constitute a partnership among them.

              Section 23.18.  Interest.  If at any time any amount of
         interest to be charged pursuant to any provision of this Agreement exceeds the maximum permitted by New York law for such charge, such charge shall be reduced to such legal maximum amount.

              Section 23.19. Fiduciary Duties. Subject to Applicable Law, no Party or any of its Affiliates nor any officer, director, employee or former employee of any Party or its Affiliate shall have any obligation, or be liable, to any Party, the Joint Venture or any JV Entity for exercising any of the rights of such Party or such Affiliate under this Agreement or any other Operative
         Agreement to which it is or will be a party, for exercising or failing to exercise its rights as a shareholder of any JV Entity or for breach of any fiduciary or other similar duty to any Party, the Joint Venture or any JV Entity by reason of such conduct, other than a breach of any Operative Agreement.

              IN WITNESS WHEREOF, Sprint, Sprint Sub, FT and DT have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.


                                       SPRINT CORPORATION



                                       By:    /s/ W.T. Esrey
                                       Name:  William T. Esrey
                                       Title:  Chairman and Chief Executive
                                                 Officer



                                       SPRINT GLOBAL VENTURE, INC.



                                       By:    /s/ W. T. Esrey
                                       Name:  William T. Esrey
                                       Title:  President



                                       FRANCE TELECOM



                                       By:    /s/ Marcel Roulet
                                       Name:  Marcel Roulet
                                       Title:  President de France Telecom



                                       DEUTSCHE TELEKOM AG



                                       By:    /s/ Ron Sommer
                                       Name:  Dr. Ron Sommer
                                       Title:  Vorsitzender des Vorstandes




              IN WITNESS WHEREOF, Atlas hereby acknowledges its agreement to be bound by the terms of this Agreement as a "Party" and as an "FT/DT Party" and to comply with the obligations imposed by this Agreement on Atlas and has caused its respective duly authorized officers to execute this Agreement as of the ___ day of _____, 19___, which date shall be the "Atlas Signing Date" for purposes of this Agreement.


                                       ATLAS S.A.



                                       By:________________________________
                                       Name:______________________________
                                       Title:_____________________________








                                   SCHEDULE 1.1(a)

                        Calculation of Applicable LIBOR Rate


              "Applicable LIBOR Rate" shall mean the one-month London Interbank Offered Rate (the "Quoted Rate") listed in the "Money Rates Box" of The Wall Street Journal (New York Edition) (or any successor publication) on the day on which such interest is to begin to accrue, provided that if such day is a day on which the Quoted Rate is not listed in The Wall Street Journal (New York Edition) (or such successor publication) or The Wall Street Journal (New York Edition) (or such successor publication) is not published, the Applicable LIBOR Rate shall be the Quoted Rate on the most recent day prior to such date on which a Quoted Rate is listed in The Wall Street Journal (New York Edition) (or such successor publication).

                                   SCHEDULE 1.1(b)

                            Initially Excluded Businesses


         A.  Deutsche Telekom

              1.     FNA
              2.     MATAV
              3.     Utel
              4.     UCOM
              5.     Eucom Holding
              6.     Eutelsat
              7.     Inmarsat
              8.     Intelsat
              9.     Intersputnik
              10.    SES
              11.    DeteCon & its non-German subsidiaries
              12.    CIS Romantis
              13.    InfoTel A.G. - Moscow
              14.    Maritime
              15.    Infonet
                      - Infonet GmbH
              16.    "50-50"
              17.    Local and Long Distance Network in Kazakstan (Dekatel)
              18.    Satelindo

         B.  France Telecom

              1.     Keystone (US)
              2.     Maxat (UK)
              3.     Globalstar
              4.     FNA
              5.     Telecom Argentina via FCR
              6.     Telmex
              7.     ITJ Japan
              8.     Telecom Plus Senegal
              9.     Telecom Vanuatu
              10.    Getesa (Guinee)
              11.    Socatel (Central African Republic)
              12.    CC Team
              13.    Gie Expertel
              14.    Cnitcom
              15.    Eucom Holding
              16.    Systemia
              17.    Telinvest - Cofratel & Sogestel
              18.    Eutelsat
              19.    Immarsat
              20.    Intelsat
              21.    FT Mobile Data
              22.    Polycom (France)
              23.    Cruisephone (Florida)
              24.    Boatphone (French Antilles)
              25.    Jetphone
              26.    Intelmatique
              27.    Five companies:
                     - Minitel Services Company
                     - FT West
                     - ITP (jv)
                     - Minitel Communications LTD
                     - Videotex Nederland
              28.    Sofrecom
              29.    ViaFax
              30.    Westbalt
              31.    Maritime
              32.    Infonet
                      - Interpac France
                      - Interpac Italy
                      - Interpac Luxembourg
              33.    INFO AG
              34.    "50-50"
              35.    Cordiale


         C.  Sprint

              1.     Iridium
              2.     Maritime
              3.     Alcatel Data Networks
              4.     SRPT Poland
              5.     CallNet Enterprises
              6. Business of Sprint International Caribe conducted in Puerto Rico and the U.S. Virgin Islands
              7.     Sprint Guam

                                   SCHEDULE 1.1(c)

                                     JV Services


              The Joint Venture will provide, directly or indirectly, the following services:

              A.   Consumer Services

                   1. Travel Card Services (Joint Venture postpaid, prepaid or affinity cards)

                   2. Offshore specialized voice services (At Home/Office switched voice, simple resale, equal access, authorization code based)

                   3.   Selected Data and Enhanced Platform Services

              B.   Carrier Services

                   1. Carrier Hubbing Services (for facilities-based carriers)

                   2. Reseller Services (for service providers without international facilities)

                   3.   Service Bureau Services

                   4. X.75 Services [FN]Contribution of FT and DT's X.75 business is subject to Sprint's right to confirm the performance and nature of such business as provided in the Master Transfer Agreement Term
                Sheet.

              C.   Corporate Services

                   1. Corporate Voice Services (global virtual private network, international toll free, selected card and simple resale services, switched digital)

                   2.   Data Services (X.25, SNA, Frame Relay, IP, ATM)

                   3.   Dedicated Services (Managed bandwith, VSAT)

                   4. Custom Network Solutions (systems/equipment procurement, tailored and managed services, outsourcing)

                   5. Platform Based Enhanced Services (messaging, including access to telex, LAN interconnection, enhanced facsimile, EDI, videoconferencing, audioconferencing, etc.)

                                   SCHEDULE 1.1(d)

                             Major Competitors of Sprint
                     For Purposes of Sections 13.2(g) and 15.11

              Each of the following Persons (as well as any Controlled Affiliate of any such entity) shall be considered a Major Competitor of Sprint for purposes of Sections 13.2(g) and 15.11 of the Joint Venture Agreement:

              American Telephone & Telegraph Co./WorldPartners (Kokusai Denshin Denwa Company Limited, Singapore Telecom)/Unisource & Parents (PTT Netherlands (UK) Ltd., PTT Switzerland, Telia AB, Telfonica de Espana, S.A.)

              British Telecommunications plc/MCI Communications
              Corporation/BCE Inc./Concert Communications Company

              Ameritech Corporation/Nynex Corporation/Bell Atlantic Corporation/Bellsouth Corp./SBC Communications Inc./US West Inc./Pacific Telesis Group and GTE Corporation

              International Business Machines Corporation

              Nippon Telegraph and Telephone Corporation

              Kokusai Denshin Denwa Company Limited

              Cable and Wireless Public Limited Co.

                                   SCHEDULE 1.1(e)

                                    ROE Territory


                   Belgium                              Albania
                   Denmark                            Bulgaria
                   Greece                               Czech Republic
                   Ireland                              Hungary
                   Italy                                Poland
                   Luxembourg                        Romania
                   Netherlands                        Slovakia
                   Portugal
                   Spain                                Bosnia-Hercegovina
                   United Kingdom                  Croatia
                   San Marino                         Macedonia
                                                        Montenegro
                   Andorra                            Serbia
                   Gibraltar                            Slovenia
                   Monaco                             Estonia
                   Vatican City                       Latvia
                                                        Lithuania
                   Austria
                   Finland                              Ukraine
                   Iceland
                   Liechtenstein                      Turkey
                   Norway                               Malta
                   Sweden                             Cyprus
                   Switzerland

                                   SCHEDULE 2.1(c)

                               Non-Exclusive Services

              A.   Consumer Services

                   1.   Principal Card and Collect Calling Services

              B.   Carrier Services

                   1.   Switched and Dedicated Transit

              C.   Corporate Services

                   1. Corporate Voice Services (global virtual network, international toll free, switched digital)

                   2.   International Private Line

                                    SCHEDULE 3.2

                           Allocation of Global Functions


         I.   Functions Allocated to the ROE Group

              Product Management and Marketing (Business Customers) Product Management and Marketing (Carrier Customers) Network Planning (including Switching Platforms)
              Finance
              Global Account Management


         II.  Functions Allocated to the ROW Group

              Product Management and Marketing (Consumer Customers) Strategic Planning
              Information Technology and Platforms
              Network Operations and Service Centers
              Human Resources
              Legal and Regulatory
              Communications/Public Relations

                                  SCHEDULE 10.4(o)

                             Eunetcom Customer Contracts


                   IBM                                  March 16, 1994
                   Dun & Bradstreet             August 29, 1994
                   Bull                                 October 17, 1994
                   Reynolds                     December 5, 1994
                   Wiltel                               January 6, 1995

                                  SCHEDULE 11.1(a)

                                 Contributed Assets


         A.   Deutsche Telekom

              1.   DT home office international selected activities, if any
              2. Selected assets owned by DT, if any, used to conduct the following lines of business outside DT's Home Country:
                   Systems, Data Services, Messaging Services, Business Voice Services, Managed Bandwidth Services, Very Small Aperture Terminal Services, Carrier Voice Services, Card Services and At Home Services
              3.   Deutsche TELEKOM Ltd sales & support staff in UK: London
              4.   Deutsche TELEKOM S.A. sales & support staff in Belgium:
                   Brussels
              5.   Deutsche TELEKOM AGoT sales & support staff in Russia:
                   Moscow
              6.   Deutsche TELEKOM K.K. sales & support staff in Japan:
                   Tokyo
              7.   Deutsche TELEKOM Asia Pte Ltd. sales & support staff in
                   Singapore
              8.   Deutsche TELEKOM Asia Pte Ltd. sales & support staff in
                   Hong Kong
              9. Deutsche TELEKOM (representative office) sales & support staff in China: Beijing
              10. Deutsche TELEKOM (representative office) sales and support staff in Ukraine: Kiev
              11.  Deutsche TELEKOM Inc. selected sales & support staff in
                   US: Atlanta, Chicago, New York, San Francisco,
                   Washington DC
              12.  Deutsche TELEKOM Inc. selected sales & support staff in
                   Canada: Toronto

         B.   France Telecom

              1. FCR-SI and Transpac International selected activities; (product management marketing, sales, proposal support)
              2. Selected assets owned by FT and used to conduct the following lines of business outside FT's Home Country:
                   Systems, Data Services, Messaging Services, Business Voice Services, Managed Bandwidth Services, Very Small Aperture Terminal Services, Carrier Voice Services, Card Services and At Home Services.
              3.   FT sales & support staff in U.K.: London
              4.   FT sales & support staff in Belgium: Brussels
              5.   FT sales & support staff in Spain: Madrid
              6.   FT sales & support staff in Italy: Rome
              7.   FT sales & support staff in Japan: Tokyo
              8.   FT sales & support staff in Hong Kong
              9.   FT sales & support staff in Singapore
              10. FT selected sales & support staff in US: New York, Chicago, Boston, Atlanta, Dallas, San Francisco, Los Angeles
              11.  FT Network Services (UK: 100%)
              12.  FT Redes y Servides (Spain: 100%)
              13.  Transpac Servizi di Rete (Italy: 100%; previously
                   Ollnet)
              14.  Transpac Norden & FT Network Services Nordic AB
                   (Sweden:  100%)
              15.  Romania Telecoms Network Services SA (51%)
              16.  France Telecoms Network Services Suisse SA (97%)
              17.  France Telecoms Network Services Belgium (100%)
              18.  France Telecoms Network Services Nederland BV (100%)

         C.   Sprint

              1. Sprint International home office international activities -- Product Management, Network Planning, Market Management, Proposal Support, Technical Operations & Management Services in Reston and Kansas City
              2. Selected assets owned by Sprint and used to conduct the following lines of business outside Sprint's Home
                   Country: Systems, Data Services, Messaging Services, Business Voice Services, Managed Bandwidth Services, Very Small Aperture Terminal Services, Carrier Voice Services, Card Services and At Home Services.
              3. Sprint Russia Group: Sprint Networks (marketing and operations companies) and Sprint Telecom
              4.   Sprint Bulgaria (50%)
              5.   Sprint RPG (India)(50%)
              6.   SITOMS
              7.   Sprint staff in Australia:  Melbourne, Sydney
              8.   Sprint staff in Bahrain:  Manama
              9.   Sprint staff in Belgium:  Brussels
              10.  Sprint staff in Brazil:  Sao Paulo
              11.  Sprint staff in Bulgaria:  Sofia
              12.  Sprint staff in Chile:  Santiago
              13.  Sprint staff in China:  Beijing
              14.  Sprint staff in Columbia:  Bogota
              15.  Sprint staff in Czech Republic:  Prague
              16.  Sprint staff in Denmark:  Copenhagen
              17.  Sprint staff in England:  Basingstoke, London, Sheffield
              18.  Sprint staff in Finland:  Helsinki
              19.  Sprint staff in Honduras:  Tegucigalpa
              20.  Sprint staff in Hong Kong:  Hong Kong
              21.  Sprint staff in Hungary:  Budapest
              22. Sprint staff in India: Ahmedabad, Bangalore, Bombay, Calcutta, Madras, New Delhi, Pune, Secundarabad
              23.  Sprint staff in Ireland:  Dublin
              24.  Sprint staff in Israel:  Tel Aviv
              25.  Sprint staff in Italy:  Milan
              26.  Sprint staff in Japan:  Tokyo
              27.  Sprint staff in Korea:  Seoul
              28.  Sprint staff in Luxembourg:  Luxembourg
              29.  Sprint staff in Netherlands:  Noordwijk
              30.  Sprint staff in New Zealand:  Auckland
              31.  Sprint staff in Norway:  Oslo
              32.  Sprint staff in Philippines:  Manila
              33.  Sprint staff in Poland:  Warsaw
              34.  Sprint staff in Portugal:  Lisbon
              35.  Sprint staff in Russia:  Moscow
              36.  Sprint staff in Singapore:  Singapore
              37.  Sprint staff in Spain:  Madrid
              38.  Sprint staff in Sweden:  Stockholm
              39.  Sprint staff in Switzerland:  Zurich
              40.  Sprint staff in Taiwan:  Taipei
              41.  Sprint staff in Vietnam: Ho Chi Minh City
              42. Sprint International Canada staff in Canada: Toronto, Vancouver, Quebec
              43.  Sprint Staff in Mexico
              44. The following intellectual property will be assigned, subject to the provision that Sprint and its Affiliates may reserve rights or obtain licenses to this intellectual property:

                   a.   Trademarks

                             Custom Link Series
                             Facsimile Logo
                             Fast-Start
                             FONdirect
                             FONselect
                             GFRS
                             Global Data Connection
                             Goi Di My
                             Le Responde Mejor
                             Micro-Fone
                             Nexeon
                             Speedfax
                             TAMS
                             Telemail
                             Telemail & Design
                             Telemail in Katakana
                             Telemail in Korean
                             Telemail Plus
                             Telenet
                             Telenet & Design
                             Telenet & Logo
                             Telenet Communications
                             Telenet in Cyrillic
                             Telenet in Katakana
                             Telenet in Korean
                             Telenet Telemail
                             Telenotes
                             Telnet
                             The Standard
                             USACOLLECT
                             World Select

                   b. Software which is specific to equipment and is owned by third parties

                             i. Alcatel Data Networks (operating software and network management software specific to X.25 packet switching equipment)

                            ii. Alcatel Data Networks (operating software and network management software specific to software Frame Relay equipment)

                           iii. Alcatel Data Networks (operating software specific to X.75 equipment[FN]Contribution of
                          FT and DT's X.75 business is subject to
                          Sprint's right to confirm the performance and nature of such business as provided in the Master Transfer Agreement Term Sheet.)

                            iv.   Bay Networks (operating software and
                                  network management software specific to
                                  routers)

                             v.   Cisco (operating software and network
                                  management software specific to routers)

                            vi.   Controlware (operating software and
                                  network management software specific to
                                  ISDN equipment)

                           vii. Data General (operating system specific to Aviion computers)

                          viii.   Digilog (network management software
                                  specific to line test equipment)

                            ix.   GDC (operating software and network
                                  management software specific to ATM
                                  equipment)

                             x.   Hughes (ISDN product suite software
                                  specific to VSAT - Hub and terminals)

                            xi. Network Equipment Technologies (operating software and network management software specific to T-1 multiplexers)

                           xii.   OAZ (operating software specific to fax
                                  servers)

                          xiii.   Prime (operating system specific to
                                  computers)

                           xiv. StrataCom (operating software and network management software specific to T-1 multiplexers)

                            xv.   Sun Microsystems (operating system
                                  specific to computers)

                           xvi. Tandem (operating software specific to non-stop computers)

                          xvii. Telebit (operating software and network management software specific to modems)

                         xviii. Timeplex (operating software and network management software specific to T-1 multiplexers)


                   c. Software which is not specific to equipment and is owned by third parties

                             i.   Intec (facsimile software)

                            ii.   Hewlett Packard (OpenView)

                           iii.   Remedy (Remedy Health Profiler)

                   d.   Software which is owned by Sprint International

                             i.   WorldTraveler FONCARD order management
                                  and bill processing software[FN]This software
                          application is based on, and requires in order to run, one or more of the third party software applications listed below, the licenses to which will be assigned to the Joint Venture:

                                        Microsoft (Visual Basic, Visual C)
                                        Apex Software Corp. (True Grid)
                                        Computer Associates (Clipper)
                                        Oracle (Oracle RDBMS)
                                        Concentric Data Systems (R&R Report
                                         Writer (both SQL and DBase Versions)
                                        Blink Inc. (Blinker)
                                        Sterling Software (NDM)
                                        Attachmate (Extra)
                                        Extrasensory Software (Telepathy)

                            ii.   ITFS (International Toll Free Service)
                                  order management software[FN]

                        Pinnacle Publishing (Comm Tools)
                                        Santa Cruz Operations (SCO Unix)
                                        American Cybernetics (Multi-Edit)
                                        PKWare (PKZip & PKUnzip)

                           iii.   PrePaid Card order management and
                                  distributor invoicing software[FN]

                        Pinnacle Publishing (Comm Tools)
                                        Santa Cruz Operations (SCO Unix)
                                        American Cybernetics (Multi-Edit)
                                        PKWare (PKZip & PKUnzip)

                            iv.   MOVER (Software for pre-order entry
                                  tracking of orders for IVAN services and products)[FN]

                        Pinnacle Publishing (Comm Tools)
                                        Santa Cruz Operations (SCO Unix)
                                        American Cybernetics (Multi-Edit)
                                        PKWare (PKZip & PKUnzip)

                             v.   SprintMail (messaging service software)

                           vii.   PC SprintMail (messaging service
                                  software)

                          viii.   Mac SprintMail (messaging service
                                  software)

                            ix.   PC SprintMail for Windows (messaging
                                  service software)

                             x.   Global SprintFAX facsimile service
                                  software enhancements (the underlying
                                  software is not owned by Sprint
                                  International but by Intec)

                            xi.   SWAN Accounting Software (relies on
                                  Oracle RDBMS and Oracle financial
                                  software)

                           xii.   IIBS Billing Software

                          xiii.   Sprint International INMS network
                                  management software (under
                                  development)

                          xiv.    Sprint International TRACS customer
                                  service software (under development)

                           xv.    Sprint International CDR call detail
                                  record software (under development)

                               SCHEDULE 13.1(a)(viii)

                      Governmental Approvals Relating to Atlas


         (Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Atlas Joint Venture Agreement)

         1. All approvals under applicable national antitrust and/or merger control law or regulations necessary for the consummation of the Atlas Transactions (a) from France and Germany and (b) from the following eight countries: Austria, Belgium, Italy, Netherlands, Spain, Sweden, Switzerland and the United Kingdom, provided that unless FT and DT are prevented from implementing the Atlas Joint Venture Documents or contributing to Atlas the businesses and assets contemplated by the Atlas Joint Venture Documents in four or more of the countries listed in this clause (b), this clause
              (b) shall be deemed to be satisfied in full.

         2. Approval of the transfer of the shares of Atlas France to Atlas by the French minister in charge of economic affairs and finance (ministre charge de l'economie et des finances) and the French minister in charge of posts and telecommunications (ministre charge des postes et des telecommunications) following the opinion of the Commission Superieure du Service Public des Postes et Telecommunications, or implied approval one month following notification of the proposed transfer of such shares, whichever is earlier, pursuant to Article 32 of the Cahier des Charges of FT, as approved by Decret no 90-1213 of December 29, 1990.

         3. Publication in the Journal Officiel of the French Republic, following the opinion of the Commission de la Privatization, of a decret having the effect of authorizing the transfer of the shares of Atlas France to Atlas under the French privatisation laws (Law no 86-793 of July 2, 1986 and Article 20 of Law no 86-912 of August 6, 1986, as amended by Law no 93-923 of July 19, 1993).

         4. Issuance or reissuance of French authorizations to the extent required (or enactment of any necessary amendments to existing regulations relating to the shareholding in companies rendering public services in the field of telecommunications) to permit certain network, transmission and other services to be performed by Atlas and Atlas France, including the authorizations required under Articles L34-2 and L34-5 of the French Posts and Telecommunications Code, as modified by Law no 90-1170 of December 29, 1990.

         5. Publication in the Journal Officiel of the French Republic of a decret amending the Cahier des Charges of FT, as approved by decret no 90-1213 of December 29, 1990, to modify the requirement that FT provide, directly or through subsidiaries, packet or circuit switched data transmission services, and to provide that certain of FT's public interest services may be performed by Atlas France.

         6. Prior approval of the proposed investment of Atlas in Atlas France by the French minister in charge of economic affairs (ministre charge de l'economie) for the purpose of Article 12 of decret no 89-938 of December 29, 1989, or expiration of the one-month period referred to in such Article 12, whichever is earlier.

         7. Approval of the provisions of the statuts of Atlas France under Article 14 of decret no 85-984 of September 16, 1985 by the French minister in charge of the budget (ministre charge du budget), the French minister in charge of the civil service (ministre charge de la fonction publique) and the French minister in charge of posts and telecommunications (ministre charge des postes et telecommunications).

         8. Decision (arrete) of the French Prime minister and/or the French minister in charge of the budget (ministre charge du budget), the French minister in charge of posts and telecommunications (ministre charge des postes et telecommunications) and the other relevant French ministers approving the secondment of civil servants to Atlas France in accordance with Articles 15 and 16 of decret no 85-984 of September 16, 1985.

         9. Receipt by FT of rulings (agrements) from the Direction Generale des impots, in form and substance reasonably satisfactory to FT, granting the favorable tax treatment provided by Article 210A of the French General Tax Code with respect to the formation of Atlas, including (i) the contribution of certain assets to Societe A as part of the Societe A restructuring, (ii) the contribution of the FCRSI Assets to Atlas France, (iii) the contribution by Cogecom of its shares of Atlas France to Atlas, and (iv) other transactions reasonably related thereto.

                                 SCHEDULE 13.2(f)(i)

                              FT Joint Venture Opinions

         Counsel to FT reasonably satisfactory to Sprint shall deliver an opinion or opinions which address favorably the matters described below and which are in form and substance reasonably satisfactory to Sprint. Such opinion or opinions may contain such appropriate assumptions and such qualifications and limitations as are reasonably satisfactory to Sprint.


              1.   Organization, existence, power and authority of FT

              2. Authority of FT to execute, deliver and perform each of the Joint Venture Documents and the transactions contemplated thereby; due execution and delivery by FT of the Joint Venture Documents

              3. Binding effect and enforceability against FT of the Joint Venture Documents under New York law

              4. Absence of conflicts as a result of the execution, delivery and performance by FT of the Joint Venture Documents with (i) the FT Law and Decrees and (ii) Applicable Laws of the European Union, the Republic of France, New York and the federal laws of the United States of America

              5. Receipt of all Governmental Approvals needed by FT under the Applicable Laws of the European Union, France, New York and the federal laws of the United States of America

              6. Validity and enforceability under French law of the provisions of the Joint Venture Documents which provide that such documents are governed by New York law

              7. Validity and enforceability under French law of the waiver by FT in Section 23.14 of the Joint Venture Agreement and the corresponding sections of the other Joint Venture Documents

              8. Validity and enforceability under French law of the agreement of FT to arbitrate all disputes arising under any of the Section 21.1 Agreements pursuant to Article 21 of the Joint Venture Agreement and the corresponding sections of the other Joint Venture Documents

              9. Enforceability against FT by the courts of France of a final arbitration award rendered against FT by an arbitration panel in accordance with Article 21 of the Joint Venture Agreement with respect to a Dispute arising under any of the Section 21.1 Agreements

              10. Compliance by the Joint Venture Documents with the requirements of Loi Toubon

                                SCHEDULE 13.2(f)(ii)

                              DT Joint Venture Opinions

         Counsel to DT reasonably satisfactory to Sprint shall deliver an opinion or opinions which address favorably the matters described below and which are in form and substance reasonably satisfactory to Sprint. Such opinion or opinions may contain such appropriate assumptions and such qualifications and limitations as are reasonably satisfactory to Sprint.


              1.   Organization, existence, power and authority of DT

              2. Authority of DT to execute, deliver and perform each of the Joint Venture Documents and the transactions contemplated thereby; due execution and delivery by DT of the Joint Venture Documents

              3. Binding effect and enforceability against DT of the Joint Venture Documents under New York law

              4. Absence of conflicts as a result of the execution, delivery and performance by DT of the Joint Venture Documents with (i) the Satzung or other governing documents of DT and (ii) Applicable Laws of the European Union, the Republic of Germany, the State of New York and the federal laws of the United States of America

              5. Receipt of all Governmental Approvals needed by DT under the Applicable Laws of the European Union, the Republic of Germany, the State of New York and the federal laws of the United States of America in connection with the transactions contemplated by the Joint Venture Documents to be consummated by DT

              6. Validity and enforceability under German law of the provisions of the Joint Venture Documents which provide that such documents are governed by New York law

              7. Validity and enforceability under German law of the waiver by DT in Section 23.14 of the Joint Venture Agreement and in the corresponding sections of the other Joint Venture Documents

              8. Validity and enforceability under German law of the agreement of DT to arbitrate all disputes arising under any of the Section 21.1 Agreements pursuant to Article 21 of the Joint Venture Agreement and the corresponding sections of the other Joint Venture Documents

              9. Enforceability against DT by the courts of Germany of a final arbitration award rendered against DT by an arbitration panel in accordance with Article 21 of the Joint Venture Agreement with respect to a Dispute arising under any of the Section 21.1 Agreements

                                SCHEDULE 13.2(f)(iii)

                            Atlas Joint Venture Opinions

         Counsel to Atlas reasonably satisfactory to Sprint shall deliver an opinion or opinions which address favorably the matters described below and which are in form and substance reasonably satisfactory to Sprint. Such opinion or opinions may contain such appropriate assumptions and such qualifications and limitations as are reasonably satisfactory to Sprint.


              1.   Organization, existence, power and authority of Atlas

              2. Authority of Atlas to execute, deliver and perform each of the Joint Venture Documents and the transactions contemplated thereby; due execution and delivery by Atlas of the Joint Venture Documents

              3. Binding effect and enforceability against Atlas of the Joint Venture Documents under New York law

              4. Absence of conflicts as a result of the execution, delivery and performance by Atlas of the Joint Venture Documents with (i) the Atlas Joint Venture Documents or other governing documents of Atlas and (ii) Applicable Laws of the European Union, Belgium, the State of New York and the federal laws of the United States of America

              5. Receipt of all Governmental Approvals needed by Atlas under the Applicable Laws of the European Union, Belgium, the State of New York and the federal laws of the United States of America in connection with the transactions contemplated by the Joint Venture Documents to be consummated by Atlas

              6. Validity and enforceability under Belgian law of the provisions of the Joint Venture Documents which provide that such documents are governed by New York law

              7. Validity and enforceability under Belgian law of the waiver by Atlas in Section 23.14 of the Joint Venture Agreement and in the corresponding sections of the other Joint Venture Documents

              8. Validity and enforceability under Belgian law of the agreement of Atlas to arbitrate all disputes arising under any of the Section 21.1 Agreements pursuant to
                   Article 21 of the Joint Venture Agreement and the corresponding sections of the other Joint Venture Documents

              9. Enforceability against Atlas by the courts of Belgium of a final arbitration award rendered against Atlas by an arbitration panel in accordance with Article 21 of the Joint Venture Agreement with respect to a Dispute arising under any of the Section 21.1 Agreements

                                 SCHEDULE 13.3(f)(i)

                            Sprint Joint Venture Opinions

         Counsel to Sprint reasonably satisfactory to FT and DT shall deliver an opinion or opinions which address favorably the matters described below and which are in form and substance reasonably satisfactory to FT and DT. Such opinion or opinions may contain such appropriate assumptions and such qualifications and limitations as are reasonably satisfactory to FT and DT.


              1.   Organization, existence, power and authority of Sprint

              2. Authority of Sprint to execute, deliver and perform each of the Joint Venture Documents and the transactions contemplated thereby; due execution and delivery by Sprint of the Joint Venture Documents

              3. Binding effect and enforceability against Sprint of the Joint Venture Documents under New York law and Kansas law (assuming, with respect to Kansas Law, that Kansas law is the governing law)

              4. Absence of conflicts as a result of the execution, delivery and performance by Sprint of the Joint Venture Documents with (i) any provision of the Articles of Incorporation or bylaws of Sprint and (ii) Applicable Laws of the States of Kansas and New York and the federal laws of the United States of America

              5. Receipt of all Governmental Approvals needed by Sprint under the Applicable Laws of the European Union, the States of New York and Kansas and the federal laws of the United States of America in connection with the transactions contemplated by the Joint Venture Documents to be consummated by Sprint

              6. Validity and enforceability under Kansas and New York laws of the agreement of Sprint to arbitrate all disputes arising under any of the Section 21.1 Agreements pursuant to Article 21 of the Joint Venture Agreement and the corresponding sections of the other Joint Venture Documents

              7. Enforceability against Sprint by the courts of Kansas and Federal courts sitting in Kansas of a final arbitration award rendered against Sprint by an arbitration panel in accordance with Article 21 of the Joint Venture Agreement with respect to a Dispute arising under any of the Section 21.1 Agreements

                                SCHEDULE 13.3(f)(ii)

                          Sprint Sub Joint Venture Opinions

         Counsel to Sprint Sub reasonably satisfactory to FT and DT shall deliver an opinion or opinions which address favorably the matters described below and which are in form and substance reasonably satisfactory to FT and DT. Such opinion or opinions may contain such appropriate assumptions and such qualifications and limitations as are reasonably satisfactory to FT and DT.


              1.   Organization, existence, power and authority of Sprint
                   Sub

              2. Authority of Sprint Sub to execute, deliver and perform each of the Joint Venture Documents and the transactions contemplated thereby; due execution and delivery by Sprint Sub of the Joint Venture Documents

              3. Binding effect and enforceability against Sprint Sub of the Joint Venture Documents under New York law and Kansas law (assuming, with respect to Kansas Law, that Kansas law is the governing law)

              4. Absence of conflicts as a result of the execution, delivery and performance by Sprint Sub of the Joint Venture Documents with (i) any provision of the Articles of Incorporation or bylaws of Sprint Sub and (ii) Applicable Laws of the States of Kansas and New York and the federal laws of the United States of America

              5. Receipt of all Governmental Approvals needed by Sprint Sub under the Applicable Laws of the European Union, the States of New York and Kansas and the federal laws of the United States of America in connection with the transactions contemplated by the Joint Venture Documents to be consummated by Sprint Sub

              6. Validity and enforceability under Kansas and New York laws of the agreement of Sprint Sub to arbitrate all disputes arising under any of the Section 21.1 Agreements pursuant to Article 21 of the Joint Venture Agreement and the corresponding sections of the other Joint Venture Documents

              7. Enforceability against Sprint Sub by the courts of Kansas and Federal courts sitting in Kansas of a final arbitration award rendered against Sprint Sub by an arbitration panel in accordance with Article 21 of the Joint Venture Agreement with respect to a Dispute arising under any of the Section 21.1 Agreements

                                  SCHEDULE 14.1(c)

                            Sprint Governmental Approvals

         1. Notification pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or termination of all applicable waiting periods thereunder and any extensions thereof.

         2. Exemption by the Commission of the European Communities, pursuant to Article 85(3) of the Treaty of Rome, of the Joint Venture Agreement and each other Operative Agreement and the Transactions from the operation of Article 85(1) of the Treaty of Rome.

         3. The approvals of the French minister in charge of economic affairs and finance (ministre charge de l'economie et des finances) and the French minister in charge of posts and telecommunications (ministre charge des postes et des telecommunications) to carry out the Transactions.

         4. If applicable, the approval of the Bundeskartellamt to carry out the Transactions.

         5. The issuance by the FCC of an order as described in Section 13.1(a)(v).

         6. Satisfaction of all applicable requirements under any United States state telecommunications laws or imposed by any United States state public service commissions.

         7. Satisfaction of all applicable requirements under the rules and regulations promulgated by or in respect of the United States Department of Defense.

                                  SCHEDULE 14.1(e)

                     Litigation Involving Sprint and Sprint Sub

         1. Any Proceeding relating to the Governmental Approvals described in Schedule 14.1(c).

                                SCHEDULE 14.2(a)(iii)

                              FT Governmental Approvals



         1. Notification pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or termination of all applicable waiting periods thereunder and any extensions thereof.

         2. An exemption from the Commission of the European Communities pursuant to Article 85(3) of the Treaty of Rome exempting this Agreement, each other Operative Agreement and the Transactions from the operation of Article 85(1) of the Treaty of Rome.

         3. The approvals of the French minister in charge of economic affairs and finance (ministre charge de l'economie et des finances) and the French minister in charge of posts and telecommunications (ministre charge des postes et des telecommunications) to carry out the Transactions.

         4. If applicable, the approval of the Bundeskartellamt to carry out the Transactions.

         5.   The issuance by the FCC of an order as described in
              Section 13.1(a)(v).

                                 SCHEDULE 14.2(a)(v)

                               Litigation Involving FT


         1. Proceedings in connection with the Governmental Approvals described in Schedule 14.2(a)(iii).

                                SCHEDULE 14.2(b)(ii)

                                   FT Governmental
                             Approvals Relating to Atlas


         Unless otherwise agreed by the Sprint Parties, to be delivered within five (5) days after the Atlas Signing Date in accordance with Section 15.36.

                                SCHEDULE 14.3(a)(iii)

                              DT Governmental Approvals


         1. Notification pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration or termination of all applicable waiting periods thereunder and any extensions thereof.

         2. An exemption from the Commission of the European Communities pursuant to Article 85(3) of the Treaty of Rome exempting this Agreement, each other Operative Agreement and the Transactions from the operation of Article 85(1) of the Treaty of Rome.

         3. If applicable, the approvals of the French minister in charge of economic affairs and finance (ministre charge de l'economie et des finances) and the French minister in charge of posts and telecommunications (ministre charge des postes et des telecommunications) to carry out the Transactions.

         4. If applicable, the approval of the Bundeskartellamt to carry out the Transactions.

         5. The issuance by the FCC of an order as described in Section 13.1(a)(v).

                                 SCHEDULE 14.3(a)(v)

                               Litigation Involving DT


         1. Proceedings in connection with the Governmental Approvals described in Schedule 14.3(a)(iii).

         2. Datex-P investigation before the German government for alleged cross-subsidization.

                                SCHEDULE 14.3(b)(ii)

                                   DT Governmental
                             Approvals Relating to Atlas


         Unless otherwise agreed by the Sprint Parties, to be delivered within five (5) days after the Atlas Signing Date in accordance with Section 15.36.

                                  SCHEDULE 14.4(c)

                            Atlas Governmental Approvals


         Unless otherwise agreed by the Sprint Parties, to be delivered within five (5) days after the Atlas Signing Date in accordance with Section 15.36.

                                  SCHEDULE 14.4(e)

                             Litigation Involving Atlas


         Unless otherwise agreed by the Sprint Parties, to be delivered within five (5) days after the Atlas Signing Date in accordance with Section 15.36.

                                        Exhibit 10(b)





                     INVESTMENT AGREEMENT


                            Among


                     SPRINT CORPORATION,


                        FRANCE TELECOM


                             and


                     DEUTSCHE TELEKOM AG



                  Dated as of July 31, 1995


                 TABLE OF CONTENTS

                                                                       Page
                        ARTICLE I
                 DEFINITIONS

                        ARTICLE II
            PURCHASE AND SALE OF SHARES

     Section 2.1.   First Closing                                       36
     Section 2.2.   Additional Preference Stock Closing                 43
     Section 2.3.   Supplemental Preference Stock Closing               46
     Section 2.4.   Deferred Common Stock Closing                       48
     Section 2.5.   Purchases of Optional Shares                        49
     Section 2.6.   Antidilution                                        53
     Section 2.7.   Reduction of Purchased Shares                       53
     Section 2.8.   Effect of Conversion                                53

                        ARTICLE III
     CONDITIONS TO THE FIRST CLOSING

     Section 3.1.   Conditions to Each Party's Obligations              54
     Section 3.2.   Conditions to the Buyers' Obligations               57
     Section 3.3.   Conditions to the Company's Obligations             60

                ARTICLE IV
         CONDITIONS TO AN ADDITIONAL
         PREFERENCE STOCK CLOSING,
  SUPPLEMENTAL PREFERENCE STOCK CLOSING
    AND  DEFERRED COMMON STOCK CLOSING

     Section 4.1.   Condition to Each Party's Obligations               61
     Section 4.2.   Conditions to the Buyers' Obligations               62
     Section 4.3.   Conditions to the Company's Obligations             64
     Section 4.4.   Effect of Certain Breaches                          66

                        ARTICLE V
    CONDITIONS TO THE OPTIONAL SHARES CLOSING

     Section 5.1.   Condition to Each Party's Obligations               67
     Section 5.2.   Conditions to the Buyers' Obligations               67
     Section 5.3.   Conditions to the Company's Obligations             70
     Section 5.4.   Effect of Certain Breaches                          72

                ARTICLE VI
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Section 6.1.   Organization, Qualification, Etc.                   73
     Section 6.2.   Capital Stock and Other Matters                     73
     Section 6.3.   Validity of Shares                                  74
     Section 6.4.   Corporate Authority; No Violation                   74
     Section 6.5.   Company Reports and Financial Statements            76
     Section 6.6.   Absence of Certain Changes or Events                77
     Section 6.7.   Investigations; Litigation                          77
     Section 6.8.   Proxy Statement; Other Information                  77
     Section 6.9.   Certain Tax Matters                                 78
     Section 6.10.  Amendments of the Rights Agreement                  78
     Section 6.11.  Other Registration Rights                           79
     Section 6.12.  Takeover Statutes                                   79
     Section 6.13.  Vote Required; Board Recommendation                 80
     Section 6.14.  Long Distance Business                              81

                ARTICLE VII
     REPRESENTATIONS AND WARRANTIES OF THE BUYERS

     Section 7.1.   Representations and Warranties of FT                81
     Section 7.2.   Representations and Warranties of DT                84

               ARTICLE VIII
     COVENANTS OF THE COMPANY

     Section 8.1.   Conduct of Business by the Company                  86
     Section 8.2.   Access and Information                              88
     Section 8.3.   No Solicitation, Etc.                               88
     Section 8.4.   Stockholders Approval                               90
     Section 8.5.   Proxy Statement Filings                             90
     Section 8.6.   Use of Proceeds                                     91
     Section 8.7.   Advice of Changes                                   91
     Section 8.8.   No Action Relating to Takeover Statutes;
                         Applicability of Future Statutes and
                         Regulations                                    91
     Section 8.9.   Spin-offs                                           91
     Section 8.10.  Conduct of Business of Cellular                     92

                    ARTICLE IX
        OTHER AGREEMENTS

     Section 9.1.   Information for Inclusion
                     in the Proxy Statement                             95
     Section 9.2.   Further Assurances                                  95
     Section 9.3.   Public Announcements                                97
     Section 9.4.   Notification                                        97
     Section 9.5.   Brokers or Finders                                  98
     Section 9.6.   Notice of Proposals Regarding Acquisition
                          Transactions                                  99
     Section 9.7.   Execution of Standstill Agreement                   99
     Section 9.8.   Confidentiality Agreements                          99
     Section 9.9.   Actions by FT and DT in Connection
                          with the Cellular Spin-off                    99
     Section 9.10.  Adjustment Certificates                             99

                  ARTICLE X
        TERM AND TERMINATION

     Section 10.1.  Termination                                        100
     Section 10.2.  Reimbursement of Expenses                          103

                     ARTICLE XI
           MISCELLANEOUS

     Section 11.1.  Survival of Representations and
                          Warranties                                   104
     Section 11.2.  Assignment                                         106
     Section 11.3.  Entire Agreement                                   107
     Section 11.4.  Expenses                                           107
     Section 11.5.  Waiver, Amendment, Etc.                            107
     Section 11.6.  Binding Agreement; No Third Party
                           Beneficiaries                               108
     Section 11.7.  Notices                                            108
     SECTION 11.8.  GOVERNING LAW; DISPUTE RESOLUTION;
                              EQUITABLE RELIEF                         109
     Section 11.9.  Severability                                       111
     Section 11.10. Translation                                        111
     Section 11.11. Table of Contents; Headings;
                           Counterparts                                112
     Section 11.12. Waiver of Immunity                                 112
     Section 11.13. Continuing Director Approval                       112
     Section 11.14. Currency                                           114


EXHIBIT A - Form of Qualified Subsidiary Standstill Agreement EXHIBIT B - Form of Registration Rights Agreement
EXHIBIT C -  Form of Standstill Agreement
EXHIBIT D -  Form of Stockholders' Agreement
EXHIBIT E - Form of Strategic Investor Standstill Agreement EXHIBIT F - Matters to be addressed by Company Counsel Opinions
                   (First Closing)
EXHIBIT G -  Matters to be addressed by FT Counsel Opinions
                    (First Closing)
EXHIBIT H -  Matters to be addressed by DT Counsel Opinions
                    (First Closing)
EXHIBIT I -  Matters to be addressed by Company General Counsel
                   Opinion (Article IV Closing)
EXHIBIT J -  Matters to be addressed by Company General Counsel
                   Opinion (Optional Shares Closing)
EXHIBIT K -  Form of Assumption Agreement

Schedule A - Associate Positions of FT
Schedule B - Associate Positions of DT
Schedule C - Permitted Cellular Actions

                     INVESTMENT AGREEMENT


          INVESTMENT AGREEMENT, dated as of July 31, 1995 (the "Agreement"), among Sprint Corporation, a corporation organized under the laws of Kansas (the "Company"); France Telecom, an exploitant public formed under the laws of France ("FT"); and Deutsche Telekom AG, an Aktiengesellschaft formed under the laws of Germany ("DT").


                           RECITALS

          WHEREAS, the Company, Sprint Global Venture, Inc., a wholly-owned subsidiary of the Company ("Sprint Sub"), FT and DT have agreed to form a joint venture (the "Joint Venture") to provide telecommunications services as provided in the Joint Venture Agreement, dated as of June 22, 1995, among FT, DT, the Company and Sprint Sub (the "Joint Venture Agreement") and to pursue various telecommunications oppor-tunities around the world as further provided therein; and

          WHEREAS, FT and DT (each a "Buyer") desire to pur-chase certain shares of capital stock from the Company and the Company desires to sell such shares to FT and DT, all in accordance with the terms and conditions hereof.

          NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, each of FT, DT and the Company (each a "Party") agrees as follows:


                          ARTICLE I

                         DEFINITIONS

          The following capitalized terms used in this Agreement shall have the following meanings:

          "Acquiring Person Statement" has the meaning set forth in Section 6.8(a) hereof.

          "Acquisition" means the acquisition by Cellular of assets (which may include the acquisition of the common equity interests in a Person) that constitute a business that, prior to such acquisition, has been operated as a company or a division or has otherwise been operated as a separate business.

          "Acquisition Proposal" has the meaning specified in Section 8.3(a) hereof.

          "Additional Preference Stock Closing" has the meaning specified in Section 2.2(b) hereof.

          "Additional Preference Stock Closing Date" has the meaning set forth in Section 2.2(b) hereof.

          "Additional Preference Stock Closing Notice" has the meaning set forth in Section 2.2(c) hereof.

          "Adjusted Cellular Price" means the Average
  Cellular Price multiplied by the Capitalization Ratio.

          "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person, provided that (a) no JV
  Entity shall be deemed an Affiliate of any Party unless (i) FT, DT and Atlas own a majority of the Voting Power of such JV Entity and the Company does not have the Tie-Breaking Vote
  (as defined in Section 18.1 of the Joint Venture Agreement), or
  (ii) FT, DT or Atlas has the Tie-Breaking Vote; (b) FT, DT and the Company shall not be deemed Affiliates of each other;
  (c) Atlas shall be deemed an Affiliate of FT and DT; and
  (d) the term "Affiliate" shall not include any Governmental Authority of France or Germany or any other Person
  Controlled, directly or indirectly, by any such Governmental Authority, except in each case for FT, DT, Atlas and any other Person directly, or indirectly through one or more intermediaries, Controlled by FT, DT or Atlas.

          "Amendment" means a Certificate of Amendment to the Articles, satisfactory in form and substance to each Party.

          "Applicable Law" means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any Governmental
  Authority, and (b) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Authority.

          "Articles" means the Articles of Incorporation of the Company, as amended or supplemented from time to time.

          "Article IV Closing" has the meaning specified in
  Section 4.1 hereof.

          "Associate" has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, provided that when used to indicate a relationship with FT or DT or their respective Subsidiaries or Affiliates, the term "Associate" shall mean (a) in the case of FT, any Person occupying any of the positions listed on Schedule A hereto, and (b) in the case of DT, any Person occupying any of the positions listed on Schedule B hereto, provided, further, that, in each case, no Person occupying any such position described in clause
  (a) or (b) hereof shall be deemed an "Associate" of FT or DT, as the case may be, unless the Persons occupying all such positions described in clauses (a) and (b) hereof Beneficially Own, in the aggregate, more than 0.2% of the Voting Power of the Company.

          "Atlas" means the company to be formed as a societe anonyme under the laws of Belgium pursuant to the Joint Venture Agreement, dated as of December 15, 1994, between FT and DT, as amended.

          "Average Cellular Price" means, subject to adjustment as provided in the Class A Provisions, the average of the Closing Prices of a share of Cellular Common Stock for the 20 consecutive Trading Days on which such shares are traded "regular way" starting on the first such Trading Day after the Cellular Spin-off Date.

          "Average Price" means, as to a security, the average of the Closing Prices of a security for the 20 consecutive Trading Days ending on the fifteenth Trading Day prior to the date of determination or ending on such other date specified herein.

          "Average Sprint Price" means, subject to adjustment as provided in the Class A Provisions, the Average Price of a share of Common Stock at the date of determination specified herein. For purposes of this definition, if any portion of the relevant determination period occurs prior to the Cellular Spin-off and the Closing Price of Common Stock on any Trading Day during the determination period is quoted "ex" the distribution of Cellular Common Stock, the Closing Price of the Common Stock for such Trading Day will be adjusted by adding the product of the Closing Price of the Cellular Common Stock for such Trading Day multiplied by the Capitalization Ratio.

          "Beneficial Owner" (including, with its correl-ative meanings, "Beneficially Own" and "Beneficial Owner-ship"), with respect to any securities, means any Person which:

          (a) has, or any of whose Affiliates or Associates has, directly or indirectly, the right to acquire (whether such right is exercisable immediately or only after the passage of time) such securities pursuant to any agreement, arrangement or understanding (whether or not in writing), including, without limitation, pur-suant to this Agreement and the Stockholders' Agree-ment, or upon the exercise of conversion rights, ex-change rights, warrants or options, or otherwise;

          (b) has, or any of whose Affiliates or Associates has, directly or indirectly, the right to vote or dis-pose of (whether such right is exercisable immediately or only after the passage of time) or "beneficial ownership" of (as determined pursuant to Rule 13d-3 under the Exchange Act but including all such secu-rities which a Person has the right to acquire bene-ficial ownership of whether or not such right is ex-ercisable within the 60-day period specified therein) such securities, including pursuant to any agreement, arrangement or understanding (whether or not in writ-ing); or

          (c) has, or any of whose Affiliates or Associates has, any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquir-ing, holding, voting or disposing of any securities which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate thereof), provided that Class A Stock and Common Stock held by one of FT or DT or its Affiliates or Associates shall not also be deemed to be Beneficially Owned by the other of FT or DT or its Affiliates or Associates.

          "Board of Directors" means the board of directors of the Company.

          "Burdensome Condition" means any requirement or condition that: (a) imposes any material limitation on the ability or right of any Party or any of their respective Subsidiaries to hold, or requires any Party or any of their respective Subsidiaries to dispose of, any material interest in any material portion of the assets of such Party, as the case may be, and its respective Subsidiaries taken as a whole; (b) imposes any material limitation on the ability or right of any Party or any of their respective Subsidiaries to conduct any business (other than the investment contem-plated by this Agreement, the Transactions or the Atlas Transactions (each as defined in the Joint Venture Agree-ment)) which such Party or any of their respective Subsid-iaries has publicly announced as of the date hereof an intention to conduct and which business is material in relation to such Party, as the case may be, and its respec-tive Subsidiaries, taken as a whole; (c) materially limits the ability or right of any Party, Sprint Sub or Atlas to acquire or hold, or requires any Party, Sprint Sub or Atlas to dispose of, any material interest in the GBN Group or a Regional Operating Group (each as defined in the Joint Venture Agreement); (d) materially limits the ability or right of any Party, Sprint Sub or Atlas to exercise its governance rights with respect to the Joint Venture or any of the JV Entities; (e) otherwise would have a Material Adverse Effect on the Joint Venture or would be materially adverse to the ability of any Party, Sprint Sub or Atlas to receive the economic benefits of the Joint Venture; (f) ma-terially limits the ability or right of either FT or DT to acquire or hold or dispose of any shares of Class A Stock;
  (g) materially limits the ability or right of FT or DT to exercise its rights relating to, or receive the economic benefits of, the investment pursuant to this Agreement, the Other Agreements, the Bylaws as amended by the Bylaws Amendment or the Articles as amended by the Amendment; (h) materially and adversely affects the ability of any Party to perform its obligations under, or puts in doubt in any material respect the validity of, this Agreement, the Other Agreements, the Bylaws as amended by the Bylaws Amendment or the Articles as amended by the Amendment; (i) otherwise would have a Material Adverse Effect on such Party and its Subsidiaries taken as a whole; or (j) in the case of a Buyer, would affect materially and adversely the intrinsic value of an investment in the Company's equity securities (provided that a change in the Market Price of the Company's equity securities arising from any such requirement or condition shall not, in and of itself, be deemed to affect materially and adversely the intrinsic value of an investment in the Company's equity securities) (any of the foregoing, a "Burdensome Condition"), provided that if each Party affected, directly or indirectly, by any condition or requirement (or, in the case of a Subsidiary so affected, the Parent or Parents thereof that are a Party or Parties) provides a notice to each other Party stating that such condition or requirement shall no longer be deemed a Burden-some Condition, such condition or requirement shall no longer be deemed a Burdensome Condition for any purpose under this Agreement and provided, further, that no Party may declare a Burdensome Condition under clause (b) if such material limitation is imposed pursuant to Section 310(b) of the Communications Act due to the investment contemplated by this Agreement and such material limitation would not be imposed but for the investment contemplated by this Agree-ment. For purposes of this definition, no Qualified Subsid-iary or Qualified Stock Purchaser shall be deemed to be a "Party."

          "Business Combination Statute" shall have the meaning set forth in Section 3.2(e) hereof.

          "Business Day" means any day other than a day on which commercial banks in The City of New York, Paris, France, or Frankfurt am Main, Germany, are required or authorized by law to be closed.

          "Buyer" has the meaning set forth in the second
  WHEREAS clause.

          "Bylaws" means the Bylaws of the Company, as amended or supplemented from time to time.

          "Bylaws Amendment" means an amendment to the Bylaws, satisfactory in form and substance to each Party.

          "Capitalization Ratio" means the quotient of the number of shares of Cellular Common Stock outstanding immediately following the Cellular Spin-off, divided by the number of shares of Common Stock outstanding immediately following the Cellular Spin-off.

          "Cellular" means (a) until immediately prior to the Cellular Spin-off Date, the Cellular and Wireless Division, (b) immediately prior to the Cellular Spin-off Date, the direct or indirect wholly owned subsidiary of the Company owning the assets of the Cellular and Wireless Division, the shares of which subsidiary are to be distributed to the Company's stockholders in connection with the Cellular Spin-off, and (c) on and after the Cellular Spin-off Date, such company, provided that the term "Cellular" shall not include any assets retained by the Company after the Cellular Spin-off Date.

          "Cellular and Wireless Division" means the Cellular and Wireless Communications Services Division of the Company.

          "Cellular Common Stock" means the shares of common stock of Cellular.

          "Cellular Guarantee" means any liability, contingent or otherwise, of the Company or any of its Affiliates (other than Cellular, the Subsidiaries of Cellular and any Affiliates Controlled by Cellular) to make any payment with respect to, or cause performance of, any indebtedness or lease, purchase or other obligation of Cellular that is to be paid, discharged or otherwise performed after the Cellular Spin-off Date, including without limitation, liabilities and obligations such as keepwell agreements and arrangements to make payments for services irrespective of the non-delivery of such services.

          "Cellular Liabilities" means all liabilities and obligations of any nature of Cellular and, as to periods when Cellular is operated as a division of the Company, all liabilities and obligations of the Company whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, arising out of or directly relating to the operation of Cellular's business.

          "Cellular Spin-off" means the distribution by the Company on a pro rata basis to the holders of the Common
  Stock of shares of Cellular Common Stock representing all of the common equity of Cellular.

          "Cellular Spin-off Date" means the date on which shares of Cellular Common Stock are distributed to the holders of Common Stock.

          "Cellular Spin-off Reduction Factor" means, subject to adjustment as provided in the Class A Provisions,
  (a) $5.25, if the Adjusted Cellular Price is not less than $3.25 or more than $7.25, or (b) if the Adjusted Cellular
  Price is more than $7.25 but not more than $8.25, $5.25 plus 50% of the difference between the Adjusted Cellular Price and $7.25, or (c) if the Adjusted Cellular Price is more than $8.25, $5.75 plus the difference between the Adjusted Cellular Price and $8.25, or (d) if the Adjusted Cellular
  Price is less than $3.25 but not less than $2.25, $5.25 minus 50% of the difference between $3.25 and the Adjusted Cellular Price or (e) if the Adjusted Cellular Price is below $2.25, $4.75 minus the difference between $2.25 and the Adjusted Cellular Price. Notwithstanding the foregoing,
  (i) if the Net Cellular Indebtedness immediately after the Cellular Spin-off exceeds $2.955, each dollar amount set forth in the first sentence of this definition (other than the Adjusted Cellular Price) shall be reduced dollar-for-dollar by such excess; (ii) if $2.955 exceeds the Net
  Cellular Indebtedness, each such dollar amount shall be increased dollar-for-dollar by such excess; and (iii) if Cellular has effected any Acquisition and/or Disposition after June 22, 1995 and prior to the Cellular Spin-off Date, such dollar amounts shall be increased by the Net Cellular Acquisition Amount, if positive, and decreased by the absolute value of the Net Cellular Acquisition Amount, if negative.

          "Cellular System" means a domestic public cellular radio telecommunications service system licensed under Part
  22 of the rules of the FCC, as amended from time to time.

          "Change of Control" means a:

          (a) decision by the Board of Directors to sell Control of the Company or not to oppose a third party tender offer for Voting Securities of the Company rep-resenting more than 35% of the Voting Power of the Company; or

          (b) change in the identity of a majority of the Directors due to (i) a proxy contest (or the threat to engage in a proxy contest) or the election of Directors by the holders of Preferred Stock; or (ii) any unsolic-ited tender, exchange or other purchase offer which has not been approved by a majority of the Independent Directors, provided that a Strategic Merger shall not be deemed to be a Change of Control and, provided, further, that any trans-action between the Company and FT and DT or otherwise involving FT and DT and any of their direct or indirect Subsidiaries which are party to a Contract therefor shall not be deemed to be a Change of Control.

          "Class A Common Issuance Date" means the date the
  Company first issues shares of Class A Common Stock.

          "Class A Common Stock" means the Class A Common
  Stock of the Company.

          "Class A Conversion Shares" means the shares of Class A Common Stock or Common Stock into which the then outstanding shares of Class A Preference Stock (or, as the case may be, a specified number of shares of Class A Preference Stock) would, at the time of determination, be convertible at the then applicable Conversion Price if the conditions to establishment of the Conversion Date had been met.

          "Class A Holders" means the holders of the Class A
  Stock.

          "Class A Preference Stock" means the Class A
  Preference Stock of the Company.

          "Class A Provisions" means that portion of Para-graph 7 of the Amendment entitled "GENERAL PROVISIONS RELAT-
  ING TO CLASS A STOCK."

          "Class A Stock" means the Class A Common Stock or, if shares of the Class A Preference Stock are outstanding, the Class A Preference Stock.

          "Closing Price" means, with respect to a security on any day, the last sale price, regular way, or in case no such sale takes place on such day, the average of the clos-ing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such security is not listed or admitted to trading on such exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the security is listed or admitted to trading or, if the security is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date such security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the security selected in good faith by the Board of Directors. If the security is not publicly held or so listed or publicly traded, "Closing Price" means the Fair Market Value of such security.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Common Stock" means the Common Stock of the Company.

          "Communications Act" means the Communications Act of 1934, as amended, and the rules and regulations from time to time promulgated thereunder. Any reference to a par-ticular section of the Communications Act shall refer to such section as the same may be hereafter renumbered or otherwise amended.

          "Company" has the meaning set forth in the pream-ble.

          "Company Disclosure Schedule" means the disclosure schedule of the Company delivered to FT and DT on the date hereof.

          "Continuing Director" means any Director who is unaffiliated with the Buyers and their "affiliates" and "associates" (as each such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on October 1, 1982) and was a Director prior to the time that any Buyer or any such affiliate or associate became an Interested Stockholder (as such term is defined in the Fair Price Provisions) and any successor of a Continuing Director if such successor is not affiliated with any such Interested Stockholder and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present.

          "Contract" means any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, fran-chise, contract, or other agreement, obligation, instrument or binding commitment of any nature.

          "Control" means, with respect to a Person or Group, any of the following:

          (a) ownership by such Person or Group of Votes entitling it to exercise in the aggregate more than 35 percent of the Voting Power of the entity in question;
       or

          (b) possession by such Person or Group of the power, directly or indirectly, (i) to elect a majority of the board of directors (or equivalent governing body) of the entity in question; or (ii) to direct or cause the direction of the management and policies of or with respect to the entity in question, whether through ownership of securities, by contract or other-wise.

          "Control Share Acquisitions Plan" means the plan of FT and DT and, if applicable, certain of their Qualified Subsidiaries identified and described in the Acquiring Person Statement to make a control share acquisition, within the meaning of the Kansas Control Share Acquisitions Statute, for one-fifth or more, but less than one-third, of all the voting power of the Company, evidenced by this Agreement and the Stockholders' Agreement.

          "Conversion Date" has the meaning specified in
  Section 3(a)(i) of the Class A Provisions.

          "Conversion Price" means the applicable conversion price for shares of Class A Preference Stock provided for in
  Section 3(b) of the Class A Provisions.

          "Core Business" means all businesses in the fields of telecommunications and information technology and applications, and equipment, software applications and consumer and business services related thereto or making use of the technology thereof, including value-added consumer and business services generated through or as a result of underlying telecommunications services using all technology (voice, data and image) and physical transport, network intelligence, and software applications, and cable tele-vision (but not including any programming or content-related activities with respect thereto).

          "Damages" has the meaning specified in Sec-tion 11.1 hereof.

          "Deferred Common Stock Closing" has the meaning specified in Section 2.4(b) hereof.

          "Deferred Common Stock Closing Date" has the meaning specified in Section 2.4(b) hereof.

          "Director" means a member of the Board of Direc-tors.

          "Disclosure Schedules" means the Company Disclo-sure Schedule, the FT Disclosure Schedule and the DT
  Disclosure Schedule.

          "Disposition" means the disposition by Cellular of assets (which may include the disposition of the common equity interests in a Person) that constitute a business that, prior to such disposition, has been operated as a company or a division or has otherwise been operated as a separate business.

          "DT" has the meaning set forth in the preamble.

          "DT Disclosure Schedule" means the disclosure schedule of DT delivered to the Company on the date hereof.

          "DT Investor Confidentiality Agreement" means the confidentiality agreement between the Company and DT, reasonably satisfactory in form and substance to each Party.

          "ESMR" means any commercial mobile radio service and the resale of such service, of the type authorized under the rules for Specialized Mobile Radio Services designated under Subpart S of Part 90 of the FCC's rules or similar Applicable Laws of any other country in effect on the date hereof, including the networking, marketing, distribution, sales, customer interface and operations functions relating thereto.

          "Europe" means the current geographic area covered by the following countries and territories located on the European continent, plus, in the case of France, its terri-tories and possessions located outside the European con-tinent: Albania, Andorra, Austria, Belgium, Bosnia-Hercegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Gibraltar,
  Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Monaco, Montenegro, Netherlands, Norway, Poland, Portugal, Romania, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom, and Vatican City.

          "Excess Shares" has the meaning set forth in
  Section 2.5(a)(i) hereof.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated from time to time thereunder.

          "Exempt Asset Divestitures" mean, with respect to the Company and its Subsidiaries:

          (a) Transfers of assets, shares or other equity interests (other than Long Distance Assets) to joint ventures approved by FT and DT prior to the Initial
       Issuance Date;

          (b) Transfers of assets, shares or other equity interests (other than Long Distance Assets) to (i) any entity in exchange for equity interests in such entity if, after such transaction, the Company owns at least 51 percent of both the Voting Power and equity inter-ests in such entity or (ii) any joint venture that is an operating joint venture not controlled by any of its principals and in which (x) the Company has the right, acting alone, to disapprove (and thereby prohibit) decisions relating to acquisitions and divestitures involving more than 20 percent of the Fair Market Value of such entity's assets, mergers, consolidations and dissolution or liquidation of such entity and the adoption of such entity's business plan and (y) Major Competitors of the Joint Venture do not in the aggre-gate own more than 20% of the equity interests or Voting Power;

          (c) transactions in which the Company exchanges one or more (i) local exchange telephone businesses for one or more such businesses or (ii) public cellular or wireless radio telecommunications service systems for one or more such systems, provided that the Company shall not, directly or indirectly, receive cash in any such transaction in an amount greater than 20 percent of the Fair Market Value of the property or properties Transferred by it;

          (d) Transfers of assets, shares or other equity interests (other than Long Distance Assets) by the Company to any of its Subsidiaries, or by any of its Subsidiaries to the Company or any other Subsidiary of the Company;

          (e) (i) any Spin-off of equity interests of a wholly-owned Subsidiary that is not a Subsidiary which, directly or indirectly, owns Long Distance Assets (for purposes of this definition, the "Spun-off Entity"), provided that, in the case of a Spin-off that is consummated following the Initial Issuance Date, the Class A Holders receive securities in the Spun-off Entity of a separate class with rights no less favor-able to the Class A Holders than those applicable to the Class A Stock set forth in the Articles and the Bylaws, or (ii) the Cellular Spin-off, unless a Notice of Abandonment has been delivered;

          (f) Transfers of assets (other than Long Distance Assets) of the Company or any of its Subsidiaries that are primarily or exclusively used in connection with providing information technology or data processing functions or services (collectively, for purposes of this definition, the "IT Assets"), to any Person that regularly provides information technology or data processing functions or services on a commercial basis, in connection with a contractual arrangement (for pur-poses of this definition, an "IT Service Contract") pursuant to which such Person undertakes to provide information technology or data processing functions or services to the Company or any of its Subsidiaries of substantially the same nature as the services associa-ted with the use of such assets prior to such Transfer and upon commercially reasonable terms to the Company as determined in good faith by the Company, provided that (i) the term of such IT Service Contract shall be for a period at least as long as the weighted average useful life of such assets, or the Company or such Subsidiary shall have the right to cause such IT Ser-vice Contract to be renewed or extended for a period at least as long as such weighted average useful life upon commercially reasonable terms to the Company as deter-mined in good faith by the Company, and (ii) the Trans-fer of such assets will not materially and adversely affect the operation of the Company; or

          (g) Transfers of assets (other than Long Distance Assets or IT Assets) of the Company or any of its Sub-sidiaries to any Person in connection with any contrac-tual arrangement (for purposes of this definition, a "Non-IT Service Contract") pursuant to which such Person undertakes to provide services to the Company or any of its Subsidiaries of substantially the same nature as the services associated with the use of such assets prior to such Transfer and upon commercially reasonable terms to the Company as determined in good faith by the Company, provided, that (i) the Fair Market Value of such assets, together with the Fair Market Value of assets of the Company Transferred to such Person or other Persons in related transactions, do not represent more than five percent of the Fair Market Value of the assets of the Company, (ii) the Transfer of such assets will not materially and adversely affect the operation of the Company, and
       (iii) the term of such Non-IT Service Contract shall be for a period at least as long as the weighted average useful life of the assets so Transferred or the Company or such Subsidiary has the right to cause such Non-IT Service Contract to be renewed or extended for a period at least as long as such weighted average useful life upon commercially reasonable terms to the Company as determined in good faith by the Company.

          "Exempt Long Distance Asset Divestitures" mean, with respect to the Company and its Subsidiaries:

          (a) Transfers of Long Distance Assets to a Quali-fied Joint Venture;

          (b) Transfers of Long Distance Assets to any entity if the Company and its Subsidiaries after such transaction own at least 70 percent of both the Voting Power and equity interests of such entity, provided that if a Major Competitor of FT or DT or of the Joint Venture holds equity interests in such entity, such Major Competitor's equity interest and Votes in such entity as a percentage of the Voting Power of such entity shall not, directly or indirectly, exceed 20 percent;

          (c) Transfers of Long Distance Assets pursuant to an underwritten, widely-distributed public offering at the conclusion of which the Company and its Subsidiar-ies shall own at least 51 percent of both the Voting Power and equity interests in the entity that owns such Long Distance Assets;

          (d) Transfers in the ordinary course of business of Long Distance Assets determined by the Company to be unnecessary for the orderly operation of the Company's business, and sale-leasebacks of Long Distance Assets and similar financing transactions after which the Company and its Subsidiaries continue in possession and control of the Long Distance Assets involved in such transaction;

          (e)  Transfers of Long Distance Assets by the
       Company to any of its Subsidiaries, or by any of its Subsidiaries to the Company or any other Subsidiary of the Company;

          (f) Transfers of Long Distance Assets to FT or DT or any assignee thereof pursuant to the Stockholders'
       Agreement;

          (g) any Spin-off of equity interests of a wholly-owned Subsidiary which, directly or indirectly, owns
       Long Distance Assets (for purposes of this definition, the "Spun-off Entity"), provided that the Class A Hold-ers receive securities in the Spun-off Entity of a separate class with rights no less favorable to the Class A Holders than those applicable to the Class A
       Stock set forth in the Articles and the Bylaws;

          (h) Transfers of Long Distance Assets of the Company or any of its Subsidiaries that are primarily or exclusively used in connection with providing infor-mation technology or data processing functions or services (collectively, for purposes of this definition the "IT Assets"), to any Person that regularly provides information technology or data processing functions or services on a commercial basis, in connection with a contractual arrangement (for purposes of this defini-tion, an "IT Service Contract") pursuant to which such Person undertakes to provide information technology or data processing functions or services to the Company or any of its Subsidiaries of substantially the same nature as the services associated with the use of such Long Distance Assets prior to such Transfer and upon commercially reasonable terms to the Company as deter-mined in good faith by the Company, provided that
       (i) the term of such IT Service Contract shall be for a period at least as long as the weighted average useful life of such Long Distance Assets, or the Company or such Subsidiary shall have the right to cause such IT Service Contract to be renewed or extended for a period at least as long as such weighted average useful life upon commercially reasonable terms to the Company as determined in good faith by the Company, and (ii) the Transfer of such Long Distance Assets will not materi-ally and adversely affect the operation of the Long Distance Business. Any such IT Service Contract in-volving Transfers of Long Distance Assets, including any renewal or extension thereof, shall be deemed to be a Long Distance Asset; or

          (i)  Transfers of Long Distance Assets (other than
       IT Assets) of the Company or any of its Subsidiaries to any Person in connection with any contractual arrange-ment (for purposes of this definition, a "Non-IT Ser-vice Contract") pursuant to which such Person under-takes to provide services to the Company or any of its Subsidiaries of substantially the same nature as the services associated with the use of such Long Distance Assets prior to such Transfer and upon commercially reasonable terms to the Company as determined in good faith by the Company, provided that (i) the Fair Market Value of such Long Distance Assets, together with the Fair Market Value of Long Distance Assets Transferred to such Person or other Persons in related transactions, do not represent more than three percent of the Fair Market Value of the Long Distance Assets of the Company, (ii) the Transfer of such Long Distance Assets will not materially and adversely affect the operation of the Long Distance Business, and (iii) the term of such Non-IT Service Contract shall be for a period at least as long as the weighted average useful life of the Long Distance Assets so Transferred or the Company or such Subsidiary has the right to cause such Service Contract to be renewed or extended for a period at least as long as such weighted average useful life upon commercially reasonable terms to the Company as determined in good faith by the Company. Any such Non-IT Service Contract involving Transfers of Long Dis-tance Assets, including any renewal or extension there-of, shall be deemed to be a Long Distance Asset.

          "Existing Confidentiality Agreement" means the
  Confidentiality Agreement, among the Company, FT and DT, dated as of February 2, 1994.

          "Exon-Florio" means Section 721 of the Defense
  Production Act of 1950, as amended, and the rules promulgat-ed thereunder.

          "Extraordinary Dividend" means, with respect to capital stock of the Company, a cash dividend or other cash distribution thereon, other than (a) a regular periodic dividend payable in cash; or (b) a dividend payable in accordance with the terms of the Preferred Stock or the Class A Preference Stock.

          "Fair Market Value" means, with respect to any asset, shares or other property, the cash price at which a willing seller would sell and a willing buyer would buy such asset, shares or other property in an arm's-length nego-tiated transaction without undue time restraints, as deter-mined in good faith by a majority of the Independent Direc-tors as certified in a resolution delivered to all of the Class A Holders.

          "Fair Price Provisions" means ARTICLE SEVENTH of the Articles, and any successor provision thereto.

          "FCC" means the Federal Communications Commission.

          "First Closing" has the meaning specified in Sec-tion 2.1(a) hereof.

          "First Closing Company Notice" has the meaning specified in Section 2.1(a) hereof.

          "First Closing FT/DT Notice" has the meaning specified in Section 2.1(a) hereof.

          "First Closing Notice" means either a First
  Closing Company Notice or a First Closing FT/DT Notice.

          "Fix" or "Fixed" means in relation to the Conversion Price, the initial establishment of the Conversion Price in accordance with Section 3(b) of the Class A Provisions.

          "Fixed Closing Date" means the date of the first closing to occur hereunder after the date on which the Conversion Price is Fixed.

          "France" means the Republic of France, including
  French Guiana, Guadeloupe, Martinique and Reunion, and its territories and possessions.

          "French Translation Law" means the loi no 94-665 du 4 aout 1994 relative a l'emploi de la langue francaise.

          "FT" has the meaning set forth in the preamble.

          "FT Disclosure Schedule" means the disclosure schedule of FT delivered to the Company on the date hereof.

          "FT Investor Confidentiality Agreement" means the confidentiality agreement between the Company and FT, reasonably satisfactory in form and substance to each party.

          "FT Law and Decrees" means (a) Loi no 90-568 du 2 juillet 1990 relative a l'organisation du service public de la poste et des telecommunications (as amended by Loi no 91-1406 du 31 decembre 1991 portant diverses dispositions d'ordre social), (b) Decret no 90-1112 du 12 decembre 1990 portant statut de France Telecom (as amended by Decret no 95-460 du 25 avril 1995 modifiant le decret no 90-1112 du 12 decembre 1990 portant statut de France Telecom), (c) Decret no 90-1213 du 29 decembre 1990 relatif au cahier des charges de France Telecom et au code des postes et telecommunica-tions, and (d) Decret no 94-185 du 24 fevrier 1994 approuvant une modification du cahier des charges de France Telecom.

          "GAAP" means United States generally accepted accounting principles as in effect from time to time.

          "Germany" means the Federal Republic of Germany.

          "German Fee Regulations" has the meaning specified in Section 10.2 hereof.

          "Governmental Approval" means any consent, waiver, grant, concession or License of, registration or filing with, or declaration, report or notice to, any Governmental
  Authority.

          "Governmental Authority" means any federation, nation, state, sovereign, or government, any federal, supra-national, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute resolving panel or body, and any other entity exer-cising executive, legislative, judicial, regulatory or administrative functions of a government, provided that the term "Governmental Authority" shall not include FT, DT, Atlas or any of their respective Subsidiaries.

          "Group" means any group within the meaning of
  Section 13(d)(3) of the Exchange Act.

          "HSR Act" has the meaning specified in Sec-tion 3.1(a) hereof.

          "Independent Director" means any member of the Board of Directors who (a) is not an officer or employee of the Company, or any Class A Holder, or any of their respec-tive Subsidiaries, (b) is not a former officer of the Compa-ny, or any Class A Holder, or any of their respective Sub-sidiaries, (c) does not, in addition to such person's role as a Director, act on a regular basis, either individually or as a member or representative of an organization, serving as a professional adviser, legal counsel or consultant to the Company, or any Class A Holder, or their respective Sub-sidiaries, if, in the opinion of the Nominating Committee of the Board of Directors of the Company (the "Nominating Committee") or the Board of Directors if a Nominating Com-mittee is not in existence, such relationship is material to the Company, any Class A Holder, or the organization so represented or such person, and (d) does not represent, and is not a member of the immediate family of, a person who would not satisfy the requirements of the preceding claus-es (a), (b) and (c) of this sentence. A person who has been or is a partner, officer or director of an organization that has customary commercial, industrial, banking or underwrit-ing relationships with the Company, any Class A Holder, or any of their respective Subsidiaries, that are carried on in the ordinary course of business on an arms-length basis and who otherwise satisfies the requirements set forth in claus-es (a), (b), (c) and (d) of the first sentence of this definition, may qualify as an Independent Director, unless, in the opinion of the Nominating Committee or the Board of Directors if a Nominating Committee is not in existence, such person is not independent of the management of the Company, or any Class A Holder, or any of their respective Subsidiaries, or the relationship would interfere with the exercise of independent judgment as a member of the Board of Directors. A person who otherwise satisfies the require-ments set forth in clauses (a), (b), (c) and (d) of the first sentence of this definition and who, in addition to fulfilling the customary director's role, also provides additional services directly for the Board of Directors and is separately compensated therefor, would nonetheless quali-fy as an Independent Director. Notwithstanding anything to the contrary contained in this definition, each Director as of the date hereof who is not an executive officer of the Company shall be deemed to be an Independent Director here-under.

          "Initial Conversion Price" means the Conversion
  Price first Fixed.

          "Initial Issuance Date" means the first date that any shares of Class A Stock are issued.

          "Investment Completion Date" means the date of the Supplemental Preference Stock Closing or the Class A Common
  Issuance Date, whichever shall first occur.

          "Joint Venture" has the meaning specified in the first WHEREAS clause.

          "Joint Venture Agreement" has the meaning speci-fied in the first WHEREAS clause.

          "Joint Venture Documents" mean the Joint Venture
  Agreement and the other Operative Agreements (as defined in the Joint Venture Agreement).

          "JV Entity" has the meaning set forth in the Joint
  Venture Agreement.

          "Kansas Control Share Acquisitions Statute" means
  Kan. Stat. Ann. Section 17-1286 et seq. (1988).

          "License" means any license, ordinance, authoriza-tion, permit, certificate, variance, exemption, order, fran-chise or approval, domestic or foreign.

          "Lien" means any mortgage, pledge, security inter-est, adverse claim, encumbrance, lien (statutory or other-wise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or similar Applicable Law of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of pro-tecting a creditor against loss or securing the payment or performance of an obligation.

          "Lien Transfer" shall mean the granting of any Lien on any Long Distance Asset, other than:

          (a) a Lien securing purchase money indebtedness that does not have a term longer than the estimated useful life of the Long Distance Asset subject to such Lien;

          (b) Liens or other comparable arrangements relat-ing to the financing of accounts receivable; and

          (c) Liens securing any other indebtedness for borrowed money, provided that (i) the amount of such indebtedness, when added to the aggregate amount of purchase money indebtedness referred to in clause (a) above, does not exceed 30% of the total book value of the Long Distance Assets as at the date of the most recently published balance sheet of the Company,
       (ii) the indebtedness secured by such Liens is secured only by Liens on Long Distance Assets, (iii) the face amount of such indebtedness does not exceed the book value of the Long Distance Assets subject to such Liens, and (iv) such indebtedness is for a term no longer than the estimated useful life of the Long Distance Assets subject to such Liens.

          "Liquidation Preference" has the meaning set forth in the Class A Provisions.

          "Local Exchange Division" means the Local Com-munications Services Division of the Company.

          "Long Distance Assets" means:

          (a) the assets reflected in the Company's balance sheet for the year ended December 31, 1994 as included in the Long Distance Division;

          (b) any assets acquired by the Company or any of its Subsidiaries following December 31, 1994 that are reflected in the Company's balance sheet as included in the Long Distance Division;

          (c) any assets of the Company or any of its Sub-sidiaries that are not reflected in the Company's bal-ance sheet for the year ended December 31, 1994 as in-cluded in the Long Distance Division, which after December 31, 1994 are transferred by the Company or any of its Subsidiaries to, or reclassified by the Company or any of its Subsidiaries as part of, the Long Dis-tance Division;

          (d) any assets acquired by the Company after De-cember 31, 1994 that are used or held for use primarily for the benefit of the Long Distance Business; and

          (e)  any assets referred to in clauses (a) through
       (c) above that are used or held for use primarily for the benefit of the Long Distance Business which are transferred or reclassified by the Company or any of its Subsidiaries outside of the Long Distance Division, but which continue to be owned by the Company or any of its Subsidiaries;

  provided that the term "Long Distance Assets" shall not include (i) any assets that are used or held for use pri-marily for the benefit of any Non-Long Distance Business, or
  (ii) any other assets reflected in the Company's balance sheet for the year ended December 31, 1994 as included in the Cellular and Wireless Division or the Local Exchange Division (other than as such assets in the Cellular and Wireless Division or the Local Exchange Division may be transferred or reclassified in accordance with paragraph (c) of this definition).

          "Long Distance Business" means all long distance telecommunications activities and services of the Company and its Subsidiaries at the relevant time, including (but not limited to) all long distance transport services, switching and value-added services for voice, data, video and multimedia transmission, migration paths and intelligent overlapping architectures, provided that the term "Long Distance Business" shall not include any activities or ser-vices primarily related to any Non-Long Distance Business.

          "Long Distance Division" means the Long Distance
  Communications Services Division of the Company.

          "Lower Threshold Sprint Price" means $34.982
  (subject to adjustment as provided in the Class A
  Provisions).

          "Major Competitor" means (a) with respect to FT or DT, a Person that materially competes with a major portion of the telecommunications services business of FT or DT in Europe, or a Person that has taken substantial steps to become such a Major Competitor and which FT or DT has reasonably concluded, in its good faith judgment, will be such a competitor in the near future in France or Germany, provided that FT and/or DT furnish in writing to the Company reasonable evidence of the occurrence of such steps;
  (b) with respect to the Company, a Person that materially competes with a major portion of the telecommunications services business of the Company in North America, or a Person that has taken substantial steps to become such a Major Competitor and which the Company has reasonably con-cluded, in its good faith judgment, will be such a competi-tor in the near future in the United States of America, pro-vided that the Company furnish in writing to each Class A Holder reasonable evidence of the occurrence of such steps; and (c) with respect to the Joint Venture, a Person that materially competes with a major portion of the telecommuni-cations services business of the Joint Venture, or a Person that has taken substantial steps to become such a Major Competitor and which FT, DT or the Company has reasonably concluded, in its good faith judgment, will be such a competitor in the near future, provided that FT, DT or the Company furnish in writing to each other Party reasonable evidence of the occurrence of such steps.

          "Market Price" means, with respect to a security on any date, the Closing Price of such security on the Trading Day immediately prior to such date. The Market Price shall be deemed to be equal to (a) in the case of a share of Class A Common Stock, the Market Price of a Share of Common Stock; and (b) in the case of a Share of Class A Preference Stock, the Liquidation Preference. The Market Price of any options, warrants, rights or other securities convertible into or exercisable for Class A Common Stock (except for the Class A Preference Shares) shall be equal to the Market Price of options, warrants, rights or other securities convertible into or exercisable for Common Stock upon the same terms and otherwise containing the same terms as such options, warrants, rights or other securities convertible into or exercisable for Class A Common Stock.

          "Material Adverse Effect" means, with respect to any Person, the effect of any event, occurrence, fact, con-dition or change that is materially adverse to the business, operations, results of operations, financial condition, assets or liabilities of such Person.

          "Maximum Price" means, subject to adjustment as provided in the Class A Provisions, the lesser of (a) 125% of the Average Sprint Price for the relevant period provided for herein and (b) $48.704.

          "Minimum Price" means, subject to adjustment as provided in the Class A Provisions, 135% of the Average
  Sprint Price for the relevant period provided for herein.

          "MSA" means a "Metropolitan Statistical Area," as such term is defined and modified from time to time by the FCC for purposes of Cellular System licensing.

          "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotations System.

          "Net Cellular Acquisition Amount" means, subject to adjustment as provided in the Class A Provisions, the difference, which may be a negative number, of the aggregate Purchase Prices paid by Cellular for Acquisitions after June 22, 1995, minus the aggregate value of the Sales Prices received by Cellular in connection with Dispositions after June 22, 1995, such difference to be calculated on a per share basis using the number of outstanding shares of Common Stock immediately after the Cellular Spin-off Date.

          "Net Cellular Indebtedness" means, subject to adjustment as provided in the Class A Provisions, the amount of indebtedness for borrowed money of Cellular outstanding immediately after the Cellular Spin-off Date, minus the amount of Cellular's cash at such time, such amount to be calculated on a per share basis using the number of outstanding shares of Common Stock immediately after the Cellular Spin-off Date.

          "New Lower Threshold Sprint Price" means, subject to adjustment as provided in the Class A Provisions, the Lower Threshold Sprint Price minus 96.30% of the Cellular
  Spin-off Reduction Factor.

          "New Maximum Price" means, subject to adjustment as provided in the Class A Provisions, (a) if the Cellular Spin-off Date occurs prior to the First Closing, the lesser of (i) 125% of the Average Sprint Price for the relevant period specified herein and (ii) $48.704 minus 125% of the Cellular Spin-off Reduction Factor, and (b) if the Cellular Spin-off Date occurs after the First Closing, the Maximum Price minus the product of (i) the lesser of (x) 1.25 and
  (y) the quotient of $48.704 divided by such Average Sprint Price used in calculating such Maximum Price, multiplied by
  (ii) the Cellular Spin-off Reduction Factor.

          "New Minimum Price" means, subject to adjustment as provided in the Class A Provisions, the Minimum Price minus 135% of the Cellular Spin-off Reduction Factor.

          "New Sprint Price Range" means, subject to adjustment as provided in the Class A Provisions, from and including the New Lower Threshold Sprint Price to and including the New Upper Threshold Sprint Price.

          "New Target Price" means, subject to adjustment as provided in the Class A Provisions, the Target Price minus 130% of the Cellular Spin-off Reduction Factor, provided that, if the Cellular Spin-off Date does not occur prior to the First Closing and the Average Sprint Price determined at the date of the First Closing is within the Sprint Price Range, the New Target Price shall be the Target Price minus the product of (a) the quotient of $47.225 divided by such Average Sprint Price, multiplied by (b) the Cellular Spin-off Reduction Factor.

          "New Upper Threshold Sprint Price" means, subject to adjustment as provided in the Class A Provisions, $37.780 minus 104% of the Cellular Spin-off Reduction Factor.

          "New York Stock Exchange" means The New York Stock
  Exchange, Inc.

          "Non-Long Distance Business" means (a) the owner-ship of any equity or other interests in the Joint Venture or any of the JV Entities; the enforcement or performance of any of the rights or obligations of the Company or any Sub-sidiary of the Company pursuant to the Joint Venture Agree-ment; or any activities or services of the Joint Venture or any of the JV Entities; (b) the Triple Play Activities;
  (c) any activities or services primarily related to the provision of subscriber connections to a local exchange or switch providing access to the public switched telephone network; (d) any activities or services primarily related to the provision of exchange access services for the purpose of originating or terminating long distance telecommunications services; (e) any activities or services primarily related to the resale by the Local Exchange Division of long dis-tance telecommunications services of the Company or other carriers; (f) any activities or services primarily related to the provision of inter-LATA long distance telecommunica-tions services that are incidental to the local exchange services business of the Local Exchange Division; (g) any activities or services primarily related to the provision of intra-LATA long distance telecommunications services;
  (h) any activities or services (whether local, intra-LATA or inter-LATA) primarily related to the provision of cellular, PCS, ESMR or paging services, mobile telecommunications services or any other voice, data or voice/data wireless services, whether fixed or mobile, or related to telecom-munications services provided through communications satel-lite systems (whether low, medium or high orbit systems); and (i) the use of the "Sprint" brand name or any other brand names, trade names or trademarks owned or licensed by the Company or any of its Subsidiaries.

          "North America" shall mean the current geographic area covered by the following countries: Canada, the United
  States of Mexico and the United States of America.

          "Notice of Abandonment" has the meaning specified in Section 2.1(b)(i) hereof, provided that if the Cellular Spin-off Date does not occur on or prior to the fifth anniversary of the Initial Issuance Date, the Company shall be conclusively deemed to have delivered a Notice of Abandonment on such fifth anniversary.

          "Optional Shares" has the meaning specified in
  Section 2.5(a) hereof.

          "Optional Shares Closing" has the meaning speci-fied in Section 2.5(c) hereof.

          "Other Agreements" mean the Registration Rights
  Agreement, the Standstill Agreement, the Stockholders'
  Agreement, the FT Investor Confidentiality Agreement and the
  DT Investor Confidentiality Agreement.

          "Parent" has the meaning specified in the defini-tion of "Subsidiary".

          "Party" has the meaning set forth in the paragraph following the second WHEREAS clause.

          "Passive Financial Institution" means a bank (or comparable financial institution), insurance company, pen-sion or retirement fund that acquires Voting Securities or other equity interests in a Qualified Subsidiary without the purpose or effect of changing or influencing the control of the Qualified Subsidiary or the Company, nor in connection with or as a participant in any transaction having such purpose or effect, provided that the term "Passive Financial Institution" shall not include any Major Competitor of the Company or of the Joint Venture.

          "PCS" means a radio communications system of the type authorized under the rules for broadband personal communications services designated as Subpart E of Part 24 of the FCC's rules or similar Applicable Laws of any other country, including the network, marketing, distribution, sales, customer interface and operations functions relating thereto.

          "Percentage Ownership Interest" means, with re-spect to any Person, that percentage of the Voting Power of the Company represented by Votes associated with the Voting Securities of the Company owned of record by such Person or by its nominees.

          "Person" means an individual, a partnership, an association, a joint venture, a corporation, a business, a trust, any entity organized or existing under Applicable Law, an unincorporated organization or any Governmental Authority.

          "POPs" means, with respect to Cellular, the sum of the products of (a) the percentage ownership interest held by Cellular in each entity licensed or designated to receive a license by the FCC to construct or operate a Cellular System for a particular MSA or MSAs and/or RSA or RSAs, and
  (b) the number of residents of such MSAs and/or RSAs, as the case may be (as reflected in the figures obtained in the census conducted by the U.S. Census Bureau in 1990).

          "Preferred Stock" means any series of Preferred
  Stock of the Company, but shall not include the Class A
  Preference Stock.

          "Proceeding" means any action, litigation, suit, proceeding or formal investigation or review of any nature, civil, criminal, regulatory or otherwise, before any Govern-mental Authority.

          "Proposals" mean (a) the proposal for the stock-holders of the Company to approve this Agreement and the performance by the Company of all transactions and acts on the part of the Company contemplated under this Agreement and the Other Agreements, including the authorization and issuance of shares of the Company's capital stock pursuant to this Agreement, the Stockholders' Agreement and the Articles as amended by the Amendment, (b) the proposal for the stockholders of the Company to approve and adopt the Amendment and the Bylaws Amendment, and (c) the proposal for the stockholders of the Company to (i) approve for purposes of the Kansas Control Share Acquisitions Statute the Control Share Acquisitions Plan, and (ii) accord such shares acquired pursuant to the Control Share Acquisitions Plan voting rights in accordance with Section 17-1294 of the Kansas Control Share Acquisitions Statute.

          "Proxy Statement" means the notices of meeting, proxy statement, forms of proxy and any accompanying letters to stockholders to be distributed by the Company in connec-tion with the Proposals or any schedules or exhibits re-quired to be filed with the SEC in connection therewith.

          "Purchase Price" means, as to Acquisitions by Cellular, the amount paid in cash plus the Fair Market Value of non-cash consideration paid to effect such Acquisition, provided that any indebtedness assumed by Cellular shall not be included in the Purchase Price paid in respect of any Acquisition to the extent that it is included in Net Cellular Indebtedness.

          "Qualified Joint Venture" has the meaning set forth in Article I of the Stockholders' Agreement.

          "Qualified Subsidiary" means any Person which

          (a) is a Subsidiary of either FT or DT or an entity that would be such a Subsidiary if FT's and DT's aggregate ownership in such entity were held individually by one of FT or DT, provided that until the second anniversary of the Initial Issuance Date, no Voting Securities of such entity may be Beneficially Owned by a Major Competitor of the Company or of the Joint Venture, and thereafter no such Major Competitor or Major Competitors may, individually or in the aggre-gate, Beneficially Own Voting Securities representing ten percent or more of the Voting Power of such entity, and provided, further, that if the Voting Securities of such entity owned directly by FT and DT or indirectly through Wholly-Owned Subsidiaries of either of them are entitled to a number of Votes representing in the aggregate less than 80 percent of the Voting Power of such entity, then:

               (i)  the Voting Securities owned directly by
            FT and DT and Wholly-Owned Subsidiaries, plus Voting Securities, if any, owned by Passive Finan-cial Institutions, must in the aggregate be en-titled to a number of Votes representing at least 80 percent of the Voting Power of such entity; and

               (ii) FT and DT and Wholly-Owned Subsidiaries must in the aggregate directly own Voting Securi-ties entitled to a number of Votes representing more than 50 percent of the Voting Power of, and more than 50 percent of the outstanding equity interests in, such entity; and

          (b) has (i) entered into a Qualified Subsidiary Standstill Agreement and a confidentiality agreement satisfactory in form and substance to each Party, and
       (ii) (x) caused all holders of any of its equity in-terests (other than FT, DT and Passive Financial Institutions) (each a "Strategic Investor") to enter into a Strategic Investor Standstill Agreement and
       (y) caused all holders of any of its equity interests (other than FT and DT) to enter into a confidentiality agreement satisfactory in form and substance to each Party.

          "Qualified Subsidiary Standstill Agreement" means a Qualified Subsidiary Standstill Agreement between the
  Company and a Qualified Subsidiary, substantially in the form of Exhibit A attached hereto.

          "Registration Rights Agreement" means the Regis-tration Rights Agreement, among the Company, FT and DT, dated the Initial Issuance Date, substantially in the form of Exhibit B attached hereto, as it may be amended or sup-plemented from time to time.

          "Rights" has the meaning set forth in Sec-tion 2.5(a)(i) hereof.

          "Rights Agreement" means the Rights Agreement, dated as of August 8, 1989, between the Company and UMB Bank, n.a., as amended on June 4, 1992 and as of July 31, 1995, and as it may be amended or supplemented from time to time.

          "RSA" means a "Rural Service Area," as such term is defined and modified from time to time by the FCC for purposes of Cellular System licensing.

          "Sales Prices" means, as to any Disposition by Cellular, the amount received in cash plus the Fair Market Value of non-cash consideration received to effect such Disposition, provided that any indebtedness assumed or retained by Cellular shall not be deducted from the Sales Price to the extent that it is included in Net Cellular Indebtedness.

          "Schedule of Permitted Cellular Actions" has the meaning specified in Section 8.10 hereof.

          "SEC" means the United States Securities and
  Exchange Commission.

          "SEC Documents" has the meaning specified in Sec-tion 6.5(a) hereof.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promul-gated from time to time thereunder.

          "Shares" means (a) shares of Class A Stock, Common Stock or any other Voting Securities of the Company,
  (b) securities of the Company convertible into Voting Secu-rities of the Company and (c) options, warrants or other rights to acquire such Voting Securities, but in the case of this clause (c), excluding any rights of the Class A Holders or FT and DT to acquire Voting Securities of the Company pursuant to the Stockholders' Agreement and this Agreement (but not excluding any Voting Securities received upon the exercise of such rights).

          "Spin-off" means any spin-off or other pro rata distribution of equity interests of a wholly-owned direct or indirect Subsidiary of the Company to the stockholders of the Company, provided that the term "Spin-off" shall not include the Cellular Spin-off unless a Notice of Abandonment has been delivered.

          "Spin-off Investment Agreement" shall have the meaning set forth in Section 7.10(a) of the Stockholders'
  Agreement.

          "Sprint Price Range" means from and including the Lower Threshold Sprint Price to and including the Upper
  Threshold Sprint Price.

          "Sprint Sub" has the meaning set forth in the first WHEREAS clause.

          "Standstill Agreement" means the Standstill Agree-ment, among the Company, FT and DT, dated as of the date hereof, substantially in the form of Exhibit C attached hereto, as it may be amended or supplemented from time to time.

          "Stockholders' Agreement" means the Stockholders' Agreement, among the Company, FT and DT, dated as of the Initial Issuance Date, substantially in the form of Exhib-it D hereto (and all exhibits thereto), as it may be amended or supplemented from time to time.

          "Stockholders' Meeting" has the meaning specified in Section 8.4 hereof.

          "Strategic Investor" has the meaning specified in the definition of "Qualified Subsidiary".

          "Strategic Investor Standstill Agreement" means the Strategic Investor Standstill Agreement, between the
  Company and a Strategic Investor, substantially in the form of Exhibit E attached hereto.

          "Strategic Merger" means a merger or other busi-ness combination involving the Company (a) in which the Class A Holders are entitled to retain or receive, as the case may be, voting equity securities of the surviving parent entity in exchange for or in respect of (by conver-sion or otherwise) such Class A Stock, with an aggregate Fair Market Value equal to at least 75% of the sum of (i) the Fair Market Value of all consideration which such Class A Holders have a right to receive with respect to such merger or other business combination, and (ii) if the Company is the surviving parent entity, the Fair Market Value of the equity securities of the surviving parent entity which the Class A Holders are entitled to retain,
  (b) immediately after which the surviving parent entity is an entity whose voting equity securities are registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act or which otherwise has any class or series of its voting equity securities held by at least 500 holders and (c) imme-diately after which no Person or Group (other than the Class A Holders) owns Voting Securities of such surviving parent entity with Votes equal to more than 35 percent of the Voting Power of such surviving parent entity.

          "Subsidiary" means, with respect to any Person
  (the "Parent"), any other Person in which the Parent, one or more direct or indirect Subsidiaries of the Parent, or the Parent and one or more of its direct or indirect Subsid-iaries (a) have the ability, through ownership of securities individually or as a group, ordinarily, in the absence of contingencies, to elect a majority of the directors (or individuals performing similar functions) of such other Person, and (b) own more than 50% of the equity interests, provided that Atlas shall be deemed to be a Subsidiary of each of FT and DT.

          "Supplemental Preference Stock Closing" has the meaning set forth in Section 2.3 hereof.

          "Supplemental Preference Stock Closing Date" has the meaning set forth in Section 2.3(b) hereof.

          "Surviving Representations" has the meaning set forth in Section 11.1 hereof.

          "Target Price" means $47.225 (subject to adjustment as provided in the Class A Provisions).

          "Taxes" means all federal, state, local and foreign income, profits, franchise, sales, use, occupancy, property, transfer, withholding, payroll, receipts, excise and other taxes, fees, duties and governmental charges (including interest, additions thereto and penalties thereon) whether or not based in whole or in part on income.

          "Third Party Approval" means any consent, waiver, grant, concession, license, authorization, permit, franchise or approval of, or notice to, any Person other than a Gov-ernmental Authority.

          "Trading Day" means, with respect to any security, any day on which the principal national securities exchange on which such security is listed or admitted to trading, or NASDAQ, if such security is listed or admitted to trading thereon, is open for the transaction of business (unless such trading shall have been suspended for the entire day) or, if such security shall have been not listed or admitted to trading on any national securities exchange or NASDAQ, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Transfer" means any act pursuant to which, di-rectly or indirectly, the ownership of the assets or securi-ties in question is sold, transferred, conveyed, delivered or otherwise disposed, but shall not include (a) any grant of Liens, (b) any conversion or exchange of any security of the Company pursuant to a merger or other business combina-tion involving the Company, (c) any transfer of ownership of assets to the surviving entity in a Strategic Merger or pursuant to any other merger or other business combination not prohibited by the Class A Provisions, or (d) any fore-closure or other execution upon any of the assets of the Company or any of its Subsidiaries other than foreclosures resulting from Lien Transfers.

          "Triple Play Activities" means (a) the ownership of any equity or other interests in MajorCo, L.P. or any of its successors or Affiliates; the enforcement or performance of any of the rights or obligations of the Company or any Subsidiary of the Company pursuant to the Agreement of Lim-ited Partnership of MajorCo, L.P. or any other agreement or arrangement contemplated thereby, except to the extent re-lating to the provision of services by the Company as the long distance telecommunications provider to MajorCo, L.P.; or any activities or services of MajorCo, L.P. or any of its successors or Affiliates; (b) the ownership of any equity or other interests in any Teleport Entity (as that term is defined in the Contribution Agreement (the "Contribution Agreement"), dated as of March 28, 1995, by and among TCI Network Services, Comcast Telephony Services, Cox Telephony Partnership, MajorCo, L.P. and NewTelco, L.P.); or any ac-tivities or services of any Teleport Entity or any of their respective successors or Affiliates; and (c) the ownership of any equity or other interests in PhillieCo, L.P., or any of its successors or Affiliates; the enforcement or per-formance of any of the rights or obligations of the Company or any Subsidiary of the Company pursuant to the Amended and Restated Agreement of Limited Partnership of PhillieCo, L.P., dated as of February 17, 1995, or any other agreement or arrangement contemplated thereby, except to the extent relating to the provision of services by the Company as the long distance telecommunications provider to PhillieCo, L.P.; or any activities or services of PhillieCo, L.P. or any of its successors or Affiliates.

          "Upper Threshold Sprint Price" means, subject to adjustment as provided in the Class A Provisions, $37.780.

          "Vote" means, with respect to any entity, the ability to cast a vote at a stockholders', members' or comparable meeting of such entity with respect to the elec-tion of directors, managers or other members of such enti-ty's governing body, or the ability to cast a general part-nership or comparable vote, provided that with respect to the Company only, the term "Vote" means the ability to exercise general voting power (as opposed to the exercise of special voting or disapproval rights such as those set forth in the Class A Provisions) with respect to matters other than the election of directors at a meeting of the stock-holders of the Company.

          "Voting Power" means, with respect to any entity as at any date, the aggregate number of Votes outstanding as at such date in respect of such entity.

          "Voting Securities" means, with respect to an entity, any capital stock or debt securities of such entity if the holders thereof are ordinarily, in the absence of contingencies, entitled to a Vote, even though the right to such Vote has been suspended by the happening of such a contingency, and in the case of the Company, shall include, without limitation, the Common Stock and the Class A Stock, but shall not include any shares issued pursuant to the Rights Agreement to the extent such issuance is caused by action of a Class A Holder.

          "Weighted Average Price" means the weighted aver-age per unit price paid by the purchasers of any capital stock, debt instrument or security of the Company. In determining the price of shares of Common Stock or Class A Common Stock issued upon the conversion or exchange of secu-rities or issued upon the exercise of options, warrants or other rights, the consideration for such shares shall be deemed to include the price paid to purchase the convertible security or the warrant, option or other right, plus any additional consideration paid upon conversion or exercise. If any portion of the price paid is not cash, the Independent Directors (acting by majority vote) shall determine in good faith the Fair Market Value of such non-cash consideration. If any new shares of Common Stock are issued together with other shares or securities or distributions of other assets of the Company for consideration which covers both the new shares and such other shares, securities or other assets, the portion of such consideration allocable to such new shares shall be determined in good faith by the Independent Directors (act-ing by majority vote), in each case as certified in a reso-lution sent to all Class A Holders.

          "Wholly-Owned Subsidiaries" means companies or other business organizations all of the outstanding Voting Securities of which are owned, directly or indirectly, by either or both of FT and DT, other than any de minimis ownership required by Applicable Law.


                          ARTICLE II

                 PURCHASE AND SALE OF SHARES

          Section 2.1.  First Closing.  (a)  (i)  The
  Parties shall schedule the first closing of the purchase and sale of shares of Class A Stock hereunder (the "First Closing") for the tenth Business Day after all the conditions set forth in Article III are reasonably expected to be satisfied, except for conditions to be satisfied concurrently with the First Closing. Prior to scheduling the date of the First Closing, the Parties shall consult with regard to the status of such conditions with a view to determining when they will be satisfied. The First Closing shall take place ten Business Days after the date on which all conditions set forth in Article III are satisfied (except for those conditions to be satisfied concurrently with the First Closing), provided that the Company shall retain discretion over the timing of the Cellular Spin-off, and if the Cellular Spin-off Date shall occur less than 35 Trading Days before the date on which the First Closing is otherwise scheduled to occur, the First Closing shall instead occur on the 35th Trading Day after the Cellular Spin-off Date, and provided, further, that the First Closing may take place at such other date and time as the Parties shall agree in writing.

          (ii)  When pursuant to paragraph (b) of this
  Section 2.1 or Section 3(b) of the Class A Provisions, the Company, on the one hand, or FT and DT, on the other hand, may make an election with respect to the purchase price of the shares of Class A Common Stock to be purchased at the First Closing or the Initial Conversion Price of shares of Class A Preference Stock to be purchased at the First Closing, such election shall be made by notice delivered by the Company to FT and DT, or by FT and DT to the Company, as the case may be, at least five Business Days (or in the case of a First Closing FT/DT Notice delivered pursuant to
  Section 2.1(b)(ii)(I)(B) hereof, at least seven Business
  Days) prior to the date of the First Closing (such notice being referred to herein as a "First Closing Company Notice" or "First Closing FT/DT Notice", as the case may be), provided that the Company may only deliver such a First Closing Company Notice if a majority of the Continuing Directors shall have first approved (unless such approval is not required pursuant to Section 11.13), at a meeting of Directors at which at least seven Continuing Directors are present, the setting of the purchase price of the shares of Class A Common Stock to be purchased at the First Closing or the Fixing of the Initial Conversion Price of the shares of Class A Preference Stock to be purchased at the First Closing, as the case may be, by the Company as provided in
  Section 3(b) of the Class A Provisions. If both the Company, on the one hand, and FT and DT, on the other, deliver First Closing Notices, the First Closing Notice first delivered in accordance with Section 11.7 hereof shall be operative and the second shall be of no force or effect.

          (b) Upon the terms and subject to the conditions of this Agreement, the Company shall issue, sell and deliver to each of FT and DT, and each of FT and DT, severally and not jointly, shall purchase and accept, shares of Class A Common Stock or Class A Preference Stock, as the case may be, at the First Closing as set forth below in this Sec-tion 2.1:

          (i) FT and DT shall purchase 86,236,036 shares of Class A Common Stock (subject to adjustment as provided in Sections 2.6 and 2.7 hereof) at the applicable price specified below in this Section 2.1(b)(i) and determined at the date of the First Closing, if at least 35 Trading Days prior to the date of the First Closing, the Cellular Spin-off Date shall have occurred or the Company shall have notified FT and DT that the Company has abandoned the Cellular Spin-off (a "Notice of Abandonment") at least ten Business Days before the First Closing, as follows:

               (x)  if the Company shall have timely
            delivered a Notice of Abandonment to FT and DT, the purchase price of such shares of Class A
            Common Stock shall be:

                    (I)  the Target Price, if (A) the Aver-
                 age Sprint Price determined at the date of the First Closing is within the Sprint Price Range, or (B) such Average Sprint Price is below the Lower Threshold Sprint Price and FT and DT have timely delivered to the Company a First Closing FT/DT Notice specifying their election to purchase such shares of Class A Common Stock at the Target Price;

                    (II)  the Maximum Price (determined with
                 reference to such Average Sprint Price), if such Average Sprint Price is above the Upper
                 Threshold Sprint Price; or

                    (III)  the Minimum Price (determined
                 with reference to such Average Sprint Price), if such Average Sprint Price is below the Lower Threshold Sprint Price and the Company shall have timely delivered to FT and DT a First Closing Company Notice specifying its election to issue and sell such shares of Class A Common Stock at such Minimum Price; or

               (y)  if the Cellular Spin-off Date has
            occurred, the purchase price of such shares of Class A Common Stock shall be:

                    (I)  the New Target Price, if (A) such
                 Average Sprint Price is within the New Sprint Price Range, or (B) such Average Sprint Price is below the New Lower Threshold Sprint Price and FT and DT have timely delivered to the Company a First Closing FT/DT Notice specifying their election to purchase such shares of Class A Common Stock at the New Target Price;

                    (II)  the New Maximum Price (determined
                 with reference to such Average Sprint Price), if such Average Sprint Price is above the New
                 Upper Threshold Sprint Price; or

                    (III)  the Minimum Price (determined
                 with reference to such Average Sprint Price), if such Average Sprint Price is below the New Lower Threshold Sprint Price and the Company has timely delivered to FT and DT a First Closing Company Notice specifying its election to issue and sell such shares of Class A Common Stock at such Minimum Price.

         (ii) FT and DT shall purchase shares of Class A Preference Stock if (x) the Cellular Spin-off Date has occurred or a Notice of Abandonment has been delivered, but the Average Sprint Price determined at the date of the First Closing is below the New Lower Threshold Sprint Price or the Lower Threshold Sprint Price, as the case may be, and neither FT and DT, on the one hand, nor the Company, on the other hand, have timely delivered a First Closing Notice, or (y) the Cellular Spin-off Date has not occurred and the Company has not timely delivered a Notice of Abandonment, as follows, all such shares of Class A Preference Stock to be purchased for a price equal to their liquidation value:

                    (I)  if the Cellular Spin-off Date has
                 not occurred and the Company has not timely delivered a Notice of Abandonment and if (A) such Average Sprint Price is within the Sprint Price Range or (B) such Average Sprint Price is below the Lower Threshold Sprint Price and FT and DT shall have timely delivered to the Company a First Closing FT/DT Notice specifying their election to purchase shares of Class A Preference Stock with an Initial Conversion Price equal to the Target Price in accordance with this clause
                 (I), such shares of Class A Preference Stock shall be purchased at a per share price, and have a per share liquidation value, equal to the Target Price and shall have an aggregate liquidation value (and purchase price) of $3.0 billion (or such lesser amount not less than $2.0 billion, as determined by the Comp-any upon notice to FT and DT not later than five Business Days prior to the First Closing), such shares to have an Initial Conversion Price equal to the Target Price;

                    (II)  if the Cellular Spin-off Date has
                 not occurred and the Company has not timely delivered a Notice of Abandonment and if such Average Sprint Price is above the Upper Threshold Sprint Price, such shares of Class A Preference Stock will be purchased at a per share price, and have a per share liquidation value, equal to the Target Price and shall have an aggregate liquidation value (and purchase price) of $3.0 billion (or such lesser amount not less than $2.0 billion as determined by the Company upon notice to FT and DT not later than five Business Days prior to the First Closing), such shares to have an Initial Conversion Price equal to the Maximum Price (determined with reference to such Average Sprint Price);

                    (III)  if the Cellular Spin-off Date has
                 not occurred, the Company has not timely delivered a Notice of Abandonment, such Average Sprint Price is below the Lower Threshold Sprint Price and the Company has timely delivered to FT and DT a First Closing Company Notice specifying its election to issue and sell such shares of Class A Preference Stock with an Initial Conversion Price equal to the Minimum Price (determined with reference to such Average Sprint Price) in accordance with this clause (III), such shares of Class A Preference Stock shall be purchased at a per share price, and have a per share liquidation value, equal to the Target Price and shall have an aggregate liquidation value (and purchase price) of $3.0 billion (or such lesser amount not less than $2.0 billion as determined by the Company upon notice to FT and DT not later than five Business Days prior to the First Closing), such shares to have an Initial Conversion Price equal to such Minimum Price; or

                    (IV)  if (A) the Cellular Spin-off Date
                 has not occurred and the Company has not timely delivered a Notice of Abandonment, such Average Sprint Price is below the Lower Threshold Sprint Price, and neither the Company, on the one hand, nor FT and DT on the other hand, have timely delivered a First Closing Notice, or (B) the conditions described in Section 2.1(b)(ii)(x) are satisfied, such shares of Class A Preference Stock shall be purchased at a per share price, and have a per share liquidation value equal to the Target Price, and shall have an aggregate liquidation value (and purchase price) of $1.5 billion, such shares to be convertible as provided in Section 3 of the Class A Provisions, the purchase price in each case payable as provided in this
  Section 2.1. The Company may only deliver the notice referenced in clause (I), (II) or (III) of this Section 2.1(b)(ii) decreasing the aggregate liquidation value of the shares of Class A Preference Stock to be purchased if a majority of the Continuing Directors shall have first approved (unless such approval is not required pursuant to Section 11.13 hereof), at a meeting of Directors at which at least seven Continuing Directors are present, so decreasing the aggregate liquidation value of the shares of Class A Preference Stock to be purchased at the First Closing in accordance with such notice.

          (c) The First Closing shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, at 10:00 a.m., New York City time, on the date determined in accordance with Section 2.1(a)(i) hereof.

          (i)  At the First Closing, the Company shall
       deliver, or cause to be delivered, the following to each of FT and DT:

               (x)  certificates representing one-half of
            the shares of Class A Common Stock or Class A Preference Stock, as the case may be, to be pur-chased at the First Closing, in the name of FT or DT, as the case may be, against payment of the purchase price therefor, as provided below; and

               (y)  the opinions, certificates, agreements
            and other documents required to be delivered by the Company pursuant to Article III.

          (ii)  At the First Closing, each of FT and DT
       shall deliver the following to the Company:

               (x)  cash in the amount of one-half of the
            purchase price provided for in Section 2.1(b) hereof, in each case by wire transfer of im-mediately available funds to an account designated by the Company at least five Business Days prior to the Initial Issuance Date; and

               (y)  the opinions, certificates, agreements
            and other documents required to be delivered by FT or DT, as the case may be, pursuant to Article
            III.

          (iii) The purchase of shares of capital stock by FT and DT pursuant to this Section 2.1 shall be consummated concurrently, and no purchase of shares by FT or DT pursuant to this Section 2.1 shall be made unless and until the concurrent purchase by the other Party is so effected.

          Section 2.2.  Additional Preference Stock Closing.
  (a) If (i) FT and DT shall have purchased shares of Class A Preference Stock at the First Closing pursuant to Section 2.1(b)(ii)(IV)(A) hereof, (ii) the Conversion Price of such shares thereafter becomes Fixed, and (iii) the Cellular Spin-off Date has not occurred and the Company has not delivered a Notice of Abandonment, then, upon the terms and subject to the conditions of this Agreement, the Company shall issue, sell and deliver to each of FT and DT, and each of FT and DT, severally and not jointly, shall purchase and accept, the number of additional shares of Class A
  Preference Stock determined in accordance with the following sentence. Such shares shall have a per share liquidation value equal to the Target Price and an aggregate liquidation value of $1.5 billion (or such amount not less than $0.5 billion, as determined by the Company and set forth in the Additional Preference Stock Closing Notice) and shall be purchased at one Additional Preference Stock Closing (or such greater number of Additional Preference Stock Closings, not to exceed three, as determined by the Company and set forth in the Additional Preference Stock Closing Notice). Such shares of Class A Preference Stock shall be purchased for a purchase price equal to their liquidation value, the purchase price in each case payable as provided in this
  Section 2.2.  No Party shall have any obligations under this
  Section 2.2 following the occurrence of the Cellular Spin-off Date or the delivery of a Notice of Abandonment.

          (b) Each closing (each, an "Additional Preference Stock Closing") of the purchase of such shares of Class A Preference Stock shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, at 10:00 a.m., New York City time, on the date (the "Additional Preference Stock Closing Date") which (i) in the case of the first Additional Preference Stock Closing, shall be the tenth Business Day after the later of (x) the date the Conversion Price of the Class A Preference Stock becomes Fixed and (y) the date all of the conditions in respect of the Additional Preference Stock Closing set forth in
  Article IV have been fulfilled or waived (except for such conditions to be fulfilled concurrently with the Additional Preference Stock Closing), and (ii) in the case of any subsequent Additional Preference Stock Closing, the date therefor set forth in the Additional Preference Stock Closing Notice, provided that no Additional Preference Stock Closing shall take place (w) more than one year after the first Additional Preference Stock Closing, (x) more than five years and 60 days after the Initial Issuance Date (as such period may be extended pursuant to the provisos to Sections 4.2(a), 4.2(b), 4.3(a) and 4.3(b) hereof),(y) after the occurrence of the Cellular Spin-off Date or (z) after delivery by the Company of a Notice of Abandonment, and provided, further, that any Additional Preference Stock Closing may take place at such other date and time as the Parties shall agree in writing.

          (i) At each Additional Preference Stock Closing, the Company shall deliver, or cause to be delivered, the following to each of FT and DT:

               (x)  certificates representing one-half of
            the shares of Class A Preference Stock to be purchased at such Additional Preference Stock Closing in the name of FT or DT, respectively, against payment of the purchase price therefor, as provided below; and

               (y)  the certificates and other documents
            required to be delivered by the Company pursuant to Article IV.

          (ii) At each Additional Preference Stock Closing, each of FT and DT shall deliver the following to the
       Company:

               (x)  cash in the amount of one-half of the
            purchase price for the shares of Class A
            Preference Stock being purchased at such Additional Preference Stock Closing, such cash to be delivered by wire transfer of immediately available funds to an account designated by the Company at least five Business Days prior to the date of such Additional Preference Stock Closing; and

               (y)  the certificates and other documents
            required to be delivered by FT or DT, as the case may be, pursuant to Article IV.

          (iii)  The purchase of shares of Class A
       Preference Stock by FT and DT pursuant to this Section
       2.2 shall be consummated concurrently, and no purchase of shares by FT or DT pursuant to this Section 2.2 shall be deemed to be effected unless and until the concurrent purchase by the other Party is so effected.

          (c) If FT and DT have purchased shares of Class A Preference Stock at the First Closing pursuant to Section 2.1(b)(ii)(IV)(A) hereof, the Company may, not later than five Business Days after the date on which the Conversion Price of such shares first becomes Fixed, deliver to FT and DT a notice (the "Additional Preference Stock Closing Notice") specifying

          (i)  the number of Additional Preference Stock
       Closings scheduled to occur, provided that

               (x)  no more than one Additional Preference
            Stock Closing shall be scheduled to occur unless the aggregate liquidation value of the Shares to be issued and delivered at all Additional Preference Stock Closings exceeds $500 million, and

               (y)  there shall not be more than three
            Additional Preference Stock Closings,

         (ii) if more than one Additional Preference Stock Closing is scheduled, the date of each subsequent Additional Preference Stock Closing, provided that no Additional Preference Stock Closing may occur more than one year after the date of the first Additional Preference Stock Closing, and

        (iii)  if more than one Additional Preference Stock
       Closing is scheduled, the liquidation value of the Shares to be issued and delivered at each Additional
       Preference Stock Closing, provided, further, that

               (x)  the aggregate liquidation value of the
            Shares purchased at the first Additional
            Preference Stock Closing shall be at least $500 million,

               (y)  the aggregate liquidation value of the
            Shares to be purchased at any subsequent
            Additional Preference Stock Closing shall be at least $100 million, and

               (z) if there are three Additional Preference Stock Closings, the Shares to be purchased at the second and third Additional Preference Stock Closings must have identical aggregate liquidation values, provided that the Company may only deliver such Additional Preference Stock Closing Notice with respect to a decrease in the aggregate liquidation value of the shares of Class A Preference Stock to be purchased at the Additional Preference Stock Closing or Closings if a majority of the Continuing Directors shall have first approved (unless such approval is not required pursuant to Section 11.13), at a meeting of Directors at which at least seven Continuing Directors are present, such decrease in the aggregate liquidation value of the shares of Class A Preference Stock to be purchased at the Additional Preference Stock Closing or Closings.

          Section 2.3.  Supplemental Preference Stock
  Closing. (a) If the Class A Holders make an election to defer conversion of the Class A Preference Stock in accordance with Section 3(a)(iii) of the Class A Provisions, the Company shall issue, sell and deliver to each of FT and DT, and each of FT and DT, severally and not jointly, shall purchase and accept, additional shares of Class A Preference Stock with an aggregate liquidation value equal to the excess of (i) the product of 86,236,036 (subject to adjustment as provided in Sections 2.6 and 2.7 hereof) and the per share Conversion Price over the (ii) aggregate liquidation value of the shares of Class A Preference Stock previously purchased (whether or not such Shares have been Transferred or redeemed). The purchase price of each such additional share shall be equal to its liquidation value.

          (b) A closing (the "Supplemental Preference Stock Closing") of the purchase of such shares of Class A Preference Stock shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, at 10:00 a.m., New York City time, on the date (the "Supplemental Preference Stock Closing Date") which is the tenth Business Day after the later of (i) the date of the election specified in Section 3(a)(iii) of the Class A Provisions and (ii) the date all of the conditions in respect of the Supplemental Preference Stock Closing set forth in Article IV have been fulfilled or waived (except for such conditions to be fulfilled concurrently with the Supplemental Preference Stock Closing), provided that the Supplemental Preference Stock Closing shall not take place more than five years and 60 days after the date of the First Closing (as such period may be extended pursuant to the provisos to Sections 4.2(a), 4.2(b), 4.3(a) and 4.3(b) hereof) and that the Supplemental Preference Stock Closing may take place at such other date and time as the Parties shall agree in writing.

          (i) At the Supplemental Preference Stock Closing, the Company shall deliver, or cause to be delivered, the following to each of FT and DT:

               (x)  certificates representing one-half of
            the shares of Class A Preference Stock to be pur-chased at the Supplemental Preference Stock Closing in the name of FT or DT, respectively, against payment of the purchase price therefor, as provided below; and

               (y)  the certificates and other documents
            required to be delivered by the Company pursuant to Article IV.

          (ii)  At the Supplemental Preference Stock
       Closing, each of FT and DT shall deliver the following to the Company:

               (x)  cash in the amount of one-half of the
            purchase price for such shares of Class A
            Preference Stock being purchased, such cash to be delivered by wire transfer of immediately available funds to an account designated by the Company at least five Business Days prior to the Supplemental Preference Stock Closing Date; and

               (y)  the certificates and other documents
            required to be delivered by FT or DT, as the case may be, pursuant to Article IV.

          (iii)  The purchase of shares of Class A
       Preference Stock by FT and DT pursuant to this Section
       2.3 shall be consummated concurrently, and no purchase of shares by FT or DT pursuant to this Section 2.3 shall be deemed to be effected unless and until the concurrent purchase by the other Party is so effected.

          Section 2.4.  Deferred Common Stock Closing.
  (a) If (i) FT and DT shall have purchased shares of Class A Preference Stock at the First Closing, (ii) the Cellular Spin-off Date shall have occurred or the Company shall have delivered a Notice of Abandonment, (iii) the conditions to the establishment of the Conversion Date (as defined in the Articles) have been satisfied, (iv) the shares of Class A Preference Stock are to be converted on the Conversion Date pursuant to the Class A Provisions, and (v) such conversion has not been deferred as contemplated by Section 2.3 hereof, then, upon the terms and subject to the conditions of this Agreement, the Company shall issue, sell (if applicable) and deliver to each of FT and DT, and each of FT and DT, severally and not jointly, shall purchase and accept a number of shares of Class A Common Stock equal to the excess of (i) 86,236,036 shares (subject to adjustment as provided in Section 2.6 or 2.7) over (ii) the sum of (x) the number of such shares issued upon conversion of the outstanding shares of Class A Preference Stock, and (y) the number of shares that would have been issued in respect of shares of Class A Preference Stock previously purchased but which have been Transferred to Persons other than Class A Holders or redeemed, for a per share purchase price equal to the Conversion Price at which such shares of Class A Preference Stock were so converted into shares of Class A Common Stock, the purchase price payable as provided in this Section 2.4.

          (b) A closing (the "Deferred Common Stock Clos-ing") of the purchase of shares of Class A Common Stock pursuant to this Section 2.4 shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, at 10:00 a.m., New York City time, on the date (the "Deferred Common Stock Closing Date") which is the later of
  (i) the Conversion Date, and (ii) the date all of the condi-tions set forth in Article IV have been fulfilled or waived, provided that the Deferred Common Stock Closing shall not take place more than five years and 60 days after the date of the First Closing (as such period may be extended pursuant to the provisos to Sections 4.2(a), 4.2(b), 4.3(a) and 4.3(b) hereof) or fewer than 30 Business Days after the date of the Cellular Spin-off, if any, by the Company, and provided, further, that the Deferred Common Stock Closing may take place at such other date and time as the Parties shall agree in writing.

          (i)  At the Deferred Common Stock Closing, the
       Company shall deliver, or cause to be delivered, the following to each of FT and DT:

               (x)  certificates representing one-half of
            the shares of Class A Common Stock to be purchased at the Deferred Common Stock Closing, in the name of FT or DT, respectively, against payment of the purchase price therefor, as provided below;

               (y)  certificates representing the shares of
            Class A Common Stock to be delivered by the Company to FT and DT upon the conversion of the Class A Preference Stock if the Deferred Common Stock Closing shall take place on the Conversion Date; and

               (z)  the certificates and other documents
            required to be delivered by the Company pursuant to Article IV.

          (ii) At the Deferred Common Stock Closing, each of FT and DT shall deliver the following to the
       Company:

               (x)  certificates representing the outstand-
            ing shares of Class A Preference Stock for conver-sion if the Deferred Common Stock Closing shall take place on the Conversion Date and cash in the amount of one-half of the purchase price for the shares being purchased, such cash to be delivered by wire transfer of immediately available funds to an account designated by the Company at least five Business Days prior to the Deferred Common Stock Closing Date; and

               (y)  the certificates and other documents
            required to be delivered by FT or DT, as the case may be, pursuant to Article IV.

          (iii) The purchase of shares of Class A Common Stock by FT and DT pursuant to this Section 2.4 shall be consummated concurrently, and no purchase of shares by FT or DT pursuant to this Section 2.4 shall be deemed to be effected unless and until the concurrent purchase by the other Party is so effected.

          Section 2.5.  Purchases of Optional Shares.
  (a) Upon the terms and subject to the conditions of this Agreement, each of FT and DT shall have the right (but not the obligation) to purchase from the Company, and the Company shall issue, sell and deliver to each of FT and DT, as the case may be, shares ("Optional Shares") of either Class A Common Stock, if the Class A Common Issuance Date has occurred, or Class A Preference Stock, if the Supplemental Preference Stock Closing has occurred, in a number equal to up to one-half of:

            (i) that number of additional shares of Class A Common Stock equal to, or Class A Preference Stock with a related number of Class A Conversion Shares equal to, 25% of the number of (x) shares of Common Stock issued by the Company after June 14, 1994 and on or prior to the Investment Completion Date but excluding shares of Common Stock issued in respect of the exercise of stock options, warrants or other rights (except rights issued pursuant to the Rights Agreement) in existence on or before the Initial Issuance Date (including any issued pursuant to employee benefit plans) or upon the con-version of any securities outstanding on or before the Initial Issuance Date, for a per share purchase price equal to (A) in the case of Class A Common Stock, the Weighted Average Price for such Common Stock, and (B) in the case of Class A Preference Stock, the product of the Weighted Average Price for such Common Stock multiplied by the number of Class A Conversion Shares related to one share of Class A Preference Stock outstanding immediately prior to such purchase and
       (y) shares of Common Stock issued by the Company after June 14, 1994 and on or prior to the Initial Issuance Date in respect of the exercise of stock options, warrants or other rights (except rights issued pursuant to the Rights Agreement) in existence at any time on or before the Initial Issuance Date (including any issued pursuant to employee benefit plans) or upon the conver-sion of any securities outstanding on or before the Initial Issuance Date, for a per share purchase price equal to, (A) in the case of Class A Common Stock, the higher of the price at which Class A Common Stock was issued and sold to FT and DT at the Class A Common Issuance Date and the Weighted Average Price for such Common Stock, and (B) in the case of Class A Preference Stock, the higher of (I) the price at which Class A Preference Stock was sold to FT and DT at the Supplemental Preference Stock Closing, and (II) the product of the Weighted Average Price for such Common Stock multiplied by the number of Class A Conversion Shares related to one share of Class A Preference Stock outstanding immediately prior to such purchase, provided that, notwithstanding clause (y) above, shares of Class A Stock purchased hereunder with respect to the issuance of Excess Shares shall be purchased for a per share purchase price equal to (A) in the case of Class A Common Stock, the Weighted Average Price for such Excess Shares, and (B) in the case of Class A Preference Stock, the product of the Weighted Average Price for such Excess Shares multiplied by the number of Class A Conversion Shares related to one share of Class A Preference Stock outstanding immediately prior to such purchase. As used in this clause (i), "Excess Shares" means those shares of Common Stock issued by the Company after the date hereof and on or prior to the Initial Issuance Date (other than pursuant to employee benefit plans) in respect of the exercise of rights ("Rights") to purchase Common Stock or similar instruments (except rights issued pursuant to the Rights Agreement) issued after the date hereof and on or prior to the Initial Issuance Date that, when aggre-gated with all other shares of Common Stock which have been issued by the Company after the date hereof in respect of the exercise of Rights issued after the date hereof and on or prior to the Initial Issuance Date, exceed five percent of the number of shares of Common Stock outstanding on the date hereof (adjusted to reflect any stock split, subdivision, stock dividend or other reclassification, consolidation or combination of the Company's Voting Securities after the date hereof); and

           (ii) if after June 14, 1994 and on or prior to the Investment Completion Date the Company shall have issued or shall issue Voting Securities other than Common Stock or Class A Stock, a number of additional shares of Class A Stock sufficient for such additional shares of Class A Stock to represent 25% of the Votes represented by such Voting Securities, such Class A Stock to be purchased for a per share purchase price equal to (A) in the case of Class A Common Stock, the Market Price of a share of Common Stock on the date or dates such Voting Securities are issued, and (B) in the case of Class A Preference Stock, the product of the Market Price of a share of Common Stock on the date or dates such Voting Securities are issued, multiplied by the number of Class A Conversion Shares related to one share of Class A Preference Stock outstanding immediately prior to such purchase, provided that shares of Class A Preference Stock purchased at the Optional Shares Closing shall have a per share liquidation value equal to their per share purchase price.

          (b)  Within ten Business Days following the
  Investment Completion Date, the Company shall deliver to each of FT and DT written notice of the number of Optional Shares they are entitled to purchase, setting forth in reasonable detail a description of the issuances of Voting Securities that gave rise to FT and DT's right to purchase the Optional Shares and the basis for its computation of the price per share of Common Stock associated with each Optional Share. Each of FT and DT may exercise its right to purchase any or all of the Optional Shares by written notice delivered to the Company prior to the tenth Business Day after the Company's delivery of such notice (the "Notice of Exercise") setting forth the number of Optional Shares that it wishes to purchase and the related per share price or prices for such Optional Shares. The Notice of Exercise shall constitute a binding commitment on the part of the Buyer in question to purchase such Optional Shares upon the terms set forth in this Agreement.

          (c) The closing (the "Optional Shares Closing") of the purchase and sale of the Optional Shares, if any, shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York at 10:00 a.m., New York City time, on the thirtieth Business Day after the Company's receipt of the notice described in clause (b), or at such other date and time as the Parties shall agree in writing, provided that, if the Optional Shares Closing shall not have occurred prior to the 60th day following the Investment Completion Date, the Class A Holders may, upon written notice delivered to the Company, be released from all obligations to purchase Shares pursuant to this Section 2.5, notwithstanding any delivery of the Notice of Exercise.

            (i) At the Optional Shares Closing, the Company shall deliver, or cause to be delivered, the following to each of FT and DT:

               (x)  certificates representing the number of
            Optional Shares to be purchased by FT or DT, respectively, in the name of FT or DT, as the case may be, against payment of the purchase price therefor; and

               (y)  the certificates and other documents
            required to be delivered by the Company pursuant to Article V.

           (ii) At the Optional Shares Closing, each of FT and DT shall deliver the following to the Company:

               (x)  cash in the amount of the aggregate
            purchase price for the Optional Shares to be pur-chased by it, by wire transfer of immediately available funds to an account designated by the Company at least five Business Days prior to the date of the Optional Shares Closing; and

               (y)  the certificates and other documents
            required to be delivered by FT or DT, as the case may be, pursuant to Article V.

          Section 2.6.  Antidilution.  The number of shares
  of Class A Stock to be purchased by the Buyers hereunder, and, in accordance with the Class A Provisions, the purchase price therefor and the dollar amounts used in calculating the foregoing, shall be adjusted to reflect any stock split, subdivision, stock dividend, or other reclassification, consolidation or a combination of the Voting Securities of the Company or similar action or transaction in each case occurring during the period beginning June 14, 1994 and ending on the Investment Completion Date, provided that no adjustment shall be made under this Section 2.6 in respect of the Cellular Spin-off.

          Section 2.7. Reduction of Purchased Shares. The number of shares of Class A Stock to be purchased by FT and DT hereunder shall be reduced by the minimum number of shares, if any, necessary so that, following the Investment Completion Date, FT and DT and their respective Affiliates shall Beneficially Own in the aggregate 20% of the sum of
  (a) the aggregate number of Votes of the Company outstanding at that time and (b) the aggregate number of Votes represented by the Voting Securities which FT and DT and their respective Affiliates have committed to purchase from the Company. Any reduction in shares pursuant to this
  Section 2.7 shall be borne one-half by each of FT and DT.

          Section 2.8. Effect of Conversion. If after the Initial Issuance Date, the Fundamental Rights (as such term is defined in the Stockholders' Agreement) shall have terminated as to all outstanding shares of Class A Preference Stock, or all outstanding shares of Class A Common Stock shall have converted into Common Stock, in each case pursuant to Section 7 of the Class A Provisions, each share of Class A Stock to have been issued by the Company pursuant to this Agreement shall (i) in the case of shares of Class A Common Stock, instead be issued as one duly issued, fully paid and nonassessable share of Common Stock, and (ii) in the case of shares of Class A Preference Stock, instead be issued as that number of duly issued, fully paid and nonassessable shares of Common Stock equal to the number of related Class A Conversion Shares immediately prior to such issuance.


                         ARTICLE III

               CONDITIONS TO THE FIRST CLOSING

          Section 3.1. Conditions to Each Party's Obliga-tions. The obligation of each Party to consummate the transactions contemplated hereby at the First Closing is subject to the fulfillment of each of the following condi-tions on or prior to the Initial Issuance Date:

          (a) All notifications required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), to carry out the transactions con-templated by this Agreement or by the Other Agreements shall have been made, and the applicable waiting period and any extensions thereof shall have expired or been terminated, without the imposition of any Burdensome Condition.

          (b) (i) The Commission of the European Communi-ties, pursuant to Article 85(3) of the Treaty of Rome, shall have granted an exemption which exempts the Joint Venture Documents and the transactions contemplated thereby (and, if necessary, this Agreement and each Other Agreement, and the transactions contemplated hereby and thereby) from the operation of Article 85(1) of the Treaty of Rome, without the imposition of any Burdensome Condition, or (ii) each Party shall have determined, in its individual and sole discretion, that it is satisfied that such exemption will be granted in a reasonable time and without the imposition of a Burdensome Condition.

          (c) FT shall have received the approval of the French minister in charge of economic affairs and finance (ministre charge de l'economie et des finances) and the French minister in charge of posts and telecommunications (ministre charge des postes et des telecommunications) to carry out the transactions contemplated hereby, and by the Other Agreements and the Joint Venture Documents, without the imposition of a Burdensome Condition.

          (d)  Either (i) DT shall have received the
  approval of the Bundeskartellamt to carry out the trans-actions contemplated hereby, and by the Other Agreements and the Joint Venture Documents, without the imposition of a Burdensome Condition, or (ii) the exemption referred to in clause (b)(i) of this Section 3.1 shall have been obtained.

          (e) All other Governmental Approvals required to be obtained to consummate the transactions contemplated by this Agreement, the Other Agreements and the Joint Venture Documents shall have been obtained, and all other applicable pre-consummation waiting periods shall have expired, except for Governmental Approvals and waiting periods the failure of which to obtain or satisfy would not, individually or in the aggregate, be reasonably likely to impose a Burdensome Condition or materially and adversely affect the ability of any Party to perform its obligations hereunder or under the Other Agreements.

          (f) No order of any Governmental Authority (in-cluding a court order) shall have been entered that enjoins, restrains or prohibits consummation of the transactions contemplated by this Agreement or the Other Agreements, or puts in doubt the validity of this Agreement or the Other Agreements in any material respect.

          (g) No action shall have been taken by any Gov-ernmental Authority to rescind or withdraw any of the Gov-ernmental Approvals described or referred to in this Section
  3.1 or to rescind the termination of the review and investigation of the transactions contemplated by this Agreement and the Other Agreements under Exon-Florio, and no action shall have been taken to modify any such Governmental Approvals or any determination with respect to the investigation under Exon-Florio in a manner that would impose a Burdensome Condition.

          (h) The stockholders of the Company shall have duly approved the Proposals by the requisite vote at the Stockholders' Meeting.

          (i) The Company shall have been advised by the New York Stock Exchange that the Common Stock will continue to be listed on the New York Stock Exchange after (i) the issuance and sale of the Class A Common Stock and/or the Class A Preference Stock and (ii) the effectiveness of the provisions of this Agreement, the Other Agreements and the Amendment.

          (j) The conditions to closing set forth in Arti-cle 13 of the Joint Venture Agreement shall have been ful-filled or validly waived and the "Closing" as such term is defined in the Joint Venture Agreement shall have occurred simultaneously with the First Closing.

          (k) (i) An effective written order or other final action from the FCC (either in the first instance or upon review or reconsideration) affirming that (x) the transactions contemplated by this Agreement and the Other Agreements do not result in a transfer of control within the meaning of Section 310(d) of the Communications Act; (y) a level of foreign ownership in the Company of up to 28 per-cent is not inconsistent with the public interest; and
  (z) the transactions contemplated by this Agreement and the Other Agreements are not otherwise inconsistent with the public interest, or an effective written order or other final action by the FCC (either in the first instance or upon review or reconsideration) to the effect that no such approval is required; or

          (ii) an effective written order from, or other final action taken by, the FCC pursuant to delegated author-ity (either in the first instance or upon review or re-consideration) affirming that (x) the transactions con-templated by this Agreement and the Other Agreements do not result in a transfer of control within the meaning of Sec-tion 310(d) of the Communications Act; (y) a level of for-eign ownership in the Company of up to 28 percent is not inconsistent with the public interest; and (z) the trans-actions contemplated by this Agreement and the Other Agree-ments are not otherwise inconsistent with the public in-terest, or an effective written order from, or other final action taken by, the FCC pursuant to delegated authority (either in the first instance or upon review or re-consideration) to the effect that no such approval is re-quired, which order or final action shall no longer be subject to further administrative review;

  shall have been obtained, and shall not have been revoked or stayed as of the Initial Issuance Date, and such order or final action shall not impose any Burdensome Condition, provided that any Party may waive the requirement that any such order or final action contain the provision described in clause (y) of subsection (k)(i) or (k)(ii) of this Sec-tion 3.1 and such waiver shall be binding upon all Parties. For purposes of Section 3.1(k)(ii), an order from, or other final action taken by, the FCC pursuant to delegated au-thority shall be deemed no longer subject to further ad-ministrative review:

     (x) if no petition for reconsideration or application for review by the FCC of such order or final ac-tion has been filed within thirty days after the date of public notice of such order or final ac-tion, as such 30-day period is computed and as such date is defined in Sections 1.104 and 1.4 (or any successor provisions), as applicable, of the FCC's rules, and the FCC has not initiated review of such order or final action on its own motion within forty days after the date of public notice of the order or final action, as such 40-day period is computed and such date is defined in Sections 1.117 and 1.4 (or any successor provisions) of the FCC's rules; or

     (y) if any such petition for reconsideration or appli-cation for review has been filed, or, if the FCC has initiated review of such order or final action on its own motion, the FCC has issued an effective written order or taken final action to the effect set forth in clause (i) above.

          Section 3.2. Conditions to the Buyers' Obliga-tions. The obligation of each Buyer to consummate the transactions contemplated hereby at the First Closing is subject to the fulfillment of each of the following condi-tions on or prior to the Initial Issuance Date:

          (a) The representations and warranties of the Company made pursuant to this Agreement and the Other Agree-ments shall be true and correct in all material respects at and as of the date hereof and at and as of the Initial Issuance Date as if such representations and warranties were made at and as of the Initial Issuance Date except for representations and warranties that relate solely to a date prior to the Initial Issuance Date and except to the extent contemplated or permitted by this Agreement, the Other Agreements, the Articles as amended by the Amendment or the Joint Venture Documents.

          (b) The Company shall have duly performed and complied in all material respects with each agreement, covenant and condition herein and in each Other Agreement required to be performed or complied with by it on or prior to the Initial Issuance Date.

          (c) No Proceeding shall be pending or threatened that (i) restrains, prohibits, prevents or materially chang-es, or presents a substantial possibility of restraining, prohibiting, preventing or materially changing, the terms of the transactions contemplated by this Agreement or the Other Agreements or (ii) presents a substantial possibility of resulting in material Damages to FT or DT or their Subsidiaries, or imposing a Burdensome Condition as to FT or DT or Atlas, in each case arising from such transactions. For purposes of this Section 3.2(c), the term "material Damages" shall mean Damages material to any Buyer and its Subsidiaries taken as a whole or material in relation to the amount to be invested by such Buyer in the Company pursuant to this Agreement.

          (d) The Company shall have delivered to each of the Buyers a certificate, dated the Initial Issuance Date, signed by a duly authorized senior officer certifying that the conditions specified in Sections 3.2(a), (b) and (c) (as to Proceedings involving the Company) have been fulfilled.

          (e)  The Board of Directors shall have taken
  appropriate action so that the provisions of Kan. Stat. Ann.
  Section 17-12,101 (1994) (the "Business Combination Statute") restricting "business combinations" with "interested stockholders" (each as defined in Kan. Stat. Ann.
  Section 17-12,100 (1994)) will not apply to FT, DT or any Person who as of the date hereof is an Affiliate of FT or DT with respect to the purchase and sale of shares of capital stock of the Company pursuant to this Agreement.

          (f) Each of the Buyers shall have received opin-ions, dated as of the Initial Issuance Date, from counsel to the Company reasonably satisfactory to the Buyers which address favorably the matters set forth in Exhibit F and which are in form and substance reasonably satisfactory to the Buyers.

          (g) The Common Stock issuable upon conversion of the Class A Stock shall have been duly authorized and reserved for issuance by the Company, and listed on the New
  York Stock Exchange, subject to official notice of issuance.

          (h) The Company shall have duly executed and delivered the following:

          (i)  the Stockholders' Agreement;

          (ii)  the Registration Rights Agreement;

          (iii)  the FT Investor Confidentiality Agreement;
       and

          (iv)  the DT Investor Confidentiality Agreement.

          (i) The Amendment shall have been duly adopted pursuant to the applicable provisions of the General Corpo-ration Code of the State of Kansas and filed with the appro-priate Kansas Governmental Authorities, and shall be in full force and effect.

          (j)  The Company shall have duly adopted the
  Bylaws Amendment and such amended terms shall be in full force and effect.

          (k)  No Major Competitor of FT or DT or of the
  Joint Venture shall have acquired Voting Securities of the Company, if (i) such Voting Securities were acquired as a result of a transaction with the Company, and following such transaction such Major Competitor possesses a Percentage Ownership Interest in the Company greater than ten percent, or (ii) the Company otherwise has taken steps for the pur-pose of encouraging or facilitating an acquisition by such a Major Competitor of a Percentage Ownership Interest in the Company greater than ten percent (including, without lim-itation, by any waiver, amendment or termination of the Rights Agreement). No Change of Control shall have oc-curred.

          Section 3.3. Conditions to the Company's Obliga-tions. The obligation of the Company to consummate the transactions contemplated hereby at the First Closing is subject to the fulfillment of each of the following condi-tions on or prior to the Initial Issuance Date:

          (a) The representations and warranties of each of the Buyers made pursuant to this Agreement and the Other Agreements shall be true and correct in all material re-spects at and as of the date hereof, and at and as of the Initial Issuance Date as if such representations and war-ranties were made at and as of the Initial Issuance Date except for representations and warranties that relate solely to a date prior to the Initial Issuance Date and except to the extent contemplated or permitted by this Agreement, the Other Agreements, the Articles as amended by the Amendment or the Joint Venture Documents.

          (b)  FT and DT and each of their respective
  Affiliates shall have duly performed and complied in all material respects with each agreement, covenant and condi-tion herein and in each Other Agreement required to be per-formed or complied with by it on or prior to the Initial Issuance Date.

          (c) No Proceeding shall be pending or threatened that (i) restrains, prohibits, prevents or materially chang-es, or presents a substantial possibility of restraining, prohibiting, preventing or materially changing, the terms of the transactions contemplated by this Agreement or the Other Agreements, or (ii) presents a substantial possibility of resulting in material Damages to the Company or its Sub-sidiaries, or imposing a Burdensome Condition as to the Company or Sprint Sub, in each case arising from such trans-actions. For purposes of this Section 3.3(c), the term "material Damages" shall mean Damages material to the Company and its Subsidiaries taken as a whole or material in relation to the amount to be invested in the Company pur-suant to this Agreement.

          (d) Each Buyer shall have delivered to the Com-pany a certificate, dated the Initial Issuance Date, signed by a duly authorized senior officer, certifying that the conditions specified in Sections 3.3(a), (b) and (c) (as to Proceedings involving such Buyer) have been fulfilled.

          (e) The Company shall have received opinions, dated as of the Initial Issuance Date, from: (i) counsel to FT reasonably satisfactory to the Company which address favorably the matters set forth in Exhibit G and which are in form and substance reasonably satisfactory to the Company, and (ii) counsel to DT reasonably satisfactory to the Company which address favorably the matters set forth in Exhibit H and which are in form and substance reasonably satisfactory to the Company.

          (f)  Each Buyer shall have duly executed and
  delivered the following:

          (i)  the Stockholders' Agreement; and

          (ii)  the Registration Rights Agreement.

          (g) FT shall have duly executed and delivered the FT Investor Confidentiality Agreement.

          (h) DT shall have duly executed and delivered the DT Investor Confidentiality Agreement.


                          ARTICLE IV

           CONDITIONS TO AN ADDITIONAL PREFERENCE
                 STOCK CLOSING, SUPPLEMENTAL
                 PREFERENCE STOCK CLOSING AND
                DEFERRED COMMON STOCK CLOSING

          Section 4.1. Condition to Each Party's Obliga-tions. The obligation of each Party to consummate the transactions contemplated hereby at an Additional Preference Stock Closing, Supplemental Preference Stock Closing, or Deferred Common Stock Closing (each an "Article IV Closing") is subject to the fulfillment of the condition that, on or prior to the date of the Article IV Closing in question, no order of any Governmental Authority (including a court order) shall have been entered that enjoins, restrains or prohibits consummation of the transactions contemplated by this Agreement or the Other Agreements or puts in doubt the validity of this Agreement or the Other Agreements in any material respect, provided that, if such an order is entered, the date of the Article IV Closing in question shall be delayed for a period of not more than one year from the date on which such Article IV Closing would have occurred but for such order (but not beyond the end of such one-year period), if during such time any Party shall be appealing, challenging or otherwise attempting to resolve such order in a diligent manner, provided, further, that the purchase price for shares sold at such Article IV Closing shall be that which would have obtained if no such order had been entered and such Article IV Closing had taken place on the date on which it would have taken place but for such order.

          Section 4.2. Conditions to the Buyers' Obliga-tions. The obligation of each Buyer to consummate the transactions contemplated hereby at an Article IV Closing is subject to the fulfillment of each of the following condi-tions on or prior to the date of such Article IV Closing:

          (a) The representations and warranties of the Company set forth in:

          (i) Sections 6.1, 6.2(a), 6.3 and 6.4 shall be true and correct in all material respects at and as of the date hereof and at and as of the date of such
       Article IV Closing as if such representations and warranties were made at and as of such date except
       (x) with respect to representations and warranties that relate solely to a date prior to such date, and were true and correct in all material respects on such prior date, and (y) to the extent contemplated or permitted by this Agreement, the Other Agreements, the Articles as amended by the Amendment or the Joint Venture Documents; and

          (ii)   the first two sentences of Section 6.5(a)
       (as to SEC Documents filed prior to the Initial Issu-ance Date) and Section 6.6 (but in the case of Sec-tion 6.6 only as to changes prior to the Initial Issu-ance Date, but after the later of (x) the end of the quarter covered by the last Quarterly Report on Form 10-Q of the Company filed prior to the Initial Issuance Date, and (y) the end of the year covered by the last Annual Report on Form 10-K of the Company filed prior to the Initial Issuance Date) shall be true and correct in all material respects at and as of the date hereof, except to the extent such failure to be true and cor-rect does not relate to, and is not reasonably likely to relate to, a material adverse change in the busi-ness, operations, results of operations, financial condition, assets or liabilities of the Company com-pared to the last to be filed prior to the Initial Issuance Date of the Annual Report on Form 10-K of the Company or the Quarterly Report on Form 10-Q of the Company;

  provided that if this condition fails to be satisfied, and such failure is capable of being cured without adversely affecting in any material respect the Buyers or their rights hereunder (other than as to the timing of such Article IV Closing) or under the Other Agreements, the Articles as amended by the Amendment or the Bylaws as amended by the Bylaws Amendment, or there is a dispute as to whether such condition has been satisfied, the date of the Article IV Closing in question may be delayed by the Company (i) for a period of not more than 180 days from the date such Article IV Closing would have occurred but for the failure of such condition to be satisfied, if during such time the Company is attempting in a diligent manner to cause such condition to be satisfied, or (ii) in the case of such a dispute until the later to occur of (x) 90 days following the rendering of an order of a court of competent jurisdiction to the effect that such condition involved in such dispute was not satisfied, if during such 90-day period the Company is attempting in a diligent manner to cause such condition to be satisfied, and (y) 90 days following the rendering of a final and non-appealable judgment of a court of competent jurisdiction following an appeal or related action with respect to such order (if such judgment is to the effect that such condition involved in such dispute was satisfied at or prior to the end of the 90-day period provided in the immediately preceding clause (x)), if the Company shall be prosecuting such appeal in a diligent manner, provided, further, that the purchase price for shares sold at such
  Article IV Closing shall be that which would have obtained but for the delay pursuant to the proviso to this Section 4.2(a).

          (b) The Company shall have performed and complied in all material respects with its obligations under Sec-tion 8.8 of this Agreement; Article FIFTH of the Articles as amended by the Amendment (to the extent such Article relates to the rights of the holders of Class A Stock); the Class A Provisions; and Articles III, IV, V and VI, and Sections 7.1, 7.4, 7.8, 7.10 and 7.11 of the Stockholders' Agreement, provided, that, if this condition fails to be satisfied, and such failure is capable of being cured without adversely affecting in any material respect the Buyers or their rights hereunder (other than as to the timing of such Article IV Closing) or under the Other Agreements, the Articles as amended by the Amendment or the Bylaws as amended by the Bylaws Amendment, or there is a dispute as to whether such condition has been satisfied, the date of such Article IV Closing may be delayed by the Company (i) for a period of not more than 180 days from the date such Article IV Closing would have occurred but for the failure of such condition to be satisfied, if during such time the Company is attempting in a diligent manner to cause such condition to be satisfied, or (ii) in the case of such a dispute until the later to occur of (x) 90 days following the rendering of an order of a court of competent jurisdiction to the effect that such condition involved in such dispute was not satisfied, if during such 90-day period the Company is attempting in a diligent manner to cause such condition to be satisfied, and (y) 90 days following the rendering of a final and non-appealable judgment of a court of competent jurisdiction following an appeal or related action with respect to such order (if such judgment is to the effect that such condition involved in such dispute was satisfied at or prior to the end of the 90-day period provided in the immediately preceding clause (x)), if the Company shall be prosecuting such appeal in a diligent manner, provided, further, that the purchase price for shares sold at such
  Article IV Closing shall be that which would have obtained but for the delay pursuant to the proviso to this
  Section 4.2(b).

          (c) There shall not have occurred a Change of Control.

          (d) The Company shall have delivered to the Buy-ers a certificate, dated the date of such Article IV Closing, signed by a duly authorized senior officer of the Company, certifying that the conditions specified in
  Section 4.2(a), (b) and (c) have been fulfilled.

          (e) Each of the Buyers shall have received an opinion, dated the date of such Article IV Closing, from the General Counsel of the Company which addresses favorably the matters set forth in Exhibit I and which is in form and substance reasonably satisfactory to the Buyers.

          Section 4.3. Conditions to the Company's Obli-gations. The obligation of the Company to consummate the transactions contemplated hereby at an Article IV Closing is subject to the fulfillment of each of the following condi-tions on or prior to the date of such Article IV Closing:

          (a) The respective representations and warranties of each of the Buyers set forth in Sections 7.1(a), 7.1(b), 7.1(e), 7.1(g), 7.2(a), 7.2(b) and 7.2(e) shall be true and correct in all material respects at and as of the date hereof, and at and as of the date of the Article IV Closing in question as if such representations and warranties were made at and as of such date except (i) with respect to representations and warranties that relate solely to a date prior to such date and were true and correct in all material respects on such prior date, and (ii) to the extent contemplated or permitted by this Agreement, the Other Agreements or the Articles as amended by the Amendment, provided that, if this condition fails to be satisfied, and such failure is capable of being cured without adversely affecting in any material respect the Company or its rights hereunder (other than as to the timing of such Article IV Closing) or under the Other Agreements, the Articles as amended by the Amendment or the Bylaws as amended by the Bylaws Amendment, or there is a dispute as to whether such condition has been satisfied, the date of such Article IV Closing may be delayed by the relevant Buyer (i) for a period of not more than 180 days from the date such
  Article IV Closing would have occurred but for the failure of such condition to be satisfied, if during such time the relevant Buyer is attempting in a diligent manner to cause such condition to be satisfied, or (ii) in the case of such a dispute until the later to occur of (x) 90 days following the rendering of an order of a court of competent juris-diction to the effect that such condition involved in such dispute was not satisfied, if during such 90-day period the relevant Buyer is attempting in a diligent manner to cause such condition to be satisfied, and (y) 90 days following the rendering of a final and non-appealable judgment of a court of competent jurisdiction following an appeal or related action with respect to such order (if such judgment is to the effect that such condition involved in such dispute was satisfied at or prior to the end of the 90-day period provided in the immediately preceding clause (x)), if the relevant Buyer shall be prosecuting such appeal in a diligent manner, provided, further, that the purchase price for shares sold at such Article IV Closing shall be that which would have obtained but for the delay pursuant to the proviso to this Section 4.3(a).

          (b) Each Buyer shall have performed and complied in all material respects with its obligations under Arti-cle II of this Agreement; Article II and Section 7.5 of the Stockholders' Agreement; Sections 2.1, 3.1 and 3.2(b) of the Standstill Agreement; and the FT Investor Confidentiality Agreement (in the case of FT) or the DT Investor Confidentiality Agreement (in the case of DT), provided that, if this condition fails to be satisfied, and such failure is capable of being cured without adversely affect-ing in any material respect the Company or its rights here-under (other than as to the timing of such Article IV Clos-ing) or under the Other Agreements, the Articles as amended by the Amendment or the Bylaws as amended by the Bylaws Amendment, or there is a dispute as to whether such con-dition has been satisfied, the date of such Article IV Closing may be delayed by the relevant Buyer (i) for a period of not more than 180 days from the date such
  Article IV Closing would have occurred but for the failure of such condition to be satisfied, if during such time the relevant Buyer is attempting in a diligent manner to cause such condition to be satisfied, or (ii) in the case of such a dispute until the later to occur of (x) 90 days following the rendering of an order of a court of competent jurisdiction to the effect that such condition involved in such dispute was not satisfied, if during such 90-day period the relevant Buyer is attempting in a diligent manner to cause such condition to be satisfied, and (y) 90 days fol-lowing the rendering of a final and non-appealable judgment of a court of competent jurisdiction following an appeal or related action with respect to such order (if such judgment is to the effect that such condition involved in such dis-pute was satisfied at or prior to the end of the 90-day period provided in the immediately preceding clause (x)), if the relevant Buyer shall be prosecuting such appeal in a diligent manner, provided, further, that the purchase price for shares sold at such Article IV Closing shall be that which would have obtained but for the delay pursuant to the proviso to this Section 4.3(b).

          (c) Each Buyer shall have delivered to the Com-pany a certificate, signed by a duly authorized senior officer, dated the date of such Article IV Closing, certifying that the conditions specified in Section 4.3(a) and (b) have been fulfilled.

          Section 4.4.  Effect of Certain Breaches.  Except
  as set forth in Sections 4.2, 4.3 and 10.1, no breach of the representations, warranties, covenants or agreements contained in this Agreement or any of the Other Agreements shall affect the obligations of the Parties to consummate the purchase and sale of capital stock of the Company at any
  Article IV Closing, provided that this sentence shall not affect any other rights, liabilities, duties or obligations of the Parties arising under this Agreement, any of the Other Agreements or any of the Joint Venture Documents as a result of such breach.


                          ARTICLE V

          CONDITIONS TO THE OPTIONAL SHARES CLOSING

          Section 5.1. Condition to Each Party's Obliga-tions. The obligation of each Party to consummate the transactions contemplated hereby at the Optional Shares Closing is subject to the fulfillment of the condition that, on or prior to the date of the Optional Shares Closing, no order of any Governmental Authority (including a court order) shall have been entered that enjoins, restrains or prohibits consummation of the transactions contemplated by this Agreement or the Other Agreements or puts in doubt the validity of this Agreement or the Other Agreements in any material respect, provided that, if such an order is en-tered, the date of the Optional Shares Closing shall be delayed for a period of not more than one year from the date on which the Optional Shares Closing would have occurred but for such order (but not beyond the end of such one-year period), if during such time any Party shall be appealing, challenging or otherwise attempting to resolve such order in a diligent manner.

          Section 5.2. Conditions to the Buyers' Obliga-tions. The obligation of each Buyer to consummate the transactions contemplated hereby at the Optional Shares Closing is subject to the fulfillment of each of the follow-ing conditions on or prior to the date of the Optional Shares Closing:

          (a) The representations and warranties of the Company set forth in:

          (i) Sections 6.1, 6.2(a), 6.3 and 6.4 shall be true and correct in all material respects at and as of the date hereof and at and as of the date of the Op-tional Shares Closing as if such representations and warranties were made at and as of the date of the Optional Shares Closing except (x) with respect to representations and warranties that relate solely to a date prior to the date of the Optional Shares Closing, and were true and correct in all material respects on such prior date, and (y) to the extent contemplated or permitted by this Agreement, the Other Agreements or the Articles as amended by the Amendment or the Joint Venture Documents; and

          (ii)  the first two sentences of Section 6.5(a)
       (as to SEC Documents filed prior to the Initial Issu-ance Date) and Section 6.6 (but in the case of Sec-tion 6.6 only as to changes prior to the Initial Issu-ance Date, but after the later of (x) the end of the quarter covered by the last Quarterly Report on Form 10-Q of the Company filed prior to the Initial Issuance Date, and (y) the end of the year covered by the last Annual Report on Form 10-K of the Company filed prior to the Initial Issuance Date) shall be true and correct in all material respects at and as of the date hereof, except to the extent such failure to be true and cor-rect does not relate to, and is not reasonably likely to relate to, a material adverse change in the busi-ness, operations, results of operations, financial condition, assets or liabilities of the Company com-pared to the last to be filed prior to the Initial Issuance Date of the Annual Report on Form 10-K of the Company or the Quarterly Report on Form 10-Q of the Company;

  provided that if this condition fails to be satisfied, and such failure is capable of being cured without adversely affecting in any material respect the Buyers or their rights hereunder (other than as to the timing of the Optional Shares Closing) or under the Other Agreements, the Articles as amended by the Amendment or the Bylaws as amended by the Bylaws Amendment, or there is a dispute as to whether this condition has been satisfied, the date of the Optional Shares Closing may be delayed by the Company (i) for a period of not more than 180 days from the date the Optional Shares Closing would have occurred but for the failure of such condition to be satisfied, if during such time the Company is attempting in a diligent manner to cause all such conditions to be satisfied, or (ii) in the case of such a dispute, until the later to occur of (x) 90 days following the rendering of an order of a court of competent jurisdic-tion to the effect that such condition involved in such dispute was not satisfied, if during such 90-day period the Company is attempting in a diligent manner to cause such condition to be satisfied, and (y) 90 days following the rendering of a final and non-appealable judgment of a court of competent jurisdiction following an appeal or related action with respect to such order (if such judgment is to the effect that such condition involved in such dispute was satisfied at or prior to the end of the 90-day period in the immediately preceding clause (x)), if the Company shall be prosecuting such appeal in a diligent manner, provided, further, that the purchase price for Shares sold at the Optional Shares Closing shall be that which would have been obtained but for the delay pursuant to the proviso to this
  Section 5.2(a).

          (b) The Company shall have performed and complied in all material respects with its obligations under Sec-tion 8.8 of this Agreement; Article FIFTH of the Articles as amended by the Amendment (to the extent such Article relates to the rights of the holders of Class A Stock); that portion of Article SIXTH of the Articles as amended by the Amendment entitled "General Provisions Relating to Class A Stock"; and Articles III, IV, V and VI, and Sections 7.1, 7.4, 7.8, 7.10 and 7.11 of the Stockholders' Agreement, provided that, if this condition fails to be satisfied, and such failure is capable of being cured without adversely affecting in any material respect the Buyers or their rights hereunder (other than as to the timing of the Optional Shares Closing) or under the Other Agreements, the Articles as amended by the Amendment or the Bylaws as amended by the Bylaws Amendment, or there is a dispute as to whether such condition has been satisfied, the date of the Optional Shares Closing may be delayed by the Company (i) for a period of not more than 180 days from the date the Optional Shares Closing would have occurred but for the failure of such condition to be satis-fied, if during such time the Company is attempting in a diligent manner to cause such condition to be satisfied, or
  (ii) in the case of such a dispute until the later to occur of (x) 90 days following the rendering of an order of a court of competent jurisdiction to the effect that such condition involved in such dispute was not satisfied, if during such 90-day period the Company is attempting in a diligent manner to cause such condition to be satisfied, and
  (y) 90 days following the rendering of a final and non-appealable judgment of a court of competent jurisdiction following an appeal or related action with respect to such order (if such judgment is to the effect that such condition involved in such dispute was satisfied at or prior to the end of the 90-day period provided in the immediately preceding clause (x)), if the Company shall be prosecuting such appeal in a diligent manner, provided, further, that the purchase price for Shares sold at the Optional Shares Closing shall be that which would have been obtained but for the delay pursuant to the proviso to this Section 5.2(b).

          (c) There shall not have occurred a Change of Control.

          (d) The Company shall have delivered to each of the Buyers a certificate, dated the date of the Optional Shares Closing, signed by a duly authorized senior officer of the Company, certifying that the conditions specified in
  Section 5.2(a), (b) and (c) have been fulfilled.

          (e) Each of the Buyers shall have received an opinion, dated as of the date of the Optional Shares Clos-ing, from the General Counsel of the Company which addresses favorably the matters set forth in Exhibit J and which is in form and substance reasonably satisfactory to the Buyers.

          Section 5.3. Conditions to the Company's Obli-gations. The obligation of the Company to consummate the transactions contemplated hereby at the Optional Shares Closing is subject to the fulfillment of each of the follow-ing conditions on or prior to the date of the Optional Shares Closing:

          (a) The respective representations and warranties of each of the Buyers set forth in Sections 7.1(a), 7.1(b), 7.1(e), 7.1(g), 7.2(a), 7.2(b) and 7.2(e) shall be true and correct in all material respects at and as of the date hereof, and on and as of the date of the Optional Shares Closing as if such representations and warranties were made at and as of the date of the Optional Shares Closing except
  (i) with respect to representations and warranties that relate solely to a date prior to the date of the Optional Shares Closing and were true and correct in all material respects on such prior date, and (ii) to the extent contem-plated or permitted by this Agreement, the Other Agreements or the Articles as amended by the Amendment, provided that, if this condition fails to be satisfied, and such failure is capable of being cured without adversely affecting in any material respect the Company or its rights hereunder (other than as to the timing of the Optional Shares Closing) or under the Other Agreements, the Articles as amended by the Amendment or the Bylaws as amended by the Bylaws Amendment, or there is a dispute as to whether such condition has been satisfied, the date of the Optional Shares Closing may be delayed by the relevant Buyer (i) for a period of not more than 180 days from the date the Optional Shares Closing would have occurred but for the failure of such condition to be satisfied, if during such time the relevant Buyer is attempting in a diligent manner to cause such condition to be satisfied, or (ii) in the case of such dispute as to whether such condition has been satisfied, until the later to occur of (x) 90 days following the rendering of an order of a court of competent jurisdiction to the effect that such condition involved in such dispute was not satisfied, if during such 90-day period the relevant Buyer is attempting in a diligent manner to cause such condition to be satis-fied, and (y) the rendering of a final and non-appealable judgment of a court of competent jurisdiction following an appeal or related action with respect to such order (if such judgment is to the effect that such condition involved in such dispute was satisfied at or prior to the end of the 90-day period provided in the immediately preceding clause
  (x)), if the relevant Buyer shall be prosecuting such appeal in a diligent manner, provided, further, that the purchase price for Shares sold at the Optional Shares Closing shall be that which would have been obtained but for the delay pursuant to the proviso to this Section 5.3(a).

          (b) Each Buyer shall have performed and complied in all material respects with its obligations under Article II of this Agreement; Article II and Section 7.5 of the Stockholders' Agreement; Sections 2.1, 3.1 and 3.2(b) of the Standstill Agreement; and the FT Investor Confidentiality Agreement (in the case of FT) or the DT Investor Confidentiality Agreement (in the case of DT), provided that, if this condition fails to be satisfied, and such failure is capable of being cured without adversely affect-ing in any material respect the Company or its rights here-under (other than as to the timing of the Optional Shares Closing) or under the Other Agreements, the Articles as amended by the Amendment or the Bylaws as amended by the Bylaws Amendment, or there is a dispute as to whether such condition has been satisfied, the date of the Optional Shares Closing may be delayed by the relevant Buyer (i) for a period of not more than 180 days from the date the Option-al Shares Closing would have occurred but for the failure of such condition to be satisfied, if during such time the relevant Buyer is attempting in a diligent manner to cause such condition to be satisfied, or (ii) in the case of such a dispute until the later to occur of (x) 90 days following the rendering of an order of a court of competent jurisdic-tion to the effect that such condition involved in such dispute was not satisfied, if during such 90-day period the relevant Buyer is attempting in a diligent manner to cause such condition to be satisfied, and (y) 90 days following the rendering of a final and non-appealable judgment of a court of competent jurisdiction following an appeal or related action with respect to such order (if such judgment is to the effect that such condition involved in such dis-pute was satisfied at or prior to the end of the 90-day period provided in the immediately preceding clause (x)), if the relevant Buyer shall be prosecuting such appeal in a diligent manner, provided, further, that the purchase price for Shares sold at the Optional Shares Closing shall be that which would have been obtained but for the delay pursuant to the proviso to this Section 5.3(b).

          (c) Each Buyer shall have delivered to the Com-pany a certificate, signed by a duly authorized senior officer, dated the date of the Optional Shares Closing, certifying that the conditions specified in Section 5.3(a) and (b) have been fulfilled.

          Section 5.4.  Effect of Certain Breaches.  Except
  as set forth in Sections 5.2, 5.3 and 10.1, no breach of the representations, warranties, covenants or agreements contained in this Agreement or any of the Other Agreements shall affect the obligations of the Parties to consummate the purchase and sale of the Optional Shares at the Optional Shares Closing, provided, that this sentence shall not affect any other rights, liabilities, duties or obligations of the Parties arising under this Agreement, any of the Other Agreements or any of the Joint Venture Documents as a result of such breach.


                          ARTICLE VI

        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to each of FT and DT as follows:

          Section 6.1.  Organization, Qualification, Etc.
  The Company is a corporation duly organized, validly exist-ing and in good standing under the laws of the State of Kansas. The Company has all requisite corporate power and authority to: (a) enter into this Agreement and each Other Agreement, (b) subject to approval by the stockholders of the Company and to the filing of the Amendment, issue and sell (or deliver upon conversion, as the case may be) shares of Class A Common Stock, Class A Preference Stock and Common Stock to the Buyers pursuant to this Agreement, the Stockholders' Agreement and the Articles as amended by the Amendment and comply with its obligations under this Agreement and each Other Agreement, and (c) own, lease and operate its properties and assets and to carry on in all material respects its business as now being conducted and proposed to be conducted as shall be described in the Proxy Statement. The copies of the Articles and the Bylaws, which have been delivered previously to each Buyer, are complete and correct and in full force and effect, in each case on the date hereof.

          Section 6.2.  Capital Stock and Other Matters.
  (a) Section 6.2 of the Company Disclosure Schedule sets forth the authorized capital stock of the Company, the num-ber of each class of shares issued and outstanding, the number of each class of shares reserved for issuance pur-suant to convertible securities, options and other agree-ments, and the number of each class of shares held by the Company in its treasury or held by its Subsidiaries, at June 14, 1994 and as at a date which is no more than ten Business Days prior to the date hereof (the "Capitalization Date"). The Company has issued no more than 150,000 shares of Common Stock and no shares of Preferred Stock between the Capitalization Date and the date hereof. No bonds, de-bentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of shares of capital stock of the Company may vote were issued or outstanding on June 14, 1994 or are issued and outstanding on the date hereof. All of the issued and outstanding shares of the Company's capital stock are validly issued, fully paid and nonassessable. No holder of the outstanding shares of the Company's capital stock is entitled to preemptive rights with respect to any issuance of shares of Class A Common Stock.

          (b) No class of capital stock is entitled to preemptive rights. Except as set forth in Section 6.2 of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other Contracts to which the Company is a party or by which it is bound relating to the voting or transfer of any shares or units of any Voting Securities of the Company.

          Section 6.3. Validity of Shares. Subject to obtaining the approval of the stockholders of the Company specified in Section 8.4 hereof and to the filing of the Amendment with the appropriate Kansas Governmental Authorities, when the shares of Class A Common Stock and Class A Preference Stock, as the case may be, are issued and delivered, or any shares of Common Stock are sold and delivered, in each case against payment therefor (or upon conversion, as the case may be) at the relevant closing as provided hereby, each such share shall be validly issued, free of any Lien (other than any Lien arising due to action or inaction of any of the Buyers), fully paid and a non-assessable share of capital stock of the Company.

          Section 6.4.  Corporate Authority; No Violation.
  (a) The execution, delivery and performance of this Agree-ment and each Other Agreement, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Company's capital stock) have been duly authorized by all requisite corporate action on the part of the Company, subject to obtaining the approval of the stockholders of the Company specified in Section 8.4 hereof and to the filing of the Amendment with the appropriate Kansas Governmental Authorities and, assuming that, with respect solely to those provisions of this Agreement, the Stockholders' Agreement and the Amendment that require explicitly the receipt of Continuing Director approval for the performance of obligations or consummation of transactions on the part of the Company hereunder or thereunder, Continuing Director approval is obtained in the manner provided herein or therein. Upon the execution and delivery of this Agreement and each Other Agreement by the Company, each such agreement will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

          (b) Neither the execution, delivery and perfor-mance by the Company of this Agreement and each Other Agree-ment, the adoption of the Bylaws Amendment and the adoption and filing of the Amendment nor the consummation by the Company of the transactions contemplated hereby or thereby will: (i) subject to the approval of the Proposals by the stockholders of the Company and the filing of the Amendment with the appropriate Kansas Governmental Authorities, vio-late or conflict with any provision of the Articles or Bylaws, assuming that, with respect solely to those pro-visions of this Agreement, the Stockholders' Agreement and the Amendment that require explicitly the receipt of Continuing Director approval for the performance of obligations or consummation of transactions on the part of the Company hereunder or thereunder, Continuing Director approval is obtained in the manner provided herein or therein; (ii) require any Governmental Approvals or Third Party Approvals, except (x) as set forth in Section 6.4 of the Company Disclosure Schedule or (y) where the failure to so obtain, make or file such Governmental Approvals or Third Party Approvals, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or adversely affect in any material respect the Company's ability to perform its obligations hereunder or under the Other Agree-ments; (iii) except as set forth in Section 6.4 of the Company Disclosure Schedule, result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, or re-sult in the creation of any Lien on any of the assets or properties of the Company or any of its Subsidiaries pur-suant to, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or prop-erties is bound, except for any such defaults, terminations, cancellations, amendments, accelerations, losses, or Liens that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or adversely affect in any material respect the Company's ability to perform its ob-ligations hereunder or under the Other Agreements; or
  (iv) except as set forth in Section 6.4 of the Company Disclosure Schedule, violate or conflict with any Applicable Law applicable to the Company or any of its Subsidiaries, or any of the properties, businesses, or assets of any of the Company or any of its Subsidiaries, except violations and conflicts that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or adversely affect in any material respect the Company's ability to perform its obligations hereunder or under the Other Agree-ments.

          Section 6.5. Company Reports and Financial State-ments. (a) The Company has previously made available to FT and DT complete and correct copies of each: (i) annual report on Form 10-K for the Company; (ii) quarterly report on Form 10-Q for the Company; (iii) definitive proxy statement for the Company; (iv) current report on Form 8-K for the Company; and (v) other form, report, schedule and statement, in the case of each of clauses (i), (ii), (iii),
  (iv) and (v) filed by the Company with the SEC under the Exchange Act since January 1, 1993 (collectively, the "SEC Documents"). As of their respective dates, each of the SEC Documents complied (or will comply) in all material respects with the requirements of the Exchange Act to the extent applicable to such SEC Document, and none of such SEC Docu-ments (as of their respective dates) contained (or will contain) an untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except as the same was corrected or superseded in a subsequent document duly filed with the SEC, that has been delivered to the Buyers. Since January 1, 1993, the Company has timely filed all reports and registration statements and made all filings required to be filed under the Exchange Act with the SEC under the rules and regulations of the SEC.

          (b) The audited consolidated financial statements and unaudited consolidated interim financial statements included in the SEC Documents (including any related notes) fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in cash flows for the periods specified, subject, where appropriate, to normal year-end audit adjustments, in each case in accordance with past practice and GAAP applied on a consistent basis during the periods involved (except as otherwise stated therein). Except as and to the extent set forth in the SEC Documents or Section 6.5 of the Company Disclosure Schedule, since March 31, 1995, the Company and its Subsidiaries have incurred no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations that, individually and in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or materially and adversely affect the Company's ability to perform its obligations hereunder or under the Other Agreements.

          Section 6.6.  Absence of Certain Changes or
  Events. Except as set forth in Section 6.6 of the Company Disclosure Schedule, since March 31, 1995 there has not been, occurred or arisen any change in the business, finan-cial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than as a result of changes in general business conditions or legal or regula-tory changes affecting the U.S. telecommunications industry generally (including the effect on competition resulting therefrom) or actions by competitors, having a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or any change that adversely affects in any material respect the Company's ability to perform its obligations hereunder or under the Other Agreements.

          Section 6.7.  Investigations; Litigation.  Except
  as set forth in Section 6.7 of the Company Disclosure Sched-ule, or as the Company has previously advised the Buyers in writing on or prior to the date hereof, there is no Proceed-ing pending, or to the best of the Company's knowledge, threatened against or relating to the Company or any of its Subsidiaries at law or in equity that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or adversely affect in any material respect the Com-pany's ability to perform its obligations hereunder or under the Other Agreements. There is no judgment, decree, injunc-tion, rule or order of any Governmental Authority outstand-ing against the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company and its Sub-sidiaries taken as a whole or adversely affect in any mat-erial respect the Company's ability to perform its obli-gations hereunder or under the Other Agreements.

          Section 6.8.  Proxy Statement; Other Information.
  (a) None of the information included, or incorporated by reference, in the Proxy Statement or any amendment or sup-plement thereto, will at the time of the mailing of the definitive Proxy Statement, and at the time of the Stock-holders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, provided that the foregoing shall not apply to any investment bank's fairness opinion included therein and that no representation is made by the Company with respect to (i) information provided by FT or DT or their Affiliates in writing specifically for inclusion, or incorporation by reference, in the Proxy Statement, (ii) any information set forth in the acquiring person statement delivered by FT, DT and any of their Affiliates pursuant to
  Section 17-1291 of the Kansas Control Share Acquisitions Statute (the "Acquiring Person Statement"), or (iii) any representations or warranties made by FT or DT in any agree-ment that is included as a schedule or exhibit to the Proxy Statement. The Proxy Statement, at the time of mailing and at the time of the Stockholders' Meeting, will comply in all material respects with the provisions of the Exchange Act.

          (b) All documents that the Company is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby other than those described in Section 6.8(a) have complied and will comply in all material respects with Applicable Law. All information supplied or to be supplied by the Company in any document filed with any Governmental Authority in connection with the transactions contemplated hereby or by the Other Agreements will be, at the time of filing, true and correct in all material respects, except where the failure to be true and correct, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole and would not adversely affect in any material respect the consummation of the transactions contemplated by this Agreement or any Other Agreement.

          Section 6.9. Certain Tax Matters. To the best of the Company's knowledge and belief, it is reasonable to assert that the Company is not a United States Real Property Holding Corporation, as that term is defined under Section 897 of the Code and the regulations promulgated thereunder.

          Section 6.10. Amendments of the Rights Agreement. The Board of Directors has taken all necessary action to amend the Rights Agreement to provide that the ownership by FT, DT and their respective Affiliates and Associates of all of the Voting Securities permitted to be owned by them under Sections 2.1(a)(i), 2.1(a)(ii) and 2.3 of the Standstill Agreement (but not Sections 2.1(a)(iii) or 2.2 thereof or
  Section 2.3 thereof to the extent based upon an applicable Percentage Limitation (as defined in the Standstill Agreement) as determined by Section 2.1(a)(iii) or 2.2 thereof) will not result in FT, DT or any of their respective Affiliates or Associates (as such terms are defined in the Rights Agreement) being deemed an Acquiring Person (as such term is defined in the Rights Agreement) or result in the occurrence of a Stock Acquisition Date, Dis-tribution Date, Section 11(a)(ii) Event or Section 13 Event (as such terms are defined in the Rights Agreement).

          Section 6.11. Other Registration Rights. The Company has not granted, and has not agreed to grant, any demand or incidental registration rights to any Person other than (a) rights to be granted pursuant to the Registration Rights Agreement, and (b) rights that will not adversely affect the registration rights to be granted to the Buyers in the Registration Rights Agreement.

          Section 6.12. Takeover Statutes. The Board of Directors has taken appropriate action so that the provi-sions of the Business Combination Statute will not, prior to the termination of this Agreement, apply to FT, DT or any Person who as of the date hereof is an Affiliate of FT or DT. Subject to the approval of the stockholders of the Company specified in Section 8.4 hereof, the ownership by FT and DT and any Qualified Subsidiary identified in the Acquiring Person Statement of shares of the Company's capital stock representing in the aggregate less than one-third of the voting power of the Company (assuming for purposes of the Kansas Control Share Acquisitions Statute that none of FT, DT, any Qualified Subsidiary identified in the Acquiring Person Statement, or their respective affili-ates and associates (as each such term is defined in the Kansas Control Share Acquisitions Statute), acquires any Voting Securities other than as contemplated or permitted by this Agreement, any Other Agreement, or the Amendment, or owned, directly or indirectly, or had or exercised the power to vote or direct the vote of, in each case alone or as part of a group, any Voting Securities as of the date of this Agreement or at the time of the vote contemplated by
  Section 6.13 hereof) will not result in a loss of voting rights with respect to such shares due to the Kansas Control Share Acquisitions Statute. No other "fair price," "morato-rium," "control share acquisition," "business combination," "shareholder protection" or similar anti-takeover statute or regulation enacted under the Applicable Laws of any state of the United States of America will apply to this Agreement or any Other Agreement, or the transactions contemplated hereby or thereby (assuming that none of FT, DT and their respec-tive Affiliates Beneficially Own any Voting Securities as of the date hereof and that none of such Persons acquires any Voting Securities other than as contemplated or permitted by this Agreement, any Other Agreement or the Amendment) except for statutes or regulations the failure of the Company with which to comply would not have a material adverse effect on
  (a) the transactions contemplated in this Agreement or any Other Agreement, (b) the ability of the Buyers to exercise fully their rights under this Agreement or any Other Agreement or the Amendment, or (c) the intrinsic value of an investment in the Company's equity securities (provided that a change in the Market Price of the Company's equity securi-ties shall not, in and of itself, be deemed to have a material adverse effect on the intrinsic value of an invest-ment in the Company's equity securities).

          Section 6.13. Vote Required; Board Recommenda-tion. The only votes of the stockholders of the Company required under Kansas law and the Articles and Bylaws to approve the transactions contemplated by this Agreement and by the Other Agreements are (a) the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock, the Preferred Stock-First Series, the Pre-ferred Stock-Second Series and the Preferred Stock-Fifth Series of the Company, voting together as a single class,
  (b) the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock, voting as a single class, and (c) in the case of clause (c) of the definition of "Proposals," the affirmative vote of the holders of a majority of such outstanding shares, but excluding all "interested shares" within the meaning of Section 17-1288 of the Kansas Control Share Acquisitions Statute (assuming for the purposes of the Kansas Control Share Acquisitions Statute that none of FT, DT and their respective affiliates and associates (as each such term is defined in the Kansas Control Share Acquisitions Statute) owned, directly or indirectly, or had or exercised the power to vote or direct the vote of, in each case alone or as part of a group, any Voting Securities as of the date hereof or at the time of the vote contemplated by this Section 6.13 and that none of such Persons acquires any Voting Securities other than as contemplated or permitted by this Agreement, any Other Agreement or the Amendment). The Board of Directors has unanimously determined that the Proposals are advisable and in the best interests of the stockholders of the Company.

          Section 6.14.  Long Distance Business.  There are
  no assets in the Local Exchange Division, the Cellular and Wireless Division or any other division of the Company other than the Long Distance Division which are primarily used, or held primarily for use, in or for the benefit of the Long Distance Business, except for assets that in the aggregate are not material to the operation of the Long Distance Business.


                         ARTICLE VII

         REPRESENTATIONS AND WARRANTIES OF THE BUYERS

          Section 7.1.  Representations and Warranties of
  FT. FT represents and warrants to, and covenants with, the Company as follows:

          (a) FT is an exploitant public validly existing under the laws of the Republic of France, and has all requi-site power and authority to: (i) enter into this Agreement and each Other Agreement, (ii) purchase the shares of the Company's capital stock as provided herein, and in the Stockholders' Agreement and the Articles as amended by the Amendment, and (iii) comply with its obligations under this Agreement and each Other Agreement.

          (b) (i) The execution, delivery and performance of this Agreement and each Other Agreement, and the consum-mation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of FT. Upon the execution and delivery of this Agreement and each Other Agreement by FT, each such agree-ment will constitute a legal, valid and binding agreement of FT, enforceable against FT in accordance with its terms.

          (ii) Neither the execution, delivery and perfor-mance by FT of this Agreement and each Other Agreement, nor the consummation by FT of the transactions contemplated hereby or thereby will: (w) violate or conflict with any provision of the FT Law and Decrees; (x) require any Governmental Approvals or Third Party Approvals, except (A) as set forth in Section 7.1(b) of the FT Disclosure Schedule or (B) where the failure to so obtain, make or file such Governmental Approvals or Third Party Approvals is not reasonably likely to affect adversely in any material re-spect FT's ability to perform its obligations hereunder or under the Other Agreements; (y) result in a default (or an event that, with notice or lapse of time or both, would become a default) under any Contract to which FT or any of its Subsidiaries is a party, or by which FT or any of its Subsidiaries or any of their respective assets or properties is bound, except for any such defaults that, individually or in the aggregate, are not reasonably likely to affect ad-versely in any material respect FT's ability to perform its obligations hereunder or under the Other Agreements; or
  (z) violate or conflict with Applicable Law applicable to FT or any of its Subsidiaries, or any of the properties, businesses, or assets of FT or any of its Subsidiaries, except violations and conflicts that, individually or in the aggregate, are not reasonably likely to affect adversely in any material respect FT's ability to perform its obligations hereunder or under the Other Agreements.

          (c) Except as set forth in Section 7.1(c) of the FT Disclosure Schedule, there is no Proceeding pending or, to the best of FT's knowledge, threatened against or relating to FT or any of its Subsidiaries at law or in equity that, individually or in the aggregate, is reasonably likely to affect adversely in any material respect FT's ability to perform its obligations hereunder or under the Other Agreements. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against FT or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect FT's ability to perform its obligations hereunder or under the Other Agreements.

          (d) All documents that FT is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby or by each Other Agree-ment have complied and will comply in all material respects with Applicable Law. All information supplied or to be supplied by FT in any document filed with any Governmental Authority in connection with the transactions contemplated hereby or by the Other Agreements will be, at the time of filing, true and correct in all material respects, except where the failure to be true and correct, individually or in the aggregate, would not adversely affect in any material respect the consummation of the transactions contemplated by this Agreement or any Other Agreement.

          (e) FT is purchasing the shares of the Company's capital stock to be purchased by it pursuant to this Agree-ment and the Stockholders' Agreement for its own account for investment, and not with a view to the distribution of such shares or any part thereof. FT is a party to no Contract with any Person for resale of such shares in connection with such a distribution. FT acknowledges that the offering of the shares pursuant to this Agreement and the Stockholders' Agreement will not be registered under the Securities Act or under any state securities or blue sky law or the securities laws of any other country, on the grounds (with respect to the Securities Act and such state securities or blue sky laws) that the offering and sale of shares of capital stock contemplated by this Agreement and the Stockholders' Agreement are exempt from registration pursuant to exceptions available under such laws, and that the Company's reliance upon such exemptions is predicated upon FT's representations set forth in this Agreement and the Stockholders' Agreement. FT understands that the shares of the Company's capital stock purchased by it pursuant to this Agreement and the Stockholders' Agreement may not be sold or transferred unless such shares are subsequently registered under the Securities Act and/or applicable state securities or blue sky laws or any applicable securities laws of any other country or an exemption from such registration is available.

          (f) Except for such rights as may be conferred on FT as contemplated by this Agreement and the Other Agree-ments, as of the date hereof, neither FT nor any of its Af-filiates Beneficially Owns, directly or indirectly, any shares of capital stock of the Company.

          (g)  No Subsidiary of FT is entitled to any
  immunity on the grounds of sovereignty or otherwise (includ-ing, without limitation, pursuant to the Foreign Sovereign Immunities Act, 28 U.S.C. Section 1602 et seq.), based upon its status as an agency or instrumentality of government, from any legal action, suit or proceeding or from set off or counterclaim, from the jurisdiction of any competent court described in Section 11.8, from service of process, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution pursuant to a judg-ment or arbitral award, or from any other legal process in any jurisdiction, in each case relating to this Agreement or any Other Agreement.

          (h) FT has delivered to the Company a copy of its annual report for the year ended December 31, 1994.

          Section 7.2.  Representations and Warranties of
  DT. DT represents and warrants to, and covenants with, the Company as follows:

          (a) DT is an Aktiengesellschaft duly formed and validly existing under the laws of Germany, and has all re-quisite corporate power and authority to: (i) enter into this Agreement and each of the Other Agreements, (ii) pur-chase the shares of the Company's capital stock as provided herein, and in the Stockholders' Agreement and the Articles as amended by the Amendment and (iii) comply with its obligations under this Agreement and each Other Agreement.

          (b) (i) The execution, delivery and performance of this Agreement and each Other Agreement, and the con-summation of the transactions contemplated hereby and there-by, have been duly authorized by all requisite corporate action on the part of DT. Upon the execution and delivery of this Agreement and each Other Agreement by DT, each such agreement will constitute a legal, valid and binding agree-ment of DT, enforceable against DT in accordance with its terms.

          (ii) Neither the execution, delivery and per-formance by DT of this Agreement and each of the Other Agreements, nor the consummation by DT of the transactions contemplated hereby or thereby, will (w) violate or conflict with any provision of the Satzung or other governing docu-ments of DT or any of its Subsidiaries; (x) require any Governmental Approvals or Third Party Approvals, except
  (A) as set forth in Section 7.2(b) of the DT Disclosure Schedule or (B) where the failure to so obtain, make or file such Governmental Approvals or Third Party Approvals, individually or in the aggregate, is not reasonably likely to affect adversely in any material respect DT's ability to perform its obligations hereunder or under the Other Agree-ments; (y) result in a default (or an event that, with notice or lapse of time or both, would become a default) under any Contract to which DT or any of its Subsidiaries is a party, or by which DT or any of its Subsidiaries or any of their respective assets or properties is bound, except for any such defaults that, individually or in the aggregate, are not reasonably likely to affect adversely in any materi-al respect DT's ability to perform its obligations hereunder or under the Other Agreements; or (z) violate or conflict with any Applicable Law applicable to DT or any of its Sub-sidiaries, or any of the properties, businesses, or assets of DT or any of its Subsidiaries, except violations and conflicts that, individually or in the aggregate, are not reasonably likely to affect adversely in any material respect DT's ability to perform its obligations hereunder or under the Other Agreements.

          (c) Except as set forth in Section 7.2(c) of the DT Disclosure Schedule, there is no Proceeding pending or, to the best of DT's knowledge, threatened against or relating to DT or any of its Subsidiaries at law or in equity that, individually or in the aggregate, is reasonably likely to affect adversely in any material respect DT's ability to perform its obligations hereunder or under the Other Agreements. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against DT or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect DT's ability to perform its obliga-tions hereunder or under the Other Agreements.

          (d) All documents that DT is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby have complied and will comply in all material respects with Applicable Law. All information supplied or to be supplied by DT in any document filed with any Governmental Authority in connection with the transactions contemplated hereby or by the Other Agreements will be, at the time of filing, true and correct in all material respects, except where the failure to be true and correct, individually or in the aggregate, would not adversely affect in any material respect the consummation of the transactions contemplated by this Agreement or any Other Agreement.

          (e) DT is purchasing the shares of the Company's capital stock to be purchased by it pursuant to this Agree-ment and the Stockholders' Agreement for its own account for investment, and not with a view to the distribution of such shares or any part thereof. DT is a party to no Contract with any Person for resale of such shares in connection with such a distribution. DT acknowledges that the offering of the shares pursuant to this Agreement and the Stockholders' Agreement will not be registered under the Securities Act or under any state securities or blue sky law or the securities laws of any other country, on the grounds (with respect to the Securities Act and such state securities or blue sky laws) that the offering and sale of shares of capital stock contemplated by this Agreement and the Stockholders' Agreement are exempt from registration pursuant to exceptions available under such laws, and that the Company's reliance upon such exemptions is predicated upon DT's representations set forth in this Agreement and the Stockholders' Agreement. DT understands that the shares of the Company's capital stock purchased by it pursuant to this Agreement and the Stockholders' Agreement may not be sold or transferred unless such shares are subsequently registered under the Securities Act and/or applicable state securities or blue sky laws or any applicable securities laws of any other country or an exemption from such registration is available.

          (f) Except for such rights as may be conferred on DT as contemplated by this Agreement and the Other Agree-ments, as of the date hereof neither DT nor any of its Af-filiates Beneficially Owns, directly or indirectly, any shares of capital stock of the Company.

          (g) DT has delivered to the Company a copy of its annual report for the year ended December 31, 1994.


                         ARTICLE VIII

                   COVENANTS OF THE COMPANY

          Section 8.1. Conduct of Business by the Company. Except to the extent that each of the Buyers otherwise con-sents in writing, or as otherwise contemplated by this Agreement, the Other Agreements or the Joint Venture Docu-ments, until the First Closing:

          (a) The Company shall, and shall cause each of its Subsidiaries to, conduct its operations so that the conduct of business of the Company and its Subsidiaries, taken as a whole, is not materially inconsistent with the scope and nature of such business on the date hereof and as shall be described in the Proxy Statement; provided that this Section 8.1(a) shall not prohibit the Company or any of its Subsidiaries from (i) engaging in any activity relating to a Core Business (whether or not the Company as of the date of this Agreement is engaged in such activity or such Core Business), (ii) effecting any Exempt Asset Divestiture or any Exempt Long Distance Asset Divestiture (except for a transaction described in clause (g) of the definition of Exempt Long Distance Asset Divestiture) or (iii) effecting the Cellular Spin-off or any transaction permitted by
  Section 8.10 hereof. The Company shall consult with each of the Buyers in good faith prior to undertaking any material action that would reasonably be viewed as outside the ordinary course of the Company's and its Subsidiaries' business.

          (b) The Company shall not redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, re-purchase or otherwise acquire, Voting Securities of the Company (including any securities convertible or exchange-able into such Voting Securities) in excess of Voting Secu-rities representing 50% of the aggregate Votes of the Voting Securities of the Company as of the date hereof, except as required by the terms of the securities of the Company outstanding on the date hereof or as contemplated by any employee benefit plans.

          (c) The Company shall not amend or propose to amend the Articles or Bylaws in any manner that would ad-versely affect the consummation of the transactions con-templated by, or otherwise adversely affect the rights of the Buyers under, this Agreement, each Other Agreement, the Articles as proposed to be amended by the Amendment and the Bylaws as proposed to be amended by the Bylaws Amendment, nor shall it permit any of its Subsidiaries to amend or propose to amend the articles of incorporation or bylaws of any such Subsidiary, in any manner that would adversely affect the consummation of the transactions contemplated by, or otherwise adversely affect the rights of the Buyers under, this Agreement and each Other Agreement.

          (d) The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company; provided that this Section 8.1(d) shall not prohibit the Company or any of its Subsidiaries from effecting any Exempt Asset Divestiture or any Exempt Long Distance Asset Divestiture (except for a transaction described in clause
  (g) of the definition of Exempt Long Distance Asset
  Divestiture).

          (e) Without limiting the foregoing, the Company shall not undertake any action or transaction described in Sections 4, 5 and 6(a) of the Class A Provisions.

          Section 8.2. Access and Information. Until the First Closing, the Company shall provide to the Buyers and their representatives upon reasonable notice, during mutually agreeable hours, full and complete access during normal business hours to its properties, personnel, books, records and Contracts and those of its Subsidiaries and shall furnish or make available all such information and documents relating to its properties and business and those of its Subsidiaries as the Buyers may reasonably request, unless and to the extent that, in connection with a Contract between the Company or any Subsidiary of the Company and any Governmental Authority, such Governmental Authority requires the Company or any of its Subsidiaries to restrict access to any properties or information reasonably related to such Contract on the basis of Applicable Law with respect to national security matters, and unless and to the extent that Applicable Law otherwise requires the Company to restrict FT's and DT's access to any properties or information, provided that any such investigation by the Buyers shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries; and the Company shall use its reasonable efforts to cause Ernst & Young or its successor to give to any independent public accountants engaged by the Buyers full access to its books, records and work papers relating to the Company and its Affiliates, subject to the execution by FT and DT of such agreement as the Company and Ernst & Young may reasonably request as a condition to such access. All confidential information provided to the Buyers pursuant to this Section will be subject to the Existing Confidentiality Agreement. Notwithstanding the foregoing, FT and DT may not have access to (a) information or documents subject to existing confidentiality restrictions with any third party without the approval of the third party, or (b) information or documents subject to attor-ney/client privilege.

          Section 8.3.  No Solicitation, Etc.  (a)  Until
  the First Closing, neither the Company nor any of its Sub-sidiaries or Affiliates nor any of their respective offi-cers, directors, employees, agents or representatives (in-cluding, without limitation, investment bankers, attorneys and accountants) shall, directly or indirectly, (i) solicit any proposal involving a transaction of the kind described in Section 8 of the Class A Provisions (an "Acquisition Pro-posal") or (ii) enter into substantive negotiations with any third party in response to an Acquisition Proposal unless the Board of Directors determines in good faith that it is in the best interests of the Company's stockholders to engage in such substantive negotiations (after considering the benefits to the Company of the transactions contemplated by this Agreement and the Joint Venture Agreement and the potential impact of such negotiations on such transactions).

          (b) Until the First Closing, neither the Company nor any of its Subsidiaries or Affiliates nor any of their respective officers, directors, employees, agents or repre-sentatives (including, without limitation, investment bank-ers, attorneys and accountants) shall, directly or indirect-ly (i) solicit any proposal involving any commercial or other arrangements or relationships in nature and scope similar to the arrangements and relationships contemplated by this Agreement or the Joint Venture Agreement if incon-sistent with the purposes and scope of this Agreement and the Joint Venture (an "Alternative Transaction"), (ii) dis-close directly or indirectly any information not customarily disclosed publicly concerning its business and properties to, or afford any access to its properties, books and re-cords to, any Person in connection with any possible Alter-native Transaction or (iii) enter into substantive negotia-tions with any third party relating to an Alternative Trans-action.

          (c) Until the approval by the stockholders of the Company of the Proposals shall have been obtained as con-templated by Section 8.4 hereof, if the Board of Directors or any committee thereof is notified during any meeting of the Board of Directors or such committee of substantive negotiations with respect to any transaction or action whose consummation would be prohibited by Section 8.1(e) hereof, the Company shall discontinue such negotiations, unless prior to such time the Company shall have notified each of FT and DT of its desire that such negotiations continue (and shall have provided each of FT and DT with a description in reasonable detail of the transaction or action that is the subject of such negotiations) and both FT and DT shall have failed to notify the Company of their disapproval of such negotiations within five Business Days after receipt by each of FT and DT of the Company's notice.

          (d) Until the First Closing, the Company shall notify each of FT and DT promptly if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested, with respect to a potential Acquisition Proposal or an Alterna-tive Transaction.

          Section 8.4. Stockholders Approval. Unless the Board of Directors determines in good faith, after receipt of written advice from the Company's outside counsel as to the nature and scope of the Directors' fiduciary duties, that it would be inconsistent with the Directors' fiduciary duties to the Company and to the Company's stockholders under Applicable Law not to withdraw or change such recom-mendation, the Board of Directors shall (a) as soon as practicable after the date hereof, in accordance with Appli-cable Law, take all steps necessary to call, give notice of, convene and hold a special meeting of its stockholders for the purpose of voting upon the Proposals (the "Stockholders' Meeting"), (b) recommend to the stockholders of the Company the adoption and approval of the Proposals and (c) use its reasonable efforts to obtain the necessary approvals by the Company's stockholders of the Proposals.

          Section 8.5. Proxy Statement Filings. (a) As promptly as practicable after the date hereof, the Company shall prepare and, after consultation with each of FT and DT, file the Proxy Statement with the SEC pursuant to the Exchange Act, and, after consultation with each of FT and DT, shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, and at the earliest practical time shall mail such Proxy Statement to the stockholders entitled to vote at the Stockholders' Meeting.

          (b)  If at any time after the mailing of the
  definitive Proxy Statement and prior to the Stockholders' Meeting any event should occur that results in the Proxy Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement, the Company shall promptly notify the Buyers of the occurrence of such event and then promptly prepare, file and clear with the SEC and mail to the Company's stockholders each such amendment or supplement.

          Section 8.6.  Use of Proceeds.  The proceeds of
  the transactions contemplated herein may be used for the repayment of indebtedness, funding the Company's investment in the JV Entities and other corporate purposes as deter-mined by the Board of Directors.

          Section 8.7. Advice of Changes. Until the First Closing, the Company shall promptly advise the Buyers orally and in writing of any change or event known to the Chief Executive Officer or any Executive Vice President of the Company which such Person in his reasonable good faith judgment believes has had or is likely to have, either individually or together with other changes or events, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

          Section 8.8.  No Action Relating to Takeover
  Statutes; Applicability of Future Statutes and Regulations. The Company shall (a) take no action, by resolution of its Board of Directors or otherwise, to cause the Business Combination Statute or the provisions of the Kansas Control Share Acquisitions Statute to apply to FT, DT or their respective Affiliates by virtue of the transactions con-templated by this Agreement, any Other Agreement or the Amendment; and (b) use reasonable efforts to avoid (to the extent possible) the application of any "fair price," "moratorium," "control share acquisition," "business combi-nation," "shareholder protection" or similar anti-takeover statute or regulation promulgated under Kansas law after the date hereof to FT, DT or their respective Affiliates by virtue of the transactions contemplated by this Agreement, any Other Agreement or the Amendment.

          Section 8.9.  Spin-offs. (a)  Prior to the
  Investment Completion Date, the Company shall not undertake any Spin-off, split-off or other distribution to any of its stockholders of equity interests of a Subsidiary of the Company other than the Cellular Spin-off prior to delivery of a Notice of Abandonment, provided that if the Company proposes to undertake a transaction described in the preceding sentence prior to the Investment Completion Date, the Parties shall negotiate in good faith a Spin-off Investment Agreement and any necessary or advisable modifications to this Agreement, the Stockholders' Agreement and the Amendment (or the Articles as amended by the Amendment; as the case may be) in connection with such transaction, and the Company shall be permitted, subject to the rights of the Class A Holders set forth in Section 7.10 of the Stockholders' Agreement, to undertake such transaction, only if the Parties are able to reach agreement regarding such modifications.

          (b) Between the Investment Completion Date and the earlier of the date of the Optional Shares Closing and 60 days after the Investment Completion Date, the Company shall not effect any Spin-off, split-off or other distribution to any of its stockholders of any equity inter-ests of any Subsidiary of the Company.

          (c)  Nothing in this Agreement, any Other
  Agreement or the Amendment shall prohibit the Company from effecting the Cellular Spin-off prior to delivery of the Notice of Abandonment.

          Section 8.10.  Conduct of Business of Cellular.
  (a) Except (v) for the Cellular Spin-off, (w) for any financings or refinancings in contemplation of the Cellular Spin-off, (x) as set forth in the Schedule of Permitted Cellular Actions attached as Schedule C hereto, (y) as otherwise may be necessary to comply with an order, rule or other requirement of the FCC, or (z) as otherwise may be consented to in writing by the Buyers, until the earlier of
  (A) the occurrence of the Cellular Spin-off Date, and (B) the delivery of a Notice of Abandonment:

          (i)  The Company shall cause the business of
  Cellular to be conducted only in the ordinary course of business consistent with past practices (except for any internal reorganization of Cellular that the Company believes in good faith is appropriate in connection with the Cellular Spin-off), provided that nothing in this Agreement, the Other Agreements or the Amendment shall prohibit the Company from effecting any Acquisitions or Dispositions with respect to Cellular so long as the number of POPs of Cellular at the Cellular Spin-off Date do not vary by more than 10% from the number of POPs of Cellular at June 22, 1995.

          (ii)  Neither the Company nor any of its
  Affiliates (other than Cellular and the Subsidiaries and Affiliates Controlled by Cellular) shall engage in any transaction (including, without limitation, the purchase, sale, transfer or exchange of assets or the rendering of any service) with Cellular that is to be performed, in whole or in part, after the Cellular Spin-off Date, except upon terms that following the Cellular Spin-off Date are no less favorable to the Company or such an Affiliate of the Company than those that might, in the good faith judgment of the Company, be obtained in an arms' length transaction at the time from Persons which are not the Company or such an Affiliate of the Company, other than transactions that individually and in the aggregate are immaterial to the value of Cellular, provided that the transactions between the Company and Cellular that are to be performed, in whole or in part, after the Cellular Spin-off Date (other than any transactions that individually and in the aggregate are immaterial to the value of Cellular) shall be approved by the Board of Directors.

          (iii)  The Company shall not enter into any
  Cellular Guarantee in respect of any Cellular Liabilities other than guarantees of purchase money indebtedness or other non-financial indebtedness that, individually and in the aggregate, do not exceed $5 million. Cellular shall assume or retain all Cellular Liabilities incurred by the Company or its Subsidiaries in connection with the conduct of the business of Cellular prior to the Cellular Spin-off Date, other than (i) liabilities that are in the aggregate immaterial to the Company and to Cellular, and (ii) indebtedness for borrowed money, it being understood that the Company may establish the amount of indebtedness for borrowed money, if any, to be borne by Cellular in connection with the Cellular Spin-off.

          (iv) In connection with the Cellular Spin-off, the Company and Cellular shall enter into a Tax Sharing and Indemnification Agreement which will include, among other things, the following provisions: (i) in the event that the Cellular Spin-off fails to constitute a tax-free distribu-tion under section 355 of the Code, Taxes resulting from such failure (including the liability of the Company or Cellular arising from Taxes imposed on shareholders of the Company to the extent any shareholders successfully seek recourse against the Company or Cellular on account of such failure) will be allocated between the Company and Cellular in such a manner as will take into account the extent to which each contributed to such failure, and the Company and Cellular will indemnify and hold harmless the other from and against the Taxes so allocated to the indemnifying party;
  (ii)(x) the Company will agree to be responsible for, and to indemnify and hold Cellular and the Cellular Affiliates harmless from and against, Taxes in an amount up to $25 million arising from the recognition of gain upon a dis-tribution of Cellular Common Stock to non-U.S. persons pursuant to section 367(e) of the Code in connection with the Cellular Spin-off and from the transfer of assets and liabilities by the Company and the Sprint Affiliates to Cellular and the Cellular Affiliates in connection with the Cellular Spin-off, and (y) Cellular will agree to be responsible for, and to indemnify and hold the Company and the Sprint Affiliates harmless from and against, Taxes in excess of $25 million arising from such recognition of gain and such transfer of assets and liabilities as described in subclause (x) of this clause (ii); (iii) with respect to Taxes other than those to which clauses (i) and (ii) above apply, Cellular will agree to be responsible for, and to indemnify and hold the Company and the Sprint Affiliates harmless from and against, any liability for Taxes of or relating to Cellular or the Cellular Affiliates or their assets or the operation of their businesses for periods up to and including the Cellular Spin-off Date (including Taxes attributable to any deferred intercompany transactions or excess loss accounts that are recognized as a result of the Cellular Spin-off or any transfer of any asset or liability in connection therewith); and, (iv) with respect to Taxes other than those to which clauses (i), (ii) and (iii) above apply, the Company will agree to be responsible for, and to indemnify and hold Cellular and the Cellular Affiliates harmless from and against, any liability for Taxes of or relating to the Company or the Sprint Affiliates or their assets or the operation of their businesses (A) for periods up to and including the Cellular Spin-off Date, and (B) for periods after the Cellular Spin-off Date and imposed on Cellular or the Cellular Affiliates under section 1.1502-6 of the Treasury regulations or any comparable provision of any applicable state, local or foreign tax law. For purposes of this Section 8.10(a)(iv), the term "Cellular Affiliates" shall mean all direct and indirect parents and Subsidiaries, if any, of Cellular immediately after the Cellular Spin-off, and the term "Sprint Affiliates" shall mean all direct and indirect parents and Subsidiaries, if any, of the Company immediately after the Cellular Spin-off.

          (b) The Company shall not have any liability for any breach of any of the covenants or agreements set forth in this Section 8.10 if the Company shall have delivered a Notice of Abandonment.


                          ARTICLE IX

                       OTHER AGREEMENTS

          Section 9.1.  Information for Inclusion in the
  Proxy Statement. Each of FT and DT shall provide such information regarding itself and its Affiliates (including, without limitation, such information necessary to describe in sufficient detail the Control Share Acquisitions Plan) as may reasonably be requested by the Company for inclusion in the Proxy Statement, and each of FT and DT will deliver as promptly as practicable after the date hereof to the Company an Acquiring Person Statement in compliance with
  Section 17-1291 of the Kansas Control Share Acquisitions Statute. The information provided by FT and DT for inclusion in the Proxy Statement and the information con-tained in the Acquiring Person Statement will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements, in the light of the circumstances under which they are made, not mis-leading. All statements included in the Proxy Statement relating to FT or DT shall be subject to the approval of FT and DT, such approval not to be unreasonably withheld. If, at any time after the mailing of the definitive Proxy Statement and prior to the Stockholders' Meeting, any event should occur that results in the information supplied by FT, DT or their respective Affiliates for inclusion in the Proxy Statement or the information contained in the Acquiring Person Statement containing an untrue statement of a mater-ial fact or omitting to state any material fact required to be stated therein or necessary to make the statements there-in, in the light of the circumstances under which they are made, not misleading, FT and DT shall promptly notify the Company of the occurrence of such event.

          Section 9.2. Further Assurances. (a) Each Party shall (i) execute and deliver such additional instruments and other documents, and (ii) use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to consummate the transactions contemplated hereby and by the Other Agreements and to satisfy the applicable conditions to closing hereunder.

          (b) Each of the Parties agrees to make all fil-ings with Governmental Authorities required in connection with the transactions contemplated by this Agreement and the Other Agreements, including all filings necessary to obtain the Governmental Approvals described in Sections 3.1(a),
  (b), (c), (d), (e) and (k) of this Agreement as promptly as practicable after the date of this Agreement and to use its reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents reasonably required to obtain such approvals and shall otherwise cooperate in all reasonable respects with the applicable Governmental Authorities to obtain any required Governmental Approvals in as expeditious a manner as possi-ble.

          (c) Each of the Parties shall use its reasonable efforts to resolve such objections, if any, as any Govern-mental Authority may assert with respect to this Agreement and the Other Agreements and the transactions contemplated hereby and thereby under Applicable Laws, including request-ing reconsideration (which may be initiated by the Party affected thereby or requested by any other Party) of any adverse ruling of any Governmental Authority and taking administrative appeals, if available and reasonably likely to result in a reversal of such adverse ruling. If any Proceeding is instituted by any Person challenging this Agreement, the Other Agreements or the transactions contem-plated hereby or thereby, the Parties shall promptly consult with each other to determine the most appropriate response to such Proceeding and shall cooperate in all reasonable respects with any Party subject to any such Proceeding, provided that the decision whether to initiate, and the control of, any Proceeding involving any Party shall remain within the sole discretion of such Party.

          (d) FT shall comply, to the extent permitted by Applicable Law of France, with final and nonappealable discovery orders rendered by a court of competent jurisdic-tion as provided in Section 11.8 hereof or in any corre-sponding section of any Other Agreement, and shall take such reasonable action as appropriate in order to permit FT to so comply with such orders.

          (e) DT shall comply, to the extent permitted by Applicable Law of Germany, with final and nonappealable discovery orders rendered by a court of competent juris-diction as provided in Section 11.8 hereof or in any corre-sponding section of any Other Agreement, and shall take such reasonable action as appropriate in order to permit DT to so comply with such orders.

          Section 9.3.  Public Announcements.  In addition
  to any obligations under the Standstill Agreement, the Parties shall use reasonable efforts to consult in good faith with each other with a view to agreeing upon any press release or public announcement relating to the transactions contemplated hereby or by the Other Agreements prior to the consummation thereof.

          Section 9.4. Notification. Each Party shall notify each other Party of the occurrence or nonoccurrence of any event known to a senior officer of such Party which in such Person's reasonable good faith judgment has caused or is likely to cause:

          (a)  any covenant or agreement of such Party
  contained herein not to be performed or complied with in any material respect, or any condition set forth in Article III to become incapable of being fulfilled, in each case until the First Closing (except as provided in clauses (b), (c) and (d) below);

          (b) any covenant or agreement of such Party set forth in Section 2.2, 2.3 or 2.4 of this Agreement not to be performed or complied with in any material respect, or any condition set forth in Article IV to become incapable of being fulfilled, in each case until the relevant Article IV Closing;

          (c) any covenant or agreement of such Party set forth in Section 2.5 of this Agreement not to be performed or complied with in any material respect, or any condition set forth in Article V to become incapable of being ful-filled, in each case until the Optional Shares Closing; or

          (d) any covenant or agreement of such Party set forth in Sections 8.8, 9.2, 9.3, 11.2 or 11.12 of this Agreement not to be performed or complied with in any mate-rial respect, in each case for so long as shares of Class A Stock are outstanding;

  provided that the delivery of any notice pursuant to this
  Section 9.4 will not cure such breach or noncompliance or limit or otherwise affect the remedies available hereunder to any Party, and provided, further, that, with respect to any representation or warranty, no Party shall have any liability for a breach of this Section 9.4, if the claim with respect to such breach is made at a time when the representation or warranty to which it relates does not continue to survive as provided in Section 11.1 hereof.

          Section 9.5. Brokers or Finders. (a) Other than Dillon, Read & Co. Inc., no Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee as a result of any action by the Company or any of its Affiliates in connection with the transactions con-templated by this Agreement and the Other Agreements. The Company agrees to indemnify and hold harmless each of FT and DT from and against any and all claims, liabilities and obligations (including attorneys' fees (but not including the portion of any such fees determined pursuant to the German Fee Regulations) and disbursements of counsel) with respect to any such fees asserted by any Person as a result of any action by the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement and the Other Agreements.

          (b) Other than Goldman, Sachs & Co., no Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee as a result of any action by FT or any of its Affiliates in connection with the trans-actions contemplated by this Agreement and the Other Agree-ments. FT agrees to indemnify and hold the Company harmless from and against any and all claims, liabilities and obligations (including attorneys' fees and disbursements of counsel) with respect to any such fees asserted by any Person as a result of any actions by FT or its Affiliates in connection with the transactions contemplated by this Agreement and the Other Agreements.

          (c) Other than Goldman, Sachs & Co., no Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee as a result of any action by DT or any of its Affiliates in connection with the trans-actions contemplated by this Agreement and the Other Agree-ments. DT agrees to indemnify and hold the Company harmless from and against any and all claims, liabilities and obligations (including attorneys' fees and disbursements of counsel) with respect to any such fees asserted by any Person as a result of any actions by DT or its Affiliates in connection with the transactions contemplated by this Agreement and the Other Agreements.

          Section 9.6. Notice of Proposals Regarding Acqui-sition Transactions. Until the First Closing, each of FT and DT shall promptly notify the Company if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, FT or DT or any of their respective Affiliates regarding any Acquisition Proposal involving the Company or any purchase of any of the shares of capital stock of the Company Beneficially Owned by FT, DT or any of their respective Affiliates (whether by way of a tender offer or exchange offer or otherwise).

          Section 9.7.  Execution of Standstill Agreement.
  Concurrently with the execution of this Agreement, each Party shall execute the Standstill Agreement.

          Section 9.8. Confidentiality Agreements. As soon as reasonably practicable after the date hereof but prior to the Initial Issuance Date, the Parties shall negotiate in good faith to reach mutual agreement regarding the definitive terms and conditions of the FT Investor Confi-dentiality Agreement and the DT Investor Confidentiality Agreement.

          Section 9.9. Actions by FT and DT in Connection with the Cellular Spin-off. Upon the request of the Company, by notice given not fewer than ten Business Days prior to the planned date of the Cellular Spin-off, each of FT and DT shall represent and warrant to the Company that, to the best of their knowledge, on or prior to the Cellular Spin-off Date they do not have a plan to purchase Common Stock from any officer or director of the Company or from any shareholder of the Company owning more than one percent of the outstanding capital stock of the Company. The above representation and warranty shall survive until the applicable statute of limitations pursuant to the Code (including any extension thereof) for the taxable year of the Company including the Cellular Spin-off expires.

          Section 9.10. Adjustment Certificates. From time to time, at the request of FT or DT, the Company shall, within 20 Business Days of the date of the request therefor, deliver to each Class A Holder a certificate signed by a duly authorized officer of the Company setting forth any adjustment pursuant to the Class A Provisions or the Stockholders' Agreement, as the case may be, to the Adjusted Cellular Price, the Net Cellular Acquisition Amount, the Net Cellular Indebtedness, the Average Sprint Price, the Average Cellular Price, the Lower Threshold Sprint Price, the New Lower Threshold Sprint Price, the Upper Threshold Sprint Price, the New Upper Threshold Sprint Price, the Second Anniversary Threshold Sprint Price (as such term is defined in the Class A Provisions), the Target Price, the New Target Price, the Minimum Price, the New Minimum Price, the Maxi-mum Price, the New Maximum Price, the Cellular Spin-off Reduction Factor, the Dividend Factor (as such term is defined in the Class A Provisions), the conversion ratio expressed in Section 3(c)(ii) of that portion of ARTICLE SIXTH entitled GENERAL PROVISIONS RELATING TO
  COMMON STOCK AND CLASS A STOCK, the Modified
  Lower Threshold (as such term is defined in the Class A Provisions), and the Modified New Lower Threshold
  (as such term is defined in the Articles), as the case may be, and showing in reasonable detail the facts upon which such adjustment or adjustments are based.

                          ARTICLE X

                     TERM AND TERMINATION

          Section 10.1. Termination. (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Initial Issuance Date (whether before or after the Stockholders' Meeting):

          (i)  by FT, DT or the Company, if the First
       Closing has not been consummated on or before Decem-ber 31, 1995 other than as a result of the failure of the Party seeking to terminate this Agreement to per-form its obligations under this Agreement or the Other Agreements;

          (ii)  by FT or DT:

               (1)  upon the occurrence of a Change of Con-
            trol,

               (2)  if the Company or any of its Subsidi-
            aries or Affiliates, or any of their respective officers, directors, employees, agents or repre-sentatives (including, without limitation, invest-ment bankers, attorneys and accountants), under-takes any action prohibited by clause (b) of Sec-tion 8.3, unless prior to such time the Company shall have notified each of FT and DT of its desire that such Person or Persons undertake such action (and shall have provided each of FT and DT with a description in reasonable detail of the action proposed, the Person or Persons involved, and the transaction or proposal to which it re-lates) and both FT and DT shall have failed to notify the Company of their disapproval of such action within five Business Days after receipt by both FT and DT of the Company's notice,

               (3)  until the approval of the Proposals by
            the stockholders of the Company shall have been obtained as contemplated by Section 8.4 hereof, if the Board of Directors or any committee thereof is notified during any meeting of the Board of Direc-tors or any committee thereof of substantive nego-tiations with respect to any transaction or action whose consummation would be prohibited by Sec-tion 8.1(e) hereof, and the Board of Directors or such committee has not instructed that the Company discontinue such negotiations, unless prior to such time the Company shall have notified each of FT and DT of its desire that such negotiations continue (and shall have provided each of FT and DT with a description in reasonable detail of the transaction or action that is the subject of such negotiations) and both FT and DT shall have failed to notify the Company of their disapproval of such negotiations within five Business Days after receipt by both FT and DT of the Company's notice,

               (4) if the Board of Directors or any commit-tee thereof is notified during any meeting of the Board of Directors or such committee of negotia-tions involving the Company and any Person relating to an Acquisition Proposal and the Board of Directors or such committee has not instructed that the Company discontinue such negotiations, unless prior to such time the Company shall have notified each of FT and DT of its desire that such negotiations continue (and shall have provided each of FT and DT with a description in reasonable detail of the scope and substance of the negotia-tions and the Acquisition Proposal to which they relate) and both FT and DT shall have failed to notify the Company of their disapproval of such negotiations within five Business Days after re-ceipt by both FT and DT of the Company's notice,

               (5)  if the Board of Directors shall have
            withdrawn or qualified or resolved to withdraw or qualify in any manner that is adverse to FT or DT, its recommendation or approval of the Proposals, provided, that for purposes of this clause (5) and clause (3) of Section 10.1(a)(iii), if the Board of Directors continues its recommendation and approval of the Proposals, but reflects in its recommendation additional information, inclusion of such additional information, in and of itself, shall not be deemed to be a qualification that is adverse to FT or DT,

               (6)  if it has become impossible for any
            condition precedent to its obligations under this Agreement or the Other Agreements to be satisfied, provided that such condition precedent has become impossible to satisfy other than as a result of the failure of FT or DT to perform its obligations under this Agreement or the Other Agreements,

               (7)  if there is a material breach by the
            Company of its representations and warranties contained in this Agreement and the Other Agree-ments, which breach is not cured within 30 days after written notice by FT or DT of such breach, or

               (8)  if the stockholders of the Company fail
            to approve the Proposals by the requisite vote at the Stockholders' Meeting;

          (iii)  by the Company:

               (1)  if it has become impossible for any
            condition precedent to its obligations under this Agreement or the Other Agreements to be satisfied, provided that such condition precedent has become impossible to satisfy other than as a result of the failure of the Company to perform its obliga-tions under this Agreement or the Other Agree-ments,

               (2)  if there is a material breach by FT or
            DT of its representations and warranties contained in this Agreement and the Other Agreements, which breach is not cured within 30 days after written notice by the Company of such breach,

               (3)  if, in accordance with Section 8.4
            hereof, the Board of Directors of the Company fails to recommend or withdraws or qualifies its recommendation to the stockholders of the Pro-posals, or

               (4)  if the stockholders of the Company fail
            to approve the Proposals by the requisite vote at the Stockholders' Meeting;

          (iv)  by the Company, FT or DT, if the Joint
       Venture Agreement shall have been terminated in accor-dance with the terms thereof; or

          (v)  by consent in writing of all of the Parties.

          (b)  If this Agreement is terminated pursuant to
  Section 10.1(a), written notice thereof shall forthwith be given by the terminating Party to the other Parties hereto, and this Agreement shall terminate without further action by any of the Parties hereto. Any termination of this Agree-ment as provided herein shall be without prejudice to the rights of any Party hereto arising out of breach by any other Party of any representation, warranty, covenant or agreement contained in this Agreement. Notwithstanding any such termination, the provisions of Sections 10.1(b), 10.2, 11.8, 11.10 and 11.12 of this Agreement, the Existing Con-fidentiality Agreement and the Standstill Agreement shall survive such termination in accordance with their terms.

          Section 10.2. Reimbursement of Expenses. If this Agreement is terminated (a) pursuant to clauses (1), (2) or
  (4) of Section 10.1(a)(ii) or (b) pursuant to clause (5) of
  Section 10.1(a)(ii) if the Board of Directors shall have withdrawn or qualified or resolved to withdraw or qualify its recommendation or approval of the Proposals after re-ceiving an Acquisition Proposal, in addition to any other remedies the Buyers may have hereunder, at law, in equity or otherwise, the Company shall promptly reimburse each of FT and DT for their actual reasonable out-of-pocket expenses (including attorneys' fees, but notwithstanding the fore-going, not including the portion of any fees determined pursuant to the Bundesgebuhrenordnung fur Rechtsanwalte vom
  26. Juli 1957 (BGBl) I S. 907 (as it or any successor provi-sion is from time to time in effect) (the "German Fee Regu-lations")) incurred by it relating to the transactions con-templated by this Agreement, the Other Agreements and the Joint Venture Documents up to a maximum aggregate amount of $15 million for each of FT and DT, as set forth on a certificate or certificates executed by an officer of each of FT and DT describing such expenses in reasonable detail.


                          ARTICLE XI

                        MISCELLANEOUS

          Section 11.1. Survival of Representations and Warranties. (a) The representations and warranties made by
  (i) the Company in Sections 6.1 through 6.4, the first two sentences of Section 6.5(a) and Section 6.6 (but, in the case of Section 6.6, only to the extent that a change described in such Section relates to a Material Adverse Effect on the Company and its Subsidiaries taken as a whole that existed on the Initial Issuance Date, but arose after the later of (x) the date of the end of the quarter covered by the last Quarterly Report on Form 10-Q of the Company filed prior to the Initial Issuance Date and (y) the date of the end of the year covered by the last Annual Report on Form 10-K of the Company filed prior to the Initial Issuance
  Date) of this Agreement, and (ii) the Buyers in Sections 7.1 and 7.2 of this Agreement (the "Surviving Representations") will survive until the earlier to occur of (x) 15 months after the date of the First Closing and (y) 90 days after the publication of the results of the first full audit of the consolidated financial statements of the Company and its Subsidiaries by the Company's independent auditors following the First Closing, such financial statements to include a balance sheet and statements of income and cash flows as of a date following the Initial Issuance Date and to be pre-pared in accordance with GAAP applied on a consistent basis with the financial statements included in the SEC Documents. The Company shall have the right to cause its independent auditors to conduct such an audit at any time after the Initial Issuance Date. No action may be brought with re-spect to a breach of any Surviving Representation after such time unless, prior to such time, the Party seeking to bring such an action has notified the other Parties of such claim, specifying in reasonable detail the nature of the loss suffered. The representations and warranties provided in Sections 6.9 (as of the date hereof and as of the Initial Issuance Date) and 7.1(g) shall survive without limitation as to time, and the representation and warranty provided in
  Section 9.9 hereof shall survive for the time period provided therein. None of the other representations and warranties made by any Party in this Agreement or any Other Agreement or in any certificate or document delivered pursu-ant hereto or thereto prior to or on the Initial Issuance Date shall survive the First Closing. None of the repre-sentations and warranties made by any Party in this Agree-ment or any Other Agreement or in any certificate or docu-ment delivered pursuant hereto or thereto at the Optional Shares Closing or Article IV Closing shall survive such Optional Shares Closing or Article IV Closing, as the case may be, provided that if any certificate or document delivered pursuant hereto, or any portion thereof, pertains to a Surviving Representation, such certificate or document, or such portion thereof, shall survive until the Surviving Representation to which it pertains shall no longer survive as provided herein.

          (b) The Buyers shall be entitled to recovery with respect to breaches of the Surviving Representations and to the representation and warranty provided in Section 6.9 made by the Company pursuant to this Agreement (and in any certificate pertaining to any such representation) only if the aggregate amount of loss, liability or damage (including reasonable attorneys' fees (but not including the portion of any fees determined pursuant to the German Fee Regulations) and other costs and expenses) (collectively, "Damages") incurred or sustained by the Buyers arising from or relating to such breaches, in the aggregate, exceeds $100,000,000. The Company shall be entitled to recovery with respect to breach of the Surviving Representations and the representation and warranty provided in Section 9.9 made by the Buyers pursuant to this Agreement (and in any certificate pertaining to any such representation) only if the aggregate amount of Damages sustained by the Company arising from or relating to such breaches exceeds $100,000,000. The Company shall not incur any liability under the representation and warranty provided in Section
  6.9 or under any certificate pertaining to such representation (even if the Company turns out in fact to be a U.S. real property holding corporation), provided that such representation and warranty is made to the best of the Company's knowledge and belief.

          Section 11.2. Assignment. No Party will assign this Agreement or any rights, interests or obligations here-under, or delegate performance of any of its obligations hereunder, without the prior written consent of each other Party, provided that each of the Buyers may assign this Agreement, or part or all of its rights, interests or obli-gations hereunder, or delegate performance hereunder, to one or more Qualified Subsidiaries, in which case (i) such Buyer and such Qualified Subsidiary or Subsidiaries shall be jointly and severally liable for all of such Buyer's obliga-tions hereunder, (ii) such Buyer shall act as agent for such Qualified Subsidiary in connection with the receipt or giving of any and all notices or approvals under this Agreement or the Other Agreements and the Articles as amended by the Amendment, and (iii) such Buyer shall not cause or permit any such Subsidiary to lose its status as a Qualified Subsidiary at any time when such Subsidiary owns Shares, and provided, further, that an assignment of the right to purchase Shares under this Agreement shall be permitted to be made to a Qualified Subsidiary or Qualified Subsidiaries only if each such Subsidiary is identified in the Acquiring Person Statement contemplated by Section 6.8 hereof and all information required by the Kansas Control Share Acquisitions Statute with respect to each such Subsidiary is included in such Acquiring Person Statement. Any assignment of this Agreement or any rights, interests or obligations hereunder to a Qualified Subsidiary made pursuant to this Section 11.2 shall be effective only if
  (a) the Buyers disclose to the Company the identity of the shareholders of such Qualified Subsidiary and (b) such Qualified Subsidiary agrees to be bound by the terms and conditions of (i) this Agreement and a Qualified Subsidiary Standstill Agreement, and (ii) if such assignment is made after the Initial Issuance Date, the Stockholders' Agree-ment, a Qualified Subsidiary Confidentiality Agreement and the Registration Rights Agreement upon the purchase by such Qualified Subsidiary of Class A Stock hereunder, in each case pursuant to an instrument of assumption substantially in the form of Exhibit K hereto, and such Qualified Subsidiary shall become a party to each such agreement assumed thereby.

          Section 11.3. Entire Agreement. This Agreement, including the Disclosure Schedules, the Exhibits attached hereto, and the Other Agreements embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein, provided that this provision shall not abrogate (a) any other written agreement between the Parties executed simultaneously with this Agreement, (b) the letter agreement referred to in Section 11.4 hereof, or (c) the understanding set forth in Item 1 of Schedule 2 to that certain memorandum dated June 22, 1995 among the Company, FT and DT. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter, except as so provided in the preceding sentence.

          Section 11.4. Expenses. Except as expressly otherwise provided in Section 10.2 of this Agreement and that certain letter agreement dated as of June 22, 1995 among the Company, FT and DT regarding expenses incurred in the translation of this Agreement and certain related docu-ments to comply with the French Translation Law, each Party and each of its Affiliates will bear its own expenses (including the fees and expenses of any attorneys, accoun-tants, investment bankers, brokers, or other Persons engaged by it) incurred in connection with the preparation, negotia-tion, authorization, execution and delivery hereof and each Other Agreement to which it or any of its Affiliates is a party, and the transactions contemplated hereby and thereby.

          Section 11.5.  Waiver, Amendment, Etc.  This
  Agreement may not be amended or supplemented, and, except to the extent permitted by Section 3.1(k) and with respect to any Burdensome Condition affecting a particular Party, no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, all the Parties. No failure or delay of any Party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

          Section 11.6. Binding Agreement; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their successors (including, without limitation, any successor of FT in a privatization) and permitted assigns. Nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof. In the event of a reorganization of FT pursuant to, as a result of or in connection with, a privatization, the corporation or other entity formed to continue the business activities of FT shall assume the rights and obligations of FT under this Agreement and the Other Agreements.

          Section 11.7. Notices. All notices and other communications required or permitted by this Agreement shall be made in writing in the English language and any such notice or communication shall be deemed delivered when delivered in person, transmitted by telex or telecopier, or seven days after it has been sent by air mail, as follows:

          FT:      6 place d'Alleray
                    75505 Paris Cedex 15
                    France
                    Attn:  Executive Vice President,
                             International
                    Tel:  (33-1) 44-44-19-94
                    Fax:  (33-1) 46-54-53-69

          with a copy to:

                    Debevoise & Plimpton
                    875 Third Avenue
                    New York, New York  10022
                    U.S.A.
                    Attn:  Louis Begley, Esq.
                    Tel:  (212) 909-6273
                    Fax:  (212) 909-6836

          DT:     Friedrich-Ebert-Allee 140
                    D-53113 Bonn
                    Germany
                    Tel:  49-228-181-9000
                    Fax:  49-228-181-8970
                    Attn:  Chief Executive Officer

          with a copy to:

                    Mayer, Brown & Platt
                    2000 Pennsylvania Avenue, N.W.
                    Suite 6500
                    Washington, D.C.  20006
                    U.S.A.
                    Attn:  Werner Hein, Esq.
                    Tel:  (202) 778-8726
                    Fax:  (202) 861-0473

          Sprint: 2330 Shawnee Mission
                    Parkway, East Wing
                    Westwood, Kansas  66205
                    U.S.A.
                    Attn:  General Counsel
                    Tel:  (913) 624-8440
                    Fax:  (913) 624-8426

          with a copy to:

                    King & Spalding
                    191 Peachtree Street
                    Atlanta, Georgia  30303
                    U.S.A.
                    Attn:  Bruce N. Hawthorne, Esq.
                    Tel:  (404) 572-4903
                    Fax:  (404) 572-5146

  The Parties shall promptly notify each other in the manner provided in this Section 11.7 of any change in their respec-tive addresses. A notice of change of address shall not be deemed to have been given until received by the addressee. Communications by telex or telecopier also shall be sent concurrently by mail, but shall in any event be effective as stated above.

          SECTION 11.8. GOVERNING LAW; DISPUTE RESOLUTION; EQUITABLE RELIEF. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW).

          (b)  EACH PARTY IRREVOCABLY CONSENTS AND AGREES
  THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ITS OBLIGATIONS OR LIABILITIES UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT BY SUCH PARTY ONLY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IN THE EVENT (BUT ONLY IN THE EVENT) SUCH COURT DOES NOT HAVE SUBJECT MATTER JURIS-DICTION OVER SUCH ACTION, SUIT OR PROCEEDING, IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE CITY OF NEW YORK, AND EACH PARTY HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO THE JURISDICTION OF EACH OF THE AFORESAID COURTS IN PERSONAM, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING (INCLUD-ING, WITHOUT LIMITATION, CLAIMS FOR INTERIM RELIEF, COUNTER-CLAIMS, ACTIONS WITH MULTIPLE DEFENDANTS AND ACTIONS IN WHICH SUCH PARTY IS IMPLED). EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A JURY TRIAL IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

          (c) EACH OF FT AND DT HEREBY IRREVOCABLY DESIG-NATES CT CORPORATION SYSTEM (IN SUCH CAPACITY, THE "PROCESS AGENT"), WITH AN OFFICE AT 1633 BROADWAY, NEW YORK, NEW YORK, 10019 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT AND THE OTHER AGREEMENTS, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PRO-CESS AGENT, PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO FT AND DT IN THE MANNER PROVIDED IN SECTION 11.7. FT AND DT SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT FT AND DT WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN NEW YORK, NEW YORK. IN THE EVENT OF THE TRANSFER OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS AND BUSINESS OF THE PROCESS AGENT TO ANY OTHER CORPORATION BY CONSOLIDATION, MERGER, SALE OF ASSETS OR OTHERWISE, SUCH OTHER CORPORATION SHALL BE SUBSTITUTED HEREUNDER FOR THE PROCESS AGENT WITH THE SAME EFFECT AS IF NAMED HEREIN IN PLACE OF CT CORPORATION SYSTEM. EACH OF FT AND DT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED AIRMAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, SUCH SERVICE OF PROCESS TO BE EFFECTIVE UPON ACKNOWLEDGMENT OF RECEIPT OF SUCH REGISTERED MAIL. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH OF FT AND DT EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA.

          (d)  EACH PARTY AGREES THAT MONEY DAMAGES WOULD
  NOT BE A SUFFICIENT REMEDY FOR THE OTHER PARTIES FOR ANY BREACH OF THIS AGREEMENT BY IT, AND THAT IN ADDITION TO ALL OTHER REMEDIES THE OTHER PARTIES MAY HAVE, THEY SHALL BE ENTITLED TO SPECIFIC PERFORMANCE AND TO INJUNCTIVE OR OTHER EQUITABLE RELIEF AS A REMEDY FOR ANY SUCH BREACH. EACH PARTY AGREES NOT TO OPPOSE THE GRANTING OF SUCH RELIEF IN THE EVENT A COURT DETERMINES THAT SUCH A BREACH HAS OC-CURRED, AND TO WAIVE ANY REQUIREMENT FOR THE SECURING OR POSTING OF ANY BOND IN CONNECTION WITH SUCH REMEDY.

          Section 11.9. Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the re-mainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by Applicable Law, each Party waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible.

          Section 11.10.  Translation.  (a)  The Parties
  have negotiated both this Agreement and the Memorandum of Understanding, dated June 14, 1994 (the "MOU"), among each of the Parties, in the English language, and have prepared successive drafts and the definitive texts of the MOU and this Agreement in the English language. For purposes of complying with the French Translation Law, the Parties have prepared a French version of this Agreement, which French version was executed and delivered simultaneously with the execution and delivery of the English version hereof, such English version having likewise been executed and delivered. The Parties deem the French and English versions of this Agreement to be equally authoritative.

          (b) The Parties acknowledge that the Amendment, the Bylaws Amendment, the Qualified Stock Purchaser Standstill Agreement (as such term is defined in the Stockholders' Agreement), the Company Stock Payment Notes (as such term is defined in the Stockholders' Agreement) and the Company Eligible Notes (as such term is defined in the Stockholders' Agreement), and any draft forms thereof, are not required to be translated into the French language to comply with the French Translation Law.

          Section 11.11. Table of Contents; Headings; Coun-terparts. The table of contents and the headings in this Agreement are for convenience of reference only and will not affect the construction of any provisions hereof. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

          Section 11.12.  Waiver of Immunity.  Each of FT
  and DT agrees that, to the extent that it or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of government from any legal action, suit or proceeding or from set off or counterclaim relating to this Agreement from the jurisdic-tion of any competent court described in Section 11.8, from service of process, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution pursuant to a judgment or arbitral award, or from any other legal process in any jurisdiction, it, for itself and its property expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to such matters arising with respect to this Agree-ment or the subject matter hereof (including any obligation for the payment of money). Each of FT and DT agrees that the waiver in this provision is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28
  U.S.C. Section 1602 et seq. The foregoing waiver shall constitute a present waiver of immunity at any time any action is initiated against FT or DT with respect to this Agreement.

          Section 11.13.  Continuing Director Approval.
  Where Continuing Director approval is otherwise explicitly required under this Agreement with respect to a transaction or determination on the part of the Company, such approval shall not be required if (a) the Fair Price Provisions have been deleted in their entirety, (b) the Fair Price Pro-visions have been modified so as explicitly not to apply to any Class A Holder, or they have been modified in a manner reasonably satisfactory to FT and DT so as explicitly not to apply to any transactions with any Class A Holder contemplated by this Agreement, the Stockholders' Agreement or the Other Investment Documents (as such term is defined in the Stockholders' Agreement) or the Articles as amended by the Amendment, (c) the transaction in question is not a "Business Combination" within the meaning of the Fair Price Provisions, or (d) the Class A Holder that is a party to the transaction, along with its Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on October 1, 1982) and Associates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on October 1, 1982), is not an "Interested Stockholder" or an "Affiliate" of an "Interested Stockholder" within the meaning of the Fair Price Provisions. Where this Agreement provides that Continuing Director approval is explicitly required to undertake a transaction or make a determination on the part of the Company, the Company shall not undertake such transaction or make such determination unless it first delivers a certificate, signed by a duly authorized officer of the Company, to each of FT and DT certifying that such approval either has been obtained or is not required as set forth in the preceding sentence, and FT and DT shall be entitled to rely on such certificate.

          Section 11.14.  Currency.  All amounts payable
  under this Agreement and the Other Agreements shall be pay-able in U.S. dollars.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

                              SPRINT CORPORATION


                              By:    /s/ W. T. Esrey
                                   Name:  William T. Esrey
                                   Title: Chairman and Chief
                                          Executive Officer

                              FRANCE TELECOM


                              By:   /s/ Charles Rozmaryn
                                   Name:  Charles Rozmaryn
                                   Title: Directeur General

                              DEUTSCHE TELEKOM AG


                              By:   /s/ Ron Sommer
                                   Name:  Dr. Ron Sommer
                                     Title: Vorsitzender des Vorstandes

                                        Exhibit D
                                        to the
                                        Investment Agreement



                   STOCKHOLDERS' AGREEMENT




                            Among



                       FRANCE TELECOM,



                     DEUTSCHE TELEKOM AG



                             and



                      SPRINT CORPORATION



              Dated as of ____________ __, 1995

                     TABLE OF CONTENTS

                                                               Page

  ARTICLE I       DEFINITIONS                                    2

  ARTICLE II     RESTRICTIONS ON TRANSFER OF SHARES             37

   Section 2.1.   General Transfer Restrictions                 37
   Section 2.2.   Transfers to Qualified Subsidiaries           37
   Section 2.3.   Other Transfers Prior to the Fifth
                        Anniversary                             38
   Section 2.4.   Other Transfers                               38
   Section 2.5.   Company Rights to Purchase                    40
   Section 2.6.   Termination of Transfer Restrictions;
                        Mandatory Redemption of Class A
                        Preference Stock                        48
   Section 2.7.   Notice of Certain Actions                     51
   Section 2.8.   Restrictive Legends                           51
   Section 2.9.   Reorganization, Reclassification,
                        Merger, Consolidation or Disposition
                        of Shares                               53
   Section 2.10.  Strategic Mergers; Business
                        Combinations; Company Tender
                        for Shares                              53
   Section 2.11.  Effect of Proposed Redemption                 54

  ARTICLE III     PROVISIONS CONCERNING DISPOSITION
                        OF LONG DISTANCE ASSETS                 54

   Section 3.1.   Offers to FT and DT                           54
   Section 3.2.   Assignment of Rights                          58
   Section 3.3.   Timing of Disposition                         59
   Section 3.4.   Method of Purchase                            59
   Section 3.5.   Termination of Rights                         60

  ARTICLE IV      PROVISIONS CONCERNING
                         CHANGE OF CONTROL                      61

   Section 4.1.   Sale of Assets or Control                     61
   Section 4.2.   Required Share Purchases                      61

  ARTICLE V       EQUITY PURCHASE RIGHTS                        62

   Section 5.1.   Right to Purchase                             62
   Section 5.2.   Notice                                        64
   Section 5.3.   Manner of Exercise; Manner of Payment         65
   Section 5.4.   Adjustments                                   66
   Section 5.5.   Closing of Purchases                          66
   Section 5.6.   Terms of Payment                              66
   Section 5.7.   Suspension of Equity Purchase Rights          67

  ARTICLE VI      HOLDINGS BY MAJOR COMPETITORS 68

  ARTICLE VII     COVENANTS                                     69

   Section 7.1.   Reservation and Availability of
                        Capital Stock                           69
   Section 7.2.   Assignee Purchasers                           69
   Section 7.3.   Automatic Exercise of Rights; Method of
                        Purchase                                70
   Section 7.4.   Procedures for Redemption                     72
   Section 7.5.   Joint Action by FT and DT                     75
   Section 7.6.   Compliance with Tax Laws                      75
   Section 7.7.   Compliance with Security Requirements         75
   Section 7.8.   Major Issuances                               76
   Section 7.9.   Participation by Class A Directors
                        in Certain Circumstances                76
   Section 7.10.  Spin-offs                                     77
   Section 7.11.  FCC Licenses                                  78
   Section 7.12.  Issuance of Class A Stock                     78
   Section 7.13.  Defeasance of Fifth Series                    79
   Section 7.14.  Continuing Directors                          79
   Section 7.15.  Long Distance Business                        79
   Section 7.16.  Intellectual Property                         79
   Section 7.17.  Rights Plan Events                            79

  ARTICLE VIII    TERMINATION OF CERTAIN RIGHTS 80

  ARTICLE IX      TAX INDEMNIFICATION                           81

   Section 9.1.   Indemnification for Company Purchase          81
   Section 9.2.   Indemnification for Supplementary
                        Payments                                82
   Section 9.3.   Rebate of Indemnity                           83
   Section 9.4.   Exclusions from Indemnity                     84
   Section 9.5.   Consequences of Assignment                    86
   Section 9.6.   Verification                                  86
   Section 9.7.   Contest Rights                                87

  ARTICLE X       U.S. REAL PROPERTY TAX MATTERS                88

   Section 10.1.  Notification                                  88
   Section 10.2.  Control of FIRPTA Determination               88
   Section 10.3.  Issuance of Certification;
                         Related Matters                        89
   Section 10.4.  Advisory Costs                                90
   Section 10.5.  Indemnity                                     90
   Section 10.6.  Contest Rights                                90

  ARTICLE XI      MISCELLANEOUS                                 92

   Section 11.1.  Notices                                       92
   Section 11.2.  Waiver, Amendment, etc.                       93
   Section 11.3.  No Partnership                                93
   Section 11.4.  Binding Agreement; Assignment;
                         No Third Party Beneficiaries           94
   SECTION 11.5.  GOVERNING LAW; DISPUTE RESOLUTION;
                            EQUITABLE RELIEF                    94
   Section 11.6.  Severability                                  95
   Section 11.7.  Translation                                   96
   Section 11.8.  Table of Contents; Headings;
                         Counterparts                           96
   Section 11.9.  Entire Agreement                              96
   Section 11.10. Waiver of Immunity                            96
   Section 11.11. Board Membership                              97
   Section 11.12. Effect of Conversion                          97
   Section 11.13. Continuing Director Approval                  98


  Exhibit A   --   Form of Class A Holder Eligible Note
  Exhibit B   --   Form of Qualified Subsidiary Assumption
                                                             Agreement
  Exhibit C   --   Form of Qualified Stock Purchaser
                        Assumption Agreement
  Exhibit D   --   Non-Real Property Assets

  Schedule A  --   List of FT Associate Positions
  Schedule B  --   List of DT Associate Positions

                   STOCKHOLDERS' AGREEMENT



          STOCKHOLDERS' AGREEMENT, dated as of ________, 1995 (the "Agreement"), among France Telecom, an exploitant public organized under the laws of France ("FT"); Deutsche Telekom AG, an Aktiengesellschaft organized under the laws of Germany ("DT"); and Sprint Corporation, a corporation organized under the laws of Kansas (the "Company").


                           RECITALS

          WHEREAS, each of the Company, Sprint Global Ven-ture, Inc., a wholly-owned Subsidiary of the Company ("Sprint Sub"), FT and DT have agreed to form a joint ven-ture to provide telecommunications services as provided in the Joint Venture Agreement dated as of June 22, 1995, among Sprint Sub, FT, DT and the Company (the "Joint Venture Agreement"), and to pursue various telecommunications oppor-tunities around the world as further provided therein;

          WHEREAS, pursuant to the Investment Agreement, dated as of July 31, 1995, among FT, DT and the Company (including all schedules thereto, and as may be amended from time to time, the "Investment Agreement"), FT and DT collec-tively are purchasing from the Company shares of its capital stock as provided in the Investment Agreement; and

          WHEREAS, the parties hereto have determined that it is in their best interests that they enter into this Agreement providing for certain rights and restrictions with respect to the shares of Class A Stock owned by FT and DT and their permitted transferees and certain related rights and obligations of the Company, FT and DT.


          NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, each of FT, DT and the Company agrees as follows:

                          ARTICLE I

                         DEFINITIONS

          The following capitalized terms used in this Agreement will have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person, provided that (a) no JV Entity shall be deemed an Affiliate of any party hereto unless (i) FT, DT and Atlas own a majority of the Voting
  Power of such JV Entity and the Company does not have the Tie-Breaking Vote, or (ii) FT, DT or Atlas has the Tie-Breaking Vote; (b) FT, DT and the Company shall not be deemed Affiliates of each other; (c) Atlas shall be deemed an Affiliate of FT and DT; and (d) the term "Affiliate" shall not include any Governmental Authority of France or Germany or any other Person Controlled, directly or indi-rectly, by any such Governmental Authority, in each case except for FT, DT, Atlas and any other Person directly, or indirectly through one or more intermediaries, Controlled by FT, DT or Atlas.

          "Alien" means "aliens", "their representatives",
  "a foreign government or representatives thereof" or "any corporation organized under the laws of a foreign country" as such terms are used in Section 310(b)(4) of the Communi-cations Act of 1934, as amended, or as hereafter may be amended, or any successor provision of law.

          "Amendment" means the Certificate of Amendment to the Articles of Incorporation adopted and filed pursuant to
  Section 3.2(i) of the Investment Agreement.

          "Applicable Law" means all applicable provisions of all (a) constitutions, treaties, statutes, laws (includ-ing common law), rules, regulations, ordinances or codes of any Governmental Authority, and (b) orders, decisions, in-junctions, judgments, awards and decrees of any Governmental Authority.

          "Applicable Ratio" shall have the meaning set forth in Section 7.5(a) hereof.

          "Articles" means the Articles of Incorporation of the Company, as amended or supplemented from time to time.

          "Assignment Notice" shall have the meaning set forth in Section 3.2 hereof.

          "Associate" has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, provided that when used to indicate a relationship with FT or DT or their respective Subsidiaries or Affiliates, the term "Associate" shall mean (a) in the case of FT, any Person occupying any of the positions listed on Schedule A hereto, and (b) in the case of DT, any Person occupying any of the positions listed on Schedule B hereto, provided, further, that, in each case, no Person occupying any such position described in clause
  (a) or (b) hereof shall be deemed an "Associate" of FT or DT, as the case may be, unless the Persons occupying all such positions described in clauses (a) and (b) hereof Beneficially Own, in the aggregate, more than 0.2% of the Voting Power of the Company.

          "Atlas" means the company [formed] [to be formed] as a societe anonyme under the laws of Belgium pursuant to the Joint Venture Agreement, dated as of December 15, 1994, between FT and DT, as amended.

          "Basis Windfall" shall have the meaning set forth in Section 9.3 hereof.

          "Beneficial Owner" (including, with its correl-ative meanings, "Beneficially Own" and "Beneficial Owner-ship"), with respect to any securities, means any Person which:

          (a) has, or any of whose Affiliates or Associates has, directly or indirectly, the right to acquire (whe-ther such right is exercisable immediately or only after the passage of time) such securities pursuant to any agreement, arrangement or understanding (whether or not in writing) including, without limitation, pursuant to the Investment Agreement and this Agreement, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;

          (b) has, or any of whose Affiliates or Associates has, directly or indirectly, the right to vote or dis-pose of (whether such right is exercisable immediately or only after the passage of time) or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 under the Exchange Act but including all such securi-ties which a Person has the right to acquire beneficial ownership of whether or not such right is exercisable within the 60-day period specified therein) such securities, including pursuant to any agreement, ar-rangement or understanding (whether or not in writing); or

          (c) has, or any of whose Affiliates or Associates has, any agreement, arrangement or understanding (whe-ther or not in writing) for the purpose of acquiring, holding, voting or disposing of any securities which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate thereof), provided that Class A Stock and Common Stock held by one of FT or DT or its Affiliates shall not also be deemed to be Beneficially Owned by the other of FT or DT or its Affil-iates.

          "Board of Directors" means the board of directors of the Company.

          "Brokers' Transactions" means brokers' transac-tions within the meaning of Rule 144 of the Securities Act, or any successor rule.

          "Business Day" means any day other than a day on which commercial banks in The City of New York, Paris, France, or Frankfurt am Main, Germany, are required or authorized by law to be closed.

          "Buyers" shall have the meaning set forth in the Investment Agreement.

          "Buy Notice" shall have the meaning set forth in
  Section 2.5(b) hereof.

          "Bylaws" means the Bylaws of the Company, as amended or supplemented from time to time.

          "Cellular" means (a) until immediately prior to the Cellular Spin-off Date, the Cellular and Wireless Division, (b) immediately prior to the Cellular Spin-off Date, the direct or indirect wholly owned subsidiary of the Company owning the assets of the Cellular and Wireless Division, the shares of which subsidiary are to be distributed to the Company's stockholders in connection with the Cellular Spin-off, and (c) on and after the Cellular Spin-off Date, such company, provided that the term "Cellular" shall not include any assets retained by the Company after the Cellular Spin-off Date.

          "Cellular and Wireless Division" means the Cellular and Wireless Communications Services Division of the Company.

          "Cellular Spin-off" shall have the meaning set forth in Article I of the Investment Agreement.

          "Change in Law" shall have the meaning set forth in Section 10.2(b) hereof.

          "Change of Control" means a:

          (a) decision by the Board of Directors to sell Control of the Company or not to oppose a third party tender offer for Voting Securities of the Company representing more than 35% of the Voting Power of the Company; or

          (b) change in the identity of a majority of the Directors due to (i) a proxy contest (or the threat to engage in a proxy contest) or the election of Directors by the holders of Preferred Stock; or (ii) any unsolicited tender, exchange or other purchase offer which has not been approved by a majority of the Independent Directors, provided that a Strategic Merger shall not be deemed to be a Change of Control and, provided, further, that any transac-tion between the Company and FT and DT or otherwise in-volving FT and DT and any of their direct or indirect Sub-sidiaries which are parties to a Contract therefor shall not be deemed to be a Change of Control.

          "Class A Action" means action by the holders of a majority of the shares of Class A Stock taken by a vote at either a regular or special meeting of the stockholders of the Company or of the Class A Holders or by written consent delivered to the Secretary of the Company.

          "Class A Common Issuance Date" means the date the
  Company first issues shares of Class A Common Stock.

          "Class A Common Stock" means the Class A Common
  Stock of the Company.

          "Class A Conversion Shares" means the shares of Class A Common Stock or Common Stock into which the then outstanding shares of Class A Preference Stock (or, as the case may be, a specified number of shares of Class A Preference Stock) would, at the time of determination, be convertible at the then applicable Conversion Price if the conditions to establishment of the Conversion Date had been met.

          "Class A Director" means any Director elected by the Class A Holders pursuant to Section 2(a) of ARTICLE FIFTH of the Articles, appointed by Class A Directors pursuant to Section 4(b) of ARTICLE FIFTH of the Articles, or elected by the Class A Holders pursuant to Section 3(d) of the Class A Provisions.

          "Class A Holder Eligible Notes" means notes of a Class A Holder issued pursuant to Section 5.6, substantially in the form of Exhibit A attached hereto, made payable to the Company which, in the written opinion of an investment banking firm of recognized international standing addressed to the Company and reasonably satisfactory to the Company, would sell, at the date of their issuance, at a price equal to their principal amount (taking into account the likely manner and timing of resale by the Company), provided that no note of any Class A Holder shall be deemed to be a Class A Holder Eligible Note (a) if such Class A Holder's debt instruments are at that time rated by Moody's Investors Service, Inc., Standard and Poor's Corporation or Duff & Phelps Credit Rating Co., and if it is to be issued at a time when such Class A Holder's debt instruments comparable to the note proposed to be a Class A Holder Eligible Note (or, if rated, such note itself) do not possess at least two of the three following ratings: Baa3 or better (or a com-parable rating if the rating system is changed) by Moody's Investors Service, Inc.; BBB- or better (or a comparable rating if the rating system is changed) by Standard and Poor's Corporation; and BBB- or better (or a comparable rating if the rating system is changed) by Duff & Phelps Credit Rating Co., and (b) unless nationally-recognized counsel shall have delivered an opinion in form and sub-stance reasonably satisfactory to each payee that such notes are enforceable obligations of such Class A Holder in accor-dance with the terms thereof, and provided, further, that no note issued by any Qualified Subsidiary shall be deemed to be a Class A Holder Eligible Note unless FT or DT, as the case may be, shall have executed a guarantee with respect to the obligations of such Qualified Subsidiary thereunder, satisfactory in form and substance to the Company.

          "Class A Holders" means FT, DT and any Qualified Subsidiary to which shares of Class A Stock or Common Stock have been transferred in accordance with Section 2.2 hereof or which purchases such shares pursuant to the Investment Agreement, and any Qualified Stock Purchaser that acquires shares of Class A Stock pursuant to Article VI or Sec-tion 5.1 of this Agreement or pursuant to Section 2.2(b) of the Standstill Agreement (and shall include such Persons even after all of the shares of Class A Stock have been converted into Common Stock of the Company or the Fun-damental Rights have terminated as to all outstanding shares of Class A Preference Stock).

          "Class A Preference Stock" means the Class A
  Preference Stock of the Company.

          "Class A Provisions" means that portion of ARTICLE
  SIXTH of the Articles entitled "GENERAL PROVISIONS RELATING
  TO CLASS A STOCK".

          "Class A Stock" means the Class A Common Stock or, if shares of Class A Preference Stock are outstanding, the Class A Preference Stock.

          "Closing Price" means, with respect to a security on any day, the last sale price, regular way, or in case no such sale takes place on such day, the average of the clos-ing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on The New York Stock Exchange, Inc. or, if such security is not listed or admitted to trading on such exchange as reported in the principal consolidated transac-tion reporting system with respect to securities listed on the principal national securities exchange on which the security is listed or admitted to trading or, if the securi-ty is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date such security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a pro-fessional market maker making a market in the security selected in good faith by the Board of Directors. If the security is not publicly held or so listed or publicly traded, "Closing Price" means the Fair Market Value of such security.

          "Code" means the U.S. Internal Revenue Code of
  1986, as amended.

          "Committed Percentage" means, as to any Class A Holder, the percentage obtained by dividing the aggregate number of Votes represented or to be represented by the Voting Securities of the Company (a) owned of record by such Class A Holder or by its nominees, and (b) which such Class A Holder has committed to the Company to purchase pursuant to Sections 7.3 and 7.8 or Articles V and VI hereof and pursuant to Article II of the Investment Agreement, by the sum of (i) the Voting Power of the Company and (ii) the Votes to be represented by any Voting Securities of the Company such Class A Holder has committed to the Company to purchase from the Company pursuant to Article V or VI or
  Section 7.3 hereof and Article II of the Investment Agree-ment.

          "Common Stock" means the Common Stock of the Com-pany.

          "Company" shall have the meaning set forth in the preamble.

          "Company Eligible Notes" means notes of the Com-pany (or its permitted assignee pursuant to Section 2.5), satisfactory in form and substance to the Company, FT and DT, made payable to the Transferring Stockholder, or Class A Holder as provided in Section 2.6(b)(ii) hereof, which, in the written opinion of an investment banking firm of recog-nized international standing addressed to the Transferring Stockholder, or Class A Holder as provided in Section 2.6(b)(ii) hereof, and reasonably satisfactory to such Transferring Stockholder or Class A Holder, as the case may be, would sell, at the date of their issuance, at a price equal to their principal amount (taking into account the likely manner and timing of resale by such Transferring Stockholder or Class A Holder, as the case may be), provided that no note of the Company (or its permitted assignee pursuant to Section 2.5) shall be deemed to be a Company Eligible Note (a) if it is to be issued at a time when the Company's (or such assignee's) debt instruments comparable to the notes proposed to be a Company Eligible Note (or such note itself) do not possess at least two of the three following ratings: Baa3 or better (or a comparable rating if the rating system is changed) by Moody's Investors Service, Inc.; BBB- or better (or a comparable rating if the rating system is changed) by Standard and Poor's Corporation; and BBB- or better (or a comparable rating if the rating system is changed) by Duff & Phelps Credit Rating Co., and (b) unless nationally-recognized counsel shall have delivered an opinion in form and substance reasonably satisfactory to each payee that such notes are enforceable obligations of the Company (or such assignee) in accordance with the terms thereof.

          "Company Purchase" shall have the meaning set forth in Section 9.1 hereof.

          "Company Stock Payment Notes" shall have the mean-ing set forth in Section 7.3 hereof.

          "Company Tax Payment" shall have the meaning set forth in Section 9.3 hereof.

          "Continuing Director" means any Director who is unaffiliated with the Buyers and their "affiliates" and "associates" (as each such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on October 1, 1982) and was a Director prior to the time that any Buyer or any such affiliate or associate became an Interested Stockholder (as such term is defined in the Fair Price Provisions), and any successor of a Continuing Direc-tor if such successor is not affiliated with any such In-terested Stockholder and is recommended or elected to suc-ceed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present.

          "Contract" means any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, fran-chise, contract, or other agreement, obligation, instrument or binding commitment of any nature.

          "Control" means, with respect to a Person or Group, any of the following:

          (a) ownership by such Person or Group of Votes entitling it to exercise in the aggregate more than 35 percent of the Voting Power of the entity in question;
       or

          (b) possession by such Person or Group of the power, directly or indirectly, (i) to elect a majority of the board of directors (or equivalent governing body) of the entity in question; or (ii) to direct or cause the direction of the management and policies of or with respect to the entity in question, whether through ownership of securities, by contract or other-wise.


          "Conversion Date" has the meaning specified in the Class A Provisions.

          "Conversion Price" means the applicable conversion price for shares of Class A Preference Stock provided for in
  Section 3(b) of the Class A Provisions.

          "Corporation Joint Venture Termination" means any of the following:

          (a)  the sale of Venture Interests by a Sprint
       Party pursuant to Section 20.5(a) of the Joint Venture
       Agreement; or

          (b) the receipt by the FT/DT Parties of the Tie-Breaking Vote due to a Funding Default, Material Non-Funding Default or
      Bankruptcy (as such terms are defined in the Joint Venture
      Agreement) on the part of any of the Sprint Parties.

          "Director" means a member of the Board of Directors.

          "DT" shall have the meaning specified in the preamble.

          "DT Investor Confidentiality Agreement" shall have the meaning set forth in the Investment Agreement.

          "Eligible Purchaser" shall have the meaning set forth in Section 2.5(c)(i) hereof.

          "Equity Purchase Price" shall have the meaning set forth in Section 5.5(b) hereof.

          "Equity Purchase Right" shall have the meaning set forth in Section 5.1 hereof.

          "ESMR" means any commercial mobile radio service, and the resale of such service, of the type authorized under the rules for Specialized Mobile Radio Services designated under Subpart S of Part 90 of the FCC's rules or similar Applicable Laws of any other country in effect on the date hereof, including the networking, marketing, distribution, sales, customer interface and operations functions relating thereto.

          "Europe" means the current geographic area covered by the following countries and territories located on the European continent, plus in the case of France, its terri-tories and possessions located outside the European con-tinent: Albania, Andorra, Austria, Belgium, Bosnia-Hercegovina, Bulgaria, Croatia, Cyprus, Czech Republic,
  Denmark, Estonia, Finland, France, Germany, Gibraltar,
  Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechten-stein, Lithuania, Luxembourg, Macedonia, Malta, Monaco, Montenegro, Netherlands, Norway, Poland, Portugal, Romania,
  San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom, and Vatican
  City.

          "Excess Shares" shall have the meaning set forth in Section 5.1 hereof.

          "Excess Taxes" shall have the meaning set forth in
  Section 9.1 hereof.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC from time to time promulgated thereunder.

          "Exempt Asset Divestitures" mean, with respect to the Company and its Subsidiaries:

          (a) Transfers of assets, shares or other equity interests (other than Long Distance Assets) to joint ventures approved by FT and DT prior to the Initial
       Issuance Date;

          (b) Transfers of assets, shares or other equity interests (other than Long Distance Assets) to (i) any entity in exchange for equity interests in such entity if, after such transaction, the Company owns at least 51 percent of both the Voting Power and equity inter-ests in such entity or (ii) any joint venture that is an operating joint venture not controlled by any of its principals and in which (x) the Company has the right, acting alone, to disapprove (and thereby prohibit) decisions relating to acquisitions and divestitures involving more than 20 percent of the Fair Market Value of such entity's assets, mergers, consolidations and dissolution or liquidation of such entity and the adop-tion of such entity's business plan and (y) Major Com-petitors of the Joint Venture do not in the aggregate own more than 20% of the equity interests or Voting Power;

          (c) transactions in which the Company exchanges one or more (i) local exchange telephone businesses for one or more such businesses or (ii) public cellular or wireless radio telecommunications service systems for one or more such systems, provided that the Company shall not, directly or indirectly, receive cash in any such transaction in an amount greater than 20 percent of the Fair Market Value of the property or properties Transferred by it;

          (d) Transfers of assets, shares or other equity interests (other than Long Distance Assets) by the Company to any of its Subsidiaries, or by any of its Subsidiaries to the Company or any other Subsidiary of the Company;

          (e) (i) any Spin-off of equity interests of a wholly-owned Subsidiary that is not a Subsidiary which, directly or indirectly, owns Long Distance Assets (for purposes of this definition, the "Spun-off Entity"), provided that the Class A Holders receive securities in the Spun-off Entity of a separate class with rights no less favorable to the Class A Holders than those applicable to the Class A Stock set forth in the Arti-cles and the Bylaws, or (ii) the Cellular Spin-off, unless a Notice of Abandonment (as defined in the Investment Agreement) has been delivered;

          (f) Transfers of assets (other than Long Distance Assets) of the Company or any of its Subsidiaries that are primarily or exclusively used in connection with providing information technology or data processing functions or services (collectively, for purposes of this definition, the "IT Assets"), to any Person that regularly provides information technology or data processing functions or services on a commercial basis, in connection with a contractual arrangement (for purposes of this definition, an "IT Service Contract") pursuant to which such Person undertakes to provide information technology or data processing functions or services to the Company or any of its Subsidiaries of substantially the same nature as the services asso-ciated with the use of such assets prior to such Trans-fer and upon commercially reasonable terms to the Company as determined in good faith by the Company, provided that (i) the term of such IT Service Contract shall be for a period at least as long as the weighted average useful life of such assets, or the Company or such Subsidiary shall have the right to cause such IT Service Contract to be renewed or extended for a period at least as long as such weighted average useful life upon commercially reasonable terms to the Company as determined in good faith by the Company, and (ii) the Transfer of such assets will not materially and ad-versely affect the operation of the Company; or

          (g) Transfers of assets (other than Long Distance Assets or IT Assets) of the Company or any of its Sub-sidiaries to any Person in connection with any con-tractual arrangement (for purposes of this definition, a "Non-IT Service Contract") pursuant to which such Person undertakes to provide services to the Company or any of its Subsidiaries of substantially the same nature as the services associated with the use of such assets prior to such Transfer and upon commercially reasonable terms to the Company as determined in good faith by the Company, provided, that (i) the Fair Market Value of such assets, together with the Fair Market Value of assets of the Company Transferred to such Person or other Persons in related transactions, do not represent more than five percent of the Fair Market Value of the assets of the Company, (ii) the Transfer of such assets will not materially and adversely affect the operation of the Company, and
       (iii) the term of such Non-IT Service Contract shall be for a period at least as long as the weighted average useful life of the assets so Transferred or the Company or such Subsidiary has the right to cause such Non-IT Service Contract to be renewed or extended for a period at least as long as such weighted average useful life upon commercially reasonable terms to the Company as determined in good faith by the Company.

          "Exempt Long Distance Asset Divestitures" mean, with respect to the Company and its Subsidiaries:

          (a) Transfers of Long Distance Assets to a Quali-fied Joint Venture;

          (b) Transfers of Long Distance Assets to any entity if the Company and its Subsidiaries after such transaction own at least 70 percent of both the Voting Power and equity interests of such entity, provided that if a Major Competitor of FT or DT or the Joint Venture holds equity interests in such entity, such Major Competitor's equity interests and Votes in such entity as a percentage of the Voting Power of such entity shall not, directly or indirectly, exceed 20 percent;

          (c) Transfers of Long Distance Assets pursuant to an underwritten, widely-distributed public offering at the conclusion of which the Company and its Subsidiar-ies shall own at least 51 percent of both the Voting Power and equity interests in the entity that owns such Long Distance Assets;

          (d) Transfers in the ordinary course of business of Long Distance Assets determined by the Company to be unnecessary for the orderly operation of the Company's business, and sale-leasebacks of Long Distance Assets and similar financing transactions after which the Company and its Subsidiaries continue in possession and control of the Long Distance Assets involved in such transaction;

          (e)  Transfers of Long Distance Assets by the
       Company to any of its Subsidiaries, or by any of its Subsidiaries to the Company or any other Subsidiary of the Company;

          (f) Transfers of Long Distance Assets to FT or DT or any assignee thereof pursuant to this Agreement;

          (g) any Spin-off of equity interests of a wholly-owned Subsidiary which, directly or indirectly, owns
       Long Distance Assets (for purposes of this definition, the "Spun-off Entity"), provided that the Class A Hold-ers receive securities in the Spun-off Entity of a separate class with rights no less favorable to the Class A Holders than those applicable to the Class A
       Stock set forth in the Articles and the Bylaws;

          (h) Transfers of Long Distance Assets of the Company or any of its Subsidiaries that are primarily or exclusively used in connection with providing in-formation technology or data processing functions or services (collectively, for purposes of this defini-tion, the "IT Assets"), to any Person that regularly provides information technology or data processing functions or services on a commercial basis, in con-nection with a contractual arrangement (for purposes of this definition, an "IT Service Contract") pursuant to which such Person undertakes to provide information technology or data processing functions or services to the Company or any of its Subsidiaries of substantially the same nature as the services associated with the use of such Long Distance Assets prior to such Transfer and upon commercially reasonable terms to the Company as determined in good faith by the Company, provided that
       (i) the term of such IT Service Contract shall be for a period at least as long as the weighted average useful life of such Long Distance Assets, or the Company or such Subsidiary shall have the right to cause such IT Service Contract to be renewed or extended for a period at least as long as such weighted average useful life upon commercially reasonable terms to the Company as determined in good faith by the Company, and (ii) the Transfer of such Long Distance Assets will not mate-rially and adversely affect the operation of the Long Distance Business. Any such IT Service Contract in-volving Transfers of Long Distance Assets, including any renewal or extension thereof, shall be deemed to be a Long Distance Asset; or

          (i) Transfers of Long Distance Assets (other than IT Assets) of the Company or any of its Subsidiaries to any Person in connection with any contractual arrange-ment (for purposes of this definition "Non-IT Service Contract") pursuant to which such Person undertakes to provide services to the Company or any of its Sub-sidiaries of substantially the same nature as the services associated with the use of such Long Distance Assets prior to such Transfer and upon commercially reasonable terms to the Company as determined in good faith by the Company, provided, that (i) the Fair Market Value of such Long Distance Assets, together with the Fair Market Value of Long Distance Assets Transferred to such Person or other Persons in related transactions, do not represent more than three percent of the Fair Market Value of the Long Distance Assets of the Company, (ii) the Transfer of such Long Distance Assets will not materially and adversely affect the operation of the Long Distance Business, and (iii) the term of such Non-IT Service Contract shall be for a period at least as long as the weighted average useful life of the Long Distance Assets so Transferred or the Company or such Subsidiary has the right to cause such Service Contract to be renewed or extended for a period at least as long as such weighted average useful life upon commercially reasonable terms to the Company as determined in good faith by the Company. Any such Non-IT Service Contract involving Transfers of Long Distance Assets, including any renewal or extension thereof, shall be deemed to be a Long Distance Asset.

          "Exercise Amount" shall have the meaning set forth in Section 7.3 hereof.

          "Fair Market Value" means, with respect to any asset, shares or other property, the cash price at which a willing seller would sell and a willing buyer would buy such asset, shares or other property in an arms-length negotiated transaction without undue time restraints, as determined in good faith by a majority of the Independent Directors as certified in a resolution delivered to all of the Class A Holders.

          "Fair Price Provisions" means ARTICLE SEVENTH of the Articles, and any successor provision thereto.

          "FCC" means the Federal Communications Commission.

          "FCC Order" means, with respect to any proposed
  Transfer of Long Distance Assets by the Company, either:

          (a) an effective written order or other final action from the FCC (either in the first instance or upon review or reconsideration) either declaring that FT and DT are not prohibited by Section 310 from owning such Long Distance Assets or stating that no such declaration is required, and as to which no Proceeding shall be pending or threatened that presents a sub-stantial possibility of resulting in a reversal there-of; or

          (b) an effective written order from, or other final action taken by, the FCC pursuant to delegated authority (either in the first instance or upon review or reconsideration) either declaring that FT and DT are not prohibited by Section 310 from owning such Long Distance Assets, or stating that no such declaration is required, which order or final action shall no longer be subject to further administrative review, and as to which no Proceeding shall be pending or threatened that presents a substantial possibility of resulting in a reversal thereof;

  For purposes of clause (b) of this definition, an order from, or other final action taken by, the FCC pursuant to delegated authority shall be deemed no longer subject to further administrative review:

     (x) if no petition for reconsideration or application for review by the FCC of such order or final action has been filed within thirty days after the date of public notice of such order or final action, as such 30-day period is computed and as such date is defined in Sections 1.104 and 1.4 (or any successor provisions), as applicable, of the FCC's rules, and the FCC has not initiated review of such order or final action on its own motion within forty days after the date of public notice of the order or final action, as such 40-day period is computed and such date is defined in Sections 1.117 and 1.4 (or any successor provi-sions) of the FCC's rules; or

     (y) if any such petition for reconsideration or appli-cation for review has been filed, or, if the FCC has initiated review of such order or final action on its own motion, the FCC has issued an effective written order or taken final action to the effect set forth in clause (a) above.

          "FIRPTA Determination" means with respect to any sale, exchange (including a deemed exchange) or other dis-position by a Class A Holder of Shares, a determination as to whether the Company is a "United States Real Property Holding Corporation" within the meaning of Section 897 of the Code and the regulations thereunder (or any successor provision).

          "FIRPTA Tax" shall have the meaning set forth in
  Section 10.5 hereof.

          "First Notice Period" shall have the meaning set forth in Section 2.5(a) hereof.

          "First Offer Price" shall have the meaning set forth in Section 2.5(a) hereof.

          "Fix" or "Fixed" means, in relation to the Conversion Price, the initial establishment of the Conversion Price in accordance with Section 3(b) of the Class A Provisions.

          "Fixed Closing Date" means the date of the first closing to occur under the Investment Agreement after the date on which the Conversion Price is Fixed.

          "Formula Price" means, as to a share of Class A Common Stock, a per share price equal to the greater of
  (a) the Market Price of a share of Common Stock on the date of sale of such share, and (b) an amount equal to the Weighted Average Price paid by the Class A Holders for the Class A Common Stock together with a stock appreciation factor thereon (calculated on the basis of a 365-day year) at the rate of 3.88% through and including the date of such redemption, such stock appreciation factor to be calculated, on an annual compounding basis, from the date of purchase of such Class A Common Stock until the date of redemption.

          "France" means the Republic of France, including
  French Guiana, Guadeloupe, Martinique and Reunion, and its territories and possessions.

          "FT" shall have the meaning specified in the preamble.

          "FT Investor Confidentiality Agreement" shall have the meaning specified in the Investment Agreement.

          "FT/DT Joint Venture Termination" means any of the following:

          (a)  the sale of Venture Interests by an FT/DT
       Party pursuant to Section 20.5(b), 20.5(c) or 20.5(d) of the Joint Venture Agreement; or

          (b) the receipt by the Sprint Parties of the Tie-Breaking Vote due to a Funding Default, Material Non-Funding Default or Bankruptcy (as such terms are defined in the Joint Venture Agreement) on the part of any of the FT/DT Parties.

          "FT/DT Party" shall have the meaning set forth in the Joint Venture Agreement.

          "FT/DT Weighted Purchase Price" means (a) prior to the Class A Common Issuance Date, the conversion price of the Class A Preference Stock in effect from time to time, adjusted in accordance with the Class A Provisions solely with respect to shares of Class A Preference Stock purchased from the Company pursuant to this Agreement and the Investment Agreement, and (b) on and after the Class A Common Issuance Date, the Weighted Average Price paid by FT, DT, their respective Qualified Subsidiaries and any Qualified Stock Purchasers for shares of Class A Common Stock, calculated solely with respect to shares of Class A Common Stock (or shares of Class A Preference Stock which have been converted into shares of Class A Common Stock) purchased from the Company pursuant to this Agreement and the Investment Agreement.

          "Fundamental Rights" means the rights of the holders of Class A Preference Stock to elect Directors pur-suant to ARTICLE FIFTH of the Articles, and the rights of the holders of Class A Preference Stock provided in Sec-tions 4, 5, 6 and 8 of the Class A Provisions.

          "Germany" means the Federal Republic of Germany.

          "Governmental Approval" means any consent, waiver, grant, concession or License of, registration or filing with, or declaration, report or notice to, any Governmental
  Authority.

          "Governmental Authority" means any federation, nation, state, sovereign, or government, any federal, supra-national, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute resolving panel or body, and any other entity exer-cising executive, legislative, judicial, regulatory or ad-ministrative functions of a government, provided that the term "Governmental Authority" shall not include FT, DT, Atlas or any of their respective Subsidiaries.

          "Group" means any group within the meaning of
  Section 13(d)(3) of the Exchange Act.

          "Indemnitee" shall have the meaning set forth in
  Section 9.1 hereof.

          "Independent Director" means any member of the Board of Directors who (a) is not an officer or employee of the Company, or any Class A Holder, or any of their respec-tive Subsidiaries, (b) is not a former officer of the Com-pany, or any Class A Holder, or any of their respective Subsidiaries, (c) does not, in addition to such person's role as a Director, act on a regular basis, either individu-ally or as a member or representative of an organization, serving as a professional adviser, legal counsel or consul-tant to the Company, or any Class A Holder, or their respec-tive Subsidiaries, if, in the opinion of the Nominating Committee of the Board of Directors of the Company (the "Nominating Committee") or the Board of Directors if a Nomi-nating Committee is not in existence, such relationship is material to the Company, any Class A Holder, or the organi-zation so represented or such person, and (d) does not re-present, and is not a member of the immediate family of, a person who would not satisfy the requirements of the preced-ing clauses (a), (b) and (c) of this sentence. A person who has been or is a partner, officer or director of an organi-zation that has customary commercial, industrial, banking or underwriting relationships with the Company, any Class A Holder, or any of their respective Subsidiaries, that are carried on in the ordinary course of business on an arms-length basis and who otherwise satisfies the requirements set forth in clauses (a), (b), (c) and (d) of the first sentence of this definition, may qualify as an Independent Director, unless, in the opinion of the Nominating Committee or the Board of Directors if a Nominating Committee is not in existence, such person is not independent of the manage-ment of the Company, or any Class A Holder, or any of their respective Subsidiaries, or the relationship would interfere with the exercise of independent judgment as a member of the Board of Directors. A person who otherwise satisfies the requirements set forth in clauses (a), (b), (c) and (d) of the first sentence of this definition and who, in addition to fulfilling the customary director's role, also provides additional services directly for the Board of Directors and is separately compensated therefor, would nonetheless quali-fy as an Independent Director. Notwithstanding anything to the contrary contained in this definition, each Director as of the date of the execution of the Investment Agreement who is not an executive officer of the Company shall be deemed to be an Independent Director hereunder.

          "Initial Issuance Date" means the first date that any shares of Class A Stock are issued.

          "Investment Agreement" shall have the meaning set forth in the second WHEREAS clause.

          "Investment Completion Date" means the date of the Supplemental Preference Stock Closing (as defined in the
  Investment Agreement) or the Class A Common Issuance Date, whichever shall first occur.

          "Joint Venture" means the joint venture formed by FT, DT, Sprint Sub and the Company as provided in the Joint
  Venture Agreement.

          "Joint Venture Agreement" shall have the meaning set forth in the first WHEREAS clause.

          "JV Entity" shall have the meaning set forth in the Joint Venture Agreement.

          "LD Disapproval Notice" shall have the meaning set forth in Section 3.1(d) hereof.

          "LD Option Period" shall have the meaning set forth in Section 3.1(d) hereof.

          "LD Sale Notice" shall have the meaning set forth in Section 3.1(c) hereof.

          "License" means any license, ordinance, authoriza-tion, permit, certificate, variance, exemption, order, fran-chise or approval, domestic or foreign.

          "Lien" means any mortgage, pledge, security inter-est, adverse claim, encumbrance, lien (statutory or other-wise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or similar Applicable Law of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of pro-tecting a creditor against loss or securing the payment or performance of an obligation.

          "Lien Transfer" shall mean the granting of any Lien on any Long Distance Asset, other than:

          (a) a Lien securing purchase money indebtedness that does not have a term longer than the estimated useful life of the Long Distance Asset subject to such Lien;

          (b) Liens or other comparable arrangements relat-ing to the financing of accounts receivable; and

          (c) Liens securing any other indebtedness for borrowed money, provided that (i) the amount of such indebtedness, when added to the aggregate amount of purchase money indebtedness referred to in clause (a) above, does not exceed 30% of the total book value of the Long Distance Assets as at the date of the most recently published balance sheet of the Company,
       (ii) the indebtedness secured by such Liens is secured only by Liens on Long Distance Assets, (iii) the face amount of such indebtedness does not exceed the book value of the Long Distance Assets subject to such Liens, and (iv) such indebtedness is for a term no longer than the estimated useful life of the Long Dis-tance Assets subject to such Liens.

          "Liquidation Preference" shall have the meaning set forth in the Class A Provisions.

          "Local Exchange Division" means the Local Communi-cations Services Division of the Company.

          "Long Distance Assets" means:

          (a) the assets reflected in the Company's balance sheet for the year ended December 31, 1994 as included in the Long Distance Division;

          (b) any assets acquired by the Company or any of its Subsidiaries following December 31, 1994 that are reflected in the Company's balance sheet as included in the Long Distance Division;

          (c) any assets of the Company or any of its Sub-sidiaries that are not reflected in the Company's bal-ance sheet for the year ended December 31, 1994 as in-cluded in the Long Distance Division, which after December 31, 1994 are transferred by the Company or any of its Subsidiaries to, or reclassified by the Company or any of its Subsidiaries as part of, the Long Dis-tance Division;

          (d) any assets acquired by the Company after De-cember 31, 1994 that are used or held for use primarily for the benefit of the Long Distance Business; and

          (e)  any assets referred to in clauses (a) through
       (c) above that are used or held for use primarily for the benefit of the Long Distance Business which are transferred or reclassified by the Company or any of its Subsidiaries outside of the Long Distance Division, but which continue to be owned by the Company or any of its Subsidiaries;

  provided that the term "Long Distance Assets" shall not include (i) any assets that are used or held for use pri-marily for the benefit of any Non-Long Distance Business, or
  (ii) any other assets reflected in the Company's balance sheet for the year ended December 31, 1994 as included in the Cellular and Wireless Division or the Local Exchange Division (other than as such assets in the Cellular and Wireless Division or the Local Exchange Division may be transferred or reclassified in accordance with paragraph (c) of this definition).

          "Long Distance Business" means all long distance telecommunications activities and services of the Company and its Subsidiaries at the relevant time, including (but not limited to) all long distance transport services, switching and value-added services for voice, data, video and multimedia transmission, migration paths and intelligent overlapping architectures, provided that the term "Long Distance Business" shall not include any activities or ser-vices primarily related to any Non-Long Distance Business.

          "Long Distance Division" means the Long Distance
  Communications Services Division of the Company.

          "Major Competitor" means (a) with respect to FT or DT, a Person that materially competes with a major portion of the telecommunications services business of FT or DT in Europe, or a Person that has taken substantial steps to become such a Major Competitor and which FT or DT has rea-sonably concluded, in its good faith judgment, will be such a competitor in the near future in France or Germany, pro-vided that FT and/or DT furnish in writing to the Company reasonable evidence of the occurrence of such steps;
  (b) with respect to the Company, a Person that materially competes with a major portion of the telecommunications services business of the Company in North America, or a Person that has taken substantial steps to become such a Major Competitor and which the Company has reasonably con-cluded, in its good faith judgment, will be such a competi-tor in the near future in the United States of America, provided that the Company furnish in writing to each Class A Holder reasonable evidence of the occurrence of such steps; and (c) with respect to the Joint Venture, a Person that materially competes with a major portion of the telecommuni-cations services business of the Joint Venture, or a Person that has taken substantial steps to become such a Major Competitor and which FT, DT or the Company has reasonably concluded, in its good faith judgment, will be such a com-petitor in the near future, provided that FT, DT or the Company furnish in writing to each other party hereto rea-sonable evidence of the occurrence of such steps.

          "Major Issuance" means any transaction, including, but not limited to, a merger or business combination, re-sulting, directly or indirectly, in the issuance (or sale from treasury) in connection with such transaction of Voting Securities of the Company with a number of Votes equal to or greater than 30 percent of the Voting Power of the Company immediately prior to such issuance.

          "Mandatory Payment Amount" shall have the meaning set forth in Section 7.3(c)(ii) hereof.

          "Market Price" means, with respect to a security on any date, the Closing Price of such security on the Trad-ing Day immediately prior to such date. The Market Price shall be deemed to be equal to (a) in the case of a share of Class A Common Stock, the Market Price of a share of Common Stock; and (b) in the case of a share of Class A Preference Stock, the Liquidation Preference. The Market Price of any options, warrants, rights or other securities convertible into or exercisable for Class A Common Stock (except for the Class A Preference Stock) shall be equal to the Market Price of options, warrants, rights or other securities convertible into or exercisable for Common Stock upon the same terms and otherwise containing the same terms as such options, warrants, rights or other securities convertible into or exercisable for Class A Common Stock.

          "Material Adverse Effect" means, with respect to any Person, the effect of any event, occurrence, fact, con-dition or change that is materially adverse to the business, operations, results of operations, financial condition, assets or liabilities of such Person.

          "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotations System.

          "Non-Long Distance Business" means (a) the owner-ship of any equity or other interests in the Joint Venture or any of the JV Entities; the enforcement or performance of any of the rights or obligations of the Company or any Sub-sidiary of the Company pursuant to the Joint Venture Agree-ment; or any activities or services of the Joint Venture or any of the JV Entities; (b) the Triple Play Activities;
  (c) any activities or services primarily related to the provision of subscriber connections to a local exchange or switch providing access to the public switched telephone network; (d) any activities or services primarily related to the provision of exchange access services for the purpose of originating or terminating long distance telecommunications services; (e) any activities or services primarily related to the resale by the Local Exchange Division of long dis-tance telecommunications services of the Company or other carriers; (f) any activities or services primarily related to the provision of inter-LATA long distance telecommunica-tions services that are incidental to the local exchange services business of the Local Exchange Division; (g) any activities or services primarily related to the provision of intra-LATA long distance telecommunications services;
  (h) any activities or services (whether local, intra-LATA or inter-LATA) primarily related to the provision of cellular, PCS, ESMR or paging services, mobile telecommunications services or any other voice, data or voice/data wireless services, whether fixed or mobile, or related to telecom-munications services provided through communications satel-lite systems (whether low, medium or high orbit systems); and (i) the use of the "Sprint" brand name or any other brand names, trade names or trademarks owned or licensed by the Company or any of its Subsidiaries.

          "North America" means the current geographic area covered by the following countries: Canada, the United
  States of Mexico and the United States of America.

          "Notifying Class A Holder" shall have the meaning set forth in Section 10.2 hereof.

          "Offered Shares" shall have the meaning set forth in Section 2.5(a) hereof.

          "Option Shares" shall have the meaning set forth in Section 5.2 hereof.

          "Optional Shares" shall have the meaning set forth in Section 2.5(a) of the Investment Agreement.

          "Optional Shares Closing" shall have the meaning set forth in Section 2.5(c) of the Investment Agreement.

          "Other Investment Documents" means the Investment Agreement, the Standstill Agreement, the FT Investor Con-fidentiality Agreement, the DT Investor Confidentiality Agreement, any Qualified Subsidiary Standstill Agreement, the Registration Rights Agreement, any Qualified Subsidiary Confidentiality Agreement, any standstill agreement entered into by a holder of equity interests of a Qualified Subsid-iary pursuant to the Standstill Agreement or any confidenti-ality agreement entered into by a holder of equity interests of a Qualified Subsidiary pursuant to the FT Investor Con-fidentiality Agreement or the DT Investor Confidentiality Agreement.

          "Other Purchaser" shall have the meaning set forth in Section 2.5(c)(ii) hereof.

          "Passive Financial Institution" means a bank (or comparable financial institution), insurance company, pen-sion or retirement fund that acquires Voting Securities or other equity interests in a Qualified Subsidiary without the purpose or effect of changing or influencing the control of the Qualified Subsidiary or the Company, nor in connection with or as a participant in any transaction having such purpose or effect, provided that the term "Passive Financial Institution" shall not include any Major Competitor of the Company or the Joint Venture.

          "PCS" means a radio communications system of the type authorized under the rules for broadband personal communications services designated as Subpart E of Part 24 of the FCC's rules or similar Applicable Laws of any other country, including the network, marketing, distribution, sales, customer interface and operations functions relating thereto.

          "Percentage Ownership Interest" means, with re-spect to any Person, that percentage of the Voting Power of the Company represented by Votes associated with the Voting Securities of the Company owned of record by such Person or by its nominees.

          "Person" means an individual, a partnership, an association, a joint venture, a corporation, a business, a trust, any entity organized or existing under Applicable Law, an unincorporated organization or any Governmental Authority.

          "Planned Date" means the planned date for the initial filing of a registration statement with the SEC relating to a proposed Public Offering or the first date on which it is proposed that a Class A Holder consummate Brokers' Transactions as to any securities.

          "Preferred Stock" means any series of Preferred
  Stock of the Company, but shall not include the Class A
  Preference Stock.

          "Principal Investment Documents" shall have the meaning set forth in Section 7.10 hereof.

          "Private Offer Notice Period" shall have the mean-ing set forth in Section 2.5(c)(i) hereof.

          "Private Sale Notice" shall have the meaning set forth in Section 2.5(c)(i) hereof.

          "Proceeding" means any action, litigation, suit, proceeding or formal investigation or review of any nature, civil, criminal, regulatory or otherwise, before any Govern-mental Authority.

          "Proposed Price" shall have the meaning set forth in Section 2.5(c)(i) hereof.

          "Proposed Terms" shall have the meaning set forth in Section 2.5(c)(i) hereof.

          "Public Offering" means an underwritten public offering of securities of the Company pursuant to an effec-tive registration statement under the Securities Act.

          "Public Sale Notice" shall have the meaning set forth in Section 2.5(a) hereof.

          "Qualified Joint Venture" means any operating joint venture of which not more than 20% in the aggregate of the Voting Power or outstanding equity interests thereof are owned by Major Competitors of FT or DT or of the Joint
  Venture, and that

          (a) has received contributions of assets by the other participants therein which are predominately of a nature similar or complementary to the Long Distance
       Assets contributed by the Company;

          (b) owns assets that are available for use by the Company on a basis which is no less favorable than that which is afforded to other participants in such joint venture;

          (c) would treat the Joint Venture, as a customer of the joint venture, no less favorably than other similarly situated customers;

          (d) is operated in a manner not inconsistent with the policies of the Joint Venture; and

          (e) as to which the Company undertakes to use commercially reasonable efforts to align the activities of such joint venture with those of the Joint Venture, including, without limitation, to use commercially rea-sonable efforts to cause such joint venture to become a distributor of the services falling within the scope of the Joint Venture (if so selected by the Joint Ven-ture), to align the joint venture's network technology with the network technology of the Joint Venture, and to use the Joint Venture's services to the maximum extent practicable, provided that, in addition to the requirements set forth above, a joint venture shall not be deemed to be a Qualified Joint Venture if the predominant contribution of the Company to such joint venture is Long Distance Assets comprising the transport media, associated switching, electronic transmis-sions equipment, systems and operating software comprising the Company's long distance telecommunications network ("Critical Long Distance Assets"), unless the Company owns a majority of the equity interests and the Voting Power of such joint venture; and provided, further, that with respect to a joint venture in which the predominant contribution of the Company is Long Distance Assets that are not Critical Long Distance Assets, such joint venture shall not be deemed to be a Qualified Joint Venture unless such joint venture is either (i) Controlled by the Company or (ii) not Controlled by any of its participants, but in which the Company has the contractual or other legal right, acting alone, to disap-prove (and thereby prohibit) decisions relating to acquisi-tions and divestitures involving more than 20 percent of the Fair Market Value of such joint venture's assets, mergers, consolidations and dissolution or liquidation of such joint venture, and the adoption of such joint venture's business plan.

          "Qualified LD Purchaser" means, for any Transfer of Long Distance Assets, a purchaser that (a) has the legal and financial ability to buy such Long Distance Assets pro-posed to be sold and (b) would not be a Major Competitor of the Company based on the businesses to be retained by the Company following the Transfer of such Long Distance Assets.

          "Qualified Stock Purchaser" means a Person that
  (a) FT and DT reasonably believe has the legal and financial ability to purchase shares of Class A Stock from the Company in accordance with Article VI of this Agreement or to pur-chase shares in accordance with Section 2.2 of the Stand-still Agreement and (b) would not be a Major Competitor of the Company or of the Joint Venture immediately following such purchase.

          "Qualified Stock Purchaser Standstill Agreement" shall mean a standstill agreement between the Company, the Qualified Stock Purchaser and the Person or Persons, if any, which, directly or indirectly, ultimately Control a Quali-fied Stock Purchaser, satisfactory in form and substance to each party hereto.

          "Qualified Subsidiary" means any Person which

          (a) is a Subsidiary of either FT or DT or an entity that would be such a Subsidiary if FT's and DT's aggregate ownership in such entity were held individ-ually by one of FT or DT, provided that until the second anniversary of the Initial Issuance Date, no Voting Securities of such entity may be Beneficially Owned by a Major Competitor of the Company or of the Joint Venture, and thereafter no such Major Competitor or Major Competitors may, individually or in the aggre-gate, Beneficially Own Voting Securities representing ten percent or more of the Voting Power of such entity, and provided, further, that if the Voting Securities of such entity owned directly by FT and DT or indirectly through Wholly-Owned Subsidiaries of either of them are entitled to a number of Votes representing in the ag-gregate less than 80 percent of the Voting Power of such entity, then:

               (i) the Voting Securities owned by FT and DT and Wholly-Owned Subsidiaries, plus Voting Secu-rities, if any, owned by Passive Financial Insti-tutions must in the aggregate be entitled to a number of Votes representing at least 80 percent of the Voting Power of such entity; and

              (ii) FT and DT and Wholly-Owned Subsidiaries must in the aggregate own Voting Securities entitled to a number of Votes representing more than 50 percent of the Voting Power of, and more than 50 percent of the outstanding equity inter-ests in, such entity; and

          (b) has (i) entered into a Qualified Subsidiary Standstill Agreement and a confidentiality agreement satisfactory in form and substance to each party hereto and (ii) (x) caused all holders of any of its equity interests (other than FT, DT and Passive Financial Institutions) (each such other holder being a "Strate-gic Investor") to enter into a Strategic Investor Standstill Agreement and (y) caused all holders of any of its equity interests (other than FT and DT) to enter into a confidentiality agreement satisfactory in form and substance to each party hereto.

          "Qualified Subsidiary Standstill Agreement" shall have the meaning set forth in the Investment Agreement.

          "Redemption Securities" means any debt or equity securities of the Company, any of its Subsidiaries, or any combination thereof having such terms and conditions as shall be approved by the Board of Directors and which, to-gether with any cash to be paid as part of the redemption price pursuant to subsection (b) of Section 2 of the provi-sions of ARTICLE SIXTH of the Articles entitled GENERAL PROVISIONS RELATING TO ALL STOCK or Section 3(a)(i) of the Class A Provisions, in the opinion of an investment banking firm of recognized national standing selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Company), have a Market Price, at the time notice of redemption is given pursuant to subsection (d) of Section 2 of the provisions of ARTICLE SIXTH of the Articles entitled GENERAL PROVISIONS RELATING TO ALL STOCK or Section 3(a)(i) of the Class A Provisions, at least equal to the redemption price required to be paid by such Section 2 or Section 3(a)(i) of the Class A Provisions.

          "Refusal Notice" shall have the meaning set forth in Section 2.5(c)(ii) hereof.

          "Refusal Price" shall have the meaning set forth in Section 2.5(c)(ii) hereof.

          "Refusal Shares" shall have the meaning set forth in Section 2.5(c)(ii) hereof.

          "Refusal Terms" shall have the meaning set forth in Section 2.5(c)(ii) hereof.

          "Registration Rights Agreement" means the Regis-tration Rights Agreement, dated the date hereof, among the Company, FT and DT, as it may be amended or supplemented from time to time.

          "Requested Sale Supplementary Payment" shall have the meaning set forth in Section 3(a)(i) of the Class A
  Provisions.

          "Required Sale Notice" shall have the meaning set forth in Section 7.4(d)(i) hereof.

          "Restricted Period" shall have the meaning set forth in Section 3.1(a) hereof.

          "Rights" shall have the meaning set forth in Sec-tion 5.1(c) hereof.

          "Rights Agreement" means the Rights Agreement, dated as of August 8, 1989, between the Company and UMB
  Bank, n.a., as amended on June 4, 1992 and as of July 31, 1995, as it may be amended or supplemented from time to time.

          "SEC" means the United States Securities and Ex-change Commission.

          "Second Notice Period" shall have the meaning set forth in Section 2.5(b) hereof.

          "Second Offer" shall have the meaning set forth in
  Section 2.5(b) hereof.

          "Second Offer Price" shall have the meaning set forth in Section 2.5(b) hereof.

          "Section 310" means Section 310(b) of the Communi-cations Act of 1934, as amended (or any successor provision of law).

          "Section 9.2 Excess Taxes" shall have the meaning set forth in Section 9.2 hereof.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promul-gated thereunder.

          "Shares" means (a) shares of Class A Stock, Common Stock or any other Voting Securities of the Company,
  (b) securities of the Company convertible into Voting Secu-rities of the Company and (c) options, warrants or other rights to acquire such Voting Securities, but in the case of this clause (c) excluding any rights of the Class A Holders or FT and DT to acquire Voting Securities of the Company pursuant to the Investment Agreement and this Agreement (but not excluding any Voting Securities received upon the exercise of such rights).

          "Specified Long Distance Assets" shall have the meaning set forth in Section 3.1(c) hereof.

          "Spin-off" means any spin-off or other pro rata distribution of equity interests of a wholly-owned direct or indirect Subsidiary of the Company to the stockholders of the Company, provided that the term "Spin-off" shall not include the Cellular Spin-off unless a Notice of Abandonment has been delivered.

          "Spin-Off Investment Agreement" shall have the meaning set forth in Section 7.10(a)(i) hereof.

          "Sprint Party" shall have the meaning set forth in the Joint Venture Agreement.

          "Sprint Sub" shall have the meaning set forth in the first WHEREAS clause.

          "Standstill Agreement" means the Standstill
  Agreement, dated as of July 31, 1995, among the Company, FT and DT, as it may be amended or supplemented from time to time.

          "Strategic Investor Standstill Agreement" shall have the meaning set forth in the Investment Agreement.

          "Strategic Merger" means a merger or other busi-ness combination involving the Company (a) in which the Class A Holders are entitled to retain or receive, as the case may be, voting equity securities of the surviving parent entity in exchange for or in respect of (by conver-sion or otherwise) such Class A Stock, with an aggregate Fair Market Value equal to at least 75% of the sum of
  (i) the Fair Market Value of all consideration which such Class A Holders have a right to receive with respect to such merger or other business combination, and (ii) if the Com-pany is the surviving parent entity, the Fair Market Value of the equity securities of the surviving parent entity which the Class A Holders are entitled to retain, (b) imme-diately after which the surviving parent entity is an entity whose voting equity securities are registered pursuant to
  Section 12(b) or Section 12(g) of the Exchange Act or which otherwise has any class or series of its voting equity secu-rities held by at least 500 holders and (c) immediately after which no Person or Group (other than the Class A Hold-ers) owns Voting Securities of such surviving parent entity with Votes equal to more than 35 percent of the Voting Power of such surviving parent entity.

          "Subject Shares" shall have the meaning set forth in Section 2.5(c)(i) hereof.

          "Subsidiary" means, with respect to any Person
  (the "Parent"), any other Person in which the Parent, one or more direct or indirect Subsidiaries of the Parent, or the Parent and one or more of its direct or indirect Subsidi-aries (a) have the ability, through ownership of securities individually or as a group, ordinarily, in the absence of contingencies, to elect a majority of the directors (or individuals performing similar functions) of such other Person, and (b) own more than 50% of the equity interests, provided that Atlas shall be deemed to be a Subsidiary of each of FT and DT.

          "Supervisory Board" means, as the case may be, the board of directors of FT, the Aufsichtsrat of DT, or an analogous body in the case of a Qualified Stock Purchaser or Qualified LD Purchaser.

          "Supplementary Payment" shall have the meaning set forth in Section 7.4(d)(iii) hereof.

          "Surplus Shares" shall have the meaning set forth in Section 7.4(d)(i) hereof.

          "Surplus Shares Sale" shall have the meaning set forth in Section 7.4(d)(i) hereof.

          "Third Party Approval" means any consent, waiver, grant, concession, license, authorization, permit, certifi-cate, exemption, franchise or approval of, registration or filing with, or declaration, report or notice to any Person other than a Governmental Authority.

          "Tie-Breaking Vote" shall have the meaning set forth in Section 18.1(a) of the Joint Venture Agreement and shall include any successor provision thereto.

          "Total Realized Amount" shall have the meaning set forth in Section 7.4(d)(iii) hereof.

          "Trading Day" means, with respect to any security, a day on which the principal national securities exchange on which such security is listed or admitted to trading, or NASDAQ, if such security is listed or admitted to trading thereon, is open for the transaction of business (unless such trading shall have been suspended for the entire day) or, if such security is not listed or admitted to trading on any national securities exchange or NASDAQ, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Transfer" means any act pursuant to which, di-rectly or indirectly, the ownership of the assets or securi-ties in question is sold, transferred, conveyed, delivered or otherwise disposed, but shall not include (a) any grant of Liens, (b) any conversion or exchange of any security of the Company pursuant to a merger or other business combi-nation involving the Company, (c) any transfer of ownership of assets to the surviving entity in a Strategic Merger, or pursuant to any other merger or other business combination not prohibited by the Class A Provisions, or (d) any fore-closure or other execution upon any of the assets of the Company or any of its Subsidiaries other than foreclosures resulting from Lien Transfers.

          "Transfer Restrictions" means those restrictions on Transfer of Shares set forth in Sections 2.2, 2.3 and 2.5 hereof.

          "Transferring Stockholder" shall have the meaning set forth in Section 2.4 hereof.

          "Treaty Benefit" means:

          (a) the 5% rate of dividend withholding (or any successor rate applicable to non-portfolio in-vestments);

          (b) the exemption from income tax with respect to dividends paid or profits distributed by the Company;

          (c) the exemption from income tax with respect to gains or profits derived from the sale, exchange, or disposal of stock in the Company; or

          (d) the exemption from taxes on capital with respect to stock in the Company;

       under, in the case of (a), (b), (c) and (d) above, either (i) the relevant income tax treaty between the United States and France, in the case of FT, and the United States and Germany, in the case of DT, or (ii) any provisions of French statutory law, in the case of FT, or German statutory law, in the case of DT, which refers to, or is based on or derived from, any pro-vision of such treaty, or

          (e) any other favorable treaty benefit or statu-tory benefit, that specifically requires the ownership of a certain amount of voting power or voting interest in the Company, under a provision of the relevant income tax treaty between the United States and France or the statutory laws of France, in the case of FT, or the relevant income tax treaty between the United States and Germany or the statutory laws of Germany, in the case of DT, provided that the chief tax officer of FT or DT certifies that such benefit is reasonably expected to provide to FT or DT, as the case may be, combined tax savings in the year such certification is made and in future years of at least U.S. $15 million.

          "Triple Play Activities" means (a) the ownership of any equity or other interests in MajorCo, L.P. or any of its successors or Affiliates; the enforcement or performance of any of the rights or obligations of the Company or any Subsidiary of the Company pursuant to the Agreement of Lim-ited Partnership of MajorCo, L.P. or any other agreement or arrangement contemplated thereby, except to the extent re-lating to the provision of services by the Company as the long distance telecommunications provider to MajorCo, L.P.; or any activities or services of MajorCo, L.P. or any of its successors or Affiliates; (b) the ownership of any equity or other interests in any Teleport Entity (as that term is defined in the Contribution Agreement (the "Contribution Agreement"), dated as of March 28, 1995, by and among TCI Network Services, Comcast Telephony Services, Cox Telephony Partnership, MajorCo, L.P. and NewTelco, L.P.); or any ac-tivities or services of any Teleport Entity or any of their respective successors or Affiliates; and (c) the ownership of any equity or other interests in PhillieCo, L.P., or any of its successors or Affiliates; the enforcement or per-formance of any of the rights or obligations of the Company or any Subsidiary of the Company pursuant to the Amended and Restated Agreement of Limited Partnership of PhillieCo, L.P., dated as of February 17, 1995, or any other agreement or arrangement contemplated thereby, except to the extent relating to the provision of services by the Company as the long distance telecommunications provider to PhillieCo, L.P.; or any activities or services of PhillieCo, L.P. or any of its successors or Affiliates.

          "Unrelated Party Sale" shall have the meaning set forth in Section 9.1 hereof.

          "Venture Interests" shall have the meaning set forth in the Joint Venture Agreement.

          "Vote" means, with respect to any entity, the ability to cast a vote at a stockholders', members' or com-parable meeting of such entity with respect to the election of directors, managers or other members of such entity's governing body, or the ability to cast a general partnership or comparable vote, provided that with respect to the Compa-ny only, the term "Vote" means the ability to exercise general voting power (as opposed to the exercise of special voting or disapproval rights such as those set forth in the Class A Provisions) with respect to matters other than the election of directors at a meeting of the stockholders of the Company.

          "Voting Power" means, with respect to any entity as at any date, the aggregate number of Votes outstanding as at such date in respect of such entity.

          "Voting Securities" means, with respect to an entity, any capital stock or debt securities of such entity if the holders thereof are ordinarily, in the absence of contingencies, entitled to a Vote, even though the right to such Vote has been suspended by the happening of such a contingency, and in the case of the Company, shall include, without limitation, the Common Stock and the Class A Stock, but shall not include any shares issued pursuant to the Rights Agreement to the extent such issuance is caused by action of a Class A Holder.

          "Weighted Average Price" means the weighted aver-age per unit price paid by the purchasers of any capital stock, debt instrument or security of the Company. In de-termining the price of shares of Common Stock or Class A Common Stock issued upon the conversion or exchange of securities or issued upon the exercise of options, warrants or other rights, the consideration for such shares shall be deemed to include the price paid to purchase the convertible security or the warrant, option or other right, plus any additional consideration paid upon conversion or exercise.
  If any portion of the price paid is not cash, the Indepen-dent Directors (acting by majority vote) shall determine in good faith the Fair Market Value of such non-cash consider-ation. If any new shares of Common Stock are issued to-gether with other shares or securities or distributions of other assets of the Company for consideration which covers both the new shares and such other shares, securities or other assets, the portion of such consideration allocable to such new shares shall be determined in good faith by the Independent Directors (acting by majority vote), in each case as certified in a resolution sent to all Class A Holders.

          "Wholly-Owned Subsidiaries" means companies or other business organizations all of the outstanding Voting Securities of which are owned, directly or indirectly, by either or both of FT and DT, other than any de minimis ownership required by Applicable Law.

          "Windfall Benefit" shall have the meaning set forth in Section 9.2 hereof.


                          ARTICLE II

              RESTRICTIONS ON TRANSFER OF SHARES

          Section 2.1. General Transfer Restrictions. The right of Class A Holders to Transfer any Shares is restrict-ed as provided in Article II of this Agreement, and no Transfer of Shares by any Class A Holder may be effected except in compliance with this Article II. Any attempted or actual Transfer by a Class A Holder of Shares in violation of this Agreement shall be of no effect and null and void and shall not be recorded on the stock transfer books of the Company.

          Section 2.2. Transfers to Qualified Subsidiaries. Subject in each case to compliance with Applicable Law and the receipt of any necessary material Governmental Approv-als, a Class A Holder may without restriction Transfer Shares to Qualified Subsidiaries or FT or DT (each, for the purposes of this Section 2.2, a "Transferee") in accordance with this Section 2.2, provided that, in the case of each Transfer to a Qualified Subsidiary, each Class A Holder having an equity interest in such Qualified Subsidiary shall
  (a) be liable for the performance by such Qualified Subsidiary of its obligations under this Agreement and any Other Investment Documents to which such Qualified Subsidiary is or becomes a party, (b) act as agent for such Qualified Subsidiary in connection with the receipt or giving of any and all notices or approvals under this Agreement and any such Other Investment Documents and
  (c) not cause or permit any such Subsidiary to lose its status as a Qualified Subsidiary at any time when such Sub-sidiary owns Shares. At least ten days prior to any pro-posed Transfer to a Transferee, the transferring Class A Holder shall notify the Company of its intent to make such Transfer, such notice to state the name and address of the Transferee (and the identity of the shareholders of such Transferee and the relationship of the Transferee to the transferring Class A Holder), the proposed date of such Transfer, the number and class of Shares to be Transferred and the proposed terms of such Transfer. Any Transfer made pursuant to this Section 2.2 shall be effective only if the Transferee shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument of assumption substantially in the form of Exhibit B hereto and such Transferee thereby shall become a party to this Agreement.

          Section 2.3.  Other Transfers Prior to the Fifth
  Anniversary.  Until the fifth anniversary of the Initial
  Issuance Date, Shares shall not be Transferred by a Class A
  Holder except as provided in Section 2.2.

          Section 2.4. Other Transfers. After Section 2.3 hereof shall no longer apply or shall be terminated pursuant to Section 2.6, but subject to the Company's rights under
  Section 2.5, each Class A Holder may Transfer Shares (each such Class A Holder being a "Transferring Stockholder") without restriction, provided that, with respect to any such
  Transfer:

          (a)  a Transfer in a single transaction or a
       series of related transactions of Shares may be made to a Person or Group (other than a Qualified Subsidiary or Subsidiaries or FT or DT) that Beneficially Owns Voting Securities with a number of Votes representing greater than five percent of the Voting Power of the Company immediately following such Transfer or Transfers only in connection with a Public Offering in which:

               (i)  the Transferring Stockholder does not,
            to the best of its knowledge, Transfer a number of Shares representing more than two percent of the Voting Power of the Company to a Person or Group that, prior to such Transfer, Beneficially Owned Voting Securities entitled to a number of Votes representing three percent or more of the Voting Power of the Company;

              (ii)  the Transferring Stockholder does not,
            to the best of its knowledge, Transfer in a single transaction or a series of related transactions to a Person or Group a number of Shares representing more than five percent of the Voting Power of the Company; and

             (iii)  the Transferring Stockholder does not,
            to the best of its knowledge, Transfer in a single transaction or series of related transactions Shares to a Person or Group that is required under
            Section 13(d) of the Exchange Act to file a Sched-ule 13D with respect to the Company (a "Sched-ule 13D Filer") or, as a result of such Transfer, will become a Schedule 13D Filer,

       provided that such Transferring Stockholder shall have notified the managing or coordinating underwriter or underwriters participating in such Public Offering of the restrictions set forth in clauses (i), (ii) and
       (iii) and provided, further, that, in determining the best knowledge of a Transferring Stockholder, such holder may rely on written certification received from such managing or coordinating underwriters or from pur-chasers of shares in such Public Offering, unless such holder has actual knowledge to the contrary; and

          (b) the restrictions contained in Section 2.4(a) shall continue until such time as the sum of (A) the aggregate Committed Percentage of the Class A Holders, and (B) the percentage of Voting Power of the Company represented by Voting Securities which the Class A Holders have the right to commit to purchase pursuant to Sections 7.3 and 7.8 and Articles V and VI of this Agreement and Article II of the Investment Agreement, falls below three and one-half percent for more than 150 consecutive days after the rights to commit to purchase provided in Article V have expired.

          (c) For so long as the sum of (i) the aggregate Committed Percentage of the Class A Holders, and
       (ii) the percentage of Voting Power of the Company which the Class A Holders have the right to commit to purchase pursuant to Sections 7.3 and 7.8 and Arti-cles V and VI of this Agreement and Article II of the Investment Agreement is greater than five percent, but less than nine percent (if the events described in clause (ii) of Section 2.6(e) shall have occurred) or ten percent (if the events described in clause (i) of Section 2.6(e) shall have occurred), no Class A Holder or Holders may Transfer Shares representing in excess of one percent of the outstanding Voting Power of the Company to any one Person or Group in any transaction or series of related transactions, except in connection with a Public Offering as provided in Section 2.4(a), or Transfer Shares other than in a Public Offering to any Major Competitor of the Company.

          Section 2.5.  Company Rights to Purchase.  (a)  If
  a Transferring Stockholder proposes to Transfer Shares in a Public Offering or in Brokers Transactions, such Transfer-ring Stockholder shall first deliver written notice (the "Public Sale Notice") to the Company of such Transferring Stockholder's desire to effect such Transfer setting forth in reasonable detail (i) the number and class of Shares to be sold (the "Offered Shares"), (ii) the Market Price per share (or, if Class A Preference Stock is proposed to be Transferred, per number of Class A Conversion Shares related to the shares of Class A Preference Stock in question) on the date of the Public Sale Notice (the "First Offer Price"), (iii) the Planned Date of such Transfer, and
  (iv) any other material proposed terms of the Transfer.
  Upon receipt of the Public Sale Notice, the Company shall have the right to purchase all, but not less than all, of the Offered Shares at the First Offer Price, as adjusted to comply with the requirements of Article IX, such right to be exercised within ten Business Days following delivery of the Public Sale Notice to the Company (the "First Notice Pe-riod"). The Public Sale Notice shall constitute an offer to the Company (or its assignee, as provided below), which shall be irrevocable during the First Notice Period, to sell to the Company or its assignee the Offered Shares upon the terms provided in this Section 2.5(a) and the Public Sale Notice. The Company shall exercise such right to purchase by delivering written notice to such Transferring Stockhold-er at any time during the First Notice Period setting forth its irrevocable commitment to purchase such Offered Shares subject to receipt of any required material Third Party Approvals or Governmental Approvals (the same to be speci-fied in reasonable detail in such notice), compliance with Applicable Law and the absence of any injunction or similar legal order preventing such transaction, provided that the Company shall not be permitted to deliver such notice (and accordingly may not purchase the Offered Shares) unless a majority of the Continuing Directors shall have first approved (unless such approval is not required under Sec-tion 11.13), at a meeting of Directors at which at least seven Continuing Directors are present, such purchase of the Offered Shares. The Company may assign its rights to pur-chase the Offered Shares under this Section 2.5(a) to any Person who is not a Major Competitor of FT or DT or of the Joint Venture. If the Company does not exercise such right, or the Company or its assignee does not close the purchase of the Offered Shares within the time periods provided in
  Section 2.5(d), such Transferring Stockholder may, to the extent not otherwise prohibited under this Article II, sell the Offered Shares, subject to compliance with Applicable Law and receipt of any required material Third Party Approv-als or Governmental Approvals (x) in the case of a Public Offering, subject to subsection (b) of this Section 2.5, or
  (y) in the case of Brokers' Transactions within 45 days after the end of the First Notice Period or 45 days after the applicable date provided in Section 2.5(d) if the Com-pany has exercised its rights under this Section 2.5(a) and the Company or its assignee has failed to close the purchase of the Offered Shares within the time periods provided in
  Section 2.5(d). Any Offered Shares to have been sold in Brokers' Transactions that continue to be held by the Trans-ferring Stockholder following the expiration of such period shall again be subject to the provisions of this Article II.

          (b)  If a Transferring Stockholder proposes to
  Transfer Shares in a Public Offering, on the seventh Busi-ness Day prior to the Planned Date, such Transferring Stockholder shall deliver to the Company a written offer
  (the "Second Offer") to sell to the Company the Offered
  Shares at the Market Price per share (or per number of Class
  A Conversion Shares related to each Class A Preference
  Share, as the case may be), as adjusted to comply with the requirements of Article IX, of the Common Stock on the Business Day immediately preceding such seventh Business Day (such Market Price, the "Second Offer Price"), provided that no Second Offer need be made if the Second Offer Price would be more than 90 percent of the First Offer Price and provid-ed, further, that, prior to making a Second Offer, any Transferring Stockholder may, in its complete discretion, change the Planned Date to a date not later than 120 days after the original Planned Date. The Company shall have 24 hours (the "Second Notice Period") in which to deliver to such Transferring Stockholder written notice of its decision to accept the Second Offer (a "Buy Notice"), provided that the Company shall not be permitted to deliver such Buy
  Notice (and accordingly may not purchase the Offered Shares) unless a majority of the Continuing Directors shall have first approved (unless such approval is not required under Section 11.13), at a meeting of Directors at which at least seven Continuing Directors are present, such purchase of the Offered Shares. The Second Offer shall constitute an offer to the Company or its assignee, as provided below, which shall be irrevocable during such Second Notice Period, to sell to the Company or its assignee such Offered Shares upon the terms set forth in this Section 2.5(b) and the Second
  Offer. Delivery of a Buy Notice to such Transferring Stock-holder shall constitute an irrevocable commitment on the part of the Company to purchase such Offered Shares upon the terms set forth in this Section 2.5(b) (subject to the receipt of any required material Third Party Approvals or Governmental Approvals (the same to be specified in rea-sonable detail in such Buy Notice), compliance with Appli-cable Law and the absence of any injunction or similar legal order preventing such transaction), and to reimburse such Transferring Stockholder for all of its reasonable out-of-pocket expenses incurred in connection with such Transfer, including the reasonable fees and expenses of its advisors and legal counsel, upon receipt of a certificate of such Transferring Stockholder setting forth in reasonable detail such out-of-pocket expenses. The Company may assign its rights to purchase the Offered Shares under this Sec-tion 2.5(b) to any Person who is not a Major Competitor of FT or DT or the Joint Venture. If a Buy Notice is not timely delivered to such Transferring Stockholder, or the Company or its assignee does not close the purchase of the Offered Shares within the applicable time period provided in
  Section 2.5(d), such Transferring Stockholder shall have no obligation to sell the Offered Shares to the Company, and subject to compliance with Applicable Law and the receipt of any required material Third Party Approvals or Governmental Approvals, may, to the extent not otherwise prohibited under this Article II, Transfer the Offered Shares at any time prior to 45 days after the Planned Date or the applicable date provided in Section 2.5(d) if the Company has accepted the Second Offer and the Company or its assignee has failed to close the purchase of the Offered Shares within the time period provided in Section 2.5(d), provided that the Trans-ferring Stockholder may delay for a reasonable period its offering beyond such 45th date if it determines in good faith that such a delay is advisable because of marketing considerations or because the registration statement pur-suant to which such Offered Shares are registered has not yet been declared effective, provided, further, that, if such offering is delayed for longer than ten Business Days after such 45th date, the Offered Shares shall again be subject to the Company's purchase rights under this para-graph (b) and the obligations of the Class A Holders to make a Second Offer. Any Offered Shares which continue to be held by the Transferring Stockholder following the appli-cable period shall again be subject to the provisions of this Article II.

          (c)  If a Transferring Stockholder proposes to
  Transfer Shares in a transaction not covered by Section 2.2, 2.5(a) or 2.5(b) and otherwise permitted by this Article II,

          (i) such Transferring Stockholder shall first deliver written notice (a "Private Sale Notice") to the Company stating that such Transferring Stockholder proposes to effect such Transfer, such notice to describe in reasonable detail (x) the number and class of Shares to be Transferred (the "Subject Shares"),
       (y) a price per share (the "Proposed Price") and
       (z) other material terms of such Transfer determined by such Transferring Stockholder in its sole discretion (the "Proposed Terms"). Upon receipt of the Private Sale Notice, the Company shall have the right to pur-chase all, but not less than all, of the Subject Shares at the Proposed Price, as adjusted to comply with the requirements of Article IX, and in accordance with the Proposed Terms for a period of ten Business Days (the "Private Offer Notice Period"). The Private Sale No-tice shall constitute an offer to the Company or its assignee, as provided below, which is irrevocable dur-ing such Private Offer Notice Period, to sell to the Company or its assignee such Subject Shares upon the terms set forth in this Section 2.5(c)(i) and the Pri-vate Sale Notice. The Company may exercise such right by delivering written notice to such Transferring Stockholder at any time during the Private Offer Notice Period setting forth its irrevocable commitment to purchase such Subject Shares at the Proposed Price, as adjusted to comply with the requirements of Article IX, in accordance with the Proposed Terms subject to re-ceipt of any required material Third Party Approvals or Governmental Approvals (the same to be specified in reasonable detail in such notice), compliance with Applicable Law and the absence of any injunction or similar order preventing such transaction, provided that the Company shall not be permitted to deliver such notice (and accordingly may not purchase the Subject Shares) unless a majority of the Continuing Directors shall have first approved (unless such approval is not required under Section 11.13), at a meeting of Direc-tors at which at least seven Continuing Directors are present, such purchase of the Subject Shares. The Company may assign its rights to purchase the Subject Shares under this Section 2.5(c)(i) to any Person who is not a Major Competitor of FT or DT or of the Joint Venture. If the Company fails to exercise such right, or the Company or its assignee does not close the purchase of the Subject Shares within the applicable time period provided in Section 2.5(d), then such Transferring Stockholder, subject to compliance with Applicable Law and receipt of any required material Third Party Approvals or Governmental Approvals, may, to the extent not otherwise prohibited under this
       Article II, sell all of the Subject Shares to any one or more Eligible Purchasers at the Proposed Price (taking into account any adjustments thereto which may have been made to comply with the requirements of
       Article IX) and in accordance with the Proposed Terms (or at a better price and on terms more favorable to such Transferring Stockholder) within 180 days after delivery of the Private Sale Notice to the Company or 180 days after the applicable date provided in Sec-tion 2.5(d) if the Company has exercised its rights under this Section 2.5(c)(i) and the Company or its assignee has failed to close the purchase of the Sub-ject Shares within the time period provided in Sec-tion 2.5(d). Any Subject Shares which continue to be held by the Transferring Stockholder following such periods shall again be subject to the provisions of this Article II. For purposes of this Section 2.5, the term "Eligible Purchaser" shall mean a Person or Group that would be eligible pursuant to Rule 13d-1(b) under the Exchange Act to file a Schedule 13G with respect to the Company if such Person or Group Beneficially Owned Voting Securities representing five percent or more of the Voting Power of the Company; and

          (ii) if a Transferring Stockholder proposes to Transfer Shares pursuant to a bona fide offer to pur-chase Shares from a purchaser that is not an Eligible Purchaser (an "Other Purchaser"), prior to such Trans-ferring Stockholder's accepting such offer, such Trans-ferring Stockholder shall first deliver notice thereof (a "Refusal Notice") to the Company and to each other Class A Holder, setting forth in reasonable detail,
       (w) the number and class of Shares to be Transferred (the "Refusal Shares"), (x) the price per share of such bona fide offer (the "Refusal Price"), (y) the other material terms of such bona fide offer (the "Refusal Terms"), and (z) the identity of the offeror. Upon receipt of such notice, the Company shall have the right to purchase all, but not less than all, of the Refusal Shares upon the Refusal Terms, subject to re-ceipt of any required material Third Party Approvals or Governmental Approvals (the same to be specified in reasonable detail in the Company's notice described in this paragraph), compliance with Applicable Law and the absence of any injunction or similar legal order pre-venting such transaction, at the Refusal Price, as adjusted to comply with the requirements of Article IX. The Refusal Notice shall constitute an offer to the Company or its assignee, as provided below, which is irrevocable during the period described in the next sentence, to sell to the Company or its assignee the Refusal Shares upon the terms set forth in this Sec-tion 2.5(c)(ii) and the Refusal Notice. The Company shall have ten Business Days after receipt of such notice in which to exercise such right by delivering written notice stating its irrevocable commitment to so exercise to the Transferring Stockholder, provided that the Company shall not be permitted to deliver such notice (and accordingly may not purchase the Refusal Shares) unless a majority of the Continuing Directors shall have first approved (unless such approval is not required under Section 11.13), at a meeting of Direc-tors at which at least seven Continuing Directors are present, such purchase of the Refusal Shares. The Company may assign its rights to purchase the Refusal Shares under this Section 2.5(c)(ii) to any Person who is not a Major Competitor of FT or DT or of the Joint Venture. If the Company fails to exercise such right, or the Company or its assignee does not close the pur-chase of the Refusal Shares within the applicable time period provided in Section 2.5(d), then such Trans-ferring Stockholder, subject to compliance with Appli-cable Law and receipt of any required material Third Party Approvals or Governmental Approvals, may, to the extent not otherwise prohibited under this Article II, sell all of the Refusal Shares to the Other Purchaser at the Refusal Price (taking into account any adjust-ments thereto which may have been made to comply with the requirements of Article IX) and in accordance with the Refusal Terms (or at a better price and upon terms more favorable to such Transferring Stockholder) within 180 days following delivery of such notice to the Com-pany or 180 days after the date provided in Sec-tion 2.5(d) if the Company has exercised its rights under this Section 2.5(c)(ii) and the Company or its assignee has failed to close the purchase of the Re-fusal Shares within the applicable time period provided in Section 2.5(d). Any Refusal Shares which continue to be held by the Transferring Stockholder following such period shall again be subject to the provisions of this Article II.

          (d) The closing of purchases of Shares pursuant to this Section 2.5 shall take place within (i) 45 days in the case of purchases by the Company or an assignee, or
  (ii) 180 days in the case of purchases by an assignee if all required Governmental Approvals necessary to permit such closing by such assignee have not been obtained within such 45-day period, after the exercise of the Company's right to purchase at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, at 10:00 a.m., New York time, or at such other date, time or place as the Company and the Transferring Stockholder may otherwise agree.

          (i)  At such closing,

               (x)  the Transferring Stockholder shall
            (A) sell, transfer and deliver to the Company or its assignee all of its right, title and interest in and to the Shares to be purchased by the Com-pany or its assignee free and clear of Liens,
            (B) deliver to the Company or its assignee a cer-tificate or certificates representing such Shares duly endorsed in blank or accompanied by stock transfer powers duly endorsed in blank together with evidence of payment of any applicable stock transfer taxes and (C) deliver to the Company or its assignee an executed written representation of such Transferring Stockholder, in form and sub-stance reasonably satisfactory to the Company or its assignee, representing that (1) such Trans-ferring Stockholder is validly existing and has validly authorized such Transfer, (2) such Trans-fer does not violate or otherwise conflict with the organizational documents of such Transferring Stockholder or require any material Third Party Approval or Governmental Approval on the part of such Transferring Stockholder which has not yet been obtained and (3) the Transferring Stockholder shall Transfer the Shares to be purchased free and clear of all Liens arising due to the action or inaction of such Transferring Stockholder; and

               (y) the Company or its assignee shall deliv-er to such Transferring Stockholder an amount (the "Purchase Price") in cash or in cash and securi-ties of the Company, as hereinafter provided, equal to the product of (A) the First Offer Price, the Second Offer Price, the Proposed Price or the Refusal Price, as the case may be, in each case as adjusted to comply with the requirements of
            Article IX; and (B) the number of Shares to be acquired by the Company or its assignee.

          (ii) Payment of the Purchase Price shall be made as follows:

               (x)  If the Purchase Price is less than
            $200 million, payment of the entire Purchase Price shall be made by wire transfer of immediately available funds to such bank and account as such Transferring Stockholder shall designate.

               (y) If the Purchase Price is $200 million or greater, but less than or equal to $500 million, payment of $200 million of the Purchase Price shall be made by wire transfer of immediately available funds to such bank and account as such Transferring Stockholder shall designate, an amount equal to one-half of the difference between the Purchase Price and $200 million (for purposes of this Section 2.5, the "One-Half Quantity") shall be paid in Company Eligible Notes maturing one year from the date of such closing; and an amount equal to the One-Half Quantity shall be paid in Company Eligible Notes maturing two years from the date of such closing. The principal of any such Company Eligible Notes shall be adjusted to comply with the requirements of Article IX such that the Transferring Stockholder receives princi-pal in an amount equal to the One-Half Quantity on each of the first and second anniversaries of such closing.

               (z)  If the Purchase Price exceeds $500 mil-
            lion, payment of $200 million of the Purchase Price shall be made by wire transfer of immedi-ately available funds to such bank and account as such Transferring Stockholder shall designate, an amount equal to one-third of the difference be-tween the Purchase Price and $200 million (for purposes of this Section 2.5, the "One-Third Quan-tity") shall be paid in Company Eligible Notes maturing one year from the date of such closing; an amount equal to the One-Third Quantity shall be paid in Company Eligible Notes maturing two years from the date of such closing; and an amount equal to the One-Third Quantity shall be paid in Company Eligible Notes maturing three years from the date of such closing. The principal of any such Com-pany Eligible Notes shall be adjusted to comply with the requirements of Article IX such that the Transferring Stockholder receives principal in an amount equal to the One-Third Quantity on each of the first, second and third anniversaries of such closing.

          Section 2.6. Termination of Transfer Restric-tions; Mandatory Redemption of Class A Preference Stock.
  (a) At any time after the earlier of the Class A Common Issuance Date and the date when the Conversion Price shall have been Fixed, the Transfer Restrictions shall terminate and cease to be of further force and effect hereunder (but the provisions of Section 2.4 shall continue):

          (i)  if there is a Corporation Joint Venture
       Termination;

         (ii) upon the first anniversary of a sale of all of the Venture Interests of the Sprint Parties or the FT/DT Parties pursuant to Section 17.2, 17.3, 17.4, 19.3, 20.6 or 20.11 of the Joint Venture Agreement or upon the first anniversary of the date on which the Joint Venture is otherwise terminated, in each case, other than pursuant to (x) an FT/DT Joint Venture Ter-mination or (y) a Corporation Joint Venture Termina-tion;

        (iii) if the Company has breached in any material respect its obligations under Article III, IV, V, and VI; Section 7.1, 7.4, 7.8, 7.10 or 7.11 of this
       Agreement; Section 8.8 of the Investment Agreement; Article FIFTH of the Articles (to the extent such Article relates to the rights of the holders of Class A Stock); or the Class A Provisions, provided, that, if the Company so breaches any of these obligations, and such breach is capable of being cured without adversely affecting in any material respect the Class A Holders or their rights hereunder or under the Other Investment Documents (other than as to the timing of the Optional Shares Closing or an Article IV Closing, as the case may be), the Articles or the Bylaws, (x) the date of termination of the Transfer Restrictions shall be de-layed for a period of not more than 180 days from the date of such breach, or, in the case of a dispute as to whether such a breach has occurred, for 90 days follow-ing the rendering of an order of a court of competent jurisdiction in connection therewith, in either case if during such time the Company is attempting in a dili-gent manner to cause such breach to be cured and
       (y) the Transfer Restrictions shall not terminate if such breach is cured within the applicable period;

         (iv) if the Company shall have determined to pro-ceed with a transaction described in Section 4.1 here-of;

          (v) at any time after the Investment Completion Date, if the sum of (x) the aggregate Committed Percentage of the Class A Holders, and (y) the per-centage of Voting Power of the Company represented by Voting Securities which the Class A Holders have the right to commit to purchase pursuant to Sections 7.3 and 7.8 and Articles V and VI of this Agreement and
       Section 2.5 of the Investment Agreement, falls below
       (1) ten percent for more than 150 consecutive days, immediately after the issuance of additional Voting Securities of the Company other than pursuant to a Major Issuance; or (2) nine percent, immediately after a Transfer of Shares by Class A Holders, provided that the rights of the Company contained in Sections 2.5(a) and 2.5(b) hereof shall, in either case, continue until the sum of (I) the aggregate Committed Percentage of the Class A Holders, and (II) the percentage of Voting Power of the Company represented by Voting Securities which the Class A Holders have the right to commit to purchase pursuant to Sections 7.3 and 7.8 and Arti-cles V and VI of this Agreement and Article II of the Investment Agreement, falls below five percent;

         (vi) at any time after the Investment Completion Date, if the sum of (x) the aggregate Committed Percentage of the Class A Holders, and (y) the per-centage of Voting Power of the Company represented by Voting Securities which the Class A Holders have the right to commit to purchase pursuant to Sections 7.3 and 7.8 and Articles V and VI of this Agreement and
       Section 2.5 of the Investment Agreement, falls below ten percent as a result of a Major Issuance and the Class A Holders (1) furnish in writing to the Company a written binding election not to exercise their rights to purchase Class A Common Stock from the Company pursuant to Section 7.8 with respect to such transaction and, for 180 days following the date of such Major Issuance, not to make open market purchases pursuant to Section 7.8 that would result in the Class A Holders having an aggregate Committed Percentage of ten percent or more, or (2) fail to exercise their rights to purchase Class A Common Stock from the Com-pany pursuant to Section 7.8 with respect to such transaction and to exercise their rights to commit to make open market purchases pursuant to Section 7.8, within the prescribed time periods;

        (vii) if a Person other than a Class A Holder shall acquire a Percentage Ownership Interest greater than 20 percent or there is a Change of Control within the meaning of clause (b) of such definition;

       (viii)  unless all of the outstanding shares of
       Class A Common Stock have been converted into shares of Common Stock, the Fundamental Rights as to all out-standing shares of Class A Preference Stock have terminated, or the rights of the Class A Holders under
       Section 4 of the Class A Provisions are suspended pur-suant to clauses (ii) or (iii) of Section 7(b) of the Class A Provisions, if, between the second and fifth anniversaries of the Initial Issuance Date, the Company or any of its Subsidiaries, as the case may be, shall take or engage in, directly or indirectly, any of the actions described in Section 4(a)(i), 4(a)(ii), 4(a)(iii) or 4(a)(iv) of the Class A Provisions, not-withstanding a written notice signed by FT and DT expressing disapproval thereof delivered to the Company within 30 days of delivery of the notice from the Com-pany relating thereto as provided in Section 2.7; or

         (ix) if the Class A Holders elect to be released from the Transfer Restrictions pursuant to Sec-tion 7.8(a) hereof.

          (b) While shares of Class A Preference Stock are outstanding, but prior to the time the Conversion Price shall have been Fixed,

          (i) if the event described in Section 2.6(a)(iii) shall occur, the Class A Holders may make the election provided in Section 7(n)(i) of the Class A Provisions.

          (ii) if the event described in Section 2.6(a)(iv) shall occur, the Class A Holders may make the election provided in Section 7(f)(ii)(y)(B) of the Class A
       Provisions.

          (iii)  if any of the events described in Section
       2.6(a) (other than clauses (iii) or (iv) thereof) shall occur, the Class A Holders may make the election provided in Section 7(n)(ii) of the Class A Provisions.

          (c) If the Company fails to redeem all of the outstanding shares of Class A Preference Stock when required pursuant to Section 3(c), 7(f) or 7(n) of the Class A Provisions, in addition to whatever other rights and remedies the Class A Holders may have, hereunder or otherwise, such Shares may be transferred without any restriction provided for in this Article II other than the restrictions set forth in Section 2.4 hereof, and in accordance with Section 7(o) of the Class A Provisions.

          (d) The Transfer Restrictions shall cease to be of further force and effect as provided in Section 7(f) and 7(n) of the Class A Provisions.

          Section 2.7.  Notice of Certain Actions.  Unless
  all of the outstanding shares of Class A Common Stock have been converted into shares of Common Stock, the Fundamental Rights have terminated as to all outstanding shares of Class A Preference Stock, or the rights of the Class A Holders under Section 4 of the Class A Provisions are suspended pursuant to clause (ii) or (iii) of Section 7(b) of the Class A Provisions, for a period of three years following the date which is two years after the Initial Issuance Date, at least 40 days prior to (a) the Company or any of its Sub-sidiaries taking or engaging in, directly or indirectly, any of the actions described in Sections 4(a)(i) and 4(a)(ii) of the Class A Provisions, or (b) the Company taking or engag-ing in, directly or indirectly, any of the transactions de-scribed in Sections 4(a)(iii) and 4(a)(iv) of the Class A Provisions, the Company shall provide each Class A Holder with notice of such proposed transaction.

          Section 2.8. Restrictive Legends. (a) A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Upon original issuance thereof and until such time as the same is no longer required hereunder or under Applicable Law, any certificate issued representing any of the shares of Class A Stock or any other Shares held by the Class A Holders (in-cluding, without limitation, all certificates issued upon Transfer or in exchange thereof or substitution therefor) shall bear the following restrictive legend:

       THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF ("TRANS-FERRED") UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS SUCH TRANSFER IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT.

       THE TRANSFER OF THE SHARES EVIDENCED BY THIS CERTIFI-CATE IS SUBJECT TO THE RESTRICTIONS ON TRANSFER PRO-VIDED FOR IN THE STOCKHOLDERS' AGREEMENT, DATED ______, 1995, AMONG SPRINT CORPORATION, FRANCE TELECOM AND DEUTSCHE TELEKOM AG, AS FROM TIME TO TIME IN EFFECT, A COPY OF WHICH IS ON FILE AT THE EXECUTIVE OFFICES OF SPRINT CORPORATION AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF SUCH SHARES UPON WRITTEN REQUEST TO SPRINT CORPORATION. NO SUCH TRANSFER WILL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH STOCKHOLDERS' AGREEMENT HAVE BEEN COMPLIED WITH IN FULL AND NO PERSON MAY REQUEST SPRINT CORPORATION TO RECORD THE TRANSFER OF ANY SHARES IF SUCH TRANSFER IS IN VIO-LATION OF SUCH STOCKHOLDERS' AGREEMENT.

       THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO
       RESTRICTIONS ON VOTING PROVIDED FOR IN THE STOCK-
       HOLDERS' AGREEMENT AND NO VOTE OF SUCH SHARES THAT
       CONTRAVENES SUCH AGREEMENT SHALL BE EFFECTIVE.

          (b) The certificates representing Shares owned by the Class A Holders (including, without limitation, all certificates issued upon Transfer or in exchange thereof or substitution therefor) shall also bear any legend required under any other Applicable Laws, including state securities or blue sky laws.

          (c)  The Company may make a notation on its
  records or give instructions to any transfer agents or registrars for the Shares owned by the Class A Holders in order to implement the restrictions on Transfer set forth in this Article II.

          (d)  FT and DT shall submit all certificates
  representing Shares held by FT, DT or any of their re-spective Affiliates, and shall use commercially reasonable efforts to cause all other Class A Holders to submit all such certificates, to the Company so that the legend or legends required by this Section 2.8 may be placed thereon.

          (e) The Company shall not incur any liability for any delay in recognizing any Transfer of Shares if the Com-pany in good faith reasonably believes that such Transfer may have been or would be in violation of the provisions of Applicable Law or this Agreement.

          (f) After such time any of the legends described in this Section 2.8 are no longer required on any certifi-cate or certificates representing Shares owned by the Class A Holders, upon the request of FT or DT or such other Class A Holder the Company will cause such certificate or cer-tificates to be exchanged for a certificate or certificates that do not bear such legend.

          (g) No Class A Holder may pledge Shares except to a Person that is a bona fide financial institution. Prior to the consummation of a pledge of Shares by a Class A Hold-er, such Class A Holder shall deliver, or shall cause such prospective pledgee to deliver, an acknowledgment that such pledgee has examined the legend set forth in Section 2.8(a) and understands and agrees that any rights it has with re-spect to the Shares are subject to those of the Company set forth in this Agreement, including agreeing that (i) no foreclosure on such Shares shall be effected except as per-mitted by, and in accordance with, the terms of this Agree-ment, and (ii) under no circumstances shall such pledgee be entitled to exercise voting rights, consent rights or disap-proval rights with respect to such Shares, except for the right to vote as a holder of shares of Common Stock if such pledgee owns such Shares after a foreclosure conducted in accordance with the terms hereof.

          Section 2.9. Reorganization, Reclassification, Merger, Consolidation or Disposition of Shares. The pro-visions of this Article II shall apply, to the fullest ex-tent set forth herein, with respect to the Shares and to any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise), or any other securities of such entity which have, or which may be converted or exer-cised to acquire securities which will have, a Vote, that in each case may be issued in respect of, in exchange for, or in substitution of such Shares, including, without limita-tion, in connection with any stock dividends, splits, re-verse splits, combinations, reclassifications, recapitali-zations, mergers, consolidations and the like occurring after the date hereof.

          Section 2.10. Strategic Mergers; Business Combi-nations; Company Tender for Shares. Notwithstanding any-thing in this Article II to the contrary, the restrictions on Transfer set forth in this Article II (not including
  Section 2.9) shall not apply to any conversion or exchange of Shares in connection with a Strategic Merger or any other merger or other business combination not prohibited by the Class A Provisions or a Transfer into a tender offer made by the Company for Shares.

          Section 2.11. Effect of Proposed Redemption. Following the third anniversary of the Investment Completion Date, the Company shall, prior to redeeming any Shares pursuant to Section 2 of that portion of ARTICLE SIXTH of the Articles entitled "GENERAL PROVISIONS RELATING TO ALL STOCK," provide the Class A Holders with notice of its intention to so redeem such Shares, which notice shall set forth the number of such Shares held by the Class A Holders which are proposed to be redeemed. For a period of 120 days thereafter (as extended day for day for each day that such sales are actually delayed during such time period because
  (i) the Shares proposed to be redeemed cannot be sold due to the anti-fraud rules of the U.S. securities laws, or
  (ii) the Company has delayed a proposed registration of such Shares in accordance with Section 1.4 of the Registration Rights Agreement), the Class A Holders shall be entitled, on a pro rata basis in accordance with their respective Com-mitted Percentages, to sell free of the restrictions on Transfer set forth in Section 2.3 hereof (but subject to the provisions of Sections 2.4 and 2.5 hereof) that number of Shares in the aggregate which the Company has proposed to redeem from the Class A Holders. Notwithstanding the fore-going, the Company may elect to redeem Shares held by the Class A Holders during such 120-day period (as so extended) by paying to the Class A Holders the Market Price (as de-fined in Section 2 of that portion of ARTICLE SIXTH of the Articles entitled "GENERAL PROVISIONS RELATING TO ALL STOCK") (which if the Company has so elected to redeem during such 120-day period (as so extended) shall be modi-fied in accordance with Article IX).

                           ARTICLE III

  PROVISIONS CONCERNING DISPOSITION OF LONG
  DISTANCE ASSETS

          Section 3.1.  Offers to FT and DT.  (a)  Subject
  to Section 3.5 of this Agreement, (i) after the first to occur of (x) the fifth anniversary of the date of this Agreement and (y) such time as (I) legislation shall have been enacted repealing Section 310, (II) an FCC Order shall have been issued or (III) outside counsel to the Company with a nationally-recognized expertise in telecommunications regulatory matters delivers to each of FT and DT a legal opinion in form and substance reasonably satisfactory to each of FT and DT to the effect that Section 310 does not prohibit FT or DT from owning the Long Distance Assets proposed to be Transferred by the Company, and prior to the earliest to occur of (x) the tenth anniversary of the date of this Agreement, (y) the delivery by FT, DT or any of their Affiliates (or a Permitted Designee (as such term is defined in the Joint Venture Agreement)) of a notice pur-suant to Section 17.2(b) of the Joint Venture Agreement indicating the agreement to purchase all of the Sprint Ven-ture Interests (as such term is defined in the Joint Venture Agreement) following an offer by the Company or Sprint Sub pursuant to Section 17.2(a) of the Joint Venture Agreement, and (z) the delivery by the Company and/or Sprint Sub of a notice pursuant to Section 17.3(a) of the Joint Venture Agreement exercising the put right to sell all of their Sprint Venture Interests (as such term is defined in the Joint Venture Agreement) to FT, DT and Atlas (or a Permitted Designee (as such term is defined in the Joint Venture Agreement)), or (ii) during any time in which the rights provided to the Class A Holders under Section 4(b) of the Class A Provisions would be in effect but for the fact that they have been suspended pursuant to Sections 7(b)(ii) or
  (iii) of the Class A Provisions (each such period described in clause (i) and clause (ii) being a "Restricted Period"), and subject to the right of first offer in favor of FT and DT set forth in Section 3.1(c) hereof, if the Company or any of its Subsidiaries proposes to Transfer (except in a Lien Transfer, an Exempt Long Distance Asset Divestiture or in a sale of all or substantially all of the Company's assets), in a transaction or a series of related transactions, Long Distance Assets with the effect that the Company and its Subsidiaries would no longer own 51 percent or more of the Fair Market Value of the Long Distance Assets owned by them prior thereto (calculated as at the date the Company or such Subsidiary enters into a definitive agreement to effect such Transfer), then the Company must deliver an LD Sale Notice in which it offers to sell at least 51 percent of the Fair Market Value of the Long Distance Assets (calculated as of such date) (and any liabilities to be assumed by the trans-feree in connection therewith) to FT and DT, in the manner provided in Section 3.1(c), provided that the Company shall not be permitted to deliver such LD Sale Notice (and accord-ingly may not proceed with such Transfer) unless a majority of the Continuing Directors shall have first approved (un-less such approval is not required pursuant to Section 11.13), at a meeting of Directors at which at least seven Continuing Directors are present, a Transfer to FT and DT of the Specified Long Distance Assets at the price and upon the terms and conditions set forth in the LD Sale Notice.

          (b) Subject to Section 3.5 of this Agreement, during a Restricted Period, the Company and its Subsidiaries shall not undertake a Lien Transfer unless each creditor or other party which is the beneficiary of any Lien relating to such Lien Transfer (a "Lien Creditor") and the Company execute a legally binding instrument in favor of each of FT and DT in form and substance reasonably satisfactory to each of FT and DT providing that at least 45 days prior to any foreclosure or other execution upon the Long Distance Assets subject to such Lien, such Lien Creditor and the Company shall provide each of FT and DT with notice of such fore-closure or other execution, such notice to constitute an exclusive and, subject to Section 3.2, irrevocable offer
  (i) for the Company to sell to FT and DT all of such Long Distance Assets at a price equal to the Fair Market Value of such assets, free and clear of any Lien relating to such Lien Transfer, and upon other customary terms and condi-tions, or (ii) at FT's and DT's option, to permit FT and/or DT to pay to such Lien Creditor all amounts due to it which are secured by such Lien, in which case (x) such Lien Cred-itor shall release such Lien, (y) FT and DT shall be subro-gated to the claims of the Lien Creditor against the Company and shall have all rights of such Lien Creditor against the Company and in respect of such Lien, and (z) the Company shall grant, and take all action necessary to perfect, a Lien in favor of FT and DT in the Long Distance Assets subject to such Lien Transfer, securing the Company's obli-gations subrogated to FT and DT, provided that the Company shall not be permitted to undertake any such Lien Transfer unless a majority of the Continuing Directors shall have first approved (unless such approval is not required under Section 11.13), at a meeting of Directors at which at least seven Continuing Directors are present, each of the docu-ments and transactions contemplated by this sentence. FT and DT may exercise their rights hereunder by delivering a notice to the Company at any time prior to any such fore-closure or execution, setting forth which right it wishes to exercise. If FT and DT exercise their rights under clause
  (i) of the preceding sentence, the provisions of Sec-tions 3.2 and 3.4 of this Agreement shall apply mutatis mutandis. For purposes of this Section 3.1(b), the Fair Market Value of any Long Distance Assets shall be the value of such assets, without regard to the effect of the Liens constituting the Lien Transfer in question, but considering all other Liens on such assets and any other relevant fac-tors, as determined by an investment banking or appraisal firm of internationally recognized standing reasonably satisfactory to the Company and FT and DT, the cost of which shall be borne by the Company.

          (c) Subject to Section 3.5 of this Agreement, during a Restricted Period, if the Company or any of its Subsidiaries shall propose to Transfer (other than in a Lien Transfer, an Exempt Long Distance Asset Divestiture or in a sale of all or substantially all of the Company's assets), in a transaction or a series of related transactions, Long Distance Assets with a Fair Market Value (calculated as at the date the Company or such Subsidiary enters into a de-finitive agreement to effect such Transfer) that, when aggregated with the Fair Market Value of all Long Distance Assets previously so Transferred after the date of the Investment Agreement (calculated in each case as of the date the Company or such Subsidiary entered into a definitive agreement to Transfer such Long Distance Assets), equals or exceeds 30 percent of the Fair Market Value of the Long Distance Assets of the Company and its Subsidiaries taken as a whole (calculated as at the date the Company or such Subsidiary enters into a definitive agreement to effect such Transfer), the Company shall first deliver written notice (the "LD Sale Notice") to each of FT and DT stating that the Company proposes to effect such a Transfer and setting forth in reasonable detail (i) the Long Distance Assets proposed to be Transferred (the "Specified Long Distance Assets"),
  (ii) the price which the Company expects to receive for such assets and (iii) the other material terms and conditions of Transfer (including the assumption of liabilities, if any, by the transferee in connection therewith), provided that the Company shall not be permitted to deliver such LD Sale Notice (and accordingly may not proceed with such Transfer) unless a majority of the Continuing Directors shall have first approved (unless such approval is not required pur-suant to Section 11.13), at a meeting of Directors at which at least seven Continuing Directors are present, a Transfer to FT and DT of the Specified Long Distance Assets at the price and upon the terms and conditions set forth in the LD Sale Notice. The Company shall be entitled to effect such proposed Transfer on terms no less favorable to the Company than as set forth in the LD Sale Notice unless within 30 days of the delivery of the LD Sale Notice to FT and DT, both FT and DT notify the Company in writing of their dis-approval of such Transfer.

          (d) Upon receipt of notice to the Company that both FT and DT have disapproved of such Transfer (an "LD Disapproval Notice"), unless the Company abandons the pro-posed Transfer and notifies each of FT and DT of such aban-donment within thirty Business Days of delivery of an LD Disapproval Notice (in which case the provisions of this Ar-ticle III shall apply to any subsequent Transfer of the Specified Long Distance Assets), FT and DT, or a Qualified LD Purchaser (in the case of an assignment pursuant to Section 3.2) shall have the exclusive and, subject to Sec-tion 3.2, irrevocable right to purchase all, but not less than all, of the Specified Long Distance Assets at the price and upon the terms and conditions (including the assumption of liabilities, if any, by the transferee in connection therewith) set forth in the LD Sale Notice. FT and DT, or a Qualified LD Purchaser (in case of an assignment pursuant to Section 3.2), may exercise the right described in this
  Section 3.1(d) by delivering notice to the Company setting forth their irrevocable binding commitment to purchase the Specified Long Distance Assets at the price and on the terms and conditions set forth in the LD Sale Notice, subject to compliance with Applicable Laws and the receipt of all required material Third Party Approvals and Governmental Approvals. Such notice must be delivered within 90 days after the date of receipt of the LD Sale Notice, such period to be extended to the earlier to occur of (i) five Business Days following the latest to occur of the next regularly scheduled meetings of the Supervisory Boards of FT, DT and any Qualified LD Purchaser (in case of such an assignment), and (ii) 150 days following the date of receipt of the LD Sale Notice described above (such period, the "LD Option Period").

          Section 3.2. Assignment of Rights. At any time during the LD Option Period, upon 45 days' notice (an "Assignment Notice") to the Company, FT and DT may assign the rights described in Section 3.1(c) to one or more Qual-ified LD Purchasers, provided that FT and DT shall disclose to the Company the identity of each Qualified LD Purchaser and such other relevant information regarding each such Qualified LD Purchaser as the Company may reasonably request prior to assignment of such right. The Company, in its sole discretion, may abandon any Transfer described in its LD Sale Notice delivered pursuant to Section 3.1(c) upon notice to each of FT and DT within 15 days after delivery of an Assignment Notice, in which case the rights described in Sections 3.1(c) and (d) shall automatically be rescinded and of no effect notwithstanding FT's and DT's acceptance there-of, but in such event the Company may not thereafter sell the Specified Long Distance Assets to such Qualified
  LD Purchaser and may not offer to engage in a transaction involving Long Distance Assets substantially identical to the Specified Long Distance Assets for a period of one year following such abandonment. Any such subsequent transaction within a Restricted Period shall be subject to this Arti-cle III.

          Section 3.3. Timing of Disposition. If FT and DT fail to exercise the rights described in Sections 3.1(c) and
  (d), the Company may proceed to Transfer the Specified Long Distance Assets, provided that it enters into a legally binding agreement, subject to standard terms and conditions for a purchase contract for assets of the type to be Trans-ferred, to Transfer the Specified Long Distance Assets upon terms no less favorable to the Company than those described in the LD Sale Notice delivered pursuant to Section 3.1 within 150 days after the end of the LD Option Period. If the Company does not obtain such a binding agreement within such time (or if it abandons such Transfer pursuant to Sec-tion 3.2), the Company may not engage in a transaction in-volving substantially identical Long Distance Assets for one year from the date of the LD Sale Notice. Any such subse-quent transaction within a Restricted Period shall be sub-ject to this Article III.

          Section 3.4.  Method of Purchase.  If FT and DT,
  or a Qualified LD Purchaser, as the case may be, exercise the right provided in Section 3.1, the closing of the pur-chase of the Specified Long Distance Assets shall take place within 90 days after the date of exercise of such option, at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, at 10:00 a.m., New York time, or at such other date, time or place as the Company and FT and DT, or the Qualified LD Purchaser, as the case may be, may agree, subject to the receipt of all necessary material Govern-mental Approvals, material Third Party Approvals and, if required by Applicable Law, approval of the stockholders of the Company. At such closing, the Company shall deliver to FT and DT, or the Qualified LD Purchaser, as the case may be, bills of sale, assignments, endorsements, releases and such other documents and instruments as may be necessary, or, as determined by counsel to FT and DT, or the Qualified LD Purchaser, as the case may be, appropriate, to convey and vest in the buyer, title to each of the Specified Long Distance Assets to the extent, and in conformity with the terms of such sale, each as specified in the LD Sale Notice. Simultaneously therewith, FT and DT, or the Qualified LD Purchaser, as the case may be, shall deliver to the Company, by wire transfer of immediately available funds to such bank and account as the Company may designate, a cash amount equal to the purchase price of the Specified Long Distance Assets, as set forth in the Company's LD Sale Notice de-livered pursuant to Section 3.1(b). In addition to any other obligations which FT and DT may have at such closing, if a Qualified LD Purchaser is to purchase Specified Long Distance Assets at such closing, FT and DT shall certify to the Company that such Qualified LD Purchaser meets the qualifications set forth in this Agreement for being a Qualified LD Purchaser as of the date of such closing. If, notwithstanding the relevant parties' reasonable efforts, the required approvals described in this Section 3.4 have not been received or the parties have not waived the re-quirement for any such approvals at the time the closing is scheduled to occur hereunder, the closing shall be postponed up to 180 days following the date of such originally sched-uled closing or such other time as the parties to such transaction may agree. If by such time all such approvals have not been obtained or the requirement for any such approvals waived by the parties to such transaction, the rights of FT, DT and any Qualified LD Purchaser to purchase such Specified Long Distance Assets shall terminate and the Company shall be entitled to proceed with the proposed Transfer of such assets on the terms set forth in the LD Sale Notice.

          Section 3.5.  Termination of Rights.  Unless
  earlier terminated pursuant to Article VIII(b) hereof, the rights provided in this Article III and Section 7.15 hereof shall terminate, and cease to be of any further force or effect, (a) upon the termination of the Fundamental Rights as to all outstanding shares of Class A Preference Stock or upon the conversion of all of the outstanding shares of Class A Common Stock into Common Stock, in either case pursuant to Section 7(a) (or if all of such Fundamental Rights would have been so terminated or such shares would have been so converted except for the proviso thereto), 7(b), 7(c) or 7(g) of the Class A Provisions, (b) after the Investment Completion Date, if the aggregate Committed Per-centage of the Class A Holders shall be below ten percent for more than 180 consecutive days following a Major Issu-ance, (c) upon a sale of all of the Venture Interests of the Sprint Parties or the FT/DT Parties pursuant to Sec-tion 17.2, 17.3, 17.4, 19.3, 20.6 or 20.11 of the Joint
  Venture Agreement or on the date the Joint Venture is other-wise terminated, in each case other than due to an FT/DT Joint Venture Termination or a Corporation Joint Venture Termination , or (d) prior to the Investment Completion Date, if the outstanding Class A Preference Stock has an aggregate liquidation value of less than $1.5 billion as a result of a Transfer of shares of Class A Preference Stock by a Class A Holder (other than a Transfer contemplated by Section 7.4(b)(i)(y) hereof). In addition, any rights provided in this Article III and Section 7.15 hereof shall be suspended and may not be exercised during any period of time in which the rights provided to the Class A Holders under Section 4(b) of the Class A Provisions are suspended pursuant to clause (iv) of Section 7(b) of the Class A Provisions.


                          ARTICLE IV

           PROVISIONS CONCERNING CHANGE OF CONTROL

          Section 4.1.  Sale of Assets or Control.  So long
  as shares of Class A Stock are outstanding, but subject to
  Article VIII of this Agreement, if the Company determines to sell all or substantially all of the assets of the Company or not to oppose a tender offer by a Person other than any Class A Holder or Holders for Voting Securities of the Company representing more than 35 percent of the Voting Power of the Company or to sell Control of the Company or to effect a merger or other business combination, which would result in a Person (other than FT or DT or any of their Qualified Subsidiaries) holding Voting Securities of the resulting entity representing 35 percent or more of the Voting Power of such entity, the Company shall conduct such transaction in accordance with reasonable procedures to be determined by the Board of Directors, and permit FT and DT to participate in that process on a basis no less favorable than that granted any other participant.

          Section 4.2.  Required Share Purchases.  If a
  Person other than FT, DT or any of their respective Affili-ates makes a tender offer for Voting Securities of the Company representing not less than 35 percent of the Voting Power of the Company and the terms of such tender offer do not permit the Class A Holders to sell an equal or greater percentage of their Shares as the other holders of Voting Securities of the Company are permitted to sell taking into account any proration, then upon the purchase by such Person of securities representing not less than 35 percent of the Voting Power of the Company in such tender offer, FT, DT and their Qualified Subsidiaries, as a group, shall have the option, exercisable upon delivery of written notice to the Company (or its successor) at any time within 30 days after the termination of the period during which tenders may be made into such tender offer, to sell to the Company, at a price per share (or, if the tender offer period terminates, shares of Class A Preference Stock are outstanding and the Investment Completion Date has not occurred, at a price per number of shares of Class A Preference Stock equal to the price per share that would apply to shares of Common Stock that would be issuable in respect of the related Class A Conversion Shares (assuming that, if the Conversion Price shall not have been Fixed, the Conversion Price is equal to the Target Price)) equal to the price per share of Common Stock offered pursuant to the tender offer, all but not less than all, of the Shares that they were unable to tender on the same basis as the other shareholders, provided, that the Class A Holders shall have no rights pursuant to this Sec-tion 4.2 if, at the date of termination of the period during which tenders may be made into such tender offer, the Class A Holders have a right to receive in exchange for all the shares of Class A Stock publicly traded securities with an aggregate Fair Market Value, and/or cash in an amount, not less than the aggregate price per share of Common Stock (or per that number of related Class A Conversion Shares, as the case may be) paid pursuant to the tender offer in a back-end transaction required to be effected within 90 days after the close of the tender offer.


                          ARTICLE V

                    EQUITY PURCHASE RIGHTS

          Section 5.1. Right to Purchase. Following the Investment Completion Date, and except as provided in Sec-tion 5.7 hereof, each Class A Holder shall have the right (an "Equity Purchase Right") to purchase from the Company (on a pro rata basis reflecting the respective ownership of shares of Class A Stock):

          (a) except under the circumstances described in clauses (b) and (c) below, if after the Investment Completion Date, the Company shall issue (or sell from treasury) shares of Common Stock (including, without limitation, any shares issued upon (i) the exercise of stock options, warrants or other rights not issued pursuant to the Rights Agreement or in respect of options or other contractually binding rights under employee benefit plans, arrangements or contracts or
       (ii) the conversion or exchange of any securities) other than upon the conversion or exchange of the Class A Preference Stock or the Class A Common Stock, that number of additional shares of Class A Preference Stock (if Class A Preference Stock shall then be outstanding) or Class A Common Stock (if no Class A Preference Stock shall then be outstanding) sufficient for the Class A Holders to maintain their aggregate Committed Percent-age as in effect immediately prior to the issuance of such shares, such Shares to be purchased at a per share purchase price equal to (x) in the case of Class A Common Stock, the Weighted Average Price paid for such shares of Common Stock whose issuance gave rise to such Equity Purchase Right, and (y) in the case of the Class A Preference Stock, the product of the Weighted Average Price paid for such shares of Common Stock multiplied by the number of Class A Conversion Shares related to one share of Class A Preference Stock outstanding immediately prior to such purchase;

          (b) if after the Investment Completion Date the Company shall issue (or sell from treasury) Voting Securities other than Common Stock, or issue shares of Common Stock pursuant to employee benefit plans, arrangements or contracts (other than in respect of the exercise of stock options, warrants or other rights (except rights issued pursuant to the Rights Agreement) in existence at any time on or before the Investment Completion Date (including pursuant to employee benefit plans)) or upon the conversion of any securities outstanding on or before the Investment Completion Date other than upon the conversion or exchange of the Class A Preference Stock or the Class A Common Stock, that number of additional shares of Class A Preference Stock (if the Class A Preference Stock shall then be outstanding) or Class A Common Stock (if no Class A Preference Stock shall then be outstanding) sufficient for the Class A Holders to maintain their aggregate Committed Percentage as in effect immediately prior to the issuance of such Voting Securities, such Shares to be purchased at a per share purchase price equal to
       (i) in the case of the Class A Common Stock, the Market Price of a share of Common Stock on the date of the issuance which gave rise to such Equity Purchase Right and (ii) in the case of the Class A Preference Stock, the product of the Market Price of a share of Common Stock on such date of issuance, multiplied by the number of Class A Conversion Shares related to one share of Class A Preference Stock outstanding immediately prior to such purchase; and

          (c) if after the Investment Completion Date, the Company shall issue (or sell from treasury) shares of Common Stock in respect of the exercise of stock options, warrants or other rights (except rights issued pursuant to the Rights Agreement) in existence at any time on or before the Investment Completion Date (including pursuant to employee benefit plans) or upon the conversion of any securities outstanding on or before the Investment Completion Date other than upon the conversion or exchange of the Class A Preference Stock or the Class A Common Stock, that number of additional shares of Class A Preference Stock (if the Class A Preference Stock shall then be outstanding) or Class A Common Stock (if no Class A Preference Stock shall then be outstanding) sufficient for the Class A Holders to maintain their aggregate Committed Per-centage as in effect immediately prior to the issuance of such Voting Securities, such Shares to be purchased at a per share purchase price equal to (i) in the case of Class A Common Stock, the FT/DT Weighted Purchase Price; and (ii) in the case of Class A Preference Stock, the product of the FT/DT Weighted Purchase Price multiplied by the number of Class A Conversion Shares related to such share of Class A Preference Stock outstanding immediately prior to such purchase, pro-vided that Shares purchased hereunder with respect to the issuance of Excess Shares shall be purchased for a per share purchase price equal to (x) in the case of Class A Common Stock, the Weighted Average Price for such Excess Shares and (y) in the case of Class A Pref-erence Stock, the product of the Weighted Average Price for such Excess Shares multiplied by the number of Class A Conversion Shares related to one share of Class A Preference Stock outstanding immediately prior to such purchase. As used herein, "Excess Shares" means those shares of Common Stock issued by the Company after the date of the Investment Agreement (other than pursuant to employee benefit plans) in respect of the exercise of rights ("Rights") to purchase Common Stock or similar instruments (except rights issued pursuant to the Rights Agreement) issued after the date of the Investment Agreement and on or prior to the Investment Completion Date that, when aggregated with all other shares of Common Stock which have been issued by the Company after the date of the Investment Agreement in respect of the exercise of Rights issued after the date of the Investment Agreement and on or prior to the Investment Completion Date, exceed five percent of the number of shares of Common Stock outstanding on the date of the Investment Agreement (adjusted to reflect any stock split, subdivision, stock dividend or other reclassification, consolidation or combination of the Company's Voting Securities after the date of the Investment Agreement).

          Section 5.2.  Notice.  The Company shall deliver
  to each Class A Holder (a) written notice of the proposed issuance of any Voting Securities after the Investment Completion Date not less than 15 days prior to such issu-ance, such notice to describe in reasonable detail the expected Weighted Average Price for such Voting Securities and contain the calculation thereof and (b) written notice of the issuance of such Voting Securities within five days after such issuance, such notice to describe in reasonable detail the Weighted Average Price, Market Price or FT/DT Weighted Purchase Price for such Voting Securities and con-tain the calculation thereof, provided that no such notices need be given in respect of the issuance of shares of Common Stock to the holders of securities of the Company in accor-dance with the terms thereof or grants or exercises pursuant to qualified or non-qualified employee benefit plans, ar-rangements or contracts, in each case as outstanding on the Initial Issuance Date or dividend reinvestment plans or dividend reinvestment and stock purchase plans or, in the case of securities issued after, and qualified or non-qualified employee benefit plans, arrangements and contracts adopted after, such date, if and only if the Class A Holders have been given written notice of the issuance of such secu-rities or the adoption of such plans, arrangements and con-tracts thirty days prior to the date of such issuance or adoption (such shares of Common Stock collectively herein-after referred to as the "Option Shares"). The Company shall deliver to each Class A Holder, on the tenth Business
  Day of each calendar quarter following the Investment Com-pletion Date, written notice of the issuance during the preceding calendar quarter of (i) Option Shares, such notice to describe in reasonable detail the Weighted Average Price, Market Price or FT/DT Weighted Purchase Price for such
  Option Shares and contain the calculation thereof and the securities or plans, arrangements or contracts to which they relate and (ii) shares of Class A Stock to each Class A
  Holder pursuant to Section 7.3(c) hereof, such notice to set forth the purchase price for such shares of Class A Stock and the calculation thereof.

          Section 5.3. Manner of Exercise; Manner of Pay-ment. The Class A Holders may exercise their Equity Pur-chase Rights by written notice to the Company delivered prior to the thirtieth day after the date of the related post-issuance notice provided for in Section 5.2 hereof, or as provided in Section 7.3, as the case may be. Payment for the additional Shares purchased or subscribed for by Class A Holders which exercise their Equity Purchase Rights shall be made as provided in Section 5.6 hereof or as otherwise may be agreed by the Company and the exercising Class A Holder or Holders. The total number of Shares issuable upon such exercise shall be issued and delivered to the appropriate Class A Holder against delivery to the Company of the cash and any notes therefor as provided in Section 5.6 hereof or as otherwise may be agreed by the Company and the exercising Class A Holder or Holders.

          Section 5.4.  Adjustments.  If the Class A
  Holders, upon exercise of their Equity Purchase Rights, are issued Shares on a date after the date the related Voting Securities are issued (a) the per share purchase price paid by the Class A Holders shall be reduced to reflect the Fair Market Value of any dividend or distribution made in respect of each such Voting Security prior to such issuance and
  (b) such purchase price and the number of Shares purchased shall be appropriately adjusted to reflect any stock split, stock dividend or other combination or reclassification of the Common Stock, Class A Preference Stock or Class A Common Stock, as the case may be, during such time.

          Section 5.5.  Closing of Purchases.  The closing
  of purchases of Shares pursuant to the exercise of Equity Purchase Rights by the exercising Class A Holder shall take place on a date specified by the exercising Class A Holder, which date shall be within 30 days after the exercise of such Equity Purchase Rights, at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, at
  10:00 a.m., New York City time, or at such other date, time or place as the Company and such exercising Class A Holder may otherwise agree. At such closing:

          (a) the Company shall deliver, or cause to be delivered, to such exercising Class A Holder, certifi-cates representing the shares of Class A Stock to be purchased by such exercising Class A Holder, in the name of such holder, against payment of the purchase price therefor, as provided below;

          (b) such exercising Class A Holder shall deliver to the Company an amount (the "Equity Purchase Price") equal to the product of (i) the applicable price per share determined pursuant to Section 5.1 of this Agree-ment and (ii) the number of Shares to be acquired by such exercising Class A Holder.

          Section 5.6.  Terms of Payment.  Payment for
  Shares purchased from the Company pursuant to Section 5.1 hereof or Article VI hereof shall be made as follows:

          (a) if the aggregate amount to be paid to the Company is less than $200 million, payment shall be made by the Class A Holder, or Qualified Stock Purchas-er or Purchasers, as the case may be, in cash by wire transfer to such account as the Company may reasonably designate;

          (b) if the amount to be paid to the Company is equal to or greater than $200 million and less than $500 million, not less than $200 million shall be paid in cash by the Class A Holders, or Qualified Stock Purchaser or Purchasers, as the case may be, by wire transfer to such account as the Company may reasonably designate and the remainder, if any, shall be paid in two equal annual installments beginning on the first anniversary of the date of such purchase, the respec-tive obligations of the Class A Holders, or Qualified Stock Purchaser or Purchasers, as the case may be, to pay such installments to be evidenced by Class A Holder Eligible Notes; or

          (c) if the amount to be paid to the Company is equal to or greater than $500 million, not less than $200 million shall be paid in cash by the Class A Holders, or Qualified Stock Purchaser or Purchasers, as the case may be, by wire transfer to such account as the Company may reasonably designate within 30 days after such date of notice, and the remainder shall be paid in Class A Holder Eligible Notes of the Class A Holders, or Qualified Stock Purchaser or Purchasers, as the case may be, one-third of such amount in Class A Holder Eligible Notes maturing within one year after the date of such purchase, one-third of such amount in Class A Holder Eligible Notes maturing within two years of such date, and one-third of such amount in Class A Holder Eligible Notes maturing within three years of such date.

          Section 5.7.  Suspension of Equity Purchase
  Rights. If at any time (a) the number of Voting Securities of the Company Beneficially Owned in the aggregate by FT, DT and their Affiliates and Associates exceeds the applicable Percentage Limitation as set forth in the Standstill Agree-ment (without regard to Section 2.3 of such agreement), or
  (b) the number of Voting Securities of the Company Bene-ficially Owned in the aggregate by any Qualified Stock Purchaser and its Affiliates and Associates exceeds the applicable Percentage Limitation as set forth in the Qual-ified Stock Purchaser Standstill Agreement applicable to such Qualified Stock Purchaser (without regard to Section
  2.2 of such agreement), the Company may by giving notice to the Class A Holders whose aggregate Beneficial Ownership exceeds such applicable Percentage Limitation specified in clauses (a) and (b) of this Section 5.7 suspend the right of such Class A Holders to purchase additional shares of Class A Stock pursuant to this Agreement or otherwise until such time as any such purchase (including any purchase pursuant to Section 7.3 hereof) would not result in the aggregate Beneficial Ownership of the affected Class A Holders exceed-ing such Percentage Limitation applicable to such Class A Holders.


                          ARTICLE VI

                HOLDINGS BY MAJOR COMPETITORS

          Until the tenth anniversary of the Initial Issu-ance Date, if a Major Competitor of FT or DT or of the Joint Venture obtains a Percentage Ownership Interest of 20 per-cent or more as a result of a Strategic Merger, the Class A Holders shall have the right to commit within the later of
  (a) 30 days following the consummation of such Strategic Merger, and (b) 30 days following the Fixed Closing Date to purchase from the Company (or its successor in such Stra-tegic Merger) and, upon such commitment, the Company or such successor shall be obligated to sell to the Class A Holders after the Investment Completion Date, subject to Applicable Law and the receipt of any required material Governmental Approvals, a number of shares of Class A Preference Stock (if the Class A Preference Stock shall then be outstanding) or Class A Common Stock (if no Class A Preference Stock shall then be outstanding) such that the aggregate Committed Percentage of the Class A Holders shall be equal to the Per-centage Ownership Interest of such Major Competitor of FT or DT following consummation of such Strategic Merger, such Shares to be purchased at a per share price equal to (i) in the case of Class A Common Stock, the Weighted Average Price paid by such Major Competitor; and (ii), in the case of Class A Preference Stock, the product of such Weighted Average Price and the number of Class A Conversion Shares related to one share of Class A Preference Stock outstanding immediately prior to the date of such purchase, provided that to the extent the purchase of Shares pursuant to this
  Article VI would violate the provisions of Section 310, the Class A Holders shall have the right to assign to one or more non-Alien Qualified Stock Purchasers the right to pur-chase such Shares from the Company if such Class A Holders assigning such rights to a non-Alien Qualified Stock Pur-chaser cause such Qualified Stock Purchaser to execute an undertaking in accordance with Section 7.2 of this Agreement. Shares purchased from the Company pursuant to this Article VI shall be purchased and paid in accordance with Sections 5.4, 5.5 and 5.6 of this Agreement, mutatis mutandis, provided that if the Class A Holders exercise their rights to purchase Shares from the Company hereunder on or before the date on which they are required to notify the Company of the exercise of their right to purchase Optional Shares pursuant to Section 2.5 of the Investment Agreement, such Shares shall be purchased at a closing to occur concurrently with the Optional Shares Closing.


                         ARTICLE VII

                          COVENANTS

          Section 7.1. Reservation and Availability of Capital Stock. The Company covenants and agrees that it will cause to be reserved and kept available, out of the aggregate of its authorized but unissued shares of Class A Common Stock, Class A Preference Stock and Common Stock and its issued shares of Common Stock held in its treasury, for the purpose of effecting the conversion of shares of Common Stock, Class A Preference Stock and Class A Common Stock contemplated under the Articles, the full number of shares of (a) Common Stock then deliverable upon the conversion of all outstanding shares of Class A Common Stock and Class A Preference Stock, (b) Class A Common Stock then deliverable upon the conversion of all outstanding shares of Class A Preference Stock, and (c) Class A Common Stock and Class A Preference Stock then deliverable upon conversion of all of the shares of Common Stock, in the case of each of clauses
  (a), (b) and (c) that the Class A Holders are permitted to acquire hereunder and under the Investment Agreement, the Articles and the Standstill Agreement.

          Section 7.2. Assignee Purchasers. As a condition to the assignment of rights to purchase shares of Class A Preference Stock or Class A Common Stock to a Qualified Stock Purchaser pursuant to Article VI hereof or pursuant to the Standstill Agreement, FT and DT shall cause such Qualified Stock Purchaser to agree in writing to be bound by the terms and conditions of this Agreement and a Qualified Stock Purchaser Standstill Agreement pursuant to an instrument of assumption substantially in the form of Exhibit C hereto and such Qualified Stock Purchaser thereby shall become a party to this Agreement.

          Section 7.3. Automatic Exercise of Rights; Method of Purchase. (a) From and after the Investment Completion Date, the Class A Holders, at their option, may lend to the Company, and the Company shall borrow, in the aggregate up to an amount specified in writing from time to time to the Company by the Class A Holders, which amount has been de-termined in good faith by the Class A Holders to be rea-sonably necessary to cover the purchase price payable by them in connection with their exercise of equity purchase rights pursuant to Section 5.1 with respect to Option Shares to be issued during the succeeding three-month period (the "Exercise Amount"), and from time to time at the option of the Class A Holders, the Class A Holders may lend to the Company, and the Company shall borrow from the Class A Holders in the aggregate (pro rata from each Class A Holder in accordance with its relative Committed Percentage at the time of such borrowing), an amount equal to the difference between the Exercise Amount and the amount then outstanding on such loans from the Class A Holders. All loans hereunder shall be evidenced by notes ("Company Stock Payment Notes") satisfactory in form and substance to each party hereto.

          (b) For so long as the Class A Holders are enti-tled to purchase Shares pursuant to Section 5.1, subject to subsections (c), (e) and (f) of this Section 7.3, each Class A Holder holding a Company Stock Payment Note hereby agrees to exercise its rights to purchase from the Company, and shall so purchase and the Company shall sell, shares of Class A Preference Stock (or, if no shares of Class A Preference Stock shall then be outstanding, Class A Common Stock) pursuant to Section 5.1 hereof upon, and simul-taneously with, any issuance of Option Shares.

          (c) For so long as the Class A Holders are enti-tled to purchase Shares pursuant to Section 5.1, subject to subsections (e) and (f) of this Section 7.3, contemporane-ously with each issuance of Option Shares,

          (i) the Company shall either (A) deliver, or cause to be delivered, to each Class A Holder a stock certificate bearing the legends set forth in Sec-tion 2.8 of this Agreement, registered in the name of such Class A Holder on the stock ledger of the Company and representing the number of Shares which such Class A Holder is entitled to purchase pursuant to Sec-tion 5.1 hereof as a result of such issuance of Option Shares, or (B) cause the Company's transfer agent to reflect on its books and records the ownership by such Class A Holder of an additional number of Shares rep-resenting the number of Shares which such Class A Holder is entitled to purchase pursuant to Section 5.1 hereof as a result of such issuance of Option Shares; and

          (ii) pursuant to the terms of the Company Stock Payment Notes, (x) the Company shall repay (in accord-ance with the procedures set forth in clause (y), be-
       low) a portion of the principal of such Company Stock Payment Notes equal to the amount of the purchase price for such Shares (as determined in accordance with Section 5.1 hereof) (a "Mandatory Payment Amount"), provided that the Company shall hold such Mandatory Payment Amount in trust for the benefit of such ex-ercising Class A Holder, subject to clause (y) below, and (y) simultaneously with such payment, the Company shall apply such Mandatory Payment Amount to the pay-ment of such purchase price, provided that no such purchase of Shares shall occur if the unpaid principal amount of Company Stock Payment Notes held by the exercising Class A Holder represents insufficient funds to pay such purchase price in its entirety, in which case no reduction in the unpaid principal amount of the Company Stock Payment Notes held by such exercising Class A Holder shall occur.

          (d) Subject to subsections (c), (e) and (f), the provisions of this Section 7.3 shall be deemed to comply with all the requirements of Article V hereof with respect to the exercise of such rights relating to the issuance by the Company of Option Shares and no further notices must be delivered or action be taken pursuant to this Agreement on the part of any of the Class A Holders or the Company in order to effectuate the exercise of such rights.

          (e) This Section 7.3 shall become immediately inoperative and of no force and effect with respect to any Class A Holder (i) upon delivery by such Class A Holder to the Company of a notice to that effect, or (ii) if, with respect to such Class A Holder, ownership of at least 10% of the Voting Securities of the Company by such Class A Holder is not a necessary condition or sufficient condition to obtaining a Treaty Benefit, as determined in a manner iden-tical to that set forth in Sections 2(a)(iii)(2), (3), (4) and (5) of ARTICLE FIFTH of the Articles with respect to the termination of the provisions of Section 2(a)(iii)(1) of such ARTICLE FIFTH provided that this Section 7.3 thereafter shall become operative and of full force and effect with respect to such Class A Holder (i) if this Section 7.3 is not at that time of no force and effect pursuant to clause (ii) of this Section 7.3(e), upon delivery by such Class A Holder to the Company of a notice to that effect or
  (ii) if, with respect to such Class A Holder, ownership of at least 10% of the Voting Securities of the Company by such Class A Holder is a necessary condition or sufficient con-dition to obtaining a Treaty Benefit, as determined in a manner identical to that set forth in Sections 2(a)(iii)(2),
  (3), (4) and (5) of ARTICLE FIFTH of the Articles with respect to the termination of the provisions of Sec-tion 2(a)(iii)(1) of such ARTICLE FIFTH.

          (f) The rights and obligations of the Class A Holders and the Company under this Section 7.3 shall termi-nate upon the conversion of all outstanding shares of Class A Common Stock or the termination of the Fundamental Rights as to all outstanding shares of Class A Preference Stock, as the case may be, as provided in Section 7 of the Class A Provisions, provided that such termination shall not affect any rights of the Class A Holders to payment under any Company Stock Payment Notes then outstanding.

          Section 7.4. Procedures for Redemption. (a) If the aggregate percentage of Shares Beneficially Owned by the Class A Holders is less than the percentage permitted under
  Section 310 to be Beneficially Owned by Aliens, the Company will not redeem any Shares Beneficially Owned by the Class A Holders pursuant to ARTICLE SIXTH, GENERAL PROVISIONS RELAT-ING TO ALL STOCK, Section 2 of the Articles, provided that notwithstanding the foregoing, the Company may, after con-sultation in good faith with each of the Class A Holders to consider alternatives to such redemption, redeem Shares Beneficially Owned by the Class A Holders if and to the extent that the outstanding shares of such Class A Preference Stock, or Class A Common Stock, as the case may be, represent Votes constituting greater than 20% of the aggregate Voting Power of the Company at such time, and if, after considering all reasonable alternatives, the failure to redeem such Shares would have a material adverse effect on the Company as reflected in a resolution certified to the Class A Holders by a determination made in good faith by the Independent Directors.

          (b) (i) If at any time the Company should invoke its right to redeem its capital stock, the Company shall unless prohibited by Applicable Law first designate for redemption capital stock other than shares of Class A Stock, before designating for redemption any shares of Class A Stock, provided that prior to the Fixed Closing Date (x) the Company shall have no right to redeem shares of Class A Preference Stock pursuant to the Articles to the extent that such redemption would reduce the aggregate liquidation value represented by the outstanding Class A Preference Stock to below $1.5 billion, but (y) in such circumstance, if the Votes represented by the outstanding Class A Preference Stock exceed 20% of the aggregate Voting Power of the Company, the Company shall have the right to purchase from the Class A Holders for a per share price equal to the Liquidation Preference thereof (as adjusted to comply with the requirements of Article IX hereof) such number of shares of Class A Preference Stock as in the reasonable good faith judgment of the Board of Directors is necessary to comply with the requirements of Section 310, provided that (a) the Company may purchase Shares only to the extent the outstand-ing Class A Preference Stock represents in excess of 20% of the aggregate Voting Power of the Company, (b) this Agreement, the Investment Agreement and the Articles as amended by the Amendment shall be modified so as to maintain the rights of the Parties hereunder and thereunder (including, without limitation, appropriate modifications for durations of disapproval rights) and (c) the Company shall not purchase any Shares from the Class A Holders pursuant to this clause (y) unless a majority of the Continuing Directors shall have first approved (unless such approval is not required pursuant to Section 11.13), at a meeting of Directors at which at least seven Continuing Directors are present, such purchase of Class A Preference Stock from the Class A Holders.

          (ii) If the Company issues Redemption Securities in full or partial payment of the redemption price for shares of Class A Stock in a circumstance in which Section 7.4(b)(i) hereof or Section 2(f) of ARTICLE SIXTH of the Articles entitled "GENERAL PROVISIONS RELATING TO ALL STOCK" requires adjustment under Article IX of this Agreement, then principal payments under such Redemption Securities shall be adjusted to comply with the requirements of Article IX such that the Class A Holders shall receive an amount equal to the principal amount of such Redemption Securities.

          (c) The Company shall take all reasonable mea-sures to permit the Class A Holders to obtain or maintain their Percentage Ownership Interest in accordance with Applicable Laws of the United States, including applying for a waiver of the restrictions on Alien ownership set forth in
  Section 310 if there is a reasonable possibility of obtain-ing such a waiver.

          (d) (i) On or prior to the third anniversary of the Investment Completion Date, the Company shall have the right, at any time during which the Company has the right pursuant to Section 7.4(a) hereof to redeem shares of Class A Preference Stock or Class A Common Stock, as the case may be, in accordance with Section 2 of that portion of ARTICLE SIXTH of the Articles entitled "GENERAL PROVISIONS RELATING TO ALL STOCK" and following a determination by the Board of Directors that such redemption is necessary or advisable to comply with the requirements of Section 310, to deliver a notice (a "Required Sale Notice") to the Class A Holders requiring them to sell (a "Surplus Shares Sale") that number of shares of Class A Stock (the "Surplus Shares") necessary so that, immediately following such Surplus Shares Sale, the aggregate Percentage Ownership Interest of the Class A Holders shall be 20% or such greater percentage specified in such notice as being necessary or advisable for the Class A Holders to attain in order to comply with the requirements of Section 310.

          (ii) Upon receipt of the Required Sale Notice, the Class A Holders shall sell the Surplus Shares in third party or open market sales. The Surplus Shares Sale shall be conducted as promptly as practicable following receipt of the Required Sale Notice, but in no event later than 120 days following the date of receipt thereof, as extended day for day for each day that such sales are actually delayed during such time period because (i) the Surplus Shares cannot be sold due to the anti-fraud rules of the U.S. securities laws, or (ii) the Company has delayed a proposed registration of the Surplus Shares in accordance with Sec-tion 1.4 of the Registration Rights Agreement.

          (iii) Each Class A Holder selling Surplus Shares shall, promptly upon the conclusion of the Surplus Shares Sale, deliver to the Company a notice stating that such Surplus Shares Sale has been concluded and indicating the total amount of consideration received therefrom (the "Total Realized Amount") for the Surplus Shares sold in such sale. Following receipt of such notice, the Company shall pay (a "Supplementary Payment") to each Class A Holder selling Surplus Shares the excess, if any, of the aggregate Formula Price applicable to such Surplus Shares over the Total Realized Amount (in each case as modified to comply with the requirements of Section 9.2).

          Section 7.5. Joint Action by FT and DT. (a) The ratio of the aggregate Percentage Ownership Interest of one of FT or DT (and its Qualified Subsidiaries) to the aggre-gate Percentage Ownership Interest of the other of FT or DT (and its Qualified Subsidiaries) (i) until the Investment Completion Date shall be 1 to 1, and (ii) thereafter shall not be greater than 3 to 2 (in each case, the "Applicable Ratio").

          (b) FT and DT shall vote, and shall cause each of their respective Qualified Subsidiaries to vote, all shares of Class A Stock held by them as a single block on all matters.

          Section 7.6. Compliance with Tax Laws. FT and DT shall furnish the Company or its paying agent any cer-tification, information return, documentation or other form that they are entitled to furnish and that is required under Applicable Law to establish the applicability of, or relief or exemption from, United States withholding taxes.

          Section 7.7. Compliance with Security Require-ments. To the extent that, in connection with a United States government contract, an agency of the United States government or a contractor requires the Company to restrict access to any properties or information reasonably related to such contract on the basis of Applicable Law with respect to United States national security matters and to the extent that other Applicable Law requires the Company to restrict access to any properties or information and, in accordance with such restrictions, access to certain properties or information may not be given to any Director elected by the Class A Holders without appropriate security clearance, such Director will not be given access to such properties or information and may not participate in deliberations of the Board of Directors or the board of directors of any of the Company's Subsidiaries in which such information with re-spect to such properties is disclosed. Any such exclusion shall be reflected accurately in the minutes of such delib-erations. Without limiting the generality of the foregoing, no Class A Director shall (i) have access to classified information or controlled unclassified information entrusted to the Company except as permissible under the United States Department of Defense Industrial Security Program (the "DISP") and applicable United States laws and regulations,
  (ii) either seek or accept classified information or con-trolled unclassified information entrusted to the Company, except as permissible under the DISP or applicable United States laws and regulations, or (iii) fail to advise any committee established by the Company to monitor compliance with national security matters promptly if such Class A Director reasonably believes any violations or attempted violations of, or actions inconsistent with, Applicable Laws or contractual provisions relating to national security matters have occurred.

          Section 7.8. Major Issuances. (a) At least 90 days before the consummation, directly or indirectly, by the Company of any Major Issuance to be effected on or after the second anniversary of the Initial Issuance Date and prior to the fifth anniversary of the Initial Issuance Date, the Company shall deliver to each Class A Holder a notice of such proposed Major Issuance. If there is a written notice signed by FT and DT disapproving such proposed Major Is-suance within 75 days of the delivery of such notice and the Company nevertheless effects such Major Issuance, the Class A Holders may elect to be released from the Transfer Restrictions or elect after the earlier of the Fixed Closing Date and the Investment Completion Date, to maintain an aggregate Committed Percentage of at least ten percent as provided in subsection (b) of this Section 7.8.

          (b) If the aggregate Committed Percentage of the Class A Holders falls below ten percent because of a Major Issuance, in addition to Equity Purchase Rights (if applica-ble) and the rights under Section 2.5 of the Investment Agreement (if applicable), within the later of (i) 180 days after such Major Issuance, and (ii) 180 days after the Fixed Closing Date, the Class A Holders may deliver to the Company a written notice in which each Class A Holder commits to the Company to purchase from third parties, within three years after the later of such notice or the Investment Completion Date, a number of shares of Common Stock sufficient to increase the aggregate Committed Percentage of all Class A Holders to at least ten percent based on the Voting Power of the Company as at the date of such notice.

          (c) Upon delivery of notice to the Company by each of the Class A Holders following a Major Issuance com-mitting each such Class A Holder not to exercise its Equity Purchase Rights in respect of a Major Issuance or its related rights provided in subsection (b) of this Sec-tion 7.8, the Class A Holders shall automatically and with-out any further action on their part be released from the Transfer Restrictions.

          Section 7.9.  Participation by Class A Directors
  in Certain Circumstances. If the Joint Venture Agreement is terminated, the Company may exclude the Class A Directors from deliberations of the Board of Directors that a majority of the Independent Directors, in their good faith judgment, believe involve (a) sensitive information relating to the Company and its relationship to FT or DT or the Company's activities that are competitive with the activities of FT or DT, or (b) matters in which such Class A Directors or the Class A Holders otherwise have conflicts of interest with the Company. Any such exclusion shall be reflected accur-ately in the minutes of such deliberations.

          Section 7.10. Spin-offs. Prior to consummating any Exempt Long Distance Asset Divestiture (before the end of the Restricted Period described in Section 3.1(a)(i) hereof) or Exempt Asset Divestiture (before the second anniversary of the Initial Issuance Date) in each case involving a Spin-off,

          (a) the Company shall cause the entity whose equity interests are to be distributed in such Spin-off to

              (i) if such Spin-off occurs after the Initial Issuance Date and before the later to occur of the date of the Optional Shares Closing and the Investment Completion Date, execute an investment agreement (or its equivalent) with respect to the spun-off entity (the "Spin-Off Investment Agreement") with FT, DT and any of its Qualified Subsidiaries that are party to the Investment Agreement at the time of such Spin-off containing terms which are no less favorable to FT and DT than those set forth in the Investment Agreement;

             (ii)  execute agreements with each of FT, DT
            and their respective Qualified Subsidiaries at the time of such Spin-off no less favorable to FT and DT than this Agreement, the Registration Rights Agreement, the Standstill Agreement, the FT In-vestor Confidentiality Agreement and the DT In-vestor Confidentiality Agreement (the "Principal Investment Documents"); and

            (iii) adopt bylaws no less favorable to FT and DT than the Bylaws.

          (b) each of FT, DT and their respective Qualified Subsidiaries that are Class A Holders shall have been afforded a reasonable opportunity (and in no event less than 90 days) to review and approve such Principal In-vestment Documents, following delivery of such documents prepared in substantial conformity with the requirements of this Section 7.10, provided that, unless FT, DT and their respective Qualified Subsidiaries shall have delivered a notice to the Company, prior to the end of the forty-fifth day following delivery of such documents, stating that such documents were not prepared in substantial conformity with the requirements of this Section 7.10, such documents shall be deemed to have been prepared in substantial conformity with this Section 7.10.

  Following the expiration of the period provided in clause
  (b) of this Section 7.10, each of FT, DT and their re-spective Qualified Subsidiaries shall execute and deliver the Spin-Off Investment Agreement (if applicable) and such Principal Investment Documents, provided that if each such party does not so execute and deliver such Principal Investment Documents, the Company shall nonetheless have the right to proceed with such Spin-off and the Company shall have no obligation to provide to such Class A Holders secu-rities of such Spin-off Entity with rights no less favorable to the Class A Holders than those applicable to the Class A Stock set forth in the Articles and the Bylaws. The rights and obligations of the parties hereto under this Section
  7.10 shall be suspended or terminate, and cease to be of any further force or effect, (a) with respect to any proposed Spin-off of a Subsidiary of the Company which, directly or indirectly, owns Long Distance Assets, upon the suspension or termination, as the case may be, of the rights of the Class A Holders under Article III hereof; and (b) with respect to any proposed Spin-off of a Subsidiary of the Company other than a Subsidiary which, directly or in-directly, owns Long Distance Assets, upon the suspension or termination, as the case may be, of the rights of the Class A Holders pursuant to Article VIII hereof.

          Section 7.11.  FCC Licenses.  The Company shall
  not hold directly any Licenses from the FCC, if the holding of such Licenses by the Company would result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

          Section 7.12. Issuance of Class A Stock. So long as the Class A Holders own any shares of Class A Stock, the Company shall not issue any shares of Class A Stock to any Person other than FT, DT, their respective Qualified Sub-sidiaries and Qualified Stock Purchasers.

          Section 7.13. Defeasance of Fifth Series. If at any time following the Initial Issuance Date, the consoli-dated net worth of the Company and its Subsidiaries taken as a whole, determined in accordance with Generally Accepted Accounting Principles as applied in the Company's most re-cent financial statements included in a filing with the SEC, shall be less than $1 billion, the Company shall defease the Fifth Series of the Preferred Stock, by any means reasonably acceptable to FT and DT.

          Section 7.14.  Continuing Directors.  The Company
  shall maintain at least seven Continuing Directors on the Board of Directors at all times.

          Section 7.15. Long Distance Business. Except as otherwise required or permitted by this Agreement, the Other Investment Documents, the Articles as amended by the Amend-ment or the Joint Venture Documents, the Company shall not hold in the Local Exchange Division, the Cellular and Wire-less Division or any other division of the Company other than the Long Distance Division assets which are primarily used, or held primarily for use, in or for the benefit of the Long Distance Business, except for assets that in the aggregate are not material to the operation of the Long Distance Business.

          Section 7.16. Intellectual Property. In any sale of 51% of the Fair Market Value of the Long Distance Assets required by the last sentence of Section 3.1(a) hereof, the Company shall use its reasonable efforts to grant to such Person a non-exclusive, perpetual and worldwide license upon commercially reasonable terms to use all intellectual prop-erty not included in the definition of Long Distance Assets owned or licensed by the Company which is reasonably neces-sary to utilize fully the Long Distance Assets so purchased; provided, however, that the Company shall have no obligation to license the "Sprint" brand name or any other brand names, tradenames or trademarks owned or licensed by the Company or any of its Subsidiaries.

          Section 7.17. Rights Plan Events. The notice described in Section 7(p) of the Class A Provisions, upon the Distribution Date (as defined in the Rights Agreement), shall constitute an irrevocable and continuing waiver of any right that FT, DT or the Class A Holders may have to disapprove the Cellular Spin-off under this Agreement, the Articles, the Other Investment Documents or any document or agreement relating thereto. If such notice is delivered, then within 90 days following the Distribution Date the Company and the Class A Holders shall execute a Spin-off Investment Agreement and Principal Investment Documents with respect to the Cellular Spin-off in accordance with Section
  7.10 hereof, mutatis mutandis.


                         ARTICLE VIII

                TERMINATION OF CERTAIN RIGHTS

          (a) The rights of the Class A Holders under Arti-cles IV, V and VI and Sections 7.3, 7.4, 7.8, 7.11 and 7.13 hereof shall terminate:

          (i)  if at any time after the Investment
       Completion Date, the aggregate Committed Percentage of the Class A Holders is below ten percent (x) for more than 180 consecutive days or (y) immediately following a Transfer of Class A Stock by a Class A Holder;

         (ii) upon the conversion of all of the outstanding shares of Class A Common Stock into shares of Common Stock or a termination of the Fundamental Rights as to all outstanding shares of Class A Preference Stock, in either case pursuant to Sections 7(b), 7(c), 7(d) or 7(g) of the Class A Provisions;

        (iii) upon a sale of all of the Venture Interests of the Sprint Parties or the FT/DT Parties pursuant to
       Section 17.2, 17.3, 17.4, 19.3, 20.6 or 20.11 of the
       Joint Venture Agreement or on the date on which the Joint Venture is otherwise terminated, in each case other than due to an FT/DT Joint Venture Termination or a Corporation Joint Venture Termination, provided that the rights of the Class A Holders under Sections 7.3, 7.8(b) and 7.13 hereof and Article V hereof shall terminate on the third anniversary of the date of such sale or termination;

         (iv) upon the consummation of a transaction in-volving a Change of Control within the meaning of clause (a) of the definition of Change of Control; or

          (v) if at any time prior to the Investment Com-pletion Date, the aggregate liquidation value of the Class A Preference Stock is less than $1.5 billion as a result of a Transfer of shares of Class A Preference Stock by a Class A Holder (other than a Transfer contemplated by Section 7.4(b)(i)(y) hereof).

          (b) The rights of the Class A Holders under Arti-cles III, IV, V and VI hereof, and Sections 7.3, 7.8, 7.13 and 7.15 hereof, shall terminate upon (i) the conversion of all of the outstanding shares of Class A Common Stock into shares of Common Stock or (ii) the termination of the Fun-damental Rights as to all outstanding shares of Class A Preference Stock, in either case pursuant to Section 7(h) of the Class A Provisions.

          (c) The rights of the Class A Holders under Arti-cles IV and VI hereof and Sections 7.4, 7.8, 7.11 and 7.13 hereof shall be suspended and may not be exercised during any period of time in which the rights provided to the Class A Holders under Sections 4 (except Sections 4(a)(iii) and 4(c)), 5, 6, 7 and 8 of the Class A Provisions are suspended pursuant to Section 7(b) of the Class A Pro-visions.

          (d) The rights of a Qualified Stock Purchaser under Articles IV, V and VI hereof and Sections 7.3, 7.4, 7.8, 7.11 and 7.13 hereof shall terminate upon (i) the con-version of the outstanding shares of Class A Common Stock owned by such Qualified Stock Purchaser into Common Stock or, (ii) the termination of the Fundamental Rights as to the shares of Class A Preference Stock owned by such Qualified Stock Purchaser, in either case pursuant to Section 7(k) of the Class A Provisions, and the rights of a Qualified Stock Purchaser under Articles IV and VI hereof and Sections 7.4, 7.8, 7.11 and 7.13 hereof shall be suspended and may not be exercised during any period of time in which the rights provided to such Qualified Stock Purchaser under Sections 4 (except Sections 4(a)(iii) and 4(c)), 5, 6, 7 and 8 of the Class A Provisions are suspended pursuant to Section 7(k) of the Class A Provisions.


                          ARTICLE IX

                     TAX INDEMNIFICATION

          Section 9.1. Indemnification for Company Pur-chase. If the Company purchases Shares held by a Class A Holder under Section 2.5 or 7.4 of this Agreement or Sec-tion 2(f) of that portion of ARTICLE SIXTH of the Articles entitled "GENERAL PROVISIONS RELATING TO ALL STOCK" or Sec-tion 3(a) of the Class A Provisions (a "Company Purchase") in the context where such Sections provide that such pur-chase price or redemption price be modified in accordance with this Article IX and as a result thereof such Class A Holder (together with any Class A Holder described in Sec-tion 9.2, an "Indemnitee") incurs U.S. federal income taxes in excess of the U.S. federal income taxes it would have incurred had it sold such Shares to a third party unrelated to the Company or its Affiliates at the applicable price set forth in such Section or Article (such sale to an unrelated third party, an "Unrelated Party Sale" and such excess U.S. federal income taxes, "Excess Taxes"), the Company shall in-demnify and hold harmless such Indemnitee on an after-tax basis from and against such Excess Taxes. For purposes of the preceding sentence, the taxes that would have been incurred in an Unrelated Party Sale shall be net of any refund of Taxes that would have been obtained had with-holding under Section 1445 of the Code (or any successor provision) applied to such Unrelated Party Sale. If Excess Taxes are imposed through withholding at the source, the Company shall pay, in connection with the applicable Company Purchase, such additional amounts as may be necessary such that after deduction or withholding of all such Excess Taxes (including taxes imposed on such additional amounts), the Indemnitee receives the amount it would have received had no such Excess Taxes been imposed. The Company shall promptly furnish to the applicable Indemnitee an appropriate receipt for the payment of any taxes imposed through withholding.

          Section 9.2. Indemnification for Supplementary Payments. If the Company makes a Supplementary Payment to a Class A Holder in respect of Shares disposed of pursuant to
  Section 7.4(d) of this Agreement or a Requested Sale Sup-plementary Payment pursuant to Section 3(a) of the Class A Provisions and as a result thereof such Class A Holder incurs taxes in connection with the transaction contemplated in such Section 7.4(d) or such Section 3(a), as the case may be, in excess of the taxes it would have incurred had such Class A Holder sold such Shares in an Unrelated Party Sale for the Formula Price in the case of a transaction contem-plated by Section 7.4 or for the aggregate Liquidation Preference of such Shares in the case of a transaction contemplated by such Section 3(a) (such excess taxes, "Sec-tion 9.2 Excess Taxes"), the Company shall indemnify and hold harmless such Class A Holder on an after-tax basis from and against such Section 9.2 Excess Taxes. For purposes of the preceding sentence, the taxes that would have been incurred in an Unrelated Party Sale at the Formula Price or at the aggregate Liquidation Preference, as the case may be, shall be net of any refund of taxes that would have been obtained had withholding under Section 1445 of the Code (or any successor provision) applied to such Unrelated Party Sale.

          Section 9.3. Rebate of Indemnity. Within nine months after the end of each of the five consecutive taxable years of an Indemnitee starting with the taxable year in which the Company has paid any amounts pursuant to Sections
  9.1 or 9.2 in respect of such Indemnitee (a "Company Tax Payment"), such Indemnitee shall determine whether it is in a better after-tax economic position as a result of such Company Tax Payment than it would have been in had such Indemnitee (a) in the case of a Company Tax Payment pursuant to Section 9.1, sold the Shares purchased by the Company in an Unrelated Party Sale or (b) in the case of a Company Tax Payment pursuant to Section 9.2, sold the Shares disposed of pursuant to Section 7.4(d) of this Agreement or Section 3(a) of the Class A Provisions, as the case may be, in an Unre-lated Party Sale at the Formula Price in the case of a disposition pursuant to Section 7.4(d) or at the aggregate Liquidation Preference of such Shares in the case of a disposition pursuant to such Section 3(a) (the amount of such difference in after-tax economic positions under the preceding clauses (a) or (b), a "Windfall Benefit"). The applicable Indemnitee shall promptly thereafter pay to the Company all or a portion of such Windfall Benefit so that, after taking into account all prior such payments and the tax consequences of making all such payments, such Indem-nitee is in the same after-tax economic position that it would have been in had it (a) in the case of a Company Tax Payment pursuant to Section 9.1, sold the Shares purchased by the Company in an Unrelated Party Sale or (b) in the case of a Company Tax Payment pursuant to Section 9.2, sold the Shares disposed of pursuant to Section 7.4(d) of this Agree-ment in an Unrelated Party Sale at the Formula Price, or at the aggregate Liquidation Preference of such Shares in the case of a disposition pursuant to Section 3(a) of the Class A Provisions. In the case of a Windfall Benefit relating to an increase in the tax basis in shares of Class A Stock of an Indemnitee attributable to a Company Tax Payment (such Windfall Benefit, a "Basis Windfall"), the preceding sentence shall be applied without regard to the five year time limitation contained in the first sentence of this paragraph, provided, however, that no Indemnitee shall be required after the five year limit contained in the first sentence of this paragraph to pay any amount to the Company on account of such Basis Windfall unless the Company noti-fies such Indemnitee in writing of the existence of such Basis Windfall within three months after the date such Indemnitee disposes of Shares in a transaction in which such Basis Windfall results in a savings of U.S. taxes. In no event shall the amount payable by any Indemnitee to the Company under this paragraph exceed the amount of the Com-pany Tax Payment. If any applicable Indemnitee subsequently determines (within five years after the end of the taxable year of the Company in which the Indemnitee has paid a Windfall Benefit to the Company) that the amount of such Windfall Benefit has been reduced because of an audit adjustment, disallowance of tax credits, a carryback or carryforward of losses or credits or for any other reason, the Company shall promptly after notification thereof make a reconciling payment to such Indemnitee in an amount nec-essary so that such Indemnitee is in the same after-tax economic position, after taking into account the tax con-sequences of such reconciling payment, that such Indemnitee would have been in had it (a) in the case of a Company Tax Payment pursuant to Section 9.1, sold the Shares purchased by the Company in an Unrelated Party Sale or (b) in the case of a Company Tax Payment pursuant to Section 9.2, sold the Shares disposed of pursuant to Section 7.4(d) of this Agree-ment or Section 3(a) of the Class A Provisions in an Unre-lated Party Sale at the Formula Price in the case of a disposition pursuant to such Section 7.4(d) or the aggregate Liquidation Preference of such Shares in the case of a disposition pursuant to such Section 3(a).

          Section 9.4. Exclusions from Indemnity. Not-withstanding Sections 9.1 and 9.2, the Company shall not be required to indemnify an Indemnitee under this Agreement for any portion of Excess Taxes or Section 9.2 Excess Taxes to the extent that such portion would not be imposed on such Indemnitee but for one or more of the following events:

          (a) the failure of such Indemnitee to qualify for the benefits of the applicable income tax treaty between the United States and the country of the Indemnitee's residence;

          (b) the failure of such Indemnitee to supply the Company with any form or other similar docu-ment that it is entitled to supply and that is required to obtain or claim available benefits of an applicable income tax treaty or relief that may be provided under the Code with respect to Excess Taxes or Section 9.2 Excess Taxes, provided, that this Section 9.4(b) shall not apply unless the Company requests from such Indemnitee such form or similar document in writing within a reasonable period of time before the relevant Company Purchase, Supplementary Payment or Requested Sale Supplementary Payment takes place;

          (c) the imposition of Excess Taxes or Section 9.2 Excess Taxes on a transferee or assignee of an original Class A Holder's Shares, but only to the extent the amount of Excess Taxes or
                 Section 9.2 Excess Taxes required to be paid by the Company exceeds the amount of Excess Taxes or Section 9.2 Excess Taxes that would have been required to be paid by the Company absent any transfer of such original Class A Holder's Shares, provided, that this Section 9.4(c) shall not apply if the transferee or assignee is a Qualified Subsidiary and has held such Shares for at least six months prior to the date such Qualified Subsidiary first undertook those discussions or negotia-tions that resulted in the Company's right to purchase such Shares pursuant to Section 2.5, has held such Shares prior to the date that the FCC has requested that the Company reduce its foreign ownership pursuant to Section 310 in the case of a transaction under Section 7.4, or in the case of a transaction under
                 Section 3(a) of the Class A Provisions has held such shares prior to the earlier of (x) the date on which all conditions necessary to establish the Conversion Date as a date certain pursuant to Section 3(a) of the Class A Provisions have been satisfied, and (y) the date on which the Company notifies each of FT and DT in good faith that it is reasonably likely that upon conversion, the shares of Class A Preference Stock will convert into Class A Common Stock or Common Stock representing in excess of 20% of the Voting Power of the Company (for purposes of this Section 9.4(c), a Share received upon a con-version shall be considered held by a Qual-ified Subsidiary during the period such Qual-ified Subsidiary held the Share that was surrendered in connection with such con-version);

          (d) penalties arising solely from actions taken by such Indemnitee in connection with unre-lated transactions; and

          (e) the Excess Taxes or Section 9.2 Excess Taxes are imposed on the Company Purchase, Sup-plementary Payment or Requested Sale Supplementary Payment solely because such In-demnitee conducts unrelated activities in the United States sufficient to cause such In-demnitee to be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes and such Indem-nitee's income or gain from the Company Pur-chase, Supplementary Payment or Requested Sale Supplementary Payment to be treated as effectively connected with that U.S. trade or business.

          Section 9.5. Consequences of Assignment. If the Company assigns to a third party its rights hereunder to effect a Company Purchase, the Company shall remain liable (and such third party shall not be liable) under the pro-visions of this Article with respect to the purchase, Sup-plementary Payment or Requested Sale Supplementary Payment by the third party (taking into account the actual tax effect to the Indemnitee of such third party purchase or Supplementary Payment or Requested Sale Supplementary Pay-ment in determining the taxes incurred in excess of the taxes the Indemnitee would have incurred had the shares been sold in an Unrelated Party Sale), and the "Excess Taxes" and
  Section 9.2 Excess Taxes in such determination shall be computed by taking into account not only U.S. taxes but also any taxes imposed by any other jurisdiction to the extent such taxes would not have been imposed absent such an assignment.

          Section 9.6. Verification. The chief tax officer of any party hereto making or seeking a payment pursuant to this Article IX shall furnish to the other applicable party hereto a written statement describing in reasonable detail the taxes which are the subject of such payment and the computation of the amount so payable. In case of any dis-pute among the applicable parties hereto regarding the amount of any payment under this Article IX, the applicable parties shall negotiate in good faith to resolve such dis-pute. Notwithstanding Section 11.5(b) of this Agreement, if such dispute cannot be resolved by the parties hereto, then such dispute shall be referred to an independent accounting firm of international standing reasonably acceptable to the parties hereto in question. The decision of such accounting firm shall be conclusive absent manifest error. The cost of employing such accounting firm shall be borne in equal parts by the parties to such dispute.

          Section 9.7.  Contest Rights.  (a)  Each Indem-
  nitee shall exert its best efforts to inform the Company, either orally or in writing, of any requests received by such Indemnitee for information from, or potential claims by, the U.S. Internal Revenue Service regarding the U.S.
  taxation of a Company Purchase, Supplementary Payment or Requested Sale Supplementary Payment.

          (b) If the Company provides an Indemnitee with a written statement regarding the manner in which the Company shall characterize a Company Purchase, Supplementary Payment or Requested Sale Supplementary Payment for U.S. Federal income tax purposes, such Indemnitee shall thereafter treat such Company Purchase, Supplementary Payment or Requested Sale Supplementary Payment for U.S. Federal income tax purposes in a manner consistent with such characterization by the Company, provided that such Indemnitee shall have no such obligation of consistent characterization if such Indemnitee receives an opinion from U.S. tax counsel of national standing to the effect that such characterization by the Indemnitee lacks substantial authority.

          (c) If an Indemnitee receives written notice from the U.S. Internal Revenue Service (including, without limit-ation, in a preliminary or "30-day" letter) that such In-demnitee is liable for Excess Taxes or Section 9.2 Excess Taxes, such Indemnitee shall promptly notify the Company in writing of such fact and shall permit the Company to assume control over the handling, disposition and settlement of the Excess Taxes issue or Section 9.2 Excess Taxes issue at the examination, administrative and judicial levels in the U.S. Such Indemnitee shall be entitled to participate in all meetings with the U.S. Internal Revenue Service relating to the Excess Taxes issue or Section 9.2 Excess Taxes issue and to review and consult on all submissions to the U.S. In-ternal Revenue Service or any court with respect to the Excess Taxes issue or Section 9.2 Excess Taxes issue. Such Indemnitee shall cooperate with the Company, as reasonably requested, in connection with any such examination or ad-ministrative or judicial proceedings, including, without limitation, by way of signing and filing protests, peti-tions, notices of appeal and court pleadings and executing powers of attorney to enable the Company to represent the interests of the Indemnitee in, and to assume control over, relevant examinations or proceedings insofar as they relate to Excess Taxes or Section 9.2 Excess Taxes; provided, however, that expenses incurred by such Indemnitee in con-nection with actions taken at the request of the Company shall be reimbursed to such Indemnitee by the Company on an after-tax basis. The Company shall be entitled to employ counsel of its choice in connection with any of the matters described in this Article and shall bear all expenses as-sociated with the employment of such counsel. The pro-visions of this paragraph shall also apply to a claim for refund of Excess Taxes or Section 9.2 Excess Taxes paid or withheld. Notwithstanding the foregoing provisions of this
  Section 9.7(c), if the Company assumes control over an Excess Taxes issue or Section 9.2 Excess Taxes issue at the examination, administrative or judicial levels, the Company shall not be entitled to settle or compromise any such claim except upon the written consent of the applicable Indem-nitee. If an applicable Indemnitee fails to grant such consent, the Company shall not be required to pay any amounts in excess of the amount it would have paid had such Indemnitee consented to such settlement or compromise, and such Indemnitee shall bear any further cost or expense of contesting such Excess Taxes issue or Section 9.2 Excess Taxes issue.


                          ARTICLE X

                U.S. REAL PROPERTY TAX MATTERS

          Section 10.1. Notification. The Company shall notify each Class A Holder whenever a FIRPTA Determination shall be required under the applicable rules of the Code and regulations thereunder. Such notification shall, to the extent practical, be made sufficiently far in advance of any date on which the actions described in Section 10.3 will be necessary so as to allow for reasonable time for the per-formance of the legal, accounting and valuation analyses described in this Article X.

          Section 10.2.  Control of FIRPTA Determination. If
  one or more Class A Holders notify the Company that they desire to control a FIRPTA Determination (each a "Notifying
  Class A Holder"):

          (a) the Company shall cooperate fully with such Notifying Class A Holders and their legal, accounting and valuation advisors with respect to such FIRPTA Determination. Such cooperation shall include making available information and knowledgeable personnel as reasonably requested as well as making reasonable representations necessary for such advisors to render their opinions and judgments described in this Arti-cle X, to the extent that the Company may make such representations in its good faith judgment. The Com-pany shall not, however, be obligated to make any representations as to the fair market value of assets; and

          (b) the Company shall for purposes of such FIRPTA Determination classify as non-real property each of the assets identified as non-real property on Exhibit D, provided that there has been no change in law, official interpretation or guidance (a "Change in Law") with respect to such classification occurring after the date hereof. The Company and the Notifying Class A Holders shall endeavor to agree as to the classification of any assets not described as non-real property on Exhibit D (and as to any assets so described but as to which there has been a Change in Law) but, in the absence of such agreement, the Company shall accept the reasonable opinion (containing analysis, if appropriate) of nationally recognized accountants or tax counsel chosen by such Notifying Class A Holders as to whether it is reasonable to assert that a given asset should or should not be considered to constitute real property for purposes of such FIRPTA Determination.

          Section 10.3. Issuance of Certification; Related Matters. In connection with any FIRPTA Determination re-ferred to in Section 10.2, the Company shall, upon the presentation by the Notifying Class A Holders of a reason-able opinion (containing analysis, if appropriate) of nationally recognized accountants or tax counsel to the effect that it is reasonable to assert that the Company is not, and has not at any time during the preceding five years (or shorter period during which any such Notifying Class A Holders held Shares) been, a U.S. real property holding corporation as defined under the Code and the regulations thereunder and as tested on the determination dates described in U.S. Treasury Regulation Section 1.897-2(c)
  (or any successor provision):

          (a) in the case of a disposition by a Notifying Class A Holder of Shares to a third party (related or unrelated), issue the statement described in U.S. Treasury Regulation 1.897-2 (or any successor pro-vision) indicating that the Shares do not constitute a U.S. real property interest (as defined in the Code and the regulations thereunder) and timely provide appro-priate notice to the U.S. Internal Revenue Service; and

          (b) in the case of any redemption or exchange (including a deemed exchange) by the Company of Shares held by any such Notifying Class A Holders, comply with all requirements described in this Article X and re-frain from withholding any U.S. tax from the proceeds of such redemption or exchange pursuant to Section 1445 of the Code (or any successor provision).

          In rendering any opinion described in this Section 10.3, the accountants or tax counsel for the Notifying Class A Holders shall be entitled to rely in their discretion upon advice of nationally recognized valuation experts as they deem appropriate and upon information and representations provided by the Company pursuant to this Article X.

          Section 10.4.  Advisory Costs.  The Company shall
  pay 50% of all reasonable costs of legal, accounting and valuation services incurred by any Notifying Class A Holder in connection with any FIRPTA Determination.

          Section 10.5. Indemnity. Each Notifying Class A Holder with respect to any FIRPTA Determination shall sev-erally, but not jointly, reimburse the Company on an after-tax basis for (a) any tax under Section 897 of the Code or any successor provision (a "FIRPTA Tax") of such Notifying Class A Holder that the U.S. Internal Revenue Service col-lects from the Company, including any applicable interest and penalties imposed with respect to such FIRPTA Tax, and
  (b) any FIRPTA Tax (including applicable interest and pen-alties) of the third party described in Section 10.3(a) collected from or imposed on the Company, or any penalties or interest imposed directly on the Company, with respect to such Notifying Class A Holder, but in the case of clause (b) of this Section 10.5, such reimbursement obligation shall apply only to taxes, interest and penalties arising as a result of the Company's taking any action under Section 10.2(b) or Section 10.3 hereof with respect to such Noti-fying Class A Holder based upon the opinion provided by such Notifying Class A Holder pursuant to Section 10.2 or 10.3.

          Section 10.6. Contest Rights. (a) The Company shall exert its best efforts to inform each Class A Holder, either orally or in writing, of any requests received by the Company for information from, or potential claims by, the U.S. Internal Revenue Service regarding any matter that could result in liability to any Class A Holder under Sec-tion 10.5 hereof.

          (b) If the Company receives written notice from the U.S. Internal Revenue Service (including, without lim-itation, in a preliminary or "30-day" letter) regarding any item for which any Class A Holder may be liable under Sec-tion 10.5 hereof, the Company shall promptly notify such Class A Holder in writing of such fact and shall permit the Class A Holders so notified to assume control over the handling, disposition and settlement of any such matter at the examination, administrative and judicial levels. The Company shall be entitled to participate in all meetings with the U.S. Internal Revenue Service relating to such issue and to review and consult on all submissions to the U.S. Internal Revenue Service or any court with respect to any such issue. The Company shall cooperate with such Class A Holders, as reasonably requested, in connection with any such examination or administrative or judicial proceedings, including, without limitation, by way of signing and filing protests, petitions, notices of appeal and court pleadings and executing powers of attorney to enable such Class A Holders to represent the interests of the Company in, and to assume control over, relevant examinations or proceedings insofar as they relate to the issues described in this Article; provided, however, that expenses incurred by the Company in connection with actions taken at the request of the Class A Holders shall be reimbursed to the Company by such Class A Holders on an after-tax basis. The Class A Holders shall be entitled to employ counsel of their choice in connection with any of the matters described in this
  Article X and shall bear all expenses associated with the employment of such counsel. The provisions of this para-graph shall also apply to any claim for a refund of taxes paid or withheld in connection with the matters described in this Article X. Notwithstanding the foregoing provisions of this Section 10.6(b), if any Class A Holders assume control over any issue concerning the liability of the Company described in this Article at the examination, administrative or judicial levels, such Class A Holders shall not be entitled to settle or compromise any such claim except upon the written consent of the Company. If the Company fails to grant such consent, such Class A Holders shall not be re-quired to pay any amounts pursuant to Section 10.5 in excess of the amounts they would have paid had the Company con-sented to such settlement or compromise, and the Company shall bear any further cost or expense of contesting any such issue.


                          ARTICLE XI

                        MISCELLANEOUS

          Section 11.1. Notices. All notices and other communications required or permitted by this Agreement shall be made in writing in the English language and any such notice or communication shall be deemed delivered when delivered in person, transmitted by telex or telecopier, or seven days after it has been sent by air mail, as follows:

          FT:       6 place d'Alleray
                    75505 Paris Cedex 15
                    France
                    Attn:  Executive Vice President,
                           International
                    Tel:  (33-1) 44-44-19-94
                    Fax:  (33-1) 46-54-53-69

          with a copy to:

                    Debevoise & Plimpton
                    875 Third Avenue
                    New York, New York  10022
                    U.S.A.
                    Attn:  Louis Begley, Esq.
                    Tel:  (212) 909-6273
                    Fax:  (212) 909-6836

          DT:       Friedrich-Ebert-Allee 140
                    D-53113 Bonn
                    Germany
                    Attn:  Chief Executive Officer
                    Tel:  49-228-181-9000
                    Fax:  49-228-181-8970

          with a copy to:

                    Mayer, Brown & Platt
                    2000 Pennsylvania Avenue, N.W.
                    Suite 6500
                    Washington, D.C.  20006
                    Attn:  Werner Hein, Esq.
                    Tel:  (202) 778-8726
                    Fax:  (202) 861-0473

          Sprint:   2330 Shawnee Mission
                    Parkway, East Wing
                    Westwood, Kansas  66205
                    U.S.A.
                    Attn:  General Counsel
                    Tel:  (913) 624-8440
                    Fax:  (913) 624-8426

          with a copy to:

                    King & Spalding
                    191 Peachtree Street
                    Atlanta, Georgia  30303
                    U.S.A.
                    Attn:  Bruce N. Hawthorne, Esq.
                    Tel:  (404) 572-4903
                    Fax:  (404) 572-5146

  The parties to this Agreement shall promptly notify each other in the manner provided in this Section 11.1 of any change in their respective addresses. A notice of change of address shall not be deemed to have been given until re-ceived by the addressee. Communications by telex or tele-copier also shall be sent concurrently by mail, but shall in any event be effective as stated above.

          Section 11.2.  Waiver, Amendment, etc.  This
  Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, all the parties hereto. No failure or delay of any party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

          Section 11.3. No Partnership. This Agreement is not intended, nor should anything herein be construed, to create the relationship of partners, joint venturers, prin-cipal and agent, or other fiduciary relationship among the Class A Holders and the Company. Except as expressly set forth herein, none of the Class A Holders will have any authority to represent or to bind the other Class A Holder or Holders or the Company in any manner whatsoever, and each Class A Holder will be solely responsible and liable for its own acts.

          Section 11.4. Binding Agreement; Assignment; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the parties hereto and their successors (including, without limitation, any successor of FT in a privatization) and permitted assigns. Except as set forth herein and by operation of law, no party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of each other party to this Agreement. Nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof. In the event of a reorganization of FT pursuant to, as a result of or in connection with, a privatization, the corporation or other entity formed to continue the business activities of FT shall assume the rights and obligations of FT under this Agreement.

          SECTION 11.5. GOVERNING LAW; DISPUTE RESOLUTION; EQUITABLE RELIEF. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW).

          (b) EXCEPT AS PROVIDED IN ARTICLE IX HEREOF, EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS AND AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING BY IT AGAINST ANY OF THE OTHER PARTIES WITH RESPECT TO ITS RIGHTS, OBLIGATIONS OR LIABILITIES UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT BY SUCH PARTY ONLY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IN THE EVENT (BUT ONLY IN THE EVENT) SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, SUIT OR PROCEEDING, IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY, AND EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO THE JURISDICTION OF EACH OF THE AFORESAID COURTS IN PERSONAM, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR INTERIM RELIEF, COUNTERCLAIMS, ACTIONS WITH MULTIPLE DEFENDANTS AND ACTIONS IN WHICH SUCH PARTY IS IMPLED). EACH PARTY HERETO IRREVOCABLY AND UNCON-DITIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A JURY TRIAL IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EACH OF FT AND DT HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM (IN SUCH CAPACITY, THE "PROCESS AGENT"), WITH AN OFFICE AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT, PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO FT AND DT IN THE MANNER PROVIDED IN SECTION 11.1. FT AND DT SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID AP-POINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT FT AND DT WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN NEW YORK, NEW YORK. IN THE EVENT OF THE TRANSFER OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS AND BUSINESS OF THE PROCESS AGENT TO ANY OTHER CORPORATION BY CONSOLIDATION, MERGER, SALE OF ASSETS OR OTHERWISE, SUCH OTHER CORPORATION SHALL BE SUBSTITUTED HEREUNDER FOR THE PROCESS AGENT WITH THE SAME EFFECT AS IF NAMED HEREIN IN PLACE OF CT CORPORATION SYSTEM. EACH OF FT AND DT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PRO-CESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED AIRMAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, SUCH SERVICE OF PROCESS TO BE EFFECTIVE UPON ACKNOWLEDGMENT OF RECEIPT OF SUCH REGISTERED MAIL. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH OF FT AND DT EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA.

          (c) EACH PARTY HERETO AGREES THAT MONEY DAMAGES WOULD NOT BE A SUFFICIENT REMEDY FOR THE OTHER PARTIES HERE-TO FOR ANY BREACH OF THIS AGREEMENT BY IT, AND THAT IN ADDI-TION TO ALL OTHER REMEDIES THE OTHER PARTIES HERETO MAY HAVE, THEY SHALL BE ENTITLED TO SPECIFIC PERFORMANCE AND TO INJUNCTIVE OR OTHER EQUITABLE RELIEF AS A REMEDY FOR ANY SUCH BREACH. EACH PARTY HERETO AGREES NOT TO OPPOSE THE GRANTING OF SUCH RELIEF IN THE EVENT A COURT DETERMINES THAT SUCH A BREACH HAS OCCURRED, AND TO WAIVE ANY REQUIREMENT FOR THE SECURING OR POSTING OF ANY BOND IN CONNECTION WITH SUCH REMEDY.

          Section 11.6. Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the re-mainder hereof in that jurisdiction or the validity or en-forceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by Applic-able Law, each party hereto waives any provision of Applic-able Law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible.

          Section 11.7. Translation. The parties hereto have negotiated both this Agreement and the Memorandum of Understanding, dated June 14, 1994 (the "MOU"), among each of the parties hereto, in the English language, and have prepared successive drafts and the definitive texts of the MOU and this Agreement in the English language. For pur-poses of complying with the loi n 94-665 du 4 aout 1994 relative a l'emploi de la langue francaise, the parties hereto have prepared a French version of this Agreement, which French version was executed and delivered simulta-neously with the execution and delivery of the English ver-sion hereof, such English version having likewise been exe-cuted and delivered. The parties deem the French and English versions of this Agreement to be equally authorita-tive.

          Section 11.8. Table of Contents; Headings; Coun-terparts. The table of contents and the headings in this Agreement are for convenience of reference only and will not affect the construction of any provisions hereof. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

          Section 11.9.  Entire Agreement.  This Agreement
  and the Other Investment Documents embody the entire agree-ment and understanding of the parties hereto in respect of the subject matter contained herein, provided that this provision shall not abrogate (a) any other written agreement between the parties hereto, executed simultaneously with this Agreement, or (b) the understanding set forth in Item 1 of Schedule 2 to that certain memorandum dated June 22, 1995 among the Company, FT and DT. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, except as so provided in the preceding sentence.

          Section 11.10.  Waiver of Immunity.  Each of FT
  and DT agrees that, to the extent that it or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of government from any legal action, suit or proceeding or from set off or counterclaim relating to this Agreement from the jurisdic-tion of any competent court described in Section 11.5, from service of process, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution pursuant to a judgment or an arbitral award or from any other legal process in any jurisdiction, it, for itself and its property expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to such matters arising with respect to this Agreement or the subject matter hereof or thereof (including any obligation for the payment of money). Each of FT and DT agrees that the waiver in this provision is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28 U.S.C. Section 1602 et seq. The foregoing waiver shall con-stitute a present waiver of immunity at any time any action is initiated against FT or DT with respect to this Agree-ment.

          Section 11.11.  Board Membership.  (a)  FT con-
  firms that its present intention is to nominate its Chairman of the Board to be a Class A Director.

          (b) DT confirms that its present intention is to nominate its Vorstandsvorsitzender to be a Class A Director.

          Section 11.12. Effect of Conversion. (a) If all of the shares of Class A Common Stock shall have been con-verted into Common Stock or if there is a termination of Fundamental Rights as to all outstanding shares of Class A Preference Stock, in either case pursuant to Section 7 of the Class A Provisions, each share of Class A Stock to have been issued by the Company thereafter pursuant to this Agreement shall (i) in the case of Class A Common Stock, instead be issued as one duly issued, fully paid and non-assessable share of Common Stock, and (ii) in the case of Class A Preference Stock, instead be issued as that number of duly issued, fully paid and nonassessable shares of Common Stock equal to the number of Class A Conversion Shares related to one share of Class A Preference Stock outstanding immediately prior to the date of issuance.

          (b) If all of the shares of Class A Common Stock held by a Qualified Stock Purchaser shall have been convert-ed into Common Stock or if there is a termination of Fun-damental Rights as to shares of Class A Preference Stock owned by such Qualified Stock Purchaser, in either case pursuant to Section 7 of the Class A provisions, each share of Class A Stock to have been issued by the Company to such Qualified Stock Purchaser pursuant to this Agreement shall
  (i) in the case of Class A Common Stock, instead be issued as one duly issued, fully paid and nonassessable share of Common Stock, and (ii) in the case of Class A Preference Stock, instead be issued as that number of duly issued, fully paid and nonassessable shares of Common Stock equal to the number of Class A Conversion Shares related to one share of Class A Preference Stock outstanding immediately prior to the date of issuance.

          Section 11.13.  Continuing Director Approval.
  Where Continuing Director approval is otherwise explicitly required under this Agreement with respect to a transaction or determination on the part of the Company, such approval shall not be required if (a) the Fair Price Provisions have been deleted in their entirety, (b) the Fair Price Pro-visions have been modified so as explicitly not to apply to any Class A Holder, or they have been modified in a manner reasonably satisfactory to FT and DT so as explicitly not to apply to any transactions with any Class A Holder contemplated by this Agreement or by the Other Investment Documents or the Articles as amended by the Amendment, (c) the transaction in question is not a "Business Combination" within the meaning of the Fair Price Provisions, or (d) the Class A Holder that is a party to the transaction, along with its Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on October 1, 1982) and Associates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on October 1, 1982), is not an "Interested Stockholder" or an "Affiliate" of an "Interested Stockholder" within the meaning of the Fair Price Provisions. Where this Agreement provides that Continuing Director approval is explicitly required to undertake a transaction or make a determination on the part of the Company, the Company shall not undertake such transaction or make such determination unless it first delivers a certificate, signed by a duly authorized officer of the Company, to each of FT and DT, certifying that such approval either has been obtained or is not required as set forth in the preceding sentence, and FT shall be entitled to rely on such certificate.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                            SPRINT CORPORATION



                            By:________________________
                               Name:
                               Title:

                            FRANCE TELECOM



                            By:________________________
                               Name:
                               Title:

                            DEUTSCHE TELEKOM AG



                            By:________________________
                               Name:
                                Title:

							Exhibit 10(c)

                                STANDSTILL AGREEMENT


              THIS STANDSTILL AGREEMENT (this "Agreement") dated as of July 31, 1995 by and among SPRINT CORPORATION, a corporation formed under the laws of Kansas ("Sprint"), FRANCE TELECOM, an exploitant public formed under the laws of France ("FT"), and DEUTSCHE TELEKOM AG, an Aktiengesellschaft formed under the laws of Germany ("DT");


                                W I T N E S S E T H:

              WHEREAS, Sprint, FT and DT have entered into that certain Investment Agreement dated as of the date hereof (the "Investment Agreement") pursuant to which FT and DT have agreed to purchase shares of capital stock of Sprint; and

              WHEREAS, as a condition to its entering into the Investment Agreement, Sprint has required that FT and DT enter into this Agreement, which contains certain restrictions on purchases of Sprint capital stock by FT and DT and their respective Affiliates and Associates and certain other limitations on FT and DT and their respective Affiliates and Associates.


              NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Other Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of FT, DT and Sprint (each a "Party"), intending to be legally bound, hereby agrees as follows:

                                     ARTICLE 1.

                            DEFINITIONS AND CONSTRUCTION

              Section 1.1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

              "Acquisition Proposal" shall have the meaning set forth in
         Section 8.3(a) of the Investment Agreement.

              "Affiliate" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person, provided that (a) no JV Entity shall be deemed an Affiliate of any Party unless (i) FT, DT and Atlas own a majority of the Voting Power of such JV Entity and Sprint does not have the Tie-Breaking Vote (as defined in Section 18.1 of the Joint Venture Agreement), (ii) FT, DT or Atlas has the Tie-Breaking Vote or (iii) FT, DT or any of their Affiliates cause such JV Entity to acquire Beneficial Ownership of any Sprint equity securities; (b) FT, DT and Sprint shall not be deemed Affiliates of each other; (c) Atlas shall be deemed an Affiliate of FT and DT; and (d) the term "Affiliate" shall not include any Government Affiliate.

              "Aggregate Foreign Ownership Limitation" shall mean the maximum aggregate percentage of equity interests of Sprint that may be Owned of Record or Voted by Aliens under Section 310(b)(4) of the Communications Act, without such ownership or voting resulting in the possible loss, or possible failure to secure the renewal or reinstatement, of any license or franchise of any Governmental Authority held by Sprint or any of its Affiliates to conduct any portion of the business of Sprint or such Affiliate, as such maximum aggregate percentage may be increased from time to time by amendments to such section or by waivers granted to Sprint by the FCC or by other determinations of the FCC, provided that if
         Section 310(b)(4) is repealed or otherwise made inapplicable to the ownership of Sprint capital stock by FT and DT, there shall be no Aggregate Foreign Ownership Limitation.

              "Aliens" shall mean "aliens," "their representatives," "a foreign government or representatives thereof" or "any corporation organized under the laws of a foreign country" as such terms are used in Section 310(b)(4) of the Communications Act.

              "Applicable Law" shall mean all applicable provisions of all
         (a) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any Governmental Authority, and (b) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Authority.

              "Articles" shall mean the Articles of Incorporation of Sprint, as amended or supplemented from time to time.

              "Associate" shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, provided that when used to indicate a relationship with FT or DT or their respective Subsidiaries or Affiliates, the term "Associate" shall mean (a) in the case of FT, any Person occupying the positions listed on Schedule A hereto, and (b) in the case of DT, any Person occupying the positions listed on Schedule B hereto, provided, further, that, in each case, no Persons occupying any such positions described in clause (a) or (b) hereof shall be deemed an "Associate" of FT or DT, as the case may be, unless the Persons occupying all such positions described in clauses (a) and (b) hereof Beneficially Own, in the aggregate, securities representing more than 0.2% of the Voting Power of the Company.

              "Atlas" shall mean the company to be formed as a societe anonyme under the laws of Belgium pursuant to the Joint Venture Agreement, dated as of December 15, 1994, as amended, between FT and DT.

              "Beneficial Owner" (including, with its correlative meanings, "Beneficially Own" and "Beneficial Ownership"), with respect to any securities, shall mean any Person which:

                   (a) has, or any of whose Affiliates or Associates has, directly or indirectly, the right to acquire (whether such right is exercisable immediately or only after the passage of time) such securities pursuant to any agreement, arrangement or understanding (whether or not in writing), including pursuant to the Investment Agreement and the Stockholders' Agreement, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;

                   (b) has, or any of whose Affiliates or Associates has, directly or indirectly, the right to vote or dispose of (whether such right is exercisable immediately or only after the passage of time) or "beneficial ownership" of (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date hereof but including all such securities which a Person has the right to acquire beneficial ownership of, whether or not such right is exercisable within the 60-day period specified therein) such securities, including pursuant to any agreement, arrangement or understanding (whether or not in writing); or

                   (c) has, or any of whose Affiliates or Associates has, any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of any securities which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof), provided that Class A Stock and Common Stock held by one of FT or DT or its Affiliates or Associates shall not also be deemed to be Beneficially Owned by the other of FT or DT or its Affiliates or Associates.

              "Business Day" shall have the meaning set forth in Article I of the Investment Agreement.

              "Change of Control" shall have the meaning set forth in
         Article I of the Investment Agreement.

              "Class A Common Stock" shall mean the Class A Common Stock of Sprint.

              "Class A Preference Stock" shall mean the Class A Preference Stock of Sprint.

              "Class A Stock" shall mean the Class A Common Stock or, if shares of the Class A Preference Stock are outstanding, the Class A Preference Stock.

              "Class A Provisions" shall mean that portion of ARTICLE SIXTH of the Articles entitled "GENERAL PROVISIONS RELATING TO CLASS A STOCK," which will be included in an amendment to the Articles to be filed on or before the First Closing.

              "Common Stock" shall mean the Common Stock, par value U.S. $2.50 per share, of Sprint.

              "Communications Act" shall mean the United States
         Communications Act of 1934 and the rules and regulations thereunder.

              "Control" (including, with its correlative meanings, "Controlled by" and "under common Control with") shall mean, with respect to a Person or Group:

                   (a) ownership by such Person or Group of Votes entitling it to exercise in the aggregate more than 50 percent of the Voting Power of the entity in question; or

                   (b) possession by such Person or Group of the power, directly or indirectly, (i) to elect a majority of the board of directors (or equivalent governing body) of the entity in question; or (ii) to direct or cause the direction of the management and policies of or with respect to the entity in question, whether through ownership of securities, by contract or otherwise.

              "DT" shall have the meaning set forth in the introductory paragraph of this Agreement.

              "DT Investor Confidentiality Agreement" shall have the meaning set forth in Article I of the Investment Agreement.

              "Exchange Act" shall mean the United States Securities Exchange Act of 1934 and the rules and regulations thereunder.

              "FCC" shall mean the United States Federal Communications Commission.

              "First Closing" shall have the meaning set forth in Section 2.1(a) of the Investment Agreement.

              "France" shall mean the Republic of France, including French Guiana, Guadeloupe, Martinique and Reunion, and its territories and possessions.

              "FT" shall have the meaning set forth in the introductory paragraph of this Agreement.

              "FT Investor Confidentiality Agreement" shall have the meaning set forth in Article I of the Investment Agreement.

              "Germany" shall mean the Federal Republic of Germany.

              "Government Affiliate" shall mean any Governmental Authority of France or Germany or any other Person Controlled, directly or indirectly (other than by virtue of a government's inherent regulatory or statutory powers to control persons or entities within its jurisdiction), by any such Governmental Authority, provided that FT, DT, Atlas and any other Person directly, or indirectly through one or more intermediaries, Controlled by FT, DT or Atlas shall not be Government Affiliates.

              "Governmental Authority" shall mean any federation, nation, state, sovereign, or government, any federal, supranational, regional, state, local or political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, arbitration tribunal, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government, provided that the term "Governmental Authority" shall not include FT, DT or Atlas or any of their respective Subsidiaries.

              "Group" shall mean any group within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the date hereof.

              "Initial Percentage Limitation" shall have the meaning set forth in Section 2.1(a)(ii), as adjusted pursuant to Section 2.2(a).

              "Initial Standstill Period" shall have the meaning set forth in Section 2.1(a)(ii).

              "Investment Agreement" shall have the meaning set forth in the Recitals.

              "Investment Completion Date" shall have the meaning set forth in Article I of the Investment Agreement.

              "Joint Venture" shall have the meaning set forth in Article I of the Investment Agreement.

              "Joint Venture Agreement" shall mean that certain Joint Venture Agreement, dated as of June 22, 1995, among FT, DT, Sprint and Sprint Global Venture, Inc.

              "Joint Venture Documents" shall have the meaning set forth in
         Article I of the Investment Agreement.

              "JV Entity" shall have the meaning set forth in Article I of the Investment Agreement.

              "Largest Other Holder" shall mean the Other Holder, if any, who Beneficially Owns a larger percentage of the Outstanding Sprint Voting Securities than any other Person, provided that, for purposes of this definition, FT, DT, their Affiliates and Associates and Qualified Stock Purchasers shall be considered a single Person.

              "Major Competitor" shall have the meaning set forth in
         Article I of the Investment Agreement.

              "Other Agreements" shall mean the Investment Agreement, the Stockholders' Agreement, the Registration Rights Agreement, the FT Investor Confidentiality Agreement and the DT Investor
         Confidentiality Agreement.

              "Other Holder" shall mean any Person other than (i) FT, DT, any of their respective Affiliates or Associates or any Qualified Stock Purchaser, (ii) Sprint, (iii) any Subsidiary of Sprint, (iv) any employee benefit plan of Sprint or of any Subsidiary of Sprint, or (v) any Person organized, appointed or established by Sprint or any Subsidiary of Sprint for or pursuant to the terms of any such plan.

              "Outstanding Sprint Voting Securities" shall mean the Sprint Voting Securities outstanding as of any particular date, plus all Sprint Voting Securities which as of such date any of FT or DT or any of their respective Affiliates is committed to acquire from Sprint or has the right to acquire (or to commit to acquire) from Sprint pursuant to the Investment Agreement and the Stockholders' Agreement.

              "Owned of Record or Voted by" shall have the meaning specified in Section 310(b)(4) of the Communications Act and published interpretations thereof by the FCC and the U.S. federal courts.

              "Passive Financial Institution" shall mean a bank (or comparable financial institution), insurance company, pension or retirement fund which acquires Voting Securities or other equity interests in a Qualified Subsidiary not with the purpose or effect of changing or influencing the control of the Qualified Subsidiary or Sprint, nor in connection with or as a participant in any transaction having such purpose or effect; provided that the term "Passive Financial Institution" shall not include any Major Competitor of Sprint or of the Joint Venture.

              "Percentage Limitation" shall have the meaning set forth in
         Section 2.1(a)(iii), as adjusted pursuant to Section 2.2(a).

              "Percentage Limitation Adjustment Event" shall mean the acquisition by an Other Holder of Beneficial Ownership of Outstanding Sprint Voting Securities in excess of the applicable Percentage Limitation, unless any of FT, DT or any Qualified Subsidiary shall have breached any of the provisions of
         Section 3.1 or 3.2 of this Agreement or any corresponding provision of any Qualified Subsidiary Standstill Agreement and such breach resulted in, or was intended to facilitate, such Other Holder's acquisition of Beneficial Ownership of Outstanding Sprint Voting Securities in excess of the applicable Percentage Limitation.

              "Percentage Ownership Interest" shall mean, with respect to any Person, that percentage of the Voting Power of Sprint represented by Votes associated with the Sprint Voting Securities owned of record by such Person or by its nominees.

              "Person" shall mean an individual, a partnership, an association, a joint venture, a corporation, a business, a trust, any entity organized under Applicable Law, an unincorporated organization or any Governmental Authority.

              "Qualified Stock Purchaser" shall have the meaning set forth in Article I of the Stockholders' Agreement.

              "Qualified Stock Purchaser Standstill Agreement" shall mean a Standstill Agreement in form and substance satisfactory to Sprint, FT and DT.

              "Qualified Subsidiary" shall have the meaning set forth in
         Article I of the Investment Agreement.

              "Qualified Subsidiary Standstill Agreement" shall mean a Standstill Agreement in the form of Exhibit A.

              "Registration Rights Agreement" shall have the meaning set forth in Article I of the Investment Agreement.

              "Related Company" shall mean any Person not Controlled by FT or DT, but in which FT, DT and their respective Affiliates and Associates, individually or in the aggregate, directly or indirectly through one or more intermediaries, own securities entitling them to exercise in the aggregate more than 35 percent of the Voting Power of such Person.

              "SEC" shall mean the United States Securities and Exchange Commission.

              "Section 3(b)(v) Conversion" shall mean the conversion of all of the outstanding shares of Class A Preference Stock into Class A Common Stock or Common Stock pursuant to Section 3(b)(v) of the Class A Provisions.

              "Section 3(b)(v) Conversion Date" shall mean the date of the
         Section 3(b)(v) Conversion.

              "Sprint" shall have the meaning set forth in the introductory paragraph of this Agreement.

              "Sprint Rights Plan" shall mean the Rights Agreement dated as of August 8, 1989, as amended, between Sprint and UMB Bank, n.a., as rights agent.

              "Sprint Voting Securities" shall mean the Common Stock, the Class A Stock and any other securities of Sprint having the right to Vote.

              "Stockholders' Agreement" shall have the meaning set forth in
         Article I of the Investment Agreement.

              "Strategic Investor" shall mean any Person which owns directly any equity interests in a Qualified Subsidiary, other than FT, DT, any wholly owned Subsidiary of FT or DT or a Passive Financial Institution.

              "Strategic Investor Standstill Agreement" shall mean a Standstill Agreement in the form of Exhibit B.

              "Strategic Merger" shall have the meaning set forth in
         Article I of the Investment Agreement.

              "Subsequent Percentage Limitation" shall have the meaning set forth in Section 2.1(a)(iii), as adjusted pursuant to Section 2.2(a).

              "Subsidiary" shall mean, with respect to any Person (the "Parent"), any other Person in which the Parent, one or more Subsidiaries of the Parent, or the Parent and one or more of its Subsidiaries (a) have the ability, through ownership of securities individually or as a group, ordinarily, in the absence of contingencies, to elect a majority of the directors (or individuals performing similar functions) of such other Person, and (b) own more than 50% of the equity interests, provided that Atlas shall be deemed to be a Subsidiary of each of FT and DT.

              "Vote" shall mean, as to any entity, the ability to cast a vote at a stockholders' or comparable meeting of such entity with respect to the election of directors or other members of such entity's governing body, provided that with respect to Sprint only, the term "Vote" shall mean the ability to exercise general voting power (as opposed to the exercise of special voting or disapproval rights such as those set forth in the Class A Provisions) with respect to matters other than the election of directors at a meeting of the stockholders of Sprint and shall include the aggregate number of Votes represented by all Sprint Voting Securities which as of such date any of FT or DT or any of their respective Affiliates is committed to acquire from Sprint or has the right to acquire (or to commit to acquire) from Sprint pursuant to the Investment Agreement and the Stockholders' Agreement.

              "Voting Power" shall mean, as to any entity as at any date, the aggregate number of Votes outstanding as at such date in respect of such entity plus, in the case of Sprint, the aggregate number of Votes represented by all Sprint Voting Securities which as of such date any of FT or DT or any of their respective Affiliates is committed to acquire from Sprint or has the right to acquire (or to commit to acquire) from Sprint pursuant to the Investment Agreement and the Stockholders' Agreement.

               Section 1.2. Interpretation and Construction of this Agreement. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. The headings of the Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context shall otherwise require or provide, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).


                                     ARTICLE 2.

                 RESTRICTIONS ON ACQUISITION OF VOTING SECURITIES BY
                      FT, DT AND THEIR AFFILIATES AND ASSOCIATES

              Section 2.1.   Acquisition Restrictions.

                   (a) Subject to Sections 2.2, 2.3 and 2.4, each of FT and DT agrees that it will not, and will cause each of its respective Affiliates and Associates not to, directly or indirectly, acquire, offer to acquire, or agree to acquire, by purchase or otherwise, Beneficial Ownership of:

              (i) any Sprint Voting Securities at any time prior to the earlier of (A) the Investment Completion Date, and (B) the Section 3(b)(v) Conversion Date, in each case other than as a result of purchases from Sprint pursuant to the Investment Agreement;

             (ii) if a Section 3(b)(v) Conversion has not occurred, any Sprint Voting Securities on or following the Investment Completion Date and prior to the fifteenth anniversary of the date hereof (the "Initial Standstill Period"), if as a result the Votes represented by the Sprint Voting Securities Beneficially Owned in the aggregate by FT, DT and their respective Affiliates and Associates would represent in the aggregate more than 20% of the Voting Power represented by the Outstanding Sprint Voting Securities (the "Initial Percentage Limitation");

            (iii) if a Section 3(b)(v) Conversion has not occurred, any Sprint Voting Securities following the Initial Standstill Period, if as a result the Votes represented by the Sprint Voting Securities Beneficially Owned in the aggregate by FT, DT and their respective Affiliates and Associates would represent in the aggregate more than 30% of the Voting Power represented by the Outstanding Sprint Voting Securities (the "Subsequent Percentage Limitation"; the Initial Percentage Limitation and the Subsequent Percentage Limitation, as the case may be, also being referred to as the "Percentage Limitations"), provided that the Sprint Voting Securities Beneficially Owned in the aggregate by FT and DT and their respective Affiliates and Associates may not at any time exceed 80% of the Aggregate Foreign Ownership Limitation;

             (iv) if a Section 3(b)(v) Conversion has occurred, any Sprint Voting Securities on or following the Section 3(b)(v) Conversion Date; or

              (v) any Sprint nonvoting equity securities following the date hereof.

                  (b) In addition to any other restrictions contained herein or in the Joint Venture Documents, the Parties agree that none of the Parties will cause any JV Entity to, directly or indirectly, acquire, offer to acquire, or agree to acquire, by purchase or otherwise, Beneficial Ownership of any equity securities of Sprint.

              Section 2.2.  Exception to Purchase Restrictions.

                   (a) Subject to Section 2.4, if a Percentage Limitation Adjustment Event shall occur, then the applicable Percentage Limitation shall be increased to the extent necessary so that Sections 2.1(a)(ii) and 2.1(a)(iii) do not prohibit FT, DT and their respective Affiliates from acquiring Beneficial Ownership of additional Sprint Voting Securities such that the Votes represented by the Sprint Voting Securities Beneficially Owned in the aggregate by FT, DT and their respective Affiliates and Associates and any Qualified Stock Purchasers would be equal to (but no greater than) the Votes represented by the Sprint Voting Securities Beneficially Owned by the Largest Other Holder, after giving effect to any dilution to such holder resulting from the operation of the Sprint Rights Plan, provided that the Sprint Voting Securities Beneficially Owned in the aggregate by FT and DT and their respective Affiliates may not at any time exceed 80% of the Aggregate Foreign Ownership Limitation.

                   (b) Subject to Section 2.4, if an acquisition by FT, DT or any of their respective Affiliates or Associates of Beneficial Ownership of additional Sprint Voting Securities otherwise permitted by Section 2.1(a)(iii) or 2.2(a) is prohibited thereunder due to the proviso at the end of such Section, then FT or DT may assign to one or more non-Alien Qualified Stock Purchasers in accordance with Section 7.2 of the Stockholders' Agreement their rights under Section 2.1(a)(iii) or 2.2(a) to purchase in the aggregate the number of shares of Sprint Voting Securities which equals the number of shares of Sprint Voting Securities the purchase of which is prohibited by the proviso at the end of Section 2.1(a)(iii) or Section 2.2(a), as the case may be.

              Section 2.3.  Effect of Action by Sprint.

                   (a) Subject to Section 2.3(b), neither FT nor DT shall be deemed in violation of this Article 2 if the Beneficial Ownership of Sprint Voting Securities by FT, DT and their respective Affiliates and Associates exceeds the applicable Percentage Limitation (i) solely as a result of an acquisition of Sprint Voting Securities by Sprint that, by reducing the number of Outstanding Sprint Voting Securities, increases the proportionate number of Sprint Voting Securities Beneficially Owned by FT, DT and their respective Affiliates and Associates, or (ii) because FT, DT or their respective Affiliates or Associates purchase shares in excess of the applicable Percentage Limitation in reliance on information regarding the number of outstanding shares of Sprint provided directly to any of FT, DT and their respective Affiliates and Associates by Sprint in response to a request for such information by any of FT, DT and their respective Affiliates and Associates immediately prior to such purchase.

                   (b) Notwithstanding Section 2.3(a), the applicable Percentage Limitation shall be deemed exceeded if (i) in the case of Section 2.3(a)(i), FT, DT or any of their respective Affiliates or Associates acquires Beneficial Ownership of any additional Sprint Voting Securities after it has been notified of an acquisition of Sprint Voting Securities by Sprint, or (ii) in the case of Section 2.3(a)(ii), FT, DT or any of their respective Affiliates or Associates acquires Beneficial Ownership of additional Sprint Voting Securities after it has been notified that the information regarding the number of outstanding shares previously provided to it was incorrect and it has been provided by Sprint with correct information, unless in the case of clause
         (i) or (ii):

                   (x) upon the acquisition of Beneficial Ownership of such
              additional Sprint Voting Securities, FT, DT and their respective Affiliates and Associates do not Beneficially Own in the aggregate more than the applicable Percentage Limitation, or

                   (y) subject to the rights of Sprint in Section 5.7 of
              the Stockholders' Agreement, such acquisition is effected pursuant to (A) the exercise of equity purchase rights by FT or DT pursuant to the Stockholders' Agreement, or (B) market purchases which are made solely in lieu of the exercise of equity purchase rights by FT or DT pursuant to the Stockholders' Agreement following the issuance of securities by Sprint, so long as (1) either (I) FT or DT, as the case may be, has irrevocably waived its rights to exercise the equity purchase rights in respect of which such market purchases are made in lieu thereof, or (II) the time period for the exercise of such equity purchase rights has expired without the exercise of such rights, and (2) following such market purchases, the Percentage Ownership Interest of FT, DT and their respective Affiliates and Associates does not exceed the Percentage Ownership Interest of FT, DT and their respective Affiliates and Associates which would have been in effect had FT, DT and their respective Affiliates exercised such equity purchase rights.

              Section 2.4.   Sprint Rights Plan.

                   (a) Notwithstanding the provisions of Sections 2.1 and 2.2, each of FT and DT agrees that it will not, and will cause each of its respective Affiliates not to, directly or indirectly, acquire, offer to acquire, or agree to acquire, by purchase or otherwise, Beneficial Ownership of any Sprint Voting Securities if such acquisition would result in FT or DT or any of their respective Affiliates being deemed an Acquiring Person (as such term is defined in the Sprint Rights Plan) or result in the occurrence of a Stock Acquisition Date, Distribution Date, Section 11(a)(ii) Event or Section 13 Event (as such terms are defined in the Sprint Rights Plan).

                   (b) If the Sprint Board of Directors amends or waives the provisions of the Sprint Rights Plan in such a manner to permit an Other Holder to acquire Beneficial Ownership of Sprint Voting Securities having Votes in excess of the applicable Percentage Limitation without such acquisition resulting in the Other Holder being deemed an Acquiring Person or resulting in the occurrence of a Stock Acquisition Date, Distribution Date, Section 11(a)(ii) Event or Section 13 Event or makes any other changes to the Sprint Rights Plan which would permit any Other Holder to own Sprint Voting Securities having Votes in excess of the applicable Percentage Limitation without triggering adverse consequences under the Sprint Rights Plan to such Other Holder, then Sprint will amend or waive the provisions of the Sprint Rights Plan so that the Sprint Rights Plan does not impose any prohibition (including any prohibition on the ownership of Voting Securities), on FT, DT and their respective Affiliates and Associates which is more restrictive than the restrictions imposed on any Other Holder.


                                     ARTICLE 3.

                         OTHER STANDSTILL PROVISIONS; QUORUM

              Section 3.1. Standstill Covenants. Each of FT and DT agrees that it will not, and it will cause each of its respective Affiliates and Associates not to, directly or indirectly, alone or in concert with others (including with any Government Affiliate, Related Company or Qualified Stock Purchaser), unless specifically requested in writing by the Chairman of Sprint or by a resolution of a majority of the directors of Sprint, take any of the actions set forth below, except to the extent expressly permitted or provided for by the Other Agreements and the Joint Venture
         Documents:

                   (a) effect, seek, offer, propose (whether publicly or otherwise) or cause or participate in, or assist any other Person to effect, seek, offer or propose (whether publicly or otherwise) or participate in:

              (i) any acquisition of Beneficial Ownership of Sprint Voting Securities or other equity interests in Sprint which would result in a breach of Article 2 of this Agreement;

              (ii) any tender or exchange offer, merger, consolidation,
                   share exchange or business combination involving Sprint or any material portion of its business or any purchase of all or any substantial part of the assets of Sprint or any material portion of its business, provided that nothing in this clause (ii) shall prohibit discussions by the Parties in connection with the conduct of the business of the JV Entities in the manner contemplated by the Joint Venture Documents or in connection with offers by FT or DT to purchase equity interests owned by Sprint in the JV Entities;

             (iii) any recapitalization, restructuring, liquidation,
                   dissolution or other extraordinary transaction with respect to Sprint or any material portion of its business, provided that nothing in this clause (iii) shall prohibit discussions by the Parties in connection with the conduct of the business of the JV Entities or in connection with offers by FT or DT to purchase equity interests owned by Sprint in the JV Entities; or

              (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Section 14a-1(l)(2)(iv) from the definition of "solicitation") with respect to Sprint or any of its Affiliates or any action resulting in such Person becoming a "participant" in any "election contest" (as such terms are used in the proxy rules of the SEC) with respect to Sprint or any of its Affiliates;

                   (b) propose any matter for submission to a vote of stockholders of Sprint or any of its Affiliates; provided that nothing in this Section 3.1(b) shall restrict the manner in which the members of the Board of Directors of Sprint elected by the holders of Class A Stock may (i) vote on any matter submitted to such Board, or (ii) participate in deliberations or discussions of such Board (including making suggestions and raising issues to the Board, so long as such actions do not otherwise violate any other provision of this Section 3.1 or Section 3.2) in their capacity as members of such Board and in no other capacity, including any capacity such persons serving as directors otherwise may have as a director, officer, employee, agent or representative of any other Person, including any holder of Class A Stock;

                   (c) form, join or participate in a Group with respect to any Sprint Voting Securities (other than any Group whose members consist solely of FT, DT, any of their respective Affiliates and Associates and any Qualified Subsidiaries);

                   (d) grant any proxy with respect to any Sprint Voting Securities to any Person not designated by Sprint, except for proxies granted to FT or DT or Qualified Subsidiaries or to individuals who are officers, employees or regular agents or advisors of FT or DT or Qualified Subsidiaries who have received specific instructions from FT, DT or Qualified Subsidiaries, as the case may be, as to the voting of such Sprint Voting Securities with respect to the matter or matters for which the proxy is granted;

                   (e) deposit any Sprint Voting Securities in a voting trust or subject any Sprint Voting Securities to any arrangement or agreement with respect to the voting of such Sprint Voting Securities or other agreement having similar effect, except for agreements solely among FT, DT and any Qualified Subsidiary;

                   (f) execute any written stockholder consent with respect to Sprint, except for written consents executed by such Persons as holders of the Class A Stock in connection with (i) the election of Class A Directors (as defined in the Articles),
         (ii) the approval or disapproval of a Subject Event, Major Issuance or Major Competitor Transaction (each as defined in the Articles) during the period in which the holders of the Class A Stock are entitled to exercise disapproval rights with respect to such matter, or (iii) any vote by the holders of the Class A Stock with respect to which such holders are entitled to vote as a class;

                   (g) take any other action to seek to affect the control of the management or Board of Directors of Sprint or any of its Affiliates; provided that nothing in this Section 3.1(g) shall restrict the manner in which the members of the Board of Directors of Sprint elected by the holders of Class A Stock may (i) vote on any matter submitted to such Board, or (ii) participate in deliberations or discussions of such Board (including making suggestions and raising issues to the Board, so long as such actions do not otherwise violate any other provision of this
         Section 3.1 or Section 3.2) in their capacity as members of such Board and in no other capacity, including any capacity such persons serving as directors otherwise may have as a director, officer, employee, agent or representative of any other Person, including any holder of Class A Stock;

                   (h) enter into any discussions, negotiations, arrangements or understandings with any Person (including any Government Affiliate, Related Company or Qualified Stock Purchaser) other than FT, DT, their Affiliates, Associates and their respective directors, officers, employees, agents or advisors with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing;

                   (i) disclose to any Person (including any Government Affiliate, Related Company or Qualified Stock Purchaser) other than FT, DT, their Affiliates, Associates and their respective directors, officers, employees, agents or advisors any intention, plan or arrangement inconsistent with the foregoing or with the restrictions on transfer set forth in Article II of the Stockholders' Agreement or form any such intention which would result in FT, DT or any of their respective Affiliates or Associates being required to make any such disclosure in any filing with a Governmental Authority or being required by Applicable Law to make a public announcement with respect thereto; or

                   (j) request Sprint or any of its Affiliates, directors, officers, employees, representatives, advisors or agents, directly or indirectly, to amend or waive in any material respect this Agreement (including this Section 3.1(j)) or the articles of incorporation or the bylaws of Sprint or any of its Affiliates.

              Section 3.2.   Press Releases, Etc. by FT and DT.

                   (a) Subject to Section 3.2(b), each of FT and DT may issue such press releases and make such other public communications to the financial community and to its stockholders and such other public statements made in the ordinary course relating to its investment in Sprint, in each case as it reasonably deems appropriate and customary. Prior to making any such press release or other communication, FT and DT will use reasonable efforts to consult with Sprint in good faith regarding the form and content of any such communication, and FT and DT will use reasonable efforts to coordinate any such communication with any decisions reached by Sprint with respect to disclosures relating to such matters.

                   (b) Notwithstanding the provisions of Section 3.2(a), unless required by Applicable Law, neither FT nor DT, nor any of their respective Affiliates or Associates, may make any press release, public announcement or other communication with respect to any of the matters described in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(g), 3.1(h) or 3.1(j) without the prior written consent of the Chairman of Sprint or by a resolution of a majority of the directors of Sprint. Nothing in this Section 3.2 shall permit FT or DT to take any action which would otherwise violate any provision contained in Section 3.1.

              Section 3.3. Voting of Sprint Voting Securities. Except as set forth in Sections 3.1(d), 3.1(e) and 3.1(f), nothing in
         Section 3.1 shall restrict the manner in which FT, DT and their respective Affiliates may vote their Sprint Voting Securities.

              Section 3.4. Quorum. Each of FT and DT shall use reasonable efforts to ensure that they shall be present, and shall use reasonable efforts to cause their respective Affiliates and Associates owning Sprint Voting Securities to be present, in each case, in person or by proxy, at all meetings of stockholders of Sprint so that all Sprint Voting Securities Beneficially Owned by FT and DT and their respective Affiliates and Associates shall be counted for purposes of determining the presence of a quorum at such meeting.

              Section 3.5. Notice of Proposals Regarding Acquisition Transactions. Each of FT and DT agrees that it will notify Sprint promptly if any inquiries or proposals which FT or DT reasonably believes are of substance are received by, any information is exchanged with respect to, or any negotiations or substantive discussions are initiated or continued with, FT or DT or any of their respective Affiliates regarding any Acquisition Proposal involving Sprint or any purchase of any of the shares of capital stock of Sprint Beneficially Owned by FT, DT or any of their respective Affiliates pursuant to a tender offer or exchange offer.


                                     ARTICLE 4.

                            OBLIGATIONS OF OTHER ENTITIES

              Section 4.1. Qualified Subsidiaries. FT and DT shall cause each Person which, as a result of the acquisition of Beneficial Ownership of any Sprint Voting Securities, would become a Qualified Subsidiary to execute a Qualified Subsidiary Standstill Agreement prior to and as a condition to the effectiveness of such acquisition.

              Section 4.2. Strategic Investors. FT and DT shall cause each Person which, as a result of an acquisition of Beneficial Ownership of any equity interest in a Qualified Subsidiary, would become a Strategic Investor (and any Person who Beneficially Owns more than 35% of the Voting Power, or otherwise Controls, such acquiring Person) to execute a Strategic Investor Standstill Agreement prior to and as a condition to the effectiveness of such acquisition.


                                     ARTICLE 5.

                                    MISCELLANEOUS

              Section 5.1. Termination. The provisions of this Agreement shall terminate (a) on the second anniversary of the date of the termination of the Investment Agreement but only if such agreement is terminated prior to the First Closing, or (b) if the Company proceeds with a transaction involving a Change of Control following the process described in Section 4.1 of the Stockholders' Agreement. Any termination of the Agreement as provided herein shall be without prejudice to the rights of any Party arising out of the breach by any other Party of any provision of this Agreement.

              Section 5.2. Notices. All notices and other communications required or permitted by this Agreement shall be made in writing in the English language and any such notice or communication shall be deemed delivered when delivered in person, transmitted by telex or telecopier, or seven days after it has been sent by air mail, as follows:

              FT:       6 place d'Alleray
                        75505 Paris Cedex 15
                        France
                        Attention:  Executive Vice President,
                                    International
                        Tel:  (33-1) 44-44-19-94
                        Fax:  (33-1) 46-54-53-69

              with a copy to:

                        Debevoise & Plimpton
                        875 Third Avenue
                        New York, New York  10022
                        U.S.A.
                        Attention:  Louis Begley, Esq.
                        Tel:  (212) 909-6273
                        Fax:  (212) 909-6836

              DT:       Friedrich-Ebert-Allee 140
                        D-53113 Bonn
                        Germany
                        Attention:  Chief Executive Officer
                        Tel:  49-228-181-9000
                        Fax:  49-228-181-8970

              with a copy to:

                        Mayer, Brown & Platt
                        2000 Pennsylvania Avenue, N.W.
                        Suite 6500
                        Washington, D.C.  20006
                        U.S.A.
                        Attention:  Werner Hein, Esq.
                        Tel:  (202) 778-8726
                        Fax:  (202) 861-0473

              Sprint:   2330 Shawnee Mission Parkway
                        East Wing
                        Westwood, Kansas  66205
                        U.S.A.
                        Attention:  General Counsel
                        Tel:  (913) 624-8440
                        Fax:  (913) 624-8426

              with a copy to:

                        King & Spalding
                        191 Peachtree Street
                        Atlanta, Georgia  30303
                        U.S.A.
                        Attention:  Bruce N. Hawthorne, Esq.
                        Tel:  (404) 572-4903
                        Fax:  (404) 572-5146

         The Parties shall promptly notify each other in the manner provided in this Section 5.2 of any change in their respective addresses. A notice of change of address shall not be deemed to have been given until received by the addressee. Communications by telex or telecopier also shall be sent concurrently by mail, but shall in any event be effective as stated above.

              Section 5.3. Assignment. No Party will assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder, without the prior written consent of each other Party.

              Section 5.4. Entire Agreement. This Agreement, including the Exhibits attached hereto, embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein, provided that this provision shall not abrogate any other written agreement between the Parties executed simultaneously with this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

              Section 5.5. Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, all the Parties. No failure or delay of any Party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

              Section 5.6. Binding Agreement; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their successors (including any successor of FT in a privatization) and permitted assigns.
         Nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof. In the event of a reorganization of FT pursuant to, as a result of or in connection with, a privatization, the corporation or other entity formed to continue the business activities of FT shall assume the rights and obligations of FT under this Agreement.

              Section 5.7.   Governing Law; Dispute Resolution; Equitable
         Relief.

                   (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE
         PRINCIPLES OF CONFLICTS OF LAW).

                   (b) EACH PARTY IRREVOCABLY CONSENTS AND AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ITS OBLIGATIONS OR LIABILITIES UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT ONLY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IN THE EVENT (BUT ONLY IN THE EVENT) SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, SUIT OR PROCEEDING, IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE CITY OF NEW YORK, AND EACH PARTY HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO THE JURISDICTION OF EACH OF THE AFORESAID COURTS IN PERSONAM, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING (INCLUDING CLAIMS FOR INTERIM RELIEF, COUNTERCLAIMS, ACTIONS WITH MULTIPLE DEFENDANTS AND ACTIONS IN WHICH SUCH PARTY IS IMPLED). EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A JURY TRIAL IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

                   (c)  EACH OF FT AND DT HEREBY IRREVOCABLY DESIGNATES
         CT CORPORATION SYSTEM (IN SUCH CAPACITY, THE "PROCESS AGENT"), WITH AN OFFICE AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT, PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO FT AND DT IN THE MANNER PROVIDED IN SECTION 5.2. FT AND DT SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT FT AND DT WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN NEW YORK, NEW YORK. IN THE EVENT OF THE TRANSFER OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS AND BUSINESS OF THE PROCESS AGENT TO ANY OTHER CORPORATION BY CONSOLIDATION, MERGER, SALE OF ASSETS OR OTHERWISE, SUCH OTHER CORPORATION SHALL BE SUBSTITUTED HEREUNDER FOR THE PROCESS AGENT WITH THE SAME EFFECT AS IF NAMED HEREIN IN PLACE OF CT CORPORATION SYSTEM. EACH OF FT AND DT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED AIRMAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, SUCH SERVICE OF PROCESS TO BE EFFECTIVE UPON ACKNOWLEDGMENT OF RECEIPT OF SUCH REGISTERED MAIL. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH OF FT AND DT EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA.

                   (d) EACH PARTY AGREES THAT MONEY DAMAGES WOULD NOT BE A SUFFICIENT REMEDY FOR THE OTHER PARTIES FOR ANY BREACH OF THIS AGREEMENT BY IT, AND THAT IN ADDITION TO ALL OTHER REMEDIES THE OTHER PARTIES MAY HAVE, THEY SHALL BE ENTITLED TO SPECIFIC PERFORMANCE AND TO INJUNCTIVE OR OTHER EQUITABLE RELIEF AS A REMEDY FOR ANY SUCH BREACH. EACH PARTY AGREES NOT TO OPPOSE THE GRANTING OF SUCH RELIEF IN THE EVENT A COURT DETERMINES THAT SUCH BREACH HAS OCCURRED, AND AGREES TO WAIVE ANY REQUIREMENT FOR THE SECURING OR POSTING OF ANY BOND IN CONNECTION WITH SUCH REMEDY.

              Section 5.8. Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by Applicable Law, each Party waives any provision of Applicable Law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible.

              Section 5.9. Translation. The parties hereto have negotiated both this Agreement and the Memorandum of Understanding, dated June 14, 1994 (the "MOU"), among each of the parties hereto, in the English language, and have prepared successive drafts and the definitive texts of the MOU and this Agreement in the English language. For purposes of complying with loi no 94-665 du 4 aout 1994 relative a l'emploi de la langue francaise, the parties hereto have prepared a French version of this Agreement, which French version was executed and delivered simultaneously with the execution and delivery of the English version hereof. The parties deem the French and English versions of this Agreement to be equally authoritative.

              Section 5.10. Counterparts. This Agreement may be executed in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

              Section 5.11. Waiver of Immunity. Each of FT and DT agrees that, to the extent that it or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of government from any legal action, suit or proceeding or from setoff or counterclaim relating to this Agreement from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution pursuant to a judgment or arbitral award or from any other legal process in any jurisdiction, it, for itself and its property expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to such matters arising with respect to this Agreement or the subject matter hereof (including any obligation for the pay-ment of money). Each of FT and DT agrees that the waiver in this provision is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign
         Immunities Act, 28 U.S.C.   1602, et seq.  The foregoing waiver
         shall constitute a present waiver of immunity at any time any action is initiated against FT or DT with respect to this Agreement.

              Section 5.12. Remedies. In addition to any other remedies which may be available to Sprint (including any remedies which Sprint may have at law or in equity):

                   (a) Each of FT and DT agrees that Sprint shall have no obligation to honor transfers of Sprint Voting Securities or other equity interests in Sprint to FT, DT or any of their respective Affiliates or Associates which would cause any of FT, DT and their respective Affiliates or Associates to Beneficially Own Sprint Voting Securities or other equity interests in Sprint in violation of this Agreement, any such transfers shall be void and of no effect, and Sprint shall be entitled to instruct any transfer agent or agents for the equity interests in Sprint to refuse to honor such transfers; and

                   (b)  FT and DT acknowledge the provisions set forth in
         Section 5 of that portion of ARTICLE SIXTH of the Articles entitled "GENERAL PROVISIONS RELATING TO ALL STOCK," Section 7(b) of the Class A Provisions, and Section 3.5 and Article VIII of the Stockholders' Agreement relating to the consequences of a breach of certain provisions of this Agreement or any Qualified Subsidiary Standstill Agreement or to the consequences of certain actions taken by a Government Affiliate, Qualified Stock Purchaser, Strategic Investor or Related Company.

              IN WITNESS WHEREOF, Sprint, FT and DT have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.


                                            SPRINT CORPORATION


                                            By:  /s/ W. T. Esrey
                                            Name:  William T. Esrey
                                            Title:  Chairman and Chief
                                                      Executive Officer



                                            FRANCE TELECOM



                                            By:  /s/ Charles Rozmaryn
                                            Name:  Charles Rozmaryn
                                            Title: Directeur General


                                            DEUTSCHE TELEKOM AG



                                            By:  /s/ Ron Sommer
                                            Name:   Dr. Ron Sommer
                                            Title:  Vorsitzender des
                                                    Vorstandes